As filed with the Securities and Exchange Commission on December 20, 2011.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chrysler Group LLC

*And the Additional Registrants listed below

(Exact name of registrant as specified in its charter)

Delaware	3711	27-0187394
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1000 Chrysler Drive

Auburn Hills, Michigan 48326

(248) 512-2950

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Holly E. Leese, Esq.

Senior Vice President, General Counsel and Secretary

Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, Michigan 48326

(248) 512-2950

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

* The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)         ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
8% Secured Senior Notes due 2019	$1,500,000,000	100%	$1,500,000,000	$171,900
Guarantees of 8% Secured Senior Notes due 2019 (3)	(2)	(2)	(2)	(2)
8 1/4% Secured Senior Notes due 2021	$1,700,000,000	100%	$1,700,000,000	$194,820
Guarantees of 8 1/4% Secured Senior Notes due 2021 (3)	(2)	(2)	(2)	(2)
Total			$3,200,000,000	$366,720

(1)	Pursuant to Rule 457(f), the fee is calculated based upon the book value of the 8% Secured Senior Notes due 2019 and the 8 1/4% Secured Senior Notes due 2021, as applicable.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the Guarantees.
(3)	Guaranteed by the additional Registrants (other than CG Co-Issuer Inc.) below.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants*	Jurisdiction of Formation	IRS Employer Identification No.
CG Co-Issuer Inc.	DE	45-2114295
Chrysler Group International LLC	DE	27-0197564
Chrysler Group International Services LLC	DE	27-0197659
Chrysler Group Realty Company LLC	DE	27-0197744
Chrysler Group Service Contracts LLC	DE	27-0992378
Chrysler Group Transport LLC	DE	27-0197833
Global Engine Manufacturing Alliance LLC	DE	20-0232860

*	The address for each of the additional Registrants is c/o Chrysler Group LLC, 1000 Chrysler Drive, Auburn Hills, Michigan, 48326. The primary standard industrial classification number for each of the additional Registrants is 3711.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED DECEMBER 20, 2011.

PROSPECTUS

CHRYSLER GROUP LLC

Offers to Exchange

up to $1,500,000,000 aggregate principal amount of new 8% Secured Senior Notes due 2019 registered under the Securities Act of 1933, for any and all of our outstanding 8% Secured Senior Notes due 2019, and up to $1,700,000,000 aggregate principal amount of new 8 1/4% Secured Senior Notes due 2021 registered under the Securities Act of 1933, for any and all of our outstanding 8 1/4% Secured Senior Notes due 2021

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, our new 8% Secured Senior Notes due 2019, which we refer to as the 2019 Notes, for all of our outstanding old 8% Senior Notes due 2019, which we refer to as the old 2019 notes, and our new 8 1/4% Secured Senior Notes due 2021, which we refer to as the 2021 Notes, for all of our outstanding old 8 1/4% Secured Senior Notes due 2021, which we refer to as the old 2021 notes. We refer to old 2019 notes and the old 2021 notes together as the old notes, and the 2019 Notes and the 2021 Notes together as the Notes.

Material Terms of the Exchange Offers

•	The exchange offers will expire at 5:00 p.m. New York City time, on , 2012, unless extended.

•

You will receive an equal principal amount of 2019 Notes for all old 2019 notes and an equal principal amount of 2021 Notes for all old 2021 notes, in each case that you validly tender and do not validly withdraw.

•

The form and terms of the 2019 Notes and the 2021 Notes will be identical in all material respects to the old 2019 notes and old 2021 notes, respectively, that we issued on May 24, 2011, except the Notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not entitle their holders to certain registration rights relating to the old notes.

•	The exchange should not be a taxable exchange for United States federal income tax purposes.

•	There has been no public market for the old notes and we cannot assure you that any public market for the Notes will develop. We do not intend to list the Notes on any securities exchange.

•	If you fail to tender your old notes for the Notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

Investing in the Notes involves risks. You should read carefully the “Risk Factors” beginning on page 16 of this prospectus before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2011.

We are responsible for the information contained in this prospectus. We have not authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. We are offering to sell the Notes only in places where offers and sales are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission, or the SEC. See “Where You Can Find More Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Chrysler Group LLC

Attn: Investor Relations

1000 Chrysler Drive

Auburn Hills, Michigan 48326

(248) 512-2950

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to                    , 2012, the date you must make your investment decision.

i

INDUSTRY DATA

In this prospectus, we include and refer to industry and market data obtained or derived from internal surveys, market research, publicly available information and industry publications. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although we believe that this information is reliable, we have not independently verified the data from third-party sources. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we believe the industry data presented in this prospectus is reliable, our estimates, in particular as they relate to market share and our future expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

PRESENTATION OF RESULTS

As used in this prospectus, all references to the Company, Chrysler Group and any results of operations (i) on and after June 10, 2009 refer only to Chrysler Group LLC, (ii) for the period from August 4, 2007 through June 9, 2009 refer only to Old Carco LLC (f/k/a Chrysler LLC) and (iii) before August 4, 2007 refer only to Chrysler Automotive, an unincorporated business of Daimler AG (f/k/a DaimlerChrysler AG), or Daimler, which was not separately organized under an existing legal structure. Any full-year 2009 information contained in this prospectus includes the combined results of Chrysler Group LLC and Old Carco LLC; and any full-year 2007 information contained in this prospectus includes the combined results of Old Carco LLC and Chrysler Automotive.

CG Co-Issuer Inc., a Delaware corporation and wholly owned subsidiary of Chrysler Group LLC, was formed as a special purpose finance subsidiary to facilitate the offering of the old notes and the Notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current views about future events. We use the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. These factors include, but are not limited to:

•	our ability to maintain confidence in our long-term viability;

•	our ability to realize benefits from our industrial alliance with Fiat;

•	our ability to control costs and implement cost reduction and productivity improvement initiatives;

•	changes and fluctuations in the prices of raw materials, parts and components;

•	continued economic weakness and weak vehicle demand, especially in North America;

•

uncertainty relating to the sovereign debt crisis affecting economic conditions in several European nations in which we plan to increase sales, and where Fiat, our alliance partner, is organized and derives significant revenue;

•	our lack of a captive finance company and the potential inability of our dealers and customers to obtain affordably priced financing;

•	our ability to increase vehicle sales outside of North America;

•	changes in currency exchange rates and interest rates;

•	our ability to regularly introduce new and significantly refreshed vehicles that appeal to consumers;

•	competitive pressures that may limit our ability to reduce sales incentives and achieve better pricing;

•	increases in fuel prices that may adversely impact demand for our vehicles;

•	changes in consumer preferences that could reduce relative demand for our product offerings;

•	our ability to accurately forecast demand for our vehicles;

•	our ability to obtain U.S. Department of Energy funding of our advanced technology vehicle programs under Section 136 of the Energy Independence and Security Act of 2007;

•	our substantial indebtedness and limitations on our liquidity that may limit our ability to execute our business plan;

•	disruption of production or delivery of new vehicles due to shortages of materials, including supply disruptions resulting from natural disasters, labor strikes, or supplier insolvencies;

•	changes in laws, regulations and government policies, particularly those relating to vehicle emissions, fuel economy and safety; and

•	the impact of vehicle defects and/or product recalls.

If any of these risks and uncertainties materialize, or if the assumptions underlying any of our forward-looking statements prove incorrect, then our actual results, level of activity, performance or achievements may be materially different from those we express or imply by such statements. The risks described in the “Risk Factors” section in this prospectus are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those implied by any forward-looking statements. We do not intend, or assume any obligation, to update these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and included elsewhere in this prospectus.

SUMMARY

In this prospectus, unless otherwise specified, the terms “we,” “our,” “us,” “Chrysler Group” and the “Company” refer to Chrysler Group LLC and its consolidated subsidiaries, or any one or more of them, as the context may require, “Old Carco” refers to Old Carco LLC f/k/a Chrysler LLC and its consolidated subsidiaries, or any one or more of them, as the context may require, and “Fiat” refers to Fiat S.p.A., a corporation organized under the laws of Italy, and its consolidated subsidiaries, or any one or more of them, as the context may require. This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before participating in the exchange offers. You should carefully read the entire prospectus, including the sections under the headings “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.”

CHRYSLER GROUP LLC

Our Company

We are a leading North American automotive manufacturer. We design, engineer, manufacture, distribute and sell vehicles under the brand names Chrysler, Jeep, Dodge, and Ram. Our product lineup includes passenger cars, utility vehicles (which include sport utility vehicles and crossover vehicles), minivans, pick-up trucks, and medium-duty trucks. We also sell automotive service parts and accessories under the Mopar brand name.

We sell products in more than 120 countries around the world. The majority of our operations, employees, independent dealers and sales are in North America, primarily in the U.S. Our U.S. new vehicle market share in the nine months ended September 30, 2011 was 10.4 percent, up from 9.2 percent in 2010, and 8.8 percent in 2009. Approximately 10 percent of our vehicle sales in the nine months ended September 30, 2011 and in 2010 were outside North America, primarily in South America, Asia Pacific and Europe.

We sell our products both to dealers for sale to retail customers and to fleet customers, including rental car companies, commercial fleet customers, leasing companies and government entities. We maintain a broad dealer network of 4,905 dealers worldwide, of which 2,335 are located in the U.S.

We began operations on June 10, 2009, following our purchase of the principal assets of Old Carco in a U.S. Bankruptcy Court-approved transaction supported financially by the United States Department of the Treasury, or U.S. Treasury, and the federal Canadian and certain provincial governments, which we refer to as the 363 Transaction. As part of this transaction, we formed an industrial alliance with Fiat S.p.A., a leading global automotive manufacturer that sells vehicles primarily in Europe and South America, pursuant to which Fiat became our principal industrial partner. The Fiat alliance provides us with a number of long-term benefits, including access to new vehicle platforms and powertrain technologies, particularly in smaller, more fuel-efficient segments where Old Carco was historically underrepresented, as well as global distribution opportunities and procurement scale and process benefits. Fiat currently holds a 53.5 percent ownership interest in us on a fully diluted basis, which we expect will increase to 58.5 percent upon the occurrence of a performance event described under “Management—Ownership.” For additional information regarding the Fiat alliance, see “Business—Chrysler Group Overview—Alliance with Fiat.”

The Refinancing Transactions and Exchange Offers

On May 24, 2011, we completed the offering of $1.5 billion aggregate principal amount of old 2019 notes and $1.7 billion aggregate principal amount of old 2021 notes in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended, or the Securities Act. We used the proceeds from that offering, together with $3.0 billion of term loan borrowings under the credit agreement governing the Senior Credit Facilities described under the heading “Description of Other Indebtedness—Senior Credit Facilities” and approximately $1.3 billion of proceeds from Fiat’s exercise of an option to acquire an incremental 16 percent fully diluted ownership interest in us, to repay in full our obligations under the U.S. Treasury first lien credit facility and the Export Development Canada, or EDC, credit facility and terminate outstanding lending commitments thereunder, as well as related fees and expenses.

In connection with the offering of the old notes, we entered into a registration rights agreement, dated as of May 24, 2011, with the initial purchasers of the old notes. In the registration rights agreement, we agreed to offer the Notes, which will be registered under the Securities Act, in exchange for the old notes. The exchange offers are intended to satisfy our obligations under the registration rights agreement.

Additional Information

Chrysler Group is a Delaware limited liability company and CG Co-Issuer Inc. is a Delaware corporation that was formed in 2011 for purposes of issuing the old notes and the Notes. Our principal executive offices are located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326. Our phone number at this address is (248) 512-2950 and our corporate website is www.chryslergroupllc.com. We do not incorporate information available on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Risk Factors

Investing in the Notes involves substantial risks. Before participating in the exchange offers, you should carefully consider all of the information in this prospectus, including matters set forth in the section entitled “Risk Factors” beginning on page 16.

The Exchange Offers

The summary below describes the principal terms of the exchange offers. Some of the terms and conditions described below are subject to important limitations and restrictions. You should carefully review “The Exchange Offers” section of this prospectus, which contains a more detailed description of the terms and conditions of the exchange offers.

The Exchange Offers	The exchange offers relate to the exchange of:

•	up to $1,500,000,000 aggregate principal amount of outstanding 8% Secured Senior Notes due 2019, for an equal aggregate principal amount of 2019 Notes; and

•	up to $1,700,000,000 aggregate principal amount of outstanding 8¼% Secured Senior Notes due 2021, for an equal aggregate principal amount of 2021 Notes.

We will exchange all outstanding old notes that are validly tendered and not validly withdrawn. However, you may only exchange old notes in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Notes will be identical in all material respects to the form and terms of the corresponding outstanding old notes, except that the Notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not entitle their holders to certain registration rights relating to the old notes.

Resale of the Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your Notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the Notes issued in the exchange offers in the ordinary course.

You must also represent to us that you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Notes we issue to you in the exchange offers.

Each broker-dealer that receives Notes in the exchange offers for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Notes issued in the exchange offers. You may not participate in the exchange offers if you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend the expiration date of an exchange offer. We may extend the expiration date for any reason. If we fail to consummate an exchange offer, you will have certain rights against us with respect to the series of old notes for which the exchange offer has been suspended under the registration rights agreement we entered into as part of the offering of the old notes.

Special Procedures For Beneficial Owners	If you are the beneficial owner of old notes and you registered your old notes in the name of a broker or other institution, and you wish to participate in the exchange offers, you should promptly contact the person in whose name you registered your old notes and instruct that person to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding old notes, either make appropriate arrangements to register ownership of the outstanding old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver your certificates for registered old notes on time, you may tender your old notes pursuant to the procedures described in this prospectus under the heading “The Exchange Offers—How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us.”

Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to the expiration date.

Certain U.S. Federal Income Tax Considerations	An exchange of old notes for Notes should not be subject to United States federal income tax. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of Notes pursuant to the exchange offers. Old notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incidental to the exchange offers.

Exchange Agent	You can reach the Exchange Agent, Citibank, N.A. at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attn: Global Transaction Services—Chrysler Group Exchange Offer. For more information with respect to the exchange offers, you may call the Exchange Agent at (212) 816-5614; the fax number for the Exchange Agent is (212) 816-5527 (for eligible institutions only).

The Notes

The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of the Notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the Notes. For purposes of the summary below, the terms “we,” “our,” “us,” and “Chrysler Group” refer only to Chrysler Group LLC and not to any of its subsidiaries.

Issuers	Chrysler Group LLC, a Delaware limited liability company, and CG Co-Issuer Inc., a Delaware corporation and wholly owned subsidiary of Chrysler Group LLC, or the “Co-Issuer.” The Notes will be the joint and several obligations of the Issuers. See “Description of the Notes—General.”

Notes Offered	$1,500,000,000 aggregate principal amount of 2019 Notes.

$1,700,000,000 aggregate principal amount of 2021 Notes.

Maturity Date	June 15, 2019 for the 2019 Notes.

June 15, 2021 for the 2021 Notes.

Interest Payment Dates	June 15 and December 15 of each year, commencing June 15, 2012.

Guarantees by our Subsidiaries	The Notes will be fully and unconditionally guaranteed on a senior secured junior-priority basis by each of our existing and future domestic Restricted Subsidiaries (as defined herein) that guarantee the Senior Credit Facilities, as well as certain other future domestic Restricted Subsidiaries. See “Description of the Notes—Certain Covenants in the Indenture—Future Guarantors.”

Ranking	The Notes will be the secured senior obligations of the Issuers on a joint and several basis and:

•	will be senior in right of payment to any indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes;

•

will rank pari passu in right of payment with respect to all existing and future unsubordinated indebtedness of the Issuers, including the Senior Credit Facilities and any Permitted DOE Facility (as defined herein);

•

will be effectively junior to any obligations of the Issuers that are either (i) secured by a lien on the Collateral (as defined herein) that is senior or prior to the liens securing the Notes, including the Liens (as defined herein) securing the Senior Credit Facilities, and to other Permitted Liens (as defined herein), to the extent of the value of the assets securing such obligations, or (ii) secured by a lien on property or assets that do not constitute Collateral to the extent of the value of the assets securing such obligations; and

•	will be structurally subordinated to all existing and future obligations of any of our existing or future subsidiaries that do not guarantee the Notes, including all of our non-U.S. subsidiaries.

As of September 30, 2011, (i) the Issuers and the guarantors had approximately $6.3 billion of secured indebtedness outstanding, of which approximately $3.2 billion constitutes First-Priority Lien Obligations (as defined herein) (including $2.9 billion of secured senior Indebtedness under the Senior Credit Facilities), in each case, excluding $1.3 billion of unused commitments under the revolving credit facility in the Senior Credit Facilities; (ii) the Issuers and the guarantors had approximately $4.5 billion of unsecured indebtedness outstanding and (iii) the non-guarantor subsidiaries had approximately $1.6 billion of indebtedness outstanding.

As of September 30, 2011, our non-guarantor subsidiaries had approximately $11 billion in total assets, and approximately $8 billion of total liabilities (including trade payables) to which the Notes were structurally subordinated.

Security	The Notes and the related guarantees will, subject to prior Liens and certain other limitations, be secured by junior-priority liens on the Collateral owned by the Issuers and each guarantor. The Collateral generally consists of (i) 100% of the capital stock of the Co-Issuer and 100% of the capital stock of our existing and future domestic subsidiaries that is owned directly by us or any guarantor, (ii) 65% of the capital stock of all of our existing and future non-U.S. subsidiaries that is owned directly by us or any guarantor or by certain entities (including domestic subsidiaries) that are treated as pass through entities for U.S. federal income tax purposes and whose assets primarily consist of interests in non-U.S. subsidiaries (such entities “Transparent Subsidiaries”) and (iii) substantially all of the other property and assets that are held directly by the Issuers or any guarantor, to the extent that such assets secure any First-Priority Lien Obligations and to the extent that a junior-priority security interest is able to be granted or perfected therein.

The Collateral does not include (i) any assets of any of our non-U.S. subsidiaries, (ii) any capital stock of any of our non-U.S. subsidiaries, other than 65% of the capital stock of our or any guarantor’s or any Transparent Subsidiary’s direct non-U.S. subsidiaries, (iii) any equity interest of a Transparent Subsidiary, or (iv) any DOE Collateral (as defined herein).

In addition, the indenture governing the Notes will provide that any capital stock and other securities of any of our subsidiaries will be excluded from the Collateral for so long as the pledge of such capital stock or other securities to secure the Notes would cause such subsidiary to be required to file separate financial statements with the SEC.

The granting of a lien on an asset and the priority of any lien are subject to exceptions. See “Description of the Notes—Security”, “Description of the Notes—Certain Covenants in the Indenture—Liens”, “Description of the Notes—Certain Covenants in the Indenture—Future Collateral”, “Description of the Notes—Certain Covenants in the Indenture—Covenant Fall-Away”, “Description of the Notes—Certain Definitions and Conventions—Permitted Liens” and “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers.”

Intercreditor Agreement	The collateral agent is a party to an intercreditor agreement with us, the guarantors and administrative agent and collateral agent under the Senior Credit Facilities, which will establish the relative priority of the liens securing the Senior Credit Facilities and the Notes and will govern the relationship of the noteholders and the lenders under the Senior Credit Facilities with respect to the Collateral. See “Description of Other Indebtedness—Intercreditor Agreement.”

Optional Redemption	The 2019 Notes will be redeemable, in whole or in part, at any time on or after June 15, 2015 at the redemption prices listed under “Description of the Notes—Optional Redemption—2019 Notes,” plus accrued and unpaid interest, if any, to the date of redemption. Prior to June 15, 2014, we may also redeem up to 35% of the aggregate principal amount of the 2019 Notes at a redemption price equal to 108.000% of the principal amount of the 2019 Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds from certain equity offerings. The 2019 Notes will be redeemable, in whole or in part, at any time prior to June 15, 2015 at a redemption price equal to 100% of their principal amount, plus a “make whole” premium, together with accrued and unpaid interest, if any, to the redemption date.

The 2021 Notes will be redeemable, in whole or in part, at any time on or after June 15, 2016 at the redemption prices listed under “Description of the Notes—Optional Redemption—2021 Notes,” plus accrued and unpaid interest, if any, to the date of redemption. Prior to June 15, 2014, we may also redeem up to 35% of the aggregate principal amount of the 2021 Notes at a redemption price equal to 108.250% of the principal amount of the 2021 Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds from certain equity offerings. The 2021 Notes will be redeemable, in whole or in part, at any time prior to June 15, 2016 at a redemption price equal to 100% of their principal amount plus a “make whole” premium, together with accrued and unpaid interest, if any, to the redemption date.

See “Description of the Notes–Optional Redemption.”

Change of Control Event	If a Change of Control Event occurs, as that term is defined in “Description of the Notes—Certain Definitions and Conventions,” holders of the Notes will have the right, subject to certain conditions, to require us to repurchase their Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control Event” for further information regarding the conditions that would apply if we must offer holders this repurchase right.

Certain Covenants	The indenture that will govern the Notes contains covenants limiting our and our Restricted Subsidiaries’ ability to:

•	incur liens to secure indebtedness;

•	pay dividends or make distributions or purchase or redeem capital stock or certain subordinated indebtedness;

•	make certain other restricted payments;

•	sell assets;

•	enter into sale and lease-back transactions;

•	enter into transactions with affiliates; and

•	effect a consolidation, amalgamation or merger.

These covenants are subject to a number of important limitations and exceptions and in many circumstances may not significantly restrict our ability to take any of the actions described above. For more details, see “Description of the Notes—Certain Covenants in the Indenture.” If the Notes receive an Investment Grade rating, covenants in the indenture governing the Notes will, subject to limited exceptions, be terminated and the liens on the Collateral will be automatically released with respect to the Notes and the related guarantees. See “Description of the Notes—Certain Covenants in the Indenture—Covenant Fall-Away.”

Risk Factors	Investing in the Notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to participating in the exchange offers. In particular, we urge you to carefully consider the information set forth in the section under the heading “Risk Factors” for a description of certain risks you should consider before participating in the exchange offers.

Absence of a Public Market for the Notes	The Notes will be new issues of securities for which there is currently no established market. The initial purchasers advised us that they intend to make a market in the Notes. However, they are not obligated to do so and any market making with respect to the Notes may be discontinued without notice. There can be no assurance that a market for the Notes will develop or as to the liquidity of any market that may develop. See “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers—There is currently no market for the Notes. We cannot assure you that an active trading market will develop for the Notes, in which case your ability to transfer the Notes will be limited.”

Indenture	The Notes will be issued under an indenture, with Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee, and a supplemental indenture thereto, which documents will govern the rights of holders of the Notes, including rights with respect to default, waivers and amendments.

Governing Law	The indenture, the security documents, the intercreditor agreement and the Notes are governed by the laws of the State of New York (or, to the extent required, by the laws of the jurisdiction in which the collateral is located).

Summary Historical Consolidated Financial and Other Data

The following table presents summary historical consolidated financial and other data of Chrysler Group (Successor), Old Carco (Predecessor A) and Chrysler Automotive (Predecessor B). The historical financial data has been derived from:

•	Chrysler Group’s accompanying condensed consolidated financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 (Successor);

•

Chrysler Group’s accompanying audited consolidated financial statements as of December 31, 2010 and 2009 and for the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009 (Successor);

•

Old Carco’s accompanying audited consolidated financial statements as of June 9, 2009 and December 31, 2008 and for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008 (Predecessor A);

•

Old Carco’s audited consolidated and combined financial statements as of December 31, 2007 (Predecessor A) and for the period from August 4, 2007 to December 31, 2007 (Predecessor A), which are not included in this prospectus; and

•

Chrysler Automotive’s audited combined financial statements for the period from January 1, 2007 to August 3, 2007 and as of and for the year ended December 31, 2006 (Predecessor B), which were derived from the audited consolidated financial statements and accounting records of Daimler and include expense allocations applicable to the business. The financial results of Chrysler Automotive are not necessarily indicative of those for a stand-alone company. Chrysler Automotive’s financial statements are not included in this prospectus.

The condensed consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the condensed consolidated financial statements. Interim results are not necessarily indicative of results that may be expected for a full year or any future interim period.

In 2007, Old Carco became an indirect, wholly-owned subsidiary of Chrysler Holding in connection with a business combination transaction between Daimler and Cerberus. Prior to August 3, 2007, Old Carco was an indirect, wholly-owned subsidiary of Daimler. The results of Old Carco’s automotive business operations prior to August 3, 2007 (excluding its finance company, Chrysler Financial) are shown as the results of Chrysler Automotive, which was not separately organized under an existing legal structure.

Chrysler Group was formed on April 28, 2009. On June 10, 2009, we purchased the principal operating assets and assumed certain liabilities of Old Carco and its principal domestic subsidiaries, in addition to acquiring the equity of Old Carco’s principal foreign subsidiaries, in the 363 Transaction approved by the bankruptcy court. Chrysler Group represents the successor to Old Carco for financial reporting purposes. Old Carco and Chrysler Automotive represent Predecessor A and Predecessor B, respectively, to Chrysler Group for financial reporting purposes.

Refer to “Business” for additional discussion of Chrysler Group’s background and formation.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Risk Factors,” “Selected Historical Consolidated Financial and Other Data,” and the audited consolidated financial statements and notes thereto included elsewhere in this prospectus. Historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Successor				Predecessor A			Predecessor B
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008	Period from August 4, 2007 to December 31, 2007	Period from January 1, 2007 to August 3, 2007(1)	Year Ended December 31, 2006
	(in millions of dollars)
Consolidated Statements of Operations Data:
Revenues, net	$39,852	$31,183	$41,946	$17,710	$11,082	$48,477	$26,561	$34,556	$59,272
Gross margin	6,305	4,420	6,060	1,599	(1,934)	1,928	2,734	1,938	4,062
Selling, administrative and other expenses	3,517	2,770	3,797	4,336	1,599	3,991	2,070	3,583	4,973
Restructuring expenses (income), net(2)	13	47	48	34	(230)	1,306	21	1,200	—
Impairment of brand name intangible assets(3)	—	—	—	—	844	2,857	—	—	—
Impairment of goodwill(4)	—	—	—	—	—	7,507	—	—	—
Reorganization expense, net(5)	—	—	—	—	843	—	—	—	—
Interest expense(6)	958	940	1,276	470	615	1,080	640	515	705
Loss on extinguishment of debt	551	—	—	—	—	—	—	677	—
Net income (loss)	(42)	(453)	(652)	(3,785)	(4,425)	(16,844)	(639)	(4,402)	(3,506)

Consolidated Statements of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$3,537	$4,227	$4,195	$2,335	$(7,130)	$(5,303)	$3,238	$(829)	$781
Investing activities	(874)	(652)	(1,167)	250	(404)	(3,632)	(3,172)	(1,530)	(5,053)
Financing activities	(556)	(1,177)	(1,526)	3,268	7,517	1,058	8,638	(772)	761

Other Financial Information:
Depreciation and amortization expense	2,170	$2,312	$3,051	$1,587	$1,537	$4,808	$2,016	$3,499	$5,330
Capital expenditures(7)	1,908	1,680	2,385	1,088	239	2,765	1,603	1,796	3,721

Consolidated Balance Sheets Data at Period End:
Cash, cash equivalents and marketable securities	$9,454	8,260	$7,347	$5,877	$1,845	$1,898	$9,531	$850	$4,689
Restricted cash	386	187	671	730	1,133	1,355	2,484	219	—
Total assets	37,250	36,890	35,449	35,423	33,577	39,336	66,538	51,435	51,435
Current maturities of financial liabilities	236	440	2,758	1,092	2,694	11,308	2,446	7,363	1,517
Long-term financial liabilities	12,148	12,443	10,973	8,459	1,900	2,599	11,457	4,196	8,813
Members’ Interest (deficit)	(3,068)	(3,763)	(4,489)	(4,230)	(16,562)	(15,897)	1,713	(8,335)	(6,470)

Other Statistical Information (unaudited):
Worldwide factory shipments (in thousands)(8)	1,468	1,220	1,602	670	381	1,987	1,045	1,565	2,655
Number of employees at period end(9)	54,818	51,333	51,623	47,326	48,237	52,191	73,286	76,624	80,267
Modified EBITDA(10)(11)	$3,583	$2,579	$3,461	$538	$(2,169)	$250
Adjusted Net Income (Loss)(10)(11)	509	(453)	(652)	(3,785)	(4,425)	(16,844)
Modified Operating Profit (Loss)(10)(11)	1,467	565	763	(895)	(3,352)	(2,977)
Free Cash Flow(10)(12)	2,001	2,171	1,355	830

	Successor			Predecessor A			Predecessor B
	Nine Months Ended September 30, 2011	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008	Period from August 4, 2007 to December 31, 2007	Period from January 1, 2007 to August 3, 2007	Year Ended December 31, 2006
(in millions of dollars)
Ratio of earnings to fixed charges(13)	1.04x	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings to cover fixed charges(14)	N/A	$677	$3,845	$4,769	$16,106	$394	$4,133	$3,119

(1)	Balance sheet data as of August 3, 2007 was derived from unaudited information.

(2)	In 2007, Old Carco announced a three year Recovery and Transformation Plan (“RTP”), or RTP I Plan, which was aimed at restructuring its business. In conjunction with the Cerberus transaction in 2007, Old Carco initiated the RTP II Plan. Then, in 2008 and 2009, the RTP III Plan and RTP IV Plan were initiated, respectively. For additional information refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Results of Operations.”

(3)	Old Carco recorded indefinite-lived intangible asset impairment charges of $844 million and $2,857 million in the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, related to its brand names. The impairments were primarily a result of the significant deterioration in Old Carco’s revenues, the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, and a significant decline in its projected production volumes and revenues considering the market conditions at that time.

(4)	In 2008, Old Carco recorded a goodwill impairment charge of $7,507 million, primarily as a result of significant declines in its projected financial results considering the deteriorating economic conditions and the weakening U.S. automotive market at that time.

(5)	In connection with Old Carco’s bankruptcy filings, Old Carco recognized $843 million of net losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing Old Carco and its principal domestic subsidiaries under Chapter 11 of the U.S. Bankruptcy Code. These losses were partially off-set by a gain on extinguishment of certain financial liabilities and accrued interest.

(6)	Interest expense for the period from January 1, 2009 to June 9, 2009 excludes $57 million of contractual interest expense on debt subject to compromise. Refer to Note 4, Interest Expense, of Old Carco’s accompanying audited consolidated financial statements for additional information.

(7)	Capital expenditures represent the purchase of property, plant and equipment and intangible assets.

(8)	Represents vehicle sales to our dealers, distributors and fleet customers. For additional information refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Worldwide Factory Shipments.”

(9)	The number provided for August 3, 2007 is as of July 31, 2007. The number provided for June 9, 2009 is as of June 30, 2009.

(10)	Adjusted Net Income (Loss), Modified Operating Profit (Loss), Modified EBITDA and Free Cash Flow are non-GAAP financial measures that we present because we believe they provide useful information about our operating results and enhance the overall assessment of our financial performance. They provide us with comparable measures of our financial performance based on normalized operational factors which then facilitate management’s ability to identify operational trends as well as make decisions regarding future spending, resource allocations and other operational decisions, and because they and similar measures are widely used in the industry in which we operate. These financial measures may not be comparable to other similarly titled measures of other companies and are not an alternative to net income (loss) or net cash flows from operating and investing activities as calculated and presented in accordance with U.S. GAAP. These measures should not be used as a substitute for any U.S. GAAP financial measures.

(11)	Adjusted Net Income (Loss) is defined as net income (loss) excluding the impact of infrequent charges, which includes losses on extinguishment of debt. We use Adjusted Net Income (Loss) as a key indicator of the trends in our overall financial performance, excluding the impact of such infrequent charges. We measure Modified Operating Profit (Loss) to assess the performance of our core operations, establish operational goals and forecasts that are used to allocate resources, and evaluate our performance period over period. Modified Operating Profit (Loss) is computed starting with net income (loss), and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio we refer to as Gold Key Lease), (iii) add back all pension, OPEB and other employee benefit costs other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses, which include the charges factored into the calculation of Adjusted Net Income (Loss). In accordance with the terms of the new four-year national collective bargaining agreement with the United Automobile, Aerospace and Agricultural Implement Workers of America, or the UAW, ratified in October 2011, our UAW represented employees’ annual profit sharing payments will be calculated based on our reported Modified Operating Profit. In addition, we also use performance targets based on Modified Operating Profit as a factor in our incentive compensation calculations for our non-represented employees.

We measure the performance of our business using Modified EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We compute Modified EBITDA starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then add back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). We believe that Modified EBITDA is useful to determine the operational profitability of our business which we use as a basis for making decisions regarding future spending, budgeting, resource allocations and other operational decisions.

The reconciliation of net loss to Adjusted Net Income (Loss), Modified Operating Profit (Loss) and Modified EBITDA is set forth below:

	Successor				Predecessor A
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)				(in millions of dollars)
Net income (loss)	$(42)	$(453)	$(652)	$(3,785)	$(4,425)	$(16,844)
Plus:
Loss on extinguishment of debt	551	—	—	—	—	—

Adjusted Net Income (Loss)	$509	$(453)	$(652)	$(3,785)	$(4,425)	$(16,844)

Plus:
Income tax expense (benefit)	148	107	139	29	(317)	790
Net interest expense(a)	927	899	1,228	359	584	796
Pension, OPEB and other employee benefit costs other than service costs:
Remeasurement loss on VEBA Trust Note and Membership Interests (b)	—	—	—	2,051	—	—
Interest expense and accretion on VEBA Trust Note	—	—	—	270	—	—
Other employee benefit costs	(132)	(38)	(52)	136	236	423
Loss on Canadian HCT Settlement(c)	—	—	46	—	—	—
Restructuring expenses (income), net(d)	13	47	48	34	(230)	1,306
Other financial expense, net	2	3	6	11	6	82
Impairment of goodwill(e)	—	—	—	—	—	7,507
Impairment of brand name intangible assets(f)	—	—	—	—	844	2,857
Impairment of property, plant and equipment(g)	—	—	—	—	391	—
Reorganization expense, net(h)	—	—	—	—	843	—
Certain troubled supplier concessions	—	—	—	—	—	106
Less:
Gain on NSC settlement(i)	—	—	—	—	(684)	—
Gain on Daimler pension contribution(j)	—	—	—	—	(600)	—

Modified Operating Profit (Loss)	$1,467	$565	$763	$(895)	$(3,352)	$(2,977)

Plus:
Depreciation and amortization expense	2,170	2,312	3,051	1,587	1,537	4,808
Less:
Depreciation and amortization expense for vehicles held for lease	(54)	(298)	(353)	(154)	(354)	(1,581)

Modified EBITDA	$3,583	$2,579	$3,461	$538	$(2,169)	$250

(a)	Interest expense for the period from January 1, 2009 to June 9, 2009 excludes $57 million of contractual interest expense on debt subject to compromise. Refer to Note 4, Interest Expense, of Old Carco’s accompanying audited consolidated financial statements for additional information.

(b)	As a result of the December 31, 2009 remeasurement, the OPEB obligation increased primarily due to a change in discount rate, resulting in a loss. Our policy is to immediately recognize actuarial gains or losses for OPEB plans that are short-term in nature and under which our obligation is capped. Therefore, we immediately recognized a loss of $2,051 million in OPEB net periodic benefit costs due to increases in the fair values of the VEBA Trust Note and Membership Interests issued to the VEBA Trust of $1,540 million and $511 million, respectively, from June 10, 2009 to December 31, 2009.

(c)	In August 2010, Chrysler Canada entered into a settlement agreement with the National Automobile, Aerospace, Transportation and General Workers Union of Canada, or the CAW, to permanently transfer the responsibility for providing postretirement health care benefits to the Covered Group to a new retiree plan. The new retiree plan will be funded by the HCT. During the year ended December 31, 2010, we recognized a $46 million loss as a result of the Canadian HCT Settlement Agreement.

(d)	During 2008, Old Carco developed a multi-year plan, RTP III Plan, to further restructure its business in order to reduce its cost structure in response to continued deterioration of its business. Charges recorded for the RTP III Plan included costs related to workforce reductions, including a curtailment loss as a result of the salaried and hourly workforce reductions, as well as supplier contract cancellation costs and other costs. Restructuring income, net for the period from January 1, 2009 to June 9, 2009 was primarily due to refinements to existing supplier contract cancellation costs and workforce reduction reserves recorded in connection with Old Carco’s RTP I, II and III Plans.

(e)	In 2008, Old Carco recorded a goodwill impairment charge of $7,507 million, primarily as a result of significant declines in its projected financial results considering the deteriorating economic conditions and the weakening U.S. automotive market at that time.

(f)	Old Carco recorded indefinite-lived intangible asset impairment charges of $844 million and $2,857 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, related to its brand names. The impairments were primarily a result of the significant deterioration in Old Carco’s revenues, the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, and a significant decline in its projected production volumes and revenues considering the market conditions at that time.

(g)	During the period from January 1, 2009 to June 9, 2009, Old Carco recorded a property, plant and equipment impairment charge of $391 million on the long-lived assets which were not acquired by us. The impairment was primarily the result of the Old Carco bankruptcy cases, continued deterioration of Old Carco’s revenues, ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, as well as taking into consideration the expected proceeds to be received upon liquidation of the assets.

(h)	In connection with Old Carco’s bankruptcy filings, Old Carco recognized $843 million of net losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing Old Carco and its principal domestic subsidiaries under Chapter 11 of the U.S. Bankruptcy Code. These losses were partially off-set by a gain on extinguishment of certain financial liabilities and accrued interest. On April 30, 2010, Old Carco transferred its remaining assets and liabilities to a liquidating trust and was dissolved in accordance with a plan of liquidation approved by the bankruptcy court.

(i)	On March 31, 2009, Daimler transferred its ownership of 23 national sales companies, or NSCs, to Chrysler Holding, which simultaneously transferred the NSCs to Old Carco. Old Carco paid Daimler $99 million in exchange for the settlement of obligations related to the NSCs and other international obligations, resulting in a net gain of $684 million.

(j)	On June 5, 2009, Old Carco, Chrysler Holding, Cerberus, Daimler and the Pension Benefit Guaranty Corporation entered into a binding agreement settling various matters. Under the agreement, Daimler agreed to make three equal annual cash payments to Old Carco totaling $600 million, which were to be used to fund contributions into Old Carco’s U.S. pension plans in 2009, 2010 and 2011. This receivable and certain pension plans were subsequently transferred to us as a result of the 363 Transaction.

The table below shows a reconciliation of Modified EBITDA as currently defined and reported to Modified EBITDA as previously defined and reported by Old Carco in its accompanying audited consolidated financial statements as of June 9, 2009 and December 31, 2008 and for the period from January 1, 2009 to June 9, 2009 and for the year ended December 31, 2008.

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Modified EBITDA	$(2,169)	$250
Adjustment to include:
Certain employee benefit costs	(236)	(423)

Modified EBITDA as previously reported	$(2,405)	$(173)

(12)	Free Cash Flow is defined as cash flow from operating and investing activities, excluding any debt related investing activities, adjusted for financing activities related to Gold Key Lease financing. Free Cash Flow is presented because we believe that it is used by analysts and other parties in evaluating the Company. However, Free Cash Flow does not necessarily represent cash available for discretionary activities, as certain debt obligations and capital lease payments must be funded out of Free Cash Flow. Free Cash Flow should not be considered as an alternative to, or substitute for, net change in cash and cash equivalents. We believe it is important to view Free Cash Flow as a complement to our entire consolidated statements of cash flows.

We calculate Free Cash Flow as follows:

	Successor
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
	(in millions of dollars)
Net cash provided by operating activities	$3,537	$4,227	$4,195	$2,335
Net cash (used in) provided by investing activities	(874)	(652)	(1,167)	250
Investing activities excluded from Free Cash Flow:
Change in loans and note receivables	(4)	(37)	(36)	(7)
Proceeds from the USDART(a)	(96)	—	—	(500)
Financing activities included in Free Cash Flow:
Proceeds from Gold Key Lease financing	—	266	266	—
Repayments of Gold Key Lease financing	(562)	(1,633)	(1,903)	(1,248)

Free Cash Flow	$2,001	$2,171	$1,355	$830

(a)	U.S. Dealer Automotive Receivables Transition LLC, or USDART, as described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources—Chrysler Group—Ally”.
(13)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of: income (loss) before income taxes plus the sum of (i) fixed charges, (ii) amortization of capitalized interest, (iii) distributed income of equity investees and (iv) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less the sum of (i) income or loss from equity investees, (ii) capitalized interest, (iii) preference security dividend requirements of consolidated subsidiaries and (iv) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of, (i) interest expense, (ii) capitalized interest, (iii) amortization of debt issuance costs, discounts and premiums (iv) the estimated interest component of rental expense (calculated as one-third of net rental expense) and (v) preference security dividend requirements of consolidated subsidiaries. The ratio does not have the same definition as the “Fixed Charge Coverage Ratio” under the Notes as discussed in the “Description of the Notes.”

(14)	Earnings for the year ended December 31, 2010, period from June 10, 2009 to December 31, 2009, period from January 1, 2009 to June 9, 2009, year ended December 31, 2008, period from August 4, 2007 to December 31, 2007, period from January 1, 2007 to August 3, 2007 and year ended December 31, 2006 were inadequate to cover fixed charges.

RISK FACTORS

Investing in the Notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before deciding whether to participate in the exchange offers. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe to be immaterial, may also become important factors that affect us. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, we may not be able to make payments on the Notes, the value of the Notes could decline and you may lose some or all of your investment.

Risks Relating to Our Business

We may not be able to instill and maintain widespread confidence in our long-term viability, which may impair our ability to become a consistently profitable company.

If we are unable to instill and maintain confidence in our business prospects among consumers, suppliers and others within our industry, then our financial condition, results of operations and business prospects will likely suffer. Motor vehicles require maintenance and support, typically over a very long period. If consumers become concerned that we may not continue operations into the indefinite future, they may become concerned about difficulties they would face in maintaining their vehicles if parts and technical support became more difficult to obtain. They may also be concerned that we could be unable to provide long-term warranty service, perform obligations under our services agreements or execute a recall if one becomes necessary. As a result, consumers may be less likely to purchase our vehicles. We experienced this in 2009, as automakers that did not participate in the government-sponsored restructuring of the U.S. automotive industry garnered an increasing share of sales volumes as compared to our company and to General Motors Company, or General Motors. Industry-wide vehicle sales in the U.S. declined from 16.5 million vehicles in 2007, to a seasonally adjusted annual rate, or SAAR, of less than ten million vehicles in the first quarter of 2009, and have recovered only modestly since. Annual U.S. vehicle sales of Chrysler Group vehicles declined from 2.1 million in 2007 to 0.9 million in 2009, before recovering to 1.1 million in 2010. In the nine months ended September 30, 2011, we sold 1.0 million vehicles in the U.S. Sales through November 2011, indicate a 2011 annual U.S. SAAR level of 13.0 million vehicles.

In addition to the impact on vehicle sales, our suppliers and other third parties may be reluctant to develop or maintain business relationships with us if they are concerned that we will not remain viable over the long term or continue operations for the indefinite future. For example, during the economic downturn of 2008-09, Old Carco experienced difficulties maintaining certain supply relationships, which was due in part to suppliers’ concerns over Old Carco’s viability and creditworthiness.

Accordingly, in order to build and maintain our business, we must maintain confidence among consumers, suppliers and other parties in our long-term business prospects and liquidity. In contrast to many other automobile manufacturers, our ability to build and maintain such confidence may be complicated by a number of factors, including the following:

•	our recent status as a Troubled Asset Relief Program, or TARP, recipient and our association with the U.S. government’s 2009 restructuring of the automobile industry;

•	uncertainty about our ability to sustain our recently improved market share over the long-term;

•	unpredictable marketplace acceptance of our vehicles, many of which were only recently introduced;

•	our concentration in and dependence on, vehicle sales in North America, which accounted for approximately 90 percent of our unit volumes in 2009, 2010 and the nine months ended September 30, 2011;

•	our current product lineup, which is weighted toward larger vehicles, the demand for which could suffer if fuel prices increase;

•	our dependence on the Fiat alliance, and consumer acceptance of the Fiat 500, the first Fiat product we brought to market in North America under the Fiat alliance;

•	our limited liquidity and access to additional funding on terms available to many of our principal competitors; and

•

the competitive pressure from other automobile manufacturers, many of which are larger and better capitalized than we are, and offer a broader product portfolio across a larger geographic footprint than we do.

Many of these factors are largely outside of our control, and any negative perceptions about our long-term business prospects or liquidity, even if exaggerated or unfounded, would likely harm our business and make it more difficult for us to raise additional funds, if and when needed, which could have a material adverse effect on our financial condition and results of operations.

We depend on the Fiat alliance to provide new vehicle platforms and powertrain technologies, additional scale, and management resources that are critical to our viability and success.

In connection with the 363 Transaction, we entered into an alliance with Fiat in which Fiat became our principal industrial partner. The Fiat alliance is intended to provide us with a number of long-term benefits, including access to new vehicle platforms and powertrain technologies, particularly in smaller, more fuel-efficient segments where we do not have a significant presence, as well as procurement benefits, management services and global distribution opportunities. The Fiat alliance is also intended to facilitate our penetration in many international markets where we believe our products would be attractive to consumers, but where we do not have significant penetration.

We believe that our ability to realize the benefits of the alliance is critical for us to compete with our larger and better-funded competitors. If we are unable to convert the opportunities presented by the alliance into long-term commercial benefits, either by improving sales of our vehicles and service parts, reducing costs or both, our financial condition and results of operations will be materially adversely affected.

Because of our dependence on the Fiat alliance, any adverse development in the Fiat alliance could have a material adverse effect on our business prospects, financial condition and results of operations. Therefore, if the Fiat alliance does not bring us its intended benefits, or if there is any adverse change in the Fiat alliance due to disagreements between the parties, changes in circumstances at Fiat or at our Company, there may be a material adverse effect on our business prospects, financial condition and results of operations.

In addition, our dependence on the Fiat alliance may subject us to risks associated with Fiat’s own business and financial condition. Although Fiat has executed its own significant industrial restructuring and financial turnaround over the past several years, it remains smaller and less well-capitalized than many of its principal competitors in Europe and globally, and Fiat has historically operated with more limited capital than many other global automakers. Moreover, Fiat’s sales and revenue have been negatively affected by the continued uncertainty arising from the sovereign debt crisis affecting economic conditions in Europe. If Fiat cannot fulfill all of its obligations under the Fiat alliance, we would not realize all of the benefits we have anticipated from the Fiat alliance, which may adversely affect our financial condition and results of operations.

Fiat may terminate the master industrial agreement dated June 10, 2009 and related ancillary agreements at any time on 120 days’ prior written notice, although each party would be required to continue to provide certain distribution services and technology rights and other items provided under the agreement for certain transition periods as described below under the caption “Certain Relationships and Related Party Transactions—Transactions with Fiat.” In addition, either we or Fiat may terminate the master industrial agreement and related ancillary agreements if the other party either commits a breach that is material, considering all ancillary agreements taken as a whole, or in the event of certain bankruptcy, liquidation or reorganization proceedings. Upon a termination for breach or bankruptcy event, the terminating party will be entitled to receive continued distribution services and technology rights and other items from the other party as noted above. A termination of the Fiat alliance could have a material adverse effect on our business prospects, financial condition and results of operations.

Notwithstanding our close industrial alliance, Fiat’s significant control over our management, operations and corporate decisions may result in conflicts of interest.

Our Amended and Restated Limited Liability Company Operating Agreement, or LLC Operating Agreement, accords significant management oversight and governance rights to Fiat as a holder of the majority of our membership interests. Fiat currently holds a majority ownership interest in us on a fully diluted basis, and therefore has the right to appoint a majority of our board of directors, or the Board. As a result, Fiat has the ability to control our management and operations, including with respect to significant corporate transactions such as mergers and acquisitions, asset sales, borrowings, issuances of securities and our dissolution, as well as amendments to our LLC Operating Agreement, subject only to a requirement that the Company must have the consent of the UAW Retiree Medical Benefits Trust, or the VEBA Trust, holder of the remaining ownership interest in us, to make certain major decisions that would disproportionately affect the VEBA Trust. Despite processes we have implemented to guard against conflicts of interest and to review affiliate transactions, there can be no assurance that Fiat will not take actions or cause the Company to take actions that are not in the best interests of the Company. See “Certain Relationships and Related Party Transactions—Review Process” for a description of the review processes in place.

Actual or perceived conflicts of interest may arise between us and Fiat in a number of areas relating to our industrial alliance. These may include:

Management. We benefit from the significant management experience of Fiat’s leadership team, which was gained in part through Fiat’s own industrial turnaround. Both our Chief Executive Officer and Chief Financial Officer serve in those same roles for Fiat and serve on a Fiat executive management committee (the Group Executive Council, or GEC) formed to oversee the management and integration of all Fiat interests, including its interest in Chrysler Group. Members of this committee include several other employees of Chrysler Group. Chrysler Group executives who serve on the GEC owe duties to Chrysler Group and therefore may have conflicts of interest with respect to matters involving both companies. Moreover, although the GEC cannot contractually bind Chrysler Group, and recommendations made by the GEC to Chrysler Group, including transactions with Fiat affiliates, are subject to our own internal review and approval procedures, there can be no assurance that these potential conflicts will not affect us. See “Certain Relationships and Related Party Transactions—Review Process” for a description of the review processes in place.

Industrial alliance. We have entered into a number of agreements with Fiat to implement and extend our industrial alliance pursuant to which each party has provided and agreed to provide the other with goods, services and other resources. We expect to enter into additional agreements to further our industrial alliance from time to time. Although we believe that these arrangements bolster a sense of cooperation and mutual dependence between the two companies, conflicts may arise in the performance of the parties’ obligations under these agreements or in the interpretation, renewal or negotiation of these arrangements. Although the terms of any such transactions with Fiat will be established based upon negotiations between us and Fiat and, in certain cases, will be subject to the approval of the “disinterested” members of our Board or a committee of such directors, there can be no assurance that the terms of any such transactions will be as favorable to us as we may otherwise have obtained in arm’s length negotiations with a party other than Fiat. In addition, while our Senior Credit Agreement and the indenture governing the Notes include covenants restricting transactions between us and Fiat, compliance with these covenants may not prevent us from entering into transactions that are, particularly with the benefit of hindsight, unfavorable to us.

Business Opportunities. Although we believe that our operational strengths complement those of Fiat, which limits the scope for business conflicts, there may be areas in which the companies will compete with one another, including with respect to business opportunities that may be of interest to one or both parties. We may be restricted from pursuing such opportunities by virtue of Fiat’s control of us.

Our future competitiveness and ability to achieve long-term profitability depend on our ability to control our costs, which requires us to successfully implement cost reduction and productivity improvement initiatives throughout our automotive operations.

We are continuing to implement a number of cost reduction and productivity improvement initiatives in our automotive operations, through the Fiat alliance and otherwise, including, for example, increasing the percentage of our vehicles that are based on a common platform, reducing our dependence on sales incentives offered to dealers and retail customers, leveraging our purchasing capacity with Fiat’s and implementing World Class Manufacturing, or WCM, principles. Our future competitiveness depends upon our continued success in implementing these initiatives throughout our operations. In addition, while some of the elements of cost reduction and productivity improvement are within our control, others, such as interest rates and commodity prices, depend more on external factors. These external factors may materially adversely affect our ability to reduce our costs. Furthermore, reducing costs may prove difficult due to our focus on introducing new and improved products in order to meet customer expectations.

Economic weakness, particularly in North America, has adversely affected our business, and if economic conditions do not continue to improve, or if they weaken, our results of operations could continue to be negatively affected.

Our business, financial condition and results of operations have been, and may continue to be, adversely affected by worldwide economic conditions. Overall demand for our vehicles, as well as our profit margins, could decline as a result of many factors outside our control, including economic recessions, changes in consumer preferences, increases in commodity prices, changes in laws and regulations affecting the automotive industry and the manner in which they are enforced, inflation, fluctuations in interest and currency exchange rates and changes in the fiscal or monetary policies of governments in the areas in which we operate, the effect of each of which may be exacerbated during periods of general economic weakness. Depressed demand for vehicles affects our suppliers as well. Any decline in vehicle sales we experience may, in turn, adversely affect our suppliers’ ability to fulfill their obligations to us, which could result in production delays, defaults and inventory management challenges. These supplier events could further impair our ability to sell vehicles.

Current financial conditions and, in particular, unemployment levels, limited availability of dealer and consumer financing and lower consumer confidence levels, continue to place significant economic pressures on our customers and dealer network and have negatively impacted our vehicle sales. Any significant further deterioration in economic conditions may further impair the demand for our products and our results of operations, financial position and cash flows could be materially and adversely affected.

Availability of adequate financing on competitive terms for our dealers and retail customers is critical to our success. In lieu of a captive finance company, we depend on our relationship with Ally to supply a significant percentage of this financing.

Our dealers enter into wholesale financing arrangements to purchase vehicles from us to hold in inventory to facilitate vehicle sales, and our retail customers use a variety of finance and lease programs to acquire vehicles. Insufficient availability of financing to Old Carco’s dealers and retail customers contributed to sharp declines in Old Carco’s vehicle sales and lease volumes, and in turn, its cash inflows, during 2008, and was one of the key factors leading to Old Carco’s bankruptcy filing. Our results of operations therefore depend on establishing and maintaining appropriate sources of finance for our dealers and retail customers.

Historically, most large automakers have relied on a captive finance company to provide the majority of dealer and customer financing and to develop and implement financing programs designed principally to maximize vehicle sales in a manner that optimized profitability for them and their captive finance company on an aggregate basis. We do not have a captive finance company and are not affiliated with Old Carco’s former captive finance company, Chrysler Financial Services Americas LLC, or Chrysler Financial (now known as TD Auto Finance LLC). Our lack of a captive finance company may increase the risk that our dealers and retail customers will not have access to sufficient financing on acceptable terms and may adversely affect our vehicle sales in the future.

In connection with the 2009 restructuring of the U.S. automotive industry, and with the assistance of the U.S. Treasury, we entered into an auto finance relationship with Ally Financial Inc., or Ally, which historically was the captive finance company of General Motors, one of our principal competitors. Following its own participation in the 2009 restructuring of the U.S. automotive industry, Ally has been majority owned by the U.S. Department of Treasury, although General Motors and Ally’s former majority owner, Cerberus, each retain partial ownership. As of September 30, 2011, Ally was financing approximately 60 percent of our dealers in the U.S.

Pursuant to our agreement with Ally, Ally will consider applications for financing made by our dealers and their retail customers in accordance with Ally’s usual and customary standards, and will make lending decisions in accordance with its business judgment. Nevertheless, Ally is not obligated to provide financing to our dealers, nor is Ally required to fund a certain number of vehicle sales or leases for our customers. On the other hand, we must offer all subvention programs to Ally, and we are required to ensure that Ally finances a specified minimum percentage of the units we sell in North America under rate subvention programs in which it elects to participate.

We expect Ally to provide us services comparable to those Ally provides to its other strategic business partners, including General Motors. Nevertheless, our ability to fully realize the value of our relationship with Ally may be adversely affected by a number of factors, including General Motors’ historic and ongoing relationship with Ally, and General Motors’ current equity ownership in Ally.

In addition, Ally, as a bank-holding company is subject to extensive federal regulation (including risk-based and leverage capital requirements, as well as various financial safety and soundness standards). As a regulated financial institution, Ally may be subject to more stringent underwriting and other lending criteria as compared to captive finance companies of our competitors. In addition, Ally may face other demands on its capital, including the need or desire to satisfy funding requirements for dealers or customers of our competitors as well as liquidity issues relating to investments in non-automotive financial assets, including sub-prime real estate mortgages. Therefore, Ally may not have the capital and liquidity necessary to support our vehicle sales, and even with sufficient capital and liquidity, Ally may apply lending criteria in a manner that will adversely affect our vehicle sales. In addition, Ally may suspend its performance under the agreement, after notice to us, in the event that Ally’s unsecured financial exposure (as defined in the agreement) exceeds a specified amount. Our agreement with Ally extends through April 20, 2013, with automatic one year renewals unless either party elects not to renew by a renewal deadline that is twelve months prior to the expiration date of the agreement.

In addition, retail customer leasing arrangements historically accounted for a significant percentage of Old Carco’s sales. For example, lease arrangements accounted for 13.7 percent of sales in 2007 and 15.9 percent of sales in 2006. During the recent credit crisis, market availability of leasing fell substantially and Chrysler Financial entirely discontinued lease financing in the U.S. and Canada in August 2008. Our 2010 leasing volumes were significantly below historical levels, and despite recent increases for the nine months ended September 30, 2011, our leasing volumes may negatively impact our vehicle sales volumes and market share.

To the extent that Ally is unable or unwilling to provide sufficient financing at competitive rates to our dealers and retail customers, and our dealers and retail customers do not otherwise have sufficient access to such financing, our vehicle sales and market share will suffer, which would adversely affect our financial condition and results of operations.

Our lack of a captive finance company could place us at a competitive disadvantage to competitors that have a captive finance company and therefore may be able to offer consumers and dealers financing and leasing on better terms than our customers and dealers are able to obtain.

Most of our competitors operate and control their own captive finance companies. As a result, they may be better able to implement financing programs designed principally to maximize vehicle sales in a manner that optimizes profitability for them and their captive finance companies on an aggregate basis, including with respect to the amount and terms of the financing provided. If those competitors with a captive finance company offer retail customers and dealers financing and leasing on better terms than our customers and dealers are able to obtain, consumers may be more inclined to purchase our competitors’ vehicles and our competitors’ dealers may be better able to stock our competitors’ products each of which could adversely affect our results of operations. In addition, unless financing arrangements other than for retail purchase continue to be developed and offered by banks to our retail customers in Canada, our lack of a captive finance company could present a competitive disadvantage in Canada, since banks are restricted by law from providing retail lease financing in Canada.

Our profitability depends on reaching certain minimum vehicle sales volumes. If vehicle sales do not continue to increase, or if they deteriorate further, our results of operations will suffer.

Our business and results of operations depend upon our ability to achieve certain minimum vehicle sales volumes. As is typical for an automobile manufacturer, we have significant fixed costs and therefore, changes in our vehicle sales volume can have a disproportionately large effect on profitability. In addition, we generally receive payments from vehicle sales to dealers in North America within a few days of shipment from our assembly plants, whereas there is a lag between the time we receive parts and materials from our suppliers and the time we are required to pay for them. As a result, we tend to operate with working capital supported by these terms with our suppliers, and periods of vehicle sales declines therefore have a significant negative impact on our cash flow and liquidity as we continue to pay suppliers during a period in which we receive no proceeds from vehicle sales. If our vehicle sales do not continue to increase, or if they were to decline to levels significantly below our assumptions, due to financial crisis, renewed recessionary conditions, changes in consumer confidence, geopolitical events, limited access to financing or other factors, our financial condition and results of operations would be substantially adversely affected.

The substantial majority of our vehicle sales are in North America, and weak demand in the North American markets may continue or worsen, which would have a disproportionately large negative impact on our vehicle sales and profitability relative to our principal competitors.

Substantially all of our vehicle sales occur in North America, particularly in the U.S. and Canada. In the nine months ended September 30, 2011 and in 2010, over 85 percent of our vehicle sales were to customers in the U.S. and Canada. In the U.S., where we sell most of the vehicles we manufacture, industry-wide vehicle sales declined from 16.5 million vehicles in 2007 to 10.6 million vehicles in 2009. Old Carco’s U.S. vehicle sales were 2.1 million vehicles in 2007 versus combined U.S. vehicle sales for Old Carco and Chrysler Group of 0.9 million vehicles in 2009.

As vehicle sales declined in 2008 and 2009, Old Carco recorded significant losses, culminating in requests for government support beginning in late 2008 and, on April 30, 2009, a filing for bankruptcy protection. Although vehicle sales in North America recovered somewhat in 2010 and in the first nine months of 2011, the recovery has been slower and shallower than many industry analysts predicted. This limited recovery in vehicle sales may not be sustained. For instance, continued weakness in the U.S. new home construction market would likely depress sales of pick-up trucks, one of our strongest selling products. As a result, we may experience further declines in vehicle sales in the future, which would materially and adversely affect our financial condition and results of operations.

Although we are seeking to increase the proportion of our vehicle sales outside of North America, we anticipate that our results of operations will continue to depend substantially on vehicle sales in the principal North American markets. Our vehicle sales in North America will therefore continue to be critical to our plans to maintain and improve current levels of profitability. Our principal competitors, including General Motors and

Ford Motor Company, or Ford, however, are more geographically diversified and are less dependent on sales in North America. As a result, any further significant decline in demand in the North American market would have a disproportionately large negative effect on our vehicle sales and profitability relative to our principal competitors, whose vehicle sales are not similarly concentrated.

We may not be successful in increasing our vehicle sales outside of North America, and if we do increase our vehicle sales outside of North America we will be exposed to additional risks of operating in different regions and countries.

We currently generate a small proportion of our vehicle sales outside of North America. As part of our business plan, and to capitalize on opportunities presented by our industrial alliance with Fiat, we intend to actively pursue growth opportunities in a number of markets outside North America. Expanding our operations and vehicle sales internationally may subject us to additional regulatory requirements and cultural, political and economic challenges, including the following:

•	securing relationships to help establish our presence in local markets, including distribution and vehicle finance relationships;

•	hiring and training personnel capable of marketing our vehicles, supporting dealers and retail customers, and managing operations in local jurisdictions;

•	identifying and training qualified service technicians to maintain our vehicles, and ensuring that they have timely access to diagnostic tools and parts;

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localizing our vehicles to target the specific needs and preferences of local customers, including with respect to vehicle safety, fuel economy and emissions, which may differ from our traditional customer base in North America;

•	implementing new systems, procedures and controls to monitor our operations in new markets;

•	multiple, changing and often inconsistent enforcement of laws and regulations;

•	satisfying local regulatory requirements, including those for vehicle safety, fuel economy or emissions;

•	competition from existing market participants that may have a longer history in, and greater familiarity with, the local markets we enter;

•	differing labor regulations and union relationships;

•	consequences from changes in tax laws;

•	tariffs and trade barriers;

•	laws and business practices that favor local competitors;

•	fluctuations in currency exchange rates;

•	extended payment terms and the ability to collect accounts receivable;

•	imposition of limitations or conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries; and

•	changes in a specific country’s or region’s political or economic conditions.

If we fail to address these challenges and risks associated with international expansion, we may encounter difficulties implementing our strategy, which could impede our growth or harm our operating results.

Limitations on our liquidity and access to funding may limit our ability to execute our business plan and improve our business, financial condition and results of operations.

Our business is capital intensive and we require significant liquidity to support our business plan and meet other funding requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Chrysler Group” for a more detailed discussion of our liquidity and capital requirements. In addition, during periods of vehicle sales decreases, we expect our cash flow and liquidity to be significantly negatively impacted because we typically receive revenues from vehicle sales before we are required to pay our suppliers. Any limitations on our liquidity, due to decreases in vehicle sales, the amount of or restrictions in our existing indebtedness, conditions in the credit markets, general economic conditions or otherwise, may adversely impact our ability to execute our business plan and improve our business prospects, financial condition and results of operations. In addition, any actual or perceived limitations of our liquidity may limit the ability or willingness of counterparties, including dealers, customers, suppliers and financial service providers, to do business with us, which may adversely affect our business, financial condition and results of operations. See “–We may not be able to instill and maintain widespread confidence in our long-term viability, which may impair our ability to become a consistently profitable company.”

Our defined benefit pension plans are currently underfunded, and our pension funding obligations could increase significantly due to a reduction in funded status as a result of a variety of factors, including weak performance of financial markets, declining interest rates, investment decisions that do not achieve adequate return, and investment risk inherent in our investment portfolio, which could have a material adverse effect on our business, financial condition or results of operations.

Our defined benefit pension plans are currently underfunded, and our pension funding obligations may increase significantly if investment performance of plan assets does not keep pace with increases in obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Chrysler Group—Defined Benefit Pension Plan and OPEB Contributions—OPEB Plans–Funded Status.” These funding obligations may increase based upon the future returns on the assets placed in trusts for these plans, the level of interest rates used to determine funding levels, the level of benefits provided for by the plans, investment decisions that do not achieve adequate return and any changes in applicable law related to funding requirements. Our defined benefit pension plans currently hold significant investments in equity and fixed income securities, as well as investments in less liquid instruments such as private equity, real estate and hedge funds. Due to the complexity and magnitude of certain of our investments, additional risks may exist, including significant changes in investment policy, insufficient market capacity to complete a particular investment strategy, and an inherent divergence in objectives between the ability to manage risk in the short term and inability to quickly rebalance illiquid and long-term investments.

To determine the appropriate level of funding and contributions to our defined benefit pension plans, as well as the investment strategy for the plans, we are required to make various assumptions, including an expected rate of return on plan assets and a discount rate used to measure the obligations under the defined benefit pension plans. Interest rate increases generally will result in a decline in the value of fixed income securities while reducing the present value of the obligations. Conversely, interest rate decreases will increase the value of fixed income securities, partially offsetting the related increase in the present value of the obligations. Our next scheduled re-measurement is December 31, 2011, and discount rates and plan assets may be significantly different from those at December 31, 2010. If the total values of the assets held by our defined benefit plans fall and/or the returns on these assets underperform our assumptions, our pension expenses and contributions could increase and, as a result, could materially adversely affect our financial condition and results of operations. If we fail to make required minimum funding contributions, we could be subjected to reportable event disclosure to the Pension Benefit Guaranty Corporation, as well as interest and excise taxes calculated based upon the amount of funding deficiency.

We may be unable to obtain federal funding for our advanced technology vehicle and component programs under Section 136 of the EISA.

The U.S. Department of Energy, or DOE, is operating a program in which it may provide up to $25.0 billion in low cost loans to eligible applicants for the costs of re-equipping, expanding, and establishing manufacturing facilities in the U.S. to produce advanced technology vehicles and components for these vehicles. We have pending with the DOE a consolidated application for a loan under Section 136 of the U.S. Energy Independence and Security Act of 2007, or the EISA, and have requested $3.5 billion in loans to support certain of our advanced technology vehicle and component programs. We are in discussions with the DOE regarding the terms of a potential loan and will need to reach agreement with respect to several matters with the DOE. There can be no assurance that Section 136 loans will continue to be available, that we will receive the amount we previously requested, or that we will be able to successfully negotiate terms acceptable to us, the DOE and our other lenders. If we do not receive Section 136 loans, our liquidity may be further constrained and we may be required to reduce our investment in new, advanced technology for our product development, which could make our vehicles less competitive in the future.

We may be adversely affected by fluctuations in foreign currency exchange rates, commodity prices, and interest rates.

Our manufacturing and sales operations are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, commodity prices and interest rates. We monitor and manage these exposures as an integral part of our overall risk management program, which is designed to reduce the potentially adverse effects of these fluctuations. Nevertheless, changes in these market indicators cannot always be predicted or hedged. In addition, because of intense price competition, our significant fixed costs and our financial and liquidity restrictions, we may not be able to minimize the impact of such changes, even if they are foreseeable. Further, our ability to trade derivative instruments to manage market risks is somewhat limited by our overall credit profile. As a result, substantial unfavorable changes in foreign currency exchange rates, commodity prices or interest rates could have a material adverse effect on our revenues, financial condition and results of operations.

Laws, regulations or governmental policies in foreign countries may limit our ability to access to our own funds.

When we sell vehicles in countries other than the U.S., we are subject to various laws, regulations and policies regarding the exchange and transfer of funds back to the U.S. In rare cases, we may be limited in our ability to transfer some or all of our funds for unpredictable periods of time. In addition, the local currency of a country may be devalued as a result of adjustments to the official exchange rate made by the government with little or no notice. For instance, we are subject to the rules and regulations of the Venezuelan government concerning our ability to exchange cash or marketable securities denominated in Venezuelan bolivar fuerte, or BsF, into U.S. dollars. Under these regulations, the purchase and sale of foreign currency must be made through the Commission for the Administration of Foreign Exchange, or CADIVI, or the Transaction System for Foreign Currency Denominated Securities, or SITME, at official rates of exchange and subject to volume restrictions. These factors limit our ability to access and transfer liquidity out of Venezuela to meet demands in other countries and also subject us to increased risk of devaluation or other foreign exchange losses during that period. On December 30, 2010, the Venezuelan government announced an adjustment to the official CADIVI exchange rate, which resulted in a devaluation of our BsF denominated balances as of December 31, 2010.

Product development cycles can be lengthy, and there is no assurance that new designs will lead to revenues from vehicle sales.

It generally takes two years or more to design and develop a new product, and there may be a number of factors which could lengthen that schedule. Because of this product development cycle and the various elements that may contribute to consumers’ acceptance of new vehicle designs, including competitors’ product introductions, fuel prices, general economic conditions and changes in styling preferences, we cannot be certain that an initial product concept or design that appears to be attractive will result in a production model that will generate sales in sufficient quantities and at high enough prices to be profitable. If our designs do not result in development of products that are accepted in the market, our financial condition and results of operation may be adversely affected.

Our future success depends on our continued ability to introduce new and refreshed vehicles that appeal to consumers.

Until 2011, our vehicle portfolio had fewer new or significantly refreshed vehicle models than many of our competitors, largely due to capital constraints experienced by Old Carco over the period from 2007 to 2009. Our relative lack of new or significantly refreshed product offerings during this period had an adverse effect on our vehicle sales, market share, average selling price and profitability. In late 2010 and early 2011, we began selling 16 vehicles that we significantly upgraded and updated to meet our customers’ changing demands and expectations as described in detail under the caption “Business–Products.” In order to meet these goals, we had to invest heavily in vehicle design, engineering and manufacturing. Our ability to realize acceptable returns on these investments will depend in large part on consumers’ acceptance of our new and significantly refreshed vehicles.

We undertake significant market research and testing prior to developing and launching new or significantly refreshed vehicles. Nevertheless, market acceptance of our products depends on a number of factors, many of which are outside of our control and require us to anticipate customer preferences and competitive products several years in advance. These factors include the market perception of styling, safety, reliability and cost of ownership of our vehicles as compared to those of our competitors, as well as other factors that affect demand, including price competition and financing or lease programs. Competition has traditionally been intense in the automotive industry and has intensified further in recent years, including in the utility vehicle, minivan and truck segments that historically have represented most of our U.S. vehicle sales. In 2010 and in the nine months ended September 30, 2011, these segments accounted for approximately 74 percent of our vehicle sales in the U.S. If our new or significantly refreshed products are not received favorably by customers, our vehicle sales, market share and profitability will suffer. If we are required to cut capital expenditures due to insufficient vehicle sales and profitability or we decide otherwise to reduce costs and conserve cash, our ability to continue our program of improving and updating our vehicle portfolio and keeping pace with product and technological innovations introduced by our competitors will be diminished, which may further reduce demand for our vehicles.

We have historically depended on limited vehicle offerings, and a decline in our vehicle sales in our key products due to changes in consumer preferences, economic conditions and government regulations or increased competition could adversely affect our ability to achieve and maintain profitability.

We have historically depended on limited vehicle offerings and have had a higher proportion of our best-selling vehicles concentrated in the large car and pick-up truck, utility vehicle and minivan segments than our competitors. For example, in 2010 and in the nine months ended September 30, 2011, truck, utility vehicle and minivan sales comprised approximately 74 percent of our total vehicle sales in the U.S., whereas truck, utility vehicle and minivan sales accounted for only about 52 percent of the overall U.S. market. In prior years, our competitors had been successful in introducing new vehicles in these segments that have taken market share away from us. At times, consumer preference has shifted away from these vehicles, which all have relatively low fuel economy, due to elevated fuel prices, environmental concerns, economic conditions, governmental actions or incentives, and other reasons, adversely affecting our overall market share and profitability.

If we fail to continue to introduce new and/or significantly refreshed vehicles in these segments that can compete successfully in the market, or if we fail to successfully reduce our concentration in these vehicle segments and declining consumer preference for these vehicles continues or accelerates, our financial condition and results of operations could deteriorate.

In the event of higher fuel prices, our vehicle sales and market share may be more adversely affected than those of our competitors because of the nature of our vehicle offerings.

A return to higher fuel prices, possible volatility in fuel prices or fuel shortages, particularly in the U.S., could cause demand for our relatively higher volume and more profitable models, such as minivans, sport utility vehicles and pick-up trucks, to deteriorate. We expect that any increase in fuel prices will likely have a disproportionate effect on our vehicle sales as compared to most of our competitors because our vehicle lineup continues to be more concentrated in larger, less fuel-efficient vehicles. In addition, as we anticipate changes in consumer preferences, we may adjust our investments in vehicle design, engineering and manufacturing to capture share in the vehicle segments in which we expect increased sales. Therefore, unexpected trends in vehicle demand, as well as volatility in demand for these segments, could have a substantial adverse effect on our business prospects, financial condition and results of operations.

The automotive industry is highly competitive and suffers from excess manufacturing capacity. Our competitors’ efforts to increase their share of vehicle sales could have a significant negative impact on our vehicle pricing, market share and operating results.

The automotive industry is highly competitive, particularly in the U.S., our primary market. Moreover, we believe aggregate manufacturing capacity in the global automotive industry substantially exceeds demand, particularly over the past several years. We have a relatively high proportion of fixed costs and have significant limitations on our ability to reduce fixed costs by closing facilities and/or reducing labor expenses in the short term. Our competitors may respond to these conditions by attempting to make their vehicles more attractive or less expensive to customers by adding vehicle enhancements, providing subsidized financing or leasing programs, offering option package discounts, price rebates or other sales incentives, or by reducing vehicle prices in certain markets. In addition, manufacturers in countries such as China and India, which have lower production costs, have announced that they intend to export lower-cost automobiles to established markets, including North America. These actions have had, and are expected to continue to have, a significant negative impact on our vehicle pricing, market share, and operating results, and present a significant risk to our ability to improve or even maintain our average selling price per vehicle.

Offering desirable vehicles that appeal to customers can mitigate the risks of stiffer price competition, but vehicles that are perceived to be less desirable (whether in terms of price, quality, styling, safety, or other attributes) can exacerbate these risks.

Our ability to achieve cost reductions and to realize production efficiencies is critical to our ability to achieve profitability.

We are implementing a number of cost reduction and productivity initiatives, including a substantial restructuring of our operating methods. Our future success depends upon our ability to implement these restructuring initiatives throughout our operations. In addition, while some of the productivity improvements are within our control, others depend on external factors, such as commodity prices or trade regulation. These external factors may impair our ability to reduce our structural costs as planned, and we may sustain larger than expected production expenses, materially affecting our business and results of operations.

We may not be able to accurately forecast demand for our vehicles, potentially leading to inefficient use of our production capacity, which could harm our business.

We have a high proportion of fixed costs, both due to our significant investment in property, plant and equipment as well as the requirements of our collective bargaining agreements, which limit our flexibility in calibrating personnel costs to changes in demand for our products. Demand for our vehicles depends on many factors, including consumer preference, vehicle pricing, availability of financing and general economic conditions, some of which are beyond our control, and current challenges in developing accurate forecasts will likely continue in the future. Significant unanticipated fluctuations in demand could cause the following problems in our operations:

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If demand increases beyond our forecasts, we would have to rapidly increase production and our ability to do so would depend in part on our suppliers’ ability to provide greater than forecast volumes of raw materials and components and those suppliers might not be able to increase their own production rapidly enough to meet unexpected demand.

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Increases in production levels to meet unanticipated demand could result in excessive employee overtime, expedited procurement of raw materials and parts, and other potential expenditures, all of which could drive up costs for manufacturing and logistics. These higher costs could impact our profitability.

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Rapid and unexpected increases in manufacturing volumes may also adversely affect our manufacturing quality, which could delay production, or could generate product recalls and warranty claims. These results could reduce our gross margins and adversely impact customer satisfaction.

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If, on the other hand, demand does not develop as we forecast, we could have excess inventory, and we may need to increase sales incentives to sell off inventory, and/or take impairments or other charges. Lower than forecasted demand could also result in excess manufacturing capacity and reduced manufacturing efficiencies, which could reduce margins and profitability.

Dealer sourcing and inventory management decisions could adversely affect sales of our vehicles and service parts.

We sell most of our vehicles and service parts through our dealer network. The dealers carry inventories of vehicles and service parts in their ongoing operations and they adjust those inventories based on their assessment of future sales prospects, their ability to obtain wholesale financing, and other factors. Certain of our dealers may also carry products or operate separate dealerships that carry products of our competitors and may focus their inventory purchases and sales efforts on products of our competitors due to industry and product demand or profitability. These inventory and sourcing decisions can adversely impact our sales, financial condition and results of operations.

Our vehicle and service part sales depend on the willingness and ability of our dealer network to purchase vehicles and service parts for resale to retail customers. Our dealers’ willingness and ability to make these purchases depends, in turn, on the rate of their retail vehicle sales, as well as the availability and cost of capital and financing necessary for dealers to acquire and hold inventories for resale. To the extent sales of our vehicles from dealers’ inventories decline, or if dealers either experience or foresee difficulties in obtaining wholesale financing at reasonable cost, our vehicle sales may decline and our financial condition and results of operations may be adversely affected. See “–Availability of adequate financing on competitive terms for our dealers and retail customers is critical to our success. In lieu of a captive finance company, we depend on our relationship with Ally to supply a significant percentage of this financing.”

Our business plan depends, in part, on reducing the extent to which we depend on dealer and retail incentives to sell vehicles, and our ability to modify these market practices is uncertain.

The intense competition and limited ability to reduce fixed costs that characterize the automotive industry has in many cases resulted in significant over-production of vehicles. These factors, together with significant excess manufacturing capacity, have driven manufacturers, including us, to rely heavily on sales incentives to drive vehicle sales. These incentives have included both dealer incentives, typically in the form of dealer rebates or volume-based awards, as well as retail incentives in a variety of forms, including subsidized financing, price rebates and other incentives. For instance, Old Carco’s profitability was impaired as a result of incentives, at times to a point that the net vehicle price did not necessarily covered the total vehicle cost. As part of our business plan, we are attempting to reduce our reliance on incentives, which might negatively affect our sales volumes. However, we expect the impact of any reduction in vehicle sales to be offset by improved and more predictable pricing and margins on vehicle sales. If, despite our efforts, we are unable to reduce our reliance on short-term sales incentives, and maintain price discipline, our attempts to do so may adversely affect our financial condition and results of operations.

If our suppliers fail to provide us with the systems, components and parts that we need to manufacture our automotive products, our business operations may be disrupted which would have a material adverse effect on our business.

Our business depends on a significant number of suppliers, which provide the components, parts and systems we require to manufacture vehicles and parts and to operate our business. In recent years, many of our suppliers have experienced financial difficulties, and some have sought protection under bankruptcy or similar reorganization laws. This trend intensified in 2009 due to the combination of general economic weakness, sharply declining vehicle sales and tightened credit availability that affected the automotive industry generally. In addition, we rely on specific suppliers to provide certain components, parts and systems required to manufacture our vehicles, and in some circumstances, we rely exclusively on one such supplier.

When key suppliers on which we depend have experienced financial difficulties in the past, they often sought to increase prices, pass through increased costs, accelerate payments or seek other relief. Many suppliers have been unable to raise sufficient working capital or funding or obtain the additional financing to continue operations, and some have been forced to reduce their output, cease operations or file for bankruptcy protection. Any such actions would likely increase our costs, impair our ability to meet design and quality objectives and in some cases make it difficult or impossible for us to produce certain vehicles. We may take steps to assist key suppliers to remain in business and maintain operations, but this would typically require us to divert capital from other needs and adversely affect our liquidity. It may also be difficult to find a replacement for certain suppliers without significant delay. Over the past several years, we have worked to reduce or eliminate our dependence on certain suppliers that we believed were financially at risk; however, this has increased our dependence on, and the concentration of our credit risk to our remaining suppliers.

We have changed the way in which we do business with certain key suppliers by paying up front for engineering design and development costs, rather than paying for these costs after production has begun via component or materials pricing. We believe that this shift will help financially stabilize our suppliers and will encourage supplier investment in our business, but as a result, we will now bear certain of the costs of new product development years before we will realize any revenue on that new product, which reduces our liquidity. In the event that parts production volumes are lower than forecast, or that the supplier does not perform all the way through the production cycle, we will experience financial losses that we would not otherwise have incurred under the prior payment system. Our competitors may not change their supplier payment programs, and may not experience similar losses, putting us at a potential competitive disadvantage in terms of available capital.

Increase in costs, disruption of supply or shortage of raw materials could materially harm our business.

We use a variety of raw materials in our business including steel, aluminum, lead, resin and copper, and precious metals such as platinum, palladium and rhodium. The prices for these raw materials fluctuate and, at times in recent periods, these commodity prices have increased significantly in response to changing market conditions. We seek to manage this exposure, but we may not always be successful in hedging these risks. See “–We may be adversely affected by fluctuations in foreign currency exchange rates, commodity prices, and interest rates.” Substantial increases in the prices for our raw materials increase our operating costs and could reduce our profitability if we cannot recoup the increased costs through changes in vehicle prices. In addition, certain raw materials are sourced only from a limited number of suppliers and from a limited number of countries. We cannot guarantee that we will be able to maintain arrangements with these suppliers that assure our access to these raw materials, and in some cases this access may be affected by factors outside of our control and the control of our suppliers. For instance, the recent earthquake and tsunami in Japan negatively affected commodity markets, and may continue to have severe and unpredictable effects on the price of certain raw materials in the future.

As with raw materials, we are also at risk for supply disruption and shortages in parts and components for use in our vehicles. For example, in early 2011, we were forced to idle our minivan assembly plant in Windsor, Ontario for approximately one week as a result of a supply disruption. In addition, in 2010, there was an industry-wide shortage of computer chips that we use for the electrical systems in our vehicles. There was also an industry-wide shortage of tires in 2010, as tire manufacturers that cut back capacity during the 2007-09 recession did not increase capacity at a rate sufficient to meet increasing industry demand. These shortages have continued into 2011, but with less severity. Supply of parts and components may also be disrupted or interrupted by natural disasters such as the recent flooding in Thailand and in the eastern U.S. We will continue to work with our suppliers to monitor potential shortages and to mitigate the effects of any emerging shortages on our production volumes and revenues; however, there can be no assurances that these events will not have an adverse effect on our production in the future, and any such effect may be material.

Any interruption in the supply or any increase in the cost of raw materials, parts and components could negatively impact our ability to achieve the growth in vehicle sales and profitability improvement contemplated by our business plan and the impact to our vehicle sales and profitability could be material.

From time to time we enter into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to a supplier, or “take-or-pay” contracts, through which we may incur costs that cannot be recouped by vehicles sales.

From time to time, we enter into long-term supply contracts that require us to purchase a minimum or fixed quantity of parts to be used in the production of our vehicles. If our need for any of these parts were to lessen, we would still be required to purchase a specified quantity of the part or pay a minimum amount to the supplier pursuant to the take- or-pay contract. We also have entered into a small number of long-term supply contracts for raw materials that require us to purchase fixed quantities. If our needs for raw materials decline, we could be required to purchase more materials than we need.

Laws, regulations and governmental policies, including those regarding increased fuel economy requirements and reduced GHG emissions, may have a significant effect on how we do business and may adversely affect our results of operations.

In order to comply with government regulations related to fuel economy and emissions standards, we must devote significant financial and management resources, as well as vehicle engineering and design attention to these legal requirements. We expect the number and scope of these regulatory requirements, along with the costs associated with compliance, to increase significantly in the future. In the U.S., for example, governmental regulation is driven by a variety of sometimes conflicting concerns, including vehicle safety, fuel economy and environmental impact (including greenhouse gas, or GHG, emissions). These government regulatory requirements could significantly affect our plans for product development, particularly our plans to further integrate product development with our industrial partner, Fiat, and may result in substantial costs, including civil penalties, if we are unable to comply fully. They may also limit the types of vehicles we produce and sell and where we sell them, which can affect our vehicle sales and revenues. These requirements may also limit the benefits of the Fiat alliance, as we expend financial, vehicle design and engineering resources to the localization of Fiat vehicle platforms and adapt other Fiat technologies for use in our principal markets in North America, where Fiat has had a limited presence in recent years.

Among the most significant regulatory changes we face over the next several years are the heightened requirements for fuel economy and GHG emissions. The Corporate Average Fuel Economy, or CAFE, provisions under the EISA mandate that by 2020, car and truck fleet-wide average fuel economy must be materially higher than that required today. Moreover, the State of California, through the California Air Resources Board, or the CARB, is implementing its own program to regulate vehicle emissions compliance that require even further improved fuel economy. This California program currently has standards established for the 2009 through 2016 model years. Some additional states and Canadian provinces have also adopted variations of the California emissions standards.

In May 2009, President Obama announced a goal of implementing harmonized federal standards for fuel economy and GHG emissions. The Environmental Protection Agency, or EPA, and the National Highway Transportation Safety Administration, or NHTSA, issued a joint final rule to implement this new federal program in May 2010. These standards apply to passenger cars, light-duty trucks, and medium-duty passenger vehicles built in model years 2012 through 2016, and CARB has agreed that compliance with the these federal emissions standards will be deemed compliance with the California emissions standards for the 2012 through 2016 model years. In the absence of these rules, we would be subject to conflicting and in some cases more onerous requirements enacted by California and adopted by other states. While there are no national standards in effect for model years after 2016, President Obama and the automotive industry have collectively agreed to a proposed joint framework that would increase the emissions standards from 2017 through 2025, such that the car and truck fleet-wide average fuel economy achieves 54.5 miles per gallon by 2025. A proposed joint rule based upon this framework is now pending. As with the current national program, compliance with the proposed joint rule will be deemed compliance with California emissions requirements. Implementation of this rule would require us to take costly design actions. In addition, if circumstances arise where CARB and EPA regulations regarding GHG emissions and fuel economy conflict, this too could require costly actions or limit the sale of certain of our vehicles in certain states. We could also be adversely affected if pending litigation by third parties outside of the automotive industry challenging EPA’s regulatory authority with respect to GHGs is successful, and, as a result, CARB were to enforce its GHG standards.

We are committed to meeting these new regulatory requirements, and our current product plan incorporates the technology and associated cost to comply with the federal program through the 2016 model year. Our current vehicle technology, however, cannot yield the improvement in fuel efficiency necessary to achieve compliance with the requirements of the proposed 2017-2025 joint rule. Even in the years leading up to 2016, we may not be able to develop appealing vehicles that comply with these requirements that can be sold at a competitive price. Our customers may not purchase these vehicles in the volumes necessary to achieve the proper fleet mix to achieve fuel economy requirements.

Canadian federal emissions regulations largely mirror the U.S. regulations.

The European Union, or EU, promulgated new passenger car carbon dioxide emissions regulations beginning in 2012. This directive sets an industry target for 2020 of a fleet average measured in grams per kilometer, with the requirements for each manufacturer calculated based on the average weight of vehicles across its fleet. In addition, some EU member states have adopted or are considering some form of carbon-dioxide based vehicle tax, which may affect consumer preferences for certain vehicles in unpredicted ways, and which could result in specific market requirements that are more stringent than the EU emissions standards.

Other countries are also developing or adopting new policies to address these issues. These policies could significantly affect our product development and international expansion plans and, if adopted in the form of new laws or regulations, could subject us to significant civil penalties or require that we modify our products to remain in compliance. Any such modifications may reduce the appeal of our vehicles to our customers.

Additionally, any new regulations could result in substantial increased costs, which we may be unable to pass through to customers, and could limit the vehicles we design, manufacture and sell and the markets we can access. These changes could adversely affect our business, financial condition and results of operations. For example, pending litigation may prompt EPA to reexamine the use of selective catalyst reduction, or SCR, technology in diesel engines. Regulatory constraints on such use could adversely affect our ability to sell heavy-duty vehicles.

Safety standards set by regulatory authorities, as well as design, safety and quality ratings by widely accepted independent parties may have a significant negative effect on our costs and our vehicle sales.

Our vehicles must satisfy safety requirements that are developed and overseen by a variety of governmental bodies within the U.S. and foreign countries. Our vehicles are also tested by independent vehicle rating programs such as the Insurance Institute for Highway Safety. In addition, independent ratings services such as Consumers Union and J.D. Power and Associates perform reviews on safety, design and quality issues, which often influence consumers’ purchase decisions.

Meeting or exceeding government-mandated safety standards and improving independent safety, design and quality ratings can be difficult and costly in many cases. Often, safety requirements or desired quality and design attributes hinder our efforts to meet emissions and fuel economy standards, since the latter are often facilitated by reducing vehicle weight. The need to meet regulatory or other generally accepted rating standards can substantially increase costs for product development, testing and manufacturing, particularly if new requirements or testing standards are implemented in the middle of a product cycle, and the vehicle does not already meet the new requirements or standards.

To the extent that the ratings of independent parties are negative, or are below our competitors’ ratings, our vehicle sales may be negatively impacted.

Vehicle defects may delay vehicle launches, or increase our warranty costs.

Manufacturers are required to remedy defects related to motor vehicle safety and to emissions through safety recall campaigns, and a manufacturer is obligated to recall vehicles if it determines that they do not comply with an applicable Federal Motor Vehicle Safety Standard. In addition, if we determine that a safety or emissions defect or a noncompliance exists with respect to certain of our vehicles prior to the start of production, the launch of such vehicle could be delayed until we remedy the defect or noncompliance. The costs associated with any protracted delay in new model launches necessary to remedy such defect, and the cost of providing a free remedy for such defects or noncompliance in vehicles that have been sold, could be substantial. We are also obligated under the terms of our warranty to make repairs or replace parts in our vehicles at our expense for a specified period of time. Therefore, any failure rate that exceeds our expectations may result in unanticipated losses.

Product recalls may result in direct costs and loss of vehicle sales that could have material adverse effect on our business.

From time to time, we have been required to recall vehicles to address performance, compliance or safety-related issues. The costs we incur to recall vehicles typically includes the cost of the new remedy parts and labor to remove and replace the problem parts, and may be substantial depending on the nature of the remedy and the number of vehicles affected. Product recalls also harm our reputation and may cause consumers to question the safety or reliability of our products.

Any costs incurred, or lost vehicle sales resulting from, product recalls could materially adversely affect our business. Moreover, if we face consumer complaints, or we receive information from vehicle rating services that calls into question the safety or reliability of one of our vehicles and we do not issue a recall, or if we do not do so on a timely basis, our reputation may also be harmed and we may lose future vehicle sales.

We are exposed to ongoing litigation and other legal and regulatory actions and risks in the ordinary course of our business, and we could incur significant liabilities and substantial legal fees.

In the ordinary course of business, we face a significant volume of litigation as well as other legal claims and proceedings and regulatory enforcement actions. The results of these legal proceedings cannot be predicted with certainty, and adverse results in current or future legal proceedings may materially harm our business, financial condition and results of operations, whether because of significant damage awards or injunctions or because of harm to our reputation and market perception of our vehicles and brands. We may incur losses in connection with current or future legal proceedings that exceed any provisions we may have set aside in respect of such proceedings or that exceed any applicable insurance coverage.

Although we design and develop vehicles to comply with all applicable safety standards, compliance with governmental standards does not necessarily prevent individual or class action lawsuits, which can entail significant costs and risks. For example, whether Federal Motor Vehicle Safety Standards preempt state common law claims is often a contested issue in litigation, and some courts have found us in breach of legal duties and liable in tort, though our vehicles comply with all applicable federal and state regulations. Furthermore, simply responding to actual or threatened litigation or government investigations regarding our compliance with regulatory standards, even in cases in which no liability is found, often requires significant expenditures of funds, time and other resources, and may cause reputational harm.

In addition, our vehicles may have “long-tail” exposures, including as a result of potential product recalls and product liability claims, giving rise to liabilities many years after their sale. Any insurance we hold currently may not be available when costs arise in the future and, in the case of harm caused by a component sourced from a supplier, the supplier may no longer be available to provide indemnification or contribution.

Taxing authorities could challenge our historical and future tax positions as well as our allocation of taxable income among our subsidiaries.

The amount of income tax we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. We have taken, and will continue to take, tax positions based on our interpretation of such tax laws. While we believe that we have complied with all applicable income tax laws, there can be no assurance that a taxing authority will not have a different interpretation of the law and assess additional taxes. Should additional taxes be assessed, this may result in a material adverse effect on our results of operations and financial condition.

We conduct sales, contract manufacturing, marketing, distribution and research and development operations with affiliated companies located in various tax jurisdictions around the world. While our transfer pricing methodologies are based on economic studies that we believe are reasonable, the transfer prices for these products and services could be challenged by the various tax authorities resulting in additional tax liabilities, interest and/or penalties, and the possibility of double taxation. To reduce the risk of transfer pricing adjustments, efforts are underway to secure an advance pricing agreement, or APA, with Canada, and we are also considering whether to pursue one with Mexico, but we currently have no APA in place with either jurisdiction.

We depend on the services of our key executives, whose loss could materially harm our business.

Several of our senior executives, including our Chief Executive Officer, Sergio Marchionne, are important to our success because they have been instrumental in establishing our new strategic direction and implementing our business plan. If we were to lose the services of any of these individuals this could have a material adverse effect on our business, financial condition and results of operations. We believe that these executives, in particular Mr. Marchionne, could not easily be replaced with executives of equivalent experience and capabilities.

Mr. Marchionne’s dual positions as Fiat’s Chief Executive Officer and as our initial Chief Executive Officer, and Mr. Palmer’s dual positions as our Chief Financial Officer and as the Chief Financial Officer of Fiat, may create a potential for conflicts of interest.

Mr. Marchionne’s dual role as Chief Executive Officer of both Chrysler Group and Fiat, and Mr. Richard Palmer’s dual role as Chief Financial Officer of both companies, could present potential conflicts of interest under our industrial alliance with respect to the development of products, brands, and global distribution strategies, and component sourcing to Fiat affiliates. There can be no assurance that the governance processes in our LLC Operating Agreement and the covenants in our outstanding debt agreements will be sufficient to protect against such conflicts.

Moreover, in addition to serving as Chief Executive Officer of both Fiat and Chrysler Group, Mr. Marchionne also serves as Chairman or Chief Executive Officer of several significant business units within Fiat and Fiat Industrial including Fiat Group Automobiles, Case New Holland, or CNH, and Iveco. Mr. Marchionne does not receive any salary compensation from us for serving as our Chief Executive Officer, and we do not have a specified allocation of Mr. Marchionne’s time and attention. If Mr. Marchionne allocates more of his time and attention to non-Chrysler matters, our business may suffer as a result.

We are operating our business with far fewer salaried employees than Old Carco and our current employees may lack some of the skills and qualifications that Old Carco’s employees had, which may harm our business and threaten our ability to hire and retain salaried employees, especially those with critical skills.

We employ substantially fewer salaried employees than Old Carco employed. As part of cost reduction efforts in the 2007-2009 period, Old Carco had offered early retirement packages and voluntary separation incentives to a broad cross-section of experienced salaried employees. As a result, we do not have the services of key employees who worked for Old Carco in a number of critical areas including vehicle design and engineering, finance, accounting, tax and legal. The remaining employees have heavier workloads than employees have historically had. We are currently in the process of trying to hire additional experienced salaried employees, particularly engineers, the market for whom is particularly competitive. Companies in similar situations have experienced significant difficulties in hiring and retaining highly skilled employees, particularly in competitive specialties, and we may experience such difficulties going forward. Due to increasing demands on the salaried workforce, and the potential lack of critical skills in our employee population, we may not be able to achieve our business plan targets in as cost-effective or efficient a manner as we had projected.

Our collective bargaining agreements limit our ability to modify our operations and reduce costs in response to market conditions.

Substantially all of our hourly employees in the U.S. and Canada are represented by unions and covered by collective bargaining agreements. We recently negotiated a new four-year collective bargaining agreement with the UAW, which was ratified in October 2011. Our agreement with the Canadian Auto Workers, or the CAW, is set to expire in September 2012, and we may lose the advantage of some of the concessions we had previously negotiated with the CAW. As a practical matter, both these agreements restrict our ability to modify our operations and reduce costs in response to market conditions during the terms of the agreements. These and other provisions in our collective bargaining agreements may impede our ability to restructure our business successfully to compete more effectively, especially with those automakers whose U.S. employees are not represented by unions.

Work stoppages at our suppliers’ facilities or other interruptions of production may harm our business.

A work stoppage or other interruption of production could occur at our facilities or those of our suppliers as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons. For example, many suppliers are experiencing financial distress due to decreasing production volume and increasing prices for raw materials, jeopardizing their ability to produce parts for us. A work stoppage or interruption of production at our facilities or those of our suppliers due to labor disputes, shortages of supplies, or any other reason (including but not limited to tight credit markets or other financial distress, natural or man-made disasters, or production difficulties) could substantially adversely affect our financial condition and results of operations.

We depend on our computer and data processing systems, and a significant malfunction or disruption in their operation could disrupt our business.

Our ability to keep our business operating effectively depends on the functional and efficient operation of our enterprise resource planning and telecommunications systems, including our vehicle design, manufacturing, inventory tracking and billing and collection systems. We rely on these systems to make a variety of day-to-day business decisions as well as to track transactions, billings, payments and inventory. Our systems are susceptible to malfunctions and interruptions (including due to equipment damage, power outages, computer viruses and a range of other hardware, software and network problems) and we may experience such malfunctions or interruptions in the future. Although our systems are diversified, including multiple server locations and a range of software applications for different regions and functions, a significant or large-scale malfunction or interruption of our computer or data processing systems could adversely affect our ability to manage and keep our operations running efficiently, and damage our reputation if we are unable to track transactions and deliver products to our customers. A malfunction that results in a wider or sustained disruption to our business could have a material adverse effect on our business, financial condition and results of operations.

We are currently in the process of transitioning, retiring or replacing a significant number of our software applications at an accelerated rate, an effort that will continue in future years. These applications include, among others, our engineering, finance, procurement and communication systems. During the transition periods, and until we fully migrate to our new systems, we may experience material disruptions in communications, in our ability to conduct our ordinary business processes and in our ability to report out on the results of our operations. Though we are taking commercially reasonable steps to transition our data properly, we may also lose significant amounts of data in the transition, or we may be unable to access data for periods of time without forensic intervention. Loss of data may affect our ability to continue ongoing business processes according to the dates in our business plan, or could affect our ability to file timely reports required by a wide variety of regulators, including the SEC. Our ability to comply with the requirements of the Sarbanes-Oxley Act, to the extent required of us, may also be compromised.

Risks Related to Our Structure, the Notes and the Exchange Offers

There may be adverse consequences if you do not exchange your old notes.

If you do not exchange your old notes for Notes in the exchange offers, you will continue to be subject to restrictions on transfer of your old notes as set forth in the Offering Memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. You should refer to “Summary — The Exchange Offers” and “The Exchange Offers” for information about how to tender your old notes.

The tender of old notes under the exchange offers will reduce the outstanding amount of the old notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the old notes due to a reduction in liquidity.

There is currently no public trading market for the Notes. We cannot assure you that an active trading market will develop for the Notes, in which case your ability to transfer the Notes will be limited.

The Notes will be new issues of securities with no established trading market, and an active trading market may not develop. We do not intend to list the Notes on any national securities exchange or to arrange for their quotation on any automated dealer quotation system. The initial purchasers advised us they intend to make a market in the Notes after we complete the exchange offers. However, the initial purchasers may cease their market-making activity at any time.

The liquidity of the trading markets, if any, for the Notes, and the market prices quoted for the Notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our operating and financial performance or in the prospects of companies in our industry generally. As a result, you cannot be certain that active trading markets will develop for the Notes or, if such markets develop, that they will be maintained.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of securities similar to the Notes. The market, if any, for the Notes may be subject to similar disruptions and any such disruptions may adversely affect the value of the Notes. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance and other factors.

Our substantial indebtedness could adversely affect our financial condition, our cash flow, our ability to operate our business and could prevent us from fulfilling our obligations under our indebtedness, including the Notes.

We have a substantial amount of indebtedness. As of September 30, 2011, our total debt, including the debt of our subsidiaries, was $12,384 million (based on the carrying value of such indebtedness), excluding unused commitments of $1,300 million under our revolving credit facility (of which $3,200 million consists of the old notes and $3,000 million consists of term loans under the Senior Credit Facilities).

Our debt levels could have significant negative consequences, including:

•	making it more difficult to satisfy our obligations, including our obligations with respect to the Notes;

•	a reduction of our future earnings;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring us to issue debt or raise equity or to sell some of our principal assets, possibly on unfavorable terms, to meet debt payment obligations;

•	exposing us to risks that are inherent in interest rate and currency fluctuations because certain of our indebtedness bears variable rates of interest and is in various currencies;

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subject us to financial and other restrictive covenants, and if we fail to comply with these covenants and that failure is not waived or cured, could result in and event of default under our indebtedness;

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requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of cash available for other purposes, including for vehicle design and engineering, manufacturing improvements, other capital expenditures and other general corporate uses;

•	limiting our financial and operating flexibility in responding to changing economic and competitive conditions or exploiting strategic business opportunities; and

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placing us at a disadvantage compared to our competitors that have relatively less debt and may therefore be better positioned to invest their funds in design, engineering and manufacturing improvements, among other expenses.

If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenues may decline and our operating results may suffer. If we do not have sufficient earnings to service our indebtedness, we may be required to refinance all or part of our indebtedness, sell assets, borrow more money or sell securities, which we may not be able to do on acceptable terms if at all.

Despite our substantial indebtedness, we may be able to incur substantially more debt.

Despite our substantial amount of indebtedness, we may be able to incur substantial additional debt, including secured debt, in the future. The indenture governing the Notes does not restrict our ability to incur unsecured Indebtedness. Although restrictions on the incurrence of additional debt are contained in the indenture governing the Notes (in the case of secured debt), in the terms of our Senior Credit Facilities and in our other financing arrangements, these restrictions are subject to a number of qualifications and exceptions. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of September 30, 2011, we had $1,300 million available for additional borrowing under our revolving credit facility, all of which is secured by a lien senior to the lien securing the Notes. The more leveraged we become, the more we, and in turn holders of the Notes, become further exposed to the risks associated with substantial leverage described above.

Restrictive covenants in the Notes and our other indebtedness could adversely affect our business by limiting our operating and strategic flexibility.

The indenture governing the Notes contains restrictive covenants that limit our ability to, among other things:

•	incur or guarantee additional secured indebtedness;

•	pay dividends or make distributions or purchase or redeem capital stock;

•	make certain other restricted payments;

•	incur liens;

•	sell assets;

•	enter into sale and lease-back transactions;

•	enter into transactions with affiliates; and

•	effect a consolidation, amalgamation or merger.

These restrictive covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, mergers and acquisitions, joint ventures or other corporate opportunities. In addition, the Senior Credit Facilities contain, and our future indebtedness may contain, other and more restrictive covenants and also prohibit us from prepaying certain of our other indebtedness, including the Notes, prior to discharge of the Senior Credit Facilities or such future indebtedness. In addition, the Senior Credit Facilities and the indenture governing the VEBA Trust Notes, or the VEBA Indenture, may limit our ability and the ability of our subsidiaries to incur debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Chrysler Group” for a description of the VEBA Trust Notes. The Senior Credit Facilities require us to maintain borrowing base collateral coverage and liquidity ratios. Our future indebtedness may contain similar or other financial ratios set at levels determined by us and our future lenders. Our ability to meet those financial ratios could be affected by a deterioration in our operating results, as well as by events beyond our control, including unfavorable economic conditions, and we cannot assure you that those ratios will be met. It may be necessary to obtain waivers or amendments with respect to covenants under the indenture governing the Notes, the terms of the Senior Credit Facilities or our future indebtedness from time to time, but we cannot assure you that we will be able to obtain such waivers or amendments or the cost of obtaining such waivers. A breach of any of these covenants, ratios or restrictions could result in an event of default under the indenture governing the Notes, the terms of the Senior Credit Facilities or our future indebtedness and any of our other indebtedness or result in cross-defaults under certain of our indebtedness. Upon the occurrence of an event of default under the indenture governing the Notes, the terms of the Senior Credit Facilities or such other indebtedness, the lenders could terminate their commitment to lend and elect to declare all amounts outstanding under such indebtedness, together with accrued interest, to be immediately due and payable. If the lenders accelerate the payment of that indebtedness or foreclose on the assets securing that indebtedness (including the collateral), we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness then outstanding, including the Notes. Even if the lenders do not elect to accelerate our indebtedness in the event of any such event of default under our other indebtedness, the lenders may prevent us from making payments of principal, premium (if any) or interest on the Notes, which could substantially decrease the market value of the Notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to generate sufficient cash flow from operations to make scheduled payments on, or to refinance obligations under, our debt depends on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to financial and business-related factors, many of which may be beyond our control. See “—Risks Relating to Our Business” above.

As of September 30, 2011, we had $12,384 million of outstanding indebtedness (based on the carrying value of such indebtedness), excluding unused commitments of $1,300 million under our revolving credit facility. After giving effect to the May 2011 refinancing transactions as if they had occurred on September 30, 2010, interest expense on our Senior Credit Facilities, the Notes and our other indebtedness would have been $1,063 million for the twelve months ended September 30, 2011.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce working capital levels, reduce or delay capital expenditures, sell assets, seek additional equity capital or restructure all or a portion of our debt. We may not be able to complete any of these on commercially reasonable terms or at all, and even if successful, we still may be unable to meet our scheduled debt service obligations, including the payment of interest or principal in respect of the Notes. In particular, our ability to refinance our indebtedness or obtain additional financing may be adversely affected by our anticipated high levels of debt, prevailing market conditions and the debt incurrence restrictions imposed by our debt instruments. In the absence of sufficient cash flow and capital resources, we could face substantial liquidity problems and may be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture governing the Notes, the terms of the Senior Credit Facilities and the agreements governing our other debt restrict, and our future indebtedness is likely to further restrict, both our ability to dispose of assets and the use of proceeds from any such disposition. We cannot assure you that we will be able to consummate any asset sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet our debt service obligations when due or that we will be contractually permitted to apply such proceeds for that purpose. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction in our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms, or at all. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to implement any of these alternative measures, would have a material adverse effect on our business, financial condition and results of operations, as well as our ability to satisfy our obligations in respect of the Notes.

The Notes will mature later than a substantial portion of our other indebtedness, including the Senior Credit Facilities.

The 2019 Notes will mature in 2019 and the 2021 Notes will mature in 2021. Substantially all of our other existing indebtedness will mature prior to the maturity of the Notes. For example, the term loans under the Senior Credit Facilities will mature two years before the 2019 Notes and four years before the 2021 Notes. In addition, the revolving facilities under the Senior Credit Facilities are expected to mature three years before the 2019 Notes and five years before the 2021 Notes. We are also required to make annual amortization payments under our VEBA Indenture. Therefore, we will be required to repay substantially all of our other creditors, including the lenders under the Senior Credit Facilities, before the holders of the Notes, which may significantly deplete the amount of cash available to repay all amounts owing on the Notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay such amounts if our cash flow is insufficient, and the prior maturity of such other indebtedness may make it difficult to refinance the Notes.

Holders of the Notes will not control decisions regarding collateral.

The rights of holders of the Notes with respect to the collateral securing the First-Priority Lien Obligations and the Notes will be limited pursuant to the terms of the intercreditor agreement with the lenders under our Senior Credit Facilities. Under the intercreditor agreement, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of the collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the lenders under our Senior Credit Facilities. Under those circumstances, neither the collateral agent nor the trustee on behalf of the holders of the Notes, with limited exceptions, will have the ability to control or direct such actions, even if the rights of the holders of the Notes are adversely affected. Any release by the lenders under our Senior Credit Facilities of the collateral that secures the Senior Credit Facilities (other than in connection with a termination of the Senior Credit Facilities or a release of all collateral) will also release the junior-priority lien securing the Notes on the same collateral (subject to the interest of the holders of the Notes in the proceeds of that collateral), and holders of the Notes will have no control over such release. In addition, because the holders of the First-Priority Lien Obligations control the disposition of the collateral, such holders could decide not to proceed against such collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the Notes. In such event, the only remedy available to the holder of the Notes would be to sue for payment on the Notes and the related guarantees.

The indenture governing the Notes and the intercreditor agreement also contain provisions prohibiting the trustee and the collateral agent from objecting following the filing of a bankruptcy petition to a number of important matters regarding the collateral and the financing to be provided to us. After such filing, the value of this collateral could materially deteriorate and holders of the Notes would be unable to raise an objection. In addition, the intercreditor agreement gives the holders of the First-Priority Lien Obligations the right to access and use the collateral that will secure the Notes to allow those holders to protect such collateral and to process, store and dispose of the collateral.

The collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our Senior Credit Facilities and other creditors that have the benefit of senior liens on such collateral from time to time, whether on or after the date the Notes and related guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the Notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the junior-priority lien securing the Notes only to the extent such proceeds would otherwise constitute “collateral” securing the Notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the Notes would be reduced and the Notes would not be secured by such proceeds.

In addition, the collateral will be taken in the name of a collateral agent for the benefit of the holders of the Notes and the trustee. As a result, the collateral agent or representative of the collateral agent may effectively control actions with respect to collateral which may impair the rights that a noteholder would otherwise have as a secured creditor. The collateral agent or representative, as applicable, may take actions that a noteholder disagrees with or fail to take actions that a noteholder wishes to pursue. For example, the collateral agent or representative, as applicable, could decide to credit bid using the value of a noteholder’s secured claim even if such noteholder would not individually have done so. Furthermore, the collateral agent or representative under the intercreditor agreement may fail to act in a timely manner which could impair the recovery of noteholders. In addition, the collateral agent for the holders of the Notes will be the same as the collateral agent under the Senior Credit Facilities. As such, in the event of a default the collateral agent will have a conflict of interest. If the collateral agent for the holders of the Notes is not able to remove the conflict of interest, it will need to resign.

There may not be sufficient collateral to satisfy our obligations under the Notes, and the collateral securing the Notes may be diluted under certain circumstances.

The Notes are secured by a junior priority lien on the collateral that secures the Senior Credit Facilities (except to the extent that the Senior Credit Facilities may be granted a lien on DOE Assets). In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any current or future domestic subsidiary, the assets that are pledged as shared collateral securing the First-Priority Lien Obligations and the Notes must be used first to pay the First-Priority Lien Obligations in full before making any payments on the Notes. As of September 30, 2011, we had outstanding approximately $3,200 million of indebtedness (excluding unused commitments of $1,300 million under our revolving credit facility) with a senior claim to the collateral. In addition, the indenture governing the Notes will allow a significant amount of additional indebtedness and other obligations to be secured by a lien on the collateral securing the Notes on a senior or equal and ratable basis, provided that, in each case, such indebtedness or other obligations could be incurred under the debt incurrence covenant contained in the indenture. Any additional obligations secured by a lien on the collateral securing the Notes (whether senior to or equal with the lien securing the Notes) will adversely affect the relative position of the Notes with respect to the collateral securing the Notes and your rights would be diluted by any such increase in the obligations secured by such collateral.

A significant portion of our assets will not be collateral for the Notes. The assets that will be excluded from the collateral include all assets of our foreign subsidiaries, which subsidiaries will be permitted to incur substantial indebtedness in compliance with the covenants under the Senior Credit Facilities and the indenture governing the Notes. As of September 30, 2011, our non-guarantor subsidiaries had approximately $11 billion of total assets and approximately $8 billion of total liabilities (including trade payables) to which the Notes would have been structurally subordinated. With respect to those assets that are not part of the collateral securing the Notes but which secure other obligations, the Notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of the First-Priority Lien Obligations first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the Notes.

No appraisals of the fair market value of any assets that will be collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The book value of our assets may not be indicative of the fair market value of such assets, which could be substantially lower. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value or market. The value of the assets pledged as collateral for the Notes or our other secured indebtedness could be impaired in the future as a result of changing economic conditions, changing legal regimes, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral may be insufficient to pay our obligations under the Notes in full or at all.

The lender under any Permitted DOE Facility will benefit from a more expansive security package than the holders of the Notes.

Any Permitted DOE Facility will benefit from a more expansive security package than the Notes. The Notes and Guarantees will not have a security interest in any DOE Assets. See “Description of the Notes—Security—Description of Collateral.” In addition, there will not be any requirement that the obligations under any Permitted

DOE Facility first be satisfied using proceeds from the assets that do not secure the Notes, which means the holders of the Notes may recover less than they would have if the lender under any Permitted DOE Facility first proceeded against such assets that do not secure the Notes.

Some foreign jurisdictions may not recognize the enforceability of junior liens, which may result in the Notes having a less expansive security package than the Senior Credit Facilities.

Some jurisdictions in which our subsidiaries are located, including Belgium, Brazil, Germany, Korea, the Netherlands, Russia and South Africa, may not recognize the validity or enforceability of a junior lien, or allow the perfection of a junior lien. If that is the case, the holders of the Notes, unlike the lenders under our Senior Credit Facilities, may not have the benefit of an enforceable security interest in the stock of our subsidiaries located in those jurisdictions.

The value of the collateral securing the Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against any issuer, guarantor or security provider, holders of the Notes will only be entitled to post-petition interest under the U.S. federal bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Notes exceed the fair market value of the collateral securing the Notes. As a result, holders of the Notes that have a security interest in collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. In addition, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the Notes on the date of the bankruptcy filing was less than the then-current principal amount of the Notes. Upon a finding by a bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes. No appraisal of the fair market value of the collateral has been prepared in connection with the exchange offers and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the Notes.

There are circumstances other than repayment or discharge of the Notes under which the collateral and related guarantees will be released automatically, without the consent of the holders of the Notes, the collateral agent or the trustee under the indenture governing the Notes.

Under various circumstances, collateral securing the Notes may be released automatically, including:

•	if all other liens on such property or assets securing First-Priority Lien Obligations are released;

•

a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the Notes or our Senior Credit Facilities, including the sale of any entity in its entirety that owns or hold such collateral;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture governing the Notes; and

•	with respect to any collateral, upon any release by the lenders under our Senior Credit Facilities of their senior-priority security interest in such collateral.

Moreover, as described below, although the Notes will initially be secured by the pledge of the capital stock of certain of our subsidiaries, the pledge of any such subsidiary will be released to the extent that separate financial statements of the subsidiary would be required pursuant to Rule 3-16 of Regulation S-X under the Securities Act in connection with the filing of a registration statement related to the Notes.

In addition, the guarantee of a guarantor will be released in connection with a sale of such guarantor in a transaction not prohibited by the indenture. The indenture governing the Notes will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the Notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the Notes but not under our Senior Credit Facilities. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Notes.”

Many of the covenants in the indenture that will govern the Notes will not apply if the Notes are rated investment grade by Moody’s and Standard & Poor’s.

If the Notes are assigned an investment grade rating by both Moody’s and Standard & Poor’s for 60 consecutive days, and no event of default has occurred or is continuing, many of the covenants in the indenture governing the Notes will not apply to us and the liens on the Collateral will be automatically released. There can be no assurance that the Notes will ever be rated investment grade, or that if they are rated investment grade, that the Notes will maintain these ratings. However, if the Notes do achieve investment grade ratings and the covenants are terminated and the collateral is released, the Notes will still only benefit from the limited covenants and be without the benefit of the guarantees or the collateral even if the Notes subsequently lose their investment grade ratings after such date. For additional information see “Description of the Notes—Certain Covenants in the Indenture—Covenant Fall-Away.”

There can be no assurance that the Notes will ever be rated investment grade, or that, if they are rated investment grade, that the Notes will maintain these ratings. Termination of some of the covenants in the indenture that will govern the Notes, however, would allow us to engage in certain transactions that would not be permitted while these covenants were in force. In addition, if the Notes are rated investment grade the liens on the collateral will be automatically released. In addition, upon the termination of these covenants, any defaults with respect to such terminated covenants that have not matured into events of default will be rescinded. For additional information, see “Description of the Notes—Certain Covenants in the Indenture—Covenant Fall-Away.”

Because each guarantor’s liability under its guarantee or security may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

Noteholders have the benefit of the guarantees of certain of our subsidiaries. However, the guarantees are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed more fully below, a court, under applicable fraudulent conveyance and transfer statutes, could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Security—Releases of Collateral.”

The pledge of the securities of our subsidiaries that secures the Notes will automatically be released to the extent and for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary.

The Notes are secured by a pledge of the stock and other securities of certain of our subsidiaries held by the issuers or the guarantors. Under the SEC regulations in effect as of the issue date of the Notes, if the par value, book value as carried by us, or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20 percent of the aggregate principal amount of the Notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. The indenture governing the Notes provides that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X or another similar rule. We conduct a substantial portion of our business through our subsidiaries, many of which have capital stock with a value in excess of 20 percent of the aggregate principal amount of the Notes offered hereby. Accordingly, the pledge of stock and securities with respect to each such subsidiary will be limited in value to less than 20 percent of the aggregate principal amount of the Notes offered hereby. As a result, holders of the Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during that period. It may be more difficult, costly and time-consuming for holders of the Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. In addition, the lenders under the Senior Credit Facilities are not subject to such limitation and may have a substantially more valuable security interest and different interests as a result thereof. There is no requirement that the lenders under the Senior Credit Facilities first look to the securities that are not pledged to secure the Notes before foreclosing, selling or otherwise acting upon the collateral shared with the Notes.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A portion of our outstanding debt, including additional indebtedness we may incur under the Senior Credit Facilities and, potentially, our future indebtedness, bears interest at variable rates. As of September 30, 2011, we had $3,373 million of variable rate debt outstanding (based on the carrying value of such indebtedness). As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our cost of borrowing, would increase the cost of servicing this debt and could materially reduce our profitability and adversely affect our ability to meet our obligations under the Notes. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt.

We may not be able to repurchase Notes upon a change of control.

The term “change of control” as used in the indenture governing the Notes is limited in terms of its scope and does not include every event that might adversely affect the value of the Notes. The change of control provisions may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction unless such transaction is included within the definition of a change of control, notwithstanding the fact that such events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Notes. Furthermore, we are required to repurchase the Notes following a change of control only if, within a specified time period following public notice of a proposed change of control transaction, the rating of the Notes by either Standard & Poor’s or Moody’s is reduced by at least one notch in the gradation of the ratings scale.

The source of funds for any purchase of the Notes will be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control and to repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms, or at all. Our failure to repurchase the Notes upon a change of control would cause a default under the indenture governing the Notes. Such a default would, in turn, constitute a default under our Senior Credit Facilities. In order to avoid the obligations to repurchase the Notes, we may have to avoid certain change in control transactions that would otherwise be beneficial to the Company.

Not all of our subsidiaries will guarantee the Notes, and the Notes and the guarantees of the Notes will be structurally subordinated to all of the claims of creditors of those non-guarantor subsidiaries, which includes all of our non-U.S. subsidiaries. In addition, the Notes and the guarantees of the Notes, will only be secured by a limited pledge of certain of such foreign subsidiaries’ capital stock, with no pledge of the assets of any non-U.S. subsidiaries of us or our U.S. subsidiaries.

The Notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that do not guarantee the Notes. As of the issue date, the Notes will be guaranteed by each of our domestic subsidiaries that also guarantee the Senior Credit Facilities. The Notes will not be guaranteed by any of our non-U.S. subsidiaries. In the future, other subsidiaries will be required to guarantee the Notes only under certain limited circumstances. See “Description of the Notes—Certain Covenants in the Indenture—Future Guarantors.” Our non-guarantor subsidiaries accounted for approximately $27 billion of our net revenues and approximately $1 billion of our net income (loss) before interest expense, income tax expense, depreciation and amortization of property, plant and equipment and intangible assets, or EBITDA, in each case, for the year ended December 31, 2010. Our non-guarantor subsidiaries accounted for approximately $24 billion of our net revenues and approximately $1 billion of our EBITDA, in each case, for the nine months ended September 30, 2011. As of September 30, 2011, our non-guarantor subsidiaries accounted for approximately $11 billion of our total assets, and had approximately $8 billion of total liabilities (including trade payables) to which the Notes would have been structurally subordinated. In addition, these non-guarantor subsidiaries will be permitted to incur substantial indebtedness in compliance with the covenants under the Senior Credit Facilities and the indenture governing the Notes. Generally, claims of creditors (both secured and unsecured) of a non-guarantor subsidiary, including trade creditors and claims of preference shareholders (if any) of the subsidiary will have priority with respect to the assets and cash flow of the non-guarantor subsidiary over the claims of creditors of its parent entity. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us and the holders of the Notes will participate with all other holders of our indebtedness in the assets remaining and dividended or otherwise paid to us after the subsidiaries involved in such proceedings have paid all of their debts and liabilities. In any of these cases, the relevant subsidiaries may not have sufficient funds to make payments to us, and holders of the Notes may receive less, ratably, than the holders of debt of our non-guarantor subsidiaries.

In addition, with respect to the Notes, the pledge of the securities of any first tier non-U.S. subsidiaries of us and our U.S. subsidiaries will be limited to 100 percent of their non-voting capital stock and 65 percent of their voting capital stock. There will be no pledge of the capital stock of non-U.S. subsidiaries of us and our U.S. subsidiaries other than first-tier non-U.S. subsidiaries. The Notes will not be secured by a pledge of the assets of any non-U.S. subsidiary of us or our U.S. subsidiaries.

We are not required to reorganize our corporate structure such that any non-U.S. subsidiaries of us or our U.S. subsidiaries will provide a pledge of 100 percent of their voting and non-voting capital stock or a pledge of their assets.

Rights of holders of the Notes in the collateral may be adversely affected by bankruptcy proceedings in the United States.

The right of the collateral agent or its representative to repossess and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. bankruptcy code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, U.S. bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.”

U.S. federal and state fraudulent transfer laws permit a court to void the Notes and the guarantees and security interests, and, if that occurs, you may not receive any payments on the Notes or may be required to return payments made on the Notes.

The issuance of the Notes, the guarantees and the security interests may be subject to review under U.S. federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, under such laws the payment of consideration in certain transactions could be considered a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing Notes, a guarantee or a security interest and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of issuing Notes or the guarantees;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on our or its business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes, the guarantees or the related security agreements, further subordinate the Notes or the payment obligations under such guarantee or security agreement to existing and future indebtedness of ours or such guarantor or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt. The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the laws of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes and the guarantees would not be subordinated to our or any guarantors’ other debt.

If the guarantees were legally challenged, any guarantee could be subject to the finding of a court that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees and related security agreements, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes.

Changes in the ratings of the Notes may cause their trading price to fall and affect the marketability of the Notes.

The old notes are, and upon issuance, the Notes will be, rated by Moody’s and S&P. A rating agency’s rating of the Notes is not a recommendation to purchase, sell or hold any particular security, including the Notes. Such ratings are limited in scope and do not comment as to material risks relating to an investment in the Notes. An explanation of the significance of such ratings may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time. Rating agencies also may lower, suspend or withdraw ratings on the Notes or our other debt in the future. Noteholders will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Notes.

The collateral is subject to casualty risk.

Even if we maintain insurance, there are certain losses that may be either uninsurable or not economically insurable, in whole or part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any collateral, the insurance proceeds may not be sufficient to satisfy all of our obligations, including the Notes and related guarantees.

Any future grant of a security interest in the collateral might be avoided by a trustee in bankruptcy.

Any future pledge of collateral in favor of the trustee, the collateral agent or its representative, as applicable, including pursuant to security documents delivered after the date of the indenture governing the Notes, might be avoided by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of granting the security or becomes insolvent as a result of entering into the security or associated documentation (including a guarantee) or a bankruptcy proceeding in respect of the security provider is commenced within a specified number of days following the granting of the security.

Rights of holders of the Notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The trustee, collateral agent or any representative of the collateral agent will have no obligation to monitor, and there can be no assurance that we will inform the trustee, collateral agent or any representative of the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly create or perfect the security interest in such after-acquired collateral. Neither the collateral agent nor the trustee for the Notes has any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Notes against third parties. Failure to perfect any such security interest may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties.

THE EXCHANGE OFFERS

Purpose of the exchange offers

The sole purpose of the exchange offers is to fulfill our obligations with respect to the registration of the old notes. We originally offered and sold the old notes on May 24, 2011. We did not register those sales under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the old notes we agreed to file with the SEC an exchange registration statement related to the exchange offers. Under the exchange registration statement, we will offer the Notes, in exchange for the old notes. See under the heading “Registration Rights” in this prospectus for additional information regarding the registration rights agreement.

How to determine if you are eligible to participate in the exchange offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, we will accept all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. The Issuers will issue $1,000 in principal amount of Notes for each $1,000 in principal amount of the old notes accepted in the exchange offers. Holders may tender some or all of their old notes pursuant to the exchange offers in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. The terms of the Notes are identical in all material respects to the terms of the old notes that you may exchange pursuant to the exchange offers, except that the Notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not be entitled to certain registration rights and certain other provisions which are applicable to the old notes under the registration rights agreement. The Notes will be entitled to the benefits of the indenture. See “Description of the Notes.”

We are not making the exchange offers to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which the exchange offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We are not making the exchange offers conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of old notes.

Under existing SEC interpretations, the Notes would generally be freely transferable after the exchange offers without further registration under the Securities Act, except that broker-dealers receiving the Notes in the exchange offers will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like these. We have not, however, asked the SEC to consider these particular exchange offers in the context of a no-action letter. Therefore, the SEC might not treat them in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	you must not be a broker-dealer that acquired the old notes from us or in market-making transactions or other trading activities;

•	you must acquire the Notes in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined in Rule 405 under the Securities Act.

If you wish to exchange old notes for Notes in the exchange offers you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the Notes if they participate in the exchange offers. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Notes.

A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any Notes it receives for its own account in the exchange offers. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the Notes by delivering the prospectus contained in the registration statement for the exchange offers. Each broker-dealer that receives Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days of the effectiveness of the exchange offer registration statement, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

By tendering old notes for exchange, you will exchange, assign and transfer the old notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the old notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire Notes issuable upon the exchange of such tendered old notes. The letter of transmittal requires you to agree that, when we accept your old notes for exchange, we will acquire good, marketable and unencumbered title to them, free and clear of all security interests, liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered old notes. You must further agree that our acceptance of any tendered old notes and the issuance of Notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death, incapacity, liquidation, dissolution, winding up or any other event relating to you, and every obligation of you shall be binding upon your heirs, personal representatives, successors, assigns, executors and administrators.

If you are tendering old notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offers. Each of the Notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the old notes from the most recent interest payment date to the date of the issuance of the Notes. Interest on the Notes is payable semiannually in arrears on June 15 and December 15, starting on June 15, 2012.

Information about the expiration date of the exchange offers and changes to it

The exchange offers expire on the expiration date, which is 5:00 p.m., New York City time, on                     , 2012, unless we, in our sole discretion, extend the period during which an exchange offer is open, and we will extend the expiration date to the extent required by Rule 13e-4 under the Exchange Act of 1934, as amended, or the Exchange Act. If we extend the expiration date for an exchange offer, the term “expiration date” means the latest time and date on which such exchange offer, as so extended, expires. We reserve the right to extend the exchange offers at any time and from time to time prior to the expiration date by giving written notice to Citibank, N.A., which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. New York City time on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service. During any extension of an exchange offer, all old notes previously tendered pursuant to such exchange offer will remain subject to such exchange offer.

The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offers and not accept for exchange any old notes for any reason, including if any of the events set forth below under “We may modify or terminate the exchange offers under some circumstances” have occurred and we have not waived them. We also reserve the right to amend the terms of the exchange offers in any manner, whether before or after any tender of the old notes. If we terminate or amend an exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the old notes as promptly as practicable. Unless we terminate the exchange offers prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the Notes for old notes on the exchange date.

We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of old notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to tender your old notes

If you tender to us any of your old notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the exchange offers.

You may tender old notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the “letter of transmittal” include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the old notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date. You may also tender old notes by complying with the guaranteed delivery procedures that we describe below.

Your signature does not need to be guaranteed if you registered your old notes in your name, you will register the Notes in your name and you sign the letter of transmittal. In any other case, the registered holder of your notes must endorse them or send them with duly executed written instruments of transfer in the form satisfactory to us. Also, an “eligible institution,” such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee the signature on the endorsement or instrument of transfer. If you want us to deliver the Notes or non-exchanged old notes to an address other than that of the registered holder appearing on the note register for the old notes, an “eligible institution” must guarantee the signature on the letter of transmittal.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old notes, you should contact the registered holder promptly and instruct the holder to tender old notes on your behalf. If you wish to tender your old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else’s name to your name may take considerable time.

How to tender if you hold your old notes through a broker or other institution and you do not have the actual old notes

Any financial institution that is a participant in The Depository Trust Company’s, or DTC, systems may make book-entry delivery of your old notes by causing DTC to transfer your old notes into the exchange agent’s account at DTC in accordance with DTC’s electronic Automated Tender Offer Procedures for transfer. Although you may deliver your old notes through book-entry transfer at DTC, you still must send either an executed and properly completed letter of transmittal, with any required signature guarantees, or an agent’s message and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent. If you will not be able to send all the documents on time, you can still tender your old notes by using the guaranteed delivery procedures described below.

You assume the risk of choosing the method of delivery of old notes and all other documents. If you send your old notes and your documents by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the exchange agent will withhold 28% of the gross proceeds otherwise payable to you pursuant to the exchange offers, unless an exemption applies under the applicable law and regulations concerning “backup withholding” of federal income tax. You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and you prove it in a manner satisfactory to us and the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering old notes stating:

•	the aggregate principal amount of old notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described above under “How to determine if you are eligible to participate in the exchange offers” are true and correct.

How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us

If you desire to accept an exchange offer, and time will not permit a letter of transmittal (or agent’s message) or old notes to reach the exchange agent before the expiration date, you may tender your old notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter or facsimile transmission (or an agent’s message) from an eligible institution setting forth your name and address, the principal amount of the old notes that you are tendering, the names in which you registered the old notes and, if possible, the certificate numbers of the old notes that you are tendering.

The eligible institution’s correspondence to the exchange agent must state that the correspondence constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such correspondence, the eligible institution will deliver the old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, or agent’s message with a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and any other required documents. We may, at our option, reject the tender if you do not tender your old notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your old notes and tender documents with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.

Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the old notes, or a timely book-entry confirmation accompanied by an agent’s message. We will issue Notes in exchange for old notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal or an agent’s message, any other required documents and either the tendered old notes or a timely book-entry confirmation.

We reserve the right to determine validity of all tenders

We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of old notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offers or any defect or irregularities in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offers, including the letter of transmittal and its instructions, will be final and binding.

If you tender old notes pursuant to the exchange offers, you may withdraw them at any time prior to the expiration date

For your withdrawal to be effective, the exchange agent must timely receive your written or fax (for eligible institutions) notice of withdrawal prior to the expiration date at the exchange agent’s address set forth on the back cover page of this prospectus. Your notice of withdrawal must specify the following information:

•	The person named in the letter of transmittal as tendering old notes you are withdrawing;

•	The certificate numbers of old notes you are withdrawing;

•	The principal amount of old notes you are withdrawing;

•	A statement that you are withdrawing your election to have us exchange such old notes; and

•	The name of the registered holder of such old notes, which may be a person or entity other than you, such as your broker-dealer.

The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal including any required signature guarantees. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the old notes that you are withdrawing. Alternately, for a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

The exchange agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

How we will either exchange your old notes for Notes or return them to you

On the exchange date, we will determine which old notes the holders validly tendered, and we will issue Notes in exchange for the validly tendered old notes. The exchange agent will act as your agent for the purpose of receiving Notes from us and sending the old notes to you in exchange for Notes promptly after acceptance of the tendered old notes. If we do not accept your old notes for exchange, we will return them without expense to you. If you tender your old notes by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above and we do not accept your old notes for exchange, DTC will credit your non-exchanged old notes to an account maintained with DTC. In either case, we will return your non-exchanged old notes to you promptly following the expiration of the exchange offers.

We may modify or terminate the exchange offers under some circumstances

We are not required to issue Notes in respect of any properly tendered old notes that we have not previously accepted and we may terminate the exchange offers or, at our option, we may modify or otherwise amend the exchange offers. If we terminate an exchange offer, it will be by oral (promptly confirmed in writing) or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires us to terminate the exchange offers in the following circumstances:

•

Any court or governmental agency brings a legal action seeking to prohibit the exchange offers or assessing or seeking any damages as a result of the exchange offers, or resulting in a material delay in our ability to accept any of the old notes for exchange offers; or

•

Any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of Notes having obligations with respect to resales and transfers of Notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offers; or

•	A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.

The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offers regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offers.

Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any tendered old notes, and we will not issue Notes in exchange for any such old notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indenture is required under the Trust Indenture Act of 1939.

Where to send your documents for the exchange offers

We have appointed Citibank, N.A. as the exchange agent for the exchange offers. You must send your letter of transmittal to the exchange agent at:

Citibank, N.A. Attention: Global Transaction Services—Chrysler Group LLC Exchange Offer 388 Greenwich Street, 14th Floor New York, NY 10013 Telephone: (212) 816-5614 Facsimile: (212) 816-5527

If you send your documents to any other address or fax number, you will have not validly delivered them and you will not receive Notes in exchange for your old notes. We will return your old notes to you.

We are paying our costs for the exchange offers

We have not retained any dealer-manager or similar agent in connection with the exchange offers and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offers, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees. We estimate that these fees are approximately $1 million.

No person has been authorized to give you any information or to make any representations to you in connection with the exchange offers other than those that this prospectus contains, and we take no responsibility for any other information that others may give you. If anyone else gives you information or representations about the exchange offers, you should not assume that we have authorized it. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information. We are not making the exchange offers to, nor will we accept tenders from or on behalf of, holders of old notes in any jurisdiction in which it is unlawful to make the exchange offers or to accept it. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offers in any such jurisdiction and extend the exchange offers to holders of old notes in such jurisdiction. In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the exchange offers one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the exchange offers on our behalf.

There are no dissenters’ or appraisal rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offers.

Federal income tax consequences to you

Your exchange of old notes for Notes should not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Certain U.S. Federal Income Tax Considerations” below.

These are the only exchange offers for the old notes that we are required to make

Your participation in the exchange offers is voluntary, and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offers. If you do not tender your old notes in the exchange offers, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes under the indenture. All non-exchanged old notes will continue to be subject to the restriction on transfer set forth in the indenture. If we exchange old notes in the exchange offers, the trading market, if any, for any remaining old notes could be much less liquid.

We may in the future seek to acquire non-exchanged old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not exchanged in the exchange offers.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of Notes pursuant to the exchange offers. Old notes that are validly tendered and exchanged will be retired and cancelled. We will pay all expenses incident to the exchange offers.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical consolidated financial and other data of Chrysler Group (Successor), Old Carco (Predecessor A) and Chrysler Automotive (Predecessor B). The selected historical consolidated financial data has been derived from:

•	Chrysler Group’s accompanying condensed consolidated financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 (Successor);

•

Chrysler Group’s accompanying audited consolidated financial statements as of December 31, 2010 and 2009 and for the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009 (Successor);

•

Old Carco’s accompanying audited consolidated financial statements as of June 9, 2009 and December 31, 2008 and for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008 (Predecessor A);

•

Old Carco’s audited consolidated and combined financial statements as of December 31, 2007 (Predecessor A) and for the period from August 4, 2007 to December 31, 2007 (Predecessor A), which are not included in this prospectus and

•

Chrysler Automotive’s audited combined financial statements for the period from January 1, 2007 to August 3, 2007 and as of and for the year ended December 31, 2006 (Predecessor B), which were derived from the audited consolidated financial statements and accounting records of Daimler and include expense allocations applicable to the business. The financial results of Chrysler Automotive are not necessarily indicative of those for a stand-alone company. Chrysler Automotive’s financial statements are not included in this prospectus.

The condensed consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the condensed consolidated financial statements. Interim results are not necessarily indicative of results that may be expected for a full year or any future interim period.

In 2007, Old Carco became an indirect, wholly-owned subsidiary of Chrysler Holding in connection with a business combination transaction between Daimler and Cerberus. Prior to August 3, 2007, Old Carco was an indirect, wholly-owned subsidiary of Daimler. The results of Old Carco’s automotive business operations prior to August 3, 2007 (excluding its finance company, Chrysler Financial) are shown as the results of Chrysler Automotive, which was not separately organized under an existing legal structure.

Chrysler Group was formed on April 28, 2009. On June 10, 2009, we purchased the principal operating assets and assumed certain liabilities of Old Carco and its principal domestic subsidiaries, in addition to acquiring the equity of Old Carco’s principal foreign subsidiaries, in the 363 Transaction approved by the bankruptcy court. Chrysler Group represents the successor to Old Carco for financial reporting purposes. Old Carco and Chrysler Automotive represent Predecessor A and Predecessor B, respectively, to Chrysler Group for financial reporting purposes.

Refer to “Business” for additional discussion of Chrysler Group’s background and formation.

The following data should be read in conjunction with, and is qualified by reference to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”, our audited consolidated financial statements and notes thereto included herein and Old Carco’s consolidated financial statements and the notes thereto included herein. Historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Successor				Predecessor A			Predecessor B
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008	Period from August 4, 2007 to December 31, 2007	Period from January 1, 2007 to August 3, 2007(1)	Year Ended December 31, 2006
	(in millions of dollars)
Consolidated Statements of Operations Data:
Revenues, net	$39,852	$31,183	$41,946	$17,710	$11,082	$48,477	$26,561	$34,556	$59,272
Gross margin	6,305	4,420	6,060	1,599	(1,934)	1,928	2,734	1,938	4,062
Selling, administrative and other expenses	3,517	2,770	3,797	4,336	1,599	3,991	2,070	3,583	4,973
Restructuring expenses (income), net(2)	13	47	48	34	(230)	1,306	21	1,200	—
Impairment of brand name intangible assets(3)	—	—	—	—	844	2,857	—	—	—
Impairment of goodwill(4)	—	—	—	—	—	7,507	—	—	—
Reorganization expense, net(5)	—	—	—	—	843	—	—	—	—
Interest expense(6)	958	940	1,276	470	615	1,080	640	515	705
Loss on extinguishment of debt	551	—	—	—	—	—	—	677	—
Net income (loss)	(42)	(453)	(652)	(3,785)	(4,425)	(16,844)	(639)	(4,402)	(3,506)

Consolidated Statements of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$3,537	$4,227	$4,195	$2,335	$(7,130)	$(5,303)	$3,238	$(829)	$781
Investing activities	(874)	(652)	(1,167)	250	(404)	(3,632)	(3,172)	(1,530)	(5,053)
Financing activities	(556)	(1,177)	(1,526)	3,268	7,517	1,058	8,638	(772)	761

Other Financial Information:
Depreciation and amortization expense	$2,170	$2,312	$3,051	$1,587	$1,537	$4,808	$2,016	$3,499	$5,330
Capital expenditures(7)	1,908	1,680	2,385	1,088	239	2,765	1,603	1,796	3,721

Consolidated Balance Sheets Data at Period End:
Cash, cash equivalents and marketable securities	$9,454	8,260	$7,347	$5,877	$1,845	$1,898	$9,531	$850	$4,689
Restricted cash	386	187	671	730	1,133	1,355	2,484	219	—
Total assets	37,250	36,890	35,449	35,423	33,577	39,336	66,538	51,435	51,435
Current maturities of financial liabilities	236	440	2,758	1,092	2,694	11,308	2,446	7,363	1,517
Long-term financial liabilities	12,148	12,443	10,973	8,459	1,900	2,599	11,457	4,196	8,813
Members’ Interest (deficit)	(3,068)	(3,763)	(4,489)	(4,230)	(16,562)	(15,897)	1,713	(8,335)	(6,470)

Other Statistical Information (unaudited):
Worldwide factory shipments (in thousands)(8)	1,468	1,220	1,602	670	381	1,987	1,045	1,565	2,655
Number of employees at period end(9)	54,818	51,333	51,623	47,326	48,237	52,191	73,286	76,624	80,267

(1)	Balance sheet data as of August 3, 2007 was derived from unaudited information.

(2)	In 2007, Old Carco announced a three year Recovery and Transformation Plan (“RTP”), or RTP I Plan, which was aimed at restructuring its business. In conjunction with the Cerberus transaction in 2007, Old Carco initiated the RTP II Plan. Then, in 2008 and 2009, the RTP III Plan and RTP IV Plan were initiated, respectively. For additional information refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Results of Operations.”

(3)	Old Carco recorded indefinite-lived intangible asset impairment charges of $844 million and $2,857 million in the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, related to its brand names. The impairments were primarily a result of the significant deterioration in Old Carco’s revenues, the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, and a significant decline in its projected production volumes and revenues considering the market conditions at that time.

(4)	In 2008, Old Carco recorded a goodwill impairment charge of $7,507 million, primarily as a result of significant declines in its projected financial results considering the deteriorating economic conditions and the weakening U.S. automotive market at that time.

(5)	In connection with Old Carco’s bankruptcy filings, Old Carco recognized $843 million of net losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing Old Carco and its principal domestic subsidiaries under Chapter 11 of the U.S. Bankruptcy Code. These losses were partially off-set by a gain on extinguishment of certain financial liabilities and accrued interest.

(6)	Interest expense for the period from January 1, 2009 to June 9, 2009 excludes $57 million of contractual interest expense on debt subject to compromise. Refer to Note 4, Interest Expense, of Old Carco’s accompanying audited consolidated financial statements for additional information.

(7)	Capital expenditures represent the purchase of property, plant and equipment and intangibles.

(8)	Represents vehicle sales to our dealers, distributors and fleet customers. For additional information refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Worldwide Factory Shipments.”

(9)	The number provided for August 3, 2007 is as of July 31, 2007. The number provided for June 9, 2009 is as of June 30, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with the information included under “Business,” “Selected Historical Consolidated Financial Data” and our condensed consolidated financial statements and related notes thereto, our consolidated financial statements and related notes thereto and Old Carco’s consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview of our Operations and Formation

We generate revenue, income and cash primarily from our sales of Chrysler, Jeep, Dodge and Ram vehicles and Mopar service parts and automotive accessories to dealers and distributors for sale to retail and fleet customers. The majority of our operations, employees, independent dealers and vehicle sales are in North America, principally in the United States. Approximately 10 percent of our vehicle sales are outside North America, mostly in South America, Asia Pacific and Europe. We also generate revenue, income and cash from the sale of separately-priced extended warranty service contracts to consumers and from providing contract manufacturing services to other vehicle manufacturers, including Fiat.

Our dealers enter into wholesale financing arrangements to purchase vehicles to hold in inventory which are available for sale to retail customers. Our retail customers use a variety of finance and lease programs to acquire vehicles from our dealers. The availability of financing on reasonable terms is a significant factor influencing our vehicle sales and revenues. Insufficient availability of financing to Old Carco’s dealers and retail customers contributed to declines in Old Carco’s vehicle sales and lease volumes beginning in 2008, which in turn affected its cash flows and liquidity. These impacts were among the key factors leading to Old Carco’s bankruptcy filing.

We began operations on June 10, 2009, following our purchase of the principal operating assets of Old Carco in connection with the U.S. Bankruptcy Court-approved 363 Transaction. As a key part of that transaction, we entered into an industrial alliance with Fiat that provides for collaboration in a number of areas, including product platform sharing and development, global distribution, procurement, information technology infrastructure and process improvement. In December 2010, we began production of the Fiat 500, and we are now the exclusive distributor of Fiat brand vehicles and service parts in North America. In 2010, Fiat assumed the management of our distribution and sales operations in select European countries and, in June 2011, became general distributor of our vehicles and service parts in Europe, where it sells our products through a network of newly appointed dealers. See “Business—Chrysler Group Overview” for a description of the circumstances surrounding our formation and the Fiat alliance.

For comparative purposes, we present certain information below regarding the financial condition and operating performance for 2009 based on our results for the period from June 10, 2009 to December 31, 2009 and those of Old Carco for the period from January 1, 2009 to June 9, 2009. Information presented for periods prior to 2009 represents the results of Old Carco or Chrysler Automotive, as indicated. Refer to the discussion of the lack of comparability of our and Old Carco’s financial information under the caption “–Results of Operations.”

Strategic Business Plan

Following completion of the 363 Transaction, our management team spent several months analyzing our business, products, operations and financial performance and condition in order to develop a business plan with clearly defined financial and operational performance targets.

In November 2009, we announced our business plan and related performance targets for the 2010 through 2014 period. Our business plan focuses on a number of initiatives designed to bring significant changes to our business, including investing in our brands and new product development, leveraging our alliance with Fiat, improving supply chain management, optimizing our dealer networks and building a workforce culture of high performance. Our business plan includes targets for vehicle sales and market share growth, profitability improvements and increased liquidity.

Since we began operations in June 2009, we have made progress toward the following business and operational objectives included in our business plan:

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Products and Product Development. We have completed an extensive renewal of our product lineup, which began in the fourth quarter of 2009. Since that time, we have launched several new vehicles, including the new Ram 2500 and 3500 Heavy Duty pick-up trucks, the Ram Chassis Cab commercial truck, the Jeep Grand Cherokee SUV, the Chrysler 300 and Dodge Charger sedans, the Dodge Durango crossover vehicle, and the Fiat 500. We have also launched 10 other significantly refreshed vehicles. All of these vehicles were in production by the end of 2010, but as is typical in the automotive industry, many of them first became available for retail sale several months later, in the first quarter of 2011. We introduced our new Pentastar V-6 engine in 2010 in the 2011 model year Jeep Grand Cherokee and we have since incorporated this engine into eleven other vehicles. We also began the manufacture of the 1.4L Fiat Fully Integrated Robotised Engine (FIRE) for use in the Fiat 500 that we are building in Toluca, Mexico.

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Optimizing our U.S. Dealer Network. A stable network of profitable dealers is important to our plan to increase vehicle sales. As part of the 363 Transaction, Old Carco had reduced the total number of its U.S. dealers by 789. This represented a 24 percent decrease in the number of dealers, but the terminated dealers accounted for only 13 percent of Old Carco’s vehicle sales during the year ended December 31, 2008. As of December 31, 2010, we had approximately 2,311 dealers in the U.S., compared to over 3,000 dealers in the U.S. at June 9, 2009. As of September 30, 2011, we had approximately 2,335 dealers in the U.S. We believe that the overall financial strength of our dealer network improved significantly during 2010, with approximately 82 percent of our U.S. dealers reporting to us that they were profitable by the end of 2010, as compared to approximately 70 percent in 2009 and 49 percent in 2008. Nearly all of our current dealers have access to wholesale financing through Ally or through other lenders. In addition, our U.S. dealers have committed to invest an aggregate of more than $500 million in new construction and major renovations in their dealerships since we began operations in June 2009.

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Enhancing Our Brands. We believe that we can increase sales of our vehicles and service parts while reducing our reliance on sales incentives by building the value of our brands. We have begun a multi-year campaign to strengthen our Chrysler, Jeep, Dodge and Mopar brands, to develop Ram as a separate brand, and to reintroduce the Fiat brand in the U.S. and Canadian markets. We separated the Ram truck lineup from the Dodge brand and established a new Ram brand within the fourth quarter of 2009 in order to more effectively develop and market the distinct attributes of the vehicles in each brand’s product portfolio. In 2011, we created the new SRT brand for our specialty performance vehicles. We also began selecting dealers for the sale of Fiat brand vehicles and service parts in the U.S. and Canada during the fourth quarter of 2010. As of December 1, 2011, we had 134 Fiat brand dealers in the U.S., of which 123 are current Chrysler, Jeep, Dodge and Ram brand dealers. We intend to develop a U.S. network of 179 Fiat brand dealers in approximately 121 metropolitan areas in 37 states, as well as 3 Fiat brand dealers in Puerto Rico. In Canada, we anticipate establishing 67 Fiat dealerships, of which 58 were selected in 2010.

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World Class Manufacturing (WCM). In 2010, we invested approximately $155 million in our manufacturing plants to improve the infrastructure, efficiency and quality of our production systems. This investment, which was incremental to the investments we made for the purposes of our 2010 production launches, is part of a larger effort to introduce WCM principles to our manufacturing operations. We continue to invest heavily in infrastructure to support WCM, with approximately $160 million of additional investment in 2011. WCM principles were developed by the WCM Association, a London-based non-profit organization dedicated to developing superior manufacturing standards. Fiat is the only automobile manufacturer that belongs to the WCM Association, and Fiat’s membership provides us access to WCM processes. WCM fosters a manufacturing culture that targets improved performance, safety and efficiency as well as the elimination of all types of waste. Unlike some other advanced manufacturing programs, WCM is designed to prioritize issues to focus on those believed likely to yield the most significant savings, and then directs resources at those limited issues. In preparation for our 2010 production launches, we invested $34 million in state-of-the-art metrology (precision measuring) centers at three of our assembly plants. We also installed a proprietary advanced statistical software system across all of our facilities that identifies emerging variation patterns during the assembly process that can be linked to worn tools or other root causes, thereby leading to prompt resolution of fit and finish discrepancies. In December 2010, we broadened the capability of our plant in Toluca, Mexico to a multi-platform facility. That plant is now capable of manufacturing our Fiat 500 and Dodge Journey models interchangeably. Our progress toward achieving goals under WCM is externally verified by certified WCM consultants, who measure our plants’ performance against 20 categories of pre-determined WCM metrics. WCM consultants conducted 9 external reviews in 2010, and 8 additional external reviews will be concluded by the end of 2011. In 2010, as a result of our WCM activities overall, we achieved a 25 percent reduction in reported injuries, a 39 percent reduction in lost days due to injury, a 10 percent improvement in manufacturing cost productivity, and a 13 percent improvement in first time quality in our vehicle assembly plant operations.

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Procurement. We have established joint purchasing programs with Fiat that are designed to yield preferred pricing and logistics terms. Our objective is to achieve cumulative savings from 2009 levels of approximately $3 billion by 2014, net of estimated raw material price increases, primarily through the use of shared parts and components and common suppliers, and obtaining better pricing by using Chrysler’s and Fiat’s combined annual purchasing power (approximately $60 billion in 2010, based on the average of the daily EUR/USD exchange rate during 2010). We also expect to achieve cost savings as we integrate our procurement activities with Fiat.

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Supply Chain Management. Our supply chain management function coordinates efforts to accurately forecast demand, manage the materials and vehicle ordering processes, track plant capacity, schedule production, allocate product inventory and arrange transportation logistics. Supply chain management is important in preventing potentially costly oversupply or undersupply conditions. Our supply chain management also monitors our dealers’ vehicle inventory levels to maintain availability of vehicles to facilitate sales, while at the same time preventing excess dealer stock to avoid the need for dealer and retail incentives. We improved the accuracy of our production forecasts in 2010 as compared to 2009, which led to decreased waste and lowered costs by reducing both underproduction and overproduction. We brought U.S. dealer vehicle inventory levels more in line with market demand and finished the year with 63 days supply (number of units in dealer inventory divided by the daily selling rate for December 31, 2010). This is up slightly from 58 days supply as of December 31, 2009, reflecting an increase in inventory levels associated with the launch of new and refreshed models. These inventory levels represent a significant improvement over Old Carco’s 115 days supply as of December 31, 2008. We have continued to maintain appropriate levels in 2011, with 54 days supply as of September 30, 2011.

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Global Distribution. We plan to increase our sales of vehicles and service parts outside of North America principally by leveraging the Fiat alliance to provide better access to key markets in Europe and South America. In June 2011, Fiat became the general distributor of our vehicles and service parts in Europe, where it sells our products through a network of newly appointed dealers. As contemplated by that plan, we are producing and selling several of our vehicle models and related service parts to Fiat for significantly expanded distribution throughout Europe, including European versions of our Chrysler 300, Chrysler Grand Voyager and a range of Jeep models. The Chrysler brand vehicle models are distributed by Fiat in certain countries in Europe under its Lancia brand. In addition, in July 2011, we began producing the Fiat Freemont, a utility vehicle based on the Dodge Journey, which Fiat distributes for us in Europe. We are also implementing strategies by which we are benefitting from Fiat’s longstanding presence in Brazil, the largest automotive market in South America. In that regard, Fiat is also distributing the Fiat Freemont in Brazil, and is selling a portion of the Fiat 500 vehicles that we manufacture in Mexico through its dealer network in Brazil and Argentina. Further, we are exploring opportunities for the production and expansion of the sale of Chrysler Group vehicles and service parts in growing and emerging markets, such as China and Russia, in connection with Fiat’s efforts to establish or expand manufacturing and distribution activities in those markets. To that end, Fiat is selling a portion of the Fiat 500 vehicles we manufacture in Mexico through its dealers in China, and Fiat plans to begin selling the Fiat Freemont in China in 2012. In January 2012, we will begin to distribute Fiat vehicles and service parts through our own dealer network in Russia.

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Management Structure. We implemented a flatter management structure so that each functional area of our business reports directly to the Chief Executive Officer. To facilitate collaboration and enhance speed of decision making, two management committees chaired by our Chief Executive Officer meet regularly to consider significant operational matters. Our Product Committee oversees capital investment, engineering and product development, while our Commercial Committee oversees matters related to sales and marketing.

See “Business–Chrysler Group Overview–Chrysler Group Transformation” and “Business–Chrysler Group Overview–Alliance with Fiat,” for additional information regarding our progress in implementing our business plan.

Trends, Uncertainties and Opportunities

Rate of U.S. Economic Recovery. The U.S. economy is recovering slowly from a recession that began in late 2007 and became increasingly severe with the global credit crisis in 2008 and 2009. The weaker economic conditions led to a substantial industry-wide decline in vehicle sales in the U.S., from 16.5 million vehicles in 2007 to 13.5 million vehicles in 2008 with SAAR falling to less than ten million vehicles in the first quarter of 2009. Events contributing to the recession, including severely constrained credit markets, interrupted Old Carco’s development and launch of new or significantly refreshed vehicles in 2008 and 2009, which has had a continuing adverse effect on our vehicle sales and market share. Unemployment remains relatively high in the U.S. and U.S. SAAR estimates for 2011 remain significantly below 2007 levels. We conservatively assumed a U.S. SAAR level of 12.7 million vehicles for 2011 for our business plan. Sales through November 2011 indicate a 2011 annual U.S. SAAR level of 13.0 million vehicles.

Product Development and Launches. Many of the models in our product lineup in 2011 were new or significantly refreshed, including the new Jeep Grand Cherokee, which had a successful retail launch in 2010 and has now garnered a significant number of industry awards. We expect that by the end of 2014, all of the models in our vehicle lineup that we carried over from the 2009 model year will be all-new. This challenging product development and launch schedule depends heavily on continued successful collaboration with Fiat, particularly in terms of sharing vehicle platforms. Our ability to continue to make the necessary investments in product development to achieve these plans depends in part on the market acceptance and success of the new and significantly refreshed vehicles we introduce early in the process.

A key component of our strategic plan is to create a compelling portfolio of products that will appeal to a wide range of customers. In order to optimize the mix of products we design, manufacture and sell, we consider a number of factors, including:

•	consumer taste, trends and preferences;

•	demographic trends, such as age of population and rate of family formation;

•	economic factors which affect preferences for luxury, affordability and fuel-efficiency;

•	competitive environment, in terms of quantity and quality of competitors’ vehicles offered within a particular segment;

•	our brand portfolio, as each of our brands target a different group of customers;

•	consumer preferences for certain vehicle types based on geographic region; and

•	technology, manufacturing capacity and other factors that impact our product development.

We also consider these factors in developing a mix of vehicles within each brand, with an additional focus on ensuring that the vehicles we develop further our brand strategy.

Over time, we seek to balance our portfolio to appeal to a broader, more global customer base. Because efforts to affect our product mix meaningfully can take several years in light of typical industry development timelines and the vehicle life cycle, we have undertaken several short-term steps toward our goal. Since June 2009, we have significantly refreshed or launched new versions of the majority of our existing models to offer improved content and performance at a greater value. We leveraged the Jeep Grand Cherokee platform to develop and launch the seven-passenger Dodge Durango crossover vehicle to better accommodate families. As another example of balancing our product portfolio, we also expanded our reach to include smaller vehicles with the launch of the eco-friendly Fiat 500.

Pricing. Our profitability depends in part on our ability to increase or maintain margins on the sale of vehicles, while operating in an automotive industry that has intense price competition resulting from the wide variety of available competitive vehicles and manufacturing overcapacity. Historically, manufacturers have competed for vehicle sales by offering dealer, retail and fleet incentives, including cash rebates, option package discounts, guaranteed depreciation programs, and subsidized financing or leasing programs, all of which constrain margins on vehicle sales. Although we will continue to use such incentives to generate sales for particular models in particular geographic regions during specific time periods, we intend to focus our efforts to achieve higher sales volumes by building brand value, balancing our product portfolio by offering smaller vehicle models, and improving the content, quality and performance of our vehicles. Our U.S. retail average net transaction price increased and our average incentive per unit decreased from the first quarter of 2010 to the fourth quarter of 2010, in each case as adjusted for changes in model mix over the period, as a result of favorable content mix and net price discipline. We have continued this positive trend into 2011, as our average net transaction price for the nine months ended September 30, 2011 exceeded our 2010 average net transaction price, while our incentive per unit has largely remained stable, as adjusted for changes in model mix, over the nine month period. We expect that our average net transaction price may decline over the next few years as we introduce several smaller and less expensive vehicles in our lineup, but we intend to apply the same net pricing discipline going forward, and to reduce incentives per unit proportionately.

Vehicle Profitability. Our results of operations depend on the profitability of the vehicles we sell, which tends to vary by vehicle segment. Vehicle profitability depends on a number of factors, including sales prices, net of sales incentives, costs of materials and components, as well as transportation and warranty costs. Typically, larger vehicles, which tend to have higher unit selling prices, have been more profitable on a per unit basis. Therefore, our minivans, larger utility vehicles and pick-up trucks have generally been more profitable than our passenger cars. Our minivans, larger utility vehicles and pick-up trucks accounted for approximately 53 percent of our total U.S. vehicle sales in 2010 and the vehicle profitability of this portion of our portfolio is approximately 130 percent of our overall portfolio on a weighted-average basis. While more profitable on a per unit basis, these larger vehicles have relatively low fuel economy and over the past several years, consumer preferences have shifted away from these vehicles, particularly in periods of relatively high fuel prices. A shift in consumer preferences away from minivans, larger utility vehicles and pick-up trucks and towards passenger cars could adversely affect our profitability. For example, a shift in demand such that industry market share for minivans, larger utility vehicles and pick-up trucks deteriorated by 10 percentage points and industry market share for cars and smaller utility vehicles increased by 10 percentage points, holding other variables constant, would have reduced our gross margin by approximately 5 percent and our modified operating profit by approximately 36 percent for 2010. This estimate does not take into account any other changes in market conditions or actions that the Company may take in response to shifting consumer preferences, including production and pricing changes.

As part of the Fiat alliance, we continue to work toward a more balanced product portfolio that we believe would alleviate the impact on us of a shift in consumer demand. In order to ensure that our portfolio of vehicles appropriately addresses the range of vehicles that may appeal to consumers over time, we have renewed our focus on the design, manufacturing, marketing and sale of our passenger cars, including mini, compact and subcompact cars, notwithstanding the lower per unit profitability. Our success in selling these smaller vehicles will provide us not only with a degree of insulation from the effects of changing consumer preferences, but will also be an important part of our efforts to comply with tightening environmental and fuel economy standards and to achieve corporate sustainability goals.

In addition, our vehicle sales through dealers to retail customers are normally more profitable than our fleet sales. Our fleet customers increasingly tend to purchase a higher proportion of our smaller, more fuel-efficient vehicles, which have historically had a lower profitability per unit. Nevertheless, our fleet sales have been an important source of revenue and can also be an effective means for marketing our vehicles. Our fleet sales also help to normalize our plant production because they typically involve the delivery of a large, pre-determined quantity of vehicles over several months. Our U.S. fleet sales accounted for approximately 36 percent of our total U.S. vehicle sales in 2010. The combined 2009 U.S. fleet sales for Old Carco and us accounted for approximately 26 percent of the total combined U.S. vehicles sales for Old Carco and us in 2009. The combined 2009 U.S. fleet sales for Old Carco and us were abnormally low due to reduced fleet sales to rental car companies as a result of the overall credit market crisis and Old Carco’s bankruptcy in April 2009.

International Distribution of our Vehicles. In connection with the implementation of our new distribution strategy for certain markets in Europe, we gave termination notices to our dealers and distributors in Europe. Fiat became the general distributor of our vehicles and service parts in Europe in June 2011, and we have largely completed the integration of our European sales operations into Fiat’s organization. We are also implementing strategies by which we are benefitting from Fiat’s longstanding presence in Brazil, the largest automotive market in South America. Further, we are working with Fiat to develop opportunities for the production and expansion of the sale of Chrysler Group products in emerging markets such as China and Russia.

Our Distribution of Fiat Vehicles. We are the exclusive distributor for Fiat and Alfa Romeo brand vehicles and service parts in North America. We began to generate incremental revenue and profits from the distribution of Fiat brand vehicles and service parts in Mexico in October 2010, and in the U.S. and Canada in the first quarter of 2011. In 2011, we also began distributing Alfa Romeo brand vehicles and service parts in Mexico. We are currently developing a plan to reintroduce Alfa Romeo brand vehicles and service parts in the U.S. and Canada. In addition, we have a right of first refusal to serve as distributor for Lancia brand vehicles in North America.

Cost of Sales. Our cost of sales is comprised of a number of elements. The most significant element of our cost of sales is the cost of materials and components, which makes up the majority of our cost of sales, typically around 70 percent of the total. The remaining costs principally include labor costs, consisting of direct and indirect wages and fringe benefits, depreciation and amortization, and transportation costs. A large portion of our materials and component costs are affected directly or indirectly by raw materials prices, particularly prices for steel, aluminum, lead, resin and copper, as well as precious metals. The prices for these raw materials fluctuate, and in recent years, the prices have increased significantly in response to changing market conditions. These market conditions affect, to a significant extent, our ability to manage our cost of sales over the long term. To the extent raw material price fluctuations may affect our cost of sales, we typically seek to manage these costs and minimize the impact on cost of sales through the use of fixed price purchase contracts and the use of commercial negotiations and technical efficiencies. As a result, for the periods reported, changes in raw material costs generally have not had a material effect on the period to period comparisons of our cost of sales.

Engineering, Design & Development Costs. In the past, suppliers often incurred the initial cost of engineering, designing and developing automotive component parts, and recovered their investments over time by including a cost recovery component in the price of each part based on expected volumes. Due in part to liquidity constraints faced by key suppliers, many of them have negotiated for cost recovery payments independent of volumes. This trend places increased demands on our liquidity and increases our economic risk, if new vehicles incorporating these components are not successful in the market. See “—Commercial Trends.”

Impact of Labor Cost Modifications. Our collective bargaining agreements with the UAW and the CAW have introduced lower wage and benefit structures for entry-level new hires, eliminated the employment security system (commonly known as the “Jobs Bank”), and reduced other compensation programs for terminated or laid-off represented employees, other than traditional severance pay. Over time, these and other modifications are intended to help us achieve hourly labor costs that are comparable to those of the transplant automotive manufacturers with which we compete while continuing to offer competitive compensation packages. We expect to realize the benefit of the new hire wage and benefit structure as our production increases and as a result of natural attrition. As planned, we renegotiated our collective bargaining agreement with the UAW, and it was ratified in October 2011. Although we made some concessions in wages and benefits during negotiations, particularly with respect to expanded profit sharing opportunities, we still expect to realize a significant portion of the savings negotiated in our prior agreement. Our collective bargaining agreement with the CAW expires in September 2012, and we therefore face some uncertainty as to future labor costs for our operations in Canada.

Fiat Ownership Interest

In January 2011, we delivered an irrevocable commitment letter to the U.S. Treasury stating that we had received the appropriate governmental approvals to begin commercial production of our Fully Integrated Robotised Engine in our Dundee, Michigan facility, which represented our achievement of the first of three Class B Events as outlined in our LLC Operating Agreement. In April 2011, we achieved our second Class B Event and delivered a notice to the U.S. Treasury confirming that we had achieved the Non-NAFTA Distribution Event as outlined in our LLC Operating Agreement. As a result of the achievement of these Class B Events, Fiat’s ownership interest increased from 20.0 percent to 30.0 percent, in increments of 5 percent.

On May 24, 2011, and concurrent with our repayment of the U.S. Treasury and EDC credit facilities, Fiat exercised its incremental equity call option and acquired an additional 16 percent fully-diluted ownership interest in the Company pursuant to the terms of our LLC Operating Agreement. We received the entire exercise price of $1,268 million in cash, increasing our contributed capital by the proceeds received, and we issued new Class A Membership Interests to Fiat. Refer to – Liquidity and Capital Resources, Liquidity Overview, for additional information related to our refinancing transaction and the repayment of our U.S. Treasury and EDC credit facilities.

On July 21, 2011, Fiat acquired beneficial ownership of the membership interests in the Company held by the U.S. Treasury and Canada CH Investment Corporation, or Canada CH, a wholly-owned subsidiary of the Canada Development Investment Corporation, a Canadian federal Crown Corporation, or the Canadian Government. Fiat acquired 98,461 Class A Membership Interests in the Company from the U.S. Treasury, representing approximately 6 percent of the fully-diluted ownership interest in the Company for cash consideration of $500 million. Pursuant to a separate agreement, Fiat paid $125 million in cash to acquire 24,615 Class A Membership Interests in the Company from the Canadian Government, representing approximately 1.5 percent of the fully-diluted ownership interest in the Company. As a result of these transactions, Fiat became the owner of a majority of the membership interests in the Company. Fiat now holds a 53.5 percent ownership interest in us on a fully diluted basis.

On July 21, 2011, Fiat also agreed to acquire the U.S. Treasury’s rights under the equity recapture agreement between the U.S. Treasury and the VEBA Trust for $75 million, of which $15 million was paid to the Canadian Government pursuant to a separate arrangement between the U.S. Treasury and the Canadian Government. The equity recapture agreement provides rights to the economic benefit associated with the membership interests held by the VEBA Trust in excess of a threshold amount of $4.25 billion plus 9 percent per annum from January 1, 2010. Once the VEBA Trust receives proceeds in such amount, any additional proceeds payable to the VEBA Trust and any membership interests retained by the VEBA Trust are to be transferred to Fiat for no further consideration.

Fiat’s ownership interest will increase by an additional 5 percent (on a fully diluted basis) upon our achievement of the Ecological Event, the last of the Class B Events, which requires the development and regulatory approval of a vehicle based on Fiat technology that has a combined unadjusted fuel efficiency rating of at least 40 miles per gallon to be produced in the U.S. Taking into account the effects of dilution from the Ecological Event, Fiat will then own 58.5 percent of our outstanding equity. Under the terms of our LLC Operating Agreement, if we do not achieve the Ecological Event by December 31, 2012, Fiat may exercise an option to purchase ownership interests to replace those that were contingent upon the Ecological Event; following the repayment of the U.S. Treasury and EDC credit facilities, Fiat may now exercise this option in lieu of the interests associated with the Ecological Event at any time.

Critical Accounting Estimates

The condensed consolidated financial statements and the audited consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, which require the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses in the periods presented. We believe that the accounting estimates employed are appropriate and resulting balances are reasonable; however, due to inherent uncertainties in making estimates, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

The critical accounting estimates that affect the condensed consolidated financial statements and the audited consolidated financial statements and that use judgments and assumptions are listed below. In addition, the likelihood that materially different amounts could be reported under varied conditions and assumptions is discussed.

Capitalization

We acquired the principal operating assets and assumed certain liabilities of Old Carco and its principal domestic subsidiaries, as well as acquired the equity of Old Carco’s principal foreign subsidiaries. We issued membership interests to our members in exchange for their contributions, which we valued as follows:

Fiat. We recorded the intellectual property contributed by Fiat at its fair value of $320 million, which was determined using the relief from royalty method. The significant assumptions used in this method included the following:

•	Forecasts of revenues for vehicles expected to be manufactured in the future utilizing Fiat intellectual property;

•	A royalty rate based on licensing arrangements for the use of technology in the automotive industry and related industries;

•	Estimated costs expected to be incurred to allow the Fiat intellectual property to be used on vehicles sold in North America;

•	Estimated tax expense a market participant would incur on the net royalties; and

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An after-tax discount rate of 18 percent commensurate with the perceived business risks related to the cash flows attributable to the Fiat intellectual property. This discount rate is lower than the after-tax estimated weighted average cost of capital, or WACC, of 19.5 percent used to value the membership interests issued to the other members. Management believes this is appropriate because the intellectual property represents proven technology that had already been utilized by Fiat in its products.

We determined that a useful life of 10 years for the intellectual property was appropriate and consistent with our intended use of the asset, as well as the average life cycle of the products and platforms that the intellectual property will be used in.

VEBA Trust. In connection with the 363 Transaction, we entered into the VEBA Settlement Agreement with the UAW whereby the VEBA Trust agreed to assume responsibility for certain health care claims incurred by certain of our retirees. The terms of the VEBA Settlement Agreement are discussed in “—Other Postretirement Benefits” below. In accordance with the terms of the VEBA Settlement Agreement, we issued to the VEBA Trust the VEBA Trust Note with a face value of $4,587 million as well as membership interests representing an initial 67.7 percent ownership interest in the Company. The recognition and valuation of the VEBA Trust Note and VEBA Membership Interests are discussed in Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements.

United States Department of the Treasury and the Canada CH Investment Corporation. On June 10, 2009, we issued membership interests to the U.S. Treasury and Canada CH in consideration for the credit facilities and financing provided by the U.S. and Canadian governments. We recorded their membership interests at their fair values of $72 million and $17 million, respectively, which were determined using a discounted cash flow model as discussed below. We recognized these contributions at their fair value as a deferred charge representing the fair value of the undrawn credit facilities and as a discount to the face value of the financing. Deferred charges of $65 million, of which $48 million related to U.S. Treasury and $17 million related to Canada CH, were recognized in prepaid expenses and other assets for the undrawn credit facilities, which will be amortized on a straight-line basis over the term of the credit facilities. Additionally, $24 million was recognized as a discount to the financing received from the U.S. Treasury, which will be accreted over the term of the loans utilizing the effective interest method.

The fair value of the U.S. Treasury’s and Canada CH’s membership interests was determined by subtracting the face value of the Company’s debt from an enterprise value established using a discounted cash flow model. The key inputs to the model included:

•	Annual projections through 2014 prepared by management that reflect the estimated after-tax cash flows a market participant would expect to generate from operating the business;

•

A terminal value, which was determined using a growth model that applied a 2.0 percent long-term growth rate to our projected after-tax cash flows beyond 2014. The long-term growth rate was based on our internal projections as well as industry growth prospects;

•	An estimated after-tax WACC of 19.5 percent; and

•	Projected worldwide factory shipments ranging from 1.6 million vehicles in 2010 to 2.8 million vehicles in 2014.

The fair value of the undrawn credit facilities was estimated considering the probability the facilities would be drawn and the difference between their contractual interest rates and the estimated market rates at June 10, 2009, taking in to account the Company’s estimated creditworthiness.

Business Combination Accounting

We accounted for the 363 Transaction utilizing the acquisition method of accounting in accordance with the accounting guidance related to business combinations. Chrysler Group was formed on April 29, 2009 for the purpose of acquiring the principal operating assets and assuming certain liabilities of Old Carco. We paid $2 billion in cash consideration to Old Carco in connection with the 363 Transaction. This consideration was funded by proceeds from our U.S. Treasury first lien credit agreement. Goodwill of $1,361 million was calculated as the excess of the consideration transferred to the creditors of Old Carco in the 363 Transaction over the June 10, 2009 values recognized for the identifiable assets acquired and the liabilities assumed. Goodwill represents the future economic benefits arising from other assets acquired as part of the 363 Transaction that do not meet the separability criteria of the business combination accounting guidance.

The following summarizes the estimated values of the assets acquired and liabilities assumed on June 10, 2009 (in millions of dollars):

Consideration transferred		$2,000

Cash and cash equivalents	1,694
Restricted cash	1,079
Marketable securities	16
Trade receivables	1,731
Inventories	3,040
Property, plant and equipment	14,242
Equipment on operating leases	3,415
Prepaid expenses and other assets	3,278
Advances to related parties and other financial assets	185
Deferred taxes	120
Other intangible assets	3,219

Total assets acquired	32,019

Trade liabilities	3,782
Accrued expenses and other liabilities	20,557
Financial liabilities	5,659
Deferred revenue	1,262
Deferred taxes	120

Total liabilities assumed	31,380

	Value of net assets acquired	639

Goodwill (excess of consideration transferred over value of net assets)		$1,361

In applying the accounting guidance related to business combinations, we recorded the assets acquired and the liabilities assumed from Old Carco at fair value, except for certain pre-acquisition contingent liabilities for which fair value was not determinable, deferred income taxes and certain liabilities associated with employee benefits, which were recorded according to other accounting guidance. These adjustments are final and no determinations of fair value are considered provisional as of June 10, 2009. The significant assumptions related to the valuation of our assets and liabilities recorded in connection with the 363 Transaction are discussed below.

Trade Receivables. We recorded trade receivables with a fair value of $1,731 million, which takes into account the risk that not all contractual amounts owed us will be collected. Contractual amounts due to us for acquired trade receivables amounted to $1,827 million. Due to the short-term nature of the acquired trade receivables, management did not expect cash collections for trade receivables to differ materially from the fair value recognized

Inventories. We recorded inventories at a fair value of $3,040 million, which was determined as follows:

•

Finished products were determined based on the estimated selling price of finished products on hand less costs to sell, including disposal and holding period costs, as well as a reasonable profit margin on the selling and disposal effort for each specific category of finished products being evaluated;

•

Work in process was determined based on the estimated selling price once completed less total costs to complete the manufacturing process, costs to sell including disposal and holding period costs, as well as a reasonable profit margin on the remaining manufacturing, selling and disposal effort; and

•	Raw materials were determined based on current replacement cost.

Property, Plant and Equipment. We recorded property, plant and equipment, which includes land, buildings, leasehold improvements, machinery, equipment, construction in progress and special tooling, at a fair value of $14,242 million. The fair value was based on the premise of highest and best use.

The cost approach was applied in determining fair value for certain assets related to buildings, leasehold improvements and the majority of our machinery, equipment and special tooling. This method considers the amount required to construct or purchase a new asset of equal utility at current prices, with adjustments in value for physical deterioration, as well as functional and economic obsolescence. Economic obsolescence represents a loss in value due to unfavorable external conditions, such as the economics of the automotive industry as of June 10, 2009. Economic obsolescence was estimated based on expectations of the highest and best use of the property, plant and equipment, which generally contemplated an in use valuation premise. Land was valued using the comparable sales method, which is a market approach that uses recent transactions for similar types of real property as a basis for estimating the fair value of the land acquired.

Equipment on Operating Leases. We recorded equipment on operating leases for which we are the lessor at a fair value of $3,415 million, which was based on the market value of comparable assets.

Intangible Assets. We recorded intangible assets at a fair value of $3,219 million. The following is a summary of the methods used to determine the fair value of our significant intangible assets:

•	The relief from royalty method was used to calculate the fair value of brand names of $2,210 million. The significant assumptions used in this method included:

•	Forecasted revenue for each brand name (Chrysler, Jeep, Dodge, Ram and Mopar);

•	Royalty rates based on licensing arrangements for the use of brands and trademarks in the automotive industry and related industries;

•	Estimated tax expense a market participant would incur on the net royalties;

•	After-tax discount rates ranging from 19 percent to 26 percent based on an estimated WACC and adjusted for perceived business risks related to these intangible assets; and

•	Indefinite economic lives for the acquired brands.

•

The cost approach was used to calculate the fair value of the acquired dealer networks of $384 million. The fair value of the acquired dealer networks was determined based on our estimated costs to re-create the dealer networks, which took into consideration an estimate of an optimal number of dealers.

•	The relief from royalty method was used to calculate the fair value of patented and unpatented technology of $208 million. The significant assumptions used included:

•	Forecasted revenue for each technology category;

•	Royalty rates based on licensing arrangements for similar technologies and obsolescence factors by technology category;

•	Estimated tax expense a market participant would incur on the net royalties;

•	After-tax discount rates ranging from 18 percent to 21 percent based on an estimated WACC and adjusted for perceived business risks related to these developed technologies; and

•	Estimated economic lives, which ranged from 4 to 10 years.

•	We recorded other intangible assets of $417 million, which included $192 million related to operating lease contracts that were favorable relative to available market terms.

Accrued Expenses and Other Liabilities. We recorded accrued expenses and other liabilities of $20,557 million, which included the following:

•

Pension and other post retirement benefit obligations, or OPEB, liabilities of $3,333 million and $6,506 million, respectively, measured in accordance with the accounting guidance for employee benefits discussed in Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements;

•

Other employee benefit and nonretirement post-employment benefits, including workers’ compensation and supplemental unemployment benefit obligations totaling $959 million, measured in accordance with the accounting guidance for employee benefits;

•

Warranty obligations of $2,310 million measured at fair value. Fair value was determined based on the expected future cash flows to satisfy the obligations, adjusted for a profit margin that would be required by a market participant to assume the obligations and discounted to a single present value using a discount rate that considers the timing of the expected cash flows and the non-performance risk of the obligations ranging from 3.0 percent in 2009 to 18.5 percent in 2012 and later based on the timing of the claims and their relationship to other secured and unsecured obligations of the Company. We used Old Carco’s historical data regarding profit margins on its service contract business as a basis for estimating the profit margin a market participant would expect to earn on the assumed warranty obligations;

•

Various accrued expenses, including accrued sales incentives of $1,820 million; accrued income, property, excise, state, local and other taxes payable of $841 million and other items totaling $3,055 million measured at fair value; and

•

Various pre-acquisition contingencies totaling $1,733 million for which fair value was not determinable, which were measured in accordance with the accounting guidance related to contingencies as discussed below.

Deferred Revenue. We recorded deferred revenue with a fair value of $1,262 million, which primarily related to obligations assumed to fulfill service contracts. Fair value was determined based on the expected future cash flows to satisfy the obligations, adjusted for a profit margin that would be required by a market participant to assume the obligations and discounted to a present value using a discount rate that considers the timing of the expected cash flows and the non-performance risk of the obligations ranging from 3.0 percent in 2009 to 19.0 percent in 2012 and later based on the timing of the claims and their relationship to other secured and unsecured obligations of the Company. We used Old Carco’s historical data regarding profit margins on its service contract business as a basis for estimating the profit margin a market participant would expect to earn on the obligations assumed to fulfill service contracts.

Financial Liabilities. We recorded financial liabilities, including debt and capital leases, at a total fair value of $5,659 million. The fair value was calculated using a discounted cash flow methodology utilizing a synthetic credit rating to estimate the non-performance risk associated with our debt instruments, adjusted where appropriate for any security interests. Market observable data for discount rates reflecting the non-performance risk of the obligations was not available at the measurement dates. Appropriate discount rates were estimated by extrapolating market-observable debt yields at the measurement dates. Financial liabilities included the following:

•

Assumed obligations to the U.S. Treasury primarily relating to loans originally provided to Old Carco’s parent company, Chrysler Holding, with an acquisition date fair value of $716 million. Refer to Note 12, Financial Liabilities, of our accompanying audited consolidated financial statements for additional information related to the nature, terms, and amounts of the U.S. Treasury financial liabilities;

•

Notes payable to EDC with an acquisition date fair value of $695 million. Refer to Note 12, Financial Liabilities, of our accompanying audited consolidated financial statements for additional information related to the nature, terms, and amounts of the EDC financial liabilities;

•

Asset-backed securitization facilities for the Gold Key Lease portfolio with an acquisition date fair value of $3,197 million. Refer to Note 12, Financial Liabilities, of our accompanying audited consolidated financial statements for additional information related to the nature, terms, and amounts of the Gold Key Lease asset-backed securitization facilities;

•

Auburn Hills Headquarters Loan with a fair value of $207 million. Refer to Note 12, Financial Liabilities, of our accompanying audited consolidated financial statements for additional information related to the nature, terms, and amounts of the Auburn Hills Headquarters Loan; and

•	Other various financial liabilities and capital lease obligations with fair values totaling $844 million.

Pre-acquisition Contingencies for which Fair Value was not Determinable. We recorded $1,733 million relating to certain pre-acquisition contingent liabilities assumed from Old Carco in the 363 Transaction for which fair value was not determinable due to uncertainty in the timing and amount of the liability and the number of variables and assumptions in assessing the possible outcomes. Pre-acquisition contingencies for which fair value was not determinable included $1,203 million for certain warranty obligations and $530 million relating to product liabilities, including various pending legal actions and proceedings arising in connection with Old Carco’s activities as an automotive manufacturer.

Warranty obligations for which fair value was not determinable related to voluntary service actions and recall actions to address various customer satisfaction, safety and emissions issues on past vehicle sales. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective actions. The estimated future costs of these actions are based primarily on historical claims experience for our vehicles.

Fair value was also not determinable for product liabilities and various pending legal actions and proceedings arising from Old Carco’s activities as an automotive manufacturer. These contingencies included various legal proceedings, claims and governmental investigations which were pending on a wide range of topics, including: vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties; and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including airbags, seats, seat belts, brakes, ball joints transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death and in some cases include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require us to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

As the fair value of these liabilities was not determinable, they have been measured in accordance with the accounting guidance related to contingencies.

We also assessed pre-acquisition contingencies for which we did not record an accrual to determine whether it was reasonably possible that the exposure relating to an individual matter could be material to our consolidated financial statements, thus requiring disclosure. On June 10, 2009, there were no such individual matters where we believed it was reasonably possible that our exposure to loss would be material to our consolidated financial statements.

Refer to Note 14, Commitments, Contingencies and Concentrations, of our accompanying audited consolidated financial statements for additional information related to these contingencies.

Pension

We sponsor both noncontributory and contributory defined benefit pension plans. The majority of the plans are funded plans. The noncontributory pension plans cover certain of our hourly and salaried employees. Benefits are based on a fixed rate for each year of service. Additionally, contributory benefits are provided to certain of our salaried employees under the salaried employees’ retirement plans. These plans provide benefits based on the employee’s cumulative contributions, years of service during which the employee contributions were made and the employee’s average salary during the five consecutive years in which the employee’s salary was highest in the fifteen years preceding retirement.

Our defined benefit pension plans are accounted for on an actuarial basis, which requires that we make use of estimates of the present value of the projected future payments to all participants, taking into consideration the likelihood of potential future events such as demographic experience. These assumptions may have an effect on the amount and timing of future contributions.

The assumptions used in developing the required estimates include the following key factors:

•

Discount rates. Our discount rates are based on yields of high-quality (AA-rated or better) fixed income investments for which the timing and amounts of payments match the timing and amounts of the projected pension payments.

•

Expected return on plan assets. Our expected long-term rate of return on plan assets assumption is developed using a consistent approach across all plans. This approach primarily considers various inputs from a range of advisors for long-term capital market returns, inflation, bond yields and other variables, adjusted for specific aspects of our investments strategy.

•	Salary growth. Our salary growth assumption reflects our long-term actual experience, outlook and assumed inflation.

•	Inflation. Our inflation assumption is based on an evaluation of external market indicators.

•

Expected contributions. Our expected amount and timing of contributions is based on an assessment of minimum funding requirements. From time to time contributions are made beyond those that are legally required.

•	Retirement rates. Retirement rates are developed to reflect actual and projected plan experience.

•	Mortality rates. Mortality rates are developed to reflect actual and projected plan experience.

Plan Assets Measured at Net Asset Value. Plan assets are recognized and measured at fair value in accordance with the accounting guidance related to fair value measurements, which specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques (Level 1, 2 and 3). Level 3 pricing inputs include significant inputs that are generally less observable from objective sources. At December 31, 2010, substantially all of our investments classified as Level 3 in the fair value hierarchy are valued at the net asset value, or NAV. These plan assets are classified as Level 3 as we are not able to redeem our investments at their respective measurement dates. NAV is provided by the investment manager or a third-party administrator.

Our investments classified as Level 3 include private equity, real estate and hedge fund investments. Private equity investments include those in limited partnerships that invest primarily in operating companies that are not publicly traded on a stock exchange. Our private equity investment strategies include leveraged buyouts, venture capital, mezzanine and distressed investments. Real estate investments include those in limited partnerships that invest in various commercial and residential real estate projects both domestically and internationally. Hedge fund investments include those seeking to maximize absolute returns using a broad range of strategies to enhance returns and provide additional diversification. Investments in limited partnerships are valued at the NAV, which is based on audited financial statements of the funds when available, with adjustments to account for partnership activity and other applicable valuation adjustments.

Refer to Note 3, Summary of Significant Accounting Policies and Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for a discussion of the fair value hierarchy measurement.

Plan obligations and costs are based on existing retirement plan provisions. No assumption is made regarding any potential future changes to benefit provisions beyond those to which we are presently committed, such as in existing labor contracts.

The effects of actual results differing from our assumptions and the effects of changing assumptions are included in unamortized net gains and losses in accumulated other comprehensive income. Gains and losses are amortized over future periods and, therefore, generally affect our recognized expense in future periods. These net gains and losses are only amortized to the extent they exceed 10 percent of the higher of the market-related value of assets or the projected benefit obligation of the respective plan and these amounts are recognized as a component of net expense over the plan participants’ expected future years of service. For our defined benefit pension plans, these losses do not exceed this threshold. During 2010, the actual return on plan assets was $2,929 million, which was higher than the expected return of $1,741 million. The weighted average discount rate used to determine the benefit obligation for defined benefit pension plans was 5.33 percent at December 31, 2010 versus 5.54 percent at December 31, 2009, resulting in an unamortized loss of $635 million.

The December 31, 2010 pension funded status and 2011 expense are affected by year-end 2010 assumptions. These sensitivities may be asymmetric and are specific to the time periods noted. They also may not be additive, so the impact of changing multiple factors simultaneously cannot be calculated by combining the individual sensitivities shown. The effect of the indicated increase (decrease) in selected factors, holding all other assumptions constant, is shown below:

	Pension Plans
	Effect on 2011 Pension Expense	Effect on December 31, 2010 Projected Benefit Obligation
	(in millions of dollars)
10 basis point decrease in discount rate	$(6)	$317
10 basis point increase in discount rate	6	(308)
50 basis point decrease in expected return on assets	121	—
50 basis point increase in expected return on assets	(121)	—

Refer to Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for a detailed discussion of our pension plans.

Other Postretirement Benefits

We provide health care, legal and life insurance benefits to certain of our hourly and salaried employees. Upon retirement from the Company, these employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically.

Other OPEB plans are accounted for on an actuarial basis, which requires the selection of various assumptions. The estimation of our obligations, costs and liabilities associated with OPEB, primarily retiree health care and life insurance, requires that we make use of estimates of the present value of the projected future payments to all participants, taking into consideration the likelihood of potential future events such as health care cost increases and demographic experience, which may have an effect on the amount and timing of future payments.

The assumptions used in developing the required estimates include the following key factors:

•

Discount rates. Our discount rates are based on yields of high-quality (AA-rated or better) fixed income investments for which the timing and amounts of payments match the timing and amounts of the projected benefit payments.

•	Health care cost trends. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends.

•	Salary growth. Our salary growth assumptions reflect our long-term actual experience, outlook and assumed inflation.

•	Retirement rates. Retirement rates are developed to reflect actual and projected plan experience.

•	Mortality rates. Mortality rates are developed to reflect actual and projected plan experience.

Plan assets are recognized and measured at fair value in accordance with the accounting guidance related to fair value measurements, which specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques. A variety of inputs are used, including independent pricing vendors, third party appraisals, and fund net asset value provided by the investment manager or a third party administrator. Refer to Note 3, Summary of Significant Accounting Policies and Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for a discussion of the fair value hierarchy measurement.

Plan obligations and costs are based on existing retirement plan provisions. No assumption is made regarding any potential future changes to benefit provisions beyond those to which we are presently committed, such as in existing labor contracts.

The effects of actual results differing from our assumptions and the effects of changing assumptions are included in unamortized net gains and losses in accumulated other comprehensive income (loss). We immediately recognize actuarial gains or losses for OPEB plans that are short-term in nature and under which our obligation is capped. For all other plans, our accounting policy is to recognize gains or losses to the extent they exceed 10 percent of the higher of the market-related value of assets or the projected benefit obligation of the respective plan and these amounts are recognized as a component of the net expense over the plan participants’ expected future years of service. The weighted average discount rate used to determine the benefit obligation for OPEB plans was 5.57 percent and 5.38 percent at December 31, 2010 and 2009, respectively. Excluding the plans that provided postretirement health care benefits to UAW vested retirees and to CAW represented employees, retirees and dependents and for which we have been discharged of further obligation, the weighted average discount rate for December 31, 2009 was 5.52 percent. As a result, during the year ended December 31, 2010, the impact of the change in discount rate for continuing plans was minimal.

Refer to Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for more information regarding costs and assumptions for OPEB plans.

The effect of the indicated increase (decrease) in the assumed discount rate, holding all other assumptions constant, is shown below:

	OPEB Plans
	Effect on 2011 OPEB Expense	Effect on December 31, 2010 OPEB Obligation
	(in millions of dollars)
10 basis point decrease in discount rate	$—	$29
10 basis point increase in discount rate	—	(29)

Transfer of VEBA Trust Assets and Obligations to the VEBA Trust. On January 1, 2010, and in accordance with the terms of the VEBA Settlement Agreement, we transferred $1,972 million of plan assets to the VEBA Trust and thereby were discharged of $7,049 million of benefit obligations related to postretirement health care benefits for certain UAW retirees. As a result of this settlement, we derecognized the associated OPEB obligation of $5,077 million, which was included in accrued expenses and other liabilities as of December 31, 2009. Separately, we recognized a financial liability for the VEBA Trust Note at a fair value of $3,854 million, which included the $4,587 million VEBA Trust Note net of the related discount of $733 million, as well as accrued interest of $233 million. In addition, the contribution receivable for the VEBA Trust Membership Interests of $990 million was satisfied. Refer to Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for more information regarding the transfer of VEBA Trust assets and obligations to the VEBA Trust.

Canadian Health Care Trust Settlement Agreement. On August 13, 2010, Chrysler Canada Inc., or Chrysler Canada, entered into the Canadian Health Care Trust Settlement Agreement, which we refer to as the Canadian HCT Settlement Agreement, with the CAW to permanently transfer the responsibility for providing postretirement health care benefits to the CAW represented employees, retirees and dependents (“Covered Group”) to a new retiree plan. The new retiree plan will be funded by a new independent Health Care Trust, or HCT.

On December 31, 2010, and in accordance with the Canadian HCT Settlement Agreement, Chrysler Canada issued four unsecured promissory notes, or Canadian HCT Notes, to the HCT with a fair value of $1,087 million ($1,085 million CAD) and made a cash contribution of $104 million to the HCT in exchange for settling its retiree health care obligations for the Covered Group. In accordance with the Canadian HCT Settlement Agreement, the cash contribution was determined based on an initial payment of $175 million, which was adjusted for the following: (i) reduced by $53 million for benefit payments made by us for claims incurred by the Covered Group from January 1, 2010 through December 31, 2010, (ii) reduced by $22 million for required taxes associated with the transaction and administrative costs and (iii) increased by $4 million for interest charges and retiree contributions received by us during the same period. In addition, on December 31, 2010, we paid $3 million to the HCT for taxes incurred related to this transaction. As of December 31, 2010, $19 million of obligations associated with this transaction were outstanding and are scheduled to be paid in 2011. During the year ended December 31, 2010, we recognized a $46 million loss as a result of the Canadian HCT Settlement Agreement.

Refer to Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for more information regarding the Canadian HCT Settlement Agreement.

Stock-Based Compensation

We have various compensation plans that provide for the granting of stock-based compensation to certain employees and directors. Certain of our plans were subject to approval by the Special Master for TARP Executive Compensation. See “Executive Compensation – Compensation Discussion and Analysis – Overview.” Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award. Liability-classified awards are remeasured to fair value at each balance sheet date until the award is settled with compensation expense recognized over the employee service period.

Since there is no publicly observable trading price for our membership interests, fair value was determined by subtracting the fair value of the Company’s interest-bearing debt from an enterprise value established using a discounted cash flow model. The significant assumptions used in the calculation of fair value at each issuance date and for each period are described below:

•	Annual projections through 2014 prepared by management that reflect the estimated after-tax cash flows a market participant would expect to generate from operating the business;

•

A terminal value that was determined using a growth model that applied a 2.0 percent long-term growth rate to our projected after-tax cash flows beyond 2014. The long-term growth rate was based on our internal projections as well as industry growth prospects;

•	An estimated after-tax WACC ranging from 15.3 percent to 15.0 percent in 2010 and ranging from 19.5 percent to 15.3 percent in 2009; and

•	Projected worldwide factory shipments ranging from 1.6 million vehicles in 2010 to 2.8 million vehicles in 2014.

Based on these calculations, we estimated that the per unit fair value of a Chrysler Group Unit was $7.95 and $2.98 as of December 31, 2010 and 2009, respectively. The increase in the per unit fair value was primarily attributable to continued improvement in our performance and achievement of the objectives outlined in our business plan.

If awards contain certain performance conditions in order to vest, we recognize the cost of the award when achievement of the performance condition is probable. For those awards with post-vesting contingencies, we apply an adjustment to account for the probability of meeting those contingencies. For additional information related to our stock-based compensation awards, refer to Note 17, Stock-Based Compensation, of our accompanying audited consolidated financial statements.

Impairment of Long-Lived Assets

Long-lived assets held and used (such as property, plant and equipment, and equipment on operating leases) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of an asset or asset group to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or group of assets. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or group of assets exceeds the fair value of the asset or group of assets. When long-lived assets are considered held for sale, they are recorded at the lower of carrying amount or fair value less costs to sell, and depreciation ceases.

Goodwill and Other Intangible Assets

We account for goodwill in accordance with the accounting guidance related to intangibles and goodwill, which requires us to test goodwill for impairment at the reporting unit level at least annually and when significant events occur or there are changes in circumstances that indicate the fair value is less than the carrying value. Such events could include, among others, a significant adverse change in the business climate, an unanticipated change in the competitive environment and a decision to change the operations of the Company. We have one operating segment, which is also our only reporting unit.

Goodwill is evaluated for impairment annually as of October 1. In September 2011, the FASB issued updated guidance on annual goodwill impairment testing. The amendment allows an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If based on its qualitative assessment, an entity concludes it is more likely than not that the fair value of a reporting unit is less than its carrying amount, quantitative impairment testing is required. However, if an entity concludes otherwise, quantitative impairment testing is not required. The updated guidance is effective for annual and interim goodwill impairment tests performed for fiscal periods beginning after December 15, 2011, with early adoption permitted. We have elected to early adopt the updated guidance as of October 1, 2011.

When quantitative impairment testing is required, goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test is to compare the fair value of our reporting unit to its carrying value. The fair value is determined by estimating the present value of expected future cash flows for the reporting unit. If the fair value of the reporting unit is greater than its carrying amount, no impairment exists and the second step of the test is not performed. If the carrying amount of the reporting unit is greater than the fair value, there is an indication that an impairment may exist and the second step of the test must be completed to measure the amount of the impairment. The second step of the test calculates the implied fair value of goodwill by assigning the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The implied fair value of goodwill is then compared to the carrying value. If the implied fair value of goodwill is less than the carrying value, an impairment loss is recognized equal to the difference.

Intangible assets with a finite useful life are amortized over their respective estimated useful lives, which are reviewed by management each reporting period and whenever changes in circumstances indicate that the carrying value of the assets may not be recoverable. Other intangible assets determined to have an indefinite useful life are not amortized, but are instead tested for impairment annually. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Management estimates fair value through various techniques including discounted cash flow models, which incorporate market-based inputs, and third party independent appraisals, as considered appropriate. Management also considers current and estimated economic trends and outlook.

Valuation of Deferred Tax Assets

A valuation allowance on deferred tax assets is required if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon our ability to generate sufficient taxable income during the carry back or carry forward periods applicable in each applicable tax jurisdiction. Our accounting for deferred tax assets represents our best estimate of those future events. Changes in our current estimates, due to unanticipated events or otherwise, could have a material impact on our financial condition and results of operations.

In assessing the realizability of deferred tax assets, we consider both positive and negative evidence. Concluding that a valuation allowance is not required is difficult when there is absence of positive evidence and significant negative evidence that is objective and verifiable, such as cumulative losses in recent years. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses. U.S. GAAP states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets.

The assessment for the nature, timing and recognition of a valuation allowance takes into account a number of types of evidence, including the following:

•

Nature, frequency and severity of current and cumulative financial reporting losses. A pattern of objectively measured recent financial reporting losses is heavily weighted as a source of negative evidence. In certain circumstances, historical information may not be as relevant due to changed circumstances;

•

Sources of future taxable income. Future reversals of existing temporary differences are heavily-weighted sources of objectively verifiable positive evidence. Projections of future taxable income exclusive of reversing temporary differences are a source of positive evidence only when the projections are combined with a history of recent profits and can be reasonably estimated. Otherwise, these projections are considered inherently subjective and generally will not be sufficient to overcome negative evidence that includes relevant cumulative losses in recent years, particularly if the projected future taxable income is dependent on an anticipated turnaround to profitability that has not yet been achieved. In such cases, we generally give these projections of future taxable income no weight for the purposes of our valuation allowance assessment pursuant to U.S. GAAP; and

•

Tax planning strategies. If necessary and available, tax planning strategies would be implemented to accelerate taxable amounts to utilize expiring carryforwards. These strategies would be a source of additional positive evidence and, depending on their nature, could be heavily weighted.

We concluded that the lack of positive evidence in combination with the negative objective evidence of the uncertainty of the near-term outlook for the North American automotive industry, financial markets and projected future taxable income were significant and outweighed other factors. Accordingly, at December 31, 2010 and 2009, we have valuation allowances on deferred tax assets of $852 million and $801 million, respectively, related to our foreign operations, which are highly dependent on U.S. sourced taxable income.

If, in the future, we generate taxable income on a sustained basis in jurisdictions where we have recorded full valuation allowances, our conclusion regarding the need for full valuation allowances in these tax jurisdictions could change, resulting in the reversal of some or all of the valuation allowances. If our operations generate taxable income prior to reaching profitability on a sustained basis, we would reverse a portion of the valuation allowance related to the corresponding realized tax benefit for that period, without changing our conclusions on the need for a full valuation allowance against the remaining net deferred tax assets.

Sales Incentives

We record the estimated cost of sales incentive programs offered to dealers and retail customers as a reduction to revenue at the time of sale to the dealer. This estimated cost represents the incentive programs offered to dealers and retail customers, as well as the expected modifications to these programs in order to facilitate sales of the dealer inventory. Subsequent adjustments to incentive programs related to vehicles previously sold to dealers are recognized as an adjustment to revenue in the period the adjustment is determinable.

We use price discounts to adjust vehicle pricing in response to a number of market and product factors, including: pricing actions and incentives offered by competitors, economic conditions, the amount of excess industry production capacity, the intensity of market competition, consumer demand for the product and to support promotional campaigns. We may offer a variety of sales incentive programs at any given point in time, including: cash offers to dealers and retail customers and subvention programs offered to retail customers, or lease subsidies, which reduce the retail customer’s monthly lease payment. Incentive programs are generally brand, model and region specific for a defined period of time, which may be extended.

Multiple factors are used in estimating the future incentive expense by vehicle line including the current incentive programs in the market, planned promotional programs and the normal incentive escalation incurred as the model year ages. The estimated incentive rates are reviewed monthly and changes to the planned rates are adjusted accordingly, thus impacting revenues. As discussed previously, there are a multitude of inputs affecting the calculation of the estimate for sales incentives, and an increase or decrease of any of these variables could have a significant effect on recorded revenues.

Warranty and Product Recalls

We establish reserves for product warranties at the time the sale is recognized. We issue various types of contractual product warranties under which we generally guarantee the performance of products delivered for a certain period or term. The reserve for product warranties includes the expected costs of warranty obligations imposed by law or contract, as well as the expected costs for policy coverage, recall actions and buyback commitments. Estimates are principally based on historical claims experience for our vehicles and, where little or no claims experience may exist, assumptions regarding the lifetime warranty costs of each vehicle. In addition, the number and magnitude of additional service actions expected to be approved, and policies related to additional service actions, are taken into consideration. Due to the uncertainty and potential volatility of these estimated factors, changes in our assumptions could materially affect our results of operations.

We periodically initiate voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles we sell. Included in the reserve is the estimated cost of these service and recall actions. The estimated future costs of these actions are based primarily on historical claims experience for our vehicles. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective action. It is reasonably possible that the ultimate cost of these service and recall actions may require us to make expenditures in excess of established reserves over an extended period of time and in a range of amounts that cannot be reasonably estimated. Our estimate of warranty and additional service and recall action obligations is re-evaluated on a quarterly basis. Experience has shown that initial data for any given model year can be volatile; therefore, our process relies upon long-term historical averages until actual data is available. As actual experience becomes available, it is used to modify the historical averages to ensure that the forecast is within the range of likely outcomes. Resulting accruals are then compared with current spending rates to ensure that the balances are adequate to meet expected future obligations.

Accounting Standards Not Yet Adopted

Accounting standards not yet adopted are discussed in Note 2, Basis of Presentation and Recent Accounting Pronouncement, of our accompanying condensed consolidated financial statements and Note 3, Summary of Significant Accounting Policies, of our accompanying audited consolidated financial statements.

Non-GAAP Financial Measures

We monitor our operations through the use of several non-GAAP financial measures: Adjusted Net Income (Loss); Modified Operating Profit (Loss); Modified Earnings Before Interest, Taxes, Depreciation and Amortization, which we refer to as Modified EBITDA; Gross and Net Industrial Debt; as well as Free Cash Flow. We believe that these non-GAAP financial measures provide useful information about our operating results and enhance the overall assessment of our financial performance. They provide us with comparable measures of our financial performance based on normalized operational factors which then facilitate management’s ability to identify operational trends as well as make decisions regarding future spending, resource allocations and other operational decisions. These and similar measures are widely used in the industry in which we operate.

These financial measures may not be comparable to other similarly titled measures of other companies and are not an alternative to net income (loss) or income (loss) from operations as calculated and presented in accordance with U.S. GAAP. These measures should not be used as a substitute for any U.S. GAAP financial measures.

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) is defined as net income (loss) excluding the impact of infrequent charges, which includes losses on extinguishment of debt. We use Adjusted Net Income (Loss) as a key indicator of the trends in our overall financial performance, excluding the impact of such infrequent charges.

Modified Operating Profit (Loss)

We measure Modified Operating Profit (Loss) to assess the performance of our core operations, establish operational goals and forecasts that are used to allocate resources, and evaluate our performance period over period. Modified Operating Profit (Loss) is computed starting with net income (loss), and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio we refer to as Gold Key Lease), (iii) add back all pension, OPEB and other employee benefit costs other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses, which include the changes factored into the calculation of Adjusted Net Income (Loss). In accordance with the terms of the UAW’s new four-year national collective bargaining agreement ratified in October 2011, our UAW represented employees’ annual profit sharing payments will be calculated based on our reported Modified Operating Profit. In addition, we also use performance targets based on Modified Operating Profit as a factor in our incentive compensation calculations for our non-represented employees.

Modified EBITDA

We measure the performance of our business using Modified EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We compute Modified EBITDA starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then add back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). We believe that Modified EBITDA is useful to determine the operational profitability of our business, which we use as a basis for making decisions regarding future spending, budgeting, resource allocations and other operational decisions.

The reconciliation of net loss to Adjusted Net Income (Loss), Modified Operating Profit (Loss) and Modified EBITDA is set forth below:

	Successor				Predecessor A
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)				(in millions of dollars)
Net loss	$(42)	$(453)	$(652)	$(3,785)	$(4,425)	$(16,844)
Plus:
Loss on extinguishment of debt	551	—	—	—	—	—

Adjusted Net Income (Loss)	$509	$(453)	$(652)	$(3,785)	$(4,425)	$(16,884)

Plus:
Income tax expense (benefit)	148	107	139	29	(317)	790
Net interest expense(1)	927	899	1,228	359	584	796
Pension, OPEB and other employee benefit costs other than service costs:
Remeasurement loss on VEBA Trust Note and Membership Interests (2)	—	—	—	2,051	—	—
Interest expense and accretion on VEBA Trust Note	—	—	—	270	—	—
Other employee benefit costs	(132)	(38)	(52)	136	236	423
Loss on Canadian HCT Settlement(3)	—	—	46	—	—	—
Restructuring expenses (income), net(4)	13	47	48	34	(230)	1,306
Other financial expense, net	2	3	6	11	6	82
Impairment of goodwill(5)	—	—	—	—	—	7,507
Impairment of brand name intangible assets(6)	—	—	—	—	844	2,857
Impairment of property, plant and equipment(7)	—	—	—	—	391	—
Reorganization expense, net(8)	—	—	—	—	843	—
Certain troubled supplier concessions	—	—	—	—	—	106
Less:
Gain on NSC settlement(9)	—	—	—	—	(684)	—
Gain on Daimler pension contribution(10)	—	—	—	—	(600)	—

Modified Operating Profit (Loss)	$1,467	$565	$763	$(895)	$(3,352)	$(2,977)

Plus:
Depreciation and amortization expense	2,170	2,312	3,051	1,587	1,537	4,808
Less:
Depreciation and amortization expense for vehicles held for lease	(54)	(298)	(353)	(154)	(354)	(1,581)

Modified EBITDA	$3,583	$2,579	$3,461	$538	$(2,169)	$250

(1)	Interest expense for the period from January 1, 2009 to June 9, 2009 excludes $57 million of contractual interest expense on debt subject to compromise. Refer to Note 4, Interest Expense, of Old Carco’s accompanying audited consolidated financial statements for additional information.

(2)	As a result of the December 31, 2009 remeasurement, the OPEB obligation increased primarily due to a change in discount rate, resulting in a loss. Our policy is to immediately recognize actuarial gains or losses for OPEB plans that are short-term in nature and under which our obligation is capped. Therefore, we immediately recognized a loss of $2,051 million in OPEB net periodic benefit costs due to increases in the fair values of the VEBA Trust Note and Membership Interests issued to the VEBA Trust of $1,540 million and $511 million, respectively, from June 10, 2009 to December 31, 2009.

(3)	In August 2010, Chrysler Canada entered into a settlement agreement with the CAW to permanently transfer the responsibility for providing postretirement health care benefits to the Covered Group to a new retiree plan. The new retiree plan will be funded by the HCT. During the year ended December 31, 2010, we recognized a $46 million loss as a result of the Canadian HCT Settlement Agreement.

(4)	During 2008, Old Carco developed a multi-year plan, RTP III Plan, to further restructure its business in order to reduce its cost structure in response to continued deterioration of its business. Charges recorded for the RTP III Plan included costs related to workforce reductions, including a curtailment loss as a result of the salaried and hourly workforce reductions, as well as supplier contract cancellation costs and other costs. Restructuring income, net for the period from January 1, 2009 to June 9, 2009 was primarily due to refinements to existing supplier contract cancellation costs and workforce reduction reserves recorded in connection with Old Carco’s RTP I, II and III Plans.

(5)	In 2008, Old Carco recorded a goodwill impairment charge of $7,507 million, primarily as a result of significant declines in its projected financial results considering the deteriorating economic conditions and the weakening U.S. automotive market at that time.

(6)	Old Carco recorded indefinite-lived intangible asset impairment charges of $844 million and $2,857 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, related to its brand names. The impairments were primarily a result of the significant deterioration in Old Carco’s revenues, the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, and a significant decline in its projected production volumes and revenues considering the market conditions at that time.

(7)	During the period from January 1, 2009 to June 9, 2009, Old Carco recorded a property, plant and equipment impairment charge of $391 million on the long-lived assets which were not acquired by us. The impairment was primarily the result of the Old Carco bankruptcy cases, continued deterioration of Old Carco’s revenues, ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, as well as taking into consideration the expected proceeds to be received upon liquidation of the assets.

(8)	In connection with Old Carco’s bankruptcy filings, Old Carco recognized $843 million of net losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing Old Carco and its principal domestic subsidiaries under Chapter 11 of the U.S. Bankruptcy Code. These losses were partially off-set by a gain on extinguishment of certain financial liabilities and accrued interest. On April 30, 2010, Old Carco transferred its remaining assets and liabilities to a liquidating trust and was dissolved in accordance with a plan of liquidation approved by the bankruptcy court.

(9)	On March 31, 2009, Daimler transferred its ownership of 23 national sales companies, or NSCs, to Chrysler Holding, which simultaneously transferred the NSCs to Old Carco. Old Carco paid Daimler $99 million in exchange for the settlement of obligations related to the NSCs and other international obligations, resulting in a net gain of $684 million.

(10)	On June 5, 2009, Old Carco, Chrysler Holding, Cerberus, Daimler and the Pension Benefit Guaranty Corporation entered into a binding agreement settling various matters. Under the agreement, Daimler agreed to make three equal annual cash payments to Old Carco totaling $600 million, which were to be used to fund contributions into Old Carco’s U.S. pension plans in 2009, 2010 and 2011. This receivable and certain pension plans were subsequently transferred to us as a result of the 363 Transaction.

The table below shows a reconciliation of Modified EBITDA as currently defined and reported to Modified EBITDA as previously defined and reported by Old Carco in its accompanying audited consolidated financial statements as of June 9, 2009 and December 31, 2008 and for the period from January 1, 2009 to June 9, 2009 and for the year ended December 31, 2008.

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Modified EBITDA	$(2,169)	$250
Adjustment to include:
Certain employee benefit costs	(236)	(423)

Modified EBITDA as previously reported	$(2,405)	$(173)

Gross and Net Industrial Debt

We compute Gross Industrial Debt as total financial liabilities less Gold Key Lease financing obligations. Gold Key Lease financing obligations are primarily satisfied out of collections from the underlying securitized assets and out of collections from operating leases and proceeds from the sale of leased vehicles.

We deduct our cash, cash equivalents and marketable securities from Gross Industrial Debt to compute Net Industrial Debt. We use Net Industrial Debt as a measure of our financial leverage and believe it is useful to others in evaluating our financial leverage.

As a result of the 363 Transaction, our capital structure is not comparable to Old Carco’s. As a result, the non-GAAP measures for our Gross and Net Industrial Debt are not comparable to Predecessor A.

The following is a reconciliation of financial liabilities to Gross and Net Industrial Debt:

	Successor
	September 30, 2011	December 31, 2010	December 31, 2009
	(in millions of dollars)
Financial liabilities(1)	$12,384	$13,731	$9,551
Less: Gold Key Lease obligations
Short-term asset-backed notes payable	62	130	922
Long-term asset-backed notes payable	—	43	291
Gold Key Lease credit facility	—	438	953

Gross industrial debt	$12,322	$13,120	$7,385
Less: cash, cash equivalents and marketable securities	9,454	7,347	5,877

Net Industrial Debt	$2,868	$5,773	$1,508

(1)	Refer to Note 8, Financial Liabilities, of our accompanying condensed consolidated financial statements and Note 12, Financial Liabilities, of our accompanying audited consolidated financial statements for additional information regarding our financial liabilities.

Free Cash Flow

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt related investing activities, adjusted for financing activities related to Gold Key Lease financing. Free Cash Flow is presented because we believe that it is used by analysts and other parties in evaluating the Company. However, Free Cash Flow does not necessarily represent cash available for discretionary activities, as certain debt obligations and capital lease payments must be funded out of Free Cash Flow. We also use performance targets based on Free Cash Flow as a factor in our incentive compensation calculations for our non-represented employees. Free Cash Flow should not be considered as an alternative to, or substitute for, net change in cash and cash equivalents. We believe it is important to view Free Cash Flow as a complement to our entire consolidated statements of cash flows.

The following is a reconciliation of Net Cash Provided by (Used In) Operating and Investing Activities to Free Cash Flow:

	Successor
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
	(in millions of dollars)
Net cash provided by operating activities	$3,537	$4,227	$4,195	$2,335
Net cash (used in) provided by investing activities	(874)	(652)	(1,167)	250
Investing activities excluded from Free Cash Flow:
Proceeds from USDART(1)	(96)	—	—	(500)
Change in loans and note receivables	(4)	(37)	(36)	(7)
Financing activities included in Free Cash Flow:
Proceeds from Gold Key Lease financing	—	266	266	—
Repayments of Gold Key Lease financing	(562)	(1,633)	(1,903)	(1,248)

Free Cash Flow	$2,001	$2,171	$1,355	$830

(1)	U.S. Dealer Automotive Receivables Transition LLC, or USDART, as described below under “–Liquidity and Capital Resources—Chrysler Group—Ally”.

Accounting for the Effects of the Old Carco Bankruptcy Proceedings

Old Carco Bankruptcy Proceedings

As a result of the bankruptcy proceedings under Chapter 11 of the U.S. Bankruptcy Code, Old Carco adopted accounting guidance pertaining to financial reporting by entities in reorganization under the U.S. Bankruptcy Code. This accounting guidance does not change the application of U.S. GAAP with respect to the preparation of Old Carco’s audited consolidated financial statements. Rather, this accounting guidance requires that financial statements for periods including and subsequent to a Chapter 11 filing, distinguish between transactions and events that are directly associated with the reorganization proceedings from the ongoing operations of the business. Additional disclosures are also required. Revenues, expenses, gains and losses directly associated with the reorganization proceedings were reported as Reorganization Items, Net for the period from January 1, 2009 to June 9, 2009. In addition, liabilities subject to compromise in the Chapter 11 proceedings were distinguished separately from liabilities not subject to compromise and post-petition liabilities in Old Carco’s balance sheet as of June 9, 2009. Liabilities subject to compromise were reported at amounts expected to be allowed, even if they settled for reduced amounts. The financial results presented throughout this prospectus for the period from January 1, 2009 to June 9, 2009 were prepared using this accounting guidance.

Results of Operations

Presentation of Chrysler Group and Old Carco Operating Results

A summary of our operating results is presented below for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, along with the operating results of Old Carco for the period from January 1, 2009 to June 9, 2009 and for the year ended December 31, 2008.

Comparability of Chrysler Group and Old Carco Financial Information

In connection with the 363 Transaction, we did not acquire all of the assets or assume all of the liabilities of Old Carco. The assets we acquired and liabilities we assumed from Old Carco were generally recorded at fair value in accordance with business combination accounting guidance, resulting in a change from Old Carco’s basis. In addition, certain of our accounting policies differ from those of Old Carco. For these reasons, we do not present any financial information on a combined basis, with the exception of revenues, for the period from June 10, 2009 to December 31, 2009 combined with Old Carco’s financial information for the period from January 1, 2009 to June 9, 2009. The comparability of revenues was not significantly affected by these items. Therefore, for the purpose of discussing the commercial trends affecting the business, we have combined our revenues with Old Carco’s information for these same periods.

This presentation is in accordance with the practice of Chrysler Group management. We do not review the results of operations for the Predecessor A period when assessing the performance of our operations. Our business during the Successor periods compared to the Predecessor A periods has been impacted by the significant changes in capital structure, management, business strategies and product development programs that were implemented subsequent to the 363 Transaction in an effort to realize the benefits of our alliance with Fiat. For further details on our business, refer to the caption “Business.”

In order to facilitate the understanding of the underlying trends within the business that have occurred since 2008, we are providing other financial metrics for the periods presented, in addition to disclosures concerning significant transactions in the periods presented. The discussion of certain expense line items (cost of sales, gross margin, selling, administrative and other expenses and research and development expenses) includes a presentation of these line items as a percentage of revenues for the respective periods.

	Successor								Predecessor A
	Nine Months Ended September 30, 2011	Percentage of Revenues	Nine Months Ended September 30, 2010	Percentage of Revenues	Year Ended December 31, 2010	Percentage of Revenues	Period from June 10, 2009 to December 31, 2009	Percentage of Revenues	Period from January 1, 2009 to June 9, 2009	Percentage of Revenues	Year Ended December 31, 2008	Percentage of Revenues
	(in millions of dollars)								(in millions of dollars)
Revenues, net	$39,852	100.0%	$31,183	100.0%	$41,946	100.0%	$17,710	100.0%	$11,082	100.0%	$48,477	100.0%
Cost of sales	33,547	84.2%	26,763	85.8%	35,886	85.6%	16,111	91.0%	13,016	117.5%	46,549	96.0%

Gross margin	6,305	15.8%	4,420	14.2%	6,060	14.4%	1,599	9.0%	(1,934)	(17.5)%	1,928	4.0%
Selling, administrative and other expenses	3,517	8.8%	2,770	8.9%	3,797	9.1%	4,336	24.5%	1,599	14.4%	3,991	8.2%
Research and development expenses, net	1,191	3.0%	1,050	3.4%	1,500	3.6%	626	3.5%	452	4.1%	1,525	3.1%
Restructuring (income) expenses, net	13	—	47	0.2%	48	0.1%	34	0.2%	(230)	(2.1)%	1,306	2.7%
Interest expense	958	2.4%	940	3.0%	1,276	3.0%	470	2.7%	615	5.5%	1,080	2.2%
Interest income	(31)	(0.1%)	(41)	(0.1%)	(48)	(0.1)%	(111)	(0.6)%	(31)	(0.3)%	(284)	(0.6)%
Gain on NSC settlement	—	—	—	—	—	—	—	—	(684)	(6.2)%	—	—
Gain on Daimler pension contribution	—	—	—	—	—	—	—	—	(600)	(5.4)%	—	—
Impairment of brand name intangible assets	—	—	—	—	—	—	—	—	844	7.6%	2,857	5.9%
Impairment of goodwill	—	—	—	—	—	—	—	—	—	—	7,507	15.5%
Reorganization expense, net	—	—	—	—	—	—	—	—	843	7.6%	—	—
Loss on extinguishment of debt	551	1.4%	—	—	—	—	—	—	—	—	—	—

Income (Loss) before income taxes	106	0.3%	(346)	(1.1)%	(513)	(1.2)%	(3,756)	(21.2)%	(4,742)	(42.8)%	(16,054)	(33.1)%
Income tax expense (benefit)	148	0.4%	107	0.3%	139	0.3%	29	0.2%	(317)	(2.9)%	790	1.6%

Net income (loss)	$(42)	(0.1)%	$(453)	(1.5)%	$(652)	(1.6)%	$(3,785)	(21.4)%	$(4,425)	(39.9)%	$(16,844)	(34.7)%

Worldwide Factory Shipments

The following table summarizes our gross and net worldwide factory shipments, which include vehicle sales to our dealers, distributors and fleet customers. Management believes this data provides meaningful information regarding our operating results. Shipments of vehicles manufactured by our assembly facilities are generally aligned with current period production, which is driven by consumer demand. Revenue is generally recognized when the risks and rewards of ownership of a vehicle have been transferred to our customer, which usually occurs upon release of the vehicle to the carrier responsible for transporting the vehicle to our customers. Our fleet customers include rental car companies, commercial fleet customers, leasing companies and governmental entities. Our fleet shipments include vehicle sales through our Guaranteed Depreciation Program, or GDP, under which we guarantee the residual value or otherwise assume responsibility for the minimum resale value of the vehicle. We account for such sales similar to an operating lease and recognize rental income over the contractual term of the lease on a straight-line basis. At the end of the lease term, we recognize revenue for the portion of the vehicle sales price which had not been previously recognized as rental income and recognize, in cost of sales, the remainder of the cost of the vehicle which had not been previously recognized as depreciation expense over the lease term. We include GDP vehicle sales in our worldwide factory shipments at the time of auction rather than at the time of sale to the fleet customer, consistent with the timing of revenue recognition. We consider these net worldwide factory shipments to approximate the timing of revenue recognition.

	Successor				Predecessor A
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(units in thousands)				(units in thousands)
Retail	1,123	856	1,167	480	283	1,504
Fleet	345	364	435	190	98	483

Worldwide Factory Shipments	1,468	1,220	1,602	670	381	1,987
Adjust for GDP activity during the period:
Less: Vehicles shipped	(71)	(55)	(63)	(14)	(10)	(142)
Plus: Vehicles auctioned	36	19	42	16	88	220

Net Worldwide Factory Shipments	1,433	1,184	1,581	672	459	2,065

Commercial Trends

The following table and related discussion provide information regarding our revenues and vehicle shipments, and those of Old Carco, during a recession in the U.S. economy that had a significant adverse affect on Old Carco’s and our operations.

	Successor			Combined	Successor	Predecessor A
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Total 2009	Period from June 10, 2009 to December 31, 2009	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars and units in thousands)					(in millions of dollars and units in thousands)
Revenues, net	$39,852	$31,183	$41,946	$28,792	$17,710	$11,082	$48,477
Net worldwide factory shipments	1,433	1,184	1,581	1,131	672	459	2,065
Worldwide vehicle sales	1,376	1,142	1,516	1,318	725	593	2,007
U.S. dealer inventory at period end	277	231	236	179	179	246	398

During the second half of 2008, there was a sharp decline in the U.S. economy as a result of the global credit market crisis, including reduced levels of available financing for automotive dealers and consumers, fluctuating prices for oil and commodities, continued reductions in U.S. housing values, high levels of unemployment, and decreased consumer spending resulting in a global recession. These macro-economic conditions resulted in a reduction in U.S. vehicle sales from 16.5 million vehicles in 2007 to 13.5 million vehicles in 2008. Old Carco’s vehicle sales in the U.S. declined from 2.1 million vehicles in 2007 to 1.5 million vehicles in 2008. Old Carco undertook a number of initiatives aimed at reducing its cost structure and expenses to address lower industry sales volumes and declining market share, including significant headcount and operating cost reductions, production volume cuts, discontinued production of four unprofitable vehicle models, and offering significant sales incentives to dealers and consumers in an attempt to reduce U.S. dealer inventory levels which were at 115 days supply at December 31, 2008.

The continued deterioration in the U.S. economy resulted in the U.S. SAAR falling to less than 10 million vehicles in the first quarter of 2009. The combination of a rapid decline in U.S. SAAR, high dealer inventory levels, and reduced levels of financing for dealers and consumers had a significant negative impact on Old Carco’s financial position and contributed to its need to file for bankruptcy protection on April 30, 2009 and suspend all production operations.

We began operations on June 10, 2009, following the 363 Transaction, and systematically started production operations at our facilities, which had remained idled during Old Carco’s bankruptcy. We gradually increased production throughout 2009 as we continued to analyze our business, products, operations and financial condition. We were also focused on improving our supply chain management function, optimizing our dealer network and investing in our product portfolio. As dealer and retail consumer financing became more available and demand for our vehicles improved, we continued to increase production, while closely monitoring our U.S. dealer inventory levels and our ability to increase or maintain vehicle prices. For the period from June 10, 2009 to December 31, 2009, net worldwide factory shipments were 672 thousand vehicles and we recorded $17.7 billion of revenues. On a combined basis, we and Old Carco had net worldwide factory shipments of 1,131 thousand vehicles and $28.8 billion of revenues for 2009. U.S. dealer inventory at December 31, 2009 was 179 thousand vehicles, or 58 days supply.

During 2010, we continued to increase our production to levels consistent with the goals of our business plan, which are intended to maintain appropriate U.S. dealer inventory levels. Production increased commensurate with the increase in consumer demand for our products leading to U.S. dealer inventory levels of 236 thousand vehicles, or 63 days supply, at December 31, 2010. For the year ended December 31, 2010 revenues were $41.9 billion, reflective of net worldwide factory shipments of 1,581 thousand vehicles and improvements in the availability of dealer and retail consumer financing.

Nine Months Ended September 30, 2011 Compared to the Nine Months Ended September 30, 2010

Revenues, Net

	Nine Months Ended September 30,		Increase (Decrease)
	2011	2010
	(in millions of dollars)
Revenues, net	$39,852	$31,183	$8,669 27.8%

Revenues for the nine months ended September 30, 2011 increased $8,669 million as compared to the same period in 2010, approximately $6.0 billion of which was attributable to an increase in our net worldwide factory shipments from 1,184 thousand vehicles for the nine months ended September 30, 2010 to 1,433 thousand vehicles for the nine months ended September 30, 2011. The increase in our net worldwide factory shipments was primarily driven by consumer demand for our 16 all-new or significantly refreshed vehicles, which first became available for sale earlier this year. In addition, the increase in our shipments was driven by the overall improvement in the U.S. automotive market, which experienced an 11 percent increase in the industry vehicle sales from the first nine months of 2010 to the first nine months of 2011. Approximately $1.3 billion of the revenue increase was attributable to more favorable pricing of our 2011 and 2012 model year vehicles as compared to the prior model year, and reduced reliance on incentives. In addition, approximately $500 million of the increase was due to a favorable shift in sales mix to more retail sales, which is consistent with our strategy to focus on continued growth in the U.S. retail market while maintaining stable U.S. fleet shipments.

Cost of Sales

	Nine Months Ended September 30,				Increase (Decrease)
	2011	Percentage of Revenues	2010	Percentage of Revenues
	(in millions of dollars)
Cost of sales	$33,547	84.2%	$26,763	85.8%	$6,784 25.3%
Gross margin	$6,305	15.8%	$4,420	14.2%	$1,885 42.6%

Fluctuations in our cost of sales are driven primarily by the number of vehicles we produce and sell. The cost of materials and components makes up a majority of our cost of sales, approximately 70 percent in each period. The remaining costs primarily include labor costs consisting of direct and indirect wages and fringe benefits, depreciation and amortization, and transportation costs. Cost of sales also includes warranty and product-related costs, as well as interest, depreciation and amortization expense related to the Gold Key Lease portfolio and depreciation expense related to our GDP vehicles.

Cost of sales for the nine months ended September 30, 2011 increased $6,784 million as compared to the same period in 2010 primarily due to higher production volumes and an increase in vehicle shipments, which accounted for approximately $4.7 billion of the increase. Approximately $800 million of the increase was due to additional costs associated with enhanced features and content in our 2011 and 2012 model year vehicles. In addition, approximately $200 million of the increase was due to favorable market mix primarily due to a shift in sales mix to more retail sales as noted above. Typically, our retail customers purchase vehicles with more options, and accordingly, these vehicles have higher manufacturing costs, than those purchased by our fleet customers. For the nine months ended September 30, 2011, price increases for certain raw materials, particularly steel, had an unfavorable impact on our cost of sales of approximately $400 million. Our exposure to the increase in steel prices was limited because we purchased approximately 65 percent and 40 percent of our steel pursuant to fixed-price contracts in the first half of 2011 and third quarter of 2011, respectively. In addition, we were able to offset these price increases by achieving certain cost savings, principally from commercial re-negotiations and technical efficiencies, such as modifying the material content of a part.

Selling, Administrative and Other Expenses

	Nine Months Ended September 30,				Increase (Decrease)
	2011	Percentage of Revenues	2010	Percentage of Revenues
	(in millions of dollars)
Selling, administrative and other expenses	$3,517	8.8%	$2,770	8.9%	$747 27.0%

Selling, administrative and other expenses include personnel, advertising, warehousing and other costs. The increase in selling, administrative and other expenses during the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was primarily due to an increase of approximately $700 million in advertising expenses period over period. The increase in advertising expenses was primarily driven by the retail launch of 11 new vehicles during the first half of 2011. Typically, we incur greater advertising costs in the initial months that new vehicles are available to customers in dealerships. Our key retail vehicle launches and significant advertising campaigns in 2011 primarily related to the Fiat 500, Chrysler 200 and 300, as well as the Dodge Durango and Journey.

Research and Development Expenses, Net

	Nine Months Ended September 30,				Increase (Decrease)
	2011	Percentage of Revenues	2010	Percentage of Revenues
	(in millions of dollars)
Research and development expenses, net	$1,191	3.0%	$1,050	3.4%	$141 13.4%

Research and development expenses consist of material costs and personnel related expenses associated with engineering, design and development. Our research and development spending has been focused on improving the quality of our vehicles and reducing the time-to-market of new vehicles. Our efforts include both short-term improvements related to existing vehicles, which include easily recognizable and extensive upgrades to vehicle interiors, and longer term product and powertrain programs. Our research and development expenses are net of $75 million of reimbursements recognized for costs related to shared engineering and development activities performed under the product and platform sharing agreement that is part of our industrial alliance with Fiat.

The increase in research and development expenses for the nine months ended September 30, 2011 as compared to the same period in 2010 was primarily related to joint development programs with Fiat associated with the CUSW platform and various powertrain and other programs, as well as mid-cycle actions related to our current vehicle portfolio. To support these efforts, we have increased our average headcount for research and development by approximately 24 percent from the nine months ended September 30, 2010 to the same period in 2011, while also increasing our temporary contract workers to meet specialized needs.

Interest Expense

	Nine Months Ended September 30,		Increase (Decrease)
	2011	2010
	(in millions of dollars)
Interest expense	$958	$940	$18 1.9%

Interest expense for the nine months ended September 30, 2011 and 2010 includes the following (in millions of dollars):

	Nine Months Ended September 30,
	2011	2010
Financial interest expense:
VEBA Trust Note	$322	$312
2019 and 2021 Notes	92	—
Tranche B Term Loan	65	—
Canadian Health Care Trust Notes	68	—
Mexican development banks credit facility	31	5
U.S. Treasury first lien credit facilities	202	382
EDC credit facilities	44	78
Other	48	68
Interest accretion, primarily related to debt discounts, debt issuance costs and fair value adjustments	138	172
Payable-in-kind interest	27	51
Capitalized interest related to capital expenditures	(79)	(128)

Total	$958	$940

The increase in interest expense for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was primarily due to interest incurred on the Canadian Health Care Trust Notes issued on December 31, 2010 and the Mexican development banks credit facility entered into in July 2010. The increase was partially offset by interest savings achieved as a result of our debt refinancing transaction in May 2011. In that transaction, we repaid our outstanding obligations under the U.S. Treasury and EDC credit facilities and entered into a $3.0 term loan, or the Tranche B Term Loan, and issued the old notes. The interest savings are due to the Tranche B Term Loan and the old notes having lower effective interest rates than the U.S. Treasury and EDC credit facilities. Refer to “—Liquidity and Capital Resources—Chrysler Group,” for additional information regarding our refinancing transaction.

Loss on Extinguishment of Debt

	Nine Months Ended September 30,		Increase (Decrease)
	2011	2010
	(in millions of dollars)
Loss on extinguishment of debt	$551	$—	$551 100.0%

In connection with the repayment of our outstanding obligations under the U.S. Treasury and EDC credit facilities in May 2011, we recognized a $551 million loss on extinguishment of debt, which consisted of the write off of $136 million of unamortized discounts and $34 million of unamortized debt issuance costs associated with the U.S. Treasury credit facilities and $367 million of unamortized discounts and $14 million of unamortized debt issuance costs associated with the EDC credit facilities. Refer to Note 8, Financial Liabilities, of our accompanying condensed consolidated financial statements and “—Liquidity and Capital Resources—Chrysler Group”, for additional information regarding our refinancing transaction and this charge.

Year Ended December 31, 2010 compared to the Period from June 10, 2009 to December 31, 2009 — Chrysler Group

Consolidated Results

The following discussion of the results of operations for the year ended December 31, 2010 and the period from June 10, 2009 through December 31, 2009 includes a comparison of a full calendar year of financial results to a partial year. As a result, the financial information may not be fully comparable. The discussion of certain expense line items (cost of sales, gross margin, selling, administrative, and other expenses and research and development expenses) includes a presentation of such line items as a percentage of revenues, for the respective periods presented, to facilitate the discussion of the year ended December 31, 2010 to the period from June 10, 2009 to December 31, 2009. The percentage of revenues measures have been impacted by trends in our overall production volumes, which, in turn, were impacted by factors affecting our overall business subsequent to the 363 Transaction. We gradually increased our level of production operations subsequent to the 363 Transaction as our management team completed the development of our 2009 business plan, which was publicized in November 2009. This resulted in our production volumes steadily increasing throughout 2009 and 2010.

Revenues, Net

	Successor
	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
	(in millions of dollars)
Revenues, net	$41,946	$17,710

Revenues in 2010 reflected a full year of operations and the introduction of new vehicle models into the marketplace. For the year ended December 31, 2010, our net worldwide factory shipments increased to 1,581 thousand vehicles, an increase of 909 thousand vehicles, as compared to the period from June 10, 2009 to December 31, 2009. This accounted for the majority of the increase in our revenues. The remainder of the increase in revenues during 2010 was primarily attributable to a reduction in the average incentives per vehicle, as well as a more favorable model and option mix of higher revenue-generating vehicles due to increases in pick-up truck and utility vehicle shipments, which included the new 2011 Jeep Grand Cherokee that was available to customers beginning in June 2010.

Revenues in the period from June 10, 2009 to December 31, 2009 reflected a partial year of production, as well as operating at reduced production levels. During the period from June 10, 2009 to December 31, 2009, we began to ramp up production at facilities that had been idled at the time of Old Carco’s bankruptcy. Lower revenues in this period were also indicative of increased sales of lower revenue generating vehicles resulting from a less favorable model and option mix. Revenues were also affected adversely by the use of higher sales incentives to generate vehicle sales.

Cost of Sales

	Successor
	Year Ended December 31, 2010	Percentage of Revenues	Period from June 10, 2009 to December 31, 2009	Percentage of Revenues
	(in millions of dollars)
Cost of sales	$35,886	85.6%	$16,111	91.0%
Gross margin	$6,060	14.4%	$1,599	9.0%

Fluctuations in our cost of sales are driven primarily by the number of vehicles we sell. The cost of materials and components make up a majority of our cost of sales, approximately 70 percent for each period. For the year ended December 31, 2010, the increase in prices for raw materials, particularly aluminum and steel, had an approximately $400 million negative impact on our cost of sales, however we were able to offset this increase with approximately $400 million of cost savings, principally from commercial renegotiations and technical efficiencies. Our exposure to significant increases in steel prices in 2010 was limited because we purchased approximately two-thirds of our steel pursuant to fixed-price contracts. These contracts are scheduled to expire in mid-2011.

The remaining costs principally include labor costs, consisting of direct and indirect wages and fringe benefits, depreciation and amortization, and transportation costs. Cost of sales also includes warranty and product-related costs, as well as interest, depreciation and amortization expense related to the Gold Key Lease portfolio and depreciation expense related to our GDP vehicles.

Cost of sales for 2010 reflected a full year of operations with increasing production reflecting growing demand for our vehicles. During 2010, we benefitted from a more stable supplier environment, as well as the cost savings impact of workforce reduction efforts related to the restructuring plans initiated by Old Carco in April 2009, which were implemented during late 2009 and 2010. Refer to the “–Restructuring Expenses, Net” discussions below for additional information related to this and similar initiatives. Cost of sales also benefitted from the implementation of the re-negotiated workforce cost structure in the U.S. and Canada. These improvements were partially offset by increased costs associated with the new product launches in 2010. Typically a higher ratio of costs are incurred prior to and during the early months after the production launch of a new vehicle.

The period from June 10, 2009 to December 31, 2009 reflected a partial year of operations and was negatively affected by manufacturing inefficiencies associated with the gradual ramp up of manufacturing facilities that had been idled at the time of Old Carco’s bankruptcy.

Selling, Administrative and Other Expenses

	Successor
	Year Ended December 31, 2010	Percentage of Revenues	Period from June 10, 2009 to December 31, 2009	Percentage of Revenues
	(in millions of dollars)
Selling, administrative and other expenses	$3,797	9.1%	$4,336	24.5%

Selling, administrative and other expenses includes personnel, advertising, warehousing and other costs. During 2010, advertising expenses increased to $1,721 million compared to $677 million for the period from June 10, 2009 to December 31, 2009. Throughout 2010, we continued to increase our brand-focused and new vehicle advertising campaigns, including our promotions for Ram Motor Trend Truck of the Year award and the newly launched Jeep Grand Cherokee. Typically, a significant portion of advertising is incurred with the introduction of new vehicles, especially in the initial months that the vehicles are available to customers in the dealerships.

The 2009 period included a non-cash charge of $2,051 million associated with the remeasurement of our OPEB obligation related to the VEBA Settlement Agreement. In addition, selling, administrative and other expenses during the 2009 period included $270 million of interest expense and accretion on the VEBA Trust Note. Refer to Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements, for additional information related to the VEBA Settlement Agreement and VEBA Trust Note. Excluding these charges, selling, administrative and other expenses for the period from June 10, 2009 to December 31, 2009 would have been $2,015 million, or 11.4 percent of revenues.

Research and Development Expenses

	Successor
	Year Ended December 31, 2010	Percentage of Revenues	Period from June 10, 2009 to December 31, 2009	Percentage of Revenues
	(in millions of dollars)
Research and development expenses	$1,500	3.6%	$626	3.5%

Research and development expenses consist of material costs and personnel related expenses associated with engineering, design and development. Our research and development spending has been focused on improving the quality of our vehicles and reducing the time-to-market of new vehicles, including both short-term improvements related to existing vehicles, such as interior refreshes, and longer term product and powertrain programs. In late 2009, we began to co-develop the CUSW platform with Fiat to expand our product portfolio and focus our development efforts on creating vehicle platforms that could be used on multiple vehicles, which would lead to greater production efficiencies, as well as utilize other cost-savings opportunities gained through our alliance with Fiat. These product actions resulted in higher spending on prototype parts and tools throughout 2010. Our research and development costs also included material and personnel expenses related to the development of more eco-friendly vehicles which have greater fuel efficiency and reduced carbon dioxide, or CO2, emissions, as well as enhancing the overall driving experience and safety of our vehicles. In conjunction with these efforts, we increased our engineering, research and development headcount by 14 percent during 2010, while also increasing our temporary contract workers to meet specialized needs. In addition, in the fourth quarter of 2009, we began paying some suppliers for their engineering design and development costs up front, rather than having these costs reflected in the price we pay for the purchased part. The result was $286 million of research and development expenses being included in 2010, which previously would have been included in the price of the purchased part and recognized in cost of sales over the life of the arrangement.

Restructuring Expenses, Net

	Successor
	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
	(in millions of dollars)
Restructuring expenses, net	$48	$34

In connection with the 363 Transaction, we assumed certain liabilities related to specific restructuring actions commenced by Old Carco. These liabilities represented costs for workforce reduction actions related to our represented and non-represented hourly and salaried workforce, as well as specific contractual liabilities assumed for other costs, including supplier contract cancellation claims. In accordance with the accounting guidance for exit or disposal activities, certain costs associated with these previously announced plans, such as relocation, contract termination and plant deactivations, are recognized as restructuring expense when the costs are incurred. We continue to monitor these previously established reserves for adequacy and any necessary adjustments are recorded in the period the adjustment is determinable.

Restructuring expenses, net for the year ended December 31, 2010 included charges of $273 million primarily related to the integration of the operations of our European distribution and dealer network into Fiat’s distribution organization, which included, but were not limited to, workforce reductions, contract cancellations and legal claim costs. These charges were partially offset by refinements to existing reserve estimates of $227 million. These reserve adjustments were primarily the result of the cancellation of a previously announced plant closure. During 2010, we announced that our Sterling Heights, Michigan assembly plant, which was scheduled to close after 2012, would remain open in connection with the granting of certain tax incentives by local and state governments.

Restructuring expenses, net for the period from June 10, 2009 to December 31, 2009 included charges of $42 million, primarily related to costs associated with workforce reductions, plant deactivations and interest accretion. These restructuring charges were partially offset by an $8 million net reduction to previously established reserves primarily due to a net decrease in the expected costs of workforce reductions previously announced based on management’s adequacy reviews, which took into consideration the actual acceptances and the composition of the remaining estimated costs.

Interest Expense

	Successor
	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
	(in millions of dollars)
Interest expense	$1,276	$470

Interest expense for the year ended December 31, 2010 consisted of $1,154 million of financial interest expense, of which $514 million, $420 million and $107 million was associated with the debt obligations to the U.S. Treasury, VEBA Trust and EDC, respectively. This financial interest expense was partially offset by $175 million of capitalized interest related to certain assets under construction. In addition, interest expense for the year ended December 31, 2010 included $229 million of non-cash interest accretion, primarily related to debt discounts, debt issuance costs and fair value adjustments resulting from the 363 Transaction. Interest expense during 2010 also included $68 million of payable-in-kind interest associated with the U.S. Treasury Tranche C credit facility. Prior to January 1, 2010, $270 million of interest expense and accretion on the VEBA Trust Note was included in selling, administrative and other expenses, in accordance with the classification of the VEBA Trust Note as an OPEB obligation as discussed in Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements.

Interest expense for the period from June 10, 2009 to December 31, 2009 included $310 million of interest incurred on the U.S. Treasury Tranche B and Tranche C credit facilities. In accordance with the U.S. Treasury credit agreement, the interest was considered payable-in-kind and was capitalized as additional debt in 2009. Interest expense for the 2009 period also included $148 million of financial interest expense, principally related to the EDC credit facilities. This financial interest expense was partially offset by $91 million of capitalized interest related to certain assets under construction. Also included in interest expense was $103 million of non-cash interest accretion, primarily related to debt discounts, debt issuance costs and fair value adjustments resulting from the 363 Transaction. Refer to “—Liquidity and Capital Resources—Chrysler Group—Credit Facilities and Certain Indebtedness” below for additional information regarding our financing arrangements.

Interest Income

	Successor
	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
	(in millions of dollars)
Interest income	$48	$111

Interest income during 2010 was primarily the result of interest earned on our available cash.

Interest income for the period from June 10, 2009 to December 31, 2009 included interest earned on our available cash, as well as on wholesale financing that we had provided to certain dealers in Mexico as a result of limited availability of third party financing to them during the period. This financing was repaid in the second quarter of 2010.

Income Tax Expense

	Successor
	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
	(in millions of dollars)
Income tax expense	$139	$29

Our effective income tax rate for the year ended December 31, 2010 was negative 27 percent, which differs from the expected federal statutory rate of 35 percent, primarily due to losses generated by our limited liability companies, which are disregarded for U.S. federal tax purposes, the establishment of additional Canadian income tax receivables for prior year tax refunds, and changes in valuation allowances in the U.S., Canada and other foreign jurisdictions.

Our effective income tax rate for the period from June 10, 2009 to December 31, 2009 was negative 1 percent, which differs from the expected federal statutory rate of 35 percent primarily due to losses in limited liability companies, which are disregarded for U.S. federal tax purposes, and increases in valuation allowances in the U.S., Canada and other foreign jurisdictions.

Income tax expense for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, was primarily driven by foreign tax provisions as a result of several of our international locations having current period earnings. Income tax expense also includes provisions for U.S., state and local taxes.

Period from January 1, 2009 to June 9, 2009 compared to the Year Ended December 31, 2008—Old Carco

Consolidated Results

The following discussion of the results of Old Carco’s operations for the period from January 1, 2009 to June 9, 2009 and for the year ended December 31, 2008 includes a comparison of a partial year of financial results to a full calendar year, which affects the comparability between periods and as a result, the financial information may not be fully comparable. The discussion of certain expense line items (cost of sales, gross margin, selling, administrative and other expenses, and research and development expenses) includes a presentation of such line items as a percentage of revenues for the respective periods to facilitate the comparison discussion of the period from January 1, 2009 to June 9, 2009 versus the year ended December 31, 2008. As compared to the year ended December 31, 2008, the percentage of revenues measure for the 2009 period was adversely impacted by the dramatic decline in revenues and reductions in production volumes as Old Carco approached bankruptcy, which Old Carco was unable to fully offset with cost reduction activities.

Revenues, Net

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Revenues, net	$11,082	$48,477

Revenues reflected a steep decline in Old Carco’s net worldwide factory shipments, as a result of the deterioration in the U.S. economy and automotive industry beginning in 2008 and continuing into 2009. The decline was also the result of Old Carco idling its production operations following its bankruptcy filing on April 30, 2009. As of June 9, 2009, Old Carco had not resumed operations. Additionally, the limited availability of consumer and dealer financing in late 2008 and 2009 restricted the ability of potential customers to purchase Old Carco’s vehicles. Refer to the caption “–Commercial Trends” above for additional information.

Cost of Sales

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Percentage of Revenues	Year Ended December 31, 2008	Percentage of Revenues
	(in millions of dollars)
Cost of sales	$13,016	117.5%	$46,549	96.0%
Gross margin	$(1,934)	(17.5)%	$1,928	4.0%

Cost of sales includes material, labor and overhead costs incurred in the manufacturing and distribution of vehicles and service parts. Overhead costs consist primarily of fixed and variable manufacturing costs, including depreciation and amortization expense. Cost of sales also includes warranty and product-related costs, along with interest, depreciation and amortization expense related to the Gold Key Lease portfolio, as well as depreciation expense related to our GDP vehicles.

The decline in cost of sales was primarily due to a steady decline in production volumes period over period, as well as an approximately 12 percent reduction in Old Carco’s manufacturing headcount as a result of the voluntary employee separation programs offered to employees in late 2008. Refer to the caption “–Restructuring (Income) Expense, Net” below for additional information on these costs. The above cost reductions were partially offset by charges of $371 million related to voluntary employee separation programs extended to all represented hourly and salary employees throughout the organization in March 2009, which were offered as part of an initiative to reduce the represented workforce, however these programs did not meet the accounting criteria to be accounted for as exit or disposal activities. In addition, the reduction in cost of sales was partially offset by $360 million of costs recorded in 2009 for inventory valuation adjustments required to write-down the recorded cost of the inventory to its estimated net realizable value as of June 9, 2009. There was also an increase in supplemental unemployment benefit costs associated with additional payments to hourly employees as a result of Old Carco ceasing its production operations at the time of its bankruptcy filings.

Selling, Administrative and Other Expenses

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Percentage of Revenues	Year Ended December 31, 2008	Percentage of Revenues
	(in millions of dollars)
Selling, administrative and other expenses	$1,599	14.4%	$3,991	8.2%

Selling, administrative and other expenses declined in the period from January 1, 2009 to June 9, 2009 versus 2008, primarily due to an approximately 18 percent reduction in Old Carco’s selling and administrative personnel headcount as a result of the voluntary employee separation programs offered to employees in late 2008. The decline was also due to Old Carco’s planned reduction in advertising spending in late 2008 and early 2009 as a result of its cost reduction efforts. During 2008, selling, administrative and other expenses included a $375 million gain recognized as a result of Old Carco modifying the terms of its postretirement benefits in March 2008 to no longer extend company sponsored group life insurance to certain retirees. This change was treated as a plan settlement in accordance with the accounting guidance related to employers’ accounting for postretirement benefits. A similar gain did not recur in the 2009 period.

Research and Development Expenses

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Percentage of Revenues	Year Ended December 31, 2008	Percentage of Revenues
	(in millions of dollars)
Research and development expenses	$452	4.1%	$1,525	3.1%

Research and development expenses significantly declined during the period from January 1, 2009 through June 9, 2009 as a result of cost savings initiatives implemented by Old Carco in late 2008, which resulted in a significant reduction in development activities. The decline was also due to reduced personnel costs as a result of an approximately 21 percent reduction in research and development personnel headcount, which was primarily attributable to the voluntary employee separation programs offered in late 2008.

Restructuring (Income) Expense, Net

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Restructuring (income) expenses, net	$(230)	$1,306

On February 14, 2007, Old Carco announced its three year Recovery and Transformation Plan, or RTP I Plan, which was aimed at restructuring its business. Key initiatives for the plan included workforce reductions of 13,000 individuals over the period from 2007 through 2009, and the elimination of excess production capacity by eliminating manufacturing work shifts and idling facilities. Old Carco was required to continuously evaluate and reduce its cost structure in response to the continued deterioration of its business and subsequently initiated three additional Recovery and Transformation Plans, which it referred to as the “RTP II Plan”, which was initiated in conjunction with the Cerberus transaction in 2007, the “RTP III Plan”, initiated in 2008 and the “RTP IV Plan”, initiated in 2009 in conjunction with its bankruptcy filings. Overall the plans were aimed at further restructuring the business to be aligned with a smaller market and refocus product offerings towards smaller, more fuel-efficient vehicles. The restructuring plans included significant workforce reductions, idling of facilities, elimination of excess production capacity, including work shift eliminations, modifications to its domestic and international parts distribution operations, including the closures of certain parts distribution centers in the U.S. and Canada, and refinements to its product portfolio.

Restructuring income, net for the period from January 1, 2009 to June 9, 2009 included refinements to existing supplier contract cancellation claim costs and workforce reduction reserves recorded in connection with Old Carco’s RTP I, II and III Plans. Refinements to the supplier contract cancellation claim costs reserves of $398 million were primarily due to settlements of certain anticipated supplier claims in connection with the bankruptcy proceedings. Workforce reduction reserve adjustments of $125 million were primarily due to a net decrease in the expected costs of workforce reductions previously announced as a result of management’s adequacy reviews, which took into consideration the actual acceptances and the composition of the remaining estimated costs. The above workforce reduction reserve adjustments were offset by $326 million of additional reserves recorded during the period from January 1, 2009 to June 9, 2009, primarily related to additional workforce reduction initiatives announced in 2009 in connection with the RTP III and RTP IV Plans.

Restructuring expenses, net for the year ended December 31, 2008 included costs associated with Old Carco’s RTP III Plan, the key initiatives of which included salaried workforce reductions of 5,500 individuals by the first quarter of 2009, the elimination of manufacturing work shifts to align with a market shift towards smaller, more fuel-efficient vehicles by the end of 2009 and the restructuring of its parts distribution operations, including the closure of certain parts distribution centers in the U.S. and Canada. During the year ended December 31, 2008, Old Carco recorded charges, adjustments and interest accretion associated with this plan of $1,069 million related to workforce reduction costs and $56 million related to other costs, which primarily consisted of estimated supplier contract cancellation claims. During the year ended December 31, 2008, Old Carco also made adjustments to its existing RTP I and RTP II Plans reserves of $181 million, which primarily related to net increases in the expected costs of workforce reductions associated with these plans due to management’s adequacy reviews, which took into consideration the actual acceptances and the composition of the remaining estimated costs.

Interest Expense

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Interest expense	$615	$1,080

Interest expense for the period from January 1, 2009 to June 9, 2009 included $258 million of financial interest expense principally related to Old Carco’s First and Second Lien Credit Facilities. At the time of its bankruptcy and in accordance with the accounting guidance related to financial reporting while a company is in bankruptcy, Old Carco ceased accruing interest on amounts due under the contractual terms of its outstanding debt, including debt subject to compromise. Interest expense also included amortization of debt discounts and debt issuance costs of $271 million, primarily driven by the amortization of $220 million of the $330 million of debt issuance costs associated with the debtors-in-possession financing provided by the U.S. Treasury and EDC in connection with the bankruptcy and $86 million of interest accretion related to fair value adjustments recorded in connection with the Cerberus transaction.

Interest expense for the year ended December 31, 2008 included $744 million of financial interest expense primarily related to Old Carco’s First and Second Lien Credit Facilities. Old Carco fully drew upon the $2.0 billion available under its Second Lien Credit Facility in June 2008. In addition, interest expense included $311 million of interest accretion related to fair value adjustments recorded in connection with the Cerberus transaction. Interest expense also included amortization of debt discounts and debt issuance costs of $25 million, principally associated with its First and Second Lien Credit Facilities.

Interest Income

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Interest income	$31	$284

The decline in interest income was primarily due to the significant reduction in Old Carco’s cash on hand throughout 2008 and continuing into 2009. Old Carco began 2008 with $12.0 billion of cash, cash equivalents and restricted cash, which declined to $3.3 billion by the end of 2008 and further declined to $3.0 billion as of June 9, 2009.

Gain on NSC Settlement

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Gain on NSC settlement	$684	$—

On March 31, 2009, Daimler transferred its ownership of 23 NSCs to Chrysler Holding, which simultaneously transferred its ownership of the National Sales Centers, or NSCs, to Old Carco. In connection with the transfer, Old Carco paid Daimler $99 million in exchange for the settlement of $415 million of trade payables and other international obligations due to Daimler and $368 million of the NSCs financial liabilities to Daimler, and recognized a net gain of $684 million during the period from January 1, 2009 to June 9, 2009. A similar gain was not recognized during the year ended December 31, 2008.

Gain on Daimler Pension Contribution

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Gain on Daimler pension settlement	$600	$—

On June 5, 2009, Old Carco, Chrysler Holding, Cerberus, Daimler and the Pension Benefit Guaranty Corporation entered into a binding agreement settling various matters. Under the agreement, Daimler agreed to make three equal cash payments to Old Carco totaling $600 million, which were to be used to fund contributions into Old Carco’s U.S. pension plans in 2009, 2010 and 2011. Old Carco recognized a $600 million gain related to this settlement during the period from January 1, 2009 to June 9, 2009. A similar gain was not recognized during the year ended December 31, 2008.

Impairment of Brand Name Intangible Assets

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Impairment of brand name intangible assets	$844	$2,857

During the period from January 1, 2009 to June 9, 2009, Old Carco recorded impairment charges of $844 million related to its Chrysler and Dodge brand names. The impairments were primarily a result of the significant deterioration in Old Carco’s revenues, the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, as well as a significant decline in its projected production volumes and revenues considering the market conditions at the time.

During the year ended December 31, 2008, Old Carco recorded total impairment charges of $2,857 million related to its Chrysler, Jeep, Dodge and Mopar brand names. Old Carco completed its annual evaluation of the indefinite-lived brand name intangible assets on July 1, 2008, which resulted in charges of $1,749 million. Old Carco completed a second evaluation of its indefinite-lived brand name intangible assets during the fourth quarter of 2008, as a result of the continued deterioration in Old Carco’s revenues, the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, as well as a significant decline in its projected production volumes and revenues considering the market conditions at the time, which resulted in additional charges of $1,108 million.

Impairment of Goodwill

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Impairment of goodwill	$—	$7,507

During the year ended December 31, 2008, Old Carco recorded total goodwill impairment charges of $7,507 million. Old Carco completed its annual evaluation of goodwill on July 1, 2008, which resulted in charges of $1,195 million. Old Carco completed a second evaluation of goodwill during the fourth quarter of 2008, as a result of the continued deterioration in Old Carco’s financial results and considering the deteriorating economic conditions and the weakening U.S. automotive market at that time, which resulted in additional charges of $6,312 million to write off the remainder of its goodwill balance.

Reorganization Expense, Net

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Reorganization expense, net	$843	$—

During the period from January 1, 2009 to June 9, 2009, Old Carco recorded net reorganization expenses of $843 million. In accordance with accounting guidance related to financial reporting while an entity is in bankruptcy, reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, and professional fees related directly to the process of reorganizing Old Carco and its principal domestic subsidiaries under Chapter 11 of the U.S. Bankruptcy Code are required to be separately disclosed. Net reorganization expenses included: (i) a $1,025 million loss on the extinguishment of the Chrysler CA Lease Depositor LLC note receivable and accrued interest, (ii) $35 million of professional fees directly related to the Old Carco bankruptcy proceedings, and (iii) $302 million of other charges, which included the write-off of Old Carco’s First and Second Lien Credit Facilities debt issuance costs and discounts, a note receivable from Chrysler Financial and other pre-petition claims, partially offset by (iv) a $519 million gain related to the extinguishment of certain financial liabilities and accrued interest related to Old Carco’s Second Lien Credit Agreement.

Income Tax (Benefit) Expense

	Predecessor A
	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Income tax (benefit) expense	$(317)	$790

Old Carco’s effective income tax rate for the period from January 1, 2009 to June 9, 2009 and for the year ended December 31, 2008 was 7 percent and negative 5 percent, respectively, which differs from the expected federal statutory rate of 35 percent primarily due to losses in limited liability companies, which are disregarded for U.S. federal tax purposes, and changes in valuation allowances in the U.S., Canada and other foreign jurisdictions.

The income tax benefit recognized during the period from January 1, 2009 to June 9, 2009 was primarily the result of losses generated by entities subject to income tax. Many of Old Carco’s entities were limited liability companies. The income tax benefit also included a $196 million reduction in income tax expense resulting from the June 3, 2009 tax settlement agreement between Chrysler Holding, Daimler and Old Carco, which modified a previous tax agreement to resolve certain issues raised in connection with a Canadian income tax dispute. In addition, Daimler waived its right to certain tax refunds for periods prior to August 3, 2007. This reduction was offset by tax expense for the valuation allowances on deferred tax assets in the U.S., Canada and other foreign jurisdictions as a result of Old Carco’s assessment of the realizability of its deferred tax assets, as well as a reduction in certain Canadian tax receivables.

The income tax expense recognized during the year ended December 31, 2008, was primarily the result of a $703 million valuation allowance on deferred tax assets in the U.S., Canada and other foreign jurisdictions as a result of Old Carco’s assessment of the realizability of its deferred tax assets.

Non-Cash Charges (Gains)

The following table summarizes our and Old Carco’s significant non-cash charges (gains):

	Successor		Predecessor A
	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)		(in millions of dollars)
Remeasurement loss on VEBA Trust Note and Membership Interests	$—	$2,051	$—	$—
Loss on Canadian HCT Settlement	46	—	—	—
Gain on VEBA claims adjustment	(35)	—	—	—
Gain on NSC settlement	—	—	(684)	—
Gain on Daimler pension contribution	—	—	(600)	—
Impact of Daimler tax settlement	—	—	(196)	—
Impairment of property, plant and equipment	—	—	391	—
Impairment of brand name intangible assets	—	—	844	2,857
Impairment of goodwill	—	—	—	7,507
Valuation allowances against deferred tax assets	100	(83)	118	703
Reorganization items:
Gain on extinguishment of certain financial liabilities and accrued interest related to the Second Lien Credit Agreement	—	—	(519)	—
Loss on extinguishment of Chrysler CA Lease Depositor LLC note receivable and accrued interest	—	—	1,025	—
Reorganization losses, net	—	—	302	—

Total significant non-cash charges	$111	$1,968	$681	$11,067

Liquidity and Capital Resources—Chrysler Group

Liquidity Overview

We require significant liquidity in order to meet our obligations and fund our business plan. Short-term liquidity is required to purchase raw materials, parts and components required for vehicle production, and to fund selling, administrative, research and development, and other expenses. In addition to our general working capital needs, we expect to use significant amounts of cash for the following purposes: (i) capital expenditures to support our existing and future products; (ii) principal and interest payments under our financial obligations and (iii) pension and OPEB payments. Our capital expenditures in 2011 are estimated to be approximately $4 billion, which we plan to fund with cash generated from our operating activities.

Refer to “—Contractual Obligations”, for additional information regarding short-term and long-term payments due under our significant contractual obligations and commitments as of September 30, 2011.

Liquidity needs are met primarily through cash generated from operations, including the sale of vehicles and service parts to dealers, distributors and other customers worldwide. We also have access to an undrawn revolving credit facility as detailed under the caption “– Total Available Liquidity” below. In addition, long-term liquidity needs may involve some level of debt refinancing as outstanding debt becomes due or we are required to make amortization or other principal payments. Although we believe that our current level of total available liquidity is sufficient to meet our short-term and long-term liquidity requirements, we regularly evaluate opportunities to improve our liquidity position and reduce our net industrial debt over time in order to enhance our financial flexibility and to achieve and maintain a liquidity and capital position consistent with that of our principal competitors.

On May 24, 2011, we completed a refinancing transaction whereby we entered into a $4.3 billion senior secured credit agreement which includes a $3.0 billion Tranche B Term Loan and a $1.3 billion undrawn revolving credit facility, or Revolving Facility, collectively referred to as the Senior Credit Facilities. In addition, we issued $3.2 billion of the old notes, which are senior secured notes. The net proceeds received from the refinancing transaction, along with the proceeds received from Fiat’s concurrent exercise of its incremental equity call option, and cash generated from our operations, were used to repay all amounts outstanding under the U.S. Treasury and EDC credit facilities.

Refer to “– Repayment of U.S. Treasury and EDC Credit Facilities” and “– Credit Facilities and Senior Secured Notes,” for additional information regarding our refinancing transaction.

The DOE is operating a program in which it may provide up to $25.0 billion in low cost loans to eligible applicants for the costs of re-equipping, expanding, and establishing manufacturing facilities in the U.S. to produce advanced technology vehicles and components for these vehicles. We have pending with the DOE a consolidated application for a loan under Section 136 of the EISA, or Section 136 Loans, and have requested up to $3.5 billion in loans to support certain of our advanced technology vehicle and component programs. There can be no assurance that Section 136 Loans will continue to be available, that we will receive the amount we previously requested, or that we will be able to successfully negotiate terms acceptable to us, the DOE and our other lenders.

Any actual or perceived limitations of our liquidity may affect the ability or willingness of counterparties, including dealers, suppliers and financial service providers, to do business with us, or require us to restrict additional amounts of cash to provide collateral security for our obligations. Our liquidity levels are subject to a number of risks and uncertainties, including those described in “Risk Factors.”

Total Available Liquidity

At September 30, 2011, our total available liquidity was $10,754 million, including funds available to be borrowed under the Revolving Facility of $1,300 million. We may access these funds subject to conditions of the Senior Credit Facilities, and may use the proceeds for general corporate and/or working capital purposes. The terms of the Senior Credit Facilities require us to maintain a minimum liquidity of $3.0 billion inclusive of any amounts undrawn on the Revolving Facility. Total available liquidity includes cash and cash equivalents, which are subject to intra-month, foreign exchange and seasonal fluctuations. Restricted cash is not included in our presentation of total available liquidity. The following table summarizes our total available liquidity:

	September 30, 2011	December 31, 2010	December 31, 2009
	(in millions of dollars)
Cash, cash equivalents and marketable securities (1)	$9,454	$7,347	$5,877
Revolving Facility availability (2)	1,300	—	—
U.S. Treasury first lien credit facilities availability (3)	—	1,716	1,716
EDC credit facilities availability	—	554	554

Total Available Liquidity	$10,754	$9,617	$8,147

(1)	The foreign subsidiaries, for which we have elected to permanently reinvest earnings outside of the U.S., held $0.6 billion and $1.4 billion of cash and cash equivalents as of September 30, 2011 and December 31, 2010, respectively. Our current plans do not demonstrate a need to, nor do we have plans to repatriate the retained earnings from these subsidiaries, as the earnings are permanently reinvested. However, in the future if we determine it is necessary to repatriate these funds, or we sell or liquidate any of these subsidiaries, we may be required either to pay taxes, even though we are not currently a taxable entity for U.S. federal income tax purposes, or make distributions to our members to pay taxes associated with the repatriation or the sale or liquidation of these subsidiaries. We may also be required to accrue and pay withholding taxes, depending on the foreign jurisdiction from which the funds are repatriated.

(2)	Prior to the final maturity date of the Senior Credit Facilities, we have the option to increase the amount of these facilities in an aggregate principal amount not to exceed $1.2 billion, either through an additional term loan, an increase in the Revolving Facility or a combination of both.

(3)	Excluded $350 million as of December 31, 2010, which was to be drawn only to fund payments to USDART. For a discussion of USDART, refer to Note 10, Commitments, Contingencies and Concentrations, of our accompanying condensed consolidated financial statements.

The increase of $1,137 million in total available liquidity from December 31, 2010 to September 30, 2011, reflects a $2,107 million increase in cash and cash equivalents resulting from net cash provided from operating activities of $3,537 million, partially offset by net cash used in investing activities of $874 million and net cash used in financing activities of $556 million, which includes proceeds from Fiat’s exercise of its incremental equity call option of $1,268 million. The increase in cash and cash equivalents was partially offset by a reduction in the amounts available for borrowing under our credit facilities due to the termination of all existing commitments under the U.S. Treasury and EDC credit facilities. Refer to “—Cash Flows” below, for additional information regarding our changes in cash and cash equivalents.

The increase of $1,470 million in total available liquidity from December 31, 2009 to December 31, 2010, reflects net cash provided from operating activities of $4,195 million, net cash used in investing activities of $1,167 million and net cash used in financing activities of $1,526 million. A significant portion of our total available liquidity is attributable to the liquidity and financing provided as part of the 363 Transaction, as well as cash generated from our operations.

Restricted Cash

At September 30, 2011, we had restricted cash, which includes cash equivalents, of $386 million, including $263 million held on deposit or otherwise pledged to secure our obligations under various commercial agreements guaranteed by Daimler, $31 million as collateral for foreign exchange and commodity hedge contracts and $92 million for standby letters of credit and other contractual agreements. In January 2011, $167 million of collateral associated with the Gold Key Lease portfolio was released and was used to repay an equivalent amount outstanding on the Gold Key Lease credit facility.

Working Capital Cycle

Our business and results of operations depend upon our ability to achieve certain minimum vehicle sales volumes. As is typical for an automotive manufacturer, we have significant fixed costs, and therefore, changes in our vehicle sales volume can have a significant effect on profitability and liquidity. We generally receive payment on sales of vehicles in North America within a few days of shipment from our assembly plants, whereas there is a lag between the time we receive parts and materials from our suppliers and the time we are required to pay for them. Therefore, during periods of increasing vehicle sales, there would likely be a corresponding positive impact on our cash flow and liquidity. On the other hand, during periods in which vehicle sales decline, there would likely be a corresponding negative impact on our cash flow and liquidity. In addition, the timing of our vehicle sales under our Guaranteed Depreciation Program can cause seasonal fluctuations in our working capital. Typically, the number of vehicles sold under the program peak during the second quarter and then taper off during the third quarter.

Cash Flows

Nine Months Ended September 30, 2011 compared to Nine Months Ended September 30, 2010

Operating Activities. For the nine months ended September 30, 2011, our net cash provided by operating activities was $3,537 million and was primarily the result of:

(i)	a net loss of $42 million, adjusted to add back the $551 million loss on extinguishment of debt associated with the repayment of our U.S. Treasury and EDC credit facilities and $2,327 million for depreciation and amortization expense (including amortization and accretion of debt discounts, debt issuance costs, fair market value adjustments and favorable and unfavorable lease contracts);

(ii)	a $1,300 million increase in trade liabilities, primarily due to increased production, which was consistent with the increase in our worldwide factory shipments;

(iii)	a $793 million increase in our deferred revenue, primarily due to an increase in the number of vehicles in service under our Guaranteed Depreciation Program. Typically, the number of vehicles in service under the program is highest during the second quarter. This increase is mostly offset by an increase in the related vehicles classified as equipment on operating leases;

(iv)	$374 million in collections from Daimler related to the tax indemnity recoverable; and

(v)	a $214 million increase in payables to Fiat due to increased purchases of parts, services and vehicles during 2011 as compared to the end of 2010.

These increases in our net cash provided by operating activities were partially offset by:

(i)	a $785 million increase in inventory, primarily due to increased finished vehicle and work in process levels at September 30, 2011 versus December 31, 2010. These increases were primarily driven by the overall increase in production levels and international vehicle shipments due to greater consumer demand for our vehicles and the vehicles we manufacture for Fiat and our annual shutdown in December. In addition, our work in process levels increased slightly in September 2011 due to temporary parts shortages;

(ii)	a $528 million increase in receivables from Fiat due to increased sales of vehicles, service parts and services to Fiat during 2011 as compared to the end of 2010, primarily due to the integration of our European distribution and dealer network organization into Fiat’s distribution organization and Fiat becoming the general distributor of our vehicles and service parts in Europe in 2011;

(iii)	$509 million of pension and OPEB contributions, partially offset by the collection of a $200 million pension receivable from Daimler; and

(iv)	the repayment of $395 million of payable-in-kind interest on the U.S. Treasury credit facilities.

For the nine months ended September 30, 2010, our net cash provided by operating activities was $4,227 million and was primarily the result of:

(i)	a net loss of $453 million, adjusted to add back $2,506 million for depreciation and amortization expense (including amortization and accretion of debt discounts, debt issuance costs, fair market value adjustments and favorable and unfavorable lease contracts);

(ii)	a $1,753 million increase in trade liabilities, primarily due to increased production, which was consistent with the increase in our worldwide factory shipments;

(iii)	a $502 million increase in our deferred revenue, primarily due to an increase in the number of vehicles in service under our Guaranteed Depreciation Program. Typically, the number of vehicles in service under the program is highest during the second quarter. This increase is mostly offset by an increase in the related vehicles classified as equipment on operating leases; and

(iv)	$377 million in collections from Daimler related to the tax indemnity recoverable.

These increases in our net cash provided by operating activities were partially offset by:

(i)	$597 million of pension and OPEB contributions, partially offset by the collection of a $200 million pension receivable from Daimler; and

(ii)	a $529 million increase in inventory, primarily due to increased finished vehicle and work in process levels to support multiple product launches in the fourth quarter of 2010.

Investing Activities. For the nine months ended September 30, 2011, our net cash used in investing activities was $874 million and was primarily the result of:

(i)	$1,908 million of capital expenditures to support our existing and future products.

These cash outflows were partially offset by:

(i)	$605 million of proceeds from disposals of equipment on operating leases, primarily related to our Gold Key Lease vehicle portfolio;

(ii)	a $297 million decrease in restricted cash. The decrease in restricted cash was primarily the result of reduced collateral requirements for foreign exchange and commodity hedge contracts, in addition to positive mark to market adjustments and the release of $167 million of collateral associated with the Gold Key Lease financing portfolio, which was used to pay down an equivalent amount outstanding on our Gold Key Lease credit facility; and

(iii)	$96 million of proceeds from USDART, which represented the remaining balance of a previous advance to USDART that was transferred to us in May 2011, in connection with the termination of master transaction agreement between Old Carco, U.S. Treasury, Ally and USDART, or the Ally MTA. Refer to Note 10, Commitments, Contingencies and Concentrations, of our accompanying condensed consolidated financial statements for additional information related to USDART and the Ally MTA.

For the nine months ended September 30, 2010, our net cash used in investing activities was $652 million and was primarily the result of:

(i)	$1,680 million of capital expenditures to support our existing and future products.

These cash outflows were partially offset by:

(i)	$913 million of proceeds from disposals of equipment on operating leases, primarily related to our Gold Key Lease vehicle portfolio.

Financing Activities. For the nine months ended September 30, 2011, our net cash used in financing activities was $556 million and was primarily the result of:

(i)	$562 million of repayments of our Gold Key Lease financing obligations, which included the full repayment of the amounts outstanding on the Gold Key Lease secured revolving credit facility in April 2011 (Gold Key Lease program proceeds used to fund these payments are included in operating and investing activities);

(ii)	$101 million of other debt repayments, including $26 million related to the Canadian Health Care Trust Notes; and

(iii)	$62 million of debt issuance costs associated with our May 2011 refinancing transaction.

These cash outflows were partially offset by the net proceeds received from our refinancing transaction in May 2011, which consisted of:

(i)	$3,160 million of net proceeds from the old notes;

(ii)	$2,933 million of net proceeds from the Tranche B Term Loan;

(iii)	$1,268 million of proceeds received from Fiat’s exercise of its incremental equity call option;

(iv)	$5,460 million of principal repayments (excluding payment-in-kind, or PIK, interest) of our U.S. Treasury first lien credit facilities; and

(v)	$1,723 million of principal repayments of our EDC credit facilities.

For the nine months ended September 30, 2010, our net cash used in financing activities was $1,177 million and was primarily the result of:

(i)	$1,367 million of net repayments of our Gold Key Lease financing obligations, which included additional borrowings of $266 million under an asset-backed securitization facility in May 2010, in which we utilized available operating lease assets under the Gold Key Lease vehicle portfolio to borrow the additional funds. These funds were used to repay a portion of the amounts outstanding on the Gold Key Lease secured revolving credit facility; and

(ii)	a $123 million repayment of the Chrysler Receivables SPV, LLC loan.

These repayments were partially offset by:

(i)	$400 million of loan proceeds received in July 2010 as a result of a financing arrangement with certain Mexican development banks.

Year ended December 31, 2010 compared to Period from June 10, 2009 to December 31, 2009

Operating Activities. For the year ended December 31, 2010, we had positive cash flows from operating activities of $4,195 million primarily due to: (i) a net loss of $652 million with an add back of $3,308 million in depreciation and amortization expense (including amortization and accretion of debt issuance costs, fair market value adjustments and favorable and unfavorable lease contracts); (ii) a $1,469 million increase in trade liabilities due primarily to increased production and capital expenditures; (iii) a decrease in accounts receivable of $931 million due primarily to lower dealer and fleet receivables, settlement of trade receivables with Daimler and improved customer collections. These amounts were partially offset by an increase in inventory of $860 million due primarily to finished vehicle and work in process levels to support multiple year end vehicle launches, partially offset by a reduction in international inventories during the year due to the sale of inventory to Fiat in connection with its assumption of the management of our distribution and sales operation in select European countries.

For the period from June 10, 2009 to December 31, 2009, we had positive cash flows from operating activities of $2,335 million primarily due to: (i) a net loss of $3,785 million with an add back of non-cash items which include a loss on remeasurement of the VEBA Trust Note of $2,051 million, $1,715 million of depreciation and amortization expense (including amortization of debt issuance costs, discounts and favorable and unfavorable lease contracts) and PIK interest of $310 million; and (ii) an increase in trade liabilities of $1,857 million as a result of increases in production levels following the 363 Transaction.

Investing Activities. For the year ended December 31, 2010, we had negative cash flows from investing activities of $1,167 million primarily due to capital expenditures of $2,385 million, partially offset by $1,109 million of proceeds from disposals of equipment on operating leases.

For the period from June 10, 2009 to December 31, 2009, we had positive cash flows from investing activities of $250 million primarily due to: (i) cash acquired related to the 363 Transaction of $1,694 million; (ii) proceeds from disposals of equipment on operating leases of $738 million; (iii) proceeds from the USDART of $500 million; and (iv) a reduction in restricted cash of $366 million, primarily due to the termination of funding arrangements with Chrysler Warranty SPV LLC, or Warranty SPV. This was partially offset by $2,000 million of payments related to the 363 Transaction and capital expenditures of $1,088 million.

Financing Activities. For the year ended December 31, 2010, we had negative cash flows from financing activities of $1,526 million primarily due to: (i) a net reduction in Gold Key Lease obligations of $1,637 million (Gold Key Lease program proceeds used to fund these payments are included in operating and investing activities); (ii) repayment of the Chrysler Receivables SPV LLC, or Receivable SPV, loan of $123 million, and (iii) net repayments of other financial liabilities of $109 million. These activities were partially offset by loan proceeds of $400 million from Mexican development banks.

For the period from June 10, 2009 to December 31, 2009, we had positive cash flows from financing activities of $3,268 million primarily due to loan proceeds of $4,576 million from the U.S. Treasury and $355 million from the EDC. These activities were partially offset by repayments of $1,248 million of Gold Key Lease obligations, a $280 million Warranty SPV debt repayment described more fully below, and a $95 million Auburn Hills Headquarters Loan repayment.

Net Industrial Debt and Free Cash Flow

Our Net Industrial Debt decreased by $2,905 million from $5,773 million at December 31, 2010 to $2,868 million at September 30, 2011, primarily due to a $2,107 million increase in cash and cash equivalents and a $798 million decrease in Gross Industrial Debt largely attributable to our refinancing transaction on May 24, 2011. In connection with the refinancing transaction, we repaid all amounts outstanding under the U.S. Treasury and EDC credit facilities which had carrying values of $5,696 million and $1,287 million, respectively, as of December 31, 2010 and entered into new financing arrangements which consisted of Senior Secured Notes and a Tranche B Term Loan with carrying values of $3,161 million and $2,929 million, respectively, as of September 30, 2011.

Our Net Industrial Debt increased by $4,265 million from $1,508 million at December 31, 2009 to $5,773 million at December 31, 2010. This change was due to a $1,470 million increase in cash, cash equivalents and marketable securities (see “–Cash Flows” above for more detail of cash changes) and an increase of $5,735 million in financial liabilities primarily related to: (i) the recognition of the VEBA Trust Note during 2010 with a carrying value of $4,018 million at December 31, 2010; (ii) the issuance of the Canadian HCT Notes during 2010 with a carrying value of $1,042 million at December 31, 2010; and (iii) a financing arrangement with certain Mexican development banks with a carrying value of $416 million at December 31, 2010. Refer to the VEBA Trust Note, Canadian Health Care Trust Notes and Mexican Development Banks Credit Facility discussions below for additional information.

At December 31, 2009 our Net Industrial Debt balance was $1,508 million. Gross industrial debt of $7,385 million primarily related to financing received in connection with the 363 Transaction. The largest components of this financing were from the U.S. Treasury and EDC, with carrying values of $5,604 million and $1,141 million at December 31, 2009, respectively. Net Industrial Debt reflected gross industrial debt adjusted for $5,877 million of cash, cash equivalents and marketable securities.

Free Cash Flow for the nine months ended September 30, 2011 and 2010 totaled $2,001 million and $2,171 million, respectively. The decrease in Free Cash Flow from 2010 to 2011 was primarily due to: (i) a $690 million reduction in our cash generated from operations; (ii) a $228 million increase in our capital expenditures and (iii) a $308 million reduction in proceeds from disposals of equipment on operating leases, primarily related to our Gold Key Lease vehicle portfolio. These reductions were partially offset by: (i) an $805 million reduction in our net repayments on our Gold Key Lease financing obligations, as we are currently winding down that financing program and (ii) a $297 million reduction in restricted cash.

For further discussion of Gross and Net Industrial Debt and Free Cash Flow refer to “– Non-GAAP Financial Measures.”

Repayment of U.S. Treasury and EDC Credit Facilities

On May 24, 2011, we repaid all amounts outstanding under the U.S. Treasury first lien credit agreement and EDC loan and security agreement and terminated all lending commitments thereunder. Payments were made as follows (in millions of dollars):

	Principal		Accrued Interest	Total Payment
U.S. Treasury first lien credit facilities:
Tranche B	$2,080	(1)	$22	$2,102
Tranche C	3,675	(2)	65	3,740
Zero Coupon Note	100		—	100

Total U.S Treasury first lien credit facilities	5,855		87	5,942

EDC credit facilities:
Tranche X	1,319		14	1,333
Tranche X-2	404		4	408

Total EDC credit facilities	1,723		18	1,741

Total U.S Treasury and EDC credit facilities	$7,578		$105	$7,683

(1)	Includes $80 million of PIK interest previously capitalized. The payment of PIK interest is included as a component of Net Cash Provided by Operating Activities in our accompanying Condensed Consolidated Statements of Cash Flows.
(2)	Includes $315 million of PIK interest previously capitalized. The payment of PIK interest is included as a component of Net Cash Provided by Operating Activities in the accompanying Condensed Consolidated Statements of Cash Flows. In addition, as a result of the termination of the Ally MTA and in accordance with the U.S. Treasury first lien credit agreement, amounts outstanding under that agreement were reduced by $4 million, the amount of qualifying losses incurred by Ally through April 2011. Refer to Note 10, Commitments, Contingencies and Concentrations, of our accompanying condensed consolidated financial statements for additional information related to the Ally MTA.

Credit Facilities and Senior Secured Notes

On May 24, 2011, we and certain of our U.S. subsidiaries as guarantors entered into the following arrangements:

•

Senior Credit Facilities – a $3.0 billion Tranche B Term Loan maturing on May 24, 2017, which was fully drawn as of September 30, 2011 and a $1.3 billion Revolving Facility which matures on May 24, 2016 and remains undrawn;

•	Senior Secured Notes due 2019 – issuance of $1.5 billion of 8.00 percent senior secured notes due June 15, 2019; and

•	Senior Secured Notes due 2021 – issuance of $1.7 billion of 8.25 percent senior secured notes due June 15, 2021.

Senior Credit Facilities. Our Senior Credit Facilities provide for borrowings of up to $4.3 billion including a $3.0 billion Tranche B Term Loan and a $1.3 billion Revolving Facility, which may be borrowed and repaid from time to time until the maturity date. Up to $200 million of the Revolving Facility may be used for the issuance of letters of credit. Prior to the final maturity date of each of the facilities, we have the option to extend the maturity date of all or a portion of these facilities with the consent of the lenders whose loans or commitments are being extended. We also have the option to increase the amount of these facilities in an aggregate principal amount not to exceed $1.2 billion, either through an additional term loan, an increase in the Revolving Facility or a combination of both, subject to certain conditions.

The outstanding principal amount of the Tranche B Term Loan is payable in equal quarterly installments of $7.5 million, with the remaining balance due at maturity. No scheduled principal payments are required on amounts drawn on the Revolving Facility until the maturity date of the facility.

All amounts outstanding under the Tranche B Term Loan and Revolving Facility will bear interest at our option of either a base rate plus 3.75 percent per annum or at LIBOR plus 4.75 percent per annum. For the Tranche B Term Loan, a base rate floor of 2.25 percent per annum and a LIBOR floor of 1.25 percent per annum applies. Commencing in July 2011, interest is reset and payable every three months.

We are required to pay commitment fees equal to 0.75 percent per annum, which may be reduced to 0.50 percent per annum if we achieve a specific consolidated leverage ratio, multiplied by the daily average undrawn portion of the Revolving Facility. Commitment fees are payable quarterly in arrears.

If we voluntarily prepay all or any portion of the Tranche B Term Loan on or prior to the third anniversary of the closing date of the Senior Credit Facilities, we will be obligated to pay a call premium. On or prior to the first anniversary, the call premium will be based on a “make-whole” calculation, after the first anniversary but on or prior to the second anniversary, the call premium will be 2.00 percent of the principal amount repaid, and after the second anniversary but on or prior to the third anniversary, the call premium will be 1.00 percent of the principal amount repaid. After the third anniversary of the closing date of the Senior Credit Facilities, we may make voluntary prepayments under the Senior Credit Facilities without premium or penalty, except for normal breakage costs.

Mandatory prepayments are required, subject to certain exceptions, from the net cash proceeds of asset sales, incurrence of additional indebtedness, insurance or condemnation proceeds and excess cash flow. In the case of excess cash flow, the mandatory prepayments are subject to a leverage-based step-down and only to the extent our liquidity exceeds a certain threshold. Certain mandatory prepayments are subject to call premiums consistent with the voluntary prepayments.

The Senior Credit Facilities are secured by a senior priority security interest in substantially all of Chrysler Group LLC’s assets and the assets of its U.S. subsidiary guarantors, subject to certain exceptions, including certain assets that may secure a proposed credit facility with the DOE in connection with the Advanced Technology Vehicles Manufacturing Loan Program. The collateral includes 100 percent of the equity interests in our domestic subsidiaries and 65 percent of the equity interests in foreign subsidiaries held directly by Chrysler Group LLC and its U.S. subsidiary guarantors.

The senior secured credit agreement includes a number of affirmative covenants, many of which are customary, including, but not limited to, the reporting of financial results and other developments, compliance with laws, payment of taxes, maintenance of insurance and similar requirements. The senior secured credit agreement also contains several negative covenants, including but not limited to, (i) limitations on incurrence, repayment and prepayment of indebtedness; (ii) limitations on incurrence of liens; (iii) our ability to make restricted payments; (iv) limitations on transactions with affiliates, swap agreements and sale and leaseback transactions; (v) limitations on fundamental changes, including certain asset sales and (vi) restrictions on certain subsidiary distributions. In addition, the senior secured credit agreement requires us to maintain a minimum ratio of borrowing base to covered debt, as well as a minimum liquidity of $3.0 billion, which includes any undrawn amounts on the Revolving Facility.

The senior secured credit agreement contains a number of events of default related to (i) failure to make payments when due; (ii) failure to comply with covenants; (iii) breaches of representations and warranties; (iv) certain changes of control; (v) cross-default with certain other debt and hedging agreements and (vi) the failure to pay certain material judgments. As of September 30, 2011, we were in compliance with all covenants under the senior secured credit agreement.

Senior Secured Notes. We entered into an indenture pursuant to which we issued the old 2019 Notes and old 2021 Notes. The old notes mature on June 15 of the respective year in which the old notes are due. All of the old notes were issued at par and were sold in a private placement to (i) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (ii) outside the United States to persons who are not U.S. persons (as defined in Rule 902 of Regulation S under the Securities Act) in compliance with Regulation S under the Securities Act. In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In the registration rights agreement, we agreed to register notes having substantially identical terms as the old notes with the SEC as part of an offer to exchange freely tradable exchange notes for the old notes. The exchange offers are intended to satisfy our obligations under the registration rights agreement.

Interest on each series of the old notes is payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2011, to the holders of record of such old notes at the close of business on June 1 or December 1, respectively, preceding such interest payment date.

The indenture includes affirmative covenants, including the reporting of financial results and other developments. The indenture also contains negative covenants related to our ability and, in certain instances, the ability of certain of our subsidiaries to, (i) pay dividends or make distributions on the Company’s capital stock or repurchase the Company’s capital stock; (ii) make restricted payments; (iii) create certain liens to secure indebtedness; (iv) enter into sale and leaseback transactions; (v) engage in transactions with affiliates; (vi) merge or consolidate with certain companies and (vii) transfer and sell assets. As of September 30, 2011, we were in compliance with all covenants under the indenture.

We may redeem, at any time, all or any portion of the old 2019 Notes on not less than 30 and not more than 60 days’ prior notice mailed to the holders of the old 2019 Notes to be redeemed. Prior to June 15, 2015, the old 2019 Notes will be redeemable at a price equal to the principal amount of the old 2019 Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make-whole” premium calculated under the indenture. At any time prior to June 15, 2014, we may also redeem up to 35 percent of the aggregate principal amount of the old 2019 Notes, at a redemption price equal to 108 percent of the principal amount of the old 2019 Notes being redeemed, plus accrued and unpaid interest to the date of redemption with the net cash proceeds from certain equity offerings. On and after June 15, 2015, the old 2019 Notes are redeemable at redemption prices specified in the indenture, plus accrued and unpaid interest to the date of redemption. The redemption price is initially 104 percent of the principal amount of the old 2019 Notes being redeemed for the twelve months beginning June 15, 2015, decreasing to 102 percent for the year beginning June 15, 2016 and to par on and after June 15, 2017.

We may redeem, at any time, all or any portion of the old 2021 Notes on not less than 30 and not more than 60 days’ prior notice mailed to the holders of the old 2021 Notes to be redeemed. Prior to June 15, 2016, the old 2021 Notes will be redeemable at a price equal to the principal amount of the old 2021 Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make-whole” premium calculated under the indenture. At any time prior to June 15, 2014, we may also redeem up to 35 percent of the aggregate principal amount of the old 2021 Notes, at a redemption price equal to 108.25 percent of the principal amount of the old 2021 Notes being redeemed, plus accrued and unpaid interest to the date of redemption with the net cash proceeds from certain equity offerings. On and after June 15, 2016, the old 2021 Notes are redeemable at redemption prices specified in the indenture, plus accrued and unpaid interest to the date of redemption. The redemption price is initially 104.125 percent of the principal amount of the old 2021 Notes being redeemed for the twelve months beginning June 15, 2016, decreasing to 102.75 percent for the year beginning June 15, 2017, to 101.375 percent for the year beginning June 15, 2018 and to par on and after June 15, 2019.

The indenture provides for customary events of default, including but not limited to, (i) nonpayment; (ii) breach of covenants in the indenture; (iii) payment defaults or acceleration of other indebtedness; (iv) a failure to pay certain judgments and (v) certain events of bankruptcy, insolvency and reorganization. If certain events of default occur and are continuing, the trustee or the holders of at least 25 percent in principal amount of the old notes outstanding under one of the series may declare all of the old notes of that series to be due and payable immediately, together with accrued interest, if any.

VEBA Trust Note. On June 10, 2009, we issued a senior unsecured note, which we refer to as the VEBA Trust Note, with a face value of $4,587 million to the VEBA Trust in accordance with the terms of our settlement agreement with the UAW for the purpose of discharging our obligations to provide postretirement health care benefits to certain of our UAW represented retirees, effective January 1, 2010.

The VEBA Trust Note has an implied interest rate of 9 percent per annum and requires annual payments of principal and interest beginning on July 15, 2010 and continuing until maturity on July 15, 2023. As of December 31, 2010, contractual maturities, including principal and interest, for the VEBA Trust Note were as follows (in millions): 2011—$300; 2012—$400; 2013—$600; 2014—$650; 2015—$650; and 2016 and thereafter—$6,246. Scheduled VEBA Trust Note payments through 2012 do not fully satisfy the interest accrued at the implied rate of 9.0 percent. In accordance with the agreement, the difference between a scheduled payment and the accrued interest through June 30 of the payment year will be capitalized as additional debt on an annual basis. The outstanding balance of the VEBA Trust Note was $4,710 million at December 31, 2010. In July 2011 and July 2010, we made scheduled interest payments of $300 million and $315 million, respectively, on the VEBA Trust Note and accrued interest of $126 million and $123 million, respectively, was capitalized as additional debt.

The VEBA Trust Note was issued under the terms of an indenture that contains certain negative covenants, including, but not limited to, limits on Chrysler Group incurring debt that is senior in any respect in right of payment to the VEBA Trust Note and limits on the ability of our subsidiaries to incur debt. The terms of a related Registration Rights Agreement provide for certain registration rights that entitle the holder of the VEBA Trust Note to require us to file a registration statement under the Securities Act, for a public offering of the note beginning six months following the earlier of: (i) an initial public offering of our equity securities; (ii) Fiat’s acquisition of a majority ownership interest in us; or (iii) June 30, 2012. Refer to Note 12, Financial Liabilities and Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for additional information.

Canadian Health Care Trust Notes. On December 31, 2010, Chrysler Canada issued four unsecured promissory notes in an initial aggregate face value of $976 million ($974 million CAD) to an independent Canadian HCT as part of the settlement of its obligations with respect to retiree health care benefits for CAW represented employees, retirees and dependents, or the Covered Group. In addition, the notes had accrued interest from January 1, 2010 of $80 million CAD. The four promissory notes issued are as follows: Tranche A—$404.9 million CAD unsecured 9.0 percent fixed rate note due June 30, 2017; Tranche B—$404.9 million CAD unsecured 9.0 percent fixed rate note due June 30, 2024; Tranche C—$89.6 million CAD unsecured 7.5 percent fixed rate note due June 30, 2024; and Tranche D—$75.0 million CAD unsecured noninterest bearing note due June 30, 2012.

The scheduled Tranche A and Tranche B note payments through 2012 do not fully satisfy the interest accrued at the stated rate of 9.0 percent per annum. Accordingly, the difference between a scheduled payment and the accrued interest through December 31 of the payment year will be capitalized as additional debt on an annual basis. The Tranche C note’s first scheduled payment is in 2020.

The terms of each of the notes are substantially similar and provide that each note will rank pari passu with all existing and future unsecured and unsubordinated indebtedness for borrowed money of Chrysler Canada, and that Chrysler Canada will not incur indebtedness for borrowed money that is senior in any respect in right of payment to the note. Refer to Note 12, Financial Liabilities and Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for additional information.

Gold Key Lease. Chrysler Canada, Inc. maintains our Gold Key Lease vehicle lease portfolio. The related vehicles are leased to Canadian consumers and are financed by asset-backed securitization facilities, as well as a

$4.8 billion ($5.0 billion Canadian Dollar) secured revolving credit facility. The asset-backed obligations are primarily satisfied out of the collections from the underlying securitized assets. In April 2011, the remaining amounts outstanding on the secured revolving credit facility were repaid in full. We are currently winding down the Gold Key Lease financing program, therefore, we anticipate no additional funding will be required. No vehicles were added to the financing portfolio during the nine months ended September 30, 2011.

Ally

On April 30, 2009, in connection with the 363 Transaction, Old Carco and Ally entered into a binding Master Automotive Financing Agreement Term Sheet pursuant to which Ally agreed to make wholesale inventory and retail financing available to our dealers and retail customers. On May 21, 2009, Old Carco, U.S. Treasury, Ally and USDART entered into the Ally MTA, under which Old Carco transferred $600 million to USDART to be used to reimburse Ally for a majority of certain qualifying losses on loans made to certain dealers prior to November 21, 2009. On June 10, 2009, we assumed Old Carco’s rights and obligations under the Ally MTA, and USDART returned $500 million to us, in accordance with its terms, leaving $100 million at USDART. The Ally MTA will terminate no earlier than 2013 unless all parties mutually agree to terminate the contract at an earlier date.

If the balance remaining at USDART falls below $75 million, we are required to transfer funds to USDART to bring the balance to $100 million, subject to a cap on our obligation to fund USDART of $350 million in the aggregate. Under our first lien credit facilities with the U.S. Treasury, $350 million of undrawn Tranche C Commitments may only be used to fund these potential payments to USDART. Any amounts drawn on the Tranche C Commitments in order to fund the USDART will result in the forgiveness of an equivalent amount of our debt. Upon termination of the Ally MTA, USDART is required to transfer any unused funds to us, and we are required to pre-pay our Tranche C loans by such amount. In the event that USDART then holds less than $100 million, our indebtedness under our first lien credit facilities will be reduced by an amount equal to such shortfall. The balance at USDART was $96 million at December 31, 2010.

On August 6, 2010, we and Ally entered into a definitive Auto Finance Operating Agreement, which we refer to as the Ally Agreement, under which Ally is the preferred lender in North America for our dealers and retail customers, providing wholesale, retail, fleet, remarketing and other services. As of December 31, 2010, Ally was providing wholesale financing to approximately 62 percent of our dealers in the U.S. Our agreement with Ally is described under the caption “Business—Distribution—Dealer and Customer Financing.”

Other Retail Financing Programs

In addition to our arrangement with Ally, we entered into subvention agreements with Santander Consumer USA, Inc. for loans to sub-prime U.S. retail customers. Additionally, through US Bank, N.A., we offer subvented retail leasing programs. Chrysler Canada has arrangements with a number of financial institutions to provide a variety of retail financing programs to our Canadian retail customers.

Receivable SPV

In connection with the 363 Transaction, we purchased the equity of Receivable SPV, a wholly-owned subsidiary of Old Carco, which was a party to a $1.5 billion loan facility provided by the U.S. Treasury, which subsequently was reduced to $1.0 billion. The U.S. Treasury subsequently further reduced the loan facility to $123 million. Receivable SPV was established as part of the U.S. Treasury Auto Supplier Support Program to facilitate payment of qualified automotive receivables to certain automotive suppliers. During March 2010, we repaid the $123 million that was outstanding on the facility and all accrued and unpaid interest. The program expired in April 2010 and Receivable SPV was dissolved in December 2010. Refer to Note 4, Variable Interest Entities, of our accompanying audited consolidated financial statements for additional information related to Receivable SPV.

Warranty Commitment Program

A Warranty Commitment Program was established by the U.S. Government to ensure warranty claims submitted to domestic automakers would be paid to consumers regardless of the automakers’ existence. In connection with the 363 Transaction, the Company purchased the equity of Chrysler Warranty SPV LLC, which was party to an Administration Agreement and Account Control Agreement with the U.S. Treasury in connection with the Warranty Commitment Program. Restricted cash of $318 million was acquired and the liability to repay the U.S. Treasury $280 million plus interest was assumed in the 363 Transaction. The Warranty Commitment Program was terminated in July 2009, at which time we repaid the U.S. Treasury the $280 million loan plus all accrued and unpaid interest. Refer to Note 19, Other Transactions with Related Parties, of our accompanying audited consolidated financial statements.

Tax Indemnity Recoverable

In 2010, we received a $377 million reimbursement from Daimler related to a tax settlement agreement for Canadian transfer pricing adjustments. During the nine months ended September 30, 2011, we received additional reimbursements from Daimler totaling $374 million.

For further discussion of the tax indemnity recoverable, refer to Note 9, Income Taxes, of our accompanying condensed consolidated financial statements and Note 13, Income Taxes, and Note 24, Subsequent Events, respectively, of our accompanying audited consolidated financial statements.

Cash Management & Risk Management Policies

Our cash management and risk management activities are governed by internal policies designed to: (i) maintain appropriate internal control over disbursements; (ii) ensure our ability to pay all outstanding obligations when due; and (iii) obtain a reasonable return while maintaining appropriate diversification and minimizing counterparty risk. These policies include permitted investment guidelines, counterparty evaluation and limits, derivative guidelines, funding guidelines, credit and collections guidelines, compliance monitoring, internal control requirements and controls over electronic funds transactions.

Investments of Corporate Cash

Cash and cash equivalents are primarily invested in short-term instruments with highly rated counterparties. Counterparties are evaluated in accordance with internal guidelines. Limits are established for each approved counterparty and actual exposures are tracked against the limits.

Defined Benefit Pension Plan and OPEB Contributions

Contributions and Payments. Our funding policy for defined benefit pension plans and OPEB plans is to contribute at least the minimum amounts required by applicable laws and regulations. Occasionally, additional discretionary contributions in excess of those legally required are made to achieve certain desired funding levels. Based on current estimates, we do not expect there to be minimum required contributions for our major U.S. qualified pension plans in 2011. Since the inception of our various pension plans, contributions have exceeded minimum required funding amounts. These excess amounts are tracked, and the resulting credit balance can be used to satisfy minimum funding requirements in subsequent years. Currently, the combined credit balances for our major U.S. qualified pension plans is approximately $6 billion. While the usage of credit balances to satisfy minimum funding requirements is subject to our plans maintaining certain funding levels, we expect to be able to utilize the credit balances in 2011 such that no additional cash contributions are required for our U.S. plans, although we may voluntarily elect to make contributions.

The following table summarizes employer contributions made to our defined benefit pension plans or direct benefit payments to plan participants:

	Successor
	Nine Months Ended September 30, 2011	Year Ended December 31, 2010	June 10, 2009 through December 31, 2009
	(in millions of dollars)
Total employer contributions	$330	$390	$240

In connection with our transaction with Old Carco in June 2009, we acquired a $600 million receivable from Daimler to fund contributions to our U.S. pension plans. This receivable was payable to us in three equal annual installments, of which the third and final $200 million installment was received by us in June 2011.

During the nine months ended September 30, 2011, employer contributions to our funded pension plans amounted to $330 million, which was funded in part with the $200 million payment from Daimler. Employer contributions to our funded pension plans are expected to be $21 million for the remainder of 2011, all of which are anticipated to be made in cash to satisfy minimum funding requirements for our plans in Canada. During the nine months ended September 30, 2011, employer contributions to our unfunded pension and OPEB plans amounted to $9 million and $170 million, respectively. Employer contributions to our unfunded pension and OPEB plans are expected to be $3 million and $48 million, respectively, for the remainder of 2011, which represents the expected benefit payments to participants.

The following table summarizes net benefit payments expected to be paid, based on the last remeasurement of all of our plans as of December 31, 2010 which reflects estimated future employee service:

	Pension Benefits	OPEB
	(in millions of dollars)
2011	$2,375	$231
2012	2,302	179
2013	2,241	177
2014	2,186	176
2015	2,140	176
2016 – 2020	10,123	875

During the life of the plans, we intend to primarily utilize plan assets to fund benefit payments of our pension plans and minimize our cash contributions. OPEB payments are currently funded from our cash flows from operations.

Defined Benefit Pension Plans—Funded Status. The following table summarizes the funded status of our pension plans:

	Successor
	December 31, 2010	December 31, 2009
	(in millions of dollars)
Benefit obligation	$29,874	$28,595
Fair value of plan assets	25,865	24,731

Funded status of plans	$(4,009)	$(3,864)

Our pension plans were underfunded by $4,009 million at December 31, 2010 and by $3,864 million at December 31, 2009. The change in funded status was primarily due to service and interest costs of $1,768 million and changes in discount rates and actuarial assumptions of $1,641 million during 2010, partially offset by the actual return on plan assets of $2,929 million and company contributions of $390 million made during 2010.

Our pension plans were underfunded by $3,864 million at December 31, 2009 and by $3,321 million at June 10, 2009. The change in funded status was primarily due to service and interest costs of $1,036 million and changes in discount rates which had a negative effect of $2,653 million during the period from June 10, 2009 to December 31, 2009, partially offset by the actual return on plan assets of $2,934 million and company contributions of $240 million made during the period from June 10, 2009 to December 31, 2009.

OPEB Plans—Funded Status. We provide health care, legal and life insurance benefits to certain of our hourly and salaried employees. Upon retirement from the Company, employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically. A portion of these OPEB benefits are funded through a VEBA Trust. Effective January 1, 2010, and in accordance with terms of the VEBA Settlement Agreement, we transferred $1,972 million of plan assets to the VEBA Trust and thereby were discharged of $7,049 million of benefit obligations related to postretirement health care benefits for certain UAW retirees. In connection with the VEBA Settlement Agreement, we recognized a financial liability. Refer to the VEBA Trust Note discussion above for additional information.

On December 31, 2010, and in accordance with the Canadian HCT Settlement Agreement, Chrysler Canada permanently transferred the responsibility of providing postretirement health care benefits for the Covered Group to a new retiree plan that will be funded by the HCT, resulting in the transfer of $1,213 million of benefit obligations to the HCT on December 31, 2010 and the issuance of the Canadian HCT Notes. Refer to the Canadian Health Care Trust Notes discussion above for additional information.

The following table summarizes the funded status of OPEB plans:

	Successor
	December 31, 2010	December 31, 2009
	(in millions of dollars)
Benefit obligation	$2,636	$10,842
Fair value of plan assets	37	2,009

Funded status of plans	$(2,599)	$(8,833)

Our OPEB plans were underfunded by $2,599 million at December 31, 2010 and underfunded by $8,833 million at December 31, 2009. The change in funded status was primarily due to the transfer of $7,049 million of benefit obligations related to the VEBA Settlement Agreement and the transfer of $1,213 million of benefit obligations related to the Canadian HCT Settlement Agreement during 2010, partially offset by the transfer of $1,972 million of VEBA Trust assets to the VEBA Trust during 2010.

Our OPEB plans were underfunded by $8,833 million at December 31, 2009 and underfunded by $6,506 million at June 10, 2009. The change in funded status was primarily due to changes in discount rates and actuarial assumptions of $2,477 million and service and interest costs of $548 million during the period from June 10, 2009 to December 31, 2009, partially offset by company contributions of $526 million made directly to pay benefits and the actual return on plan assets of $235 million.

For additional information related to defined benefit and OPEB plans refer to Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements.

Liquidity and Capital Resources—Old Carco

Cash Flows

Operating Activities. For the period from January 1, 2009 to June 9, 2009, Old Carco had negative cash flows from operating activities of $7,130 million primarily due to: (i) a net loss of $4,425 million with $1,594 million in depreciation and amortization expense (including amortization and accretion of debt issuance costs, fair value adjustments and favorable and unfavorable lease contracts); (ii) impairment charges of $1,235 million; (iii) other non-cash gains on various settlements of $1,480 million; (iv) non-cash adjustments to pensions, OPEB and restructuring reserves of $1,120 million; and (v) non-cash reorganization items of $726 million.

In addition, the business deterioration resulted in accrued expenses and other liabilities decreasing by $3,265 million, due primarily to: (i) incentive and warranty accruals decreasing with lower shipment and vehicle sales levels; (ii) GDP accruals decreasing with reduced volumes; and (iii) U.S. and foreign income tax accruals decreasing due to lower taxable income. Finally, trade liabilities were lower by $2,100 million as a result of reduced production, including idling of facilities from the end of April 2009 to June 9, 2009. However, these negative cash flows were partially offset by decreases in inventories and accounts receivable of $1,701 million as production and shipments declined.

For the year ended December 31, 2008, Old Carco had negative cash flows from operating activities of $5,303 million primarily due to: (i) a net loss of $16,844 million with $5,078 million of depreciation and amortization expense (including amortization and accretion of debt discounts and debt issuance costs, fair value adjustments and favorable and unfavorable lease contracts); (ii) impairment charges of $10,364 million; (iii) a decrease of $2,794 million in trade liabilities due to significantly lower orders for production material in November and December that were driven by an acceleration and extension of the normal annual holiday plant shutdowns; (iv) a decrease of $1,438 million in accrued expenses and other liabilities; and (v) a reduction of $1,642 million due to changes in other assets and liabilities related to the significant drop in shipments and vehicle sales at the end of 2008. These negative cash flows were partially offset by a reduction in inventories of $1,330 million due to the lower production and shipment activity noted above, and a $500 million cash withdrawal of VEBA funds.

Investing Activities. For the period from January 1, 2009 to June 9, 2009, Old Carco had negative cash flows from investing activities of $404 million primarily due to: (i) $600 million in funding transferred to the USDART in support of loans by Ally to Old Carco’s dealers; (ii) a settlement payment of $99 million in connection with our acquisition of certain NSCs from Daimler and (iii) capital expenditures of $239 million. This was partially offset by proceeds from disposals of equipment on operating leases, net of purchases of such equipment, of $278 million and a reduction in restricted cash of $220 million.

For the year ended December 31, 2008, Old Carco had negative cash flows from investing activities of $3,632 million primarily due to: (i) capital expenditures of $2,765 million; (ii) purchases of equipment on operating leases (net of proceeds from disposals) of $1,493 million; and (iii) purchase of interest bearing income notes in the amount of $1.0 billion from a wholly-owned foreign subsidiary of Chrysler Financial, which was funded by a reduction in restricted cash of $1.0 billion. Partially offsetting these negative cash flows were additional net decreases in restricted cash of $136 million, and proceeds from the sales of equity investments, preferred stock, and a note totaling $201 million.

Financing Activities. For the period from January 1, 2009 to June 9, 2009, Old Carco had positive cash flows from financing activities of $7,517 million, primarily due to: (i) a $4,275 million capital contribution from Chrysler Holding to be used for general corporate and working capital purposes; (ii) loan proceeds of $3,014 million on the debtor-in-possession financing in connection with its bankruptcy; and (iii) loan proceeds of $995 million from the EDC. These activities were partially offset by repayments of $646 million related to the Gold Key Lease financing obligations.

For the year ended December 31, 2008, Old Carco had positive cash flows from financing activities of $1,058 million primarily related to proceeds of $2.0 billion of previously undrawn amounts on a credit facility from its owners, partially offset by $1,171 million of net repayments, related to the Gold Key Lease financing obligations.

Defined Benefit Pension Plan and OPEB Contributions

The following table summarizes employer contributions made to Old Carco’s defined benefit pension plans or direct benefit payments to plan participants:

	Predecessor A
	January 1, 2009 through June 9, 2009	Year Ended December 31, 2008
	(in millions of dollars)
Total employer contributions	$77	$106

Defined Benefit Pension Plans—Funded Status. The following table summarizes the funded status of Old Carco’s pension plans:

	Predecessor A
	June 9, 2009	December 31, 2008
	(in millions of dollars)
Benefit obligation	$27,019	$27,674
Fair value of plan assets	22,629	23,528

Funded status of plans	$(4,390)	$(4,146)

Old Carco’s pension plans were underfunded by $4,390 million at June 9, 2009 and underfunded by $4,146 million at December 31, 2008. The change in funded status was primarily due to service and interest costs of $817 million, an actuarial loss of $274 million and special early retirement programs and curtailments of $239 million during the period from January 1, 2009 to June 9, 2009, partially offset by discount rate changes of $845 million, plan amendments and benefit changes of $128 million, company contributions of $77 million and the actual return on plan assets of $71 million during the period from January 1, 2009 to June 9, 2009.

OPEB Plans—Funded Status. Old Carco provided health care, legal and life insurance benefits to certain hourly and salaried employees. Upon retirement, employees became eligible for continuation of certain benefits. The following table summarizes the funded status of Old Carco’s OPEB plans:

	Predecessor A
	June 9, 2009	December 31, 2008
	(in millions of dollars)
Benefit obligation	$13,077	$13,265
Fair value of plan assets	1,774	1,686

Funded status of plans	$(11,303)	$(11,579)

Old Carco’s OPEB plans were underfunded by $11,303 million at June 9, 2009 and underfunded by $11,579 million at December 31, 2008. The change in funded status was primarily due to company contributions of $476 million made directly to pay benefits, plan amendments and benefit changes of $273 million, changes in actuarial assumptions of $165 million and the actual return on plan assets of $88 million during the period from January 1, 2009 to June 9, 2009, partially offset by service and interest costs of $605 million and exchange rate impacts of $140 million.

Off-Balance Sheet Arrangements and Guarantees Provided to Third Parties

We have entered into various off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or liquidity. These include variable interest entities, or VIEs, and guarantees. As of September 30, 2011 and December 31, 2010, we had guaranteed obligations of others with maximum exposures of $9 million and $27 million, respectively, primarily related to guarantees for dealership loans and floor plan financing. For a discussion of our VIEs refer to Note 3, Summary of Significant Accounting Policies, of our accompanying audited consolidated financial statements. For a discussion of our guarantees refer to Note 10, Commitments, Contingencies and Concentrations, of our accompanying condensed consolidated financial statements and Note 14, Commitments, Contingencies and Concentrations, of our accompanying audited consolidated financial statements.

Arrangements with Key Suppliers

From time to time in the ordinary course of our business, we enter into various arrangements with key suppliers in order to establish strategic and technological advantages. A limited number of these arrangements contain unconditional obligations to purchase a fixed or minimum quantity of goods and/or services with fixed and determinable price provisions. Purchases under these obligations were $295 million, $95 million, $65 million and $97 million, respectively, for the year ended December 31, 2010 and for the periods from June 10, 2009 to December 31, 2009 and from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008.

Additionally, we enter into similar arrangements containing unconditional obligations to purchase a minimum quantity of goods for which pricing is variable, and therefore do not have fixed and determinable future payment streams. Under these arrangements we are obligated to make payments or will have the right to receive reimbursements if our purchase volumes are outside a specified range of values. Purchases under these obligations were $116 million, $50 million, $29 million and $90 million, respectively, for the year ended December 31, 2010 and for the periods from June 10, 2009 to December 31, 2009 and from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008.

Contractual Obligations

The following summarizes our payments due under our significant contractual obligations and commitments as of September 30, 2011:

	Payments Due by Period
	Remainder of 2011	2012-2013	2014-2015	2016 and thereafter	Total
	(in millions of dollars)
Asset-backed notes payable – Gold Key Lease	$14	$48	$—	$—	$62
Long term financial liabilities (1)	36	583	881	11,325	12,825
Capital lease obligations	14	65	72	176	327
Interest on long term financial liabilities and capital lease obligations (2)	213	2,005	1,983	3,954	8,155
Operating lease commitments	39	219	137	197	592
Unconditional purchase obligations	151	875	240	12	1,278
Pension contribution requirements (3)	21	—	—	—	21

Total	$488	$3,795	$3,313	$15,664	$23,260

(1)	The amounts above are net of fair value adjustments, discounts, premiums and loan origination fees totaling $830 million. For additional information refer to Note 8, Financial Liabilities, of our accompanying condensed consolidated financial statements.

(2)	Amounts include interest payments based on contractual terms and current interest rates on our debt and capital lease obligations. Interest payments based on variable rates included above were determined using the current interest rate in effect at September 30, 2011.

(3)	Pension contribution requirements are based on an estimate of our minimum funding requirements pursuant to the Employee Retirement Income Security Act “ERISA” regulations. We expect required contributions to be approximately $21 million for the remainder of 2011. We may elect to make contributions in excess of the minimum funding requirements in response to investment performance and changes in interest rates, to achieve funding levels required by our defined benefit plan arrangements, or when we believe that it is financially advantageous to do so and based on our other capital requirements. Our minimum funding requirements after 2011 will depend on several factors, including investment performance and interest rates. Therefore, the above excludes payments beyond 2011, since we cannot predict with reasonable reliability the timing and amounts of future minimum funding requirements. Excluded from above are expected payments of $3 million and $48 million due in the remainder of 2011 with respect to our unfunded pension and OPEB plans, respectively, which represent the expected benefit payments to participants as costs are incurred.

The above excludes unrecognized tax benefits on uncertain tax positions and related accrued interest of $158 million and $22 million, respectively, at September 30, 2011, since we cannot predict with reasonable reliability the timing of cash settlements with the respective taxing authorities. Refer to Note 9, Income Taxes, of our accompanying condensed consolidated financial statements for additional information.

The above also excludes payments for product warranty costs. We issue various types of contractual product warranties under which we generally guarantee the performance of products delivered for a certain period or term. We also periodically initiate voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles we sell. The estimated future costs of these actions are principally based on assumptions regarding the lifetime warranty costs of each vehicle line and each model year of that vehicle line, as well as historical claims experience for our vehicles. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective action. It is reasonably possible that the ultimate cost of these service and recall actions may require us to make expenditures in excess of established reserves over an extended period of time and in a range of amounts that cannot be reasonably estimated. As of September 30, 2011, our product warranty reserves were $3,262 million.

For additional information regarding long term financial liabilities and employee retirement and other benefits, see Note 8, Financial Liabilities, and Note 13, Employee Retirement and Other Benefits, respectively, of our accompanying condensed consolidated financial statements.

Ally Repurchase Obligation

In accordance with the terms of the Ally Agreement, we are required to repurchase Ally-financed dealer inventory, upon certain triggering events and with certain exceptions, in the event of an actual or constructive termination of a dealer’s franchise agreement (including in certain circumstances when Ally forecloses on all assets of a dealer securing financing provided by Ally). These obligations exclude vehicles that have been damaged or altered, that are missing equipment or that have excessive mileage or an original invoice date that is more than one year prior to the repurchase date.

As of September 30, 2011, the maximum potential amount of future payments required to be made to Ally under this guarantee is approximately $6.8 billion and is based on the aggregate repurchase value of eligible vehicles financed by Ally in our U.S. and Canadian dealer stock. If vehicles are required to be repurchased under this arrangement, the total exposure would be reduced to the extent the vehicles are able to be resold to another dealer. The fair value of the guarantee was less than $0.1 million at September 30, 2011, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made net of the estimated value of inventory that would be reacquired upon the occurrence of such events. This estimate reflects our actual experience. The Ally Agreement extends through April 30, 2013, with automatic one-year renewals unless either party elects not to renew.

Refer to Note 10, Commitments, Contingencies and Concentrations, of our accompanying condensed consolidated financial statements and Note 14, Commitments, Contingencies and Concentrations, of our accompanying audited consolidated financial statements for additional information on guarantees we have provided.

Quantitative and Qualitative Disclosures about Market Risk

Due to the nature of our business, we are exposed to a variety of market risks, including foreign currency exchange rate risk, commodity price risk, interest rate risk and counterparty risk. We evaluate these risks on an on-going basis and manage our exposures centrally. Our Foreign Exchange Hedging Committee (FEHC) and Commodity Hedging Committee (CHC) approve derivative hedging strategies to manage our operating risk exposures for foreign exchange and commodities, respectively.

The members of these committees include the Chief Financial Officer, the Treasurer, and other senior operating management of the Company. The Treasury Department executes derivative transactions in accordance with the approved strategies, as well as within our risk management policies.

We use derivatives (primarily forward contracts and swaps) to hedge our financial and operational exposures. We do not enter into derivative transactions for speculative purposes or to hedge our balance sheet translation risk. Refer to Note 16, Derivative Financial Instruments and Risk Management, of our accompanying audited consolidated financial statements for additional information on our derivatives.

We use sensitivity analyses to quantify the impact of changes in foreign currency exchange rates, commodity prices and interest rates on the fair value of the financial instruments used to hedge these risks. Our models assume instantaneous, parallel shifts in foreign currency exchange rates, commodity prices and interest rate yield curves. We did not have any option contracts or any other instruments with non-linear returns outstanding at December 31, 2010.

Foreign Currency Exchange Rate Risk

We are exposed to foreign currency exchange rate risk as a result of sales of vehicles and parts, purchases of components used in our manufacturing operations, debt, and dividend payments from foreign subsidiaries denominated in currencies other than the U.S. dollar. Foreign currency exchange rate risk is the risk that fluctuations in specific currencies against the U.S. dollar will negatively impact our results of operations. To the extent possible, we net sales and purchases in specific currencies against each other and review this net cash flow position for hedging purposes. We are most vulnerable to fluctuations in the Canadian dollar, Mexican peso, Australian dollar and Japanese yen against the U.S. dollar. To manage these exposures, we enter into derivative contracts (primarily currency forward and swap contracts) to hedge a portion of our exposures. We began hedging our foreign currency exchange rate risk in late December 2009. The derivative contracts used to hedge foreign exchange rate risk had a remaining maturity of up to 15 months at September 30, 2011.

The net fair value of foreign currency derivatives at September 30, 2011 was an asset of $146 million. The potential decrease in the fair value of our foreign currency derivatives at September 30, 2011 due to an unfavorable 10 percent parallel shift in all foreign currency exchange rates versus the U.S. dollar would be $224 million.

The net fair value of foreign currency derivatives was a liability of $78 million at December 31, 2010. The potential decrease in the fair value of our foreign currency derivatives at December 31, 2010 due to an unfavorable 10 percent parallel shift in all foreign currency exchange rates versus the U.S. dollar would be $297 million.

In addition, we are exposed to foreign currency exchange rate risk as a result of translating the assets and liabilities of our subsidiaries outside of the United States (primarily Canada, Mexico and Venezuela into U.S. dollars). Refer to Note 16, Venezuelan Currency Devaluation, of our accompanying condensed consolidated financial statements and Note 3, Summary of Significant Accounting Policies, and Note 22, Venezuelan Currency Devaluation, respectively, of our accompanying audited consolidated financial statements for additional information on the impact of the devaluation of the Venezuelan bolivar fuerte.

Commodity Price Risk

We are exposed to changes in the prices of commodities used in the manufacture of vehicles, such as non-ferrous metals (such as aluminum, lead and copper), precious metals (such as platinum and palladium) and energy (such as natural gas). Commodity price risk is the adverse impact that changes in commodity prices would have on our financial results. To manage this risk, we enter into commodity derivative contracts for a portion of our exposures. We began hedging our commodity exposures in late December 2009. The derivative contracts used to hedge commodity price risk had a remaining maturity of up to 18 months at September 30, 2011.

The net fair value of commodity derivatives at September 30, 2011 was a liability of $122 million. The potential decrease in the fair value of our commodity derivatives at September 30, 2011 due to a 10 percent decrease in commodity prices would be $79 million. This amount does not include the offsetting impact of the lower prices we would pay for the underlying commodities.

The net fair value of commodity derivatives was an asset of $90 million at December 31, 2010. The potential decrease in the fair value of our commodity derivatives at December 31, 2010 due to a 10 percent decrease in commodity prices would be $50 million. This amount does not include the offsetting impact of the lower prices we would pay for the underlying commodities.

Interest Rate Risk

We are exposed to interest rate risk due to our interest-bearing investment portfolio and financing activities. Interest rate risk is the risk of loss we would incur due to changes in interest rates.

For purposes of sensitivity analyses, we segregated our interest-bearing financial instruments into fixed or floating. For fixed-rate financial instruments, our sensitivity analysis measures the changes in fair value, whereas for floating-rate financial instruments, our sensitivity analysis measures the potential loss in future earnings.

We had fixed-rate debt of $9.0 billion as of September 30, 2011, compared with $5.7 billion at December 31, 2010. The potential increase in the fair value of our fixed-rate interest-bearing financial instruments as a result of a 10 percent decrease in market interest rates would be approximately $0.5 billion at September 30, 2011.

We also had floating-rate investments and floating-rate debt of $9.8 billion and $3.4 billion, respectively, at September 30, 2011. The majority of our floating rate debt is exposed to changes in LIBOR, with a 1.25 percent interest rate floor. Given the relationship of floating-rate investments to floating-rate debt as of September 30, 2011 and the current low interest rate environment, a decrease in interest rates would not have a material impact on our consolidated financial position.

We also had floating-rate investments and floating-rate debt of $8.0 billion and $8.0 billion, respectively, at December 31, 2010, resulting in a naturally hedged position. In addition, we swapped $173 million of floating-rate debt associated with our Gold Key Lease program at December 31, 2010 to a fixed rate. The net fair value of the interest rate swaps on our Gold Key Lease portfolio at December 31, 2010 was a liability of $1 million. The majority of our floating rate debt is exposed to changes in three month LIBOR, with a 2 percent interest rate floor.

Counterparty Risk

We are exposed to counterparty risk as a result of our investment and derivatives contracts. Counterparty risk relates to the risk of loss which we would incur if a counterparty defaulted on an investment or derivatives contract. Our Treasury Department manages counterparty risk by establishing exposure limits for each counterparty based on credit ratings and financial position, and monitoring utilization against these limits. Counterparty limits and exposure utilization are periodically reviewed with our Treasurer. Substantially all of our counterparties are rated single-A or higher.

There have been no significant changes in our exposure to financial market risks since December 31, 2010.

BUSINESS

Chrysler Group Overview

Chrysler Group designs, engineers, manufactures, distributes and sells vehicles under the brand names Chrysler, Jeep, Dodge, and Ram. Our product lineup includes passenger cars, utility vehicles (which include sport utility vehicles and crossover vehicles), minivans, pick-up trucks, and medium-duty trucks. We also sell automotive service parts and accessories under the Mopar brand name. Our products are sold in more than 120 countries around the world. The majority of our operations, employees, independent dealers and sales are in North America, primarily in the U.S. Approximately 10 percent of our vehicle sales in the nine months ended September 30, 2011 and in 2010 were outside North America, primarily in South America, Asia Pacific and Europe.

In connection with the 363 Transaction described below, we entered into an industrial alliance with Fiat pursuant to which Fiat became our principal industrial partner. The Fiat alliance is intended to provide us with a number of long-term benefits, including access to new vehicle platforms and powertrain technologies, particularly in smaller, more fuel-efficient segments where Old Carco was historically underrepresented, as well as global distribution opportunities and procurement benefits. As part of the alliance, in December 2010, we began production of the Fiat 500, and we are now the exclusive distributor of Fiat brand vehicles and service parts in North America. In June 2011, Fiat became the general distributor of our vehicles and service parts in Europe, selling our products through a network of newly appointed dealers.

Formation of Chrysler Group

Chrysler Group is a Delaware limited liability company. It was formed on April 28, 2009 to complete the transactions contemplated by the master transaction agreement dated April 30, 2009 under which Chrysler Group agreed to purchase the principal operating assets of Old Carco and its principal domestic subsidiaries, to assume certain of their liabilities, and to purchase the equity of Old Carco’s principal foreign subsidiaries. Old Carco and its principal domestic subsidiaries then filed for bankruptcy protection and sought approval under section 363 of the U.S. Bankruptcy Code of the transaction contemplated by the master transaction agreement, which we refer to as the 363 Transaction. Following bankruptcy court approval, we completed the 363 Transaction on June 10, 2009.

In connection with the closing of the 363 Transaction, we issued membership interests to the VEBA Trust, Fiat, the U.S. Treasury, and Canada CH in exchange for capital contributions and in consideration of the transactions contemplated by the master transaction agreement. Canada CH is a wholly-owned subsidiary of Canada Development Investment Corporation. Canada Development Investment Corporation is a Canadian federal Crown Corporation, meaning that it is a business corporation established under the Canada Business Corporations Act, owned by the federal Government of Canada. The VEBA Trust was established to provide for retiree health benefits under an agreement with the UAW. We refer in this prospectus to the economic and voting rights associated with our membership interests as ownership interests. Our current members are Fiat, which holds a 53.5 percent ownership interest in us on a fully diluted basis, and the VEBA Trust, which holds the remaining ownership interest in us.

On April 30, 2010, Old Carco transferred its remaining assets and liabilities to a liquidating trust and was dissolved in accordance with a plan of liquidation approved by the bankruptcy court. Old Carco is treated as our predecessor for financial reporting purposes. For that reason, this prospectus includes Old Carco’s audited consolidated financial statements for periods before June 10, 2009.

Old Carco’s Historical Challenges Leading to the 363 Transaction

Old Carco was incorporated in 1986 and assumed the name Chrysler Corporation as part of a corporate reorganization that involved a predecessor company originally incorporated in 1925 previously known as Chrysler Corporation. Old Carco changed its name to DaimlerChrysler Corporation in 1998 in connection with a business combination transaction through which it became an indirect wholly-owned subsidiary of Daimler. In 2007, Old Carco converted to a limited liability company and changed its name to DaimlerChrysler Company

LLC and then to Chrysler LLC in connection with a business combination transaction between Daimler AG and Cerberus through which Old Carco became an indirect, wholly-owned subsidiary of a new company, Chrysler Holding, of which affiliates of Cerberus and Daimler owned 80.1 percent and 19.9 percent, respectively.

In the second half of 2008, the U.S. automotive industry entered a period of dramatic decline in vehicle sales due to a crisis in the global credit markets and a deep recession in the U.S. Vehicle sales in the U.S. fell from 16.5 million vehicles in 2007 to 13.5 million vehicles in 2008, with SAAR falling to less than ten million vehicles in the first quarter of 2009. As a result of the impact of the global credit crisis and recession in the U.S. on Old Carco’s cash flows and liquidity following several years in which Old Carco suffered from decreasing market share, substantial legacy labor costs, underinvestment in product development and excess capacity, Old Carco requested emergency financial assistance from the U.S. government.

In December 2008, Old Carco requested a $7 billion working capital loan from the U.S. government. In that request, Old Carco reported that its vehicle sales and cash inflows were constrained because retail customers did not have access to competitive financing to purchase or lease its vehicles and its dealers did not have access to the financing they required to order new vehicles. At the same time, Old Carco had substantial periodic cash payment obligations to suppliers, employees, dealers and others.

On January 2, 2009, Old Carco’s parent company, Chrysler Holding, received a $4 billion bridge loan from the U.S. Treasury and contributed the proceeds to Old Carco. The terms of this bridge loan required Old Carco to submit a restructuring plan to the U.S. Treasury that demonstrated Old Carco’s ability to achieve and sustain long-term viability, international competitiveness and energy efficiency as a condition to receiving additional support.

On February 17, 2009, Old Carco submitted its restructuring plan, which noted that the availability of automotive financing to dealers and retail customers remained the most significant constraint to Old Carco’s viability. Chrysler Financial, then an affiliate of Old Carco, was the primary source of automotive financing for Old Carco’s dealers and their retail customers. Old Carco’s access to alternative financing sources for its dealers and retail customers was constrained by exclusivity terms in favor of Chrysler Financial. Beginning in mid-2008, Chrysler Financial greatly reduced the level of financing it provided to Old Carco’s dealers and retail customers, and in August 2008 entirely discontinued lease financing in the U.S. and Canada as a result of deteriorating credit market conditions.

Old Carco’s initial restructuring plan also identified key concessions that were sought from the following constituents, including:

•

Unions – agreement to labor modifications (wage and benefit levels and work rules), as well as VEBA Trust modifications and debt restructuring, designed to achieve a workforce cost structure competitive with the U.S. manufacturing operations of competitors whose ultimate parent companies are outside the U.S. (commonly referred to as “transplant automotive manufacturers”).

•	Shareholders – relinquishment of all shareholder equity in Old Carco.

•	Second Lien Debt Holders – conversion of all of Old Carco’s second lien debt, which was held by its ultimate equity holders, to equity.

•	Suppliers – attainment of substantial cost reductions that would achieve targeted savings.

•	Dealers – reduction of dealer margins and reduction of service contract margins to increase cash flows to Old Carco.

•	Other Creditors – reduction of outstanding obligations from certain creditor groups by $5 billion.

•

Executive/Management/Retirees – compliance with the restrictions established under section 111 of the EESA regarding executive compensation and perquisites, and, in addition, suspension of performance bonuses, merit-based salary increases and corporate contributions to employee benefit plans, and elimination of retiree life insurance benefits.

Finally, Old Carco’s restructuring plan indicated that it had signed a non-binding letter of intent with Fiat for an industrial alliance that it believed could greatly improve Old Carco’s long-term viability.

On March 30, 2009, President Barack Obama announced that his administration’s automotive task force had concluded Old Carco was not viable as a stand-alone company, but that the proposed alliance with Fiat could enable Old Carco to become viable by manufacturing more fuel-efficient vehicles using Fiat’s technology and to benefit from Fiat’s managerial experience as evidenced by its own industrial recovery. The Obama administration indicated that it would consider providing additional financial support if Old Carco were able to achieve the identified concessions from all constituents and reach an acceptable alliance agreement with Fiat within 30 days.

Old Carco, Fiat and other stakeholders negotiated these arrangements during April 2009. Certain of Old Carco’s creditors refused to compromise, and as a result, Old Carco filed for bankruptcy protection and sought bankruptcy court approval of the master transaction agreement. The U.S. and Canadian governments indicated their willingness to fund the 363 Transaction and to provide working capital to fund our operations following the 363 Transaction.

We closed the 363 Transaction on June 10, 2009, and entered into credit agreements with the U.S. Treasury and with EDC, as described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Chrysler Group.” We also entered into the master industrial agreement with Fiat, described under the caption “Certain Relationships and Related Party Transactions – Transactions with Fiat.”

Chrysler Group Transformation

Following completion of the 363 Transaction, Chrysler Group established a new management organization, instituted new processes and metrics for evaluating product investment and other decisions regarding allocation of resources, and introduced a new operational process in its manufacturing facilities. These actions were implemented under the direction of our Chief Executive Officer, Sergio Marchionne, who also serves as Chief Executive Officer of Fiat, and were based on the core principles and processes that contributed to Fiat’s return to profitability in the fourth quarter of 2005 after several years of losses.

To create our new management organization, we drew experienced leaders from both Old Carco and Fiat. We flattened our management structure so that each functional area of our business reports directly to our Chief Executive Officer. To facilitate collaboration and enhance speed of decision-making, two management committees chaired by our Chief Executive Officer meet regularly to consider significant operational matters. Our Product Committee oversees capital investment, engineering and product development, while our Commercial Committee oversees matters related to sales and marketing. Both committees include the managers of each of our brands, each of whom also has a separate functional responsibility across all the brands. We believe this system fosters cooperation and information sharing and further speeds decision-making. For example, the head of the Jeep brand is also the head of international operations for all our brands, and the head of our Dodge brand is also responsible for sales in the U.S. and Canada for all of our brands.

Following completion of the 363 Transaction, our new management team spent several months analyzing our business, products, operations and financial condition in order to develop a business plan with clearly defined financial and operational performance targets. In November 2009, we announced our business plan and related performance targets for the 2010 through 2014 period. Our business plan focuses on a number of initiatives designed to bring significant changes to our business, including investing in our brands and new product development, leveraging our alliance with Fiat, improving supply chain management, optimizing our dealer network and building a workforce culture of high performance. Our business plan includes targets for vehicle sales and market share growth, profitability improvements and increased liquidity.

Since November 2009, we have focused on implementing our business plan by:

•	continuing to refine our management organization to speed decision-making and to capitalize on the benefits of the Fiat alliance;

•

rationalizing our product mix to focus on consumer preferences, and leveraging the use of common platform architectures and technologies, where feasible, to produce a range of desirable vehicles with improved quality and fuel economy;

•

rejuvenating our brands by introducing new and significantly refreshed vehicles with individualized characteristics that are more closely aligned with each brand’s identity, separating our advertising and marketing for each brand and enhancing the customer experience at our dealerships;

•

launching for retail sale in the fourth quarter of 2009 the new Ram 2500 and 3500 Heavy Duty pick-up trucks, and continuing in 2010 with the new Jeep Grand Cherokee and the Ram Chassis Cab commercial truck, and then launching sales of the Chrysler 300 and Dodge Charger sedans, the Dodge Durango crossover vehicle, the Fiat 500, and 10 other significantly refreshed vehicles in the first quarter of 2011;

•	transitioning our sales and distribution operations within Europe to Fiat, which became our general distributor in Europe in June 2011;

•	introducing WCM principles utilized by Fiat, described below, into our manufacturing plants;

•	better systemizing our product development, manufacturing, procurement, quality and supply chain processes;

•

continuing to implement the renegotiated workforce cost structure, achieved in cooperation with the UAW and CAW in the U.S. and Canada, that provides for lower labor rates for new union-represented employees, making us more competitive with transplant automotive manufacturers; and

•

re-formulating our supply chain management, which is, among other things, important to our efforts to maintain appropriate levels of dealer inventory and thereby reduce the need for sales incentives to facilitate sales of excess dealer inventory.

In addition, we have improved the availability of competitive financing sources to our dealers and retail customers by implementing a strategic relationship with Ally and developing supplemental sources of financing with other financing providers. The results of these and other actions taken in connection with our business plan are described more fully under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Alliance with Fiat

Fiat S.p.A. is the parent company of one of Italy’s largest industrial groups and one of the early founders of the European automotive industry. It is a publicly traded company, the shares of which are listed on the Borsa Italiana and several other European stock exchanges. Fiat has historically operated a wide range of businesses in the consumer and industrial automotive and finance sectors. Following a corporate demerger transaction that became effective on January 1, 2011, Fiat’s primary business is the design, engineering, manufacture and sale of automobiles and automobile-related components and production systems through its subsidiaries: Fiat Group Automobiles, Ferrari, Maserati, Magneti Marelli, Teksid, Comau and Fiat Powertrain Technologies. Fiat vehicles are sold primarily in Europe and South America, particularly Brazil.

Under the master transaction agreement and related ancillary agreements, Chrysler Group and Fiat have formed an industrial alliance in which the parties collaborate on a number of fronts, including product/platform sharing and development, global distribution, procurement, information technology infrastructure, management services and process improvement. Collaborative initiatives we have commenced with Fiat include:

•

Product and Platform Sharing – As part of the Fiat alliance, we have access to Fiat’s existing vehicle platforms and certain vehicle models. We expect to benefit from Fiat’s expertise in mini, small and compact (A-, B- and C-segment) cars, which has started with our manufacture and distribution of the fuel-efficient Fiat 500 in North America. The A-segment Fiat 500, which is currently sold in over 80 countries, has received several international awards, including the 2008 European Car of the Year, which is awarded by leading European automotive publishers. Meanwhile, Fiat will utilize our expertise in developing vehicles for the North American markets, and in the mid- to large-size car and truck (D-, E- and F-segment) markets to expand its product offerings, principally for sales in Europe and South America.

Similarly, we are able to build upon Fiat’s existing platform architectures. A vehicle’s platform architecture refers to the basic structure on which it is built, that defines its general size, strength, body construction, and the proportional relationships (fixed/hard points) between various elements such as frame, floorpan, suspension and drivetrain. Development of a new vehicle platform can cost as much as $200 million and take several years to complete. Co-developing and sharing platforms with Fiat provides both technological and financial benefits to us. It allows us to benefit from Fiat’s experience and technology, while at the same time decreasing the amount that we would otherwise be required to spend on engineering, design and development because the costs incurred in connection with co-developed products will be allocated between us. We believe that co-developing and sharing platforms will allow us to get new products to market more quickly. In addition, our use of platforms developed and currently used by Fiat in markets outside of North America can reduce the technical and market risks associated with the development and introduction of new models.

We are co-developing a new vehicle platform based on Fiat’s current C-Evo platform that we will use to produce new vehicle models beginning with the new Dodge Dart in 2012. We intend to use this jointly developed platform, known as the Compact U.S. Wide, or CUSW, platform, for all of our future C- and

D- segment vehicles, except the body-on-frame Jeep Wrangler. We expect that this will reduce the total number of our passenger car and utility vehicle platforms from 11 in 2010 to seven by the end of 2014, three of which will be shared with Fiat. We will continue to use other platforms for our medium-duty and chassis cab trucks, as well as for the new SRT Viper that we plan to begin producing in 2012. By deploying fewer platforms across our vehicle lineup, we anticipate that we can increase vehicle production while reducing engineering, tooling, manufacturing and component costs. By 2014, we expect that more than half of the vehicles we sell will be based on platforms we share with Fiat.

By reducing the number of vehicle platforms, we will also improve our manufacturing utilization because we will be able to build different vehicle models on a single assembly line. This will also allow us to adjust our product mix more quickly in response to changes in consumer preferences. By sharing platforms, we and Fiat will also be able to provide contract manufacturing services to one another more easily, potentially further improving manufacturing utilization rates and enabling us to reduce capital investments in new manufacturing plants.

•

Shared Technology – Through the Fiat alliance, we have access to certain Fiat automotive technology. Such access has permitted us to save on the significant investment of capital and time to develop such technology on our own, and minimizes the risk that the newly-implemented technology may not be effective. For example, using Fiat’s proprietary small engine technologies, we are building an engine based on Fiat’s Fully Integrated Robotised Engine (FIRE) that incorporates Fiat’s fuel-saving Multi-Air technology. We began producing the 1.4L FIRE engine in our Dundee, Michigan engine facility in

November 2010 for our use in manufacturing the Fiat 500 vehicle, which we began selling in North America in March 2011. We have adapted Fiat’s Multi-Air technology to the new Chrysler Group 2.4L Tigershark 4-cylinder (I4) engine for 2012, and we are evaluating its possible use for our Pentastar V-6 engine.

We also have access to Fiat’s diesel engines and related technology. We anticipate that this technology, as well as the FIRE engine, can help us to meet stricter emissions requirements throughout the world. At the same time, Fiat will have the opportunity to gain access to our Pentastar V-6 engine for its larger vehicles. In addition, we recently licensed certain vehicle technology to Fiat for a vehicle to be built in China by a Fiat joint venture.

•

Global Distribution – We plan to increase sales of our vehicles and service parts outside of North America through Fiat’s longstanding presence and established distribution networks in Europe and South America. As contemplated by the master industrial agreement, which sets forth the framework for our industrial alliance, Fiat became the general distributor of our vehicles and service parts in Europe in June 2011, where it sells our products through a network of newly selected dealers. We are producing and selling several of our vehicle models and related service parts to Fiat for significantly expanded distribution throughout Europe, including European versions of our Chrysler 300, Chrysler Grand Voyager, and a range of Jeep models. The Chrysler brand vehicle models are distributed by Fiat in certain countries in Europe under its Lancia brand. In addition, in July 2011, we began producing the Fiat Freemont, a utility vehicle based on the Dodge Journey, which is now distributed in Europe by Fiat.

We are also implementing strategies by which we are benefitting from Fiat’s longstanding presence in Brazil, the largest automotive market in South America. In that regard, Fiat is also distributing the Fiat Freemont in Brazil and is selling a portion of the Fiat 500 vehicles that we manufacture in Mexico through its dealer network in Brazil and Argentina. Further, we are exploring opportunities for the production and expansion of the sale of our vehicles and service parts in growing and emerging markets, such as China and Russia, in connection with Fiat’s efforts to establish or expand manufacturing and distribution activities in those markets. To that end, Fiat also is selling a portion of the Fiat 500 vehicles we manufacture in Mexico through its dealers in China, and we anticipate that Fiat will begin distribution of the Fiat Freemont in China in 2012. In January 2012, we will begin to distribute Fiat vehicles and service parts through our own dealer network in Russia.

At the same time, our extensive manufacturing, distribution, and logistics capabilities in North America provide an opportunity for us to generate additional revenue as a distributor and/or contract manufacturer of Fiat and Alfa Romeo products throughout North America. In Mexico, we assumed responsibility for the distribution of Fiat vehicles and service parts in 2010, and we reintroduced Alfa Romeo brand vehicles and service parts there in 2011. In 2010, we launched the production of the North American version of the Fiat 500, which we began distributing in March 2011 through select dealers in the U.S., Canada and Mexico. We are also pursuing plans to reintroduce Alfa Romeo brand vehicles and service parts in the U.S. and Canada, and we have a right of first refusal to serve as distributor for Lancia brand vehicles in North America.

•

Procurement – We have established joint purchasing programs with Fiat that are designed to yield preferred pricing and logistics terms, particularly with respect to shared parts and common suppliers. The alliance will provide the opportunity to leverage our combined annual direct purchasing power with Fiat automobiles (approximately $60 billion in 2010, based on the average of the daily EUR/USD exchange rate during 2010). We also expect to achieve cost savings as we integrate our procurement activities with Fiat’s procurement operations.

•

Implementation of World Class Manufacturing – In 2010, we invested approximately $155 million in our manufacturing plants to improve the infrastructure, efficiency and quality of our production systems. This investment, which was incremental to the investments we made for the purposes of our 2010 production launches, is part of a larger effort to introduce WCM principles to our manufacturing operations. We continue to invest heavily in infrastructure to support WCM, with approximately $160 million of additional investment in the nine months ended September 30, 2011. WCM principles were developed by the WCM Association, a London-based non-profit organization dedicated to developing superior manufacturing standards. Fiat is the only automobile manufacturer that belongs to the WCM Association and Fiat’s membership provides us access to WCM processes.

WCM fosters a manufacturing culture that targets improved performance, safety and efficiency as well as the elimination of all types of waste. Unlike some other advanced manufacturing programs, WCM is designed to prioritize issues to focus first on those believed likely to yield the most significant savings, and then directs resources at those limited issues. In preparation for our 2010 production launches, we invested $34 million in state-of-the-art metrology (precision measuring) centers at three of our assembly plants. We also installed a proprietary advanced statistical software system across all of our facilities that identifies emerging variation patterns during the assembly process which can be linked to worn tools or other root causes, thereby leading to prompt resolution of fit and finish discrepancies. In December 2010, we broadened the capability of our plant in Toluca, Mexico to make it a multi-platform facility. That plant is now capable of manufacturing our Fiat 500 and Dodge Journey models interchangeably. Our progress toward achieving goals under WCM is externally verified by certified WCM consultants, who measure our plants’ performance against 20 categories of pre-determined WCM metrics. WCM consultants conducted 9 external reviews in 2010, and 8 additional external reviews will be concluded by the end of 2011. As a result of our WCM activities overall, in 2010, we achieved a 25 percent reduction in reported injuries, a 39 percent reduction in lost days due to injury, a 10 percent improvement in manufacturing cost productivity, and a 13 percent improvement in first time quality in our vehicle assembly plant operations.

•

Information and Communication Technology – We are aligning our information and communication technology systems and related business processes with Fiat’s systems and processes throughout our industrial, commercial and corporate administrative functions in order to facilitate our collaboration under the Fiat alliance. As part of this alignment, we are adopting and implementing upgraded engineering software tools, finance and procurement systems which are currently in use at Fiat, which we believe reduces risk to us associated with implementing new information technology systems.

These initiatives, which build upon the parties’ respective strengths, are conducted pursuant to various commercial arrangements we have with Fiat as described below under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Certain Relationships and Related Party Transactions – Transactions with Fiat.”

There is little, if any, competitive product overlap between Chrysler Group and Fiat. We do not offer products that compete in the same vehicle segments in the same geographic markets as Fiat. Although we and Fiat intend to share certain products and platforms in the future as described above, we intend to minimize competitive overlap in those markets in which we are both active through product and brand differentiation; for example, through different styling, powertrain configurations, accessories and marketing themes, as well as by targeting different customer segments and vehicle price points. Notwithstanding the limited competitive overlap and our close industrial alliance, we may have potential conflicts of interest with Fiat in a number of areas, including conflicts that may arise in the performance or renewal of contractual arrangements that implement or extend the alliance. We also benefit from the significant management experience of Fiat’s leadership team, and these individuals may still owe duties to Fiat. For further discussion of these potential conflicts of interest with Fiat, see “Risk Factors—Risks Relating to Our Business—Notwithstanding our close industrial alliance, Fiat’s significant control over our management, operations and corporate decisions may result in conflicts of interest.”

In addition, as indicated above, our Chief Executive Officer also serves as Chief Executive Officer of Fiat. We believe that this dual role facilitates the alliance partners’ ability to coordinate their respective product and brand development plans and utilize our respective manufacturing capacity and capital resources more efficiently. For the same reasons, our Chief Financial Officer now serves as the Chief Financial Officer for Fiat. Nevertheless, these dual roles could give rise to potential conflicts of interest under our industrial alliance. While Mr. Marchionne receives compensation as a Company director, he does not receive any salary compensation from us for serving as our Chief Executive Officer, Chief Operating Officer and President. See “Risk Factors—Risks Relating to Our Business—Mr. Marchionne’s dual positions as Fiat’s Chief Executive Officer and as our initial Chief Executive Officer, and Mr. Palmer’s dual positions as our Chief Financial Officer and as the Chief Financial Officer of Fiat, may create a potential for conflicts of interest.” For a discussion of potential conflicts of interest under the Fiat alliance, see “Risk Factors—Risks Relating to Our Business—Notwithstanding our close industrial alliance, Fiat’s significant control over our management, operations and corporate decisions may result in conflicts of interest.”

Our LLC Operating Agreement includes a number of provisions that provide governance protections to minimize the risks to us from potential conflicts with Fiat. It requires that all related party transactions with Fiat or its affiliates in excess of a designated threshold be approved by a majority of the disinterested members of our Board of Directors. It also requires our Board to include a minimum of three directors who meet the requirements for independence under the listing rules of the New York Stock Exchange. For a description of these provisions, see “Certain Relationships and Related Party Transactions—Transactions with Fiat,” “Certain Relationships and Related Party Transactions—Director Independence” and “Management—Management of the Company—Fiat Rights.”

Products

A key component of our strategic plan is to create a compelling portfolio of products that will appeal to a wide range of retail customers. In order to optimize the mix of products we design, manufacture and sell, we consider a number of factors, including:

•	consumer taste, trends and preferences;

•	demographic trends, such as age of population and rate of family formation;

•	economic factors that affect preferences for luxury, affordability and fuel-efficiency;

•	competitive environment, in terms of quantity and quality of competitors’ vehicles offered within a particular segment;

•	our brand portfolio, as each of our brands target a different group of customers;

•	consumer preferences for certain vehicle types based on geographic region; and

•	technology, manufacturing capacity and other factors that impact our product development.

We also consider these factors in developing a mix of vehicles within each brand, with an additional focus on ensuring that the vehicles we develop further our brand strategy.

Over time, we seek to balance our portfolio to appeal to a broader, more global customer base. Because efforts to affect our product mix meaningfully can take several years in light of typical industry development timelines and the vehicle life cycle, we have undertaken several short-term steps toward our goal. Since June 2009, we have significantly refreshed or launched new versions of the majority of our existing models to offer improved content and performance at a greater value. We leveraged the Jeep Grand Cherokee platform to develop and launch the seven-passenger Dodge Durango crossover vehicle to better accommodate families. As another example of balancing our product portfolio, we also expanded our reach to include smaller vehicles with the production and retail launch of the eco-friendly Fiat 500.

Our introduction of several new or significantly refreshed vehicles began in 2009. In 2009 and 2010, we launched the new Ram 2500 and 3500 Heavy Duty pick-up trucks, which were both chosen as “2010 Truck of the Year” by Motor Trend magazine, as well as the Ram Chassis Cab commercial truck. In 2010, we also launched the new Jeep Grand Cherokee, which was named “Four Wheeler of the Year” by Four Wheeler Magazine, was designated a Consumers’ Digest Best Buy as well as a Top Safety Pick by The Insurance Institute for Highway Safety, and was also recognized by Ward’s Automotive as one of the “10 Best Interiors for 2011.” In addition, we began selling the new Chrysler 300 and Dodge Charger sedans, the three-row Dodge Durango crossover vehicle, the Fiat 500, and 10 other significantly refreshed vehicles, all of which were produced beginning in 2010, and most of which were launched for retail sale in the first quarter of 2011.

We began manufacturing the Fiat 500 vehicle at our Toluca, Mexico plant in December 2010, using licensed Fiat designs adapted for the North American market. Retail sales of this version of the Fiat 500 launched in North America in March 2011.

The following table summarizes our production launches and information about the extent of associated product renewal since January 1, 2010:

Production Launches in 2010(1)

	Start of production	Chassis	Interior	Exterior	Powertrain
New Vehicles(2)
Ram Chassis Cab	Q1		—	—	—
Jeep Grand Cherokee	Q2	—	—	—	—
Dodge Durango	Q4	—	—	—	—
Dodge Charger	Q4	—	—	—	—
Chrysler 300	Q4	—	—	—	—
Fiat 500	Q4	—	—	—	—
Significantly Refreshed Vehicles(2)
Jeep Liberty	Q1			✓
Jeep Wrangler	Q3		—
Jeep Patriot	Q3	✓		✓
Jeep Compass	Q4	✓		—
Dodge Challenger	Q3	✓		✓	—
Dodge Journey	Q4	✓	—	✓	—
Dodge Avenger	Q4	✓	—	—	—
Dodge Grand Caravan	Q4	✓	—	—	—
Chrysler Town & Country	Q4	✓	—	—	—
Chrysler 200	Q4	✓	—	—	—
—	Extensive(3) ✓ Upgrade(4)

(1)	Vehicles are typically available for retail purchase two to three months following production launch.
(2)	We characterize a vehicle as “new” if it is manufactured on a platform that is significantly different from the platform used in the prior model year and/or has had a full exterior renewal. We characterize a vehicle as “significantly refreshed” if it is manufactured with a previously existing platform but has changes that are extensive or upgrades from the prior model year.
(3)	Extensive refers to easily recognizable changes to appearance and/or several functional attributes to the vehicle.
(4)	Upgrade refers to a minor change or a change to one or more functional attributes that are measurable but not easily recognizable.

The following table provides our model year 2012 vehicle lineup:

Model Year 2012 Vehicle Lineup

Segment	Chrysler Brand	Jeep Brand	Dodge Brand	Ram Brand	Fiat Brand
Cars
Mini					Fiat 500
Fiat 500 Cabrio
Small			Dodge Caliber
Mid-size	Chrysler 200		Dodge Avenger
Full-size	Chrysler 300		Dodge Charger
Sport	Chrysler 200 Convertible		Dodge Challenger
Other
Minivans	Chrysler Town & Country		Dodge Grand Caravan
Utility Vehicles		Jeep Patriot	Dodge Journey
		Jeep Compass	Dodge Durango
		Jeep Wrangler	Dodge Nitro
Jeep Wrangler Unlimited
Jeep Liberty
Jeep Grand Cherokee
Pick-up Trucks				Ram 1500 Light Duty

Ram 2500/3500 Heavy Duty
Van & Medium- Duty Truck				Ram Chassis Cab

As part of the process of rationalizing our product mix, in 2010, we discontinued production of certain models, including the Chrysler PT Cruiser, the Jeep Commander and the Dodge Viper. We also discontinued production of the Ram Dakota after the 2011 model year, and the the Dodge Caliber and Dodge Nitro will not appear in our 2013 lineup.

Partnering with Fiat, we are manufacturing and selling a diesel version of the Jeep Wrangler for retail sale in Europe that incorporates Fiat’s high-efficiency manual transmission as well as its stop/start technology, which is described under the caption “–Research, Development and Intellectual Property” below. We also plan to sell a diesel version of the Jeep Grand Cherokee that utilizes Fiat engine technology in the U.S. and Canada, starting in 2013.

In addition, we are building upon Fiat’s established Lancia brand in Europe by producing Lancia versions of our minivan and the Chrysler 300. These products, unlike any currently offered by Lancia, are sold by Fiat in left-hand drive markets throughout Europe. Fiat is also selling a version of our Dodge Journey as a Fiat Freemont in certain markets outside North America.

In 2012 and 2013, we anticipate several more vehicle launches, including an all-new Dodge Dart, an Abarth version of the Fiat 500, a new Viper to be branded as an SRT vehicle, and replacements for the Chrysler 200 and Jeep Liberty, both based on the new jointly-developed CUSW platform. In addition, we will perform mid-cycle upgrades of the Jeep Grand Cherokee and our light- and heavy-duty Ram trucks. By the end of 2014, we expect that our entire lineup will consist of vehicles based on new platform architectures since 2009, more than half of which will be platforms shared with Fiat.

In 2012, we also plan to produce a fully electrified version of the Fiat 500, which will be driven by a powertrain based on our electrification technology. We plan to design, manufacture and sell this vehicle in North America, and may also manufacture it for Fiat to sell in other areas of the world.

Brands

Building Brand Equity

We believe that we can increase our vehicle sales and reduce our reliance on sales incentives to dealers and retail customers by building the value of our brands. Accordingly, and in tandem with our recent product launches, we began a multi-year campaign to strengthen our Chrysler, Jeep, Dodge and Mopar brands, to develop Ram as a separate brand, and to reintroduce the Fiat brand in the U.S. and Canadian markets. We believe our efforts to reinvigorate our brands present us with a significant opportunity to increase sales by introducing new vehicles with individualized characteristics that are more closely aligned with each brand’s identity, as each brand has a strong heritage and enjoys broad recognition among consumers. As part of our efforts to build brand equity, we separated the Ram truck lineup from the Dodge brand and established the new Ram brand in 2009 to develop and market the distinct attributes of the vehicles in each brand’s product portfolio more effectively. More recently, we introduced SRT as a stand alone brand for our premium performance vehicles. We will produce SRT versions of several of our vehicles, and will market the Viper in 2012 solely as an SRT vehicle.

To help promote brand equity, each brand is headed by a single individual with responsibility for the brand identity and product portfolio. The head of each brand is responsible for ensuring that each vehicle within that brand’s product lineup reflects brand attributes such as distinct appearance, capability, performance, content, ride and handling. In addition, we have separated advertising and marketing efforts for each brand to further underscore brand differentiation.

We believe that increased demand for premium versions of our vehicles, such as the Jeep Grand Cherokee Overland, the Chrysler 300C and the Ram Laramie Longhorn (winner of the 2010 “Luxury Truck of Texas” award from the Texas Auto Writers Association), demonstrates that our focus on brand equity is already expanding our reach within these vehicle segments and helping to capture luxury buyers.

As with our own brands, our management of the Fiat brand for the North American market is headed by a single individual. We and Fiat are jointly responsible for determining strategies, policies and plans relating to this part of our portfolio and Chrysler Group is responsible for management and implementation of such plans and policies. The Fiat brand in North America represents a fun and eco-friendly attitude, with cars (such as the Fiat 500) that will be principally in the mini, small and compact vehicle segments. Fiat brand vehicles are sold through distinct dealerships as described below under the caption “–Distribution.”

Vehicle Sales

The U.S. economy is recovering slowly from a recession that began in late 2007 and became increasingly severe with the global credit crisis in 2008 and 2009. The weaker economic conditions led to a substantial industry-wide decline in vehicle sales in the U.S., which fell from 16.5 million vehicles in 2007 to 13.5 million vehicles in 2008, with SAAR falling to less than ten million vehicles in the first quarter of 2009. The impact of this downturn on our market share was particularly pronounced and sustained, partly as a result of constraints Old Carco faced in investments in the development and launch of new and significantly refreshed vehicles while operating as part of Daimler, and later as a Cerberus entity.

Old Carco’s market share and vehicle sales declined over the decade prior to the 363 Transaction, in part as a result of reduced investment in product development and the launch of relatively few new or significantly refreshed vehicles. As a part of Daimler, Old Carco did not benefit from extensive collaboration on product development and did not freely share in new product technologies developed by its parent company. The onset of the global credit crisis in 2008, shortly after Cerberus acquired control of Old Carco, exacerbated existing strains on Old Carco’s liquidity, interrupting Old Carco’s development and launch of new or significantly refreshed vehicles in 2008 and 2009, which has had a continuing adverse effect on our sales and market share. The global credit crisis also significantly constrained the availability of financing to Old Carco’s dealers and retail customers, which also contributed to the decline in Old Carco’s vehicle sales. In addition, Old Carco’s vehicle sales were adversely affected by increased fuel prices beginning in 2008 due to the predominance of larger, less fuel-efficient vehicles in its product portfolio.

Subsequent to the 363 Transaction, we have taken a number of product development and improvement actions, as described under the captions “–Products,” above, and “–Research, Development and Intellectual Property,” below.

The following summarizes our new vehicle sales by geographic market for the periods presented:

	Nine Months Ended September 30,
	2011(1)(2)			2010(1)(2)
	Chrysler Group	Industry	Percentage of Industry(3)	Chrysler Group	Industry	Percentage of Industry (3)
	(vehicles in thousands)
U. S.	1,009	9,703	10.4%	820	8,754	9.4%
Canada	183	1,247	14.7%	160	1,224	13.1%
Mexico	58	654	8.9%	54	583	9.3%

Total North America	1,250	11,604	10.8%	1,034	10,561	9.8%

Rest of World	126			108

Total Worldwide	1,376			1,142

(1)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales.
(2)	The Company’s estimated industry and market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, Ward’s Automotive and R.L. Polk Data.
(3)	Percentages are calculated based on the unrounded vehicle sales volumes for Chrysler Group and the industry.

Our vehicle sales in the U.S., our primary market, increased by approximately 189 thousand vehicles, or 23.0 percent, in the nine months ended September 30, 2011 from the nine months ended September 30, 2010. U.S. automotive industry new vehicle sales in the nine months ended September 30, 2011 were approximately 9.7 million vehicles, an increase of 10.8 percent from the nine months ended September 30, 2010. Our new vehicle market share in the U.S. for the nine months ended September 30, 2011 increased to 10.4 percent from 9.4 percent for the nine months ended September 30, 2010.

Our vehicle sales in Canada improved by 14.4 percent in the nine months ended September 30, 2011 from the nine months ended September 30, 2010, while our vehicle sales in Mexico improved by 7.4 percent in the same period over period comparison. Canadian automotive industry new vehicle sales in the nine months ended September 30, 2011 were approximately 1.2 million vehicles, an increase of 1.9 percent from the same period in 2010. Our combined new vehicle market share in Canada for the nine months ended September 30, 2011 increased to 14.7 percent from 13.1 percent for the same period in 2010. Industry new vehicle sales in Mexico in the nine months ended September 30, 2011 were approximately 654 thousand vehicles, an increase of approximately 71 thousand from the same period in 2010. In Mexico, our combined new vehicle market share for the nine months ended September 30, 2011 was 8.9 percent, a decrease from 9.3 percent for the same period in 2010.

Our vehicle sales in markets outside North America in the nine months ended September 30, 2011 were 126 thousand, a 16.7 percent increase compared with the same period in 2010.

The following table summarizes our annual new vehicle sales by geographic market for the years presented:

	Years Ended December 31,
	2010(1)(2)			2009(1)(2)(3)			2008(1)(2)			2007(1)(2)			2006(1)(2)
	(vehicles in thousands)
	Chrysler Group	Industry	Percentage of Industry(4)	Chrysler Group and Old Carco	Industry	Percentage of Industry(4)	Old Carco	Industry	Percentage of Industry(4)	Old Carco	Industry	Percentage of Industry(4)	Old Carco	Industry	Percentage of Industry(4)
U. S.	1,085	11,770	9.2%	931	10,603	8.8%	1,453	13,497	10.8%	2,077	16,463	12.6%	2,143	17,053	12.6%
Canada	205	1,581	13.0%	163	1,481	11.0%	223	1,672	13.3%	233	1,688	13.8%	221	1,664	13.3%
Mexico	79	846	9.3%	83	776	10.6%	116	1,069	10.9%	128	1,147	11.2%	128	1,179	10.9%

Total North America	1,369	14,197	9.6%	1,177	12,860	9.2%	1,792	16,238	11.0%	2,438	19,298	12.6%	2,492	19,896	12.5%
Rest of World	147	57,697	<1.0%	141	51,044	<1.0%	215	50,139	<1.0%	238	50,627	<1.0%	206	46,922	<1.0%

Total World-wide	1,516	71,894	2.1%	1,318	63,904	2.1%	2,007	66,377	3.0%	2,676	69,925	3.8%	2,698	66,818	4.0%

(1)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales.
(2)	The Company’s estimated industry and market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, Ward’s Automotive and R.L. Polk Data.

(3)	For 2009, we have combined the vehicles sales of Old Carco and Chrysler Group. Vehicle sales in the U.S. were 426 thousand from January 1, 2009 to June 9, 2009 and 505 thousand from June 10, 2009 to December 31, 2009. Vehicle sales in Canada were 71 thousand from January 1, 2009 to June 9, 2009 and 92 thousand from June 10, 2009 to December 31, 2009. Vehicle sales in Mexico were 34 thousand from January 1, 2009 to June 9, 2009 and 49 thousand from June 10, 2009 to December 31, 2009. The balance of the international sales was 62 thousand from January 1, 2009 to June 9, 2009 and 79 thousand from June 10, 2009 to December 31, 2009.
(4)	Percentages are calculated based on the unrounded vehicle sales volume for Chrysler Group.

Our vehicle sales in the U.S., our primary market, increased by approximately 154 thousand vehicles, or 16.5 percent, in 2010 from 2009. U.S. automotive industry new vehicle sales in 2010 were approximately 11.8 million vehicles, an increase of 11.0 percent from 2009. Our new vehicle market share in the U.S. for 2010 increased to 9.2 percent from 8.8 percent for 2009. The Chrysler Town & Country minivan was the number one selling minivan in the U.S. in 2010, with over 112 thousand vehicles sold. Together with the Dodge Grand Caravan, we sold approximately 45.3 percent of the new minivans in the U.S. during 2010.

Our vehicle sales in Canada improved by 25.8 percent in 2010 from 2009, while our vehicle sales in Mexico declined by 4.8 percent in 2010 from 2009. Canadian automotive industry new vehicle sales in 2010 were approximately 1.6 million vehicles, an increase of 6.8 percent from 2009 levels. Our combined new vehicle market share in Canada for 2010 increased to 13.0 percent from 11.0 percent for 2009. Industry new vehicle sales in Mexico in 2010 were approximately 846 thousand vehicles, an increase of approximately 70 thousand from 2009. In Mexico, our combined new vehicle market share for 2010 was 9.3 percent, a decrease from 10.6 percent for 2009. The automotive industry in Mexico experienced a shift in demand away from pick-up trucks and utility vehicles toward passenger cars in 2010. Our product lineup was more weighted toward utility vehicles, minivans, trucks and large sedans, which caused our market share in Mexico to decline in 2010 from 2009.

Our vehicle sales in markets outside North America in 2010 were 147 thousand, a 4.3 percent increase compared with 2009. The South America region led 2010 vehicle sales outside North America with 41 thousand vehicles sold.

See Note 20, Geographic Information of our accompanying audited consolidated financial statements and Note 20, Segment Reporting and Geographic Information of Old Carco’s accompanying audited consolidated financial statements for information about our revenues and long-lived assets by geographic area.

The following summarizes total U.S. industry sales of new motor vehicles of domestic and foreign models and our relative competitive position for the periods presented:

	Nine Months Ended September 30,
	2011(1)(2)			2010(1)(2)
	Chrysler Group	Industry	Percentage of Industry(3)	Chrysler Group	Industry	Percentage of Industry(3)
	(vehicles in thousands)
Cars
Small	43	1,730	2.5%	37	1,491	2.5%
Mid-size	98	1,767	5.5%	68	1,646	4.2%
Full-size	78	635	12.2%	96	661	14.6%
Sport	40	456	8.8%	35	473	7.3%

Total Cars	259	4,588	5.6%	236	4,271	5.5%
Minivans	157	371	42.5%	162	356	45.5%
Utility Vehicles	405	3,056	13.2%	270	2,640	10.2%
Pick-up Trucks	179	1,273	14.1%	146	1,164	12.5%
Van & Medium-Duty Truck	9	415	2.1%	6	323	1.8%

Total Vehicles	1,009	9,703	10.4%	820	8,754	9.4%

(1)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales.
(2)	The Company’s estimated industry and market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, Ward’s Automotive and R.L. Polk Data.
(3)	Percentages are calculated based on the unrounded vehicle sales volumes for Chrysler Group and the industry.

The following table summarizes the annual total U.S. industry sales of new motor vehicles of domestic and foreign models and our relative competitive position for the years presented:

	Years Ended December 31,
	2010(1)(2)			2009(1)(2)(3)			2008(1)(2)			2007(1)(2)			2006(1)(2)

							(vehicles in thousands)
	Chrysler Group	Industry	Percentage of Industry(4)	Chrysler Group and Old Carco	Industry	Percentage of Industry(4)	Old Carco	Industry	Percentage of Industry(4)	Old Carco	Industry	Percentage of Industry(4)	Old Carco	Industry	Percentage of Industry(4)
Cars
Small	45	1,965	2.3%	36	1,957	1.8%	84	2,365	3.6%	101	2,335	4.3%	109	2,211	5.0%
Mid-size	82	2,179	3.8%	61	2,026	3.0%	106	2,506	4.2%	157	2,749	5.7%	102	2,613	3.9%
Full-size	113	857	13.1%	99	775	12.8%	167	1,094	15.2%	270	1,524	17.7%	298	1,878	15.9%
Sport	44	609	7.3%	32	609	5.3%	49	785	6.3%	42	950	4.4%	41	1,054	3.9%

Total Cars	284	5,610	5.1%	228	5,367	4.3%	406	6,750	6.0%	570	7,558	7.5%	550	7,756	7.1%

Minivans	216	476	45.3%	175	434	40.4%	242	614	39.5%	314	807	38.9%	371	988	37.5%
Utility Vehicles	372	3,645	10.2%	333	3,046	10.9%	518	3,619	14.3%	767	4,722	16.2%	760	4,552	16.7%
Pick-up Trucks	207	1,602	12.9%	184	1,384	13.3%	267	1,959	13.6%	408	2,669	15.3%	440	2,846	15.5%
Van & Medium- Duty Truck	6	437	1.3%	11	372	3.1%	20	555	3.6%	18	707	2.5%	22	911	2.4%

Total Vehicles	1,085	11,770	9.2%	931	10,603	8.8%	1,453	13,497	10.8%	2,077	16,463	12.6%	2,143	17,053	12.6%

(1)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales.
(2)	The Company’s estimated industry and market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, Ward’s Automotive and R.L. Polk Data.
(3)	For 2009, we have combined the vehicle sales of Old Carco and Chrysler Group.
(4)	Percentages are calculated based on the unrounded vehicle sales volumes for Chrysler Group and the industry.

Fleet Sales and Deliveries

Our vehicle sales and market share data presented in the above tables include fleet sales as well as sales by our dealers to retail customers. Fleet sales consist of sales to rental car companies, commercial fleet customers, leasing companies and government entities.

The following tables summarize our U.S. fleet sales and the amount of those sales as a percentage of our total U.S. vehicle sales annually since 2006 and quarterly during 2010:

	Years Ended December 31,
	2010(1)	2009(1)(2)	2008(1)(2)	2007(1)(2)	2006(1)(2)
	(vehicles in thousands)
Rental Car Companies	317	171	315	484	502
Other Fleet Customers	75	70	124	151	140

Total U.S. Fleet	392	241	439	635	642

Percentage of Total U.S. Vehicle Sales	36.1%	25.9%	30.2%	30.6%	30.0%

(1)	Certain fleet sales that are accounted for as operating leases are included in sales as of the delivery date although no revenue is recognized on that date.
(2)	Chrysler Group began operations on June 10, 2009. The table reflects fleet sales of Old Carco for 2006, 2007 and 2008 and combined fleet sales of Old Carco and Chrysler Group for 2009.

	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Total 2010
	(vehicles in thousands)
Total U.S. Fleet	104	116	98	74	392
Total U.S. Vehicle Sales	234	293	293	265	1,085
Percentage of Total U.S. Vehicle Sales	44.4%	39.5%	33.6%	27.7%	36.1%

Although our vehicle sales to dealers for sale to retail customers are normally more profitable than our fleet sales, our fleet sales are an important source of revenue and can also be an effective means for marketing our vehicles. Further, fleet orders also help normalize our plant production because they typically involve the delivery of a large, pre-determined quantity of vehicles over several months. Fleet sales are also a source of aftermarket service parts revenue for us and service revenue for our dealers.

In recent years, our fleet customers, particularly our commercial and government fleet customers, have tended to order vehicles that are smaller and are more fuel-efficient. The relative percentage of our fleet sales of minivans and trucks has remained steady since 2006, but over the same period, large passenger cars and large utility vehicles have increasingly been replaced by sales of small passenger cars and small utility vehicles.

Mopar

We sell Mopar-branded accessories and collision, repair, maintenance and performance parts for our vehicles primarily to our dealers and distributors. Through our dealer network, we also sell Mopar service contracts to retail customers for extended vehicle maintenance and repair. In 2010, our Mopar operations included 46 parts distribution centers, 20 of which were located in North America. Currently, we have 47 parts distribution centers.

We believe that our customers’ future vehicle buying decisions are influenced by their experience with vehicle service parts and service. We market Mopar as a standalone brand to increase the use of our products by, and improve the experience of, car enthusiasts and service providers who purchase replacement service parts and vehicle accessories.

We took several actions beginning in 2010 to improve our customer care experience at our dealers and to enhance revenue opportunities. For example, we asked our U.S. dealers to extend their service hours to include Saturday and evening hours, and to market express oil change or other quick services using Mopar supplies. To support this effort, we began to offer Saturday parts ordering and delivery services. Approximately 77 percent of our U.S. dealers now offer Saturday service hours, and more than 30 percent provide an “express lane” or other quick service program. We also hired several hundred additional technical advisors to support the vehicle maintenance and repair services of our dealers and other aftermarket service providers. In addition, we introduced the Mopar eStore to provide on-line shopping for Mopar service parts and accessories via www.mopar.com.

Competitive Position

The automotive industry is highly competitive, especially in the U.S., our primary market, with 11 large manufacturers with significant market share offering more than 350 vehicle models. Vehicle manufacturers must continuously engineer improvements in vehicle design, performance and content to meet customer demands for quality, reliability, fuel efficiency, comfort, driving experience, style, and safety. To enhance our competitive position, we are renewing our existing product lineup and introducing smaller, more fuel-efficient vehicles to balance our product lineup, which has been traditionally more weighted toward utility vehicles, minivans, trucks and large sedans.

Historically, U.S. manufacturers, including Old Carco, relied heavily upon dealer, retail and fleet incentives, including cash rebates, option package discounts, guaranteed depreciation programs, and subsidized, or subvented, financing or leasing programs to compete for vehicle sales. Although we will continue to use such incentives selectively to market particular models in particular geographic regions during specific time periods, we now focus more of our efforts on improving vehicle sales primarily by building brand value, balancing our product portfolio, and improving the content, quality and performance of our vehicles. See “–Products” and “–Brands,” above, for information about our initiatives in those areas and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends, Uncertainties and Opportunities—Pricing” for additional discussion of incentives.

Our ability to increase or maintain vehicle prices and reduce reliance on incentives is limited by intense price competition resulting from the wide variety of available competitive vehicles in each segment of the new car market and overcapacity in the automotive industry. At the same time, we will not be able to gain a competitive advantage by lowering prices as a means to increase vehicle sales without adversely affecting our profitability, since our ability to reduce costs is limited by commodity price increases, terms with suppliers, evolving regulatory requirements and collective bargaining agreements that limit our ability to reduce labor expenses in the short term. Our competitors may respond to market conditions by offering, in general or with respect to select vehicles, option package discounts, subsidized financing or leasing programs, price rebates or other sales incentives, or by reducing vehicle prices in certain markets.

The following table provides new vehicle U.S. market share information for Chrysler Group and its principal competitors:

	Years Ended December 31,(1)
	2010	2009	2008	2007	2006
Chrysler Group(2)	9.2%	8.8%	10.8%	12.6%	12.6%
GM	18.8%	19.6%	21.9%	23.3%	24.0%
Ford	16.4%	15.3%	14.2%	14.6%	16.0%
Toyota	15.0%	16.7%	16.4%	15.9%	14.9%
Honda	10.5%	10.9%	10.6%	9.4%	8.9%
Nissan	7.7%	7.3%	7.0%	6.5%	6.0%
Hyundai/Kia	7.6%	6.9%	5.0%	4.7%	4.4%
Other	14.8%	14.5%	14.1%	13.0%	13.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	The Company’s estimated market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, Ward’s Automotive and R.L. Polk Data.
(2)	Chrysler Group began operations on June 10, 2009. The table reflects market share of Old Carco for 2008 and earlier periods and combined market share of Old Carco and Chrysler Group for 2009.

Distribution

We sell our vehicles to independent dealers in North America and to wholly-owned, affiliated, or independent distributors and dealers in various countries outside of North America, for sale to retail and fleet customers. Currently we have 2,335 dealers in the U.S., 434 dealers in Canada, 132 dealers in Mexico, and 2,004 dealers in over 120 other countries in our dealer network.

The following table summarizes the number of dealers in our dealer network:

	As of December 31,
	2010	2009	2008	2007	2006
U.S.(1)	2,311	2,352	3,298	3,585	3,749
Canada	433	434	453	455	459
Mexico	111	115	117	117	118
Rest of World	1,411	1,532	1,594	1,638	1,528

Total Worldwide(2)(3)	4,266	4,433	5,462	5,795	5,854

(1)	The reduction in the number of U.S. dealers in 2009 reflects Old Carco’s termination of 789 dealers in its bankruptcy proceeding, to optimize the dealer network prior to its assumption by Chrysler Group.
(2)	Chrysler Group began operations on June 10, 2009. The table includes Old Carco information for 2008 and earlier periods.
(3)	Excludes dealers selected to sell Fiat brand vehicles (beginning in 2011) that were not otherwise Chrysler Group dealers in 2010.

A stable network of profitable dealers is important to our plans to increase vehicle sales. In order to attract customers, dealers need to make significant investments to construct, renovate, and maintain modern sales and service facilities that are equipped with state-of-the-art diagnostic equipment, tools and information management systems, and staffed by well-trained sales and service personnel. We believe significant economies of scale can be achieved by having one strategically located dealer sell all of our brands of vehicles in a particular area rather than having multiple dealers within close proximity selling our vehicles.

In this regard, Old Carco had initiated a dealer network optimization plan in the U.S. designed to increase vehicle sales by strengthening dealer profitability, in part, through dealer consolidation. This process, which has resulted in approximately 90 percent of our dealers now selling all of our brands at one facility, was accelerated through Old Carco’s bankruptcy proceeding, during which 789 dealers were terminated. Certain legal matters relating to those terminations are described below under the caption “Business–Legal Proceedings.”

Approximately 82 percent of the U.S. dealers in our dealer network reported to us that they were profitable by the end of 2010, despite the continuing weakness in the U.S. economy. Nearly all of the dealers in our dealer network have access to wholesale financing through Ally (as discussed under the caption “–Dealer and Customer Financing,” below), or through other lenders. Since we began operations in June 2009, dealers in our network have committed to invest more than $500 million in new construction and major renovations in their dealerships.

In 2010, we were appointed the exclusive distributor for Fiat and Fiat Professional (light commercial) vehicles and service parts in Mexico, and we became the exclusive distributor of Fiat brand vehicles and service parts in the U.S. and Canada in 2011.

We launched retail sales of the Fiat 500 in March 2011 following its December 2010 production launch at our Toluca, Mexico plant. We will make a greater profit on the manufacture and distribution of the Fiat 500 in North America than we would make if we acted only as a distributor. We began selecting dealers for the sale of Fiat brand vehicles and service parts in the U.S. during the fourth quarter of 2010. We now have 134 Fiat brand dealers in the U.S., of which 123 are current Chrysler, Jeep, Dodge and Ram brand dealers. We intend to develop a U.S. network of 179 Fiat brand dealers in 121 metropolitan areas in 37 states, as well as 3 Fiat brand dealers in Puerto Rico. We chose these metropolitan areas based on current small-car registration levels and anticipated growth in the local small-car market over the next five years. We also anticipate establishing 67 Fiat dealerships in Canada, of which 58 were selected during 2010.

We also reintroduced Alfa Romeo brand vehicles and service parts in Mexico in 2011, and plan to reintroduce the brand in the U.S. and Canada. In addition, we have a right of first refusal with respect to the distribution of Fiat’s Lancia brand vehicles in those markets.

At the same time, Fiat is serving as the exclusive distributor for our vehicles and service parts in certain markets outside of North America. In June 2011, Fiat began to serve as our general distributor in Europe, selling our products through a network of newly appointed dealers. Fiat is also distributing our vehicles, as well as selling vehicles that we manufacture for Fiat, through its well-established network in South America, particularly Brazil. Further, working with Fiat, we are beginning to engage in opportunities for production, distribution and sales of vehicles and service parts in emerging markets such as China and Russia. See “—Chrysler Group Overview—Alliance with Fiat—Global Distribution.”

Dealer and Customer Financing

Because our dealers and retail customers finance the purchase of a significant percentage of the vehicles we sell, the availability and cost of financing is one of the most significant factors affecting our vehicle sales volumes. Dealers use wholesale financing arrangements to purchase vehicles from us to maintain vehicle inventory levels adequate to drive retail vehicle sales. Retail customers use a variety of financing and lease programs, including programs in which we offer financial subsidy incentives, capitalized cost reductions or special terms through a financial services company, to acquire new vehicles from our dealers. Historically, like most large automakers, Old Carco relied on an affiliated, or captive, finance company to provide most of this financing. Following the 363 Transaction, we do not have a captive finance company and instead rely upon strategic relationships developed with independent financial service providers, principally Ally, to provide critical financing and support for our dealers and retail customers, as described below.

In connection with the 2009 restructuring of the U.S. automotive industry, and with the assistance of the U.S. Treasury, we entered into an auto finance relationship with Ally. Ally historically was the captive finance company of General Motors, one of our principal competitors. Ally provides wholesale and retail financing to our dealers and retail customers in the U.S., Canada and Mexico pursuant to the terms of an Auto Finance Operating Agreement that we signed with Ally on August 6, 2010. This agreement replaces a binding term sheet that we entered into with Ally at the time of the 363 Transaction. Ally is one of the world’s largest automotive financial services companies. We do not have an exclusive arrangement with Ally, which has a similar agreement with General Motors and provides wholesale and retail financing to support other vehicle manufacturers.

Pursuant to the Auto Finance Operating Agreement, Ally is required to consider applications for financing made by our dealers and retail customers in accordance with its usual and customary standards, and to make lending decisions in accordance with its business judgment. As a customer incentive, we subsidize interest rates or cash payments required at the inception of the financing arrangement, a practice known as “subvention.” Our agreement with Ally is not exclusive. Ally provides consumer and dealer financing to other manufacturers and our dealers and retail customers obtain financing, including some subvented financing from other financing sources. Under the agreement, however, we must offer all subvention programs to Ally, and we are required to ensure that Ally finances a specified minimum percentage of the units we sell in North America under rate subvention programs in which it elects to participate. We also have agreed to repurchase certain Ally-financed inventory upon certain triggering events. Under the Ally Agreement, we are required to repurchase Ally-financed inventory, with certain exceptions, in the event of an actual or constructive termination of a dealer’s franchise agreement (including, in certain circumstances, when Ally forecloses on all assets of a dealer securing financing provided by Ally). These obligations exclude vehicles that have been damaged or altered, that are missing equipment or that have excessive mileage or that have an original invoice date that is more than one year prior to the repurchase date. As of September 30, 2011, the maximum potential amount of future payments required to be made to Ally under this guarantee is approximately $5.6 billion based on the aggregate repurchase value of eligible vehicles financed by Ally in our U.S. dealer stock. If vehicles are required to be repurchased under this arrangement, the total exposure would be reduced to the extent the vehicles are able to be resold to another dealer. The fair value of the guarantee was less than $1 million at September 30, 2011, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made net of the estimated value of inventory that would be reacquired upon the occurrence of such events. This estimate reflects our actual experience. The Ally Agreement extends through April 30, 2013, with automatic one-year renewals unless either party elects not to renew by a renewal deadline that is twelve months prior to the expiration date of the agreement.

In an effort to expand the financing options for our U.S. retail customers, in 2010, we also entered into subvention agreements with Santander Consumer USA, Inc. for loans to sub-prime retail customers, and with US Bank, N.A. for lease financing. In 2011, we entered into an additional subvention agreement with Chase Bank, N.A. These supplemental programs are important sources of financing for some of our retail customers as Old Carco historically had relatively high proportions of subprime customers and customers using lease financing to acquire vehicles. Additionally, Chrysler Canada has arrangements with a number of financial institutions to provide a variety of retail financing programs to our Canadian retail customers.

As of December 31, 2010, Ally was providing wholesale financing to approximately 62 percent of our dealers in the U.S. For the year ended December 31, 2010, we estimate that approximately 78 percent of the vehicles purchased or leased by our retail customers were financed, and approximately 24 percent of such purchases or leases were financed through subvented programs with Ally and other lenders. Approximately 17 percent and 18 percent of the vehicles we and/or Old Carco sold in 2009 and 2008, respectively, were financed through subvention programs.

Finally, as part of the Fiat alliance, we entered into agreements with financial services affiliates of Fiat for the provision of financing to our dealers and customers in China, Argentina, Brazil and certain countries in Europe.

Research, Development and Intellectual Property

We engage in research and development for new vehicles and technology to improve the performance, safety, fuel efficiency, reliability and customer perception of our vehicles. As of December 31, 2010, we employed over 4,000 engineers with an average of approximately 15 years of Chrysler experience. Our engineers support our product development efforts and have expertise in a number of disciplines, including mechanical, electrical, material and chemical engineering. We also provide an internal program through which a portion of our engineers receive cross-training in various technical and business functions.

We typically conduct consumer research during the early stages of new product development initiatives in order to identify key feature and vehicle attributes that consumers desire. Although a substantial portion of our research and development work is done in support of specific new vehicles that are in development, we also engage in research and development of new technologies outside of our regular product development cycles that, if successful, can be applied in new products. As is typical in the automotive industry, we often collaborate with our suppliers on research and development.

Our research and development spending is used for a number of activities that support development of new and existing vehicles and powertrain technologies, including the building of three-dimensional models, virtual simulations, prototype building and testing (including with respect to the integration of safety and powertrain technologies) and assembly of pre-production pilot models.

In 2010, we significantly expanded our investment in research and development activities and prioritized development of vehicles with greater fuel efficiency and reduced emissions, as well as enhanced our Uconnect technology.

The following table summarizes our research and development expenses:

	Chrysler Group (Successor)			Old Carco (Predecessor A)
	Nine Months Ended September 30, 2011	Year Ended December 31, 2010	Period from June 10, 2009 through December 31, 2009	Period from January 1, 2009 through June 9, 2009	Year Ended December 31, 2008
		(in millions)		(in millions)
Research and development expense, net	$1,191	$1,500	$626	$452	$1,525

Fuel-Efficiency and Reduced Emissions

We have made the development of more fuel-efficient vehicles a priority to meet retail customer preferences, comply with future regulation and as part of our commitment to sustainability. We are therefore focusing our research efforts on five areas aimed at reducing fuel consumption and emissions: vehicle energy demand, engines, transmissions, axles, and hybrid and fully electrified vehicles.

Vehicle Energy Demand

Our research in reducing vehicle energy demand examines ways to optimize vehicle weight, aerodynamic drag, tire performance, braking drag and driveline losses. For example, we have increased our use of high-strength steel to reduce vehicle weight, and thus improve fuel consumption, while still meeting standards for vehicle safety. Approximately 70 percent of the body structure in the new CUSW platform, which we intend to introduce in 2012, will be of high-strength composition. Our research also seeks to reduce electrical load through higher efficiency fans and fuel pumps.

We also continue to research vehicle applications for thermal management, which optimizes the way in which energy is utilized, extracted and re-utilized so as to reduce total energy consumption. Thermal management technologies will not only help reduce fuel consumption, but will also be a critical factor in extending battery range for hybrid electric and all-electric vehicle models in the future. Our current research efforts include various strategies to warm engines and transmissions faster, to have our vehicles run at an ideal set point, and to recapture waste heat.

To further reduce fuel consumption, we incorporated the Fiat stop/start technology into the Jeep Wrangler diesel that Fiat is selling for us in Europe. Stop/start technology turns off the engine and fuel flow at full stops, and re-starts them automatically upon acceleration. We plan to initiate fleet-wide integration of our own fuel-saving start/stop technology on a global basis. We expect to incorporate this technology into 90 percent of our models in North America by 2017.

Powertrain Technologies

Engines.  We introduced our new Pentastar V-6 engine in 2010. This engine features a lighter weight aluminum block with variable valve timing that, on average, improved fuel efficiency by 7 percent over predecessor engines in the nine models we tested. In December 2010, Wards’ Automotive recognized the Pentastar engine as one of the “10 Best Engines for 2011” and as one of the “10 Best Engines for 2012” for its refinement, power, fuel-efficiency and low emissions.

We introduced the Pentastar V-6 engine in the 2011 Jeep Grand Cherokee and in the production launches of eleven other vehicles. Because this engine was designed with flexible architecture, we have the ability to use the engine in a range of models, and to use it together with a variety of advanced technologies, such as Fiat Multi-Air (described below), direct injection or turbo charging. We manufacture the Pentastar V-6 engine at our facilities in Trenton, Michigan, and Saltillo, Mexico.

In connection with the production launch of the Fiat 500 in December 2010, we also began manufacturing the 1.4L 4-cylinder Fiat FIRE engine which incorporates Fiat’s Multi-Air technology. This added a fuel-efficient small engine to our portfolio. Fiat’s Multi-Air technology involves proprietary hardware and combustion strategies and controls resulting in the full control, lift and timing of engine valves, and delivers up to a 7.5 percent improvement in fuel efficiency and CO2 emissions, while enhancing performance. We have adapted this technology to the new 2.4L Tigershark 4-cylinder (I4) engine, which will be used in future C- and D-segment vehicles in our product lineup, starting in 2012. Over time, we expect that the relative proportion of our engine mix consisting of 4-cylinder engines will increase and the relative proportion of our engine mix consisting of 6- and 8-cylinder engines will decrease.

Transmissions.  We are adapting Fiat’s dual dry clutch transmission, or DDCT, for use in select vehicles. The DDCT combines the basic mechanical system of a conventional manual transmission assembly with an electronically controlled shifting system that the driver operates like an automatic transmission. The DDCT achieves improved fuel economy over a conventional automatic transmission when used in small- to medium-sized vehicles. We plan to introduce the DDCT technology in the U.S. market in 2012.

In 2010, we entered into two commercial agreements with one of our key suppliers, ZF, for the design, engineering and manufacture of new automatic transmissions that deliver reduced fuel consumption with improved driving performance. The first agreement covers a rear-wheel drive 8-speed transmission for light- and medium-duty applications that we introduced in 2011 in the Chrysler 300, and have also incorporated into select versions of the Dodge Charger. Starting in late 2012 through 2013, we plan to include this transmission in the Jeep Grand Cherokee, the Dodge Durango and Ram 1500 pick-up truck. This transmission reduces fuel consumption by up to 12 percent over our current 5-speed transmissions. We ultimately plan to use this transmission in all of our rear-wheel drive vehicles except the heavy-duty versions of the Ram truck.

The second agreement with ZF covers an all-new 9-speed front-wheel drive transmission for medium-duty applications. ZF’s 9-speed transmission is not yet in production anywhere in the world, and will be made available in a Chrysler Group vehicle before being offered by any other vehicle manufacturer. This transmission is expected to reduce fuel consumption by up to 11 percent over our current 6-speed transmissions. We plan to use this transmission in many of our next generation C- and D-segment front-wheel drive vehicles starting in 2013. We intend to manufacture the majority of our volume requirements for both the 8- and 9-speed ZF transmissions at our own facilities in Kokomo, Indiana under licenses from ZF, and to purchase the remainder of our volume requirements from ZF.

Axles.  We have a commercial agreement with an affiliate of ZF in which they will produce lightweight axles at one of our new facilities. This relationship affords us access to advanced axle technologies we could not develop on our own without investing significant time and capital. The proprietary ZF axles weigh up to 34 percent less than, and improve fuel efficiency by 2 percent relative to, comparable axles. We began to incorporate the ZF axles in the Jeep Grand Cherokee and Dodge Durango in 2010, and the Ram pick-up truck in 2011.

Hybrid and Fully Electrified Vehicles

Our research activities include the development of technology that can be used in a range of electrified vehicles, including conventional hybrids, plug-in hybrids, fully electrified and range-extended electric vehicles. A conventional hybrid vehicle includes both an internal combustion engine and an electric motor, while a plug-in hybrid vehicle also has rechargeable batteries that can be charged through an external power cord. A fully electrified vehicle contains only an electric motor, and a range-extended vehicle is a fully electrified vehicle that also contains a generator to power the vehicle when the batteries run low. Much of our effort is focused on optimizing combustion engine technology so that it will be compatible with hybrid electric vehicle technology, and addressing cost reduction strategies to ensure the affordability of such vehicles in the future.

Currently, we are developing in the U.S. a fully electrified version of the Fiat 500, using battery technology developed by Chrysler Group. The Fiat 500 is particularly well-suited for electric technology due to its light weight and small size. We plan to design, manufacture and sell this version of the Fiat 500 in North America. Production is currently scheduled to launch in 2012.

In 2010, we began a three-year demonstration project for a Ram truck plug-in hybrid. This rear-wheel drive vehicle is equipped with a lithium ion battery and has a 20 mile range of zero-emission, pure electric operation. For this demonstration project, we have begun testing a portion of the 140 trucks we plan to run in various climates. We are also currently conducting a similar front-wheel drive vehicle demonstration project for a minivan.

Finally, we are exploring the development of non-electrified hybrid vehicles. We recently partnered with EPA to develop and study a hybrid powertrain that will operate using hydraulic power or fuel. This hybrid hydraulic powertrain study will be aimed at light-duty vehicle applications.

Uconnect Technology

Our Uconnect radio products currently provide our retail customers access to broadcast media, including satellite broadcasts, personal content and rear seat entertainment, navigation services, traffic and travel data, and hands-free communication. We recently began installing our second generation of Uconnect radios with a new touch-screen, simplified steering wheel controls and hands-free voice commands. We are currently developing a third-generation, flexible Uconnect radio platform that can be personalized to serve the needs of retail customers with varying degrees of skill and comfort with technology. We expect this new platform to include the option to load user-selected applications, similar to smartphones and tablets, as well as accommodate connectivity with our retail customers’ own smartphones. Vehicles will be connected using cellular technology, Bluetooth and WiFi capabilities to provide navigational services, vehicle diagnostic services, automated emergency notification services, on-demand radio content and other connected services. As currently contemplated, this new platform will provide users with the option to control the radio with a hands-free system that recognizes natural speech.

This platform will be designed so that it can be leveraged across our entire vehicle lineup, and can be easily upgraded in the future as this area of technology continues to evolve. We plan to begin producing vehicles with this new Uconnect technology starting in 2012, which will include cellular-bluetooth hands free options in all our vehicles to enhance the driving experience and reduce driver distraction.

Intellectual Property

We hold numerous patents for use in our business. We also jointly own or hold licenses to intellectual property in certain technologies with Fiat and other third parties pursuant to various commercial agreements. No single patent is material to our business as a whole. We also own a number of trademarks and service marks that are critical to the recognition of our products by consumers, including, in particular, the Chrysler, Jeep, Dodge, Ram and Mopar marks, described in –Brands.

Our intellectual property portfolio is supplemented by our license of certain Fiat intellectual property obtained in the 363 Transaction. The license is exclusive in North America and non-exclusive for other parts of the world.

Raw Materials, Services and Supplies

We procure a variety of raw materials, parts, supplies, utilities, transportation and other services from numerous suppliers to manufacture our vehicles, parts and accessories, primarily on a purchase order basis. Raw materials we use typically consist of steel, aluminum, resin, copper, lead, and precious metals including platinum, palladium and rhodium. In recent years, prices for many of these raw materials have fluctuated significantly and related freight charges have also increased. Prices for aluminum and copper increased significantly in the fourth quarter of 2010, which has impacted our costs for those materials in 2011. Our exposure to significant increases in steel prices in 2010 was limited because we purchased approximately two-thirds of our steel pursuant to fixed-price contracts. For the nine months ended September 30, 2011, our exposure to increases in steel prices was limited because we purchased approximately 65 percent and 40 percent of our steel pursuant to fixed-price contracts in the first half of 2011 and third quarter of 2011, respectively. In addition, we were able to offset these price increases by achieving certain cost savings, partially from commercial re-negotiations and technical efficiencies, such as modifying the material content of a part.

Although we have not experienced any significant loss of production as a result of material or parts shortages, we, like our competitors, regularly source systems, components, parts, equipment and tooling from a sole provider or limited number of providers. Therefore, we are at risk of production delays and losses should any supplier fail to deliver goods and services on time. For example, in early 2011, we were forced to idle our minivan manufacturing plant in Windsor, Ontario for approximately one week as a result of a supply disruption.

In addition, in 2010, there was an industry-wide shortage of computer chips that we use for the electrical systems in our vehicles. There was also an industry-wide shortage of tires in 2010, as tire manufacturers that cut back capacity during the 2007-09 recession have not increased capacity at a rate sufficient to meet increasing industry demand. In both instances, we were nevertheless able to procure adequate supply to meet our 2010 targeted production of 1.6 million vehicles. These shortages continued into 2011, but with less severity. We continue to work closely with our suppliers to try to mitigate the effect of these shortages on our production.

We work with our suppliers on an ongoing basis to reduce our supply costs whenever possible. When one of our suppliers proposes a program or method that results in a cost saving to us, we share that cost saving equally with the supplier for a one-year period after such program or method is implemented, which we believe encourages our suppliers to actively pursue efforts that will reduce our supply costs.

Supply of raw materials, parts and components may also be disrupted or interrupted by natural disasters such as the 2011 earthquake and tsunami affecting Japan, and the floods affecting Thailand and the eastern U.S. Based on our ongoing discussions with our suppliers as a result of those events, we became aware of a limited number of shortages of materials and parts, and we successfully took steps to mitigate the impact of these shortages, including by accessing alternative sources of supply and managing our production schedules. We continue to work with our suppliers to monitor potential shortages and to mitigate the effects of any emerging shortages on our production volumes and revenues.

Environmental and Regulatory Matters

The automotive industry is subject to extensive government regulation. Chief among these are vehicle and engine requirements governing safety, emissions and fuel economy and the environmental impacts of our manufacturing operations. As described below, regulations in the U.S. and other countries impose substantial testing and certification requirements with respect to vehicle emissions, fuel economy, noise and safety, and with respect to the emissions and operations of automotive plants. The costs of complying with these requirements can be significant, and violations or liabilities with respect to these requirements can result in fines, penalties, vehicle recalls, cleanup costs and claims for personal injury or property damage.

Vehicle Emissions

U.S. Standards.  Under the Clean Air Act, EPA and the state of California (by EPA waiver) each impose emission limits on new motor vehicles and engines, and other states may adopt California’s limits. For vehicles sold in the U.S., EPA’s Clean Air Act Tier 2 tailpipe emissions standards apply to passenger cars and light trucks (which for this purpose includes our minivans, sport utility vehicles and pick-up trucks other than the Ram 2500/3500 Heavy Duty), and heavy-duty emissions standards apply to heavy-duty vehicles (our medium-duty and chassis cab trucks). These standards require us to limit tailpipe emissions to certain concentrations, and to conduct both pre-and post-production vehicle testing to demonstrate compliance with these emissions limits.

Compliance certification is required from EPA before a vehicle can be sold in the U.S., and from CARB before it can be sold in California and other states that have adopted the California emissions requirements. The Clean Air Act Tier 2 standards apply for the estimated useful life of a vehicle, and testing can be required for up to eleven years, 120,000 miles, or longer, depending on the compliance category. We are required to monitor and report issues with the emissions performance over the estimated useful life of our vehicles, and can be required to recall, repair, or stop delivery of non-conforming vehicles.

In addition, EPA and CARB regulations require that a vehicle’s emissions performance be monitored with onboard diagnostic, or OBD, systems. We have implemented hardware and software systems to comply with the OBD requirements. Conditions identified through OBD systems could lead to vehicle recalls (or other remedial actions) with significant costs for related inspections, repairs, or per-vehicle penalties.

Compliance with emissions standards applicable to vehicles with heavy-duty diesel engines requires the use of additional emissions controls, which are costly and require periodic customer maintenance. We are phasing in use of one such control, selective catalyst reduction, or SCR, technology, in our heavy-duty trucks. EPA and CARB recently settled litigation challenging EPA’s 2010 model year heavy-duty standards and related SCR guidance. As part of the settlement, EPA agreed to reexamine its policies regarding SCR-equipped engines for 2011 and later model years. Other litigation is pending against EPA and CARB challenging the use of SCR technology. A future decision that constrains the use of SCR technology could interfere with our ability to sell heavy-duty vehicles.

California Standards.  California sets its own, more stringent, emissions standards pursuant to a waiver from EPA under the Clean Air Act. CARB has adopted requirements relating to vehicle certification, OBD, and tailpipe emissions limitations known as the Low Emission Vehicle II, or LEV II, standards. CARB is also developing stricter LEV III standards which we expect to apply beginning with 2014 model year vehicles. CARB regulations also require that a specified percentage of cars and certain light-duty trucks sold in California must be zero emission vehicles, or ZEVs, such as electric vehicles or hydrogen fuel cell vehicles. A manufacturer can earn credits toward the ZEV requirement through the sale of advanced-technology vehicles such as hybrid electric vehicles or natural gas vehicles with extremely low tailpipe emissions. The rules also provide certain ZEV credits for partial zero-emission vehicles, or PZEVs, which can include internal combustion engine vehicles certified to very low tailpipe emissions and zero evaporative emissions. The ZEV regulations, which CARB revised most recently in February 2009 for the 2012 and subsequent model years, require increasing volumes of battery electric and other advanced technology vehicles with each model year. We currently comply with the ZEV requirements using a variety of vehicles, including PZEVs and hybrid ZEVs.

The Clean Air Act permits other states to adopt California’s stricter emission standards. Eleven other states (New York, Massachusetts, Maine, Vermont, Connecticut, Pennsylvania, Rhode Island, New Jersey, Oregon, Washington and Maryland, as well as the Province of Quebec), currently use California’s emission standards in lieu of the federal EPA standards, and ten states also have adopted the California ZEV requirements.

The introduction of the Fiat 500 in the U.S. market in 2011 has enhanced our ability to comply with EPA and California emissions standards because compliance is based on a fleet-wide sales weighted average, and sales of the Fiat and Chrysler Group fleets are combined in the U.S.. In addition, the battery electric version of the Fiat 500, which is scheduled to be introduced for sale in the U.S. in 2012, will assist our efforts to comply with the federal GHG and California ZEV requirements.

California also has GHG emissions limitations, which are discussed below under the caption “–Vehicle Fuel Economy and GHG Regulations.”

European Standards.  The EU regulates emissions for vehicles sold in its member states. Other European countries have adopted similar regulations from the United Nations Economic Commission for Europe. European regulations, like those in the U.S., require certification by regulatory authorities of the emissions performance of our new vehicles before they can be sold. The current Euro-5 EU emission standard was adopted in 2009. The more stringent Euro-6 EU standard will apply to 2014 and later model year vehicles. The new standards will require the development of additional diesel engine technology, which is likely to increase the cost of diesel engines and compromise total fuel economy. The EU also requires such programs as OBD and pre- and post-production testing. We expect the combined Chrysler Group and Fiat vehicle fleet to meet the requirements of both the Euro-5 and Euro-6 standards, as applicable.

Other Regions.  Vehicles sold in Asia, South America and other parts of the world also are subject to local emissions and evaporative standards and OBD requirements. We expect to comply with such requirements, which generally are based on the EU standards, California standards, or a hybrid standard based on those established programs.

Vehicle Fuel Economy and GHG Regulation

U.S. Requirements.  Since enactment of the 1975 Energy Policy and Conservation Act, or EPCA, NHTSA has established minimum average fuel economy requirements, known as Corporate Average Fuel Economy, or CAFE, standards, for fleets of new passenger cars and light-duty trucks sold in the U.S. A manufacturer is subject to civil penalties if it fails to meet the CAFE standard in any model year, after taking into account all available credits for performance in the last three model years or expected performance in the next five model years. Passenger cars imported into the U.S. are averaged separately from those manufactured in the U.S., but all light trucks are averaged together.

The 2007 Energy Independence and Security Act revised the CAFE program and required the NHTSA to establish more stringent CAFE standards beginning with the 2011 model year. Among other things, although there will continue to be separate standards for cars and light trucks, standards must be set such that they increase year over year to achieve an industry-wide standard by 2016. The CAFE standards applicable to all manufacturers’ 2011-2016 model year domestic and imported passenger car and light-duty truck fleets are “footprint-based,” meaning that each manufacturer’s fuel economy requirement is dependent on the size of, and the sales volumes of, the mix of models in the manufacturer’s fleet. Meeting the CAFE standards caused us to make costly adjustments to our product plans through the 2016 model year.

In addition, there has been significant interest among vehicle manufacturers, governmental authorities, environmental groups, and consumers regarding the impact of GHG vehicle emissions, primarily carbon dioxide (CO2), on the global climate. There has also been significant regulatory uncertainty in this area since regulating GHG vehicle emissions also has the effect of regulating fuel economy.

In May 2009, President Obama announced an agreement in principle among EPA and other federal agencies, the State of California and the automotive industry to establish a coordinated national program to reduce GHGs under the Clean Air Act and improve fuel economy. EPA and the NHTSA subsequently issued a joint final rule under the EPCA and the CAFE standards to implement a coordinated national GHG and fuel economy program for light-duty vehicles (passenger cars, light-duty trucks, and medium-duty passenger vehicles) establishing standards for model years 2012 through 2016. Additionally, EPA and NHTSA issued a joint final rule on September 15, 2011, that establishes a similar GHG/fuel economy national program for heavy-duty vehicles, beginning with model year 2014 for GHG standards, and model year 2016 for fuel economy standards.

On July 29, 2011, President Obama announced an agreement-in-principle between EPA, CARB, Chrysler Group and certain other automakers to extend the coordinated GHG/fuel economy national program for light-duty vehicles to model years 2017 through 2025. On November 16, 2011, EPA and NHTSA subsequently issued a proposed rule, calling for year-over-year increases in fuel economy until the average fleet-wide standards reach 54.5 mpg by 2025. The rule calls for a “mid-term review” in 2021 that compels EPA to evaluate the market, technology, and other assumptions that formed the basis for the rule, and to determine whether the standards are appropriate. The proposed rule is harmonized with CARB’s GHG rule, so that compliance with the federal rule constitutes compliance with CARB’s rule. EPA’s proposed rule contains a variety of compliance flexibilities, including incentives for electric vehicles and hybrids, as well as alternative fuels like compressed natural gas or hydrogen fuel cell vehicles. The corresponding proposed CAFE rule from NHTSA imposes new vehicle safety standards in conjunction with the fuel economy standards.

While we believe that our current product plan will meet the applicable federal and California GHG/fuel economy standards established through model year 2016, based on projected sales volumes and fleet mix, compliance with the standards as proposed for the 2017-2025 model years will require us to take additional costly actions or to limit the sale of certain of our vehicles in certain states. Further, if the final federal rule is not harmonized with CARB’s GHG rule, then we will face heightened costs to comply with the two sets of regulations. Additionally, if pending litigation challenging EPA’s ability to regulate GHG vehicle emissions as a pollutant is successful and, as a result, CARB enforces its GHG rule separately, we would need to adjust our product plan and would incur additional cost.

European Requirements.  The EU promulgated passenger car CO2 emissions regulations, beginning in 2012 and phasing in compliance through 2015. These regulations target vehicle weight, calculated as an average across the manufacturer’s fleet. The law also provides certain flexibilities, such as credits for “eco-innovations,” alternative fuel use, and vehicles with very low carbon dioxide emissions. We are developing a compliance plan based on our predicted fleets and vehicle CO2 emissions averages of Chrysler Group and Fiat vehicles. The EU also adopted CO2 emissions standards for light commercial vehicles, a program similar to the passenger car program.

Another set of regulations, called the “complementary measures” laws, will or may require low-rolling resistance tires, tire-pressure monitors, gear shift indicators, fuel economy indicators and more efficient air conditioners. Some EU members have adopted or are considering CO2-based tax incentives.

Canadian Requirements.   Canadian federal emissions regulations are substantially similar to the U.S. regulations described above, including compliance certification requirements.

Requirements in Other Regions.   China, Korea, India and South American countries have proposed or are considering establishing fuel economy/GHG emissions requirements that would pose additional compliance obligations, that would increase the cost of our vehicles.

Vehicle Fuel Content

For years, EPA regulations have allowed conventional gasoline to contain up to 10 volume percent ethanol, or E10, and we and other vehicle manufacturers designed vehicles to accommodate E10. Ethanol is an alcohol-based fuel generally made with starch crops, such as corn. Proponents of ethanol maintain that its use can reduce GHG emissions and dependence on oil.

In response to an application for waiver filed by ethanol manufacturers, EPA recently granted waivers under the Clean Air Act that allow fuel manufacturers to introduce into commerce gasoline containing up to 15 volume percent ethanol, or E15, for use in certain light-duty vehicles (including passenger cars, light-duty trucks and sport utility vehicles). The first waiver, granted in October 2010, allows such use in model year 2007 and newer vehicles, and the second waiver, granted in January 2011, allows such use in model year 2001 through 2006 vehicles.

The automotive industry expressed concern to EPA in connection with the E15 waiver application that the use of E15 in prior model year vehicles designed for E10 could result in fuel system failures, OBD system warnings, customer dissatisfaction and increased warranty claims since ethanol is more corrosive than gasoline. EPA imposed conditions on the waivers that it believes will assure the quality of E15 and reduce the potential for misfueling of older model year vehicles. Automotive industry representatives and other groups challenged the October waiver and those lawsuits are pending. Similar legal challenges to the January waiver are likely.

Certain of our vehicles are specially designed as flexible fuel vehicles capable of using up to 85 volume percent ethanol, or E85, or conventional gasoline, or any mixture of those two fuels. By 2013, we expect that all of our engines will be designed to be flexible fuel capable, and we expect that approximately 50 percent of our fleet will be flexible fuel vehicles.

Vehicle Safety

U.S. Requirements.   Under federal law, all vehicles sold in the U.S. must comply with all applicable Federal Motor Vehicle Safety Standards, or FMVSS, promulgated by the NHTSA, and they must also be certified by their manufacturer as being in compliance with those standards. In addition, if a vehicle contains a defect that is related to motor vehicle safety or does not comply with an applicable FMVSS, the manufacturer must notify vehicle owners and provide a remedy. Moreover, the Transportation Recall Enhancement, Accountability, and Documentation Act, or TREAD Act, requires us to report certain information related to certain claims and lawsuits involving fatalities and injuries in the U.S. if alleged to be caused by our vehicles, and other information related to customer complaints, warranty claims, and field reports in the U.S., as well as information about and fatalities and recalls outside the U.S.

Several new or amended FMVSS’s will take effect during the next few years (sometimes under phase-in schedules that require only a portion of a manufacturer’s fleet to comply in the early years of the phase-in). These include an amendment to the side impact protection requirements that added several new tests and performance requirements (FMVSS No. 214), an amendment to the roof crush resistance requirements (FMVSS No. 216), and an amendment to the head restraint requirements (2FMVSS No. 202a). In addition, the NHTSA recently proposed to adopt a new FMVSS that would require all light vehicles to be equipped with a rear-mounted video camera and an in-vehicle visual display. Compliance with these new requirements, as well as other possible prospective NHTSA requirements, is likely to be difficult and/or costly.

Requirements in Other Regions.   We are subject to certain safety standards and recall regulations in the markets outside the U.S. in which we operate. Foreign safety standards often have the same purpose as the U.S. standards, but they may differ in their requirements and test procedures. From time to time, other countries adopt safety requirements that are more stringent than U.S. standards. The EU and many other countries require “type approval” by a government agency before a vehicle can be sold, while the U.S. and Canada require “self-certification” by the manufacturer.

Environmental Regulation of Manufacturing Operations

We operate manufacturing facilities and other facilities, primarily in the U.S., Canada and Mexico, that are subject to a multitude of federal, state/provincial and local environmental protection laws, including those that govern air emissions, water discharges, hazardous substance handling, storage and use, waste generation, management and disposal, remediation of site contamination, odor and noise. These requirements impose various operating permit, data collection and reporting requirements.

A variety of air, water and waste regulations are the subject of litigation and rulemaking procedures that might result in potential modifications to the rules, including, in the U.S., the “Boiler MACT” (maximum achievable control technology) and CISWI (commercial and industrial solid waste incinerator) rules, the definition of “solid waste,” and the ozone and particulate National Ambient Air Quality Standards, among others. Additionally, new and existing regulations of nitrogen dioxide (NOx) in the U.S. and Canada impose local air quality limits on the emissions from manufacturing facilities that continually must be managed, and can impact expansion activities.

As a result of the federal vehicle GHG standards that came into effect in January 2011, carbon dioxide and other GHGs were deemed to be pollutants subject to regulation under the Clean Air Act. Consequently, in May 2010, EPA issued a rule that phases in new requirements for operating permits beginning in 2011 for facilities based on annual emissions of GHGs. The rule tailors the application of two operating permit programs, the PSD (prevention of significant deterioration) program and the Title V program, to facilities based on their emissions level, industrial category, and current permit status. EPA has issued further rulemaking and guidance on the requirement, though questions still remain on rules regarding the use the “best available control technology” and other matters. These new requirements will apply to most of our U.S. manufacturing facilities and may require us to install additional pollution control equipment and/or change operating processes.

We expect to spend an aggregate of approximately $24 million in the 2012-2013 period for pollution control equipment and other capital expenditures at our North American facilities in connection with stationary source standards for controlling air and water pollution and hazardous waste. We expect environmental requirements applicable to our industry to become more stringent over time, and potentially significant expenditures could be required to comply with environmental requirements that may be adopted or imposed in the future.

On June 10, 2009, we purchased certain facilities (land and buildings) from Old Carco in the 363 Transaction. Old Carco retained all liabilities arising under the federal Comprehensive Environmental Response, Compensation and Liability Act, or under any analogous state law, with respect to those facilities. We licensed some of the facilities that we did not purchase from Old Carco for limited periods, all of which concluded as of April 2011. We did not assume pre-bankruptcy environmental liabilities with respect to those licensed facilities, though we remain responsible for our own activities at those facilities during the license period. We were required to remove any excess materials and waste generated by our operations.

Employees

The following table summarizes the number of our salaried and hourly employees at the respective period ends:

	As of September 30, 2011	As of December 31,
Employees		2010	2009	2008(1)(2)	2007(1)(2)	2006(1)
Salaried.	15,604	13,706	12,405	12,951	19,096	21,507

Hourly	39,214	37,917	34,921	39,240	54,190	58,760

Total	54,818	51,623	47,326	52,191	73,286	80,267

(1)	Chrysler Group began operations on June 10, 2009. The table includes employees of Old Carco at December 31, 2008, 2007 and 2006.
(2)	Old Carco reduced its workforce in 2008 by approximately 29 percent, primarily through voluntary separations and early retirement programs.

The increase in our salaried workforce in 2010 and 2011 is attributable largely to our increased hiring of engineers and other research and development employees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Year Ended December 31, 2010 compared to the period from June 10, 2009 to December 31, 2009 – Chrysler Group – Research and Development Expenses.”

In the U.S. and Canada, most of our hourly employees and approximately one-quarter of our salaried employees are represented by unions under collective bargaining agreements. The UAW and the CAW represent substantially all of these employees in the U.S. and Canada, respectively.

The collective bargaining agreements with the UAW and the CAW were amended in 2009 in connection with the 363 Transaction in order to achieve hourly employee labor costs comparable to those of transplant automotive manufacturers (specifically, employees of Nissan Motor Company, Toyota Motor Corporation, or American Honda Motor Company employed in the U.S.) through:

•

Compensation Reductions – including wages and benefits, so that the average total amount of compensation, per hour and per person, paid to our employees is an amount that is competitive with the average total amount of such compensation paid per hour and per person by the transplant automotive manufacturers to their employees.

•

Severance rationalization – eliminating the payment of any compensation or benefits to UAW-represented employees who have been fired, laid-off, furloughed, or idled, other than customary severance pay, including the elimination of the employment security system commonly known as the “Jobs Bank.”

•	Work Rules – Application of work rules in a manner that is competitive with the work rules for employees of the transplant automotive manufacturers.

We successfully negotiated a new four-year national agreement ratified by the UAW in October 2011. The provisions of this new agreement, which cover 26,000 hourly and salaried employees, continued many of the concessions achieved through the 2009 amendments, but also includes certain opportunities for success-based compensation. Specifically, the new agreement includes a $3,500 per employee ratification bonus, $1,750 of which was paid in November 2011 and $1,750 of which is payable upon our achievement of a financial milestone. The agreement also includes potential performance and quality bonuses of up to $4,000 per employee over the contract period, with the potential of up to an additional $1,000 per employee paid annually based on our achievement of certain metrics. Finally, the new agreement provides UAW-represented employees with a simplified profit sharing plan that is directly aligned with our profitability.

Our collective bargaining agreement with the CAW expires in September 2012.

Cyclical Nature of Business

As is typical in the automobile industry, our vehicle sales are highly sensitive to general economic conditions, availability of affordably priced financing for dealers and retail customers and other external factors, including fuel prices, and as a result may vary substantially from quarter to quarter and year to year. Retail customers tend to delay the purchase of a new vehicle when disposable income and consumer confidence are low. These economic indicators were significantly depressed during 2008 and 2009, and have shown only a modest and uneven recovery during 2010 and 2011. In addition, our vehicle production volume and related revenues may vary from month to month, sometimes due to plant shutdowns, which may occur for several reasons, including production changes from one model year to the next. These model year changeovers were once concentrated in the summer of each year, but now tend to occur throughout the year. Plant shutdowns, whether associated with model year changeovers or other factors, such as temporary supplier interruptions, can have an impact on our revenues and a negative impact on our working capital as we continue to pay suppliers under standard contract terms while we do not receive proceeds from vehicle sales.

Legal Proceedings

Various legal proceedings, claims and governmental investigations are pending against the Company on a wide range of topics, including vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including air bags, seats, seat belts, brakes, ball joints, transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death, and in some cases include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require us to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

Properties

At September 30, 2011, we owned 33 manufacturing facilities, of which 22 were located in the U.S., 4 in Canada, 6 in Mexico and 1 in South America. These manufacturing facilities primarily include vehicle assembly plants, powertrain plants, and metal stamping plants. Manufacturing facilities in the U.S. are primarily located in Michigan, Illinois, Indiana, and Ohio. We own our principal engineering and research facilities and general offices, which are located in Auburn Hills, Michigan and include approximately 5.3 million square feet on 465 acres, including our 4.8 million square foot technology center.

We own proving grounds located in Michigan and Arizona, which allow us to test vehicle performance and safety in a wide variety of environments. We operate several parts distribution facilities primarily located in the U.S., Canada and Mexico. These locations facilitate the distribution of service and accessory parts to the dealer network and include a combination of owned and leased facilities.

We own or lease various dealership and vehicle storage properties in the U.S., Canada and Japan, which we in turn lease to our dealers. Our warehouses and sales offices are primarily leased and are located in various states throughout the U.S. and in Mexico, Canada and other international locations.

Our principal engineering and research facilities and general offices are encumbered by a mortgage given to secure the Auburn Hills Headquarters Loan. Our owned facilities and principal properties located in the U.S. are encumbered by mortgages given to secure our obligations under our Senior Credit Facilities and the notes. Our Saltillo truck plant and engineering lab in Mexico are pledged as collateral to secure the Mexican Development Banks Credit Facility.

We believe that our properties are suitable and adequate for the manufacture, assembly, distribution and sale of our products. As part of our strategic planning and operations, we monitor our production capacity in relation to developing and anticipated industry changes and market conditions. We also adjust our capacity by selling, expanding or downsizing various production facilities or by adding or eliminating shifts, subject to restrictions contained in our collective bargaining agreements with unions.

MANAGEMENT

Directors of Chrysler Group

The names and ages, as of December 16, 2011, and certain background information relating to our directors are set forth below:

Sergio Marchionne

Age	59

Director since	June 2009

Term Expires	June 10, 2012

Principal Occupation	Chief Executive Officer, Chief Operating Officer and President of Chrysler Group LLC and Chief Executive Officer of Fiat S.p.A. Mr. Marchionne leads Fiat S.p.A.’s Group Executive Council, and is Chief Operating Officer of its NAFTA region since September 2011.

Recent Business Experience

Mr. Marchionne serves as Chief Executive Officer of Fiat Group Automobiles S.p.A. and has held that role since February 2005. Prior to joining Fiat, Mr. Marchionne served as Chief Executive Officer of SGS SA, Chief Executive Officer of the Lonza Group Ltd., and Chief Executive Officer of Alusuisse Lonza (Algroup). He also served as Vice President of Legal and Corporate Development and Chief Financial Officer of the Lawson Group after serving as Vice President of Finance and Chief Financial Officer of Acklands Ltd. and Executive Vice President of Glenex Industries. Mr. Marchionne holds a Bachelor of Laws from Osgoode Hall Law School at York University in Toronto, Canada and a Master of Business Administration from the University of Windsor, Canada. Mr. Marchionne also holds a Bachelor of Arts with a major in Philosophy and minor in Economics from the University of Toronto.

Mr. Marchionne’s extensive experience at Fiat provides the Board with expertise in the automotive industry, especially with respect to the cost discipline and collaboration strategies with Fiat needed to achieve our Company’s business plan. In September 2011, Mr. Marchionne was elected Chairman of our Board.

Outside Directorships

Mr. Marchionne serves on the Board of Directors of Philip Morris International Inc. and as Chairman of SGS SA headquartered in Geneva. Additionally, Mr. Marchionne serves as Chairman of Fiat Industrial S.p.A. and as a director of Exor S.p.A., a shareholder of Fiat and Fiat Industrial. Mr. Marchionne also serves as a director of certain Fiat and Fiat Industrial affiliates. He is the President-elect of ACEA (European Automobile Manufacturers Association) for 2012, a member of the General Council of Confindustria (the employers association of Italy) and of Assonime (the association of Italian joint stock companies). Mr. Marchionne previously served as appointed non-executive Vice Chairman and Senior Independent Director of UBS AG.

Arrangements	Mr. Marchionne was appointed as a director by Fiat in accordance with the terms of the LLC Operating Agreement.

Alfredo Altavilla

Age	48

Director since	June 2009

Term Expires	June 10, 2012

Principal Occupation

Chief Executive Officer of Iveco S.p.A. and Executive Vice President of Corporate Development for Fiat S.p.A. Since September 2011, Mr. Altavilla has served as the Business Development lead for Fiat S.p.A.’s GEC.

Recent Business Experience

Mr. Altavilla has served as Executive Vice President of Corporate Development for Fiat since 2009, after serving as Senior Vice President of Business Development for Fiat Group Automobiles S.p.A during the prior five years. In addition, Mr. Altavilla served as Chief Executive Officer of Fiat Powertrain Technologies S.p.A. for five years beginning in 2006. Mr. Altavilla has also served as Chief Executive Officer of Turk Otomobil Fabrikasi A.S., a Fiat joint venture with Koç Group in Turkey. Mr. Altavilla holds a bachelor degree in Economics from La Cattolica University in Milan, Italy.

Mr. Altavilla’s broad experience in negotiating and managing international industrial alliances and joint ventures and his management experience in the automotive industry provide the Board with an unique executive and technical perspective on implementation of the Company’s business plans in leveraging the Fiat alliance.

Outside Directorships	Mr. Altavilla has served and continues to serve as a director of various Fiat and Fiat Industrial affiliates.

Arrangements	Mr. Altavilla was appointed as a director by Fiat in accordance with the terms of the LLC Operating Agreement.

James J. Blanchard

Age	69

Director since	July 2009

Term Expires	June 10, 2012

Principal Occupation	Partner and Co-Chairman, Government Affairs Practice Group at DLA Piper

Recent Business Experience

Governor Blanchard has served as the U.S. ambassador to Canada and was elected to two terms as Governor of the State of Michigan and four terms as a member of the U.S. House of Representatives. As a member of Congress, he sponsored the successful Chrysler Loan Guarantee Act of 1980 and served as Chairman of the Sub-Committee on Economic Stabilization. He was also Assistant Attorney General of Michigan. Governor Blanchard has a Bachelor of Arts in Social Science and a Masters of Business Administration from Michigan State University, as well as a Juris Doctor from the University of Minnesota Law School.

Governor Blanchard’s experience as Governor of Michigan and member of the U.S. House of Representatives provides the Board with familiarity with labor and public policy issues relevant to the U.S. automotive industry.

Outside Directorships	Governor Blanchard currently serves on the Board of Enbridge Inc., as well as on the Board of Directors of the Foundation for the National Archives. Governor Blanchard is also the Chairman of the Board of Trustees of the Meridian International Center, a leading non-profit public diplomacy institute in Washington, D.C. Governor Blanchard is also Co-Chair of the Canada-United States Law Institute.

Arrangements	Governor Blanchard was appointed as a director by the VEBA Trust with the consent of the UAW in accordance with the terms of the LLC Operating Agreement.

Léo W. Houle

Age	64

Director since	September 2011

Term Expires	June 10, 2012

Principal Occupation	Retired

Recent Business experience

Mr. Houle served as Chief Talent Officer of BCE Inc. and Bell Canada, Canada’s largest communications company, from June 2001 to July 2008. Prior to joining BCE and Bell Canada, Mr. Houle was Senior Vice-President, Corporate Human Resources of Algroup Ltd., a Swiss-based diversified industrial company. From 1966 to 1987, Houle held various managerial positions with the Bank of Montreal, the last of which was Senior Manager, Human Resources Administration Centers. In 1987, he joined the Lawson Mardon Group Limited and served as Group Vice-President, Human Resources until 1994 when Algroup Ltd. acquired Lawson Mardon Group, at which time he was appointed Head of Human Resources for the packaging division of Algroup and in 1997 Head of Corporate Human Resources of Algroup, Ltd.

Mr. Houle completed his studies at the College St-Jean in Edmonton, attended the Executive Development Program in Human Resources at the University of Western Ontario in 1987 and holds the designation of Certified Human Resources Professional (CHRP) from the Province of Ontario.

Mr. Houle’s broad experience in talent acquisition and employee development, as well as his management experience in a variety of industries, including manufacturing, provide the Board with valuable input on leveraging the Fiat alliance.

Outside Directorships	In 2006, Mr. Houle was elected a director of CNH Global N.V., a world leader in the agricultural and construction equipment businesses that is a majority-owned subsidiary of Fiat Industrial S.p.A.

Arrangements	Mr. Houle was appointed as a director by Fiat in accordance with the terms of the LLC Operating Agreement.

John B. Lanaway

Age	61

Director since	September 2011

Term Expires	June 10, 2012

Principal Occupation	Consultant and Director

Recent Business experience

Mr. Lanaway served as Executive Vice President and Chief Financial Officer, North America, of McCann Erickson North America, one of the largest marketing communications networks in the world, from November 2007 until June 2011. From January 2001 to November 2007, he held similar positions at Ogilvy North America. Previously, he has held the positions of Chief Financial Officer and Senior Vice President at Geac Computer Corporation Limited from 1999 to 2001; Chief Financial Officer of Algorithmics Incorporated from 1997 to 1999; and Senior Vice President and Chief Financial Officer at Spar Aerospace from 1995 to 1996. From 1985 to 1995, Mr. Lanaway held various positions with Lawson Mardon Group Limited, including Sector Vice President, Labels North America from 1993 to 1995; Group Vice President and Chief Financial Officer from 1989 to 1992; General Manager, Lawson Mardon

Graphics from 1988 to 1989; and Vice President, Financial Reporting and Control from 1985 to 1987. At Deloitte & Touche, he served as Client Service Partner from 1980 to 1985 and as Student-Staff Accountant-Supervisor-Manager from 1971 to 1980. Mr. Lanaway graduated from the Institute of Chartered Accountants of Ontario, C.A. and has a Bachelor of Arts degree from the University of Toronto.

Mr. Lanaway’s broad experience in finance and management in a variety of industries, including manufacturing, provide the Board with a very relevant strategic and financial perspective on implementation of the Company’s business plans.

Outside Directorships	In 2006, Lanaway was elected a director of CNH Global N.V., a world leader in the agricultural and construction equipment businesses that is a majority-owned subsidiary of Fiat Industrial S.p.A.

Arrangements	Mr. Lanaway was appointed as a director by Fiat in accordance with the terms of the LLC Operating Agreement.

Douglas M. Steenland

Age	60

Director since	July 2009

Term Expires	June 10, 2012

Principal Occupation	Retired

Recent Business Experience

Mr. Steenland served as the Chief Executive Officer and President of Northwest Airlines Corporation from 2004 to 2008 when Northwest merged with Delta Air Lines. While CEO, he oversaw the voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code of Northwest in 2005 and its emergence from bankruptcy protection in 2007. Before becoming CEO in 2004, Mr. Steenland held a variety of positions at Northwest including President, Executive Vice President and Chief Corporate Officer, and General Counsel. Prior to joining Northwest, Mr. Steenland worked as a Senior Partner in the Washington D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand (now part of DLA Piper). Mr. Steenland also currently serves as a Senior Advisor to the Blackstone Group. Mr. Steenland holds a Bachelor’s Degree in history from Calvin College (Michigan) and a Juris Doctor from George Washington University Law School.

Mr. Steenland’s experience in the transportation industry, as well as his particular experience in leading a major airline through and following bankruptcy restructuring, provide the Board with valuable experience in global management and corporate restructuring.

Outside Directorships

Mr. Steenland serves on the boards of several public companies, including American International Group Inc. and its subsidiary International Lease Finance Corporation, Digital River, Inc. and Travelport Limited. Mr. Steenland also serves on the boards of Hilton Worldwide and Performance Food Group. Mr. Steenland previously served on the boards of Delta Air Lines Inc. and Northwest Airlines Corporation.

Arrangements	Mr. Steenland was initially appointed as a director by the U.S. Treasury in accordance with the terms of the LLC Operating Agreement. Mr. Steenland was subsequently reappointed as a director by a committee of the independent directors of the Board in accordance with the terms of the LLC Operating Agreement.

Ronald L. Thompson

Age	62

Director since	July 2009

Term Expires	June 10, 2012

Principal Occupation	Retired

Recent Business Experience

Until 2005, Mr. Thompson owned and operated the Midwest Stamping Company of Maumee, Ohio, a manufacturer of medium and heavy gauge metal components for the automotive market. Mr. Thompson was a faculty member at Old Dominion University, Virginia State University and the University of Michigan. Mr. Thompson holds a Bachelor of Business Administration from the University of Michigan, and a Master of Science and a Ph.D. in Agricultural Economics from Michigan State University.

Mr. Thompson’s breadth of experience in leading industrial and financial companies, as well as his background serving on various board of directors, provide the Board with valuable corporate governance, oversight and industry experience, including restructuring. Mr. Thompson serves as our Lead Director.

Outside Directorships	Mr. Thompson serves as Chairman of the Board of Trustees for Teachers Insurance and Annuity Association, as a Member of the Board of Trustees of Washington University in St. Louis and as a member of the Advisory Board of Plymouth Venture Partners II Fund. Mr. Thompson has additionally served on the boards of Ralston Purina Company, McDonnell Douglas Corporation, Commerce Bank of St. Louis, GR Group (U.S.), Illinova Corporation, Interstate Bakeries Corporation, Midwest Stamping Company and Ryerson Tull, Inc. He was also a member of the Board of Directors of the National Association of Manufacturers.

Arrangements

Mr. Thompson was initially appointed as a director by the U.S. Treasury in accordance with the terms of the LLC Operating Agreement. Mr. Thompson was subsequently reappointed as a director by a committee of the independent directors of the Board in accordance with the terms of the LLC Operating Agreement.

Stephen M. Wolf

Age	70

Director since	July 2009

Term Expires	June 10, 2012

Principal Occupation	Managing Partner of Alpilles LLC

Recent Business Experience

Mr. Wolf has served as Managing Partner of Alpilles LLC, a private investment company, since 2003. He has previously served as Chairman and Chief Executive Officer of US Airways Group, Inc. and US Airways, Inc. and oversaw the voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code of U.S. Airways Group, Inc. in 2002 and its emergence from bankruptcy protection under a plan of reorganization in 2003. Before joining US Airways, Mr. Wolf was Senior Advisor to the investment banking firm Lazard Frères & Co. LLC. Other prior roles include

Chairman and Chief Executive Officer of UAL Corporation and United Airlines Inc., Chairman and Chief Executive Officer of Tiger International, Inc. and The Flying Tiger Line, Inc., President and Chief Executive Officer of Republic Airlines and President and Chief Operating Officer of Continental Airlines. Mr. Wolf holds a bachelor’s degree in sociology from San Francisco State University.

Mr. Wolf’s experience in the transportation and finance industries, as well as his particular experience in leading a major airline through and following bankruptcy restructuring, provide the Board with valuable experience in global management and corporate restructuring.

Outside Directorships	Mr. Wolf serves as a member of the Board of Directors of Philip Morris International and Chairman of the Board of R. R. Donnelley & Sons Company. Mr. Wolf also serves as Chairman of the Advisory Board of Trilantic Capital Partners, previously Lehman Brothers Merchant Banking. Mr. Wolf had served as Chairman of Lehman Brothers Private Equity Advisory Board.

Arrangements	Mr. Wolf was appointed as a director by Fiat in accordance with the terms of the LLC Operating Agreement.

Executive Officers of Chrysler Group

The names and ages, as of December 16, 2011, of our executive officers and their positions and offices are as follows:

Name (Age)	Chrysler Group LLC position (and date of initial election)	Other principal positions held during the past five years
Sergio Marchionne (59)	Chief Executive Officer, Chief Operating Officer and President (2009)	See Directors, above
Richard K. Palmer (45)	Senior Vice President and Chief Financial Officer (2009)

•   Chief Financial Officer of Fiat S.p.A. (2011)

•   Chief Financial Officer of Fiat North America LLC (2009)

•   Chief Financial Officer of Fiat Group Automobiles S.p.A. (2006)

•   Chief Financial Officer of Iveco S.p.A. (2005)

Holly E. Leese (56)	Senior Vice President, General Counsel and Secretary (2009)	• Senior Vice President, General Counsel and Secretary of Chrysler LLC (2008) • Assistant General Counsel and Assistant Secretary of Chrysler LLC (1998)
Nancy A. Rae (55)	Senior Vice President – Human Resources (2009)	• Senior Vice President – Human Resources of Chrysler LLC (2000)
Michael Manley (47)	Senior Vice President - International and Head of Jeep Brand (2009)

•   Chief Operating Officer – APAC region of Fiat S.p.A. (2011)

•   Executive Vice President – International Sales and Global Product Planning Operations of Chrysler LLC (2008)

•   Executive Vice President – International Sales, Marketing and Business Development of Chrysler LLC (2007)

•   Vice President – Sales Strategy and Dealer Operations of Chrysler LLC (2006)

•   Vice President – Dealer Operations of Chrysler LLC (2003)

Directors and Executive Officers of the Co-Issuer

The directors of CG Co-Issuer Inc. are Richard K. Palmer and Holly E. Leese. Richard K. Palmer is the President and Holly E. Leese is the Secretary of CG Co-Issuer Inc. For a description of Mr. Palmer’s and Ms. Leese’s background, see “–Executive Officers of Chrysler Group.”

Family Relationships

No family relationships exist among any of our or the Co-Issuer’s directors or executive officers.

Limited Liability Company Operating Agreement

Our LLC Operating Agreement, to which all of our members are parties, governs the rights and privileges associated with the Class A and Class B Membership Interests we have issued to our members (which we refer to in this prospectus collectively as membership interests), arrangements for the possible issuance of additional membership interests in certain circumstances, distributions to holders of our membership interests, management and oversight of our business and operations, restrictions on transferability of membership interests and the reporting of financial and other information to our members.

Management of the Company

Under the terms of our LLC Operating Agreement, we are managed by a Board of Directors which has exclusive and complete authority and discretion to manage our operations and affairs and to make all decisions regarding our business. Any action authorized by the Board will constitute an act of ours and serve to bind us. Authorized actions by the Board require an affirmative vote of a majority of the directors present at a meeting at which at least a quorum is present.

Board of Directors

Under the LLC Operating Agreement, we are managed under the oversight and direction of our Board, which currently consists of eight members, six of whom meet the requirements for independence under the listing rules of the New York Stock Exchange. Our Board is required to include at least three independent directors. If Fiat were to hold less than a majority interest in us, the Board would be required to have a majority of independent directors.

Fiat. Fiat has the right to appoint five directors while it holds a majority interest. If Fiat’s ownership interest in us were to diminish such that it owned less than a majority ownership interest in us, its rights to designate directors would be modified accordingly. As long as Fiat’s ownership interest equals or exceeds 35 percent, but is less than a majority, it may continue to designate four directors, and Fiat may continue to designate three directors if it owns less than 35 but at least 20 percent of Chrysler Group.

VEBA Trust. For so long as the VEBA Trust or its wholly-owned subsidiaries retain an ownership interest of 15 percent or more, it may designate one director, whose appointment is also subject to the prior written consent of the UAW.

Both Fiat and the VEBA Trust shall each cause its appointed directors to resign or be removed in accordance with these designation rights should there be a change in either member’s ownership status below these thresholds.

If we have a vacancy in our Board because of the death, resignation or removal of a director designated as described above, or because a director’s term of office has expired, that vacancy will be filled by the member who originally designated such director. If such member is no longer entitled to designate the director, or if the director was originally appointed by the independent directors, the vacancy shall be filled by a Board committee comprised solely of independent directors.

The terms of all the directors expire in June 2012. Subsequently, all of our directors may be reappointed for terms not to exceed one year. Directors may serve an unlimited number of consecutive terms, and shall hold office until a successor is duly elected, or if earlier, until death, resignation or removal from office. We are required to hold meetings of our Board at least four times during each 12 month period and once during each three-month period. Special Board meetings may be called at the request of our Chairman or any two directors. The presence of a majority of the voting authority of the Board, including one director appointed by each of Fiat and the VEBA Trust (so long as such member is entitled to appoint a director), is necessary to constitute a quorum. The Board may also act by unanimous written consent in lieu of a meeting.

Fiat Rights

Fiat has certain special rights under the LLC Operating Agreement which reflect Fiat’s special role as our industrial partner.

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Management.  In addition to its Board appointment rights, Fiat has the right to appoint an independent director to our Audit Committee and Compensation Committee. In addition, for as long as Fiat’s ownership interest in us is at least 20 percent, the appointment of our Chief Executive Officer requires Fiat’s prior consent.

•

Major Decisions:  A number of significant matters require approval by the affirmative vote of a majority of our Board, which for so long as Fiat holds at least a 20 percent ownership interest in us, must include the affirmative vote of at least one director selected by Fiat. As long as Fiat holds a majority interest in us, certain of these matters also require the consent of the VEBA Trust to the extent that such a decision would adversely affect the VEBA Trust in a manner disproportionate to Fiat. These “major decisions” are:

•	an initial public offering;

•	any amendment to the LLC Operating Agreement or our other organizational documents;

•	any merger, business combination, consolidation, corporate reorganization or any transaction constituting a change of control of us;

•	any sale, transfer or other disposition of a substantial portion of our assets (together with our subsidiaries, as a whole);

•	a material change in our business purpose;

•	an opening or re-opening of a major production facility;

•	any capital expenditure, investment or commitment (or series of related expenditures, investments or commitments) by us in excess of $250 million;

•	any liquidation proceeding involving us; and

•	any proposal or action by us that is not in accordance with our business plan and/or annual operating budget.

Directors’ Duties

Our directors and officers, in the performance of their duties owe to us and our members duties of loyalty and due care of the type owed under law by directors and officers of a business corporation incorporated under the Delaware General Corporation Law, except that the doctrine of corporate opportunity or any analogous doctrine does not apply to the directors and that, other than in connection with matters as to which a director or the persons that elected such director may have a conflict of interest, no director and no person that elected such director shall have any duty to disclose to us confidential information in such director’s or person’s possession even if it is material and relevant information to us and/or the Board and neither such director nor such person shall be liable to us or our members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a director or person that has the right to designate such director by reason of such lack of disclosure of such confidential information.

We have agreed to indemnify and hold harmless our directors, officers and employees from liability incurred in connection with any proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests to the fullest extent permitted by Delaware law. Our indemnification obligation to officers and directors survives termination of the LLC Operating Agreement.

Rights and Duties of Members

Members have no right to take part in our management or operation other than through the Board, nor may a member take action on behalf of us without the prior written approval of our Board. Except as required by law, members are not entitled to any rights of dissent or appraisal rights with respect to any transaction which we may undertake.

Meetings of our members may be called at any time by two directors, our Chairman of the Board or our Chief Executive Officer. Written notice must be given not less than 10 nor more than 30 business days before the meeting. The presence of holders of a majority of outstanding voting membership interests, present in person or represented by proxy, shall constitute a quorum; provided that the presence of Fiat is required for a quorum. Any action that may be taken at any meeting of members may be taken without a meeting by the written consent of the members holding outstanding voting membership interests sufficient to approve such action. In general, the affirmative vote of the holders of a majority of our membership interests is required to:

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Redeem, purchase or otherwise acquire any of our membership interests, except for the repurchase of membership interests from employees, officers, directors, consultants or other persons performing services that were issued membership interests pursuant to an employment or other agreement, or an equity or similar plan under which we have the option or obligation to repurchase such interests;

•

Authorize any new class of membership interests, increase the size of any class of membership interests or issue any new membership interests, other than those authorized to be issued under the LLC Operating Agreement;

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Adopt an equity or similar plan or issue Membership Interests to directors, officers, employees or consultants primarily for compensatory purposes except pursuant to an option approved by a majority of the Membership Interests then outstanding; and

•	Change our independent auditors or materially change our accounting policies.

Ownership

Subject to certain specific exceptions, the rights and privileges of the Class A and Class B Membership Interests are identical. The Class B Membership Interests originally represented a 20 percent ownership interest which we and our members agreed would be subject to increase in certain circumstances, which we refer to as the Class B Events. In particular, we had agreed that upon the occurrence of each of the Class B Events, the ownership interest held by Fiat and represented by the Class B Membership Interests would be increased by 5 percent, for an aggregate increase of 15 percent, if all three Class B Events occurred. The Class B Events are as follows:

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Technology Event: Regulatory approval to produce an engine in the U.S. based on Fiat’s Fully Integrated Robotised Engine, or FIRE, family (or another engine agreed to by Fiat and the U.S. Treasury) and our irrevocable commit to begin commercial production of the engine;

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Distribution Event: Our (i) achievement of cumulative revenues following June 10, 2009 of $1.5 billion or more attributable to sales outside of Canada, Mexico and the U.S., (ii) execution of distribution agreement term sheets covering (A) at least 90 percent of Fiat’s automobile dealers in the European Union and providing for pooling of our vehicle fleets for EU CO2 emissions compliance and (B) at least 90 percent of Fiat’s automobile dealers in Brazil, in each case pursuant to which such dealers will have the right to carry one or more Chrysler Group products and (iii) execution of a technology license agreement that compensates us for use of our technology by Fiat outside of Canada, Mexico and the U.S.; and

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Ecological Event: Regulatory approval for an automobile based on a Fiat platform or vehicle technology that has a fuel efficiency rating of at least 40 combined miles per gallon and our irrevocable commitment to begin assembly in commercial quantities in the U.S.

We are obligated to make commercially reasonable efforts to encourage, facilitate and promote the completion of these Class B Events in a timely and efficient manner, including by providing funding, headcount and other resources needed to achieve them. As a result of the occurrence of the Technology Event and the Distribution Event, the ownership interest represented by Fiat’s Class B Membership Interests increased to 25 percent in January 2011 and to 30 percent in April 2011.

As part of the refinancing transactions in May 2011, Fiat exercised in full its incremental equity call option to acquire an additional 16 percent fully diluted ownership interest in us pursuant to the terms of our LLC Operating Agreement. Upon the closing of the incremental equity call option exercise, we received the entire exercise price of $1,268 million in cash, increasing our contributed capital by that amount, and issued new membership interests to Fiat, increasing Fiat’s aggregate fully-diluted ownership interest by 16 percent.

On July 21, 2011, Fiat acquired beneficial ownership of the membership interests in the Company held by the U.S. Treasury and Canada CH. Fiat acquired 98,461 Class A Membership Interests in the Company from the U.S. Treasury, representing approximately 6 percent of the fully-diluted ownership interest in the Company for cash consideration of $500 million. Pursuant to a separate agreement, Fiat paid $125 million in cash to acquire 24,615 Class A Membership Interests in the Company from the Canadian Government, representing approximately 1.5 percent of the fully-diluted ownership interest in the Company.

As a result of these transactions, Fiat became the owner of a majority of the membership interests in the Company. Fiat now holds a 53.5 percent ownership interest in us on a fully diluted basis. Upon our achievement of the third and final Class B Event, Fiat will obtain an additional 5 percent ownership interest in the Company. Taking into account the effects of dilution from the Class B Event, Fiat will then own 58.5 percent of our outstanding equity.

On July 21, 2011, Fiat also agreed to acquire the U.S. Treasury’s rights under the equity recapture agreement between the U.S. Treasury and the VEBA Trust for $75 million, of which $15 million was paid to the Canadian Government pursuant to a separate arrangement between the U.S. Treasury and the Canadian Government. The equity recapture agreement provides rights to the economic benefit associated with the membership interests held by the VEBA Trust in excess of a threshold amount of $4.25 billion plus 9 percent per annum from January 1, 2010. Once the VEBA Trust receives proceeds in such amount, any additional proceeds payable to the VEBA Trust and any membership interests retained by the VEBA Trust are to be transferred to Fiat for no further consideration. Fiat may also terminate the equity recapture agreement and acquire the membership interests retained by the VEBA Trust by paying an amount equal to the then-current specified threshold less any proceeds previously received by the VEBA Trust from its membership interests in us. The rights under the equity recapture agreement do not affect Fiat’s rights under the VEBA call option described below.

Upon acquiring the U.S. Treasury and Canadian Government’s Class A Membership Interests in the Company, Fiat became the majority holder of our outstanding equity interests and now has the right to appoint a majority of our Board of Directors. In September 2011, Fiat exercised its right to appoint a fourth and fifth director to our Board.

If the remaining Class B Event does not occur by January 1, 2013 (and Fiat does not exercise the alternative call option described below) the corresponding increase in the ownership interest represented by the Class B Membership Interests will not be made. At that time, or earlier upon the consummation of an initial public offering by Chrysler Group, or the Chrysler Group IPO, the Class B Membership Interests will convert to Class A Membership Interests at the then-existing percentage ownership interest representing the Class B Membership Interests.

Further, there are no contractual or other limitations on Fiat’s ownership interest in us. Fiat may acquire additional membership interests, at any time and from time to time, including through the exercise of an option it holds on certain membership interests held by the VEBA Trust. If Fiat exercised this option in full after it has also achieved the final Class B Event, its ownership could exceed 70 percent. Fiat may also dispose of its membership interests at any time and from time to time. Since Fiat can appoint a majority of our Board, it may be able to direct the timing of certain events, including the timing of any potential public offering of our securities.

Issuance and Transfer of Membership Interests

In addition to the potential that Fiat’s ownership interest may increase by up to an additional 5 percent upon the occurrence of the remaining Class B Event, we and certain of our members have entered into a number of other arrangements that may affect the ownership of our membership interests. These include a call option we granted to Fiat under the LLC Operating Agreement, a call option agreement between Fiat and the VEBA Trust and preemptive rights under the LLC Operating Agreement.

Alternative Call Option from Chrysler Group

At any time prior to June 30, 2016, Fiat may acquire additional Class A Membership Interests in lieu of the interests to be acquired for the third Class B Event if such event has not yet occurred. Fiat’s exercise of this alternative call option would increase Fiat’s total interest by 5 percent.

The price of the membership interests acquired in connection with the exercise of the alternative call option will depend on whether or not we have completed a Chrysler Group IPO at the time the option is exercised. If a Chrysler Group IPO has not occurred, the exercise price for both of these options is determined using a defined market-based multiple, not to exceed Fiat’s multiple, applied to our reported EBITDA for the most recent four quarters less our net industrial debt. If exercised contemporaneously with a Chrysler Group IPO, the exercise price for both options will be equal to the initial public offering price. Subsequent to a Chrysler Group IPO, the exercise price is determined by reference to a volume-weighted average price per share of our common stock. In any of the scenarios described above, Fiat’s ownership interest will dilute the VEBA Trust’s ownership interests.

VEBA Trust Call Option

The VEBA Trust has granted Fiat a call option on a portion of the Class A Membership Interests held by the VEBA Trust. This call option has the same pricing terms as the call options under the LLC Operating Agreement. It is exercisable from July 1, 2012 to June 30, 2016, provided that it covers 40 percent of the membership interests originally issued to the VEBA Trust and may be exercised for no more than 8 percent of such membership interests in any six month period.

Transferability

In addition to the right of Fiat to acquire the membership interests of the VEBA Trust pursuant to the call option agreement or the equity recapture agreement, permitted transfers by our members include the following:

•	Either member may transfer its membership interests in connection with a Chrysler Group IPO, preemptive rights or the exercise of registration rights; and

•	Either member may transfer its membership interests to one of its own Controlled Affiliates, as defined in the LLC Operating Agreement.

Fiat must surrender its membership interests in Chrysler Group if we are the terminating party of the master industrial agreement or if Fiat exercises its right to terminate the master industrial agreement and such termination occurs prior to the earlier of the date that the third Class B Event is achieved or June 10, 2013. See “Certain Relationships and Related Party Transactions.” The VEBA Trust may resign prior to the dissolution of Chrysler Group only upon the assignment of the entirety of its membership interests.

If the VEBA Trust seeks to transfer its membership interests, it must provide notice to Fiat and Fiat will have an irrevocable non-transferable first option to purchase all or a portion of the offered securities at the same price and on the same terms and conditions as the proposed transfer. If Fiat fails to exercise the first option or exercises the first option in part, the VEBA Trust shall give notice to us. We will have an irrevocable non-transferable option to purchase all or a portion of the remaining offered securities at the same price and on the same terms and conditions as the proposed transfer.

Fiat has granted co-sale rights to the VEBA Trust, which shall have the right to include a number of membership interests in any proposed transfer by Fiat if those members exercise their co-sale rights under the LLC Operating Agreement. If the proposed transferee fails to purchase the VEBA Trust’s offered interests, then Fiat shall not be permitted to make the proposed transfer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation provided to our named executive officers for 2010, our most recently completed fiscal year, is set forth in detail in the 2010 Summary Compensation Table and other tables and the accompanying footnotes and narrative material that follow this section. This section explains the approved compensation for each of our named executive officers in 2010, our compensation structure components and the process for making our 2010 compensation decisions. Our named executive officers for 2010, which consist of those individuals who appear in the 2010 Summary Compensation Table, were Sergio Marchionne, our Chief Executive Officer, Chief Operating Officer and President, Richard Palmer, our Senior Vice President and Chief Financial Officer, Holly Leese, our Senior Vice President, General Counsel and Secretary, Nancy Rae, our Senior Vice President, Human Resources and Michael Manley, our Senior Vice President—International and Head of Jeep Brand. In September 2011, Mr. Marchionne was also appointed Chairman of the Board.

Prior to June 10, 2009, each of Chrysler Group’s named executive officers (other than Messrs. Marchionne and Palmer) was employed and compensated by its predecessor, Old Carco. Pursuant to the terms of the master transaction agreement, employees of Old Carco became employees of Chrysler Group and Chrysler Group assumed certain employee benefit plans, programs, policies and arrangements (and related assets and liabilities) from Old Carco, subject to the condition that such assumed plans, programs, policies and arrangements comply in all respects with EESA, as amended by the American Recovery and Reinvestment Act of 2009, or the ARRA, as it may be amended, and any guidance issued by a regulatory authority thereunder and any other applicable law in effect currently or in the future. With limited exceptions related to contractual retirement benefits, at the time of the 363 Transaction in June 2009, Chrysler Group did not assume any individual agreements (including employment, severance, change in control or retention agreements) with the top 25 most highly compensated employees, including Ms. Leese, Ms. Rae and Mr. Manley.

In addition, in connection with the 363 Transaction and our credit agreements with the U.S. Treasury and the EDC, we agreed to comply with the restrictions on executive privileges and compensation established under section 111 of EESA.

On April 20, 2011 we agreed with the U.S. Treasury that we would only be subject to EESA as long as the U.S. Treasury continued to hold equity in Chrysler Group. On July 21, 2011, the U.S. Treasury sold its Class A membership interests to Fiat and therefore, as of that date, we were no longer bound by the restrictions of EESA. Accordingly, while the TARP compensation restrictions (including oversight by the office of the Special Master for TARP Executive Compensation, or the Special Master) continued to apply to compensation awarded to certain of our employees (including our named executive officers) before July 21, 2011, compensation awarded after that date is not subject to TARP restrictions. We are currently re-evaluating our approach to compensation levels and plans, but have not yet implemented significant changes from our 2010 compensation program.

Our 2010 compensation decisions were guided by EESA and the terms of our credit agreements with our lenders, the U.S. Treasury and EDC. In particular, under these credit agreements, Chrysler Group had agreed:

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to (i) take all necessary action to ensure that specified benefit plans complied in all respects with the EESA and any applicable executive compensation standards, and (ii) not adopt any new specified benefit plan (x) that did not comply with such standards or (y) that did not condition all payments on compliance with the EESA and the applicable executive compensation standards;

•	to forego any deduction for executive compensation in excess of the limits imposed by Section 162(m)(5) of the Internal Revenue Code;

•

to not pay or accrue any bonus or incentive compensation to any of the top 25 most highly compensated employees, except as was permitted under the EESA or the applicable executive compensation standards;

•	to not adopt or maintain any compensation plan that encouraged manipulation of Chrysler Group’s reported earnings to enhance the compensation of any of its employees; and

•	to maintain all restrictions on contributions to specified benefit plans that were in place or initiated as of June 10, 2009.

The EESA, as amended by ARRA, required the Secretary of the U.S. Treasury to establish standards related to executive compensation and corporate governance for financial institutions receiving financial assistance under TARP, or the TARP Compensation Standards, which were issued in June 2009. As an exceptional financial assistance recipient under TARP by virtue of receiving financial assistance under the Automotive Industry Financing Program, Chrysler Group was subject to the TARP Compensation Standards, which imposed strict, legally mandated limits on the structure and amounts of compensation it could pay to its “senior executive officers” and certain other highly compensated employees. The Special Master had the authority to review and approve the amount and form of compensation awarded to our five “senior executive officers” and the next 20 most highly compensated employees for purposes of the TARP Compensation Standards, and to review and determine the form of compensation for the remainder of the Company’s 100 most highly compensated employees.

In 2009, Chrysler Group engaged directly with the Special Master to ensure that the amount and form of compensation awarded would advance Chrysler Group’s long-term interests while complying with both the spirit and substantive requirements of TARP. After extensive discussions with the Special Master regarding executive compensation, this process resulted in our named executive officers receiving a portion of their 2009 total direct compensation in the form of a limited cash salary, and deferred phantom shares and long-term incentives in the form of restricted stock units, both tied to the value of the Class A Membership Interests (on a fully diluted basis after conversion of the Class B Membership Interests). In 2010, we designed our compensation program consistent with the program approved by the Special Master for 2009 and the principles reflected in the TARP Compensation Standards. The 2010 total direct compensation determinations for our five “senior executive officers” and the next 20 most highly compensated employees, which included the named executive officers, were publicly announced by the Special Master in March 2010 and are available at www.treasury.gov.

2010 Compensation Principles

Chrysler Group is committed to designing and implementing responsible compensation practices that allow the Company to attract and retain capable and experienced professionals and motivate them to help the Company achieve long-term growth and appreciation in value. In 2010, these objectives had to be balanced with the covenants in our U.S. Treasury first lien credit agreement and the TARP Compensation Standards that constrained the form and amount of compensation paid to our top employees. The TARP Compensation Standards provided that compensation programs for the Company’s senior employees, including the named executive officers, had to be consistent with the following six principles, which the Company’s Compensation and Leadership Development Committee, or the Compensation Committee, considered when designing the Company’s compensation structure and awarding compensation to our employees:

•	Risk. The compensation structure had to avoid incentives that would have encouraged employees to take unnecessary or excessive risks that could threaten the value of the Company;

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Taxpayer Return. The compensation structure and amount payable had to reflect the need for the Company to remain a competitive enterprise and to retain and recruit talented employees so that the Company would be able to repay its TARP obligations;

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Appropriate Allocation. The compensation structure had to appropriately allocate total compensation to fixed and variable pay elements resulting in an appropriate mix of salary and long- and short-term compensation elements based on the specific role of the employee and other relevant circumstances;

•	Performance-based Compensation. An appropriate portion of compensation had to be performance-based over a relevant performance period;

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Comparable Structures and Payments. The compensation structure and amounts payable had to be consistent with the compensation structures and amounts payable for employees in similar positions or roles at similar entities that were similarly situated; and

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Employee Contributions to Chrysler Group’s Value. The compensation structure and amount payable had to reflect the current or prospective contributions of the individual employee to the Company’s value.

These principles were intended to be consistent with sound compensation practices appropriate for TARP recipients. The Special Master had discretion to determine the appropriate weight or relevance of a particular principle depending on the facts and circumstances surrounding the compensation structure or payment under consideration for a particular employee, such as whether a payment occurred in the past or was proposed for the future, the role of the employee within the TARP recipient, the situation of the TARP recipient within the marketplace, and the amount and type of financial assistance provided.

Approved Compensation

Although the Compensation Committee was responsible for approving the design of the Company’s executive compensation program, the Special Master had the authority to review and approve the amount and form of compensation awarded to our five “senior executive officers” and the next 20 most highly compensated employees for purposes of the TARP Compensation Standards. The Special Master also had the authority to review and determine the form of compensation for the remainder of the Company’s 100 most highly compensated employees.

The following supplemental table shows the approved 2010 total direct compensation for the Company’s named executive officers as approved by the Compensation Committee and the Special Master. This presentation is different from the basis required in the 2010 Summary Compensation Table that follows this Compensation Discussion and Analysis. Some of the differences are that the following table (1) reports only direct compensation, consisting of base salary, annualized stock salary in the form of deferred phantom shares and long-term incentives in the form of restricted stock units, and does not report indirect compensation such as retirement benefits, welfare benefits and perquisites and (2) presents the grant date fair value for long-term incentives in the form of restricted stock units approved for service in 2010 as if the grant occurred in 2010, even though it actually occurred in January 2011, while the 2010 Summary Compensation Table presents the grant date fair value for long-term incentives in the form of restricted stock units approved for service in 2009 and granted in March 2010 (which incentives are not reflected in the table below). Also, after the end of our most recently completed fiscal year and in accordance with the terms of our approved plans, on September 22, 2011 the Compensation and Leadership Development Committee took action to adjust the number of shares underlying the outstanding deferred phantom share and restricted stock unit grants to preserve the economic value of the grants and avoid the dilutive effects caused by changes in Fiat’s ownership interest. For a discussion of these changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.” The tables set forth throughout this section reflect the number of awards outstanding as of December 31, 2010, and therefore do not include the impact of the anti-dilution adjustment made in September 2011.

Approved 2010 Total Direct Compensation

Name	Cash Salary ($)	Annualized Stock Salary in the Form of Deferred Phantom Shares ($)	Long-Term Incentives in the Form of Restricted Stock Units(1) ($)	Total ($)
Sergio Marchionne Chief Executive Officer, Chief Operating Officer and President(2)	—	—	—	—

Richard K. Palmer Senior Vice President and Chief Financial Officer	500,000	180,000	340,000	1,020,000

Holly E. Leese Senior Vice President, General Counsel and Secretary	485,000	145,500	315,250	945,750

Nancy A. Rae Senior Vice President, Human Resources	455,000	150,150	302,575	907,725

Michael Manley Senior Vice President—International and Head of Jeep Brand	410,000	135,300	272,650	817,950

(1)	The amounts reported in this column reflect the value of the long-term incentives in the form of restricted stock units approved by the Special Master for service provided in 2010. This grant was made in January 2011. In accordance with SEC regulations, the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards table do not reflect these grants because they were not granted in 2010. Instead, the Summary Compensation Table and the Grants of Plan-Based Awards table prepared for 2011 will include the grant date fair value of these awards (if the named executive officers also are named executive officers at the time such disclosure is prepared). On September 22, 2011, in accordance with the terms of the plan, the number of restricted stock units was adjusted to preserve the economic value of the awards and avoid the dilutive effect of changes in Fiat’s ownership interest. The values in the table above are not impacted by the anti-dilution adjustment made in September 2011. For information regarding the ownership changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.”

(2)	As described further below, Mr. Marchionne elected to receive no direct compensation from Chrysler Group for his services as Chief Executive Officer, Chief Operating Officer and President of Chrysler Group in 2010 and, accordingly, the Special Master was not asked to approve any compensation for his services in 2010.

Compensation Components

Consistent with the six compensation principles guiding our compensation program, our 2010 compensation arrangements for our named executive officers (other than Mr. Marchionne), as approved by the Compensation Committee and the Special Master, included the following components:

•	cash base salary;

•	stock salary in the form of deferred phantom shares;

•	long-term incentives in the form of restricted stock units;

•	retirement benefits; and

•	other benefits and perquisites.

The TARP Compensation Standards prohibited the payment of any cash incentive or bonus to our five “senior executive officers” and any of the next 20 most highly compensated employees. Accordingly, our named executive officers did not participate in any annual cash incentive compensation plan in 2010 and did not receive any cash compensation other than the base salaries described below.

Approximately half of each named executive officer’s total 2010 direct compensation consisted of cash base salary, and half consisted of restricted stock unit and deferred phantom share awards (assuming any applicable performance goals are achieved). We believe that this mix of cash/non-cash and short-term/long-term incentives provides an appropriate balance between our longer-term business objectives and shorter-term retention and competitive needs.

Mr. Marchionne is the Chief Executive Officer of Fiat and Chairman or Chief Executive Officer of several significant business units within Fiat and Fiat Industrial, including Fiat Group Automobiles, Case New Holland and Iveco trucks, and elected to receive no direct compensation from Chrysler Group for his services as Chief Executive Officer, Chief Operating Officer and President of Chrysler Group in 2010. His compensation from Fiat is publicly disclosed in Fiat’s annual report.

Cash Base Salary

We provide our named executive officers (other than Mr. Marchionne) and other employees with a cash base salary to compensate them for services rendered on a day-to-day basis during the year. Base salaries provide stable compensation to our top employees, allow us to recruit and retain highly talented and dedicated employees and, through periodic merit increases, provide a basis upon which our top employees may be rewarded for individual performance.

Our Compensation Committee reviews base salary levels of our named executive officers annually to determine whether an adjustment is warranted or necessary. The Compensation Committee takes into account numerous factors in making its determination, none of which are dispositive or individually weighted, including our financial performance, the state of our industry and local economies in which we operate, the named executive officer’s relative importance and responsibilities, the named executive officer’s location, the named executive officer’s track record in meeting his or her performance objectives and comparable salaries paid to other executives with similar experience in our compensation peer group, as described below.

In 2009, the Special Master required that cash salaries generally target the 50th percentile of comparable salaries because such levels of cash salaries balance the need to attract and retain talent with the need for compensation structures that reflect the circumstances of an exceptional financial assistance recipient. The Special Master’s determination was aided by analysis from a number of internal and external sources, including competitive market data provided by Chrysler Group in connection with its submissions to the Special Master (which was based on the compensation peer group described below), information on comparable compensation structures extracted from the U.S. Mercer Benchmark Database-Executive and information on comparable compensation structures extracted from Equilar’s ExecutiveInsight database (which includes information drawn from publicly filed proxy statements) and Equilar’s Top 25 Survey Summary Report (which includes information from a survey on the pay of highly compensated employees). The Special Master also determined that cash base salary should not exceed $500,000, except in exceptional circumstances where good cause could be shown. The base salaries paid to our named executive officers during 2010, which were the same as the cash base salaries approved by the Special Master in 2009, are reported in the “2010 Summary Compensation Table,” below.

Stock Salary in the Form of Deferred Phantom Shares

In addition to cash base salary, we pay our named executive officers (other than Mr. Marchionne) a portion of their total annual compensation in stock salary. So-called stock salary is a form of compensation that was permitted under the TARP Compensation Standards and is intended to be delivered throughout the course of the year on each monthly payroll date much like cash base salaries. However, instead of being paid immediately as cash, stock salary is awarded as units, the value of which is determined based on the value of our Class A Membership Interests, as described below.

Chrysler Group’s stock salary is in the form of deferred phantom shares which, as was required by the TARP Compensation Standards, are fully vested upon grant. Each deferred phantom share represents a unit, or a

Chrysler Group Unit, equal to 1/600th of the value of a Class A Membership Interest on a fully diluted basis after conversion of the Class B Membership Interests. The value of a Chrysler Group Unit is based on the fair value of our membership interests. Since there is currently no observable publicly traded price for our membership interests, the calculation of the fair value of our membership interests is determined using a discounted cash flow methodology. We believe that the use of equity compensation as a component of total compensation provides our top employees, including our named executive officers, with a strong link to our long-term performance, creates an ownership culture and helps to align the interests of our top employees and our members. Because the Company was organized as a limited liability corporation after the 363 Transaction, Chrysler Group Units were issued to our top employees to replicate the alignment incentives presented by equity ownership.

Stock salary is determined as a dollar amount with the number of Chrysler Group Units determined based on the fair value of the Class A Membership Interests, as described above, on the date of the award. The value of the deferred phantom shares generally results in our named executive officers placing at or below the 50th percentile of total direct compensation for persons in similar roles at similar entities based on the compensation peer group described below. The Special Master had determined that paying stock salary in the form of deferred phantom shares was not inconsistent with the public interest if structured in the long-term interest of members by aligning the compensation with long-term value creation rather than short-term profits. As a result, although fully vested upon grant, deferred phantom shares, except for the deferred phantom shares granted to Mr. Marchionne (as described below), are paid in three equal installments at the end of the quarter in which the second, third and fourth anniversaries, respectively, of the monthly grant occur. Pursuant to the Special Master’s determinations and the terms of the Deferred Phantom Share Plan, as a result of the Company’s early repayment of its TARP obligations, each installment is subject to being paid one year earlier than scheduled, commencing as early as practicable in 2012. Payments under the Deferred Phantom Share Plan are made in cash and are based on the fair value of Chrysler Group’s Class A Membership Interests as of the most recently completed valuation at the time of payment, and are made regardless of employment status at the time of payment.

In order to align Mr. Marchionne’s interests with the Company’s members, on December 24, 2009, the Compensation Committee approved a deferred phantom share grant for Mr. Marchionne with a $600,000 grant value for his service as a director from June 2009 through June 2012, which was approved by the Special Master. Because the grant was made subject to (i) the amendment of the Deferred Phantom Share Plan to allow for such grant under the plan, which amendment was approved by the Compensation Committee on January 14, 2010, and (ii) the amendment of the Company’s LLC Operating Agreement to allow compensation to be paid to employee directors, which amendment was approved by the Board on January 29, 2010, the grant did not occur until January 2010.

For more information regarding the deferred phantom shares granted in 2010, see “—Compensation of the Named Executive Officers—2010 Grants of Plan-Based Awards,” “—Compensation of the Named Executive Officers—Options Exercised and Stock Vested in 2010” and “—Compensation of the Named Executive Officers—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans”, below.

Long-Term Incentives in the Form of Restricted Stock Units

Although no bonus, retention award or incentive compensation could have been paid or accrued in respect of the five “senior executive officers” and the next 20 most highly compensated employees under the TARP Compensation Standards, long-term incentives were permitted to be paid in the form of long-term restricted stock units with a value of up to one-third of a named executive officer’s total 2010 annual direct compensation. Each restricted stock unit represents one Chrysler Group Unit. The Special Master had determined the maximum amount of these awards, and the Compensation Committee reserves discretion to award lesser amounts based on the individual’s or the Company’s performance. We believe that long-term incentives are a critical component of our executive compensation program and our restricted stock units are the primary vehicle for offering long-term incentives to our top employees. While we do not believe that formal stock ownership guidelines for the named executive officers are appropriate at this time, we believe that equity grants provide our top employees, including our named executive officers, with a strong link to our long-term performance, create an ownership culture and help to align the interests of our top employees and our members.

In November 2009, the Compensation Committee considered whether to grant any of this allowable incentive compensation to top employees for their services during the six-month period following the Company’s emergence from bankruptcy in June 2009 and, as a result of such consideration, Chrysler Group granted restricted stock units to the named executive officers (other than Mr. Marchionne) for such service. After a subsequent comprehensive review of employee performance during such six-month period, it was determined that the November 2009 grant did not adequately reflect the employees’ current or prospective contributions to the value of the Company and that an additional grant of restricted stock units would be appropriate and not inconsistent with the TARP Compensation Standards. In March 2010, after receiving approval from the Special Master, Chrysler Group made an additional grant of restricted stock units to the named executive officers (other than Mr. Marchionne) in respect of their services in 2009 based on employee performance.

The restricted stock units granted in November 2009 and March 2010 vest in two tranches: 25 percent of the Chrysler Group Units related to the award, or the Service RSUs, will vest if the holder is continuously employed by us through the third anniversary of the grant date and the Modified EBITDA target threshold for 2010 of $2.5 billion is achieved, and 75 percent of the Chrysler Group Units related to the award, or the IPO RSUs, will vest if the holder is continuously employed by us through the later of: (i) the third anniversary of the grant date; and (ii) the date on which an initial public offering by Chrysler Group, or the Chrysler Group IPO (as defined in the LLC Operating Agreement) occurs. The Modified EBITDA target threshold for 2010, which was achieved, was developed and reviewed in consultation with the Special Master and was based on the Company’s 2010 business plan, which we believed to be an appropriate metric to align employee compensation with the Company’s corporate performance. All unvested restricted stock units will become fully vested upon the holder’s death or permanent disability. Unvested restricted stock units as of the date of termination of employment for any reason (other than retirement, as described below) are forfeited. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Modified EBITDA” for a reconciliation of our net income (loss) per our consolidated financial statements to Modified EBITDA.

In May 2010, after re-considering the vesting provisions of the restricted stock units, the Compensation Committee amended the retirement provisions of the restricted stock units, with the Special Master’s approval, to provide that if the holder of restricted stock units granted in November 2009 and March 2010 retires on or after the second anniversary of grant, then such holder will continue to be considered employed for vesting purposes for both Service RSUs and IPO RSUs; however, no portion of the IPO RSUs will become vested following a holder’s retirement if the Chrysler Group IPO does not occur on or before June 10, 2017. For purposes of all restricted stock units, the holder will be treated as having retired upon a termination of employment after reaching age 55 and completing 10 years of service with Chrysler Group or a predecessor company (or after satisfying other applicable retirement criteria).

Under the plan terms, payment of the Service RSUs granted in November 2009 was to be on the later of: (i) the calendar year after the year in which vesting occurs; and (ii) when at least 25 percent of the Company’s TARP obligation is repaid. Payment of the Service RSUs granted in March 2010 was to be on the later of: (i) the calendar year in which vesting occurs; and (ii) when at least 25 percent of the Company’s TARP obligation is repaid. Payment of the IPO RSUs granted in either November 2009 or March 2010 was to be on the later of: (i) March 15 of the year following the year in which the IPO RSUs vest; and (ii) when 100 percent of the Company’s TARP obligation is repaid. Payment for vested restricted stock units is made in cash prior to a Chrysler Group IPO, and on and after a Chrysler Group IPO, in cash or shares of Chrysler Group’s publicly traded stock in the Company’s sole discretion. Because the Company was no longer subject to TARP after July 2011, as discussed above, payment will, in each case, occur following vesting pursuant to clause (i) of each of the above vesting descriptions. Payment for vested restricted stock units will be made regardless of employment status at the time of the scheduled payment. For more information regarding the restricted stock units granted in 2010, see “—Compensation of the Named Executive Officers—2010 Grants of Plan-Based Awards” and “—Compensation of the Named Executive Officers—Outstanding Equity Awards at December 31, 2010,” below.

The named executive officers (other than Mr. Marchionne) also received a portion of their 2010 total direct compensation in the form of restricted stock units, the grant of which was based on the achievement of a Modified EBITDA target threshold for 2010 and 13-month average month end cash balance developed and reviewed in consultation with the Special Master. The Modified EBITDA target for 2010 for this purpose was $2.8 billion (which reflects the Compensation Committee’s decision to set this target $0.3 billion higher than the Modified EBITDA target threshold used for purposes of the vesting of the Service RSUs granted in November 2009 and March 2010) and the 13-month average month end cash balance was $5.7 billion. Both performance goals were based on the Company’s 2010 business plan, which we believed to be appropriate metrics to align employee compensation with the Company’s corporate performance. The Company achieved the performance goals, which entitled the named executive officers to receive the maximum long-term incentive award value approved by the Special Master. Accordingly, the Company made the following restricted stock unit grants to the named executive officers (other than Mr. Marchionne) in January 2011, which represent one-third of a named executive officer’s total 2010 annual direct compensation. This is the same portion of annualized direct compensation that restricted stock units granted in respect of their services in 2009 represented.

Restricted Stock Units Granted in January 2011

Name	Approved Restricted Stock Unit Value(1) ($)	Number of Restricted Stock Units(2) (#)

Sergio Marchionne	—	—

Richard K. Palmer	340,000	42,768

Holly E. Leese	315,250	39,655

Nancy A. Rae	302,575	38,060

Michael Manley	272,650	34,296

(1)	The amounts reported in this column reflect the value of the long-term incentives in the form of restricted stock units approved by the Compensation Committee and the Special Master for service provided in 2010.

(2)	The number of restricted stock units was determined by dividing the value of restricted stock units approved by the Compensation Committee and the Special Master in March 2010 by the Chrysler Group Unit fair value, which was $7.95 per Chrysler Group Unit based on the December 31, 2010 valuation of the Class A Membership Interests. On September 22, 2011, in accordance with the terms of the plan, the number of restricted stock units was adjusted to preserve the economic value of the awards and avoid the dilutive effect of changes in Fiat’s ownership interest. The table above reports the number of restricted stock units originally granted in January 2011 and does not include the impact of the anti-dilution adjustment made in September 2011. For information regarding the ownership changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.”

Vesting of the 2011 restricted stock units is not split into two vesting tranches, one based on service and one based on the occurrence of an IPO, like the restricted stock units granted in 2009 and 2010. Instead, the 2011 restricted stock units will vest if the holder is continuously employed by us through the third anniversary of the grant date. If the holder retires on or after the second anniversary of the grant date, the individual will continue to be considered employed for vesting purposes. All unvested restricted stock units will become fully vested upon the holder’s death or permanent disability. Unvested restricted stock units as of the date of termination are forfeited. Payment of the 2011 restricted stock unit awards will be no later than March 15, 2015. For more information regarding the value of the restricted stock units approved for 2011, see “—Compensation Discussion and Analysis—Approved Compensation”, above.

Retirement Benefits

The named executive officers (other than Mr. Marchionne) participate in the Chrysler Group retirement plans (both defined benefit and defined contribution plans) that provide employees with tax-advantaged savings opportunities and income after retirement from the Company on the same terms and conditions as those made available to other eligible U.S. employees, subject to satisfying any eligibility requirements and applicable law. Under the TARP Compensation Standards and the Special Master’s determinations, our named executive officers were allowed to continue to participate in both tax-qualified defined benefit and defined contribution retirement plans.

Under the Chrysler Group Salaried Employees’ Savings Plan, or the Savings Plan, the Company’s tax-qualified defined contribution 401(k) elective savings plan, employees are able to elect to defer a portion of their eligible compensation (up to the limits set by the Internal Revenue Service). For 2010, the Company did not make a matching contribution to the Savings Plan based on the amount of the employees’ deferrals. We do not currently provide employees, including our named executive officers, with the opportunity to defer any compensation in excess of the amounts that are legally permitted to be deferred under the Savings Plan.

Subject to the satisfaction of age and service requirements, Ms. Leese, Ms. Rae and Mr. Manley are eligible for pension benefits under the Chrysler Group LLC Executive Salaried Employees’ Retirement Plan, or the Executive Salaried Employees’ Retirement Plan, a contributory tax-qualified defined benefit pension plan, and the Chrysler Group LLC Supplemental Executive Retirement Plan, or the Supplemental Executive Retirement Plan, a contributory nonqualified defined benefit pension plan, on the same terms and conditions as offered to other U.S. non-bargaining unit employees hired by Old Carco prior to January 1, 2004. The Executive Salaried Employees’ Retirement Plan and Supplemental Executive Retirement Plan provide a retirement benefit based on years of service and final average salary. However, as a result of the determinations of the Special Master, no additional amounts were permitted to accrue under the Supplemental Executive Retirement Plan for any named executive officer’s salary and years of service attributable to the period under which Chrysler Group was subject to the TARP restrictions. For more information regarding the defined benefit pension benefits provided to our named executive officers, see “—Compensation of the Named Executive Officers—2010 Pension Benefits”, below.

Messrs. Marchionne and Palmer are not eligible to participate in the Executive Salaried Employees’ Retirement Plan or the Supplemental Executive Retirement Plan. On October 1, 2010, Mr. Palmer became eligible to participate in the Chrysler Group LLC Employee Managed Retirement Plan, or the Employee Managed Retirement Plan, a non-elective tax-qualified defined contribution plan for employees hired by Old Carco after December 31, 2003 who are not eligible to participate in the Executive Salaried Employees’ Retirement Plan and Supplemental Executive Retirement Plan. The Company makes an annual contribution to the Employee Managed Retirement Plan equal to a fixed percentage of the employee’s compensation and the Social Security wage base. For more information regarding the contribution on behalf of Mr. Palmer to the Employee Managed Retirement Plan, see “—Compensation of the Named Executive Officers—2010 Summary Compensation Table”, below. Mr. Marchionne does not participate in any Chrysler Group retirement plans.

Other Benefits and Perquisites

The named executive officers are eligible to participate in the Company-sponsored U.S. health and welfare benefit programs for active employees on the same terms and conditions as those made available to U.S. salaried employees or expatriates generally, subject to satisfying any eligibility requirements and applicable law. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.

We do not have a formal perquisite policy, but provide perquisites for our employees in locales where there is a recognized market practice among our competitors to provide such perquisites. Under the TARP Compensation Standards and the Special Master’s determinations, perquisites and other compensation (excluding cash base salary, stock salary in the form of deferred phantom shares, long-term incentives in the form of restricted stock units and tax-qualified retirement benefits) provided to a named executive officer were not permitted to exceed $25,000 annually, except in exceptional circumstances for good cause shown (e.g., payments related to expatriate assignments). For 2010, the Special Master approved additional compensation of up to $275,000 per person annually under the Company’s expatriate assignment program. For more information regarding the perquisites provided to our named executive officers, see “—Compensation of the Named Executive Officers—2010 Summary Compensation Table”, below.

Process for Compensation Decisions

Role of the Compensation and Leadership Development Committee. The Senior Vice President, Human Resources works with Chrysler Group’s executive compensation team to develop compensation structures and amounts for the named executive officers. These structures and amounts are further refined after being reviewed with the Chief Executive Officer and are then presented to the Compensation Committee for its consideration. The Compensation Committee is composed of independent directors with extensive senior executive leadership experience. The Compensation Committee also oversees the Company’s leadership development and succession planning programs. Compensation Committee meetings are typically held every other month and generally are attended by internal legal and human resources employees and other top employees as necessary depending upon agenda items, although an executive is not present when the Compensation Committee is discussing such executive’s compensation.

As discussed above, until July 21, 2011, the Compensation Committee had to balance the need to provide competitive compensation and benefits with TARP Compensation Standards. Moreover, the Special Master had to approve the compensation structure applicable to our top employees. Working with the Special Master, the Compensation Committee reviewed and approved corporate goals and objectives related to compensation and set individual compensation amounts for our named executive officers.

The Compensation Committee met and determined the Company’s 2010 compensation structure in January 2010, including the maximum value of restricted stock units granted in January 2011. The Company’s 2010 compensation structure was based, in large part, on the compensation structure established for the portion of 2009 that Chrysler Group was in existence. The Compensation Committee also met with the Company’s senior risk officer, Mr. Palmer, to ensure that compensation arrangements did not create incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of the Company. Shortly after the Compensation Committee made its determination, it submitted the proposed compensation structure to the Special Master for approval. The Company received the Special Master’s approval for its proposal (with only minor changes from the Compensation Committee’s original submission) in March 2010.

The Compensation Committee is charged with determining the compensation of the Company’s Chief Executive Officer. As described above, Mr. Marchionne, however, elected to receive no compensation from the Company for his services as Chief Executive Officer, Chief Operating Officer and President in 2010, and as such, no determinations for the Chief Executive Officer, Chief Operating Officer and President were necessary.

Compensation Consultants. The Company engaged Meridian Compensation Partners LLC, or Meridian, as consultants for certain limited aspects of executive compensation analysis and planning. In particular, Meridian worked with the Company to determine the appropriate peer group of companies for benchmark studies of competitive executive compensation and provided data analyses, market assessments, and preparation of related reports. Executive compensation consultants from Meridian also assisted with the development of stock salary and long-term restricted stock unit plans that complied with the TARP Compensation Standards. In addition, in previous years, Meridian reviewed competitive market data for compensation analyses used by the Company to assist the Company with establishing compensation for salaried employees at all levels of the Company. In its capacity as advisor to the Company, Meridian did not attend Compensation Committee meetings.

Prior to November 2010, the Compensation Committee did not engage its own independent compensation consultant. In November 2010, the Compensation Committee independently engaged Meridian as consultants to assist the Compensation Committee as necessary pursuant to the Compensation Committee’s direction with respect to matters related to executive compensation planning and analysis. As it was only engaged in late 2010 in its capacity as advisor to the Compensation Committee, Meridian provided only limited advice related to compensation matters being considered by the Compensation Committee for 2011.

During 2010, the Company paid Meridian $25,438 in consulting fees directly related to executive compensation services performed for the Compensation Committee and $106,963 in consulting fees directly related to executive compensation services performed for the Company. The Company did not pay Meridian any consulting fees in 2010 for services unrelated to executive compensation.

Consideration of Competitive Compensation Levels. The Compensation Committee believes that use of a compensation peer group is the most effective method for providing a competitive market context as the Compensation Committee evaluates and sets the compensation needed to attract, motivate and retain the executive talent needed to manage the Company’s businesses and operations successfully. In 2010, the Compensation Committee considered compensation information compiled by Meridian, the independent compensation consultant retained by the Company, based on a wide range of large companies. A compensation peer group of 31 companies was selected based on their annual revenues (annual revenues ranged from $9.4 billion to $425.1 billion), complexity of business operations, and global span of business enterprises. Meridian assisted Chrysler Group in selecting the compensation peer group by gathering relevant financial and business data for companies being considered for inclusion in the peer group and then by providing the Compensation Committee with recommendations for peer group members. For 2010, the compensation peer group consisted of the following companies, which remained the same as in 2009:

3M Company	E.I. du Pont de Nemours and Company	International Business Machines Corporation

Altria Group, Inc.	Eastman Kodak Company	Johnson & Johnson

AT&T Corp.	Eaton Corporation	Johnson Controls, Inc.

The Boeing Company	Exxon Mobil Corporation	Lockheed Martin Corporation

Cardinal Health, Inc.	Ford Motor Company	Northrop Grumman Corporation

Caterpillar Inc.	General Dynamics Corporation	The Procter & Gamble Company

Deere & Company	General Electric Company	TRW Automotive Holdings Corp.

Dell Inc.	General Motors Company	United Parcel Service, Inc.

DPH Holdings Corp. (formerly Delphi Corp.)	The Goodyear Tire & Rubber Company	United Technologies Corporation

The Dow Chemical Company	Honeywell International Inc.	Verizon Communications Inc.

Xerox Corporation

Consideration of Risk Management. As required by the TARP Compensation Standards, the Compensation Committee reviewed the compensation arrangements of the named executive officers with the Company’s senior risk officer, Mr. Palmer, to ensure that the compensation arrangements did not encourage named executive officers to take unnecessary or excessive risks that could threaten the value of the Company and concluded that they did not.

Deductibility of Executive Compensation and Other Tax Considerations. As a recipient of funds under TARP, the Company was subject to Section 162(m)(5) of the Internal Revenue Code, which imposed a cap of $500,000 on the income tax deductibility of any compensation paid to named executive officers, including any “performance-based” compensation. We took this limitation into account in structuring compensation paid to our named executive officers. In addition, we also take into account certain other tax considerations, including Section 409A of the Internal Revenue Code, which governs the form and time of payment of nonqualified deferred compensation, and could result in significant additional taxes and penalties on a recipient of nonqualified deferred compensation that does not comply with Section 409A.

Accounting Considerations. In making decisions about executive compensation, we also consider how various elements of compensation will affect our financial reporting. For example, we consider the impact of the accounting guidance related to stock compensation, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Other Polices and Considerations

Recovery of Incentive Awards. The TARP Compensation Standards required that all incentive compensation payable to the named executive officers be subject to “clawback” if it was later determined to have been based on materially inaccurate financial statements or any other materially inaccurate performance metrics or if the named executive officer was terminated due to misconduct that occurred during the period in which the incentive award was earned.

Expense Policy. In June 2009, in order to assist the Company’s efforts in ensuring that all expenses incurred by its employees in the course of their duties are reasonable and appropriate, the Company adopted an expense policy, which is available on our website, www.chryslergroupllc.com. The policy governs certain corporate expenditures, including entertainment and events, office and facility renovations, aviation and other transportation services and other similar items, activities and events. The policy establishes internal reporting and oversight mechanisms including expense account reviews in order to ensure that the policy is followed.

Severance Policy. The Company maintains a Termination Allowance Plan that provides severance benefits to a broad group of our employees. The TARP Compensation Standards, however, provided that none of the named executive officers nor the next five most highly compensated employees could receive severance or other “golden parachute payments” on account of their termination. During 2010, our named executive officers were subject to restrictions under the TARP Compensation Standards and were thus not eligible at that time to receive severance benefits under the Company’s Termination Allowance Plan. Because our named executive officers are no longer subject to the restrictions under the TARP Compensation Standards, they may be eligible for severance benefits under the Company’s Termination Allowance Plan. See —“Compensation of the Named Executive Officers—Potential Payments upon Termination or Change in Control,” below, for additional discussion of the Termination Allowance Plan.

Stock Ownership Guidelines and No-Hedging Policy. We do not have formal stock ownership guidelines in place for our named executive officers at this time since we do not believe they are appropriate while we are a private company. We do, however, believe that a culture of ownership within our executive group is paramount to our long-term success, and as such provide a portion of our named executive officers’ total compensation in the form of equity-based awards the value of which is determined based on the value of Class A Membership Interests of the Company. As the Company’s membership interests are not currently publicly traded, there is not an active market for Company derivative securities, and as such a no-hedging policy is not necessary. Once the Company’s equity interests are traded on an exchange, though, the Compensation Committee will reconsider the necessity for stock ownership guidelines and a no-hedging policy.

Conclusion

Chrysler Group’s success depends on the appropriate alignment of interests between Chrysler Group’s members and employees. As such, management and the Compensation Committee continue to work to design and implement compensation programs that will recognize the contributions of the Company’s employees and will attract new employees to the Company.

Compensation of the Named Executive Officers

The following tables contain compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s three most highly paid executive officers, other than our Chief Executive Officer and Chief Financial Officer, who were serving as our executive officers on December 31, 2010. These officers are referred to as the “named executive officers.” All dollar amounts are in U.S. dollars. See “—Compensation Discussion and Analysis” for additional details regarding our compensation practices.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Stock Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compens- ation(3)	Total
		($)	($)	($)		($)	($)	($)	($)	($)
Sergio Marchionne(4)	2010	—	—	600,000	(5)	—	—	—	—	600,000
Chief Executive Officer, Chief Operating Officer and President

Richard K. Palmer	2010	500,000	—	253,500		—	—	—	289,394	1,042,894
Senior Vice President and Chief Financial Officer

Holly E. Leese	2010	485,000	—	192,770		—	—	365,450	7,925	1,051,145
Senior Vice President, General Counsel and Secretary

Nancy A. Rae	2010	455,000	—	191,863		—	—	345,405	15,170	1,007,438
Senior Vice President, Human Resources

Michael Manley	2010	410,000	—	161,072		—	—	35,450	18,131	624,653
Senior Vice President—International and Head of Jeep Brand

(1)	The amounts reported in this column represent the grant date fair value of the deferred phantom shares and restricted stock units, which represent the right to receive Chrysler Group Units, granted to each of the named executive officers in 2010, calculated in accordance with the accounting guidance related to stock compensation. That value is calculated by multiplying the fair value per Chrysler Group Unit (as described in “—Compensation Discussion and Analysis—Stock Salary in the Form of Deferred Phantom Shares”, above) as of the grant date of the award (determined in accordance with the accounting guidance related to stock compensation) by the number of Chrysler Group Units related to the deferred phantom shares or restricted stock units awarded. Regardless of the value on the grant/vesting date, the actual value will depend on the fair value of our Class A Membership Interests on a date in the future when an award vests or is paid. For a discussion of the deferred phantom shares and the restricted stock units granted to each of the named executive officers as compensation for services in 2010, see “ —Compensation Discussion and Analysis—Stock Salary in the Form of Deferred Phantom Shares”, “—Compensation Discussion and Analysis—Long-Term Incentives in the Form of Restricted Stock Units” and “—Compensation of the Named Executive Officers—2010 Grants of Plan-Based Awards”.

In accordance with SEC regulations, this column does not reflect awards granted for services in 2010 that were granted in January 2011 after fiscal year-end; the grant date value of these awards will be reflected in the Summary Compensation Table and Grants of Plan-Based Awards table for 2011 (if the named executive officers also are named executive officers at the time that disclosure is prepared). For a discussion of the restricted stock units granted as compensation for services in 2010, see “—Compensation Discussion and Analysis—Approved Compensation” and “—Compensation Discussion and Analysis—Long-Term Incentives in the Form of Restricted Stock Units”.

(2)	The amounts reported in this column represent the increase in the present value of the accrued defined benefit pension benefits for each named executive officer, including those accrued under the Executive Salaried Employees’ Retirement Plan and Supplemental Executive Retirement Plan. No amount is included with respect to nonqualified deferred compensation earnings, because there were no above-market earnings on nonqualified deferred compensation.

The amounts reported for 2010 are determined by subtracting (i) the present value of each named executive officer’s accrued benefits as of December 31, 2009 from (ii) the present value of such named executive officer’s accrued benefits as of December 31, 2010, which are reported in the Pension Benefits table below, and are computed in the manner explained in the narrative disclosure to the Pension Benefits table. This increase in present value is not a current cash payment, since pension benefits are paid only after retirement, but represents the change in the value of the named executive officers’ pension benefits over the previous year-end because: (i) an additional year of contributory service was included in the computation of pension benefits under the Executive Salaried Employees’ Retirement Plan and the Supplemental Executive Retirement Plan; (ii) the “final average earnings” used in the computation of the pension benefits increased over the “final average earnings” used in the computation of the pension benefits as of the previous fiscal year-end; and (iii) the normal retirement age, the assumed commencement age of benefits, was one year closer. The present value of the accrued defined benefit pension benefits can also increase or decrease in value due to changes in actuarial assumptions. Between December 31, 2009 and December 31, 2010, the mortality table changed to reflect improvements in life expectancy, which had the effect of increasing the present value. The discount rate used to determine benefit obligations also changed during this same period from 5.5 percent to 5.4 percent, which had the effect of increasing the present value. No other actuarial assumptions changed between December 31, 2009 and December 31, 2010.

Messrs. Marchionne and Palmer are not eligible to participate in the defined benefit pension plans. On October 1, 2010, Mr. Palmer became eligible to participate in the Chrysler Group LLC Employee Managed Retirement Plan, or the Employee Managed Retirement Plan or the EMRP, our non-elective tax-qualified defined contribution plan for employees hired after December 31, 2003 who are not eligible to participate in the defined benefit pension plans. The amount contributed in 2010 by Chrysler Group to the Employee Managed Retirement Plan is reported in the “All Other Compensation” column of the 2010 Summary Compensation Table.

(3)	The amounts reported in this column include the incremental cost of providing the perquisites and other benefits received by our named executive officers, as well as contributions on behalf of Mr. Palmer to the Employee Managed Retirement Plan, in each case without taking into account the value of any income tax deduction for which Chrysler Group is eligible. Incremental costs to Chrysler Group for these items were determined as the actual amounts credited to or paid to or on behalf of the named executive officers. The following table provides additional detail regarding the amounts reported in the “All Other Compensation” column of the 2010 Summary Compensation Table for the year ended December 31, 2010:

Name	Company Vehicle Programs(a) ($)	Financial Counseling(b) ($)	Tax Preparation Services(b) ($)	Medical Evaluations(c) ($)	Housing Expenses/ Expatriate Allowances(d) ($)	EMRP Contributions(e) ($)	Total All Other Compensation ($)
Sergio Marchionne	—	—	—	—	—	—	—
Richard. K. Palmer	6,800	—	—	801	274,997	6,796	289,394
Holly E. Leese	6,800	—	1,125	—	—	—	7,925
Nancy A. Rae	6,800	7,500	—	870	—	—	15,170
Michael Manley	6,800	7,500	2,950	881	—	—	18,131

(a)	The amounts reported in this column represent the incremental cost to the Company for one product evaluation vehicle and one company furnished vehicle. We calculate the incremental cost of providing the Company vehicles by comparing the cost of production against the value received upon the disposal of the vehicle plus the cost of maintenance and repair, insurance, licensing and registration fees. The cost of the product evaluation vehicle also includes fuel. Participants in the product evaluation vehicle program are required to evaluate the vehicle, thus providing feedback about our products. The named executive officers are taxed on the imputed income attributed to personal use of company vehicles and do not receive tax assistance from the Company.

(b)	The amounts reported in these columns represent the incremental costs to the Company associated with either (i) financial counseling and estate planning services or (ii) tax preparation services. The named executive officers are permitted to elect either financial counseling and estate planning services or tax preparation services provided by one of several vendors approved by Chrysler Group. Messrs. Marchionne and Palmer are not eligible for these benefits. The named executive officers are taxed on the imputed income attributed to such services and do not receive tax assistance from the Company.

(c)	The amounts reported in this column represent the incremental costs to the Company for medical services incurred by Chrysler Group in providing executive health evaluations with one of several providers approved by Chrysler Group.

(d)	Mr. Marchionne’s principal place of business is not the Company’s Auburn Hills, Michigan headquarters. Mr. Marchionne purchased a condominium near our corporate headquarters in Auburn Hills, Michigan to use when he is there on business. The Company reimburses Mr. Marchionne for a variety of the expenses he incurs related to the condominium, including cleaning, utility services, insurance, security and association fees. We believe that there is no incremental cost to the Company as a result of such reimbursement because the costs incurred by us are comparable to or less than the costs we would have incurred for Mr. Marchionne to stay in local area hotels during his visits to our headquarters. In connection with his relocating to our corporate headquarters, Mr. Palmer receives standard expatriate benefits under the terms of our international expatriate assignment policy, including housing, home leave, tax protection and educational assistance, which are reported in this column.

(e)	Chrysler Group makes a contribution to Mr. Palmer’s account under the Employee Managed Retirement Plan equal to the sum of 4 percent of his monthly salary and, once his salary exceeds 75 percent of the Social Security wage base ($106,800 in 2010), 4 percent of the excess of his monthly salary over 75 percent of the Social Security wage base. Only salary up to the Internal Revenue Service’s covered compensation limit ($245,000 in 2010 and 2011) is taken into account for this purpose.

(4)	Mr. Marchionne is the Chief Executive Officer of Fiat and Chairman or Chief Executive Officer of several significant business units within Fiat and Fiat Industrial, including Fiat Group Automobiles, Case New Holland and Iveco trucks and did not receive direct compensation from Chrysler Group for his services on behalf of Chrysler Group in 2010. For a discussion of the deferred phantom share amounts reported in the “Stock Awards” column, see “—Compensation of the Named Executive Officers—2010 Grants of Plan-Based Awards,” “—Compensation of the Named Executive Officers—Options Exercised and Stock Vested in 2010” and “—Compensation of the Named Executive Officers—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans,” below. Mr. Marchionne’s compensation from Fiat is publicly disclosed in Fiat’s annual report.

(5)	Represents deferred phantom shares granted to Mr. Marchionne in connection with his service as a director. On December 23, 2009, the Special Master approved the grant of deferred phantom shares for Mr. Marchionne, which was made by the Company in January 2010.

2010 Grants of Plan-Based Awards

The following table sets forth information about the non-equity incentive awards and equity-based awards granted by Chrysler Group to each of our named executive officers in 2010. In accordance with SEC regulations, this table does not reflect awards granted for services in 2010 that were granted in January 2011 after fiscal year-end. The grant date value of these awards will be reflected in the Grants of Plan-Based Awards table for 2011 (if the named executive officers also are named executive officers at the time that disclosure is prepared). For a discussion of the restricted stock units granted as compensation for services in 2010, see “—Compensation Discussion and Analysis—Approved Compensation” and “—Compensation Discussion and Analysis—Long-Term Incentives in the Form of Restricted Stock Units.”

Name	Award Type(1)	Grant Date	Approval Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards(3)
				Threshold	Target	Maximum	Threshold	Target	Maximum
				($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)
Sergio Marchionne	DPS	1/31/2010	12/24/2009	—	—	—	—	—	—	361,446.0	—	—	600,000

Richard K. Palmer	DPS	1/31/2010	1/14/2010	—	—	—	—	—	—	5,121.0	—	—	8,500
	DPS	2/28/2010	1/14/2010	—	—	—	—	—	—	5,121.0	—	—	8,500
	RSU	3/12/2010	1/14/2010	—	—	—	—	44,277.0	—	—	—	—	73,500
	DPS	3/31/2010	1/14/2010	—	—	—	—	—	—	5,121.0	—	—	8,500
	DPS	4/30/2010	1/14/2010	—	—	—	—	—	—	20,782.7	—	—	34,500
	DPS	5/31/2010	1/14/2010	—	—	—	—	—	—	9,036.1	—	—	15,000
	DPS	6/30/2010	1/14/2010	—	—	—	—	—	—	9,036.1	—	—	15,000
	DPS	7/31/2010	1/14/2010	—	—	—	—	—	—	5,033.6	—	—	15,000
	DPS	8/31/2010	1/14/2010	—	—	—	—	—	—	5,033.6	—	—	15,000
	DPS	9/30/2010	1/14/2010	—	—	—	—	—	—	5,033.6	—	—	15,000
	DPS	10/31/2010	1/14/2010	—	—	—	—	—	—	5,033.6	—	—	15,000
	DPS	11/30/2010	1/14/2010	—	—	—	—	—	—	5,033.6	—	—	15,000
	DPS	12/31/2010	1/14/2010	—	—	—	—	—	—	5,033.6	—	—	15,000
								Total: 44,277.0		Total: 84,419.5			Total: 253,500

Holly E. Leese	DPS	1/31/2010	1/14/2010	—	—	—	—	—	—	7,304.0	—	—	12,125
	DPS	2/28/2010	1/14/2010	—	—	—	—	—	—	7,304.0	—	—	12,125
	RSU	3/12/2010	1/14/2010	—	—	—	—	28,476.0	—	—	—	—	47,270
	DPS	3/31/2010	1/14/2010	—	—	—	—	—	—	7,304.0	—	—	12,125
	DPS	4/30/2010	1/14/2010	—	—	—	—	—	—	7,304.0	—	—	12,125
	DPS	5/31/2010	1/14/2010	—	—	—	—	—	—	7,304.0	—	—	12,125
	DPS	6/30/2010	1/14/2010	—	—	—	—	—	—	7,304.0	—	—	12,125
	DPS	7/31/2010	1/14/2010	—	—	—	—	—	—	4,068.8	—	—	12,125
	DPS	8/31/2010	1/14/2010	—	—	—	—	—	—	4,068.8	—	—	12,125
	DPS	9/30/2010	1/14/2010	—	—	—	—	—	—	4,068.8	—	—	12,125
	DPS	10/31/2010	1/14/2010	—	—	—	—	—	—	4,068.8	—	—	12,125
	DPS	11/30/2010	1/14/2010	—	—	—	—	—	—	4,068.8	—	—	12,125
	DPS	12/31/2010	1/14/2010	—	—	—	—	—	—	4,068.8	—	—	12,125
								Total: 28,476.0		Total: 68,236.8			Total: 192,770

Name	Award Type(1)	Grant Date	Approval Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards(3)
				Threshold	Target	Maximum	Threshold	Target	Maximum
				($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)

Nancy A. Rae	DPS	1/31/2010	1/14/2010	—	—	—	—	—	—	7,538.0	—	—	12,513
	DPS	2/28/2010	1/14/2010	—	—	—	—	—	—	7,538.0	—	—	12,513
	RSU	3/12/2010	1/14/2010	—	—	—	—	25,125.0	—	—	—	—	41,707
	DPS	3/31/2010	1/14/2010	—	—	—	—	—	—	7,538.0	—	—	12,513
	DPS	4/30/2010	1/14/2010	—	—	—	—	—	—	7,538.0	—	—	12,513
	DPS	5/31/2010	1/14/2010	—	—	—	—	—	—	7,538.0	—	—	12,513
	DPS	6/30/2010	1/14/2010	—	—	—	—	—	—	7,538.0	—	—	12,513
	DPS	7/31/2010	1/14/2010	—	—	—	—	—	—	4,198.8	—	—	12,513
	DPS	8/31/2010	1/14/2010	—	—	—	—	—	—	4,198.8	—	—	12,513
	DPS	9/30/2010	1/14/2010	—	—	—	—	—	—	4,198.8	—	—	12,513
	DPS	10/31/2010	1/14/2010	—	—	—	—	—	—	4,198.8	—	—	12,513
	DPS	11/30/2010	1/14/2010	—	—	—	—	—	—	4,198.8	—	—	12,513
	DPS	12/31/2010	1/14/2010	—	—	—	—	—	—	4,198.8	—	—	12,513
								Total: 25,125.0		Total: 70,420.8			Total: 191,863

Michael Manley	DPS	1/31/2010	1/14/2010	—	—	—	—	—	—	4,117.0	—	—	6,834
	DPS	2/28/2010	1/14/2010	—	—	—	—	—	—	4,117.0	—	—	6,834
	RSU	3/12/2010	1/14/2010	—	—	—	—	15,524.0	—	—	—	—	25,770
	DPS	3/31/2010	1/14/2010	—	—	—	—	—	—	4,117.0	—	—	6,834
	DPS	4/30/2010	1/14/2010	—	—	—	—	—	—	14,819.0	—	—	24,600
	DPS	5/31/2010	1/14/2010	—	—	—	—	—	—	6,792.2	—	—	11,275
	DPS	6/30/2010	1/14/2010	—	—	—	—	—	—	6,792.2	—	—	11,275
	DPS	7/31/2010	1/14/2010	—	—	—	—	—	—	3,783.6	—	—	11,275
	DPS	8/31/2010	1/14/2010	—	—	—	—	—	—	3,783.6	—	—	11,275
	DPS	9/30/2010	1/14/2010	—	—	—	—	—	—	3,783.6	—	—	11,275
	DPS	10/31/2010	1/14/2010	—	—	—	—	—	—	3,783.6	—	—	11,275
	DPS	11/30/2010	1/14/2010	—	—	—	—	—	—	3,783.6	—	—	11,275
	DPS	12/31/2010	1/14/2010	—	—	—	—	—	—	3,783.6	—	—	11,275
								Total: 15,524.0		Total: 63,456.0			Total: 161,072

(1)	Types of Awards: DPS: deferred phantom shares granted under the Deferred Phantom Share Plan; RSU: restricted stock units granted under the Restricted Stock Unit Plan. In 2010, our named executive officers (other than Mr. Marchionne) received a portion of their total annual compensation in the form of deferred phantom shares and long-term incentives in the form of restricted stock units, each tied to the value of the Class A Membership Interests, in the discretion of the Chief Executive Officer of Chrysler Group, subject to approval by the Compensation Committee and the Special Master. Each deferred phantom share and restricted stock unit represents a Chrysler Group Unit (as described under the captions “—Compensation Discussion and Analysis—Stock Salary in the Form of Deferred Phantom Shares,” “—Compensation Discussion and Analysis—Long-Term Incentives in the Form of Restricted Stock Units” and “—Compensation of the Named Executive Officers—2010 Grants of Plan-Based Awards,” above). On each monthly payroll date, a specified amount equal to a portion of a named executive officer’s gross cash base salary for the payroll period (or, in the case of Mr. Marchionne, the initial award value of $600,000) was converted into a number of deferred phantom shares, which represent the right to receive a future cash payment based on the value of the Chrysler Group Unit, by dividing the specified amount by the then fair value of a Chrysler Group Unit. The fair value of a Chrysler Group Unit is based on the fair value of our membership interests. Since there is currently no observable publicly traded price for our membership interests, the calculation of the fair value of our membership interests is determined using a discounted cash flow methodology. On September 22, 2011, in accordance with the terms of the plans, the number of deferred phantom shares and restricted stock units was adjusted to preserve the economic value of the awards and avoid the dilutive effect of changes in Fiat’s ownership interest. The table above reports the number of deferred phantom shares and restricted stock units originally granted during 2010 and does not include the impact of the anti-dilution adjustment made in September 2011. For information regarding the ownership changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.” Payments under the Deferred Phantom Share Plan and, prior to a Chrysler Group IPO, the Restricted Stock Unit Plan are made in cash based on the fair value of a Chrysler Group Unit as of the most recently completed valuation at the time payment is made. On and after a Chrysler Group IPO, payments under the Restricted Stock Unit Plan may be in cash or publicly traded stock as determined by the Company in its sole discretion.

(2)

On December 24, 2009, the Compensation Committee approved a grant for Mr. Marchionne under the Deferred Phantom Share Plan consistent with the determination of the Special Master (which was received on December 23, 2009), subject to (i) the amendment of the Deferred Phantom Share Plan to allow for such grant under the plan, which amendment was approved by the Compensation Committee on January 14, 2010, and (ii) the amendment of the Company’s LLC Operating Agreement to allow compensation to be paid to employee directors, which amendment was approved by the Board on January 29, 2010. On January 14, 2010, the Compensation Committee approved grants for our other named executive officers under the Deferred Phantom Share Plan and the Restricted Stock Unit Plan to be

made as determined by and subject to the approval of the Special Master, which approvals were received on March 12, 2010 and March 23, 2010. The deferred phantom share grants to our named executive officers (other than Mr. Marchionne) were made monthly, concurrent with salary payment dates.

(3)	The amounts reported in this column represent the grant date fair value of the deferred phantom shares and restricted stock units granted to each of the named executive officers in 2010 (calculated in accordance with the accounting guidance related to stock compensation) multiplied by the number of Chrysler Group Units related to the deferred phantom shares or restricted stock units awarded. The Chrysler Group Unit fair value for deferred phantom share grants made on the January 31, February 28, March 31, April 30, May 31 and June 30 grant dates in 2010 and for the restricted stock unit grants on March 12, 2010 was $1.66 per Chrysler Group Unit, based on the June 10, 2009 valuation of the Class A Membership Interests. The Chrysler Group Unit fair value of the remaining deferred phantom share grants during 2010 was $2.98 per Chrysler Group Unit, based on the December 31, 2009 valuation of the Class A Membership Interests, which became effective for grants on and after July 1, 2010. Regardless of the value on the grant/vesting date, the actual value will depend on the fair value of our Class A Membership Interests on a date in the future when an award vests or is paid. For a discussion of the deferred phantom shares and the restricted stock units granted to each of the named executive officers as compensation for services in 2010, see “—Compensation Discussion and Analysis—Stock Salary in the Form of Deferred Phantom Shares” and “—Compensation Discussion and Analysis—Long-Term Incentives in the Form of Restricted Stock Units.”

Outstanding Equity Awards at December 31, 2010

The following table sets forth information about the outstanding equity-based awards held by each of our named executive officers as of December 31, 2010.

	Option Awards						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(3)	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(3)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4)
		(#)	(#)	(#)	(#)	(#)	(#)	($)	(#)	($)

Sergio Marchionne		—	—	—	—	—	—	—	—	—

Richard K. Palmer	3/12/2010	—	—	—	—	—	11,069	87,999	33,208	264,004
	11/12/2009	—	—	—	—	—	15,362	122,128	46,085	366,376

Holly E. Leese	3/12/2010	—	—	—	—	—	7,119	56,596	21,357	169,788
	11/12/2009	—	—	—	—	—	16,115	128,114	48,344	384,335

Nancy A. Rae	3/12/2010	—	—	—	—	—	6,281	49,934	18,844	149,810
	11/12/2009	—	—	—	—	—	15,362	122,128	46,085	366,376

Michael Manley	3/12/2010	—	—	—	—	—	3,881	30,854	11,643	92,562
	11/12/2009	—	—	—	—	—	12,350	98,183	37,049	294,540

(1)	The amounts reported in these columns reflect restricted stock units granted under the Restricted Stock Unit Plan. On September 22, 2011, in accordance with the terms of the plan, the number of restricted stock units was adjusted to preserve the economic value of the awards and avoid the dilutive effect of changes in Fiat’s ownership interest. The table above reports the number of restricted stock units originally outstanding as of December 31, 2010 and does not include the impact of the anti-dilution adjustment made in September 2011. For information regarding the ownership changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.” Grants of deferred phantom shares under the Deferred Phantom Share Plan are not reported in this table because they were fully vested upon grant, although payments are deferred and, except for the deferred phantom shares granted to Mr. Marchionne, paid in three equal installments at the end of the quarter in which the second, third and fourth anniversaries, respectively, of the monthly grant occur. Under the plan terms, the deferred phantom shares granted to Mr. Marchionne were to be paid on the later of: (i) June 10, 2012, which is the third anniversary of the commencement of Mr. Marchionne’s service as a director; and (ii) the date on which the Company has no remaining obligations under TARP. As a result of the Company’s early repayment of its TARP obligation, each installment is subject to being paid one year earlier than scheduled, commencing as early as practicable in 2012. Payments under the Deferred Phantom Share Plan are made in cash and are based on the fair value of Chrysler Group’s Class A Membership Interests as of the most recently completed valuation at the time of payment, and are made regardless of employment status at the time of payment. For a discussion of the deferred phantom shares granted to each of the named executive officers as compensation for services in 2010, see “—Compensation Discussion and Analysis—Stock Salary in the Form of Deferred Phantom Shares,” “—Compensation of the Named Executive Officers—2010 Grants of Plan-Based Awards,” “Compensation of the Named Executive Officers—Options Exercised and Stock Vested in 2010” and “—Compensation of the Named Executive Officers—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(2)	The restricted stock units reported in this column, Service RSUs, will vest if the holder is continuously employed by us through the third anniversary of the grant date and the Modified EBITDA target threshold for 2010 of $2.5 billion is achieved (which was achieved).

(3)	If the holder retires on or after the second anniversary of grant, then such holder will continue to be considered employed for vesting purposes for both Service RSUs and IPO RSUs; however, no portion of the IPO RSUs will become vested following a holder’s retirement if the Chrysler Group IPO does not occur on or before June 10, 2017. For purposes of all restricted stock units, the holder will be treated as having retired upon a termination of employment after reaching age 55 and completing 10 years of service with Chrysler Group or a predecessor company (or after satisfying other applicable retirement criteria). All unvested restricted stock units will become fully vested upon the holder’s death or permanent disability. Unvested restricted stock units as of the date of termination are forfeited. Payment of the Service RSUs granted in November 2009 will occur in the calendar year after the year in which vesting occurs. Under the plan terms, payment of the Service RSUs granted in November 2009 was to be on the later of: (i) the calendar year after the year in which vesting occurs; and (ii) when at least 25 percent of the Company’s TARP obligation is repaid. Payment of the Service RSUs granted in March 2010 was to be on the later of: (i) the calendar year in which vesting occurs; and (ii) when at least 25 percent of the Company’s TARP obligation is repaid. Payment of the IPO RSUs granted in either November 2009 or March 2010 was to be on the later of: (i) March 15 of the year following the year in which the IPO RSUs vest and (ii) when 100 percent of the Company’s TARP obligation is repaid. Because the Company was no longer subject to TARP after July 2011, as discussed above, payment will, in each case, occur following vesting pursuant to clause (i) of each of the above vesting descriptions. Payment for vested restricted stock units is made in cash prior to a Chrysler Group IPO, and on and after a Chrysler Group IPO, in cash or shares of Chrysler Group’s publicly traded stock in the Company’s sole discretion. Payment for vested restricted stock units will be made regardless of employment status at the time of the scheduled payment. The number of Chrysler Group Units related to outstanding restricted stock units and deferred phantom shares is subject to adjustment by the Compensation Committee in accordance with the terms of the Restricted Stock Unit Plan and the Deferred Phantom Share Plan.

(4)	The fair value of unvested restricted stock units was $7.95 per Chrysler Group Unit as of December 31, 2010, which is based on the fair value of our membership interests as determined using a discounted cash flow methodology.

(5)	The restricted stock units reported in this column, IPO RSUs, will vest if the holder is continuously employed by us through the later of: (i) the third anniversary of the grant date; and (ii) the date on which a Chrysler Group IPO occurs.

Options Exercised and Stock Vested in 2010

The following table sets forth information about the value realized by each of our named executive officers as a result of the exercise of stock options or upon the vesting of equity awards in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
	(#)	($)	(#)	($)
Sergio Marchionne	—	—	361,446.0	600,000
Richard K. Palmer	—	—	84,419.5	180,000
Holly E. Leese	—	—	68,236.8	145,500
Nancy A. Rae	—	—	70,420.8	150,156
Michael Manley	—	—	63,456.0	135,302

(1)	The number of shares reported in this column represents deferred phantom shares granted to the named executive officer in 2010 under the Deferred Phantom Share Plan. On September 22, 2011, in accordance with the terms of the plan, the number of deferred phantom shares was adjusted to preserve the economic value of the awards and avoid the dilutive effect of changes in Fiat’s ownership interest. The table above reports the number of deferred phantom shares which were granted during 2010 and does not include the impact of the anti-dilution adjustment made in September 2011. For information regarding the ownership changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.” Deferred phantom shares are fully vested upon grant and, except for the deferred phantom shares granted to Mr. Marchionne, are paid in three equal installments at the end of the quarter in which the second, third and fourth anniversaries, respectively, of the monthly grant occur. As a result of the Company’s early repayment of its TARP obligation, each installment is subject to being paid one year earlier than scheduled, commencing as early as practicable in 2012. Payments under the Deferred Phantom Share Plan are made in cash and are based on the fair value of Chrysler Group’s Class A Membership Interests as of the most recently completed valuation at the time of payment and are made regardless of employment status at the time of payment. Under the plan terms, the deferred phantom shares granted to Mr. Marchionne were to be paid on the later of: (i) June 10, 2012, which is the third anniversary of the commencement of Mr. Marchionne’s service as a director; and (ii) the date on which the Company has no remaining obligations under TARP. For additional information regarding deferred phantom shares held by the named executive officers as of December 31, 2010 under the Deferred Phantom Share Plan, see “—Compensation of the Named Executive Officers—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(2)	The amount reported as value realized upon vesting of deferred phantom share units is calculated by multiplying the fair value per Chrysler Group Unit (as described under the caption “—Compensation Discussion and Analysis—Stock Salary in the Form of Deferred Phantom Shares,” above) as of the grant date of the award (determined in accordance with the accounting guidance related to stock compensation) by the number of Chrysler Group Units related to the deferred phantom shares awarded. Regardless of the value on the grant/vesting date, the actual value will depend on the fair value of our Class A Membership Interests on a date in the future when the deferred phantom shares are paid.

2010 Pension Benefits

Subject to the satisfaction of age and service requirements, Ms. Leese, Ms. Rae and Mr. Manley are eligible for pension benefits under the Executive Salaried Employees’ Retirement Plan, a contributory tax-qualified defined benefit pension plan and the Supplemental Executive Retirement Plan, a contributory nonqualified defined benefit pension plan, each described below, on the same terms and conditions as offered to other U.S. non-bargaining unit employees hired prior to January 1, 2004.

The benefit under the Executive Salaried Employees’ Retirement Plan is computed as a monthly annuity benefit on a 10-year certain and life basis beginning as early as age 62 equal to:

•	“final average earnings” times 2.25 percent of the executive’s years of contributory service (starting at age 35), up to a maximum of 20 years;

plus

•	“final average earnings” times 2 percent of the executive’s years of contributory service (starting at age 35) in excess of 20 years for the next 8.5 years;

minus

•	50 percent of the age 62 Social Security benefits.

For these purposes, “final average earnings” is defined as the highest average base pay up to the Internal Revenue Service’s covered compensation limit ($245,000 in 2010 and 2011) during any consecutive 5 years out of the last 15 years of employment.

The pension benefit under the Executive Salaried Employees’ Retirement Plan for an executive whose employment terminates after reaching age 55 but before reaching age 62 is reduced by approximately 6 percent for each year by which the executive’s age at termination is less than age 62. Prior to the 363 Transaction, Mlles. Leese and Rae were party to agreements with Old Carco that provided, in part, that they would each be eligible for unreduced pension benefits under the Executive Salaried Employees’ Retirement Plan and the Supplemental Executive Retirement Plan if their employment terminates after reaching age 55. As part of the 363 Transaction, the portion of those agreements related to the unreduced pension benefits was assumed by Chrysler Group. In order to receive a pension benefit under the Executive Salaried Employees’ Retirement Plan, a participant must attain age 65, or complete 10 years of service and attain age 55, except that death benefits are paid if the participant dies after starting to contribute and disability benefits are paid if the participant becomes disabled after completing 5 years of contributory service after attaining age 35.

The Supplemental Executive Retirement Plan is a restorative supplemental retirement plan that provides a pension benefit computed using the same formula (including the definition of final average earnings) as the formula under the Executive Salaried Employees’ Retirement Plan except that: (i) base pay is not limited by the Internal Revenue Service’s covered compensation limit ($245,000 in 2010 and 2011); and (ii) the benefit is offset by amounts paid from the Executive Salaried Employees’ Retirement Plan. Each U.S. non-bargaining unit employee is eligible for a benefit under the Supplemental Executive Retirement Plan if his or her covered compensation exceeds the Internal Revenue Service’s covered compensation limit. As a result of the Special Master’s determinations, no additional amounts were permitted to accrue under the Supplemental Executive Retirement Plan for the top 25 most highly compensated employees, including our named executive officers, attributable to salary and years of service during the period under which Chrysler Group was subject to the TARP restrictions.

The amounts reported in the column “Present Value of Accumulated Benefit” represent the benefits that the named executive officers have earned, based on their service and compensation through December 31, 2010, but assuming that he or she retires at age 55 (age 62 for Mr. Manley), the earliest date on which he or she may retire without a reduction in pension benefit. Other than Ms. Leese, none of the named executive officers eligible for pension benefits has attained the age necessary to receive an unreduced pension benefit. While a present value is reported in the table, tax-qualified pension benefits are not available as a lump sum and must be taken in the form of an annuity. However, any nonqualified pension benefits due to base pay being limited by the Internal Revenue Service’s covered compensation limit ($245,000 in 2010 and 2011) or due to the limits imposed by Section 415 of the Internal Revenue Code must be paid out in a lump sum. We used the same assumptions in computing the amounts reported as we use for financial reporting purposes, including a discount rate of 5.4 percent and mortality according to the RP2000WC mortality table projected to 2011. For a discussion of the actuarial assumptions used to calculate the present values, see Note 18, Employee Retirement and Other Benefits, to our audited financial statements included in this prospectus.

The following table provides information as of December 31, 2010 with respect to the Company’s defined benefit pension plans in which our named executive officers participated.

Name	Plan Name	Number of Credited Service Years (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Sergio Marchionne(2)	—	—	—	—

Richard K. Palmer(2)	—	—	—	—

Holly E. Leese	Chrysler Group LLC Executive Salaried Employees’ Retirement Plan	21.92	1,780,047	—
	Chrysler Group LLC Supplemental Executive Retirement Plan	21.92	1,621,668	—

Nancy A. Rae	Chrysler Group LLC Executive Salaried Employees’ Retirement Plan	32.50	1,729,297	—
	Chrysler Group LLC Supplemental Executive Retirement Plan	32.50	1,679,737	—

Michael Manley	Chrysler Group LLC Executive Salaried Employees’ Retirement Plan	3.58	100,117	—
	Chrysler Group LLC Supplemental Executive Retirement Plan	3.58	4,245	—

(1)	The amounts reported in this column for the Supplemental Executive Retirement Plan represent the accrued benefits as of October 22, 2009, the last day amounts were permitted to be accrued under the plan for our named executive officers until after the time that the Company was no longer subject to the TARP Compensation Standards.

(2)	Messrs. Marchionne and Palmer are not eligible to participate in Chrysler Group’s defined benefit pension plans. Mr. Palmer is eligible to participate in the Employee Managed Retirement Plan. The amount contributed in 2010 by Chrysler Group to the Employee Managed Retirement Plan on behalf of Mr. Palmer is reported in the “All Other Compensation” column of the 2010 Summary Compensation Table.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Our named executive officers (other than Mr. Marchionne) receive a portion of their total annual compensation in the form of deferred phantom shares granted under the Deferred Phantom Share Plan tied to the value of the

Class A Membership Interests, in the discretion of the Chief Executive Officer of Chrysler Group, subject to approval by the Compensation Committee and the Special Master. Each deferred phantom share represents a Chrysler Group Unit (as described under the caption “—Compensation Discussion and Analysis—Stock Salary in the Form of Deferred Phantom Shares,” above). On each monthly payroll date, a specified amount equal to a portion of a named executive officer’s gross cash base salary for the payroll period is converted into a number of deferred phantom shares, which represent the right to receive a future cash payment based on the value of the Chrysler Group Unit, by dividing the specified amount by the then fair value of a Chrysler Group Unit. Payments under the Deferred Phantom Share Plan are made in cash based on the fair value of a Chrysler Group Unit as of the most recently completed valuation at the time payment is made.

The following table provides information as of December 31, 2010 with respect to the Company’s deferred compensation plans in which our named executive officers participated.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year- End(4) ($)
Sergio Marchionne(5)	—	600,000	2,273,495	—	2,873,495

Richard K. Palmer	—	180,000	619,971	—	833,975

Holly E. Leese	—	145,500	794,846	—	1,045,344

Nancy A. Rae	—	150,156	727,985	—	962,139

Michael Manley	—	135,302	472,750	—	635,388

(1)	The amount reported in this column represents deferred phantom shares held by the named executive officer as of December 31, 2010 under the Deferred Phantom Share Plan. All of the deferred phantom share amounts reported in this column are also included in the “Stock Awards” column of the 2010 Summary Compensation Table, in the 2010 Grants of Plan-Based Awards table and in the Option Exercised and Stock Vested in 2010 table. Outstanding grants of restricted stock units under the Restricted Stock Unit Plan are not reported in this table because they are not yet vested. If payment in respect of restricted stock units is deferred beyond the vesting date, such awards will be disclosed in the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans table at that time.

(2)	The amount reported in this column represents the product of: (i) the number of Chrysler Group Units related to the deferred phantom shares; and (ii) the difference between (x) the fair value of a Chrysler Group Unit on December 31, 2009 or the grant date, whichever is later, and (y) the fair value of a Chrysler Group Unit on December 31, 2010. The fair value of a Chrysler Group Unit is based on the fair value of our membership interests. Since there is currently no observable publicly traded price for our membership interests, the calculation of the fair value of our membership interests is determined using a discounted cash flow methodology. Amounts in this column are not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2010 Summary Compensation Table because no such earnings would be considered above market or preferential.

(3)	Deferred phantom shares are fully vested upon grant and, except for the deferred phantom shares granted to Mr. Marchionne, are paid in three equal installments at the end of the quarter in which the second, third and fourth anniversaries, respectively, of the monthly grant occur. As a result of the Company’s early repayment of its TARP obligation, each installment is subject to being paid one year earlier than scheduled, commencing as early as practicable in 2012. Payments under the Deferred Phantom Share Plan are made in cash and are based on the fair value of Chrysler Group’s Class A Membership Interests as of the most recently completed valuation at the time of payment, and are made regardless of employment status at the time of payment. Under the plan terms, the deferred phantom shares granted to Mr. Marchionne were to be paid on the later of: (i) June 10, 2012, which is the third anniversary of the commencement of Mr. Marchionne’s service as a director; and (ii) the date on which the Company has no remaining obligations under TARP.

(4)	Since we are not required to report compensation information for fiscal years before 2010 in the 2010 Summary Compensation Table, no amounts reported in this column were reported above.

(5)	On December 23, 2009, the Special Master approved a grant of deferred phantom shares for Mr. Marchionne with an initial value of $600,000 as compensation for his services as a director of the Company from June 2009 through June 2012. Because the grant required an amendment to the Deferred Phantom Share Plan and the Company’s LLC Operating Agreement, the grant did not occur until 2010.

Potential Payments upon Termination or Change in Control

The following summaries describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with termination of employment. In determining amounts payable, we have assumed in all cases that the termination of employment occurred on December 31, 2010. Most of the Company’s plans and programs, including the Deferred Phantom Share Plan and the Supplemental Executive Retirement Plan, contain specific provisions detailing how payments are treated upon termination. We are not obligated to provide our named executive officers with any payments or benefits in connection with a change in control.

Severance Policy

As a result of the TARP Compensation Standards, none of the named executive officers nor the next five most highly compensated employees were entitled to receive severance or other “golden parachute payments” as a result of a termination in 2010. Because the named executive officers are no longer subject to the restrictions under the TARP Compensation Standards, they may be eligible for severance benefits under the Termination Allowance Plan.

The Termination Allowance Plan applies to all full-time U.S.-based executive employees who have a minimum of three years of continuous service as of the termination date. The plan may pay severance benefits in the event that an employee is indefinitely laid off, forced to retire without retirement benefits or permanently and totally disabled and not eligible for long-term disability benefits. The amount of severance varies based on the employee’s continuous years of service with Chrysler Group and is conditioned on the employee’s execution of a general release of claims. The actual severance benefit for our named executive officers under the Termination Allowance Plan is based on their monthly base salary and determined in accordance with the following schedule:

Continuous Service Before Effective Date of Separation	Number of Months of Continued Base Salary
Less than 3 years of service	0 months
3 but less than 4 years of service	1 month
4 but less than 5 years of service	2 months
5 but less than 10 years of service	3 months
10 but less than 15 years of service	6 months
15 but less than 20 years of service	9 months
20 or more years of service	12 months

The maximum amount of severance for the named executive officers under the Termination Allowance Plan is 12 months of base salary. The severance benefit is paid in cash in monthly installments equal to the base monthly salary.

Vesting of Restricted Stock Units

Our named executive officers receive long-term incentives in the form of restricted stock units. For restricted stock units granted in November 2009 and March 2010, a restricted stock unit holder will vest in 25 percent of the Chrysler Group Units related to the award, referred to as the Service RSUs, if the holder is continuously employed by us through the third anniversary of the grant date and the Modified EBITDA target threshold for 2010 of $2.5 billion is achieved (which was achieved) and 75 percent of the Chrysler Group Units related to the award, referred to as the IPO RSUs, will vest if the holder is continuously employed by us through the later of: (i) the third anniversary of the grant date; and (ii) the date on which a Chrysler Group IPO occurs. If the holder retires on or after the second anniversary of grant, then such holder will continue to be considered employed for vesting purposes for both Service RSUs and IPO RSUs; however, no portion of the IPO RSUs will become vested following a holder’s retirement if the Chrysler Group IPO does not occur on or before June 10, 2017. For purposes of all restricted stock units, the holder will be treated as having retired upon a termination of employment after reaching age 55 and completing 10 years of service with Chrysler Group or a predecessor company (or after satisfying other applicable retirement criteria). All unvested restricted stock units will become fully vested upon the holder’s death or permanent disability. Unvested restricted stock units as of the date of termination are forfeited.

Under the plan terms, payment of the Service RSUs granted in November 2009 was to be on the later of: (i) the calendar year after the year in which vesting occurs; and (ii) when at least 25 percent of the Company’s TARP obligation is repaid. Payment of the Service RSUs granted in March 2010 was to be on the later of: (i) the calendar year in which vesting occurs; and (ii) when at least 25 percent of the Company’s TARP obligation is repaid. Payment of the IPO RSUs granted in either November 2009 or March 2010 was to be on the later of: (i) March 15 of the year following the year in which the IPO RSUs vest; and (ii) when 100 percent of the Company’s TARP obligation is repaid. Because the Company was no longer subject to TARP after July 2011, as discussed above, payment will, in each case, occur following vesting pursuant to clause (i) of each of the above vesting descriptions.

Payment for vested restricted stock units is made in cash prior to a Chrysler Group IPO, and on and after a Chrysler Group IPO, in cash or shares of Chrysler Group’s publicly traded stock in the Company’s sole discretion. Payment for vested restricted stock units will be made regardless of employment status at the time of the scheduled payment.

Estimated Potential Termination Payments and Benefits

The following table provides the estimated value of the payments and benefits that we would provide to our named executive officers in connection with termination of employment. In determining amounts payable, we have assumed in all cases that the termination of employment occurred on December 31, 2010 and that fair value of the Chrysler Group Units was $7.95. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such event. The actual value that would be recognized by a named executive officer with respect to his or her restricted stock units can only be determined at the time of payment and could be affected by changes to the fair value of our Class A Membership Interests following termination of employment. Due to the number of factors that affect the nature and amounts of any benefits provided upon the events described below, any actual amounts paid or distributed may be higher or lower than reported below. In addition, in connection with any actual termination of employment, we may determine to enter into one or more agreements or to establish arrangements providing additional benefits or amounts, or altering the terms of benefits described above.

Name	Severance(1) ($)	Unvested Restricted Stock Units(2) ($)	Total ($)
Sergio Marchionne	—	—	—

Richard K. Palmer
Retirement	—	—	—
Death	—	840,507	840,507
Disability	—	840,507	840,507

Holly E. Leese
Retirement	—	—	—
Death	—	738,833	738,833
Disability	—	738,833	738,833

Nancy A. Rae
Retirement	—	—	—
Death	—	688,248	688,248
Disability	—	688,248	688,248

Michael Manley
Retirement	—	—	—
Death	—	516,139	516,139
Disability	—	516,139	516,139

(1)	None of the named executive officers were eligible to receive severance payments upon voluntary or involuntary termination in 2010 under the TARP Compensation Standards.

(2)	The amounts reported in this column represent the total fair value on December 31, 2010 of the Chrysler Group Units related to the restricted stock units that would vest upon a named executive officer’s retirement, death or disability based on a fair value of the Chrysler Group Units of $7.95. On September 22, 2011, in accordance with the terms of the plan, the number of restricted stock units was adjusted to preserve the economic value of the awards and avoid the dilutive effect of changes in Fiat’s ownership interest. The table above reports the number of restricted stock units originally granted and does not include the impact of the anti-dilution adjustment made in September 2011. For information regarding the ownership changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.” No restricted units would have vested upon a named executive officer’s retirement on December 31, 2010 because retirement vesting occurs only after the second anniversary of the restricted stock unit grant date and none of the outstanding restricted stock units were granted more than two years before December 31, 2010. For the purpose of providing an estimated value for restricted stock units, we had assumed that Chrysler Group would repay its TARP obligation in full. Because deferred phantom shares are fully vested upon grant and paid at the time of the scheduled payment, no additional value would be recognized by the named executive officer solely as a result of their termination of employment.

Risk Considerations in our Compensation Program

Our Compensation Committee is responsible for ensuring that our compensation programs are consistent with the safety and soundness of the Company, including reviewing the relationship between the Company’s risk management policies and practices and the executive compensation arrangements. As was required by the TARP Compensation Standards, our senior risk officer, Mr. Palmer, reviewed with the Compensation Committee all compensation programs, including the compensation arrangements for our named executive officers, to ensure that the programs and arrangements did not create incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of the Company. We believe that the mix and design of the elements of our employee compensation policies and practices do not motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2010, Stephen Wolf served as the Chairman and C. Robert Kidder, Governor James Blanchard and Scott Stuart served as members of our Compensation Committee. No member of the Compensation Committee is or has been an officer or employee of Chrysler Group at any time or had any relationship with Chrysler Group requiring disclosure as a related-party transaction. During the fiscal year ended December 31, 2010, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee serving an equivalent function) of any unrelated entity that had one or more of its executive officers serving on our Board or Compensation Committee (or other board committee serving an equivalent function).

Director Compensation

Director Summary Compensation Table

The following table summarizes the total compensation paid by the Company to our non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Alfredo Altavilla	—	—	1,150	1,150
Governor James J. Blanchard	—	—	1,150	1,150
George F.J. Gosbee(4)	—	—	1,150	1,150
C. Robert Kidder(4)	150,000	—	1,150	151,150
Douglas Steenland	20,000	—	1,150	21,150
Scott M. Stuart(4)	2,500	—	1,150	3,650
Ronald L. Thompson	—	—	1,150	1,150
Stephen M. Wolf	10,000	—	1,150	11,150

(1)	Our non-employee directors did not earn or receive an annual retainer fee in 2010 for their service as directors, other than our Chairman, Mr. Kidder, who earned a cash fee of $150,000. Each non-employee committee chair received an annual retainer, the amount of which differed depending upon the committee, as follows: Audit Committee, $20,000 (Mr. Steenland); Compensation Committee, $10,000 (Mr. Wolf); and Finance Committee, $10,000 (Mr. Stuart). As Mr. Stuart served as committee chair of the Finance Committee for only one quarter in 2010, the amount shown in this column represents the pro-rated portion of the $10,000 annual retainer he received in 2010.

(2)	No stock awards were granted to our non-employee directors in 2010. The table below shows the aggregate number of restricted stock units outstanding for each non-employee director as of December 31, 2010:

Name	Aggregate Number of Restricted Stock Units at Last Fiscal Year-End(a) (#)
Alfredo Altavilla	361,446
Governor James J. Blanchard	361,446
George F.J. Gosbee(4)	361,446
C. Robert Kidder(4)	361,446
Douglas Steenland	361,446
Scott M. Stuart(4)	361,446
Ronald L. Thompson	361,446
Stephen M. Wolf	361,446

(a)	In late 2009, our non-employee directors received a grant of restricted stock units under the 2009 Directors’ Restricted Stock Unit Plan with an initial value of $600,000 for their service as directors of the Company from June 2009 through June 2012. On September 22, 2011, in accordance with the terms of the plan, the number of restricted stock units was adjusted to preserve the economic value of the awards and avoid the dilutive effect of changes in Fiat’s ownership interest. The table above reports the number of restricted stock units originally granted and does not include the impact of the anti-dilution adjustment made in September 2011. For information regarding the ownership changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.” The restricted stock units vest in one-third increments on June 10, 2010, June 10, 2011, and June 10, 2012. All unvested restricted stock units will become fully vested upon the director’s death or permanent disability. Unvested restricted stock units as of the date of termination for any other reason are forfeited. An amount equal to the fair value of the Chrysler Group Units underlying any vested restricted stock units held by a director will be paid within 60 days following the date on which the director ceases to serve as a director. Payment of vested restricted stock units will be made in cash prior to a Chrysler Group IPO and, on and after a Chrysler Group IPO, in cash or shares of Chrysler Group’s publicly traded stock in the Company’s sole discretion. The number of Chrysler Group Units related to outstanding restricted stock units is subject to adjustment by the Compensation Committee in accordance with the terms of the 2009 Directors’ Restricted Stock Unit Plan.

(3)	The amounts reported in this column represent the incremental cost to the Company for the Company furnished vehicle provided to our non-employee directors while serving as an active member of the Board. We calculate the incremental cost of providing the Company vehicles by comparing the cost of production against the value received upon the disposal of the vehicle plus the cost of maintenance and repair, insurance, licensing and registration fees. Directors are taxed on the imputed income attributed to personal use of Company vehicles and do not receive tax assistance from the Company.

(4)	Resigned from the Board of Directors in September 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 16, 2011 regarding the beneficial ownership of our Class A and Class B Membership Interests for: (i) each person known by us to beneficially own either class of our membership interests; (ii) each director; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes having voting and/or investment power with respect to the securities. Each of the persons and entities named in the table below have sole voting and sole investment power with respect to the membership interests set forth opposite each person’s or entity’s name.

As of December 16, 2011, there were 1,061,225 Class A Membership Interests and 200,000 Class B Membership Interests authorized, issued and outstanding. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o Chrysler Group LLC, 1000 Chrysler Drive, Auburn Hills, Michigan, 48326.

	Class A Membership Interests		Class B Membership Interests		Aggregate Percent of Combined Voting Power
Name and Address of Beneficial Owner	Number of Membership Interests	Percent of Class	Number of Membership Interests	Percent of Class

UAW Retiree Medical Benefits Trust(1)(2)	676,924	63.8%	—	—	44.7%
P.O. Box 14309
Detroit, Michigan 48214
Fiat North America LLC(2)	384,301	36.2%	200,000	100%	58.5%
Via Nizza n. 250
10125 Torino, Italy

Directors and Named Executive Officers:

Alfredo Altavilla	—	—	—	—	—
Governor James J. Blanchard	—	—	—	—	—
Léo W. Houle	—	—	—	—	—
John B. Lanaway	—	—	—	—	—
Douglas M. Steenland	—	—	—	—	—
Ronald L. Thompson	—	—	—	—	—
Stephen M. Wolf	—	—	—	—	—
Sergio Marchionne	—	—	—	—	—
Richard K. Palmer	—	—	—	—	—
Holly E. Leese	—	—	—	—	—
Nancy A. Rae	—	—	—	—	—
Michael Manley	—	—	—	—	—
Directors and Executive Officers as a group, including those named above (12 persons)	—	—	—	—	—

(1)	Includes 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-00, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-01, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-02, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-03, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-04, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-05, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-06, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-07, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-08, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-09, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-10, LLC, 54,153.92 Class A Membership Interests held by UAW VEBA Holdco CH-11, LLC, and 27,076.96 Class A Membership Interests held by UAW VEBA Holdco CH-12, LLC.

(2)	Fiat’s 200,000 Class B Membership Interests currently represent 30 percent of the ownership interest in us, and together with its Class A Membership Interests, Fiat currently has a 53.5 percent ownership interest in us on a fully diluted basis. Pursuant to the terms of our LLC Operating Agreement, the Class B Membership Interests will automatically represent 35 percent of the ownership interest in us upon the occurrence of the final Class B Event. However, pursuant to the terms of the LLC Operating Agreement, Fiat may exercise its alternative call option in lieu of the achievement of the final Class B Event at any time. In the event Fiat exercised its alternative call option, which it may do at any time, or if the final Class B Event were achieved, Fiat’s ownership interest in us would increase to 58.5 percent.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Fiat

On April 30, 2009, we entered into a master transaction agreement with Fiat and Old Carco under which we agreed to purchase the principal operating assets of Old Carco and its principal domestic subsidiaries, to assume certain of their liabilities, and to purchase the equity of Old Carco’s principal foreign subsidiaries. On June 10, 2009, we completed the 363 Transaction contemplated by the master transaction agreement following bankruptcy court approval in connection with Old Carco’s bankruptcy proceeding. In connection with the closing of the 363 Transaction, we issued Class B Membership Interests to an affiliate of Fiat, Fiat North America LLC. Fiat North America LLC now holds all of our Class B Membership Interests as well as a portion of our Class A Membership Interests, which collectively represent a 53.5 percent ownership interest in us, on a fully diluted basis which we expect will increase to 58.5 percent upon the occurrence of a performance event. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiat Ownership Interest.” We also entered into the master industrial agreement and related ancillary agreements described below with Fiat and certain of its affiliates in accordance with the terms of the master transaction agreement.

Our alliance with Fiat is comprised of various commercial arrangements relating primarily to the development, manufacture and distribution of vehicles, and the development and manufacture of powertrains. The terms and conditions governing the Fiat alliance are set forth in the master industrial agreement and ancillary agreements entered into pursuant to the master industrial agreement that address:

•

Technology and Product Sharing – We have access to certain of Fiat’s platforms, vehicles, products and technology. These include: (i) Fiat’s mini, small, and compact vehicle platforms; and (ii) specified vehicle models, engines, engine technologies, transmissions, and related technology for production within North America and for distribution within North America and other agreed markets, including the Fiat 500 vehicle model. In addition, we are cooperating on: (i) engineering and development activities, such as those related to the CUSW platform, described under the caption “Business–Alliance with Fiat;” (ii) manufacturing activities, such as implementation of WCM processes utilized by Fiat in our manufacturing plants; and (iii) the manufacture, assembly, or sale of built-up vehicles, engines, transmissions, components, or other products. We have both also committed to identifying further possible product portfolio sharing, and to that end, we recently licensed certain vehicle technology to Fiat for a vehicle to be built in China by a Fiat joint venture.

We are currently manufacturing the Fiat 500 vehicle in our Toluca, Mexico plant. The Fiat 500 includes the Fiat 1.4L FIRE engine, manufactured in our Dundee, Michigan plant, as well as transmissions purchased from Fiat.

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Distribution – We have established: (i) Fiat’s role in the distribution of our vehicles and service parts in Europe and other specified markets outside of North America, including the appointment of Fiat as the general distributor and importer in those markets, Fiat’s formulation of a dealer network development plan for those markets, and Fiat’s provision, directly or indirectly, of wholesale and retail financing for our vehicles in certain markets outside of North America; (ii) our role as the exclusive distributor and importer of Fiat and Alfa Romeo brand vehicles and service parts within North America, and the right of first refusal to distribute Lancia brand vehicles within North America; and (iii) implementation of distribution strategies.

We began implementing our distribution strategy for non-North American markets in 2010. Fiat initially assumed the management of our distribution and sales operations in select European countries in 2010, and in June 2011, Fiat became our general distributor for Europe. In connection with this transition, we also sold certain assets of 14 of our NSCs in Europe to Fiat.

In January 2012, we will begin distributing Fiat vehicles through our dealer network in Russia. In addition, financial services affiliates of Fiat are providing financing to our dealers and their customers in China, Argentina and Brazil.

As to North America, we began selling the Fiat 500 in the U.S. and Canada in March 2011 through a network of newly appointed dealers, and we are also selling some of the Fiat 500 vehicles we produce in Mexico to Fiat for distribution outside of North America. In addition, we began distributing Fiat and Fiat Professional (light-duty commercial) brand vehicles and service parts in Mexico in October 2010. We also began distributing Alfa Romeo brand vehicles and service parts in Mexico in 2011, and we plan to reintroduce Alfa Romeo brand vehicles and service parts in the U.S. and Canada.

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Procurement – We are integrating our procurement activities with Fiat’s procurement operations, including: (i) the establishment of joint purchasing programs designed to yield preferred pricing and logistics terms, particularly with respect to shared parts and components and common suppliers; and (ii) the restructuring of our procurement activities and integration with Fiat’s procurement operations.

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Information and Communication Technology – We and Fiat are coordinating our respective information and communication technologies. Ongoing efforts include: (i) identification of ways to reduce the costs of such technologies and generate other benefits; (ii) prioritization of systems, applications and infrastructure initiatives based on our business plan targets; (iii) implementation of common technology solutions in various functional areas, including upgraded engineering product lifecycle management and computer-aided design tools, and adoption of the SAP system currently used by Fiat to replace our finance, procurement, and capital project and investment management systems; (iv) deployment of emerging communication, collaboration and server network technologies; and (v) transition of our business process systems outside North America to Fiat’s systems.

Fiat may terminate the master industrial agreement and all of the ancillary agreements on 120 days’ prior written notice at any time, in which case it must surrender its membership interests in Chrysler Group if such termination occurs prior to the earlier of the date that the third Class B Event is achieved or June 10, 2013. Upon such termination: (i) each party must continue to distribute, if requested, the other party’s vehicles and service parts for two years on the same terms and conditions as in effect immediately prior to termination, and to cooperate for up to an additional six months to facilitate transition of distribution services; (ii) Fiat must continue to make available to Chrysler Group for thirty-six months the technology rights and other items available under the agreements on the same terms in effect on the date of termination, and thereafter until the end of production on the same terms but at commercially reasonable royalty rates; and (iii) Chrysler Group must continue to make available to Fiat for thirty-six months, or if longer, until the end of production, the technology and other items available under the agreements on the same terms as in effect on the date of termination but at commercially reasonable royalty rates.

In addition, either we or Fiat may terminate the master industrial agreement and all of the ancillary agreements if the other party either commits a breach that is material, considering all ancillary agreements taken as a whole, or in the event of certain bankruptcy, liquidation or reorganization proceedings. Upon a termination for breach or bankruptcy events, the terminating party will be entitled to receive continued distribution services and technology rights and other items from the other party as noted above. Fiat must surrender its membership interests in Chrysler Group if we are the terminating party and such termination occurs prior to the earlier of the date that the third Class B Event is achieved or June 10, 2013.

Other Transactions

We have also entered into the following transactions with Fiat or its affiliates:

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In March 2010, we entered into a multi-year agreement with an affiliate of Fiat to provide it with service parts distribution services in North America, on a per-service fee basis. We received approximately $500,000 for such services during the year ended December 31, 2010 and approximately $720,000 during the eleven months ended November 30, 2011.

•	In June 2010, we sold certain manufacturing assets to an affiliate of Fiat for approximately $550,000.

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In October 2010, we entered into a non-binding memorandum of understanding with an affiliate of Fiat to license certain technology, and to provide certain products and engineering services. In January 2011, we entered into a definitive technology license agreement pursuant to which the Fiat affiliate is obligated to pay us a one-time license fee of $37 million in 2011. Pending completion of a definitive engineering services agreement, we have begun to provide engineering services. For the year ended December 31, 2010, we received payment of approximately $120,000 for these services, and for the nine months ended September 30, 2011, we have received approximately $12 million for these services, of which approximately $4.1 million was paid to Fiat Powertrain Technologies, S.p.A. for subcontracted services. We will continue to receive payments on a per-services fee basis. The parties are currently negotiating a definitive agreement for Chrysler to supply components to this Fiat affiliate.

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In January 2011, we entered into a multi-year agreement with Fiat to provide our services diagnostic tools to Fiat for use in its dealerships and authorized repair facilities. As part of this agreement, we will supply tools to Fiat and perform software development services, and we will also provide ongoing maintenance services. We will invoice Fiat on a periodic basis for tools and services rendered. For the eleven months ended November 30, 2011, we have received approximately $16 million for these services.

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In May 2011, we entered into a five-year agreement with a Fiat affiliate to provide us with service parts for certain competitive brand vehicles that we will sell through retail and wholesale channels. Total purchases by Chrysler Group under this agreement were over $8 million for the eleven months ended November 30, 2011.

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We anticipate entering into a multi-year agreement with a joint venture affiliate of Fiat in China, pursuant to which we will sell Fiat Freemont vehicles that we manufacture for distribution through Fiat’s dealer network in China. We anticipate retail launch in China in early 2012.

From time to time, we also purchase goods and services from Fiat affiliates in the ordinary course through competitive bids when applicable.

In total, our transactions with Fiat for the nine months ended September 30, 2011, included $1,326 million of goods and services Fiat purchased from us, and $450 million of goods and services we purchased from Fiat. Our transactions with Fiat for the year ended December 31, 2010 included $485 million for goods and services Fiat purchased from us, and $310 million for goods and services we purchased from Fiat. For the period from June 10, 2009 to December 31, 2009, we provided $10 million of services to Fiat, and we purchased $57 million of goods and services from Fiat. For more information, refer to Note 14, Other Transactions with Related Parties, of our condensed consolidated financial statements and Note 19, Other Transactions with Related Parties, of our audited consolidated financial statements included in this prospectus.

Mr. Marchionne is the Chief Executive Officer of Fiat and Chairman or Chief Executive Officer of several significant business units within Fiat and Fiat Industrial. His compensation from Fiat is publicly disclosed in Fiat’s annual report.

Mr. Palmer served as Chief Financial Officer of Fiat Group Automobiles until becoming our Chief Financial Officer in 2009. In September 2011, Mr. Palmer was given the additional role of Chief Financial Officer of Fiat.

Mr. Alessandro Gili, formerly Head of Accounting for Fiat Group Automobiles, became our Corporate Controller and Chief Accounting Officer in June 2011. Fiat has responsibility for any repatriation costs if certain former Fiat employees, including Mr. Gili, were to return to Italy. Fiat also has continued to make employer contributions on behalf of Mr. Palmer as well as Mr. Gili, and other former employees to the Italian social security system and with respect to certain Italian pension and health arrangements.

Review Process

Our LLC Operating Agreement provides that we cannot enter into any agreement with, or for the benefit of, our members or any of their affiliates that involves aggregate payments in excess of $25 million unless the transaction has been approved by a majority of the disinterested members of our Board or, if there are no disinterested members of the Board, unless we have obtained the favorable opinion of an independent expert as to the fairness of the transaction. We have also instituted a process for our Audit Committee to perform an in-depth review of such agreements prior to review by the full Board. This process applies to all agreements or transactions not otherwise authorized by the master transaction agreement and agreements referenced therein such as the master industrial agreement.

We also report regularly to our Board regarding the status of our principal agreements with Fiat.

In addition, we have a written conflict of interest policy and related procedure applicable to our officers and employees and their spouses and minor children that prohibit them from having personal interests in transactions which conflict with our interests, or which might influence the judgment or actions of our officers and employees in performing their duties. A management committee, the Business Practices Committee, interprets the policy, issues advisories, and reports periodically to the Audit Committee of our Board with respect to noncompliance or waivers.

In September 2011, Fiat formed a management committee, known as the Group Executive Council, or GEC, to oversee and enhance the operational integration of all Fiat affiliates, including Chrysler Group. Members of the GEC include Messrs. Marchionne, Palmer and Manley, as well as other Fiat and Chrysler executives. Nevertheless, the two companies remain distinct legal entities with separate governance. The GEC cannot contractually bind Chrysler Group, and recommendations made by the GEC to Chrysler Group, including transactions with Fiat companies, are subject to Chrysler Group’s governance procedures described in the preceding paragraphs.

Director Independence

Now that Fiat holds a majority interest in us, our LLC Operating Agreement requires that our Board must consist of at least three independent directors. Our LLC Operating Agreement further requires that to be independent, a director must be independent of the Company and, if applicable, the party appointing such director. A director’s independence is determined by reference to the list of enumerated relationships precluding independence under the listing rules of the New York Stock Exchange.

Messrs. Altavilla and Marchionne are employed by Fiat and do not qualify as independent directors under the New York Stock Exchange standards. All other members of the Board, Messrs. Houle, Lanaway, Steenland, Thompson and Wolf, and Governor Blanchard, qualify as independent directors under those standards.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and may not contain all of the information that is important to you, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements.

Senior Credit Facilities

On May 24, 2011, we and certain of our subsidiaries entered into senior credit facilities, which we refer to as the Senior Credit Facilities, consisting of a Tranche B term facility and a revolving credit facility, with Morgan Stanley Senior Funding, Inc., Goldman Sachs Lending Partners LLC, Citigroup Global Markets Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as arrangers and lenders. Each of our existing and subsequently acquired or organized domestic, principal operating subsidiaries will be guarantors under the Senior Credit Facilities, subject to certain limited exceptions.

The Senior Credit Facilities provide for borrowings of up to $4,300 million, including a $3,000 million senior secured Tranche B term loan facility, or the Tranche B Term Facility, which was drawn as part of the Refinancing Transactions and a $1,300 million senior secured revolving credit facility, or the Revolving Facility, which may be borrowed and repaid from time to time until the maturity date of the Revolving Facility. A portion of the Revolving Facility will be made available for the issuance of letters of credit. The maturity date for the Tranche B Term Facility is May 24, 2017, and the maturity date for the Revolving Facility is May 24, 2016. Prior to the final maturity date of each of the facilities, we have the option to extend the maturity date of all or a portion of these facilities with the consent of the lenders whose loans or commitments are being extended. We also have the option to increase the amount of these facilities in an aggregate principal amount not to exceed $1,200 million, either through an additional term loan, an increase in the Revolving Facility, or a combination of both, subject to certain conditions.

The outstanding principal amount of the Tranche B Term Facility is payable in equal quarterly installments of $7.5 million with the remaining balance due on the final maturity date of such Tranche B Term Facility. No scheduled principal payments are required on amounts drawn on the Revolving Facility until the maturity date of the facility.

All amounts outstanding under the facilities bear interest at our option of either a base rate plus 3.75 percent per annum or at LIBOR plus 4.75 percent per annum, subject to an additional 2.00 percent per annum after the occurrence and during the continuance of an event of default. For the Tranche B Term Facility, a LIBOR floor of 1.25 percent per annum and a base rate floor of 2.25 percent per annum applies. Commencing in July 2011, interest is reset and payable every three months.

We are required to pay commitment fees equal to 0.75 percent per annum (subject to a reduction to 0.50 percent per annum if we achieve a specified consolidated leverage ratio) multiplied by the daily average undrawn portion of the Revolving Facility. Commitment fees are payable quarterly in arrears. In addition, we paid closing fees to each lender in connection with entering into the Senior Credit Facilities.

On or before May 24, 2012, if we voluntarily prepay all or any portion of the Tranche B Term Facility, we will be obligated to pay a “make-whole” premium. If we voluntarily prepay all or any portion of the Tranche B Term Facility after the that date, but on or prior to May 24, 2013, we will be obligated to pay a call premium in an amount equal to 2.0 percent of the principal amount of such loans prepaid or repriced. If we voluntarily prepay all or any portion of the Tranche B Term Facility after May 24, 2013, but on or prior to May 24, 2014, we will be obligated to pay a call premium in an amount equal to 1.0 percent of the principal amount of such loans prepaid or repriced. After May 24, 2014, we may make voluntary prepayments under the Tranche B Term Facility without premium or penalty (other than normal breakage costs).

Mandatory prepayments are required, subject to certain exceptions, from the net cash proceeds of asset sales, incurrence of additional indebtedness, insurance or condemnation proceeds and excess cash flow. In the case of excess cash flow, the mandatory prepayments are subject to a leverage-based step-down and only to the extent our liquidity exceeds a certain threshold. Mandatory prepayments will be applied, first, to the Tranche B Term Facility and, second, to the outstanding loans under the Revolving Facility. Certain mandatory prepayments are subject to call premiums consistent with the voluntary prepayments.

The Senior Credit Facilities are secured by a senior priority security interest in substantially all of Chrysler Group LLC’s assets and the assets of its U.S. subsidiary guarantors under the Senior Credit Facilities (subject to certain exceptions, including certain assets that may secure a proposed credit facility with the DOE in connection with the Advanced Technology Vehicles Manufacturing Loan Program). The collateral includes 100 percent of the equity interests in domestic subsidiaries and 65 percent of the equity interests in foreign subsidiaries held directly by Chrysler Group LLC and its U.S. subsidiary guarantors under the Senior Credit Facilities.

The loan agreement for the Senior Credit Facilities includes a number of affirmative covenants, many of which are customary, including, but not limited to, the reporting of financial results and other developments, compliance with laws, payment of taxes, maintenance of insurance and similar requirements. The loan agreement also contains several negative covenants, including but not limited to, (i) limitations on incurrence, repayment and prepayment of indebtedness; (ii) limitations on incurrence of liens; (iii) our ability to make restricted payments; (iv) limitations on transactions with affiliates, swap agreements and sale and leaseback transactions; (v) limitations on fundamental changes, including certain asset sales and (vi) restrictions on certain subsidiary distributions. In addition, the loan agreement requires us to maintain a minimum ratio of borrowing base to covered debt, as well as a minimum liquidity of $3,000 million, which includes any undrawn amounts on the Revolving Facility.

The loan agreement for the Senior Credit Facilities contains a number of events of default related to, (i) failure to make payments when due; (ii) failure to comply with covenants; (iii) breaches of representations and warranties; (iv) certain changes of control; (v) cross-default with certain other debt and hedging agreements and (vi) the failure to pay certain material judgments.

VEBA Trust Note

On June 10, 2009, we issued a senior unsecured note, which we refer to as the VEBA Trust Note, with a face value of $4,587 million to the VEBA Trust in accordance with the terms of our settlement agreement with the UAW for the purpose of discharging our obligations to provide postretirement health care benefits to certain of our UAW represented retirees, effective January 1, 2010.

The VEBA Trust Note has an implied interest rate of 9 percent per annum and requires annual payments of principal and interest beginning on July 15, 2010 and continuing until maturity on July 15, 2023. Scheduled VEBA Trust Note payments through 2012 do not fully satisfy the interest accrued at the implied rate of 9 percent. Accordingly, the difference between a scheduled payment and the accrued interest through June 30 of the payment year will be capitalized as additional debt on an annual basis. In July 2011 and 2010, we made scheduled payments of $300 million and $315 million, respectively, on the VEBA Trust Note and accrued interest of $126 million and $123 million, respectively, was capitalized as additional debt. The outstanding balance of the VEBA Trust Note was $4,836 million at September 30, 2011.

The VEBA Trust Note was issued under the terms of an indenture that contains certain negative covenants, including, but not limited to, limits on Chrysler Group incurring debt that is senior in any respect in right of payment to the VEBA Trust Note and limits on the ability of our subsidiaries to incur debt. The terms of a related Registration Rights Agreement provide for certain registration rights that entitle the holder of the VEBA Trust Note to require us to file a registration statement under the Securities Act, for a public offering of the note beginning six months following the earlier of: (i) an initial public offering of our equity securities; (ii) Fiat’s acquisition of a majority ownership interest in us; or (iii) June 30, 2012. Refer to Note 8, Financial Liabilities, of our accompanying condensed consolidated financial statements and Note 12, Financial Liabilities and Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for additional information.

Canadian Health Care Trust Notes

On December 31, 2010, Chrysler Canada issued four unsecured promissory notes in an initial aggregate face value of $976 million ($974 million CAD) to an independent Canadian HCT as part of the settlement of its obligations with respect to retiree health care benefits for the Covered Group. In addition, the notes had accrued interest from January 1, 2010 of $80 million CAD. The four promissory notes issued are as follows: Tranche A—$404.9 million CAD unsecured 9.0 percent fixed rate note due June 30, 2017; Tranche B—$404.9 million CAD unsecured 9.0 percent fixed rate note due June 30, 2024; Tranche C—$89.6 million CAD unsecured 7.5 percent fixed rate note due June 30, 2024; and Tranche D—$75.0 million CAD unsecured noninterest bearing note due June 30, 2012.

The scheduled Tranche A and Tranche B note payments through 2012 do not fully satisfy the interest accrued at the stated rate of 9.0 percent per annum. Accordingly, the difference between a scheduled payment and the accrued interest through December 31 of the payment year will be capitalized as additional debt on an annual basis. We are not required to make a payment on the Tranche C Notes until 2020.

The terms of each of the notes are substantially similar and provide that each note will rank pari passu with all existing and future unsecured and unsubordinated indebtedness for borrowed money of Chrysler Canada, and that Chrysler Canada will not incur indebtedness for borrowed money that is senior in any respect in right of payment to the note. Refer to Note 12, Financial Liabilities and Note 18, Employee Retirement and Other Benefits, of our accompanying audited consolidated financial statements for additional information.

Gold Key Lease

Chrysler Canada holds a portfolio of vehicle leases that were originated in connection with a vehicle lease financing program known as the Gold Key Lease program. These vehicles are leased to Canadian consumers and are financed by asset-backed securitization facilities, as well as a $4.8 billion ($5.0 billion Canadian Dollars) secured revolving credit facility. The asset-backed obligations are primarily satisfied out of the collections from the underlying securitized assets. In April 2011, the remaining amounts outstanding on the secured revolving credit facility were repaid in full. We are currently winding down the Gold Key Lease financing program, therefore, we anticipate no additional funding will be required. No vehicles were added to the financing portfolio during the nine months ended September 30, 2011.

Department of Energy Loan

The DOE is operating a program through which it may provide up to $25.0 billion in low cost loans to eligible applicants for the costs of re-equipping, expanding and establishing manufacturing facilities in the U.S. to produce advanced technology vehicles and components for these vehicles. We have pending with the DOE a consolidated application for a loan under Section 136 of the Energy Independence and Security Act of 2007, or Section 136 Loans, and are currently seeking $3.5 billion in loans to support certain of our advanced technology vehicle and component programs. There can be no assurance that Section 136 Loans will continue to be available, that we will receive the amount we previously requested or that we will be able to successfully negotiate terms acceptable to us, the DOE and our other lenders.

Other Arrangements

From time to time, we and our subsidiaries also enter into various loan arrangements to finance real estate and construction projects.

Intercreditor Agreement

The Issuers, the Guarantors, the collateral agent with respect to the Notes offered hereby (in such capacity, together with its successors and assigns, the “Junior Priority Representative”), and the administrative agent and collateral agent under the Senior Credit Facilities (in such capacity, together with its successors and assigns, the “Senior Priority Representative”) have entered into the Intercreditor Agreement, which will establish the relative priority of the liens securing the Senior Credit Facilities and the Notes offered hereby.

This summary of the Intercreditor Agreement uses the following terms:

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“Additional Junior Priority Agreement” means any agreement designated as such in writing (including by addendum to the Intercreditor Agreement) by the Senior Priority Representative and the Junior Priority Representative in accordance with the terms of the Senior Priority Agreement and Junior Priority Agreement, respectively.

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“Additional Senior Priority Agreement” means any agreement designated as such in writing (including by addendum to the Intercreditor Agreement) by the Senior Priority Representative and the Junior Priority Representative in accordance with the terms of the Senior Priority Agreement and Junior Priority Agreement, respectively.

•	“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time, or any successor statute.

•	“Bankruptcy Law” means each of the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

•	“Common Collateral” means all assets that are both collateral for the Junior Priority Obligations and collateral for the Senior Priority Obligations.

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“Comparable Junior Priority Security Document” means, in relation to any Common Collateral subject to any Senior Priority Security Document, that Junior Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Credit Party, as applicable.

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“Credit Party” means (a) the Company and (b) each Subsidiary of the Company and any other Person in which the Company or any of its subsidiaries holds an ownership interest, in each case that is, at any time of determination, a party to any Senior Priority Security Document or Junior Priority Security Document.

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“DOE Pari Passu Amount” means, at any time, 50% of the principal amounts advanced under any Permitted DOE Facility minus the sum of (a) any principal amount repaid or discharged under such Permitted DOE Facility through the exercise of remedies in respect of collateral not constituting DOE Assets and (b) 50% of the aggregate principal amount otherwise repaid, prepaid or discharged under such Permitted DOE Facility; provided that the DOE Pari Passu Amount shall not at any time exceed $1,750,000,000.

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“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each case whether under the Bankruptcy Code or any other Bankruptcy Law.

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“Junior Priority Agreement” means, collectively, (a) the indenture governing the Notes, (b) any Additional Junior Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Indenture, any Additional Junior Priority Agreement or any other agreement or instrument referred to in this clause (c).

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“Junior Priority Obligations” means the due and punctual payment of (a) all principal of and interest (including any post-petition interest) and premium (if any) on all indebtedness under the Junior Priority Agreement, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including post-petition interest), of the Credit Parties or any of their Subsidiaries to the Junior Priority Secured Parties under the documents governing the Junior Priority Obligations, and other amounts payable from time to time pursuant to the documents governing the Junior Priority Obligations, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent that obligations under any Permitted DOE Facility are secured by liens that are junior in lien priority to the liens securing the Senior Credit Facilities and pari passu in Lien priority to the Liens securing the Notes, the obligations under such Permitted DOE Facility shall constitute Junior Priority Obligations for purposes of the Intercreditor Agreement.

•	“Junior Priority Secured Party” means the Junior Priority Representative, each creditor under any Junior Priority Agreement and any other holders of the Junior Priority Obligations.

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“Junior Priority Security Documents” means the Security Documents and any documents that are designated under the Junior Priority Agreement as “Junior Priority Security Documents” for purposes of the Intercreditor Agreement.

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“Secured Parties” means the trustee with respect to the Notes, the collateral agent with respect to the Notes, the holders of the Notes, the beneficiaries of each indemnification obligation undertaken by the Issuers or any Guarantor under any Security Document and the successors and assigns of each of the foregoing.

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“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages, Intercreditor Agreement, the other intercreditor agreements and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating security interests in the collateral as contemplated by the Indenture.

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“Senior Priority Agreement” means, collectively, (a) the credit agreement with respect to the Senior Credit Facilities, (b) any Additional Senior Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the commitments and/or indebtedness and other obligations outstanding under the credit agreement with respect to the Senior Credit Facilities, any Additional Senior Priority Agreement or any other agreement or instrument referred to in this definition unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Priority Agreement under the Intercreditor Agreement.

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“Senior Priority Obligations” means (a) all obligations of every nature of each Credit Party under the Senior Priority Documents, whether for principal, interest (including post-petition interest), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, (b) certain swap and designated cash management obligations and (c) to the extent constituting “Secured Obligations” under the Senior Priority Security Documents, the DOE Pari Passu Amount.

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“Senior Priority Obligations Payment Date” means the first date on which (a) the Senior Priority Obligations (including any obligations replacing, renewing or refinancing any previously existing Senior Priority Obligations, but other than the certain swap obligations and cash management obligations and those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the Senior Priority Documents), (b) all commitments to extend credit under the Senior Priority Documents (including any documents replacing, renewing or refinancing any previously existing Senior Priority Documents) have been terminated or expired and no letter of credit is outstanding and (c) the Senior Priority Representative has delivered a written notice to the Junior Priority Representative stating that the events described in clauses (a) and (b) have occurred, such notice not to be unreasonably withheld.

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“Senior Priority Secured Party” means (a) each agent under any Senior Priority Agreement and (b) each creditor under any Senior Priority Agreement and includes, without limitation, all former agents and creditors under any Senior Priority Agreement to the extent that any Senior Priority Obligations owing to such Persons were incurred while such Persons were agents or creditors under any Senior Priority Agreement and such Senior Priority Obligations have not been paid or satisfied in full.

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“Unasserted Contingent Obligations” means, at any time, Senior Priority Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Senior Priority Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit or similar instruments) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Senior Priority Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

The Intercreditor Agreement may be amended from time to time without the consent of the secured parties thereto to add other secured parties.

Lien Priorities

Pursuant to the Intercreditor Agreement, any and all liens on the Common Collateral whether existing on the issue date of the Notes or created in the future in favor of any Junior Priority Secured Party, including the holders of the Notes, regardless of how acquired, whether by grant, statute, operation of law, judgment rendered in any judicial proceeding, subrogation or otherwise, are expressly made and agreed to be junior in priority, operation and effect to any and all liens whether existing on the issue date or created in the future in favor of the Senior Priority Secured Parties securing the Senior Priority Obligations, notwithstanding (i) anything to the contrary in any contract or filing, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any other applicable law or any other circumstance whatsoever and (iii) the fact that any such liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations may be otherwise subordinated, voided, avoided, invalidated or lapsed.

New Liens

So long as the Senior Priority Obligations Payment Date has not occurred, the Intercreditor Agreement provides that (a) there shall be no lien, and no Credit Party shall have any right to create any lien, on any assets of any Credit Party securing any Junior Priority Obligation if those same assets are not subject to, and do not become subject to, a lien securing the Senior Priority Obligations and (b) if any Junior Priority Secured Party shall acquire or hold any lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to a lien in favor of the Senior Priority Secured Parties under the Senior Priority Documents, then such Junior Priority Secured Party shall be deemed to also hold and have held such lien for the benefit of the Senior Priority Secured Parties.

Enforcement and Other Rights

Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Senior Priority Obligations Payment Date, the Senior Priority Representative will determine the time and method by which the security interests in the Common Collateral will be enforced. The Junior Priority Representative will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any Insolvency Proceeding, as necessary to file a proof of claim or statement of interest with respect to the liens in favor of the Notes or (b) as necessary to take any action (not adverse to the liens on the Common Collateral securing the Senior Priority Obligations, or the rights of either the Senior Priority Representative or the other Senior Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its liens on the Common Collateral.

Pursuant to the Intercreditor Agreement, the Junior Priority Representative will agree for itself and the other Junior Priority Secured Parties that until the Senior Priority Obligations Payment Date has occurred:

(a) they will not take or cause to be taken any action, the purpose or effect of which is to make any lien in respect of any Junior Priority Obligation pari passu with or senior to, or to give any Junior Priority Secured Party any preference or priority relative to, the liens with respect to the Senior Priority Obligations or the Senior Priority Secured Parties with respect to any of the Common Collateral;

(b) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral or any other collateral which secures the Senior Priority Obligations by any Senior Priority Secured Party or any other enforcement action taken (or any forbearance from taking any enforcement action) by or on behalf of any Senior Priority Secured Party;

(c) they have no right to (i) direct either the Senior Priority Representative or any other Senior Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the Senior Priority Security Documents or (ii) consent or object to the exercise by the Senior Priority Representative or any other Senior Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the Senior Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior lien creditor or otherwise, they will waive such right);

(d) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Senior Priority Secured Party shall be liable for, any action taken or omitted to be taken by any Senior Priority Secured Party with respect to the Common Collateral or pursuant to the Senior Priority Documents;

(e) they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Credit Party or any of its Subsidiaries or Affiliates under or with respect to any Junior Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Junior Priority Security Document or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, any Junior Priority Security Document;

(f) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, or attempt any action to take possession of any Common Collateral, or exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Junior Priority Security Documents;

(g) they will not seek, and will waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral and will waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law; and

(h) they will not object to the forbearance by the Senior Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other collateral securing the Senior Priority Obligations.

In addition, the Intercreditor Agreement provides that, prior to the Senior Priority Obligations Payment Date, (1) the holders of Senior Priority Obligations and the Senior Priority Representative shall have the exclusive right to make determinations regarding the release of Common Collateral without the consent of the holders of the Notes and (2) in the event the Senior Priority Representative enters into any amendment, waiver or consent in respect of any of the Senior Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Security Document or changing in any manner the rights of any parties thereunder, then, subject to certain limitations, such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Junior Priority Security Document without the consent of or action by any secured party under any Junior Priority Security Document.

Distribution of Enforcements Proceeds

All proceeds of Common Collateral (including any interest earned thereon) resulting from the sale, collection or other disposition of Common Collateral resulting from any enforcement action or that occurs after any Event of Default (as defined in the documents governing the Senior Priority Obligations and the security interests with respect thereto, including the credit agreement for the Senior Credit Facilities (the “Senior Priority Documents”)), whether or not pursuant to an Insolvency Proceeding or during the pendency of any Insolvency Proceeding, shall be distributed first to the Senior Priority Representative for application to the Senior Priority Obligations in accordance with the terms of the Senior Priority Documents, until the Senior Priority Obligations have been paid in full and the Senior Priority Obligations Payment Date has occurred. Thereafter, the Junior Priority Representative in accordance with the provisions of the Indenture and the Junior Priority Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Junior Priority Representative) of the collateral received by it under the Junior Priority Security Documents for the ratable benefit of the holders of the Notes and the other Junior Priority Secured Parties.

Until the occurrence of the Senior Priority Obligations Payment Date, any Common Collateral, including any Common Collateral constituting proceeds, that may be received by the Junior Priority Representative or any secured party under any Junior Priority Security Document in violation of the Intercreditor Agreement shall be segregated and held in trust and promptly paid over to the Senior Priority Representative, for the benefit of the Senior Priority Secured Parties.

Upon (i) any sale or other disposition of Common Collateral permitted pursuant to the terms of the Senior Priority Documents that results in the release of the lien in favor of the Senior Priority Obligations on any

Common Collateral (including any sale or other disposition pursuant to any enforcement action) or (ii) any other release of Common Collateral from the lien created by the security documents with respect to the Senior Priority Obligations (the “Senior Priority Security Documents”) that is permitted pursuant to the terms of the Senior Priority Documents, the liens with respect to the Junior Priority Obligations on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the Senior Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.

Insolvency Proceedings

In addition, if the Issuers or any Guarantor is subject to any Insolvency Proceeding, the Junior Priority Representative and the other Junior Priority Secured Parties will agree that:

(1) if the Senior Priority Representative shall desire to permit the use of cash collateral or to permit the Issuers or any Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Junior Priority Representative and the other Junior Priority Secured Parties agree not to object to such use of cash collateral or DIP Financing and will not request or accept adequate protection or any other relief in connection therewith and, to the extent the liens securing the Senior Priority Obligations are subordinated or pari passu with such DIP Financing, will subordinate its liens in the collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the Senior Priority Obligations;

(2) they will not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Common Collateral, without the prior written consent of the Senior Priority Representative and the required lenders under the Senior Credit Facilities;

(3) they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuer or any Guarantor for which the Senior Priority Representative has consented that provides, to the extent the sale is to be free and clear of liens, that the liens securing the Senior Priority Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing liens in accordance with the Intercreditor Agreement;

(4) they will not object to, contest or support (or support any other Person objecting to or contesting to) (a) any request by the Senior Priority Representative or the holders of Senior Priority Obligations for adequate protection or (b) any objection by the Senior Priority Representative or the holders of Senior Priority Obligations to any motion, relief, action or proceeding based on the Senior Priority Representative’s or the holders of Senior Priority Obligations’ claiming a lack of adequate protection or (c) the payment of interest, fees, expenses, costs, charges or other amounts to the Senior Priority Representative under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding the foregoing, in any Insolvency Proceeding, (i) if the holders of Senior Priority Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral, then the Junior Priority Representative (A) may seek or request adequate protection in the form of a replacement lien on such additional collateral, which lien is subordinated to the liens securing (x) the Senior Priority Obligations and (y) such DIP Financing (and all Obligations relating thereto) on the same basis as the other liens securing the Notes are so subordinated to the liens securing Senior Priority Obligations under the Intercreditor Agreement, and (ii) in the event the Junior Priority Representative seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Junior Priority Representative and the other Junior Priority Secured Parties agree that the holders of the Senior Priority Obligations shall also be granted a senior lien on such additional collateral as security for the applicable Senior Priority Obligations and any such DIP Financing and that any lien on such additional collateral securing the Notes shall be subordinated to (x) the liens on such collateral securing the Senior Priority Obligations and (y) any such DIP Financing (and all Obligations relating thereto) and any other liens granted to the holders of Senior Priority Obligations as adequate protection on the same basis as the other liens securing the Notes are so subordinated to such liens securing Senior Priority Obligations under the Intercreditor Agreement;

(5) no Junior Priority Secured Party shall support or vote in favor of any plan of reorganization unless such plan (a) pays off, in cash in full, all Senior Priority Obligations or (b) is accepted by the class of holders of Senior Priority Obligations voting thereon; and

(6) until the Senior Priority Obligations Payment Date has occurred, the Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party, agrees that it (i) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the liens securing the Senior Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral, and (ii) waives any claim it may have arising out of the election by any holder of Senior Priority Obligations of the application of Section 1111(b)(2) of the Bankruptcy Code.

DESCRIPTION OF THE NOTES

General

Chrysler Group LLC, a Delaware limited liability company ( the “Company”), and CG Co-Issuer Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Co-Issuer” and, together with the Company, the “Issuers”), issued the old notes and will issue the Notes under an indenture (the “Indenture”), dated as of May 24, 2011, by and among the Issuers, the Guarantors, Wilmington Trust, National Association (as successor by merger to Wilmingtion Trust FSB), as Trustee, Citibank, N.A., as the paying agent (in such capacity, the “Paying Agent”), as registrar (in such capacity, the “Registrar”) and as collateral agent (in such capacity, the “Collateral Agent”) and a supplemental indenture thereto, to be dated on or prior to the date that we issue the Notes in the exchange offers.

The Issuers will be jointly and severally liable for all obligations under the Notes. The Co-Issuer has been incorporated as a special purpose finance subsidiary solely to facilitate the offering of the Notes. The Co-Issuer will not have any substantial operations, assets or revenues. Accordingly, you should not expect the Co-Issuer to participate in making any payments on the Notes.

The following summary of the Indenture, the Notes, the Registration Rights Agreement, the Intercreditor Agreement and the other Security Documents does not include all of the information in these documents. The following summary is qualified by reference to these documents, copies of which may be obtained, when available, from the Company at its address set forth under the heading “Where You Can Find More Information” in this prospectus. Certain capitalized and other terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions and Conventions.” As used in this “Description of the Notes” section, (i) the terms “we,” “us” and “our” mean the Company and its Subsidiaries and (ii) the terms “Company” and “Chrysler” mean Chrysler Group LLC, and not any of its Subsidiaries.

Unless the context otherwise requires, (i) references in this “Description of the Notes” section to the Notes include the 2019 Notes and the 2021 Notes, (ii) references to the 2019 Notes include the 2019 Notes and the old 2019 Notes, and (iii) references to the 2021 Notes include the 2021 Notes and the old 2021 Notes. However, the 2019 Notes and the 2021 Notes are two separate series of Notes under the Indenture for purposes of, among other things, payments of principal and interest, redemptions, offers to purchase and consenting to certain amendments to the Indenture and the Notes and waiving or rescinding certain Defaults. The Notes are intended to be secured by security interests junior in priority to the security interests securing our existing First-Priority Lien Obligations, including any Permitted DOE Facility and the Senior Credit Facilities.

The Issuers may issue additional 2019 Notes (collectively, “Additional 2019 Notes”) and additional 2021 Notes (collectively, “Additional 2021 Notes” and, together with the Additional 2019 Notes, the “Additional Notes”) from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants in the Indenture—Liens.” The 2019 Notes and any Additional 2019 Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; and the 2021 Notes and any Additional 2021 Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of the Notes and Additional Notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” (i) references to the 2019 Notes include any 2019 Notes and Additional 2019 Notes actually issued, (ii) references to the 2021 Notes include any 2021 Notes and Additional 2021 Notes actually issued and (iii) references to the Notes include any Notes and Additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Paying Agent).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers and Registrar may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Brief Description of the Notes

The Notes:

•	will be the joint and several obligations of the Issuers;

•	will be senior in right of payment to all Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes;

•	will rank pari passu in right of payment with respect to all existing and future unsubordinated indebtedness of the Issuers, including the Senior Credit Facilities and any Permitted DOE Facility;

•	will be secured by a junior-priority lien in the Collateral (subject to the prior Liens securing First-Priority Lien Obligations and to Permitted Liens) to the extent described under “—Security”;

•

will be effectively junior to any obligations of the Issuers that are either (i) secured by a Lien on the Collateral that is senior or prior to the Liens securing the Notes, including the Liens securing First-Priority Lien Obligations and Permitted Liens, or (ii) secured with property or assets that do not constitute Collateral, including the DOE Assets, to the extent of the value of the assets securing such Indebtedness;

•	will be initially guaranteed on a senior secured basis by each of the Company’s domestic Restricted Subsidiaries that guarantee the Senior Credit Facilities; and

•

will be structurally subordinated to all existing and future obligations of any existing or future Subsidiaries of the Company that do not guarantee the Notes, including all of the Company’s subsidiaries that are not Domestic Subsidiaries.

Principal, Maturity and Interest

The 2019 Notes will be issued initially in an aggregate principal amount of $1,500,000,000 and the 2021 Notes will be issued initially in an aggregate principal amount of $1,700,000,000.

The 2019 Notes will mature on June 15, 2019 and the 2021 Notes will mature on June 15, 2021, and, in each case, will be payable at par in cash at maturity. Each Note will bear interest at the applicable rate per annum shown on the front cover of this prospectus from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from May 24, 2011. The Issuers will pay interest on overdue principal at 1% per annum in excess of the interest otherwise payable by the Issuers and will pay interest on overdue installments due from the Issuers at such higher rate to the extent lawful. Interest will be payable semiannually in cash to Holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date, on June 15 and December 15 of each year, commencing December 15, 2011. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

Additional interest may accrue on the old notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture and this “Description of the Notes”, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest that may accrue pursuant to the Registration Rights Agreement.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. Under certain circumstances, the Company may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” We and our Affiliates may at any time and from time to time purchase Notes in the open market, in negotiated transactions or otherwise.

Optional Redemption

Except as set forth below, the Issuers shall not be permitted to redeem the Notes.

2019 Notes

At any time and from time to time prior to June 15, 2015, the Company may redeem the 2019 Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of 2019 Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of 2019 Notes on the relevant record date to receive interest due on the relevant interest payment date. The Company may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person and may, at the Company’s discretion, be subject to one or more conditions precedent.

On and after June 15, 2015, the Company may redeem the 2019 Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at any time and from time to time at the redemption prices (expressed as a percentage of principal amount) set forth below. The Company may provide in such notice that the payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person and may, at the Company’s discretion, be subject to one or more conditions precedent. The 2019 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2019 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of 2019 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage
2015	104.000%
2016	102.000%
2017 and thereafter	100.000%

In addition, at any time and from time to time prior to June 15, 2014, the Company may redeem 2019 Notes (which includes Additional 2019 Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 2019 Notes (which includes Additional 2019 Notes, if any) originally issued, upon notice as described under “—Selection and Notice,” at a redemption price of 108.000% of the principal amount of the 2019 Notes redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds to the Company from one or more Equity Offerings, provided, however, that at least 65% of such aggregate principal amount of 2019 Notes (which includes Additional 2019 Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than 2019 Notes held, directly, or indirectly, by the Company or its Affiliates), and each such redemption occurs within 90 days after the date of the related Equity Offering.

The Company may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Notes to be redeemed shall be determined in the manner described under “—Selection and Notice.”

2021 Notes

At any time and from time to time prior to June 15, 2016, the Company may redeem the 2021 Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of 2021 Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of 2021 Notes on the relevant record date to receive interest due on the relevant interest payment date. The Company may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person and may, at the Company’s discretion, be subject to one or more conditions precedent.

On and after June 15, 2016, the Company may redeem the 2021 Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at any time and from time to time at the redemption prices (expressed as a percentage of principal amount) set forth below. The Company may provide in such notice that the payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person and may, at the Company’s discretion, be subject to one or more conditions precedent. The 2021 Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the 2021 Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of 2021 Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage
2016	104.125%
2017	102.750%
2018	101.375%
2019 and thereafter	100.000%

In addition, at any time and from time to time prior to June 15, 2014, the Company may redeem 2021 Notes (which includes Additional 2021 Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 2021 Notes (which includes Additional 2021 Notes, if any) originally issued, upon notice as described under “—Selection and Notice,” at a redemption price of 108.250% of the principal amount of the 2021 Notes redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds to the Company from one or more Equity Offerings, provided, however, that at least 65% of such aggregate principal amount of 2021 Notes (which includes Additional 2021 Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than 2021 Notes held, directly, or indirectly, by the Company or its Affiliates), and each such redemption occurs within 90 days after the date of the related Equity Offering.

The Company may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Notes to be redeemed shall be determined in the manner described under “—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control Event

Each series of Notes will provide that if a Change of Control Event occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all the then outstanding Notes of such series as described under “—Optional Redemption,” the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record of such series of Notes on the relevant record date to receive interest due on the relevant interest payment date. In connection with any Change of Control Event (but not later than 30 days following any Change of Control Event), the Company will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, the Paying Agent and the Registrar, to each Holder of Notes of such series to the address of such Holder appearing in the security register, or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “—Repurchase at the Option of Holders—Change of Control Event,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided, however, that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date a facsimile or electronic mail transmission or a letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6) that the Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that the unpurchased portion of the Notes must be equal to a minimum of $200,000 and an integral multiple of $1,000 in principal amount;

(7) if such notice is mailed prior to the occurrence of a Change of Control Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Event; and

(8) other instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow to tender its Notes.

The Company will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Company pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Registrar for cancellation (and delivery to the Paying Agent if the Registrar and Paying Agent are separate entities) the Notes so accepted together with an Officer’s Certificate to the Registrar stating that such Notes or portions thereof have been tendered to and purchased by the Company.

The Senior Credit Facilities do, and future credit agreements or other agreements to which the Company may become a party may, provide that certain change of control events with respect to the Company may constitute a default thereunder. If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or repay or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts then outstanding under our Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Event will be limited by our then-existing financial resources. In addition, because the security interests securing the Notes and the Guarantees will be junior in priority to any and all security interests at any time granted in the Collateral to secure the First-Priority Lien Obligations, the proceeds of any Collateral will be used to first satisfy all of our Obligations under the First-Priority Lien Obligations. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers—We may not be able to repurchase notes upon a change of control.”

The Change of Control Event purchase feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of us. The Change of Control Event purchase feature is a result of negotiations between the Initial Purchasers and us. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture does not restrict our ability to incur unsecured Indebtedness. Restrictions on our ability to incur Secured Indebtedness are limited to those contained in the covenant described under “—Certain Covenants in the Indenture—Liens.” The Indenture will not contain any other covenants or provisions that afford Holders of the Notes protection in the event of a highly leveraged transaction. These limitations are subject to a number of important exceptions, baskets and qualifications.

We will not be required to make a Change of Control Offer following a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Event, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control Event has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

Except as described in clause (11) of the second paragraph under “—Amendment, Supplement and Waiver,” the provisions in the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control Event may be waived or modified, with respect to any series of Notes, at any time with the written consent of the Holders of a majority in principal amount of the then outstanding Notes of such series under the Indenture.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company as of the date of the consummation of the Asset Sale and without giving effect to any adjustment not then determined or any subsequent changes in value) of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration therefor received (as determined in good faith by the Company) by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than any liabilities that are by their terms subordinated in right of payment to the Notes (or Guarantees) or that are owed to the Company or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing, or otherwise cease to be Obligations of the Company or any Restricted Subsidiary, and

(b) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 365 days following the closing of such Asset Sale, shall be deemed to be cash for purposes of this clause (2) and for no other purpose; and

(3) if such Asset Sale involves the disposition of Collateral,

(a) such Asset Sale complies with the applicable provisions of the Security Documents; and

(b) to the extent required by the Security Documents or the covenants in the Indenture, all consideration received in such Asset Sale shall be expressly made subject to Liens under the Security Documents.

Within 540 days after the receipt of any Net Proceeds of any Asset Sale by the Company or any Restricted Subsidiary, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale to:

(1) permanently reduce any Indebtedness constituting First-Priority Lien Obligations (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or any Pari Passu Lien Obligations; provided, however, that if the Issuers or any Guarantor shall so reduce any Pari Passu Lien Obligations, the Company will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes) such offer to be conducted in accordance with the procedures set forth for an Asset Sales Offer but without any further limitation in amount; or

(2) in the case of an Asset Sale not involving the disposition of Collateral, permanently reduce (a) any senior unsecured Indebtedness (and, in the case of revolving Indebtedness, to correspondingly reduce commitments with respect thereto) or (b) Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, in the case of revolving Indebtedness, to correspondingly reduce commitments with respect thereto) so long as the Net Proceeds of the Asset Sale are with respect to assets owned by such Restricted Subsidiary that is not a Guarantor and the Net Proceeds of such Asset Sale are received by such Restricted Subsidiary as a result of an Asset Sale by such Restricted Subsidiary; or

(3) (a) make an Investment in any one or more businesses in compliance with “—Certain Covenants in the Indenture—Line of Business”, (b) acquire properties or (c) acquire other assets that, in the case of each of clause (a), (b) and (c), either (x) are used or useful in a Similar Business or (y) replace the businesses, properties or assets that are the subject of such Asset Sale; and provided further, however, that, in the case of an Asset Sale involving the disposition of Collateral, the assets acquired, directly or indirectly, with Net Proceeds from an Asset Sale applied pursuant to this clause (3) shall become Collateral; and

provided further, however, that, in the case of clause (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of 540 days after receipt of such Net Proceeds and 180 days following such commitment and the Net Proceeds are so applied provided further, however, that if such commitment is cancelled or terminated after the later of such 540 day or 180 day period for any reason before such Net Proceeds are applied, then the portion of the Net Proceeds for which the commitment is canceled or terminated shall constitute Excess Proceeds.

Any Net Proceeds from any Asset Sale described in the preceding paragraph that are not invested or applied as provided and within the 540-day time period (or as such period may be extended by up to 180 days) set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds,” except the amount of Excess Proceeds will be reduced by an amount equal to the difference between (x) the principal amount of the Notes offered to be purchased in a bona fide offer pursuant to clause (1) above and (y) the principal amount of the Notes that were purchased pursuant to such offer. When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $300.0 million, the Company shall make an offer to all Holders of the Notes and, if required by the terms of any other Pari Passu Lien Obligations, to the holder of such Pari Passu Lien Obligations (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes and the maximum aggregate principal amount (or accreted value, if less) of such Pari Passu Lien Obligations that is a minimum of $200,000 or an integral multiple of $1,000 thereof (in aggregate principal amount) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if applicable) plus accrued and unpaid interest to the date fixed for the closing of such Asset Sale Offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within thirty Business Days after the date that Excess Proceeds exceed $300.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee and the Collateral Agent. The Company, in its sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant period provided above) or with respect to Excess Proceeds of $300.0 million or less.

To the extent that the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such other Pari Passu Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds with respect to the Notes, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture and the Security Documents. If the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such other Pari Passu Lien Obligations surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds with respect to the Notes, the Notes shall be selected and the Company or the agent for such Pari Passu Lien Obligations will select such Pari Passu Lien Obligations to be purchased, on a pro rata basis based on the principal amount of the Notes and the aggregate principal amount (or accreted value, if applicable) of such other Pari Passu Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of (a) Net Proceeds from an Asset Sale involving a disposition of Collateral pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility that constitutes First-Priority Lien Obligations, or, deposit such Net Proceeds temporarily in a deposit account pursuant to which the Collateral Agent has a perfected Lien in favor of the Holders pursuant to the Security Documents, and (b) Net Proceeds from an Asset Sale not involving a disposition of Collateral pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under any Credit Facilities, or otherwise invest or apply such Net Proceeds from an Asset Sale not involving a disposition of Collateral in any manner not prohibited by the Indenture. If the recipient of the Net Proceeds is a Foreign Subsidiary, in lieu of the holder of the actual Net Proceeds depositing or applying such Net Proceeds in the manner described in the foregoing clause (a), the Company or any Restricted Subsidiary may deposit or apply an amount equal to such Net Proceeds in the manner described in the foregoing clause (a). The Collateral Agent or its designated representative may not have control of, or a perfected security interest in, Net Proceeds of any Collateral, which could have the effect of diminishing the value of, and ability to collect with respect to, that Collateral.

The Company will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Except as described in clause (11) of the second paragraph under “—Amendment, Supplement and Waiver,” the provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

Selection and Notice

If the Issuers are redeeming or purchasing less than all of the Notes of a series at any time, the Notes to be redeemed or purchased will be selected as follows (a) if such Notes are listed on any national securities exchange, in compliance with the requirements, as specified by the Company, of the principal national securities exchange on which such Notes are listed or (b) if such Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Paying Agent shall deem appropriate and in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to (w) each Holder of Notes to be redeemed at such Holder’s registered address, (x) to the Trustee, (y) to the Registrar to forward to each Holder of Notes to be redeemed at such Holder’s registered address, or (z) otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Guarantees

Each Subsidiary that guarantees any of the Senior Credit Facilities as of the Issue Date will initially guarantee the Notes, subject to release as provided below. Each Guarantor’s Guarantee of the Notes will be a senior obligation of such Guarantor and will be secured by the Collateral as described below under “—Security.” The Notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Company that do not guarantee the Notes, including all of the Company’s subsidiaries that are not Domestic Subsidiaries.

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, in each case, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture or a supplemental indenture.

Not all of the Company’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to a Guarantor or the Issuers. The non-guarantor Subsidiaries accounted for approximately $27 billion of our revenues, net and approximately $1 billion of our net income (loss) before interest expense, income tax expense, depreciation and amortization of property, plant and equipment and intangible assets (“EBITDA”), in each case, for the year ended December 31, 2010. Our non-guarantor Subsidiaries accounted for approximately $24 billion of our revenues, net and approximately $1 billion of our EBITDA, in each case, for the nine months ended September 30, 2011. Our non-guarantor Subsidiaries had approximately $11 billion in total assets as of September 30, 2011. As of September 30, 2011 our non-guarantor Subsidiaries had approximately $8 billion of total liabilities (including trade payables) to which the Notes would be structurally subordinated.

For a description of the Collateral, lien priority and intercreditor arrangements, see “—Security” below.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law. Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment (such net assets determined in accordance with GAAP).

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees of the Senior Credit Facilities and other obligations and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.

Pursuant to the Indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants in the Indenture—Merger, Consolidation or Sale of All or Substantially All Assets” and (B) the Equity Interests of a Guarantor may be sold or otherwise disposed of to another Person to the extent described above under “—Repurchase at the Option of Holders—Asset Sales”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Guarantor, if such other Person is not the Company or a Guarantor, such Guarantor’s obligations under its Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Guarantor (including the sale or disposition of Equity Interests of a Guarantor) following which such Guarantor is no longer a Subsidiary; or

(2)	the sale or disposition of all or substantially all the assets of a Guarantor;

in each case, other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Repurchase at the Option of Holders—Asset Sales” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Guarantee will be released from its obligations thereunder.

The Guarantee of a Guarantor also will be released automatically:

(1)	upon the designation of such Guarantor as an Unrestricted Subsidiary to the extent permitted by the Indenture; or

(2)	if the Issuers exercise their legal defeasance option or our covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Security

Description of Collateral

The Notes and the Guarantees will, with certain exceptions, subject to prior Liens and subject to the limitations described below under “—Limitations on Capital Stock Collateral,” be secured by junior-priority Liens on the Collateral owned by the Issuers and each Guarantor and the 2019 Notes and the 2021 Notes will share in the benefit of such Liens based on the respective amounts of the Obligations thereunder. The Collateral consists of (i) 100% of the Capital Stock of the Co-Issuer and 100% of the Capital Stock of existing and future Domestic Subsidiaries of the Company or any Guarantor that are owned directly by the Company or any Guarantor (in each case, subject to the limitations described below under “—Limitations on Capital Stock Collateral”), (ii) 65% of the Capital Stock of all existing and future Foreign Subsidiaries of the Company or any Guarantor that are owned directly by the Company or any Guarantor (in each case, subject to the limitations described below under “—Limitations on Capital Stock Collateral”) and (iii) substantially all of the other property and assets that are held directly by the Issuers or any Guarantor, to the extent that such assets secure any First-Priority Lien Obligations and to the extent that a junior-priority security interest is able to be granted or perfected therein. The Collateral does not include any assets of any of Company’s Foreign Subsidiaries, or any capital stock of any of Company’s Foreign Subsidiaries, other than 65% of the Company’s or any Guarantor’s direct Foreign Subsidiaries.

The Collateral does not and will not comprise all or substantially all of the assets of the Company or the Guarantors. As described below there are a number of assets that will not constitute Collateral for the benefit of the Notes, including the DOE Assets. See “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers—There may not be sufficient collateral to satisfy our obligations under the Notes, and the collateral securing the Notes may be diluted under certain circumstances.”

The Senior Credit Facilities may, and any Permitted DOE Facility will, benefit from a more expansive security package than the Notes. The Notes and the related Guarantees will not have a security interest in any DOE Assets, but the Senior Credit Facilities may be secured by a Lien on DOE Assets. There is no requirement that the Notes and the related Guarantees receive a security interest in any DOE Assets . See “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers—The lender under any Permitted DOE Facility will benefit from a more expansive security package than the holders of the Notes.”

The security interests securing the Notes and the Guarantees will be junior in priority to any and all security interests at any time granted in the Collateral to secure the First-Priority Lien Obligations including any Permitted DOE Facility, and will also be subject to all other Permitted Liens, certain of which, such as Liens arising as a matter of law and purchase money security interests, will or may have priority over the security interests securing the Notes and the Guarantees. The First-Priority Lien Obligations include obligations of the Company and the Guarantors with respect to the Senior Credit Facilities, as well as certain hedging obligations and certain obligations in respect of cash management services. The persons holding such First-Priority Lien Obligations have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuers and the Guarantors will be able to incur additional Indebtedness in the future that could share in the Collateral, including pursuant to a Permitted DOE Facility, additional First-Priority Lien Obligations and Pari Passu Lien Obligations. The amount of such First-Priority Lien Obligations and Pari Passu Lien Obligations will be limited by the covenant disclosed under “—Certain Covenants in the Indenture—Liens”. Under certain circumstances, the amount of such additional First-Priority Lien Obligations and Pari Passu Lien Obligations could be significant.

Releases of Collateral

The Liens on the Collateral will be released with respect to the Notes and the Guarantees:

(i) in whole, if all other Liens on such property or assets securing First-Priority Lien Obligations and other Pari Passu Lien Obligations including all commitments and letters of credit thereunder are released; provided, however, that if, prior to the occurrence of the Fall-Away Date, the Issuers or any Restricted Subsidiary subsequently incurs Indebtedness secured by any Permitted Lien (other than (x) Liens Incurred under clause (9) of the definition of “Permitted Liens”; and (y) Purchase Money Liens) then the Company and its Restricted Subsidiaries will be required to as soon as practicable after the Incurrence of such Permitted Lien execute and deliver such security instruments and financing statements to vest in the Collateral Agent a perfected security interest (subject only to Permitted Liens) in the assets or property subject to such Permitted Lien, which in the case of any such subsequent First-Priority Lien Obligations that are secured by a senior priority Lien, the Liens on such property or assets securing the Notes will be junior in priority to the Liens on such property or assets securing such First-Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First-Priority Lien Obligations with the Lien held either by the First-Priority Collateral Agent or by the Collateral Agent or other representative designated by the Company to hold the Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(ii) in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on, the Notes;

(iii) in whole, upon satisfaction and discharge of the Indenture as described under “—Satisfaction and Discharge;”

(iv) in whole, upon a legal defeasance or covenant defeasance as described under “—Legal Defeasance and Covenant Defeasance;”

(v) in whole, upon the occurrence of the Fall-Away Date as described under “—Certain Covenants in the Indenture—Covenant Fall-Away;”

(vi) in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of the Guarantors in a transaction permitted by the documents governing the First-Priority Lien Obligations (whether or not an “event of default” under the documents governing the First-Priority Lien Obligations or the documents governing the Pari Passu Lien Obligations has occurred and is continuing) if all other Liens on that asset securing the First-Priority Lien Obligations (including all commitments thereunder) are released, (B) that is sold or otherwise disposed of or deemed disposed of in a transaction permitted by “—Repurchase at the Option of Holders—Asset Sales”, (C) that is owned by a Guarantor to the extent such Guarantor has been released from its Subsidiary Guarantee in accordance with the Indenture or (D) otherwise in accordance with, and as expressly provided for under, the Indenture; or

(vii) as described under “—Amendments, Supplements and Waivers.”

Upon any sale or disposition of Collateral in compliance with the Indenture and the Security Documents, the Liens in favor of the Collateral Agent on such Collateral and (subject to the provisions described under “—Additional Collateral”) all proceeds thereof shall automatically terminate and be released and the Collateral Agent will execute and deliver such documents and instruments as the Company and the Guarantors may prepare and request to evidence such termination and release (without recourse or warranty) without the consent of the Holders.

The Company will furnish to the Collateral Agent and the Trustee (if not the Collateral Agent), prior to each proposed release of Collateral (other than in connection with an automatic termination and release of a Lien) pursuant to the Security Documents and the Indenture, an Officers’ Certificate and Opinion of Counsel and such other documentation as is required by the Indenture.

Limitations on Capital Stock Collateral

The Capital Stock and securities of any Subsidiary of the Company will constitute Collateral only to the extent that such Capital Stock and securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation that would require) the filing with the SEC of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock and securities secure the Notes or any Guarantee, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary for such Subsidiary to not be subject to such requirement to provide separate financial statements) and such excluded portion of the Capital Stock and securities is referred to as the “Excluded Stock Collateral.” In such event, the Security Documents may be amended, modified or supplemented, without the consent of any Holder, to the extent necessary to release the security interests on the Excluded Stock Collateral. The Senior Credit Facilities, any Permitted DOE Facility and any other Credit Facilities that the Company and any of its Subsidiaries enter into in the future will not be subject to Rule 3-16 of Regulation S-X. Accordingly, on the date that Rule 3-16 of Regulation S-X becomes applicable to the Notes, the lenders under the Senior Credit Facilities, any Permitted DOE Facility and any other Credit Facilities that the Company and any of its Subsidiaries enter into in the future will have a security interest in more assets than the Collateral Agent for the Holders of Notes. In addition, there will not be any requirement that the holders of obligations secured by a senior or pari passu lien, including the lenders under the Senior Credit Facilities, any Permitted DOE Facility and any other Credit Facilities that the Company and any of its Subsidiaries enter into in the future, seek to realize on the value of assets not securing the Notes before they realize on the Collateral and therefore the Holders of Notes may recover less than holders of other debt with a senior or pari passu lien.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation that would permit) any Subsidiary’s Excluded Stock Collateral to secure the Notes in excess of the amount then pledged without the filing with the SEC of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent possible without such Subsidiary becoming subject to any such filing requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, on the date that Rule 3-16 of Regulation S-X becomes applicable to the Notes, the Collateral will include shares of Capital Stock of the Subsidiaries only to the extent that the applicable value of such Capital Stock (on an entity-by-entity basis) is less than 20% of the aggregate principal amount of the then outstanding Notes. As of the Issue Date, certain of the Guarantors will have Capital Stock valued at or in excess of 20% of the aggregate principal amount of the then outstanding Notes; accordingly, if Rule 3-16 of Regulation S-X under the Securities Act was applicable to the Notes on such date, each such pledge of such stock as Collateral would be deemed to be limited to stock with a value that is less than 20% of the aggregate principal amount of the then outstanding Notes pursuant to these provisions. In the event that Rule 3-16 of Regulation S-X becomes applicable to the Notes, we anticipate that the Capital Stock of multiple Subsidiaries of ours will be subject to such limitations. If, at any time after Rule 3-16 of Regulation S-X becomes applicable to the Notes, the applicable value of the Capital Stock of any Guarantor is equal to or exceeds 20% of the aggregate principal amount of the Notes then outstanding, the pledge of such Subsidiary’s Capital Stock shall automatically be deemed to be limited to stock with a value that is less than 20% of the aggregate principal amount of the then outstanding Notes. If, at any time after Rule 3-16 of Regulation S-X becomes applicable to the Notes, the applicable value of 100% of the Capital Stock of any pledged entity becomes less than 20% of the aggregate principal amount of the Notes then outstanding and the pledge of such Capital Stock has been deemed limited in accordance with this paragraph prior to such date, the pledge of such Capital Stock shall automatically be deemed to be 100% of its Capital Stock. Accordingly, the portion of the Capital Stock of the Subsidiary of the Company constituting Collateral may decrease or increase as described above. We conduct a substantial portion of our business through our Subsidiaries, many of which have Capital Stock with a value in excess of 20% of the aggregate principal amount of the Notes. Accordingly, on the date that Rule 3-16 of Regulation S-X becomes applicable to the Notes, the pledge of stock and securities with respect to each such Subsidiary will be limited in value to less than 20% of the aggregate principal amount of the Notes.

See “Risk factors—Risks Related to Our Structure, the Notes and the Exchange Offers—There may not be sufficient collateral to satisfy our obligations under the Notes, and the collateral securing the Notes may be diluted under certain circumstances.”

Additional Collateral

From and after the Issue Date and prior to the Fall-Away Date, if the Issuers or any Guarantor creates any additional security interest upon any property or asset to secure any Indebtedness pursuant to clause (6), (7), (8), (9), (11)(B) or (12)(B) of the definition of “Permitted Liens” or pursuant to clause (21) of the definition of “Permitted Liens” to the extent it relates to the refinancing of Indebtedness secured pursuant to clause (6), (7), (8), (9), (11)(B) or (12)(B) of the definition of “Permitted Liens” (other than Liens on any DOE Assets or DOE Replacement Assets to secure the Senior Credit Facilities; provided, however, that such Liens to secure the Senior Credit Facilities are junior in priority to the Lien on such assets securing any Permitted DOE Facility or any Indebtedness secured pursuant to clause (12)(A) of the definition of “Permitted Liens”) and at such time such assets or property are not pledged to secure the Notes, it shall as soon as practicable after the acquisition or pledge thereof, as applicable, execute and deliver such security instruments, financing statements and such certificates and opinions of counsel to vest in the Collateral Agent a perfected security interest (subject only to Permitted Liens) in such assets or property and to have such assets or property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such assets or property to the same extent and with the same force and effect. If granting a security interest in such assets or property requires the consent of a third party, the Issuers or the applicable Guarantor will use commercially reasonable efforts to obtain such consent with respect to the junior-priority security interest for the benefit of the Collateral Agent on behalf of the Holders. If such third party does not consent to the granting of the junior-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest. It is possible that a third party might consent to the granting of first-priority security interests for the benefit of the First-Priority Lien Obligations but might not consent to the granting of junior-priority security interests for the benefit of the Notes and the Guarantees. See “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers—Rights of holders of the Notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.”

Security Documents and Intercreditor Agreement

The Issuers, the Guarantors and the Collateral Agent have entered into, and may in the future enter into, one or more Security Documents defining the terms of the security interests that secure the Notes and the Guarantees. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents.

The Issuers, the Guarantors, the Collateral Agent (in such capacity, together with its successors and assigns, the “Junior Priority Representative”) and the Senior-Priority Collateral Agent (in such capacity, together with its successors and assigns, the “Senior Priority Representative”) have entered into the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Senior Priority Obligations Payment Date, the Senior Priority Representative will determine the time and method by which the security interests in the Common Collateral will be enforced. The Junior Priority Representative will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any Insolvency Proceeding, as necessary to file a proof of claim or statement of interest with respect to the Liens in favor of the Notes or (b) as necessary to take any action (not adverse to the Liens on the Common Collateral securing the Senior Priority Obligations, or the rights of either the Senior Priority Representative or the other Senior Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Liens on the Common Collateral.

All proceeds of Common Collateral (including any interest earned thereon) resulting from the sale, collection or other disposition of Common Collateral resulting from any enforcement action or that occurs after any Event of Default (as defined in the documents governing the Senior Priority Obligations and the security interests with respect thereto, including the credit agreement for the Senior Credit Facilities (the “Senior Priority Documents”)), whether or not pursuant to an Insolvency Proceeding or during the pendency of any Insolvency Proceeding, shall be distributed first to the Senior Priority Representative for application to the Senior Priority Obligations in accordance with the terms of the Senior Priority Documents, until the Senior Priority Obligations have been paid in full and the Senior Priority Obligations Payment Date has occurred. Thereafter, the Junior Priority Representative in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Junior Priority Representative) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and the other Junior Priority Secured Parties. The proceeds from the sale of the Collateral remaining after the satisfaction of all Senior Priority Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable.

Until the occurrence of the Senior Priority Obligations Payment Date, any Common Collateral, including any Common Collateral constituting proceeds, that may be received by the Junior Priority Representative or any secured party under any Junior Priority Security Document in violation of the Intercreditor Agreement shall be segregated and held in trust and promptly paid over to the Senior Priority Representative, for the benefit of the Senior Priority Secured Parties.

Upon (i) any sale or other disposition of Common Collateral permitted pursuant to the terms of the Senior Priority Documents that results in the release of the Lien in favor of the Senior Priority Obligations on any Common Collateral (including any sale or other disposition pursuant to any enforcement action) or (ii) any other release of Common Collateral from the Lien created by the security documents with respect to the Senior Priority Obligations (the “Senior Priority Security Documents”) that is permitted pursuant to the terms of the Senior Priority Documents, the Liens with respect to the Junior Priority Obligations on such Common Collateral

(excluding any portion of the proceeds of such Common Collateral remaining after the Senior Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.

Pursuant to the Intercreditor Agreement, the Junior Priority Representative has agreed for itself and the other Junior Priority Secured Parties, including the Secured Parties, that until the Senior Priority Obligations Payment Date has occurred:

(a) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Junior Priority Obligation pari passu with or senior to, or to give any Secured Party any preference or priority relative to, the Liens with respect to the Senior Priority Obligations or the Senior Priority Secured Parties with respect to any of the Common Collateral;

(b) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral or any other collateral which secures the Senior Priority Obligations by any Senior Priority Secured Party or any other enforcement action taken (or any forbearance from taking any enforcement action) by or on behalf of any Senior Priority Secured Party;

(c) they have no right to (i) direct either the Senior Priority Representative or any other Senior Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the Senior Priority Security Documents or (ii) consent or object to the exercise by the Senior Priority Representative or any other Senior Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the Senior Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior lien creditor or otherwise, they will waive such right);

(d) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Senior Priority Secured Party shall be liable for, any action taken or omitted to be taken by any Senior Priority Secured Party with respect to the Common Collateral or pursuant to the Senior Priority Documents;

(e) they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Credit Party or any of its Subsidiaries or Affiliates under or with respect to any Junior Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Junior Priority Security Document or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, any Junior Priority Security Document;

(f) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, or attempt any action to take possession of any Common Collateral, or exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Junior Priority Security Documents;

(g) they will not seek, and will waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral and will waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law; and

(h) they will not object to the forbearance by the Senior Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other collateral securing the Senior Priority Obligations.

In addition, the Intercreditor Agreement provides that, prior to the Senior Priority Obligations Payment Date, (1) the holders of Senior Priority Obligations and the Senior Priority Representative shall have the exclusive right to make determinations regarding the release of Common Collateral without the consent of the holders of the Notes and (2) in the event the Senior Priority Representative enters into any amendment, waiver or consent in respect of any of the Senior Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Junior Priority Security Document without the consent of or action by any secured party under any Junior Priority Security Document.

In addition, if the Issuers or any Guarantor is subject to any Insolvency Proceeding, the Junior Priority Representative and the other holders of Pari Passu Lien Obligations, including the Secured Parties, have agreed that:

(1) if the Senior Priority Representative shall desire to permit the use of cash collateral or to permit the Issuers or any Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Junior Priority Representative and the other Junior Priority Secured Parties agree not to object to such use of cash collateral or DIP Financing and will not request or accept adequate protection or any other relief in connection therewith and, to the extent the Liens securing the Senior Priority Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the Senior Priority Obligations;

(2) they will not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Common Collateral, without the prior written consent of the Senior Priority Representative and the required lenders under the Senior Credit Facilities;

(3) they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuer or any Guarantor for which the Senior Priority Representative has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Priority Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4) they will not object to, contest or support (or support any other Person objecting to or contesting to) (a) any request by the Senior Priority Representative or the holders of Senior Priority Obligations for adequate protection or (b) any objection by the Senior Priority Representative or the holders of Senior Priority Obligations to any motion, relief, action or proceeding based on the Senior Priority Representative’s or the holders of Senior Priority Obligations’ claiming a lack of adequate protection (c) or the payment of interest, fees, expenses, costs, charges or other amounts to the Senior Priority Representative under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding the foregoing, in any Insolvency Proceeding, (i) if the holders of Senior Priority Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral, then the Junior Priority Representative (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing (x) the Senior Priority Obligations and (y) such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing Senior Priority Obligations under the Intercreditor Agreement, and (ii) in the event the Junior Priority Representative seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Junior Priority Representative and the other Junior Priority Secured Parties agree that the holders of the Senior Priority Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to (x) the Liens on such collateral securing the Senior Priority Obligations and (y) any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of Senior Priority Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing Senior Priority Obligations under the Intercreditor Agreement;

(5) no Junior Priority Secured Party shall support or vote in favor of any plan of reorganization unless such plan (a) pays off, in cash in full, all Senior Priority Obligations or (b) is accepted by the class of holders of Senior Priority Obligations voting thereon; and

(6) until the Senior Priority Obligations Payment Date has occurred, the Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party, agrees that it (i) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the Senior Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral, and (ii) waives any claim it may have arising out of the election by any holder of Senior Priority Obligations of the application of Section 1111(b)(2) of the Bankruptcy Code.

Subject to the terms of the Security Documents, the Issuers and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and the related Guarantee, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Certain Definitions

“Additional Junior Priority Agreement” means any agreement designated as such in writing (including by addendum to the Intercreditor Agreement) by the Senior Priority Representative and the Junior Priority Representative in accordance with the terms of the Senior Priority Agreement and Junior Priority Agreement, respectively.

“Additional Senior Priority Agreement” means any agreement designated as such in writing (including by addendum to the Intercreditor Agreement) by the Senior Priority Representative and the Junior Priority Representative in accordance with the terms of the Senior Priority Agreement and Junior Priority Agreement, respectively.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time, or any successor statute.

“Bankruptcy Law” means each of the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Common Collateral” means all assets that are both collateral for the Junior Priority Obligations and collateral for the Senior Priority Obligations.

“Comparable Junior Priority Security Document” means, in relation to any Common Collateral subject to any Senior Priority Security Document, that Junior Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Credit Party, as applicable.

“Credit Party” means (a) the Company and (b) each Subsidiary of the Company and any other Person in which the Company or any of its subsidiaries holds an ownership interest, in each case that is, at any time of determination, a party to any Senior Priority Security Document or Junior Priority Security Document.

“DOE Pari Passu Amount” means, at any time, 50% of the principal amount advanced under any Permitted DOE Facility minus the sum of (a) any principal amount repaid or discharged under such Permitted DOE Facility through the exercise of remedies in respect of any assets constituting collateral for such Permitted DOE Facility, but not constituting DOE Assets, and (b) 50% of the aggregate principal amount otherwise repaid, prepaid or discharged under such Permitted DOE Facility; provided, however, that the DOE Pari Passu Amount shall not at any time exceed $1.75 billion.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each case whether under the Bankruptcy Code or any other Bankruptcy Law.

“Junior Priority Agreement” means, collectively, (a) the Indenture, (b) any Additional Junior Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Indenture, any Additional Junior Priority Agreement or any other agreement or instrument referred to in this clause (c).

“Junior Priority Obligations” means the due and punctual payment of (a) all principal of and interest (including any post-petition interest) and premium (if any) on all indebtedness under the Junior Priority Agreement, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including post-petition interest), of the Credit Parties or any of their Subsidiaries to the Junior Priority Secured Parties under the documents governing the Junior Priority Obligations, and other amounts payable from time to time pursuant to the documents governing the Junior Priority Obligations, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent that obligations under any Permitted DOE Facility are secured by liens that are junior in lien priority to the liens securing the Senior Credit Facilities and pari passu in Lien priority to the Liens securing the Notes, the obligations under such Permitted DOE Facility shall constitute Junior Priority Obligations for purposes of the Intercreditor Agreement.

“Junior Priority Secured Party” means the Junior Priority Representative, each creditor under any Junior Priority Agreement and any other holders of the Junior Priority Obligations.

“Junior Priority Security Documents” means the Security Documents and any documents that are designated under the Junior Priority Agreement as “Junior Priority Security Documents” for purposes of the Intercreditor Agreement.

“Senior Priority Agreement” means, collectively, (a) the credit agreement with respect to the Senior Credit Facilities, (b) any Additional Senior Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the commitments and/or indebtedness and other obligations outstanding under the credit agreement with respect to the Senior Credit Facilities, any Additional Senior Priority Agreement or any other agreement or instrument referred to in this definition unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Priority Agreement under the Intercreditor Agreement.

“Senior Priority Obligations” means (a) all obligations of every nature of each Credit Party under the Senior Priority Documents, whether for principal, interest (including post-petition interest), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, (b) certain swap and designated cash management obligations and (c) to the extent constituting “Secured Obligations” under the Senior Priority Security Documents, the DOE Pari Passu Amount.

“Senior Priority Obligations Payment Date” means the first date on which (a) the Senior Priority Obligations (including any obligations replacing, renewing or refinancing any previously existing Senior Priority Obligations, but other than the certain swap obligations and cash management obligations and those that constitute Unasserted

Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the Senior Priority Documents), (b) all commitments to extend credit under the Senior Priority Documents (including any documents replacing, renewing or refinancing any previously existing Senior Priority Documents) have been terminated or expired and no letter of credit is outstanding and (c) the Senior Priority Representative has delivered a written notice to the Junior Priority Representative stating that the events described in clauses (a) and (b) have occurred, such notice not to be unreasonably withheld.

“Senior Priority Secured Party” means (a) each agent under any Senior Priority Agreement and (b) each creditor under any Senior Priority Agreement and includes, without limitation, all former agents and creditors under any Senior Priority Agreement to the extent that any Senior Priority Obligations owing to such Persons were incurred while such Persons were agents or creditors under any Senior Priority Agreement and such Senior Priority Obligations have not been paid or satisfied in full.

“Unasserted Contingent Obligations” means, at any time, Senior Priority Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Senior Priority Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit or similar instruments) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Senior Priority Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

Certain Limitations on the Collateral

No appraisals of any of the Collateral have been prepared by or on behalf of the Issuers or any Guarantor in connection with the issuance and sale of the Notes. The value of the Collateral in the event of liquidation will depend on many factors. Proceeds from the sale of Collateral will be required to be applied to repay First-Priority Lien Obligations before any funds will be available to satisfy claims with respect to the Notes. Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the Notes. See “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers—There may not be sufficient collateral to satisfy our obligations under the Notes, and the collateral securing the Notes may be diluted under certain circumstances” and “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers—Holder of the Notes will not control decisions regarding collateral”.

The value of the Collateral is subject to fluctuations based on a number of factors, including, among others, prevailing interest rates, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will be dependent on numerous factors, including the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, some of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral that remain after any required repayment of First-Priority Lien Obligations will be sufficient to pay the Issuers’ and the Guarantors’ Obligations under the Notes. Any claim for the difference between the amount, if any, realized by Holders from the sale of Collateral securing the Notes and the Obligations under the Notes will rank equally in right of payment with all of the Issuers’ and the Guarantors’ other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish Liens on the Collateral, such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the Holders to realize or foreclose on the Collateral. The Issuers may also issue additional First-Priority Lien Obligations and Pari Passu Lien Obligations which would be secured by the Collateral, the effect of which would be to increase the amount of Indebtedness secured on a senior basis or equally and ratably, as the case may be, by the Collateral. The ability of the Holders to realize on the Collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy.

Further Assurances

The Security Documents and the Indenture will provide that the Issuers and the Guarantors shall, at their sole expense, do all acts that may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the Holders and the Trustee, duly created, enforceable and perfected junior-priority Liens in the Collateral, subject only to Permitted Liens. As necessary, or upon request of the Collateral Agent, the Issuers and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions as may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Security Documents, to the extent permitted by applicable law. Notwithstanding anything to the contrary, however, the Collateral Agent shall have no obligation to so request and shall have no liability to the Holders of the Notes in connection with any such request or its failure to make any such request.

Ranking

The indebtedness evidenced by the Notes and the Guarantees will be senior Indebtedness of the Issuers or the applicable Guarantor, as the case may be, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantors, as the case may be, and will have the benefit of the junior-priority security interest in the Collateral as described under “—Security” and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and the Guarantors, as the case may be. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Notes and the Guarantees are junior in priority (subject to Permitted Liens, including exceptions described under “—Security”) to all security interests at any time granted to secure First-Priority Lien Obligations, including the Senior Credit Facilities, and any Permitted DOE Facility.

At September 30, 2011,

(1) the Issuers and the Guarantors had approximately $6.3 billion of Secured Indebtedness outstanding, of which approximately $3.2 billion constitutes First-Priority Lien Obligations (including $2.9 billion of secured senior Indebtedness under the Senior Credit Facilities), in each case, excluding $1.3 billion of unused commitments under the revolving credit facility in the Senior Credit Facilities;

(2) the Issuers and the Guarantors had approximately $4.5 billion of unsecured Indebtedness outstanding; and

(3) the non-Guarantor Subsidiaries had approximately $1.6 billion of Indebtedness outstanding.

As of September 30, 2011, an additional $1.3 billion of Secured Indebtedness, which would constitute First-Priority Lien Obligations if incurred, was available for borrowing by the Company under the Senior Credit Facilities. See “Description of Other Indebtedness”.

The Indenture will not limit the incurrence of unsecured Indebtedness by the Company and its Subsidiaries. Although the Indenture will limit the incurrence of Secured Indebtedness by the Company and its Restricted Subsidiaries, such limitations are subject to a number of significant qualifications and exceptions. Under certain circumstances, the Company and its Subsidiaries may be able to incur substantial amounts of Secured Indebtedness with senior lien priority to the Notes or secured by assets that do not secure the Notes. See “—Certain Covenants in the Indenture—Liens.”

A substantial portion of the operations of the Company are conducted through its Subsidiaries, some of which will not Guarantee the Notes. The Company’s Foreign Subsidiaries and certain Domestic Subsidiaries will not Guarantee the Notes, and, as described above under “—Guarantees”, Guarantees may be released under certain circumstances. In addition, future Subsidiaries may not be required to Guarantee the Notes. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuers, including Holders. The Notes, therefore, will be effectively subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Guarantors. The non-guarantor Subsidiaries accounted for approximately $27 billion of our revenues, net and approximately $1 billion of our EBITDA, in each case, for the year ended December 31, 2010. Our non-guarantor Subsidiaries accounted for approximately $24 billion of our revenues, net and approximately $1 billion of our EBITDA, in each case, for the nine months ended September 30, 2011. Our non-guarantor Subsidiaries had approximately $11 billion in total assets as of September 30, 2011. As of September 30, 2011, our non-guarantor Subsidiaries had approximately $8 billion of total liabilities (including trade payables) to which the Notes would be structurally subordinated.

See “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers.”

Paying Agent and Registrar for the Notes

The Issuers will maintain one or more Paying Agents for the Notes. The initial Paying Agent for the Notes will be Citibank, N.A.

The Issuers will also maintain a registrar in respect of the Notes, initially Citibank, N.A. If the Issuers fail to appoint a registrar, the Paying Agent will act as such. The registrar for the Notes will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of the Notes on behalf of the Issuers.

The Issuers may change the Paying Agents or the registrars without prior notice to the Holders. The Issuers, any Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may act as a Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. Any registrar or the Paying Agent may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers will not be required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Certain Covenants in the Indenture

Set forth below are summaries of the principal covenants that will be contained in the Indenture.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution or any payment having the effect thereof on account of the Company’s or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, including in connection with any merger, amalgamation or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment, amortization payment, or maturity, any Subordinated Indebtedness other than:

(a) Indebtedness of the Company owed to a Guarantor or a Guarantor owed to the Company or another Guarantor; or

(b) the payment of principal on or the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary in anticipation of satisfying a sinking fund obligation, amortization payment, principal installment or Scheduled Maturity, in each case due within one year of the date of such payment of principal or such purchase, redemption, defeasance, repurchase or acquisition; or

(4) make any Investment after the Issue Date that is the designation of any Subsidiary as an Unrestricted Subsidiary;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00 determined on a pro forma basis, as if the transaction had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; and

(3) the aggregate amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof only) and (7) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing after December 31, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net proceeds (including Cash Equivalents and the fair value (as determined in good faith by the Company) of assets or other property) received by the Company or a Restricted Subsidiary since immediately after the Issue Date from the issue or sale of:

(i) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of (x) Equity Interests to members of management, directors or consultants of the Company and its Restricted Subsidiaries, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and (y) Designated Preferred Stock; and

(ii) debt of the Company or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (V) Equity Interests issued or sold by the Company as part of the Transactions, (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities sold to the Company or a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of net proceeds (including Cash Equivalents and the fair value (as determined in good faith by the Company) of assets or other property) contributed to the capital of the Company after the Issue Date; provided, however, that this clause (c) shall not include proceeds contributed to the Company as part of the Transactions; plus

(d) 100% of the aggregate amount of proceeds (including Cash Equivalents and the fair value (as determined in good faith by the Company) of other property) received by the Company or a Restricted Subsidiary after the Issue Date from the sale or other disposition (other than to the Company, a Restricted Subsidiary or an Affiliate of the Company) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the event that the Company designates an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair value of the Company’s Investment in such Unrestricted Subsidiary (as determined in good faith by the Company) at the time such Unrestricted Subsidiary is designated as a Restricted Subsidiary.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the purchase, redemption, defeasance, repurchase, retirement or other acquisition for value of any Equity Interests (upon such purchase, redemption, defeasance, repurchase, retirement or other acquisition “Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than any sale or issuance to the Company or any of its Restricted Subsidiaries) of, Equity Interests (other than Disqualified Stock) of the Company to the extent of the cash proceeds actually contributed to the capital of the Company (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than any sale to the Company or any of its Restricted Subsidiaries) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon were permitted under clause (5) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to purchase, redeem, defease, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Restricted Subsidiary, as the case may be, so long as:

(a) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired for value;

(b) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired; and

(c) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $50.0 million in any calendar year;

(5) the declaration and payments of dividends on Disqualified Stock; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (7) not to exceed $500.0 million;

(8) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(9) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control Event” and “—Repurchase at the Option of Holders—Asset Sales”; provided, however, that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(10) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Company); and

(11) distributions required by, and made in accordance with, Section 4.4(b) of the LLC Operating Agreement as in effect on the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7) and (8), no Default shall have occurred and be continuing or would occur as a consequence thereof.

All of the Subsidiaries of the Company, other than the Initial Unrestricted Subsidiaries, currently are Restricted Subsidiaries. Our Unrestricted Subsidiaries accounted for less than 1 percent of our revenues, net for each of the nine months ended September 30, 2011 and the year ended December 31, 2010, and less than 1 percent of our total assets as of September 30, 2011. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Line of Business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Similar Business.

Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, issue, assume, suffer to exist or permit to become effective any Lien to secure Indebtedness of any kind upon any of their assets, now owned or hereafter acquired, other than Permitted Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, issue, assume, suffer to exist or permit to become effective any Lien of any kind upon any of their assets, now owned or hereafter acquired that secures Obligations under Indebtedness that is contractually senior in lien priority (without regard to control of remedies) to any security interest at any time granted to secure the Notes or the Guarantees and is also contractually junior in lien priority (without regard to control of remedies) to any security interest at any time granted to secure any other Indebtedness. The foregoing paragraph shall not apply to any assets on which the Notes do not have a Lien or any assets on which the Notes are not required to have a Lien.

For purposes of clause (8)(C) of the definition of “Permitted Liens,” the Consolidated Secured Debt Ratio shall be tested only as of the date of Incurrence of Secured Indebtedness pursuant thereto and, thereafter, shall be deemed not to have been violated with respect to such Incurrence as a result of subsequent changes in the Consolidated Secured Debt Ratio.

Limitation on Sale and Lease-Back Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless the Company or such Restricted Subsidiary would be entitled to create a Lien on such property securing such Attributable Debt under the covenant described under “—Certain Covenants in the Indenture—Liens”. After the Fall-Away Date, the foregoing reference to “—Certain Covenants in the Indenture—Liens” shall be to the covenant applicable after the Fall-Away Date as described under “—Certain Covenants in the Indenture—Covenant Fall-Away—Limitation on Liens”.

Impairment of Security Interest

The Company shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take, any action which action or omission could reasonably be expected to, have the result of materially impairing the security interests with respect to the Collateral for the benefit of the Collateral Agent and the Holders of the Notes (including materially impairing the lien priority of the Notes with respect thereto) (it being understood that any release described under “—Security—Releases of Collateral” and the incurrence of Permitted Liens shall not be deemed to so materially impair the security interests with respect to the Collateral).

The Indenture will provide that, at the direction of the Company and without the consent of the Holders, the Collateral Agent (or its agent or designee) shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein that does not materially adversely affect the interests of the Holders, (ii) provide for Permitted Liens, (iii) add to the Collateral, (iv) release any Liens on the Collateral with respect to the Notes and the Guarantees in accordance with “—Security—Releases of Collateral” or (v) make any other change thereto that does not materially adversely affect the rights of the Holders, the Collateral Agent or any other security agent acting for such Holders.

Future Guarantors

The Company will cause each domestic Restricted Subsidiary that (i) Guarantees Indebtedness under any Credit Facility or (ii) holds assets in an amount equal to or greater than 5.0% of the Consolidated Net Tangible Assets of the Company to, promptly, execute and deliver to the Trustee and the Collateral Agent a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. The Company will cause each Restricted Subsidiary that becomes a Guarantor to execute and deliver to the Collateral Agent the applicable Security Documents pursuant to which its assets (of the same type as the assets of the Company and the other Guarantors constituting Collateral) will become part of the Collateral and will secure the Notes and Guarantees in the manner specified in the Indenture and the Security Documents.

Future Collateral

From and after the Issue Date, if the Issuers or any Guarantor creates any additional security interest upon any property or asset to secure any Indebtedness pursuant to clause (6), (7), (8), (11)(B) or (12)(B) of the definition of “Permitted Liens” or pursuant to clause (21) of the definition of “Permitted Liens” to the extent it relates to the refinancing of Indebtedness secured pursuant to clause (6), (7), (8), (11)(B) or (12)(B) of the definition of “Permitted Liens” (other than Liens on any DOE Assets or DOE Replacement Assets to secure the Senior Credit Facilities; provided, however, that such Liens to secure the Senior Credit Facilities are junior in priority to the Lien on such assets securing any Permitted DOE Facility or any Indebtedness secured pursuant to clause (12)(A) of the definition of “Permitted Liens”), it must use commercially reasonable efforts to concurrently execute and deliver such security instruments, financing statements and such certificates and opinions of counsel to vest in the Collateral Agent a perfected security interest (subject only to Permitted Liens) in such property or asset and to have such property or asset added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such property or asset to the same extent and with the same force and effect. If granting a security interest in such property requires the consent of a third party, the Issuers or the applicable Guarantor will use commercially reasonable efforts to obtain such consent with respect to the junior-priority security interest for the benefit of the Collateral Agent on behalf of the Holders. If such third party does not consent to the granting of the junior-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest. It is possible that a third party might consent to the granting of first-priority security interests for the benefit of the First-Priority Lien Obligations, but might not consent to the granting of junior-priority security interests for the benefit of the Notes and the Guarantees in which case the Issuers and the Guarantors would not be required to grant a security interest in such assets in favor of the Notes and the Guarantees. The Notes and the Guarantees, therefore, would not benefit from a junior-priority security interest in such property that would secure the First-Priority Lien Obligation. See “Risk Factors—Risks Related to Our Structure, the Notes and the Exchange Offers—Rights of holders of the Notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.”

Merger, Consolidation or Sale of All or Substantially All Assets

Other than in connection with a Corporate Reorganization, the Company may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), nor may the Company sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, Canada or any province thereof, or any member state of the European Union (the Company or such Person, as the case may be, being herein called the “Successor Company”); provided, however, that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Indenture, the Notes and the Security Documents pursuant to a supplemental indenture or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions the Fixed Charge Coverage Ratio on a consolidated basis for the Successor Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction, calculated immediately after giving pro forma effect to such transaction and any related financing transactions as if the transaction had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available, would have been (a) at least 2.00 to 1.00 or (b) not less than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction without giving effect to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee and security interest under the Security Documents shall apply to such Person’s obligations under the Indenture, the Guarantee, the Notes and the Security Documents; and

(6) the Company shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Company will not permit any Guarantor to, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Company or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, Canada or any province thereof or any member state of the European Union (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, such Guarantor’s related Guarantee and such Guarantor’s obligations related to the Security Documents, pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction complies with clauses (1) and (2) of the first paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales” to the extent applicable.

In the case of clause (1) of the immediately preceding paragraph, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture, such Guarantor’s Guarantee and such Guarantor’s obligations under the Security Documents. Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to another Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into (which may be effected by merger with a Restricted Subsidiary that has substantially no assets and liabilities) a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor (which may be effected by merger so long as the survivor thereof is a Guarantor).

The Co-Issuer may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Co-Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Co-Issuer’s properties or assets, in one or more related transactions, to any Person unless:

(1) (a) concurrently therewith, a corporate Wholly Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of the Co-Issuer under the Notes, pursuant to supplemental indentures or other documents or instruments, and the Registration Rights Agreement if the exchange offer contemplated therein has not been consummated or if the Issuers continue to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement; or

(b) after giving effect thereto, at least one obligor on the notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2) immediately after such transaction, no Default exists; and

(3) the Co-Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of the Fiat Group (each of the foregoing, a “Fiat Transaction”) involving aggregate payments or consideration in excess of $100.0 million (as determined in good faith by the Company), unless such Fiat Transaction is (1) not materially less favorable to the Company or the Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or (2) as determined in good faith by the Company, reasonable under the circumstances.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (other than the Fiat Group) of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $100.0 million, unless:

(1) such Affiliate Transaction is, as determined in good faith by the Company, on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) if such Affiliate Transaction or series of related Affiliate Transactions involve aggregate payments or consideration in excess of $250.0 million, the Company delivers to the Trustee a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The provisions related to Fiat Transactions and Affiliate Transactions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Certain Covenants in the Indenture—Limitation on Restricted Payments”;

(3) the payment of reasonable and customary fees and compensation paid to, and indemnities provided on behalf of, employees, officers, directors or consultants of the Company or any of its Restricted Subsidiaries;

(4) any agreement as in effect as of the Issue Date and described under the heading “Certain Relationships and Related Party Transactions”, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect (as determined in good faith by the Company) to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(5) any agreement as in effect as of the Issue Date, or entered into thereafter as contemplated by the Master Industrial Agreement as in effect on the Issue Date, between or among any member of the Fiat Group, on the one hand, and the Company and any of its Subsidiaries, on the other hand;

(6) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business, or are on terms at least as favorable as would reasonably have been obtained at such time from an unrelated Person (as determined in good faith by the Company);

(7) the issuance of Equity Interests by the Company or a Restricted Subsidiary;

(8) transactions with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(9) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, but in any event not to exceed $50.0 million in the aggregate outstanding at any one time, and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Board of Directors;

(10) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any limited liability company operating agreement, shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements that it may enter into after the Issue Date; provided, however, that any such similar agreement or any amendment, taken as a whole, is not materially less favorable to the Company and its Restricted Subsidiaries than the agreement as in effect on the Issue Date (as determined in good faith by the Company);

(11) transactions in the ordinary course of business with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Company or a Restricted Subsidiary holds or acquires an ownership interest (whether by way of equity interest or otherwise) so long as the terms of any such transactions are not materially less favorable to the Company or the Restricted Subsidiary participating in such joint ventures than they are to other joint venture partners that are not otherwise Affiliates of the Company;

(12) transactions with respect to which the Company or the Board of Directors has received a written opinion from an Independent Advisor with respect to the fairness of such transaction or a written opinion from an Independent Advisor that such transaction is on terms are not materially less favorable to the Company or the Restricted Subsidiary than those that the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s length transaction with a Person who is not an Affiliate; and

(13) transactions between or among any member of the Fiat Group, on the one hand, and the Company and any of its Subsidiaries, on the other hand, which are approved by a majority of the Non-Fiat Directors.

Reports and Other Information

The Indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required by such sentence unless the SEC shall not accept such filing. The Company shall not take any action for the purpose of causing the SEC not to accept any such filings. In addition, the Company shall post any such required reports on its website within the time periods that would apply whether or not the company is required to file those reports with the SEC.

In connection with the filing or posting of all annual and quarterly reports required pursuant to the above paragraph, in connection therewith, the Company shall provide notice of, and host, a conference call open to the public to discuss the results for the applicable period.

Limitation on Business Activities of the Co-Issuer

The Co-Issuer may not hold any assets, become liable for any obligations or engage in any business activities; provided that it may be a co-obligor with respect to the Notes or any other Indebtedness issued by the Company and may engage in any activities directly related thereto or necessary in connection therewith. The Co-Issuer shall be a Wholly Owned Subsidiary and a Restricted Subsidiary of the Company (or its permitted successors) at all times.

Covenant Fall-Away

The Indenture will provide that following the first day (the “Fall-Away Date”) that:

(1) the Notes have had an Investment Grade Rating from both of the Rating Agencies for at least 60 consecutive days and the Company has delivered written notice of such Investment Grade Ratings to the Trustee and the Collateral Agent; and

(2) no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized above under:

(1) “—Limitation on Restricted Payments”;

(2) “—Line of Business”;

(3) “—Liens”;

(4) “—Impairment of Security Interest”;

(5) clause (4) of the first paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(6) “—Future Collateral”;

(7) “—Repurchase at the Option of Holders—Asset Sales”; and

(8) “—Transactions with Affiliates”;

In addition, from and after the Fall-Away Date, the Liens on the Collateral will be automatically released with respect to the Notes and the Guarantees.

Limitation on Liens

From and after the Fall-Away Date, other than Excepted Liens, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur, issue, assume, suffer to exist or permit to become effective any Lien to secure Indebtedness of any kind upon any Principal Property or upon any shares of Capital Stock or Indebtedness of any Subsidiary of the Company that owns any Principal Property (whether now owned or hereafter acquired) without effectively providing concurrently therewith that the Notes (together with, if the Company shall so determine, any other Indebtedness of or guarantee by the Company or such Subsidiary ranking equally with the Notes) shall be secured equally and ratably with (or, at the option of the Company, prior to) the Indebtedness secured by such Lien until such time as such Indebtedness is no longer secured by such Lien.

From and after the Fall-Away Date, any references in this “Description of the Notes” to the covenant described under “—Certain Covenants in the Indenture—Liens” shall be deemed to be a reference to the covenant described under “—Certain Covenants in the Indenture—Covenant Fall-Away—Limitation on Liens”.

Certain Definitions After the Fall-Away Date

Solely for purposes of covenants under “—Certain Covenants in the Indenture—Covenant Fall-Away”, the following terms shall have the following meanings.

“Excepted Liens” means (a) Liens existing on property or other assets at the time the Company or a Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; (b)(1) Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary, or Liens existing thereon to secure the payment of all or any part of the purchase price thereof, or (2) Liens existing on property or shares of stock or other assets of a Person to secure any Indebtedness for borrowed money incurred prior to, at the time of, or within one year after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) Liens to secure Indebtedness for borrowed money owing to the Company or to any of its Subsidiaries; (d) Liens existing on the Fall-Away Date; (e) any Lien that would qualify as a “Permitted Lien”, except for Liens that would qualify as a “Permitted Lien” pursuant to clauses (6), (7), (8), (9), (10), (11) and (12) thereof; and (f) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (a) through (e), without increase of the principal of the Indebtedness secured thereby; provided, however, that (i) such new Lien shall be limited to all or part of the same property that was subject to the original Lien (plus improvements on such property) and (ii) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (a) through (e) above at the time the original Lien became an Excepted Lien under the Indenture, and (y) an amount necessary to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection with such refinancing, refunding, extension, renewal or replacement; provided further, however, that the Liens permitted by any of the foregoing clauses (a) through (d) may not extend to any other property owned by the Company or any of its Subsidiaries other than the property specified in such clauses and improvements thereto.

“Principal Property” means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) and the equipment located thereon which (a) is owned by the Company or any of its domestic Subsidiaries; (b) is located in the United States; (c) has not been determined in good faith by the Board of Directors not to be materially important to the total business conducted by the Company and its Subsidiaries taken as a whole; and (d) has a net book value on the date of determination in excess of 10.0% of Consolidated Net Tangible Assets.

For purposes of the covenant described under “—Repurchase at the Option of Holders—Asset Sales,” on any Fall-Away Date, the Net Proceeds amount will be reset to zero. In addition, upon the occurrence of the Fall-Away Date, any Defaults with respect to such terminated covenants that have not matured into Events of Default will be rescinded.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings. If the Notes do achieve Investment Grade Ratings and the Fall-Away Date occurs, the Notes will have the limited covenants described above even if the Notes lose their Investment Grade Ratings after such date.

Events of Default and Remedies

The Indenture will provide that each of the following is an Event of Default with respect to any series of Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes of that series;

(2) default for 30 days or more in the payment when due of interest on or with respect to that series of Notes;

(3) the failure by the Issuers to comply with their obligations under “—Certain Covenants in the Indenture—Merger, Consolidation or Sale of All or Substantially All Assets” above with respect to that series of Notes;

(4) the failure by the Company to comply for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in principal amount of Notes of such series with its obligation to make a Change of Control Offer in accordance with “—Repurchase at the Option of Holders—Change of Control Event” with respect to that series of Notes;

(5) the failure by the Company to comply for 120 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in principal amount of Notes of such series with its obligations under “—Certain Covenants in the Indenture—Reports and Other Information” above with respect to that series of Notes;

(6) the failure by the Issuers or any Guarantor to comply for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in principal amount of Notes of such series with any of its other obligations, covenants or agreements contained in the Indenture, the Security Documents or the Notes applicable to that series of Notes;

(7) Indebtedness of the Company, the Co-Issuer, any Guarantor or any Significant Party is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $500.0 million; provided, however, that it will be deemed not to be an Event of Default if such Indebtedness is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 30 Business Days after such failure to pay or such acceleration;

(8) the failure by the Company, the Co-Issuer or any other Significant Party to pay final non-appealable judgments aggregating in excess of $500.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgments become final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(9) certain events of bankruptcy or insolvency with respect to the Company, the Co-Issuer or any other Significant Party;

(10) the Guarantee of any Significant Party with respect to that series of Notes shall for any reason cease to be in full force and effect or be declared null and void or any Officer of any Guarantor that is a Significant Party, as the case may be, denies in writing that it has any further liability under its Guarantee with respect to that series of Notes or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee with respect to that series of Notes in accordance with the Indenture; or

(11) the security interest in the Collateral created under any Security Document with respect to that series of Notes shall, at any time, cease to be in full force and effect and constitute a valid and perfected Lien with the priority required by the Indenture for any reason other than (A) the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or in accordance with the terms of the Intercreditor Agreement or (B) as provided under “—Security—Releases of Collateral” above or any security interest created under any Security Document shall be invalid or unenforceable, in each case, on any material portion of the Collateral purported to be covered thereby, or the Company or any Guarantor required to grant a security interest in Collateral shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and in each case such failure or such assertion shall have continued uncured or unrescinded for a period of 20 days.

If any Event of Default (other than of a type specified in clause (9) above with respect to the Company or the Co-Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the particular series of Notes then outstanding may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of that series to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (9) of the first paragraph of this section with respect to the Company or the Co-Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes with respect to that series of Notes.

The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Notes of any series under the Indenture by notice to the Trustee may, on behalf of the Holders of all of the Notes of that series, waive any existing Default with respect to that series of Notes and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes of that series and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (7) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default with respect to any series of Notes occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of such series of Notes outstanding thereunder unless the Holders of such series of Notes have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a series of Notes may pursue any remedy with respect to the Indenture or such series of Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default with respect to such series is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes of that series have requested the Trustee to pursue the remedy;

(3) Holders of the Notes of that series have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes of that series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in aggregate principal amount of a series of outstanding Notes thereunder are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to such series of Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Issuers are required to deliver to the Trustee and the Collateral Agent annually a statement regarding compliance with the Indenture, and the Issuers are required, within five Business Days after the dates on which a senior officer of the Company becomes aware of any Default, to deliver to the Trustee and the Collateral Agent a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuers or any Guarantor or any of their direct or indirect equity holders shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

With respect to any series of Notes, the obligations of the Issuers and the Guarantors under the Indenture and such series of Notes will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes of that series issued thereunder. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any series of Notes and have each Guarantor’s obligations discharged with respect to its Guarantee of that series of Notes and have the Security Documents terminated and Collateral released with respect to that series of Notes (“Legal Defeasance”) and cure all then existing Events of Default with respect to that series of Notes except for:

(1) the rights of Holders of Notes of that series to receive payments in respect of the principal of, premium, if any, and interest on the Notes of that series when such payments are due solely out of the trust created pursuant to the Indenture for those Notes;

(2) the Issuers’ obligations with respect to any series of Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, Registrar, Paying Agent and Collateral Agent and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, with respect to any series of Notes, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture with respect to such series of Notes and have the Security Documents terminated and Collateral released with respect to that series of Notes (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to that series of Notes. In the event Covenant Defeasance occurs with respect to a series of Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to that series of Notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option with respect to a series of Notes, the Guarantees of the Guarantors will be released with respect to that series of Notes and the Guarantors will be released from all of their obligations with respect to that series of Notes and the Security Documents.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of Notes:

(1) the Issuers must irrevocably deposit with the Collateral Agent, in trust, for the benefit of the Holders of that series of Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on that series of Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such Notes, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee and the Collateral Agent an Opinion of Counsel reasonably acceptable to the Trustee and the Collateral Agent confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes of that series, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of that series of Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee and the Collateral Agent an Opinion of Counsel in form reasonably acceptable to the Trustee and the Collateral Agent confirming that, subject to customary assumptions and exclusions, the Holders of that series of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default with respect to that series of Notes (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(7) the Issuers shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to a particular series of Notes issued thereunder and the Security Documents and pledges thereunder will be released with respect to that series of Notes, when either:

(1) all Notes of that series theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes of that series for whose payment money has theretofore been deposited in trust, have been delivered to the Registrar for cancellation; or

(2) (a) all Notes of that series not theretofore delivered to the Registrar for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee, the Registrar, the Collateral Agent and the Paying Agent for the giving of notice of redemption by the Trustee, the Registrar, the Collateral Agent or the Paying Agent in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders of the Notes of that series cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Registrar for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption thereof, as the case may be;

(b) with respect to that series of Notes, no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to the Indenture or that series of Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any Senior Credit Facilities or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuers have paid or caused to be paid all sums payable by them under the Indenture with respect to such series of Notes; and

(d) the Issuers have delivered irrevocable instructions to the Paying Agent to apply the deposited money toward the payment of the Notes of that series at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and the Collateral Agent stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee, the Notes and the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of each series of Notes affected and then outstanding, other than Notes beneficially owned by the Issuers or any of their Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of each series of Notes then outstanding, other than Notes beneficially owned by the Issuers or any of their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenant described above under “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) (a) make any change to the ranking of the Notes or (b) make any change to any provisions in the Security Documents or the Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral, in each case that would materially adversely affect the rights of the Holders of the Notes;

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Party in any manner materially adverse to the Holders of the Notes; or

(11) after the Issuers’ obligation to purchase Notes arises thereunder, amend, change or modify in any respect materially adverse to the Holders of the Notes the obligations of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Event or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuers, the Trustee and the Collateral Agent may amend or supplement the Indenture and the Notes, the Issuers, the Collateral Agent and the Guarantors may amend or supplement any Guarantee issued under the Indenture, and the Issuers, the other Pledgors and the Collateral Agent may amend the Security Documents, in each case, without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency that does not materially adversely affect the rights of the Holders;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to add a Guarantor under the Indenture or to add to, or remove a limitation on, the Collateral;

(10) to conform the text of the Indenture or the Guarantees or the Notes issued thereunder to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes, as provided in an Officer’s Certificate;

(11) to release Collateral from the Liens pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Security Documents or the Intercreditor Agreement; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

However, no amendment or supplement to the Indenture or the Notes that modifies or waives the specific rights or obligations of the Paying Agent, registrar or transfer agent may be made without the consent of such agent (it being understood that the Trustee’s execution of any such amendment or supplement will constitute such consent if the Trustee is then also acting as such agent).

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Until all First-Priority Lien Obligations have been fully and finally discharged, the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents of such holders and, pursuant to the Intercreditor Agreement, such changes will automatically apply to the Security Documents; provided, however, that any such change, waiver, modification or variance that is prejudicial to the rights of the Collateral Agent, the Trustee and the Holders of the Notes and does not affect the holders of the First-Priority Lien Obligations in a like or similar manner shall not apply to the Security Documents without the consent of the Collateral Agent and the Trustee (acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes). Notice of such amendment, waiver or consent shall be given to the Trustee and the Collateral Agent by the Company, but any failure to provide such notice will not affect the validity or effectiveness of any such amendment, waiver or consent.

No amendment of, or supplement or waiver to, the Indenture, the Notes or the Security Documents (other than the Intercreditor Agreement) shall be permitted to be effected if such amendment, supplement or waiver is in violation of, or inconsistent with, the terms of the Intercreditor Agreement. No amendment of, or supplement to, the Intercreditor Agreement shall be permitted to be effected without the consent of the First-Priority Collateral Agent and Collateral Agent.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee and the Collateral Agent

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in aggregate principal amounts of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes, the Security Documents and any Guarantee are governed by and construed in accordance with the laws of the State of New York (or, to the extent required, the law of the jurisdiction in which the Collateral is located), without regard to conflicts of laws principles thereof.

Certain Definitions and Conventions

Unless otherwise specified, any value to be determined under the Indenture will be determined by the Company as set forth in this paragraph. With respect to any provision of the Indenture that specifies a value or requires or provides for a determination of the value of any item or amount, the value shall be as determined in good faith by an Officer of the Company; provided however, that if the value of such item or amount is equal to or greater than $500.0 million, such determination shall be made in good faith by the Board of Directors. Any such determination shall be conclusive for all purposes under the Indenture.

The Indenture will not treat (1) unsecured indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that for purposes of the covenant entitled “—Certain Covenants in the Indenture—Transactions with Affiliates,” the term “Affiliate” also means any Person that is a director or an executive officer of the Person specified. For all purposes under the Indenture, none of (i) the Government of the United States (or any branch or agency thereof), (ii) Canada CH Investment Corporation, or (iii) the VEBA Trust shall be considered an affiliate of the Issuers or any of their respective Subsidiaries.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note on such Redemption Date; and

(b) (i) in the case of any 2019 Note, the excess, if any, of (A) the present value at such Redemption Date of (x) the redemption price of such Note at June 15, 2015 (such redemption price being set forth in the table appearing above under “—Optional Redemption”), plus (y) all required remaining interest payments due on such Note through June 15, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (B) the principal amount of such Note on such Redemption Date, and (ii) in the case of any 2021 Note, the excess, if any, of (A) the present value at such Redemption Date of (x) the redemption price of such Note at June 15, 2016 (such redemption price being set forth in the table appearing above under “—Optional Redemption”), plus (y) all required remaining interest payments due on such Note through June 15, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (B) the principal amount of such Note on such Redemption Date.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition and in the covenant under “—Repurchase at the Option of Holders—Asset Sales” as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities, in each case without giving effect to any limitations with regard to the currencies specified in such definitions;

(b) any disposition of obsolete or worn out property or assets or assets at the end of their useful lives in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition;

(c) any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the operation of the business;

(d) (i) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Certain Covenants in the Indenture—Merger, Consolidation or Sale of All or Substantially All Assets” or (ii) any disposition that constitutes a Change of Control pursuant to the Indenture;

(e) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants in the Indenture—Limitation on Restricted Payments”;

(f) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $150.0 million;

(g) any disposition of property or assets of the Company or any Restricted Subsidiary or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(h) any disposition of property or assets of the Company or any Restricted Subsidiary to any joint venture in which the Company or any Restricted Subsidiary has an Equity Interest; provided, however, that the aggregate fair market value of all dispositions made pursuant to this clause (h) shall not exceed $750.0 million;

(i) to the extent allowable under Section 1031 of the Code, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(j) the sale, lease, assignment, sub-lease, license or sub-license or other disposition of any real or personal property in the ordinary course of business;

(k) any issuance or sale or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any joint venture in accordance with the applicable joint venture agreement;

(l) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(m) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the Indenture;

(n) sales of accounts receivable in connection with the collection, settlement or compromise thereof or of lease receivables in the ordinary course of business;

(o) sales or transfers of accounts receivable and related assets in factoring, receivables financing or similar transactions;

(p) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which, in the case of an exchange of assets with a fair value in excess of $500.0 million, shall be determined in good faith by the Board of Directors;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(r) voluntary terminations or unwindings of any Hedging Obligations;

(s) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(t) the licensing of trade names for use in other industries;

(u) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(v) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“ATVM Assets” means equipment and fixtures (as such terms are defined in the UCC as effect in the State of New York), improvements to real properties, and other property (whether tangible or intangible) that under the EISA, and the rules and regulations of the DOE, are eligible for financing under the ATVM Program.

“ATVM Program” means the DOE’s Advanced Technology Vehicles Manufacturing Incentive Program authorized by Section 136 of the EISA.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means each day which is not a Saturday, a Sunday or another day on which commercial banking institutions are authorized or obligated to be closed in the State of New York.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP; provided, however, that take or pay obligations in supply arrangements shall be deemed not to be a Capitalized Lease for any purpose under the Indenture.

“Capitalized Lease Obligation” means, at any time of determination, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, however, that any obligations of the Company and any Restricted Subsidiary that are not characterized as, or would not be of the type to be characterized as, Capitalized Leases under GAAP as of the Issue Date shall not be treated as Capitalized Lease Obligations for any purposes under the Indenture and shall be treated as operating leases for all purposes.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, pounds sterling, Swiss franc, Japanese yen, euro, or any national currency of any participating member state of the EMU; or

(b) in the case of the Company or a Restricted Subsidiary, such currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S., Canadian, United Kingdom, Swiss or Japanese government or any country that is a member state of the EMU or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $250.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution, or broker-dealer affiliate thereof, meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(11) instruments equivalent to those referred to in clauses (1) to (10) above comparable in credit quality and tenor to any of those referred to above or denominated in any currency customarily used by corporations for operations or cash management purposes in any jurisdiction outside the United States to the extent reasonably related to any business conducted by the Company or any of its Restricted Subsidiaries and not for speculative purposes; and

(12) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (11) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided, however, that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within thirty Business Days following the receipt of such amounts.

“Cash Management Obligations” means cash management obligations (including banking, cash management, automated clearinghouse, custody and other similar services and company paid credit cards) of the Company or any of its Subsidiaries that are owed to the administrative agent, the arrangers, any lender or any affiliate of the administrative agent, the arrangers or any lender under the Senior Credit Facilities and that are agreed by the Company and the relevant counterparty to be secured.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, directly or indirectly, to any Person other than a Permitted Holder;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, or any successor provision), other than Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, in one or a series of related transactions, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company; or

(3) the Board of Directors shall cease to consist of a majority of Continuing Directors.

“Change of Control Event” means the occurrence of a Change of Control and a Rating Decline.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Document.

“Consolidated Current Liabilities” means, as of the date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), as reflected on the consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as of the most recently ended fiscal quarter for which internal financial statements are available, determined on a consolidated basis and otherwise determined in accordance with GAAP, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense, (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined by the Company in good faith to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any net after-tax effect of income (loss) from disposed or discontinued operations to the extent included in discontinued operations prior to consummation of the disposition thereof) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded, and

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to such Person or a Subsidiary thereof that is the Company or a Restricted Subsidiary in respect of such period.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments” only (other than clause (3)(d) or (3)(e) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, only to the extent such amounts have increased the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) or (3)(e) of the first paragraph thereof.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the total assets appearing on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries as at the end of the most recent fiscal quarter for which internal consolidated financial statements are available, determined in accordance with GAAP, less (a) all Consolidated Current Liabilities as shown on such balance sheet, (b) Investments in Unrestricted Subsidiaries that are consolidated on the consolidated balance sheet of such Person, and (c) Intangible Assets and liabilities relating thereto.

“Consolidated Secured Debt Ratio” means the ratio of (1) the aggregate principal amount of Secured Indebtedness as of the most recently ended fiscal quarter for which internal financial statements are available to (2) Modified EBITDA for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case, with such pro forma adjustments to Secured Indebtedness and Modified EBITDA as would be required under the definition of “Fixed Charge Coverage Ratio” in performing a calculation thereof.

For purposes of determining the amount of Secured Indebtedness in the ratio above, the amount of Secured Indebtedness under any revolving credit facility as of the most recently ended fiscal quarter for which internal financial statements are available will be deemed to be the average daily balance thereunder for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of determination (or, if such facility has been available for less than four fiscal quarters, the average daily balance for the longest of the most recently ended one, two or three fiscal quarters for which internal financial statements are available during which such facility was in place).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means (a) prior to the consummation of a Corporate Reorganization, the Board of Directors on the Issue Date, and each other director of the Company, if such other director is appointed by a member or by a majority of the then Continuing Directors pursuant to the LLC Operating Agreement, and (b) after the consummation of a Corporate Reorganization, the Board of Directors on the date of consummation of the Corporate Reorganization, and each other director of the Company, if (i) such other director is appointed by any shareholder pursuant to any shareholders agreement, or (ii) such other director’s nomination for election to the Board of Directors is recommended by a majority of the then Continuing Directors or by a Permitted Holder.

“Corporate Reorganization” means any transaction or series of transactions, including through merger or otherwise creation of a holding company, for the purpose of converting the Company from a limited liability company into a corporation.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means Preferred Stock of the Company, a Restricted Subsidiary or any direct or indirect parent corporation of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants in the Indenture—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“DOE Assets” means ATVM Assets (a) in respect of which costs have been incurred or payments have been made by the Company or its Subsidiaries after June 9, 2009, (b) that relate to projects approved by the United States Department of Energy (the “DOE”) or any successor agency and (i) financed by the DOE under the ATVM Program, or (c) can be specifically identified (by type of asset and by purchase order number, serial number or other information) by reference to records maintained by the Company from and after the closing of any Permitted DOE Facility.

“DOE Replacement Facility Event” means the good faith determination by the Company, after December 31, 2011, that it will not be able to obtain some or all of the $3.5 billion in financing pursuant to a Permitted DOE Facility on terms and conditions (including timing of and conditions precedent to advances) reasonably acceptable to it.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EISA” means Energy Independence and Security Act of 2007 (Public Law 110-140; 42 U.S.C. 17013), as such statute may be amended, supplemented, renewed or replaced.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any sale for cash of (a) common stock or common membership interests of the Company or (b) Preferred Stock of the Company which by its terms is mandatorily convertible into common stock or common membership interests of the Company, is not mandatorily redeemable and dividends on which are not paid in cash, but rather accrue to the principal amount of such Preferred Stock (in each case, excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s common stock registered on Form S-8; and

(2) issuances to any Subsidiary of the Company.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means new notes of the Issuers issued in exchange for the Notes pursuant to, or as contemplated by, the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Company from,

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated by the Company as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clauses (3)(b) and 3(c) of the first paragraph under “—Certain Covenants in the Indenture—Limitation on Restricted Payments.”

“Fiat Group” means Fiat S.p.A. and any of its controlled Affiliates (other than the Company and its Subsidiaries).

“First-Priority Collateral Agent” means Citibank, N.A., in its capacity as collateral agent under the First-Priority Collateral Agreement.

“First-Priority Collateral Agreement” means that certain Collateral Agreement entered into on May 24, 2011, among the Issuers, the guarantors party thereto, the First-Priority Collateral Agent and the Collateral Agent.

“First-Priority Lien Obligations” means (i) all Indebtedness of the Company and the Guarantors secured by a Lien that is prior to, or senior to, the Lien securing the Notes, (ii) all other Obligations (not constituting Indebtedness) of the Company and the Guarantors under the Credit Facilities, in each case, secured by a Lien that is prior to, or senior to, the Lien securing the Notes and (iii) all other Obligations of the Company and the Guarantors in respect of Hedging Obligations or Obligations in respect of cash management services in connection with Indebtedness described in clause (i) or Obligations described in clause (ii).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Modified EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, and other operational changes that the Company or any of its Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company in accordance with Regulation S-X.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Company or a Restricted Subsidiary during such period; plus

(3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Company or a Restricted Subsidiary during such period.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date. At any time after adoption of IFRS by the Company for financial reporting purposes, the Company may elect to apply IFRS for all purposes of the Indenture, in lieu of GAAP, and, upon any such election (the date of such election, the “IFRS Election Date”), references herein to GAAP shall be construed to mean IFRS as in effect on the IFRS Election Date; provided, however, that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in the Indenture shall be computed in conformity with IFRS and (B) in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any election to the Holders of Notes not later than 15 days after such election. Solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authorities” means any federal, state, provincial, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture and the Notes.

“Guarantee Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuers’ obligations with respect to the Notes on the terms provided for in the Indenture.

“Guarantor” means, each Person that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement, interest rate, currency or commodity options or any other similar agreement providing for the transfer or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies. For purposes of determining the amount of any such Hedging Obligations, if any agreement relating to such obligations provides for netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect on the IFRS Election Date.

“Incur” or “incur” means to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with the covenant described under “—Certain Covenants in the Indenture—Liens”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument; and

(3) the obligation to pay a premium in respect of Secured Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Secured Indebtedness will not be deemed to be the Incurrence of Secured Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money, including any indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(b) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(c) representing any Hedging Obligations, as reduced by any amounts of cash collateral posted as margin with respect to such obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

Notwithstanding the foregoing, (i) Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity or obligations of such Person with respect to performance and surety bonds and completion guarantees entered into in the ordinary course of business, and (ii) Indebtedness shall be calculated without giving effect to the effects of ASC § 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Advisor” means an accounting, appraiser, engineer investment banking firm, investment advisor or consultant of recognized standing that is, as determined in good faith by the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Banca IMI S.p.A., RBS Securities Inc. and UBS Securities LLC.

“Initial Unrestricted Subsidiaries” means Auburn Hills Mezzanine LLC, Auburn Hills Owner LLC, AC Austro Car Handelgesellschaft mbH & Co. OHG, Chrysler Group Taiwan Sales Ltd., Chrysler Jeep Ticaret S.A. and any MID.

“Intangible Assets” means, with respect to any Person at any date of determination, the value (net of any applicable reserves), as shown on or reflected in the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries as at the end of the fiscal quarter for which internal consolidated financial statements are available determined in accordance with GAAP, of all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other intangibles.

“Intercreditor Agent” means the administrative agent under the Senior Credit Facilities, and any successor thereto in such capacity.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date, among the Collateral Agent, the First-Priority Collateral Agent, the Issuers and each other Guarantor named therein, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, in each case, with a stable or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and the Subsidiaries of the Company;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the fair value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the fair value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means May 24, 2011.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided , however, that in no event shall an operating lease be deemed to constitute a Lien.

“LLC Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of June 10, 2009, as amended August 7, 2009, January 29, 2010 and April 5, 2011, by and among the Company, the UAW Retiree Medical Benefits Trust (“VEBA”) and the VEBA Holdcos (as defined in the LLC Operating Agreement), Fiat North America LLC, The United States Department of the Treasury, and Canada CH Investment Corporation (formerly named 7169931 Canada, Inc.).

“Master Industrial Agreement” means the Master Industrial Agreement, dated as of June 10, 2009, by and among Fiat Group Automobiles S.p.A., Fiat Powertrain Technologies S.p.A, Fiat North America LLC and Chrysler Group LLC.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive substances, and any other materials or substances of any kind, whether or not any such material or substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to, or would reasonably be expected to give rise to liability under, any Environmental Law.

“MID” means any Subsidiary of the Company whose sole business is operating an automobile dealership and which is commonly referred to as a marketing investment dealership.

“Modified EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period (without giving effect to the adjustments in clauses (1), (3) and (4) of such definition):

(1) increased (without duplication) by:

(a) income tax expense of such Person and such Restricted Subsidiaries paid or incurred during such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(b) net interest expense of such Person and such Restricted Subsidiaries, excluding interest expense related to financing activities associated with a vehicle lease portfolio the Company refers to as Gold Key Lease); plus

(c) depreciation and amortization expense for plant, property and equipment, amortization of intangibles and equipment on lease of such Person and such Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income, excluding depreciation and amortization expense for vehicles held for lease; plus

(d) pension, other post-retirement benefit (OPEB) and other employee benefit costs (in each case other than current service costs) of such Person and such Restricted Subsidiaries to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(e) restructuring expenses of such Person and such Restricted Subsidiaries to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(f) other financial expense of such Person and such Restricted Subsidiaries; plus

(g) other unusual and infrequent costs, charges and expenses of such Person and such Restricted Subsidiaries consistent in nature and scope with such Person’s past practice or customary practice in such Person’s industry;

(2) decreased by (without duplication) by:

(a) income tax benefits of such Person and such Restricted Subsidiaries;

(b) any non-cash gains increasing Consolidated Net Income of such Person and such Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Modified EBITDA in any prior period; and

(c) restructuring income of such Person and such Restricted Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries for that period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate proceeds received by the Company or its Restricted Subsidiaries in Cash Equivalents in respect of any Asset Sale (including any payments received by way of purchase price adjustments, deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, payments made by way of purchase price adjustments, including in respect of working capital items, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Fiat Directors” means, with respect to any transaction, the disinterested members (within the meaning of Section 144 of the Delaware General Corporation Law with respect to a matter in which any member of the Fiat Group has an interest) of the Board of Directors or any duly constituted committee of the Board of Directors comprised only of such disinterested directors.

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel to the Company, who may be internal counsel of the Company.

“Pari Passu Lien Obligation” means any Obligations of the Company and the Guarantors (including any Additional Notes) that are equally and ratably secured with the Notes with respect to the Collateral and are designated by the Company as a Pari Passu Lien Obligation.

“Permitted DOE Facility” means a credit facility provided to the Company by the DOE or any successor agency under the ATVM Program authorized by section 136 of EISA; provided, however, that (x) such facility shall be secured only by DOE Assets and assets of the Company and the Domestic Subsidiaries securing the Senior

Credit Facilities, and (y) the DOE shall have entered into an intercreditor agreement consistent with the provisions set forth herein and in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers under the Senior Credit Facilities

“Permitted Holder” means the Fiat Group. Any person or group whose acquisition of assets or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “—Repurchase at the Option of Holders—Change of Control Event” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “—Repurchase at the Option of Holders—Change of Control Event”) will thereafter constitute an additional Permitted Holder.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), pension benefits (but not including any Lien in favor of the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor)), or pledges or good faith deposits in connection with bids, tenders, sales, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or pledges or deposits to secure public or statutory obligations of such Person or pledges or deposits of cash or U.S. government bonds to secure surety, appeal, customs or performance bonds and similar obligations or letters of credit to which such Person is a party or account party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’, construction or other like Liens, in each case for sums not yet overdue for a period of more than 90 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments, governmental charges and utility charges, in each case that are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company to the extent required by, and in conformity with, GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole, including the following: (i) zoning, entitlement, conservation restriction and other land use and environmental regulations by one or more Governmental Authorities which do not materially interfere with the present use of the material assets of the Company and its Subsidiaries, (ii) all covenants, conditions, restrictions, easements, encroachments, charges, rights-of-way and any similar matters of record set forth in any state, local or municipal franchise on title to material real property of the Company and its Subsidiaries which do not materially interfere with the present use of such property, and (iii) minor survey exceptions and matters as to real property of the Company and its Subsidiaries which would be disclosed by an accurate survey or inspection of such real property and do not materially impair the occupancy or current use of such real property;

(6) any Lien to secure Indebtedness (and the related First-Priority Lien Obligations) Incurred pursuant to any term loan facility under any Credit Facilities in an aggregate amount not to exceed $3.0 billion (such amount, the “Term Loan Basket Amount”); provided, however, that the Term Loan Basket Amount shall be reduced by the amount of any permanent repayments of principal on such term loan facility, provided further, however, that notwithstanding any such permanent repayments, the Term Loan Basket Amount shall not be reduced below $1.75 billion; and provided further, however, that the Notes are secured on a junior priority basis with such Indebtedness on terms consistent with the terms of the Intercreditor Agreement (as in effect on the Issue Date);

(7) any Lien securing First-Priority Lien Obligations in an amount not to exceed $1.0 billion in the aggregate at any one time outstanding; provided , however, that the Notes are secured on a junior priority basis with such Indebtedness on terms consistent with the terms of the Intercreditor Agreement (as in effect on the Issue Date);

(8) (A) any Lien securing the Notes outstanding on the Issue Date, the Exchange Notes issued in exchange therefor and the Guarantees relating thereto; (B) any Lien securing Pari Passu Lien Obligations (including Additional Notes) in an amount not to exceed $500.0 million in the aggregate at any one time outstanding; provided, however, that the Notes are equally and ratably secured with such Pari Passu Lien Obligations and (C) any Lien securing Pari Passu Lien Obligations (including Additional Notes), provided, however, that at the time of Incurrence thereof and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.25 to 1.00; provided further, however, that the Notes are equally and ratably secured with such Pari Passu Lien Obligations;

(9) any Lien to secure Indebtedness (and the related First Priority Lien Obligations) Incurred pursuant to any revolving asset-based loan facility under any Credit Facility in an aggregate amount not to exceed $2.0 billion in the aggregate at any one time outstanding;

(10) any Lien existing on the Issue Date (other than Liens specified in clauses (6), (7), (8) and (9) above);

(11) any Lien to secure Indebtedness Incurred prior to the DOE Replacement Facility Event pursuant to any Permitted DOE Facility in an aggregate principal amount not to exceed $3.5 billion, which amount shall be reduced by the amount of any permanent repayments of principal on such Permitted DOE Facility (such amount as reduced, the “DOE Facility Primary Basket Amount”) on (A) any DOE Assets and (B) any Collateral or other assets pledged to secure the Senior Credit Facilities (such Collateral and other assets, the “DOE Secondary Assets”); provided, however, that the Lien on the DOE Secondary Assets will be limited to Indebtedness Incurred pursuant to any Permitted DOE Facility in an aggregate principal amount equal to 50 percent of the principal amount of Indebtedness Incurred and then outstanding under such Permitted DOE Facility but not to exceed $1.75 billion (such $1.75 billion sublimit to be reduced by an amount equal to 50 percent of the amount of any permanent repayments of principal on such Permitted DOE Facility) (such $1.75 billion sublimit as reduced, the “DOE Facility Secondary Basket Amount”); provided that the Notes are secured on a junior priority basis pursuant to the Intercreditor Agreement;

(12) after a DOE Replacement Facility Event, any Lien on (A) assets of a type eligible to be financed by the DOE under the ATVM Program (the “DOE Replacement Assets”) to secure Indebtedness Incurred pursuant to any Credit Facility (the “Primary Replacement Facility”) in an aggregate principal amount not to exceed $3.5 billion, which amount shall be reduced by the amount of any permanent repayments of principal on such Primary Replacement Facility and by the amount of any Indebtedness outstanding on the date of the DOE Replacement Facility Event under the Permitted DOE Facility secured pursuant to clause (11) above

(such amount as reduced, the “Primary Replacement Facility Basket Amount”), and (B) any DOE Secondary Assets to secure Indebtedness Incurred pursuant to the Primary Replacement Facility (limited to an aggregate principal amount equal to 50 percent of the principal amount of Indebtedness Incurred and then outstanding under such Primary Replacement Facility but not to exceed $1.75 billion (such $1.75 billion sublimit to be reduced by the DOE Facility Secondary Basket Amount in respect of any Indebtedness outstanding under the Permitted DOE Facility on the date of the DOE Replacement Facility Event and by an amount equal to 50 percent of the amount of any permanent repayments of principal on such Primary Replacement Facility) (such $1.75 billion sublimit as reduced, the “DOE Replacement Facility Secondary Basket Amount”); provided that the Notes are secured on a junior priority basis pursuant to the Intercreditor Agreement;

(13) Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property or other assets owned by the Company or any of its Restricted Subsidiaries;

(14) Liens existing on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(15) Liens securing obligations under Indebtedness or other obligations of the Company, the Co-Issuer or a Restricted Subsidiary owing to the Company, the Co-Issuer or a Guarantor; provided, however, that any Lien securing obligations under Indebtedness or other obligations of a Guarantor to the Company, the Co-Issuer or a Restricted Subsidiary must be junior in priority to the Liens in favor of such Guarantor’s Guarantee;

(16) Liens securing Hedging Obligations or other Cash Management Obligations;

(17) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) leases, licenses, subleases or sublicenses of assets (including real property and intellectual property) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole and material licenses and sublicenses of intellectual property or other general intangibles in the ordinary course of business;

(19) Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any of its Subsidiaries or in connection with sales of accounts, payment intangibles, chattel paper or instruments;

(20) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in foregoing clauses (8)(A), (8)(C), (10), (11)(A), (11)(B), (12)(A), (12)(B), (13) and (14) above and clause (36) below; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (8)(A), (8)(C), (10), (11)(A), (11)(B), (12)(A), (12)(B), (13) and (14) above and clause (36) below at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection with such refinancing, refunding, extension, renewal or replacement; and provided further, however, that any Lien Incurred pursuant to this clause (21) in respect of any Lien initially Incurred under clause (11)(A), clause (11)(B), clause (12)(A), clause (12)(B) or clause (36) shall be deemed to be outstanding under clause (11)(A), clause (11)(B), clause (12)(A), clause (12)(B) or clause (36), as applicable, for purposes of determining the amount available to be secured under such clause; and provided further, however, that, after a DOE Replacement Facility Event, any Lien Incurred pursuant to this clause (21) as part of a refinancing of amounts initially Incurred under clause (11)(A) shall be deemed to be outstanding under clause (12)(A) and any Lien Incurred pursuant to this clause (21) initially Incurred under clause (11)(B) shall be deemed to be outstanding under clause (12)(B), in each case for purposes of determining the amount available to be secured under such clauses (12)(A) and (12)(B), as applicable;

(22) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(23) Liens securing judgments for the payment of money not constituting an Event of Default under clause (8) under “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(26) Liens and rights of setoff created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to implement employee/corporate credit card programs, to secure fees and charges in the ordinary course of business or returned items and charge backs in the ordinary course of business, facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business;

(27) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(28) Liens on contract receivables of the Company or any Guarantor generated in respect of an identified line of vehicles manufactured by Chrysler de Mexico S.A. de C.V. securing a contemplated loan to be made to Chrysler de Mexico S.A. de C.V. in an aggregate principal amount not to exceed $500.0 million or its equivalent in Mexican pesos at any one time outstanding (the equivalent in Mexican pesos calculated using the foreign exchange rate applicable for each draw);

(29) Liens on vehicle leases or beneficial interests of any Subsidiary in such vehicle leases and related vehicles to secure Indebtedness Incurred under leasing or financing programs of the Company or any of its Subsidiaries;

(30) Liens on deposits of cash to secure payments by the Company or any of its Subsidiaries required pursuant to the terms of any financial services arrangements for dealers or retail customers, including any subvention agreements;

(31) Liens securing Indebtedness arising from industrial revenue, development bond or similar financings where the Company and/or any Subsidiary is both the lessee of the financial property and the holder of the bonds;

(32) servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the property and assets of the Company or any Subsidiaries consisting of real property, provided that the same are complied with in all material respects;

(33) any Lien consisting of rights reserved to or vested in any Governmental Authority by applicable law, statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Company or any of its Subsidiaries under any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulation, relating to or imposing liability or standards of conduct concerning protection of human health as it relates to any Materials of Environmental Concern, the environment or natural resources, as now or may at any time hereafter be in effect (“Environmental Laws”) to which any assets of the Company or any such Subsidiaries are subject;

(34) Liens existing on the Issue Date securing Indebtedness under that certain Loan Agreement dated as of August 3, 2007, between Auburn Hills Owner LLC and Citigroup Global Markets Realty Corp., and any refinancing thereof that satisfies the conditions under the proviso to clause (21) of this definition; provided, however, that such Liens do not encumber any property (except substitutions, replacements or proceeds thereof) other than property that was financed by such Indebtedness outstanding on the Issue Date;

(35) Liens securing Indebtedness Incurred by a Foreign Subsidiary, provided, however, that such Liens do not extend to the property or assets of the Company or any Subsidiary of the Company other than a Foreign Subsidiary; and

(36) Liens securing Capitalized Lease Obligations in an amount not to exceed $175.0 million in the aggregate in any calendar year (with amounts unused at the end of any calendar year being permitted to be carried over for the next succeeding calendar year); provided however, that the aggregate amount of any Capitalized Lease Obligations secured by a Lien pursuant to this clause (36) shall not exceed $350.0 million in any calendar year.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness. For purposes of determining compliance with the covenant described under “—Certain Covenants in the Indenture—Liens”, (1) in the event that a Lien meets the criteria of more than one of the types of “Permitted Liens” described above, the Company, in its sole discretion, shall classify such Lien at the time of Incurrence and only be required to include the amount of Secured Indebtedness secured by such Lien and the type of such Lien in one of the above clauses and (2) the Company shall be entitled at the time of such Incurrence to divide and classify the amount of Secured Indebtedness secured by such Lien and the type of such Lien in more than one of the types of “Permitted Liens” described above.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Purchase Money Liens” means, with respect to any Person, Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that such Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by such Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided; however, that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Decline” means the occurrence on any date from and after the date of the public notice by the Company or another Person seeking to effect a Change of Control of an arrangement that, as determined in good faith by the Company, is expected to result in a Change of Control until the end of the 60 day period following public notice of the occurrence of a Change of Control or abandonment of the expected Change of Control transaction of a decline in the rating of the Notes by either Rating Agency by at least one notch in the gradation of the rating scale (e.g., + or – for S&P or 1, 2 and 3 for Moody’s) from such Rating Agency’s rating of the Notes.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the Co-Issuer and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Scheduled Maturity” means, when used with respect to any Indebtedness, the date specified in such Indebtedness as the date on which the principal of such Indebtedness is due and payable or the date on which such Indebtedness is required to be repurchased by the issuer thereof or borrower thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Parties” means the Trustee, the Collateral Agent, the Holders of the Notes, the beneficiaries of each indemnification obligation undertaken by the Issuers or any Guarantor under any Security Document and the successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages, Intercreditor Agreement, the other intercreditor agreements and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating security interests in the Collateral as contemplated by the Indenture.

“Senior Credit Facilities” means the Credit Facilities under the Credit Agreement dated as of May 24, 2011, by and among the Company, certain of the Company’s Subsidiaries, the lenders referred to therein, Citibank, N.A., as administrative agent, and the other bookrunners, arrangers and agents named therein including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries taken as a whole on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes; and

(2) any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person, a corporation, association, partnership, joint venture, limited liability company or other business entity (excluding charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 15, 2015, in the case of the 2019 Notes, and June 15, 2016 in the case of the 2021 Notes; provided, however, that if the period from the Redemption Date to June 15, 2015 or June 15, 2016, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, such terms shall have the meanings given to such terms in the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below);

(2) any Subsidiary of an Unrestricted Subsidiary; and

(3) any MID, whether existing on the Issue Date or newly acquired or formed.

The Company may designate any Subsidiary of the Company other than the Co-Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary of the Company (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided, however, that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has a security interest in any assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and such designation complies with the covenant described under “—Certain Covenants in the Indenture—Liens” treating all Secured Indebtedness of such Unrestricted Subsidiary as if it was incurred on the date of designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person directly or through other Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The Notes initially will be represented by one or more notes in registered, global form without interest coupons, or the Global Notes. The Global Notes will be deposited upon issuance with the collateral agent as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time and has been obtained from sources that we believe to be reliable. Investors may hold their interests in a Global Notes directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

Except as set forth below, the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience and has been obtained from sources that we believe to be reliable. These operations and procedures are solely within the control of DTC and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or its participants directly to discuss these matters.

DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section l7A of the Exchange Act.

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to the procedures established by DTC (1) upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of participants and (2) ownership of beneficial interests in a Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in such Global Note other than participants). Ownership of beneficial interests in a Global Note is limited to participants or persons that may hold interests through participants.

So long as DTC or its nominee is the registered holder and owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the Notes represented by the Global Notes for all purposes under the indenture and the Notes issued thereunder. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to receive definitive Notes and will not be considered to be the owners or holders of any Notes under such Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

We will make payments of the principal of, and interest on, the Notes represented by the Global Notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest on the Notes represented by a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and none of we, the trustee, the collateral agent, the registrar or the paying agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in a Global Note.

Unless and until it is exchanged in whole or in part for definitive Notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. If a holder requires physical delivery of a definitive note for any reason, including to sell Notes to persons in jurisdictions which require physical delivery or to pledge Notes, the holder must transfer its interest in the applicable Global Note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

We expect that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts at the DTC interests in a Global Note are credited and only in respect of the portion of the aggregate principal amount of the Notes as to which the participant or participants has or have given direction. However, if there is an event of default under the Notes, DTC will exchange the Global Notes for definitive Notes, which it will distribute to its participants. Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of we, the trustee, the collateral agent, the paying agent or the registrar have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons, or Certificated Securities, only in the following limited circumstances:

•

DTC notifies us that it is unwilling or unable to continue as depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, or

•	there shall have occurred and be continuing an event of default with respect to the Notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

REGISTRATION RIGHTS

We are making the exchange offers to comply with our obligations under the registration rights agreement to register the exchange of the Notes for the old notes. In the registration rights agreement, we also agreed under certain circumstances, described below, to file a shelf registration statement to register the resale of certain old notes and Notes. The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes.

The Issuers and the Guarantors entered into a registration rights agreement with the initial purchasers of the old notes on May 24, 2011, the original issue date. Pursuant to the registration rights agreement, the Issuers and the Guarantors agreed to (x) file with the SEC, within 270 days of the original issue date, and (y) use reasonable efforts to cause to become effective, within 360 days of the original issue date, the exchange offer registration statement. The Issuers and the Guarantors also agreed upon effectiveness of the exchange registration statement to offer the holders of old notes that constitute “transfer restricted subsidiaries” who are able to make certain representations the opportunity to exchange their old notes for Notes in the exchange offers, and to keep the exchange offers open for at least 20 business days.

If (i) the Issuers and the Guarantors are not required to consummate the exchange offers because the exchange offers are not permitted by applicable law or SEC policy, (ii) for any reason an exchange offer is not consummated within 390 days after the original issue date or (iii) with respect to any holder of transfer restricted securities (A) such holder is prohibited by applicable law or SEC policy from participating in the exchange offers, or (B) such holder may not resell the exchange notes acquired by it in the exchange offers to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, or (C) such holder is a broker-dealer and holds old notes acquired directly from the Issuers or one of their affiliates, then, upon such holder’s request, the Issuers and the Guarantors shall cause to be filed a shelf registration statement pursuant to Rule 415 under the Securities Act, which may be an amendment to the exchange offer registration statement, no later than the 90th day after such filing obligation arises, but no earlier than the 390th day after the original issue date. The Issuers and the Guarantors have agreed to use their respective reasonable efforts to cause such shelf registration statement to become effective within 90 days of filing such shelf registration statement and to use their best efforts to keep that shelf registration statement effective until the earlier of (i) the date that is one year from the effective date of the shelf registration statement and (ii) the date on which all old Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

The Issuers and the Guarantors agreed, in the event of such a shelf registration, to provide to each holder of the old notes copies of the shelf registration statement and its amendments or supplements thereto and the prospectus, notify each holder of old notes when the shelf registration statement has become effective and take certain other actions to facilitate the offering and disposition of the old notes. A holder of old notes that sells old notes under a shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). The Company may suspend the effectiveness of the shelf registration statement for specified periods of time upon the occurrence of certain circumstances described in the registration rights agreement.

The Issuers and the Guarantors agreed that if (i) the exchange offer registration statement or the shelf registration statement is not filed with the SEC on or prior to the date specified for such filing in the applicable registration statement, (ii) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness, or the Effectiveness Target Date in the applicable registration statement, (iii) the exchange offer for either series of old notes is not consummated within 30 business days of the

Effectiveness Target Date with respect to the exchange offer registration statement or (iv) the exchange offer registration statement or the shelf registration statement is declared effective but thereafter ceases to be effective or usable, subject to certain exceptions, for its intended purpose without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv) above, a Registration Default), then additional interest shall accrue on the principal amount of the affected old notes at a rate of 0.25% per annum for the first 90-day period immediately following such date. The amount of the additional interest will increase by an additional 0.25% per annum of the principal amount of such old notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.00% per annum of the principal amount of such old notes.

Immediately upon the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of old notes will be required to make certain representations to the Company (as described elsewhere in this prospectus) in order to participate in the exchange offers and will be required to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. By acquiring old notes, a holder will be deemed to have agreed to indemnify the Issuers and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

United States Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, prospective investors are hereby notified that: (a) any discussion of United States federal tax issues contained or referred to in this prospectus or any document referred to herein is not intended or written to be used, and cannot be used by prospective investors for the purpose of avoiding penalties that may be imposed on them under the U.S. Internal Revenue Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

This section describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by holders that will receive Notes pursuant to the exchange offers and that will hold the Notes as capital assets. This section is based on the Internal Revenue Code of 1986 (the “Code”), as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This summary is intended for general information only, and does not purport to be a complete analysis of all of the potential U.S. federal income tax consideration that may be relevant to the particular circumstances of holders. This section does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Notes that are a hedge or that are hedged against interest rate risks, a person that owns Notes as part of a straddle or conversion transaction for tax purposes, or a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar. Furthermore, this summary does not address any state, local or foreign tax implications. Each investor should seek advice based on its particular circumstances from an independent tax advisor. If you purchased the old notes at a price other than the original issue price, the amortizable bond premium or market discount rules may apply to you with respect to the Notes. You should consult your tax advisor regarding this possibility.

PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES BASED UPON THEIR PARTICULAR SITUATIONS INCLUDING ANY CONSEQUENCES ARISING UNDER APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

For purposes of this discussion, a “United States Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. For purposes of this discussion, a “Foreign Holder” is a beneficial owner of a Note that, for United States federal income tax purposes, is (i) a nonresident alien individual, (ii) a foreign corporation or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note. If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

The Exchange Offers

The exchange of the old notes for the Notes pursuant to the terms set forth in this prospectus will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize gain or loss upon the exchange of the old notes for the Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Notes, a holder’s basis in the Notes should be the same as such holder’s basis in the old notes exchanged. A holder’s holding period for the Notes should include the holding period for the old notes exchanged. The issue price and other U.S. federal income tax characteristics of the Notes should be identical to the issue price and other U.S. federal income tax characteristics of the old notes exchanged.

Additional Payments

If a Change of Control Event occurs, as that term is defined in “Description of the Notes—Certain Definitions and Conventions,” holders of Notes will have the right, subject to certain conditions, to require us to repurchase their Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control Event”. Our obligation to pay additional amounts on the Notes in excess of the accrued interest and principal pursuant to a Change of Control Event may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, a contingency will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each contingency is “remote” or is considered to be “incidental.” We believe that the contingent payments described herein to be remote and/or incidental. Accordingly, we intend to take the position that such contingent payments should not cause the Notes to be treated as contingent payment debt instruments. A holder may not take a contrary position unless it discloses such contrary position in the proper manner to the IRS. Prospective holders of the Notes should consult their own tax advisors with respect to the contingent payment described above. If the IRS takes the position that the contingent payment described above was not remote and/or incidental as of the date of issuance, the amount and timing of interest income a holder must include in taxable income may have to be redetermined and a holder could be required to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange retirement or redemption of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

United States Holders

Payments of Stated Interest

A United States Holder will be taxed on any stated interest on a Note as ordinary income at the time the United States Holder receives the interest or when it accrues, depending on the United States Holder’s method of accounting for tax purposes.

Sales and Other Taxable Dispositions

In general, upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or other taxable disposition (not including any amount attributable to accrued but unpaid stated interest, which will be treated as a payment of interest for U.S. federal income tax purposes and therefore will be taxable as ordinary income to the extent not previously so taxed) and such United States Holder’s adjusted tax basis in the Note (the adjusted tax basis should be determined as described above under “–The Exchange Offers.” Such gain or loss generally will constitute long-term capital gain or loss if the Note was held by such United States Holder for more than one year and otherwise will be short-term capital gain or loss (the holding period of the Note should be determined as described above under “–The Exchange Offers”). Under current U.S. federal income tax law, net long-term capital gains of non-corporate United States Holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States Holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A Holder’s net investment income will generally include its interest income and its net gains from the disposition of Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Foreign Holders

Payments of Interest

Payments of interest on a Note by us or any paying agent to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax, provided that:

•	the interest income in respect of the Note is not effectively connected with the conduct by the Foreign Holder of a trade or business within the United States;

•	the Foreign Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our shares entitled to vote;

•	the Foreign Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation (as defined in the Code) related, directly or indirectly, to us through stock ownership;

•	the Foreign Holder is not a bank whose receipt of interest on the Note is described in Code Section 881(c)(3)(A); and

•	the certification requirements under Code Section 871(h) or 881(c) and the Treasury regulations thereunder, as described generally below, are met.

For purposes of Code Sections 871(h) and 881(c) and the Treasury regulations thereunder, in order to obtain the exemption from U.S. federal income and withholding tax described above, either (1) the Foreign Holder must provide its name and address, and certify, under penalties of perjury, to us or our paying agent, as the case may be, that such Holder is not a United States person or (2) the Foreign Holder must hold its Notes through certain intermediaries and both the Foreign Holder and the relevant intermediary must satisfy the certification requirements of applicable Treasury regulations. A certificate described in this paragraph is generally effective only with respect to payments of interest made to the certifying Foreign Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under Treasury regulations, the foregoing certification generally may be provided by a Foreign Holder on IRS Form W-8BEN (or other applicable W-8 form).

Payments of interest on a Note that do not satisfy all of the foregoing requirements generally will be subject to 30% United States federal withholding tax unless the Foreign Holder provides to us or our paying agent a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty. However, if the interest income in respect of a Note is effectively connected with the conduct by the Foreign Holder of a U.S. trade or business (and, if a tax treaty applies, is attributable to a United States permanent establishment maintained by the Foreign Holder), then such interest income generally will be exempt from the withholding tax described above, and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated tax rates applicable to United States Holders. A Foreign Holder must provide a duly executed IRS Form W-8ECI to us or our paying agent in order to avoid U.S. federal withholding tax in respect of effectively connected interest income. In certain circumstances, a Foreign Holder that is a corporation also may be subject to an additional “branch profits tax” (currently at a 30% rate or, if applicable, a lower treaty rate).

Sales and Other Taxable Dispositions

In general, a Foreign Holder of a Note will not be subject to U.S. federal income tax on any gain recognized on the sale, retirement, redemption or other taxable disposition of a Note unless:

•	such Foreign Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a United States trade or business of the Foreign Holder (and, if a tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by the Foreign Holder).

For purposes of the United States federal estate tax, the Notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup Withholding and Information Reporting

Under current U.S. federal income tax law, a backup withholding tax at specified rates (currently 28%) and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of a disposition (including a retirements or redemption) by, certain United States Holders of Notes. In the case of a noncorporate United States Holder, information reporting requirements will apply to payments of principal and interest made by us or our paying agent on a Note. Backup withholding tax will apply to a United States Holder who is subject to information reporting if:

•	such United States Holder fails to furnish its Taxpayer Identification Number (“TIN”) (which, for an individual, is his or her Social Security Number) to the payor in the manner required;

•	such United States Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that such United States Holder has failed to properly report payments of interest or dividends; or

•

under certain circumstances, such United States Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

Backup withholding and information reporting do not apply with respect to payments made to certain exempt recipients, including corporations (within the meaning of Code Section 7701(a)), tax-exempt organizations or qualified pension and profit-sharing trusts. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption if applicable.

We must report annually to the IRS and to each Foreign Holder the amount of interest paid on a Note and the amount of tax withheld with respect to those payments. Copies of the information returns reporting those interest payments and withholding may also be made available to the tax authorities in the country in which a Foreign Holder resides under the provisions of an applicable income tax treaty. Backup withholding will not apply to payments of principal or interest made by us or our paying agent on a Note (absent actual knowledge or reason to know that the Holder is actually a United States Holder) if such Foreign Holder has provided the required certification under penalties of perjury that it is not a United States person or has otherwise established an exemption. Backup withholding and information reporting may apply to the proceeds of the disposition

(including a retirement or redemption) of a Note within the United States or conducted through certain U.S.-related financial intermediaries unless the certification requirements described under “—Foreign Holders—Payments of Stated Interest” above are satisfied (and the payor does not have actual knowledge or reason to know that the Holder is actually a United States Holder) or the Holder has otherwise established an exemption. Foreign Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against a Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including “Exxon Capital Holdings Corporation,” available May 13, 1988, “Morgan Stanley & Co. Incorporated,” available June 5, 1991, “Mary Kay Cosmetics, Inc.,” available June 5, 1991, and “Warnaco, Inc.,” available October 11, 1991, we believe that Notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) an affiliate of the Issuers, (ii) a broker-dealer who acquired old notes directly from the Issuers or their affiliate or (iii) a broker-dealer who acquired old notes as a result of market-making or other trading activities (other than directly from the Issuers or their affiliate). Offers, sales and transfers may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Notes and that participating broker-dealers receiving Notes in the exchange offers will be subject to a prospectus delivery requirement with respect to resales of such Notes. To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offers (other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offers. Pursuant to the registration rights agreement, the Issuers and the Guarantors have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Notes. The Issuers and the Guarantors have agreed that, for a period of up to 180 days after the effectiveness of the exchange offer registration statement, they will make this prospectus and any amendment or supplement to this prospectus available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offers. Each holder of the old notes who wishes to exchange its old notes for Notes in the exchange offers will be required to make certain representations to us as set forth in “The Exchange Offers.” In addition, each holder who is a broker-dealer and who receives Notes for its own account in exchange for the old notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Notes.

We will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by brokers-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offers states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Issuers and Guarantors will pay all reasonable and documented out-of-pocket expenses (other than commissions or concessions of any brokers or dealers) incident to their performance of or compliance with the registration rights agreement, including SEC filing fees and the fees of counsel for the Issuers and the Guarantors and independent certified public accountants for the Issuers, as set forth in the registration rights agreement. The Issuers and the Guarantors will indemnify holders of transfer restricted securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

Following consummation of the exchange offers, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for Notes in the exchange offers, on terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for Notes pursuant to the terms and conditions herein.

VALIDITY OF THE NOTES

The validity of the Notes and the related guarantees will be passed upon on our behalf by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Chrysler Group LLC and subsidiaries as of December 31, 2010 and 2009, for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009 appearing in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended September 30, 2011 and 2010 appearing in this Prospectus, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarters ended September 30, 2011 and 2010, and appearing herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements and the related financial statement schedule of Old Carco LLC and subsidiaries, formerly known as Chrysler LLC, as of June 9, 2009 and December 31, 2008, for the period from January 1, 2009 through June 9, 2009, and for the year ended December 31, 2008, have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 9, 2009 and December 31, 2008, consolidated financial statements contains an explanatory paragraph that states that Old Carco filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on April 30, 2009 and that on June 10, 2009 Chrysler Group LLC acquired Old Carco’s principal operating assets and assumed certain liabilities, raising substantial doubt about Old Carco’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the issuance of the Notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

This prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We are subject to the informational requirements of the Exchange Act and accordingly file reports and other information with the SEC. These reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference room. In addition, our filings with the SEC are also available to the public on the SEC’s Internet Web Site at http://www.sec.gov. We will also provide you, free of charge, with a copy of the Notes and the indenture governing the Notes. You may request a copy of these documents by contacting: Investor Relations, Chrysler Group LLC, 1000 Chrysler Drive, Auburn Hills, Michigan 48326.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

Chrysler Group LLC

Auburn Hills, MI

We have reviewed the accompanying condensed consolidated balance sheet of Chrysler Group LLC and subsidiaries (the “Company”) as of September 30, 2011, and the related condensed consolidated statements of operations for the three-month and nine-month periods ended September 30, 2011 and 2010, and of cash flows and members’ deficit for the nine-month periods ended September 30, 2011 and 2010. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2010, and the related consolidated statements of operations, cash flows, and members’ deficit for the year then ended; and in our report dated February 25, 2011 (May 6, 2011 as to Note 24 and December 20, 2011 as to Note 23), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2010 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

November 11, 2011

(December 20, 2011 as to Note 17)

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues, net	$13,067	$11,018	$39,852	$31,183
Cost of sales	11,013	9,457	33,547	26,763

GROSS MARGIN	2,054	1,561	6,305	4,420
Selling, administrative and other expenses	1,077	934	3,517	2,770
Research and development expenses, net	445	377	1,191	1,050
Restructuring (income) expenses, net (Note 15)	-	(13)	13	47
Interest expense (Note 3)	282	316	958	940
Interest income	(9)	(8)	(31)	(41)
Loss on extinguishment of debt (Note 8)	-	-	551	-

INCOME (LOSS) BEFORE INCOME TAXES	259	(45)	106	(346)
Income tax expense (Note 9)	47	39	148	107

NET INCOME (LOSS)	$212	$(84)	$(42)	$(453)

See accompanying notes to condensed consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in millions of dollars)

	September 30, 2011	December 31, 2010
CURRENT ASSETS:
Cash and cash equivalents	$9,454	$7,347
Restricted cash (Note 10)	37	304
Trade receivables, net	1,001	819
Inventories (Note 4)	4,432	3,647
Prepaid expenses and other assets (Note 6)	1,423	2,173
Deferred taxes	27	30

TOTAL CURRENT ASSETS	16,374	14,320
PROPERTY AND EQUIPMENT:
Property, plant and equipment, net	13,587	13,817
Equipment on operating leases, net	1,763	1,535

TOTAL PROPERTY AND EQUIPMENT	15,350	15,352
OTHER ASSETS:
Advances to related parties and other financial assets	58	154
Restricted cash (Note 10)	349	367
Goodwill	1,361	1,361
Other intangible assets, net (Note 5)	3,375	3,504
Prepaid expenses and other assets (Note 6)	362	352
Deferred taxes	21	39

TOTAL OTHER ASSETS	5,526	5,777

TOTAL ASSETS	$37,250	$35,449

CURRENT LIABILITIES:
Trade liabilities	$8,179	$7,028
Accrued expenses and other liabilities (Note 7)	7,728	7,594
Current maturities of financial liabilities (Note 8)	236	2,758
Deferred revenue	1,642	888
Deferred taxes	84	85

TOTAL CURRENT LIABILITIES	17,869	18,353
LONG-TERM LIABILITIES:
Accrued expenses and other liabilities (Note 7)	9,621	9,961
Financial liabilities (Note 8)	12,148	10,973
Deferred revenue	619	580
Deferred taxes	61	71

TOTAL LONG-TERM LIABILITIES	22,449	21,585

Commitments and contingencies (Note 10)	-	-

MEMBERS’ DEFICIT
Membership Interests
Class A Membership Interests - 1,061,225 and 800,000 units authorized, issued and outstanding at September 30, 2011 and December 31, 2010, respectively	-	-
Class B Membership Interests - 200,000 units authorized, issued and outstanding at September 30, 2011 and December 31, 2010	-	-
Contributed capital	2,658	1,399
Accumulated losses	(4,479)	(4,437)
Accumulated other comprehensive loss	(1,247)	(1,451)

TOTAL MEMBERS’ DEFICIT	(3,068)	(4,489)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$37,250	$35,449

See accompanying notes to condensed consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in millions of dollars)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,537	$4,227

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(1,908)	(1,680)
Proceeds from disposals of property, plant and equipment	15	13
Proceeds from disposals of equipment on operating leases	605	913
Proceeds from sale of equity investment	17	-
Changes in restricted cash (Note 10)	297	65
Changes in loans and notes receivable	4	37
Proceeds from USDART (Note 10)	96	-

NET CASH USED IN INVESTING ACTIVITIES	(874)	(652)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of U.S. Treasury first lien credit facilities (Note 8)	(5,460)	-
Repayment of Export Development Canada credit facilities (Note 8)	(1,723)	-
Proceeds from Senior Secured Notes (Note 8)	3,160	-
Proceeds from Tranche B Term Loan (Note 8)	2,933	-
Repayment of Tranche B Term Loan (Note 8)	(8)	-
Proceeds of Gold Key Lease financing (Note 8)	-	266
Repayments of Gold Key Lease financing (Note 8)	(562)	(1,633)
Repayment of Canadian Health Care Trust Notes (Note 8)	(26)	-
Proceeds from Mexican development banks loan (Note 8)	-	400
Repayment of Chrysler Receivables SPV, LLC loan (Note 14)	-	(123)
Net repayment of other financial liabilities	(67)	(87)
Debt issuance costs	(62)	-
Proceeds from Fiat’s incremental equity call option exercise (Note 14)	1,268	-
Distribution for state tax withholding obligations on behalf of certain members	(9)	-

NET CASH USED IN FINANCING ACTIVITIES	(556)	(1,177)

Effect of exchange rate changes on cash and cash equivalents	-	-
Net change in cash and cash equivalents	2,107	2,398
Cash and cash equivalents at beginning of period	7,347	5,862

Cash and cash equivalents at end of period	$9,454	$8,260

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
Capitalized interest on VEBA Trust Note (Note 8)	$126	$123
Capitalized interest on Canadian Health Care Trust Notes	27	-
Recognition of a financial liability related to the VEBA Trust Note, net of discount	-	3,854
Satisfaction of contribution receivable for the VEBA Trust Membership Interests	-	990

See accompanying notes to condensed consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

(Unaudited - in millions of dollars)

	Contributed Capital	Accumulated Losses	Comprehensive Income (Loss)	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2011	$1,399	$(4,437)		$(1,451)	$(4,489)
Distribution for state tax withholding obligations on behalf of certain members	(6)				(6)
Net income		116	$116		116
Other comprehensive loss:
Unrealized loss on derivatives recorded in AOCI, net (1)			(100)
Realized loss on derivatives reclassified from AOCI to income, net (1)			61
Foreign currency translation adjustments (1)			(12)
Defined benefit plan adjustment:
Actuarial gain (1)			3

Other comprehensive loss			(48)	(48)	(48)

Comprehensive income			$68

Balance at March 31, 2011	$1,393	$(4,321)		$(1,499)	$(4,427)
Exercise of Fiat’s incremental equity call option (Note 14)	1,268				1,268
Net loss		(370)	$(370)		(370)
Other comprehensive income:
Unrealized loss on derivatives recorded in AOCI, net (1)			(60)
Realized loss on derivatives reclassified from AOCI to income, net (1)			59
Foreign currency translation adjustments (1)			15
Defined benefit plan adjustment:
Actuarial gain (1)			6

Other comprehensive income			20	20	20

Comprehensive loss			$(350)

Balance at June 30, 2011	$2,661	$(4,691)		$(1,479)	$(3,509)
Distribution for state tax withholding obligations on behalf of certain members	(3)				(3)
Net income		212	$212		212
Other comprehensive income:
Unrealized gain on derivatives recorded in AOCI, net (1) (Note 12)			186
Realized gain on derivatives reclassified from AOCI to income, net (1) (Note 12)			(22)
Foreign currency translation adjustments (1)			67
Defined benefit plan adjustment:
Actuarial gain (1)			1

Other comprehensive income			232	232	232

Comprehensive income			$444

Balance at September 30, 2011	$2,658	$(4,479)		$(1,247)	$(3,068)

(1)	Net of $0 of taxes.

See accompanying notes to condensed consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT — CONTINUED

(Unaudited - in millions of dollars)

	Contributed Capital	Accumulated Losses	Comprehensive Income (Loss)	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2010	$409	$(3,785)		$(854)	$(4,230)
VEBA Trust contribution	990				990
Net loss		(197)	$(197)		(197)
Other comprehensive loss:
Unrealized loss on derivatives recorded in AOCI, net (1)			(16)
Realized loss on derivatives reclassified from AOCI to income, net (1)			8
Foreign currency translation adjustments (1)			(39)
Defined benefit plan adjustment:
Actuarial gain (1)			1

Other comprehensive loss			(46)	(46)	(46)

Comprehensive loss			$(243)

Balance at March 31, 2010	$1,399	$(3,982)		$(900)	$(3,483)
Net loss		(172)	(172)		(172)
Other comprehensive income:
Unrealized gain on derivatives recorded in AOCI, net (1)			51
Realized gain on derivatives reclassified from AOCI to income, net (1)			(19)
Foreign currency translation adjustments (1)			13
Defined benefit plan adjustment:
Actuarial gain (1)			1

Other comprehensive income			46	46	46

Comprehensive loss			$(126)

Balance at June 30, 2010	$1,399	$(4,154)		$(854)	$(3,609)
Net loss		(84)	(84)		(84)
Other comprehensive loss:
Unrealized loss on derivatives recorded in AOCI, net (1) (Note 12)			(26)
Realized gain on derivatives reclassified from AOCI to income, net (1) (Note 12)			(1)
Foreign currency translation adjustments (1)			(44)
Defined benefit plan adjustment:
Actuarial gain (1)			1

Other comprehensive loss			(70)	(70)	(70)

Comprehensive loss			$(154)

Balance at September 30, 2010	$1,399	$(4,238)		$(924)	$(3,763)

(1)	Net of $0 of taxes.

See accompanying notes to condensed consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 1. Background and Nature of Operations

Unless otherwise specified, the terms “we,” “us,” “our,” “Chrysler Group” or the “Company” refer to Chrysler Group LLC and its consolidated subsidiaries, or any one or more of them, as the context may require, and “Fiat” refers to Fiat S.p.A, a corporation organized under the laws of Italy, and its consolidated subsidiaries, or any one or more of them (excluding Chrysler Group), as the context may require.

Background

Chrysler Group LLC was formed on April 28, 2009 as a Delaware limited liability company. On June 10, 2009, we completed the transaction contemplated by the master transaction agreement dated April 30, 2009, among the Company, Fiat and Old Carco LLC (“Old Carco”) and certain of its subsidiaries, which was approved under section 363 of the U.S. Bankruptcy Code (the “363 Transaction”). In connection with the closing of the 363 Transaction, we received capital contributions from the United Auto Workers’ Retiree Medical Benefits Trust (the “VEBA Trust”), Fiat, the United States Department of the Treasury (the “U.S. Treasury”) and Canada CH Investment Corporation, a wholly-owned subsidiary of the Canada Development Investment Corporation, a Canadian federal Crown Corporation (“Canadian Government”), in exchange for ownership interests in the Company.

On July 21, 2011, Fiat acquired beneficial ownership of the membership interests in the Company held by the U.S. Treasury and the Canadian Government. Fiat currently owns a majority of the membership interests in the Company and the remaining equity is owned by the VEBA Trust. Refer to Note 14, Other Transactions with Related Parties, for additional information.

We filed a Registration Statement on Form 10, as amended (“Form 10”), with the Securities and Exchange Commission (“SEC”), which became effective on April 26, 2011. At that time, we became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements included in our Form 10.

Nature of Operations

The nature of our primary operations includes the design, engineering, manufacture and wholesale distribution of passenger cars, utility vehicles, which include sport utility vehicles and crossover vehicles, minivans, pick-up trucks and medium-duty trucks under the brand names Chrysler, Jeep, Dodge and Ram. Our vehicles, as well as service parts and accessories, including those sold under the Mopar brand name, are primarily produced and distributed in our principal markets of the United States, Canada and Mexico. Our products are sold in more than 120 countries around the world. In addition, in December 2010 we began production of the Fiat 500 and became the exclusive distributor of Fiat brand vehicles and service parts in North America in 2011. The majority of our operations, sales, independent dealers and employees are in North America, primarily in the United States. Vehicle, service parts and accessories sales outside of North America are primarily through wholly-owned, affiliated or independent distributors and dealers, for sale to retail and fleet customers. In 2010, Fiat assumed the management of our distribution and sales operations in select European countries and in June 2011, Fiat became the general distributor of our vehicles and service parts in Europe, selling our products through a network of newly appointed dealers. Refer to Note 14, Other Transactions with Related Parties, for additional information.

Note 2. Basis of Presentation and Recent Accounting Pronouncements

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 2. Basis of Presentation and Recent Accounting Pronouncements — Continued

Basis of Presentation — Continued

financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair presentation of the information presented. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results to be expected for the fiscal year. For further information, refer to the audited consolidated financial statements and footnotes thereto included in our Form 10.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued updated guidance on annual goodwill impairment testing. The amendment allows an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If based on its qualitative assessment, an entity concludes it is more likely than not that the fair value of a reporting unit is less than its carrying amount, quantitative impairment testing is required. However, if an entity concludes otherwise, quantitative impairment testing is not required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We have elected to early adopt the updated guidance as of October 1, 2011.

In June 2011, the FASB issued updated guidance that amends the presentation standard for reporting comprehensive income. The amendment requires an entity to present total comprehensive income, the components of net income and the components of other comprehensive income, in a single continuous statement of comprehensive income or in two separate but consecutive statements. Regardless of which option an entity chooses to present comprehensive income, an entity is required to present on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income. For public entities, this guidance is effective for fiscal periods beginning after December 15, 2011 and is to be applied retrospectively. We will comply with this guidance beginning on January 1, 2012.

In May 2011, the FASB issued updated guidance to achieve common fair value measurement and disclosure requirements between International Financial Reporting Standards and U.S. GAAP. The amendments clarify the Board’s intent about the application of existing requirements and provides for changes in measuring the fair value of financial instruments that are managed within a portfolio and the application of premiums or discounts. This guidance will require us to, among other things, expand existing disclosures for recurring Level 3 fair value measurements and for those assets and liabilities not measured at fair value on the balance sheet, but for which fair value is disclosed. This guidance is effective for fiscal periods beginning after December 15, 2011 and is to be applied prospectively. We will comply with this guidance beginning on January 1, 2012.

In December 2010, the FASB issued an update to the guidance on the two-step goodwill impairment testing process for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform the second step of the goodwill impairment test if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. This guidance is effective for fiscal periods beginning after December 15, 2010 for public entities. We will comply with this guidance in connection with our goodwill impairment testing during 2011.

In October 2009, the FASB issued accounting guidance that amends the accounting for multiple-element arrangements. It addresses how to separate deliverables and measure and allocate consideration to one or more units of accounting. The overall consideration is allocated to each deliverable by establishing a selling price for

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 2. Basis of Presentation and Recent Accounting Pronouncements — Continued

Recent Accounting Pronouncements — Continued

each deliverable based on the following hierarchy of evidence: (i) vendor-specific objective evidence, (ii) other third party evidence or (iii) an estimate of the selling price of each deliverable in the arrangement. Both internal and external factors are used to determine the selling price of each deliverable and revenue is recognized for each deliverable in accordance with our revenue recognition policies. This guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We adopted this guidance prospectively on January 1, 2011, and it did not have a material effect on our condensed consolidated financial statements.

Note 3. Interest Expense

Interest expense included the following (in millions of dollars):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Financial interest expense:
Related parties (see Note 14)	$111	$236	$524	$694
Other	161	50	348	151
Interest accretion, primarily related to debt discounts, debt issuance costs and fair value adjustments	29	58	138	172
Payable-in-kind interest – related party (see Note 14)	-	17	27	51
Capitalized interest related to capital expenditures	(19)	(45)	(79)	(128)

Total	$282	$316	$958	$940

In addition to the interest amounts included in Interest Expense in the accompanying Condensed Consolidated Statements of Operations, we recorded financial interest expense related to Gold Key Lease financing activities of $1 million and $15 million in Cost of Sales for the three months ended September 30, 2011 and 2010, respectively, and $12 million and $56 million for the nine months ended September 30, 2011 and 2010, respectively. Gold Key Lease financial interest expense includes the effects of interest rate swaps. We also recorded $6 million of net interest accretion related to Gold Key Lease financing activities in Cost of Sales in the accompanying Condensed Consolidated Statements of Operations for the three months ended September 30, 2010, and $8 million and $18 million for the nine months ended September 30, 2011 and 2010, respectively. There was no additional interest accretion related to Gold Key Lease financing activities recorded during the three months ended September 30, 2011, due to the full repayment of the associated debt during the second quarter of 2011.

Related party amounts above include activities with the U.S. Treasury through July 21, 2011. Refer to Note 14, Other Transactions with Related Parties, for additional information.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 4. Inventories

The components of inventories were as follows (in millions of dollars):

	September 30, 2011	December 31, 2010
Finished products, including service parts	$2,622	$2,163
Work in process	1,629	1,355
Raw materials and manufacturing supplies	181	129

Total	$4,432	$3,647

Note 5. Other Intangible Assets

The components of other intangible assets were as follows (in millions of dollars):

	Range of Useful Lives (years)	September 30, 2011
		Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets
Brand names	Indefinite	$2,210	$-	$2,210
Dealer networks	20	388	45	343
Fiat contributed intellectual property rights	10	320	74	246
Other intellectual property rights	1 - 12	263	17	246
Patented and unpatented technology	4 - 10	208	78	130
Favorable operating lease contracts	1 - 17	179	166	13
Software and other	1 - 8	321	134	187

Total		$3,889	$514	$3,375

	Range of Useful Lives (years)	December 31, 2010
		Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets
Brand names	Indefinite	$2,210	$-	$2,210
Dealer networks	20	392	31	361
Fiat contributed intellectual property rights	10	320	50	270
Other intellectual property rights	1 - 12	252	4	248
Patented and unpatented technology	4 - 10	208	53	155
Favorable operating lease contracts	1 - 17	209	158	51
Software and other	1 - 8	277	68	209

Total		$3,868	$364	$3,504

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 5. Other Intangible Assets — Continued

The following presents the amount of intangible asset amortization expense included in the respective financial statement captions of the accompanying Condensed Consolidated Statements of Operations (in millions of dollars):

	Financial Statement Caption	Three Months Ended September 30,		Nine Months Ended September 30,
		2011	2010	2011	2010
Favorable operating lease contracts	Revenues, Net	$2	$14	$16	$60
Patented and unpatented technology, intellectual property, software and other	Cost of Sales	33	34	135	85
Dealer networks and other	Selling, Administrative and Other Expenses	6	7	37	17

Total		$41	$55	$188	$162

Based on the gross carrying amount of other intangible assets as of September 30, 2011, the estimated future amortization expense for the next five years is as follows (in millions of dollars):

Remainder of 2011	$37
2012	135
2013	136
2014	127
2015	115

Note 6. Prepaid Expenses and Other Assets

The components of prepaid expenses and other assets were as follows (in millions of dollars):

	September 30, 2011			December 31, 2010
	Current	Non- Current	Total	Current	Non- Current	Total
Amounts due from related parties (see Note 14)	$763	$-	$763	$241	$-	$241
Tax indemnity recoverable – Daimler (see Note 9)	64	-	64	1,112	-	1,112
Pension receivable – Daimler (see Note 13)	-	-	-	198	-	198
Other	596	362	958	622	352	974

Total	$1,423	$362	$1,785	$2,173	$352	$2,525

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 7. Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities were as follows (in millions of dollars):

	September 30, 2011			December 31, 2010
	Current	Non- Current	Total	Current	Non- Current	Total
Pension and postretirement benefits	$192	$6,095	$6,287	$237	$6,442	$6,679
Product warranty costs	1,149	2,113	3,262	1,187	1,984	3,171
Sales incentives	2,622	-	2,622	2,130	-	2,130
Personnel costs	554	390	944	572	431	1,003
Vehicle residual value guarantees, excluding Gold Key Lease financing	428	-	428	401	-	401
Accrued interest (1)	273	-	273	235	-	235
Income and other taxes (see Note 9)	238	144	382	933	153	1,086
Amounts due to related parties (see Note 14) (2)	326	-	326	30	-	30
Workers’ compensation	81	221	302	85	224	309
Restructuring actions (see Note 15)	177	-	177	239	-	239
Other	1,688	658	2,346	1,545	727	2,272

Total	$7,728	$9,621	$17,349	$7,594	$9,961	$17,555

(1)	Includes $110 million and $215 million of accrued interest due to related parties as of September 30, 2011 and December 31, 2010, respectively. Refer to Note 14, Other Transactions with Related Parties, for additional information.
(2)	Excludes amounts due to related parties for interest which are separately discussed in (1) above.

We issue various types of contractual product warranties under which we generally guarantee the performance of products delivered for a certain period or term. The reserve for product warranties includes the expected costs of warranty obligations imposed by law or contract, as well as the expected costs for mandatory or voluntary actions to recall and repair vehicles and for buyback commitments. Estimates are principally based on assumptions regarding the lifetime warranty costs of each vehicle line and each model year of that vehicle line, as well as historical claims experience for our vehicles. The changes in accrued product warranty costs (excluding deferred revenue from separately-priced extended warranty and maintenance contracts, as well as supplier recoveries) were as follows (in millions of dollars):

	Nine Months Ended September 30,
	2011	2010
Balance at beginning of period	$3,171	$3,176
Provision for current period warranties	1,223	1,003
Adjustments to pre-existing warranties	(41)	66
Net warranty settlements	(1,090)	(1,119)
Interest accretion, translation and other adjustments	(1)	6

Balance at end of period	$3,262	$3,132

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 7. Accrued Expenses and Other Liabilities — Continued

We recognized recoveries from suppliers related to warranty claims of $26 million and $31 million for the three months ended September 30, 2011 and 2010, respectively, and $92 million and $93 million during the nine months ended September 30, 2011 and 2010, respectively, which are excluded from the change in warranty costs above.

We also offer customers the opportunity to purchase separately-priced extended warranty and service contracts. In addition, in 2011, we began selling certain vehicles with a service contract included in the sales price of the vehicle. The service contract and vehicle qualify as separate units of accounting in accordance with the accounting guidance for multiple-element arrangements. Refer to Note 2, Basis of Presentation and Recent Accounting Pronouncements, for additional information. The revenue from these contracts, as well as our separately-priced extended warranty and service contracts, is recorded as a component of Deferred Revenue in the accompanying Condensed Consolidated Balance Sheets at the inception of the contract, and is recognized into revenue over the contract period in proportion to the costs expected to be incurred based on historical information. The following summarizes the changes in deferred revenue from these contracts (in millions of dollars):

	Nine Months Ended September 30,
	2011	2010
Balance at beginning of period	$829	$779
Deferred revenues for current period service contracts	414	323
Earned revenues in current period	(335)	(336)
Interest accretion, translation and other adjustments	(7)	45

Balance at end of period	$901	$811

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 8. Financial Liabilities

The components of financial liabilities were as follows (in millions of dollars):

		September 30, 2011
		Interest Rate		Face Value	Carrying Value
Financial Liabilities Payable Within One Year:
		Effective
Tranche B Term Loan		6.46%	(1)	$30	$30
Canadian Health Care Trust Note - Tranche D		5.50%	(2)	24	23
Mexican development banks credit facility		9.61%	(3)	7	7

Other:		Weighted Average
Asset-backed notes payable - Gold Key Lease		3.39%	(4)	62	62
Liabilities from capital leases		10.97%		38	27
Other financial obligations		10.46%		97	87

Total other financial liabilities				197	176

Total financial liabilities payable within one year				$258	$236

	Maturity	Interest Rate		Face Value	Carrying Value
Financial Liabilities Payable After One Year:

		Effective
VEBA Trust Note	7/15/2023	11.71%		$4,836	$4,180
Tranche B Term Loan	5/24/2017	6.46%	(1)	2,963	2,899
Senior Secured Notes due 2019	6/15/2019	8.21%	(5)	1,500	1,482
Senior Secured Notes due 2021	6/15/2021	8.44%	(6)	1,700	1,679

Canadian Health Care Trust Notes:
Tranche A	6/30/2017	7.98%	(7)	422	453
Tranche B	6/30/2024	9.21%	(7)	421	433
Tranche C	6/30/2024	9.68%	(8)	95	79

Total Canadian Health Care Trust Notes				938	965

Mexican development banks credit facility	7/19/2025	9.61%	(3)	375	375

Other:		Weighted Average
Liabilities from capital leases	2012-2020	12.43%		289	244
Other financial obligations	2013-2024	12.74%		355	324

Total other financial liabilities				644	568

Total financial liabilities payable after one year				12,956	12,148

Total				$13,214	$12,384

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 8. Financial Liabilities — Continued

		December 31, 2010
		Interest Rate		Face Value		Carrying Value
Financial Liabilities Payable Within One Year:
		Effective
U.S. Treasury first lien credit facility - Tranche B		7.22%	(9)	$2,080	(10)	$2,076
Export Development Canada credit facility - Tranche X		20.57%	(11)	500		439
Canadian Health Care Trust Note - Tranche D		5.50%	(2)	25		25

Other:		Weighted Average
Asset-backed notes payable - Gold Key Lease		3.64%	(4)	132		130
Liabilities from capital leases		11.63%		31		23
Other financial obligations		10.50%		76		65

Total other financial liabilities				239		218

Total financial liabilities payable within one year				$2,844		$2,758

	Maturity	Interest Rate		Face Value		Carrying Value
Financial Liabilities Payable After One Year:

		Effective
VEBA Trust Note	7/15/2023	11.71%		$4,710		$4,018
U.S. Treasury first lien credit facilities:
Tranche C	6/10/2017	12.16%	(12)	3,662	(10)	3,557
Zero coupon note	6/10/2017	14.33%	(13)	100		63

Total U.S. Treasury first lien credit facilities				3,762		3,620

Export Development Canada credit facilities:
Tranche X	6/10/2017	20.57%	(11)	791		453
Tranche X-2	6/10/2017	7.00%	(11)	395		395

Total Export Development Canada credit facilities				1,186		848

Canadian Health Care Trust Notes:
Tranche A	6/30/2017	7.98%	(7)	432		470
Tranche B	6/30/2024	9.21%	(7)	432		445
Tranche C	6/30/2024	9.68%	(8)	97		79
Tranche D	6/30/2012	5.50%	(2)	25		23

Total Canadian Health Care Trust Notes				986		1,017

Mexican development banks credit facility	7/19/2025	9.65%	(3)	416		416

Other:		Weighted Average
Gold Key Lease credit facility	2012	6.21%		443		438
Asset-backed notes payable - Gold Key Lease	2012	3.05%	(4)	43		43
Liabilities from capital leases	2012-2020	13.99%		246		190
Other financial obligations	2012-2024	12.60%		418		383

Total other financial liabilities				1,150		1,054

Total financial liabilities payable after one year				12,210		10,973

Total				$15,054		$13,731

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 8. Financial Liabilities — Continued

(1)	Loan bears interest at LIBOR + 4.75 percent subject to a 1.25 percent floor. Commencing in July 2011, interest is reset quarterly. Stated interest rate as of September 30, 2011 was 6.00 percent.
(2)	Canadian Health Care Trust Note - Tranche D is non-interest bearing.
(3)	Represents the stated interest rate. Loan bears interest at the 28 day Interbank Equilibrium Interest Rate (“TIIE”) + 4.80 percent subject to a quarterly reset on TIIE.
(4)	The weighted-average interest rates include the effects of interest rate swap agreements.
(5)	Loan bears interest at a stated rate of 8.00 percent.
(6)	Loan bears interest at a stated rate of 8.25 percent.
(7)	Loan bears interest at a stated rate of 9.00 percent.
(8)	Loan bears interest at a stated rate of 7.50 percent.
(9)	Interest on loans was calculated based on a three month LIBOR + 5.00 percent subject to a 2.00 percent floor and a quarterly reset on LIBOR. Stated interest rate as of December 31, 2010 was 7.00 percent.
(10)	Includes capitalized Payable-In-Kind (“PIK”) interest.
(11)	Interest on loans was calculated based on a three month Canadian Dealer Offered Rate (“CDOR”) + 5.00 percent subject to a 2.00 percent floor and a quarterly reset on CDOR. Stated interest rate as of December 31, 2010 was 7.00 percent.
(12)	Interest on loans was calculated based on a three month LIBOR + 7.91 percent subject to a 2.00 percent floor and a quarterly reset on LIBOR. Stated interest rate as of December 31, 2010 was 9.91 percent plus $17 million per quarter of capitalized PIK interest.
(13)	Zero coupon note was non-interest bearing.

As of September 30, 2011, the carrying amounts of our financial obligations were net of fair value adjustments, discounts, premiums and loan origination fees totaling $830 million related to the following obligations (in millions of dollars):

VEBA Trust Note	$656
Tranche B Term Loan	64
Senior Secured Notes due 2019	18
Senior Secured Notes due 2021	21
Canadian Health Care Trust Notes	(26)
Liabilities from capital leases and other financial obligations	97

Total	$830

Refer to our Form 10 for further discussion of the allocation of fair value in connection with the 363 Transaction, the VEBA Settlement Agreement and the Canadian Health Care Trust Settlement Agreement.

As of September 30, 2011, aggregate annual contractual maturities of financial liabilities (excluding the net reduction to face value of $830 million) were as follows (in millions of dollars):

Remainder of 2011	$64	(1)
2012	239	(1)
2013	457
2014	460
2015	493
2016 and thereafter	11,501

Total	$13,214

(1)	Included in the annual contractual maturities is $14 million and $48 million due in the remainder of 2011 and 2012, respectively, related to Gold Key Lease obligations. These obligations are primarily repaid out of collections from the related operating leases and, as a result, they may be repaid prior to their contractual maturity.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 8. Financial Liabilities — Continued

U.S. Treasury Credit Facilities

On June 10, 2009, and in connection with the 363 Transaction, we entered into a first lien credit agreement with the U.S. Treasury. Refer to our Form 10 for additional information related to the first lien credit agreement.

On May 24, 2011, we repaid all amounts owed under the U.S. Treasury first lien credit agreement and terminated all lending commitments thereunder. Payments were made as follows (in millions of dollars):

	Principal		Accrued Interest	Total Payment
Tranche B	$2,080	(1)	$22	$2,102
Tranche C	3,675	(2)	65	3,740
Zero Coupon Note	100		-	100

Total	$5,855		$87	$5,942

(1)	Includes $80 million of PIK interest previously capitalized. The payment of PIK interest is included as a component of Net Cash Provided by Operating Activities in the accompanying Condensed Consolidated Statements of Cash Flows.
(2)	Includes $315 million of PIK interest previously capitalized. The payment of PIK interest is included as a component of Net Cash Provided by Operating Activities in the accompanying Condensed Consolidated Statements of Cash Flows. In addition, as a result of the termination of the Ally Master Transaction Agreement (“Ally MTA”) and in accordance with the U.S. Treasury first lien credit agreement, amounts outstanding under that agreement were reduced by $4 million, the amount of qualifying losses incurred by Ally Financial Inc. (“Ally”) through April 2011. Refer to Note 10, Commitments, Contingencies and Concentrations, for additional information related to the Ally MTA.

In connection with the repayment of the U.S. Treasury first lien credit facilities, we recognized a $170 million charge, which consisted of the write off of $136 million of unamortized discounts and $34 million of unamortized issuance costs associated with the debt. The charge is included in Loss on Extinguishment of Debt in the accompanying Condensed Consolidated Statements of Operations.

Export Development Canada Credit Facilities

Chrysler Canada, Inc. (“Chrysler Canada”) entered into a loan and security agreement with the Export Development Canada (“EDC”) which was amended and restated on June 10, 2009, in connection with the 363 Transaction. Refer to our Form 10 for additional information related to the loan and security agreement.

On May 24, 2011, Chrysler Canada repaid all amounts owed under the EDC loan and security agreement and terminated all lending commitments thereunder. Payments were made as follows (in millions of dollars):

	Principal	Accrued Interest	Total Payment
Tranche X	$1,319	$14	$1,333
Tranche X-2	404	4	408

Total	$1,723	$18	$1,741

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 8. Financial Liabilities — Continued

Export Development Canada Credit Facilities — Continued

In connection with the repayment of the EDC credit facilities, we recognized a $381 million charge, which consisted of the write off of $367 million of unamortized discounts and $14 million of unamortized issuance costs associated with the debt. The charge is included in Loss on Extinguishment of Debt in the accompanying Condensed Consolidated Statements of Operations.

Senior Credit Facilities

On May 24, 2011, we entered into a $4.3 billion senior secured credit agreement with a syndicate of private sector lenders which includes a $3.0 billion senior secured Tranche B term loan (the “Tranche B Term Loan”) due May 24, 2017, and a $1.3 billion senior secured revolving credit facility (the “Revolving Facility”), which may be borrowed and repaid from time to time until the maturity date on May 24, 2016. The Tranche B Term Loan and the Revolving Facility are collectively referred to as the “Senior Credit Facilities.” Up to $200 million of the Revolving Facility may be used for the issuance of letters of credit. As of September 30, 2011, the Revolving Facility was undrawn. Prior to the final maturity date of each of the facilities, we have the option to extend the maturity date of all or a portion of these facilities with the consent of the lenders whose loans or commitments are being extended. We also have the option to increase the amount of these facilities in an aggregate principal amount not to exceed $1.2 billion, either through an additional term loan, an increase in the Revolving Facility or a combination of both, subject to certain conditions.

The outstanding principal amount of the Tranche B Term Loan is payable in equal quarterly installments of $7.5 million with the remaining balance due at maturity. No scheduled payments are required on amounts drawn on the Revolving Facility until the maturity date of the facility.

All amounts outstanding under the Tranche B Term Loan and Revolving Facility bear interest at our option of either a base rate plus 3.75 percent per annum or at LIBOR plus 4.75 percent per annum. For the Tranche B Term Loan, a base rate floor of 2.25 percent per annum and a LIBOR floor of 1.25 percent per annum applies. Commencing in July 2011, interest is reset and payable every three months.

We are required to pay commitment fees equal to 0.75 percent per annum, which may be reduced to 0.50 percent per annum if we achieve a specified consolidated leverage ratio, multiplied by the daily average undrawn portion of the Revolving Facility. Commitment fees are payable quarterly in arrears.

If we voluntarily prepay all or any portion of the Tranche B Term Loan on or prior to the third anniversary of the closing date of the Senior Credit Facilities, we will be obligated to pay a call premium. On or prior to the first anniversary, the call premium will be based on a “make-whole” calculation, after the first anniversary but on or prior to the second anniversary, the call premium will be 2.00 percent of the principal amount repaid, and after the second anniversary but on or prior to the third anniversary, the call premium will be 1.00 percent of the principal amount repaid. After the third anniversary of the closing date of the Senior Credit Facilities, we may make voluntary prepayments under the Senior Credit Facilities without premium or penalty, except for normal breakage costs.

Mandatory prepayments are required, subject to certain exceptions, from the net cash proceeds of asset sales, incurrence of additional indebtedness, insurance or condemnation proceeds and excess cash flow. In the case of excess cash flow, the mandatory prepayments are subject to a leverage-based step-down and only to the extent our liquidity exceeds a certain threshold. Certain mandatory prepayments are subject to call premiums consistent with the voluntary prepayments.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 8. Financial Liabilities — Continued

Senior Credit Facilities — Continued

The Senior Credit Facilities are secured by a senior priority security interest in substantially all of Chrysler Group LLC’s assets and the assets of its U.S. subsidiary guarantors, subject to certain exceptions, including certain assets that may secure a proposed credit facility with the Department of Energy in connection with the Advanced Technology Vehicles Manufacturing Loan Program. The collateral includes 100 percent of the equity interests in domestic subsidiaries and 65 percent of the equity interests in foreign subsidiaries held directly by Chrysler Group LLC and its U.S. subsidiary guarantors.

The senior secured credit agreement includes a number of affirmative covenants, many of which are customary, including, but not limited to, the reporting of financial results and other developments, compliance with laws, payment of taxes, maintenance of insurance and similar requirements. The senior secured credit agreement also contains several negative covenants, including but not limited to, (i) limitations on incurrence, repayment and prepayment of indebtedness; (ii) limitations on incurrence of liens; (iii) our ability to make restricted payments; (iv) limitations on transactions with affiliates, swap agreements and sale and leaseback transactions; (v) limitations on fundamental changes, including certain asset sales and (vi) restrictions on certain subsidiary distributions. In addition, the senior secured credit agreement requires us to maintain a minimum ratio of borrowing base to covered debt, as well as a minimum liquidity of $3.0 billion, which includes any undrawn amounts on the Revolving Facility.

The senior secured credit agreement contains a number of events of default related to, (i) failure to make payments when due; (ii) failure to comply with covenants; (iii) breaches of representations and warranties; (iv) certain changes of control; (v) cross-default with certain other debt and hedging agreements and (vi) the failure to pay certain material judgments. As of September 30, 2011, we were in compliance with all covenants under the senior secured credit agreement.

Senior Secured Notes

On May 24, 2011, we entered into an indenture with CG Co-Issuer Inc., one of our wholly-owned subsidiaries, our U.S. subsidiary guarantors and Wilmington Trust FSB, as trustee and Citibank, N.A. as collateral agent, paying agent, registrar and authenticating agent, pursuant to which we issued $1.5 billion of 8.00 percent senior secured notes due 2019 (“2019 Notes”) and $1.7 billion of 8.25 percent senior secured notes due 2021 (“2021 Notes”), collectively referred to as “the Notes.” The Notes mature on June 15 of the respective year the notes are due. The Notes were issued at par and were sold in a private placement to (i) qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) outside the United States to persons who are not U.S. persons (as defined in Rule 902 of Regulation S under the Securities Act) in compliance with Regulation S under the Securities Act. We have agreed to register notes (“Exchange Notes”) having substantially identical terms as the Notes with the SEC as part of an offer to exchange freely tradable exchange notes for the Notes.

Interest on each series of the Notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2011, to the holders of record of such Notes at the close of business on June 1 or December 1, respectively, preceding such interest payment date.

The indenture includes affirmative covenants, including, the reporting of financial results and other developments. The indenture also contains negative covenants related to our ability and, in certain instances, the ability of certain of our subsidiaries to, (i) pay dividends or make distributions on the Company’s capital stock or

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 8. Financial Liabilities — Continued

Senior Secured Notes — Continued

repurchase the Company’s capital stock; (ii) make restricted payments; (iii) create certain liens to secure indebtedness; (iv) enter into sale and leaseback transactions; (v) engage in transactions with affiliates; (vi) merge or consolidate with certain companies and (vii) transfer and sell assets. As of September 30, 2011, we were in compliance with all covenants under the indenture.

We may redeem, at any time, all or any portion of the 2019 Notes on not less than 30 and not more than 60 days’ prior notice mailed to the holders of the 2019 Notes to be redeemed. Prior to June 15, 2015, the 2019 Notes will be redeemable at a price equal to the principal amount of the 2019 Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make-whole” premium calculated under the indenture. At any time prior to June 15, 2014, we may also redeem up to 35 percent of the aggregate principal amount of the 2019 Notes, at a redemption price equal to 108 percent of the principal amount of the 2019 Notes being redeemed, plus accrued and unpaid interest to the date of redemption with the net cash proceeds from certain equity offerings. On and after June 15, 2015, the 2019 Notes are redeemable at redemption prices specified in the indenture, plus accrued and unpaid interest to the date of redemption. The redemption price is initially 104 percent of the principal amount of the 2019 Notes being redeemed for the twelve months beginning June 15, 2015, decreasing to 102 percent for the year beginning June 15, 2016 and to par on and after June 15, 2017.

We may redeem, at any time, all or any portion of the 2021 Notes on not less than 30 and not more than 60 days’ prior notice mailed to the holders of the 2021 Notes to be redeemed. Prior to June 15, 2016, the 2021 Notes will be redeemable at a price equal to the principal amount of the 2021 Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make-whole” premium calculated under the indenture. At any time prior to June 15, 2014, we may also redeem up to 35 percent of the aggregate principal amount of the 2021 Notes, at a redemption price equal to 108.25 percent of the principal amount of the 2021 Notes being redeemed, plus accrued and unpaid interest to the date of redemption with the net cash proceeds from certain equity offerings. On and after June 15, 2016, the 2021 Notes are redeemable at redemption prices specified in the indenture, plus accrued and unpaid interest to the date of redemption. The redemption price is initially 104.125 percent of the principal amount of the 2021 Notes being redeemed for the twelve months beginning June 15, 2016, decreasing to 102.75 percent for the year beginning June 15, 2017, to 101.375 percent for the year beginning June 15, 2018 and to par on and after June 15, 2019.

The indenture provides for customary events of default, including but not limited to, (i) nonpayment; (ii) breach of covenants in the indenture; (iii) payment defaults or acceleration of other indebtedness; (iv) a failure to pay certain judgments and (v) certain events of bankruptcy, insolvency and reorganization. If certain events of default occur and are continuing, the trustee or the holders of at least 25 percent in principal amount of the Notes outstanding under one of the series may declare all of the Notes of that series to be due and payable immediately, together with accrued interest, if any.

VEBA Trust Note

On June 10, 2009, and in accordance with the terms of a settlement agreement between us and the United Automobile, Aerospace and Agriculture Implement Workers of America (“UAW”), (“the VEBA Settlement Agreement”), we issued a senior unsecured note (“VEBA Trust Note”) with a face value of $4,587 million to the VEBA Trust. Refer to our Form 10 for additional information related to the VEBA Settlement Agreement and VEBA Trust Note.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 8. Financial Liabilities — Continued

VEBA Trust Note — Continued

Scheduled VEBA Trust Note payments through 2012 do not fully satisfy the interest accrued at the implied rate of 9.0 percent. In accordance with the agreement, the difference between a scheduled payment and the accrued interest through June 30 of the payment year will be capitalized as additional debt on an annual basis. In July 2011 and 2010, we made scheduled payments of $300 million and $315 million, respectively on the VEBA Trust Note and accrued interest of $126 million and $123 million, respectively, was capitalized as additional debt.

Mexico Development Banks Credit Facility

In July 2010, Chrysler de Mexico, S.A. de C.V., our principal operating subsidiary in Mexico, entered into a financing arrangement with certain Mexican development banks which provides for a 15 year amortizing term loan facility equal to the Mexican peso equivalent of $400 million. The facility was fully drawn during July 2010 and was funded in Mexican pesos. Refer to our Form 10 for additional information related to the Mexican development banks credit facility.

Gold Key Lease

Chrysler Canada maintains our Gold Key Lease vehicle lease portfolio. The related vehicles are leased to Canadian consumers and are financed by asset-backed securitization facilities, as well as a $4.8 billion ($5.0 billion Canadian Dollars) secured revolving credit facility. The asset-backed obligations are primarily satisfied out of the collections from the underlying securitized assets. In May 2010, we utilized available operating lease assets under the Gold Key Lease portfolio to borrow additional funds in the amount of $266 million under a certain asset-backed securitization facility. These funds were used to repay a portion of the amount outstanding on the secured revolving credit facility. In April 2011, the remaining amounts outstanding on the secured revolving credit facility were repaid in full. We are currently winding down the Gold Key Lease financing program, therefore, we anticipate no additional funding will be required. No vehicles were added to the financing portfolio during the nine months ended September 30, 2011 and 2010.

Summary of Credit Facilities and Available Borrowings

The following presents the total credit facilities, amounts drawn and amounts available to be drawn as of September 30, 2011 (in millions of dollars):

	Total Credit Facility	Facility Amount Drawn		Amounts Available For Borrowing
Senior Credit Facilities:
Tranche B Term Loan	$3,000	$3,000		$-
Revolving Facility	1,300	-		1,300

Gold Key Lease Credit Facility	$4,761	$-		$-	(1)

Mexican development banks credit facility	$400	$400	(2)	$-

(1)	We are currently winding down our Gold Key Lease financing program, therefore, we anticipate no additional funding will be provided.
(2)	The credit facility was fully drawn at the Mexican peso equivalent of $400 million U.S. Dollars “USD.” As of September 30, 2011 the USD equivalent was $382 million.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 9. Income Taxes

For interim tax reporting, we estimate our annual effective tax rate and apply it to our year to date ordinary income (loss). The tax effect of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates are reported in the interim period in which they occur. There have been no significant changes in our estimates or the provision for income taxes during the nine months ended September 30, 2011.

Chrysler Canada was assessed additional taxes for the years 1996 through August 3, 2007, by the Canada Revenue Agency (“CRA”) and the Provincial Tax Authorities (together, the “Canadian Tax Authorities”) related to transfer pricing adjustments. During December 2010, the Canadian Tax Authorities issued the final reassessment (the “Final Reassessment”) on the Canadian transfer pricing matter, which was accepted by both Daimler AG (“Daimler”) and us. Refer to our Form 10 for further discussion of the Canadian transfer pricing matter.

During the first quarter of 2011, the Canadian Tax Authorities applied $48 million of payments previously made by us against the amount owing under the Final Reassessment, which increased the amounts owed to us by Daimler related to this matter. During the first quarter of 2011, we received reimbursements from Daimler of $374 million related to payments previously made by us which had been previously applied against the Final Reassessment. In addition, Daimler made payments of $660 million to the Canadian Tax Authorities related to this matter during the first quarter of 2011. No additional amounts have been refunded to us or paid by Daimler related to this matter during the second or third quarters of 2011. As of September 30, 2011 and December 31, 2010, our tax indemnity recoverable associated with this matter was $64 million and $1.1 billion, respectively, and is included in Prepaid Expenses and Other Assets in the accompanying Condensed Consolidated Balance Sheets. The associated obligation of $64 million and $765 million as of September 30, 2011 and December 31, 2010, respectively, is included in Accrued Expenses and Other Liabilities in the accompanying Condensed Consolidated Balance Sheets. The $765 million obligation at December 31, 2010, was net of $337 million of payments that had been previously applied by the Canadian Tax Authorities against the Final Reassessment.

In addition, the $500 million CRA tax lien and the $700 million Ontario government tax lien against our Canadian manufacturing facilities and related assets, granted while the dispute was pending, were discharged during the first quarter of 2011.

As a result of the above settlements associated with the Canadian transfer pricing matter, our unrecognized tax benefits decreased during the nine months ended September 30, 2011. The following is a reconciliation of our unrecognized tax benefits (in millions of dollars):

Nine Months Ended September 30, 2011
Unrecognized tax benefits at beginning of period	$949
Settlements	(779)
Gross decreases for tax positions of prior years	(6)
Exchange rate differences	(6)

Unrecognized tax benefits at end of period	$158

Our practice is to recognize interest and penalties on uncertain tax positions in income tax expense. Accrued interest on uncertain tax positions was $22 million and $681 million at September 30, 2011 and December 31, 2010, respectively. Accrued interest decreased by $659 million during the nine months ended September 30,

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 9. Income Taxes — Continued

2011, which consisted of a $641 million decrease attributable to settlements, a $14 million decrease attributable to reductions in interest assessments and a $4 million decrease attributable to exchange rate differences, with a corresponding decrease to the tax indemnity recoverable.

Note 10. Commitments, Contingencies and Concentrations

Litigation

Various legal proceedings, claims and governmental investigations are pending against us on a wide range of topics, including vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including airbags, seats, seat belts, brakes, ball joints, transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death, and in some cases include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require us to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. We establish an accrual in connection with pending or threatened litigation if a loss is probable and can be reasonably estimated. Since these accruals represent estimates, it is reasonably possible that the resolution of some of these matters could require us to make payments in excess of the amounts accrued. It is also reasonably possible that the resolution of some of the matters for which accruals could not be made may require us to make payments in an amount or range of amounts that could not be reasonably estimated at September 30, 2011.

The term “reasonably possible” is used herein to mean that the chance of a future transaction or event occurring is more than remote but less than likely. Although the final resolution of any such matters could have a material effect on our operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, we believe that any resulting adjustment would not materially affect our consolidated financial position or cash flows.

More than 80 purported class action lawsuits alleging violations of antitrust law were filed on various dates in 2003 against several motor vehicle manufacturers, including Chrysler Canada, as well as the National Automobile Dealers Association and the Canadian Automobile Dealers Association. Some complaints were filed in federal courts in various states and others were filed in state courts. The complaints allege that the defendants conspired to prevent the sale to U.S. consumers of vehicles sold by dealers in Canada in order to maintain new car prices at artificially high levels in the U.S. The complaints seek injunctive relief and treble damages on behalf of each person who bought or leased a new vehicle in the U.S. between 2001 and 2003. The federal court actions were consolidated in the U.S. District Court for the District of Maine and, in July 2009, the District Court granted the defendants’ motion for summary judgment. Chrysler Canada remains a defendant in four of the pending state court actions. In addition, Chrysler Canada is a defendant in a purported class action lawsuit filed in the Ontario Superior Court of Justice in September 2007 that claims that a similar alleged conspiracy was preventing lower cost U.S. vehicles from being sold to Canadians.

We previously disclosed that 400 dealers had initiated arbitration proceedings against us related to the termination of their dealership franchise agreements by Old Carco in connection with the 363 Transaction. Nearly all of these matters are resolved, and we believe that the 13 pending post-arbitration matters in federal and state court constitute ordinary and routine litigation incidental to our business.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 10. Commitments, Contingencies and Concentrations — Continued

Environmental Matters

We are subject to potential liability under government regulations and various claims and legal actions that are pending or may be asserted against us concerning environmental matters. Estimates of future costs of such environmental matters are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which we may have remediation responsibility and the apportionment and collectability of remediation costs among responsible parties. We establish reserves for these environmental matters when a loss is probable and reasonably estimable. It is reasonably possible that the final resolution of some of these matters may require us to make expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. Although the final resolution of any such matters could have a material effect on our operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, we believe that any resulting adjustment would not materially affect our consolidated financial position or cash flows.

Voluntary Service Actions and Recall Actions

We periodically initiate voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles we sell. We establish reserves for product warranty obligations, including the estimated cost of these service and recall actions, when the related sale is recognized. Refer to Note 7, Accrued Expenses and Other Liabilities, for additional information. The estimated future costs of these actions are based primarily on historical claims experience for our vehicles. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective action that may result in adjustments to the established reserves. It is reasonably possible that the ultimate cost of these service and recall actions may require us to make expenditures in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. Although the ultimate cost of these service and recall actions could have a material effect on our operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, we believe that any such adjustment would not materially affect our consolidated financial position or cash flows.

Restricted Cash

Restricted cash, which includes cash equivalents, was $386 million at September 30, 2011 and represents amounts held on deposit or otherwise pledged to secure our obligations under various commercial agreements guaranteed by Daimler ($263 million), foreign exchange and commodity hedge contracts ($31 million), as well as standby letters of credit and other contractual agreements ($92 million). In January 2011, $167 million of collateral associated with the Gold Key Lease portfolio was released and was used to repay an equivalent amount outstanding on the Gold Key Lease credit facility.

Concentrations

Suppliers

Although we have not experienced any significant deterioration in our annual production volumes as a result of materials or parts shortages, we have from time to time experienced short term interruptions and variability in quarterly production schedules as a result of temporary supply constraints or disruptions in raw materials, parts and components as a result of natural disasters. Additionally, we regularly source systems, components, parts,

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 10. Commitments, Contingencies and Concentrations — Continued

Concentrations — Continued

Suppliers — Continued

equipment and tooling from a sole provider or limited number of providers. Therefore, we are at risk for production delays and losses should any supplier fail to deliver goods and services on time. We continuously work with our suppliers to monitor potential shortages and to mitigate the effects of any emerging shortages on our production volumes and revenues.

Employees

In the U.S. and Canada combined, most of our hourly employees and approximately one-quarter of our salaried employees were represented by unions under collective bargaining agreements, which represented 64 percent of our total workforce as of September 30, 2011. The UAW and the National Automobile, Aerospace, Transportation and General Workers Union of Canada (“CAW”), represent substantially all of these represented employees in the U.S. and Canada, respectively.

Our collective bargaining agreement with the CAW expires in September 2012. On October 26, 2011, the UAW ratified a new four-year national collective bargaining agreement. The new agreement expires in September 2015. Refer to Note 18, Subsequent Events, of our accompanying condensed consolidated financial statements for additional information regarding our collective bargaining agreement with the UAW.

Other Matters

Ally MTA

Prior to May 2011, we were a party to the Ally MTA between the U.S. Treasury, Ally and U.S. Dealer Automotive Receivables Transitions LLC (“USDART”). The Ally MTA provided for a risk sharing arrangement, in which USDART would reimburse Ally for qualifying losses on loans with third party Chrysler dealerships issued prior to November 21, 2009. On May 19, 2011, all parties mutually agreed to terminate the Ally MTA. Under the terms of the agreement, $96 million, which represented the remaining balance of a previous advance to USDART, was transferred to us. In addition, under the terms of the U.S. Treasury first lien credit agreement, amounts outstanding under that agreement were reduced by $4 million, the amount of qualifying losses incurred by Ally through April 2011.

In connection with the termination of the Ally MTA, we agreed to reimburse Ally for any future qualifying losses incurred through May 2013. As of September 30, 2011, our maximum potential obligation for future payments required to be made to Ally under this guarantee was approximately $6 million and was based on the aggregate principal amount of qualifying dealer loans outstanding. The fair value of our reimbursement obligation was less than $0.1 million at September 30, 2011, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made to reimburse Ally for qualifying loan losses.

Ally Auto Finance Operating Agreement and Repurchase Obligations

In accordance with the terms of the Ally Auto Finance Operating Agreement (“Ally Agreement”), Ally provides wholesale and retail financing to our dealers and retail customers in the U.S., Canada and Mexico in accordance with its usual and customary lending standards. We subsidize interest rates or cash payments required at the inception of the financing arrangement, as a customer incentive, a practice known as “subvention.” Our

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 10. Commitments, Contingencies and Concentrations — Continued

Other Matters — Continued

Ally Auto Finance Operating Agreement and Repurchase Obligations — Continued

agreement with Ally is not exclusive. Ally provides consumer and dealer financing to other manufacturers and our dealers and retail customers obtain financing, including some subvented financing, from other financing sources. Under the agreement, however, we must offer all subvention programs to Ally, and we are required to ensure that Ally finances a specified minimum percentage of the vehicles we sell in North America under rate subvention programs in which it elects to participate. We may, from time to time, offer lease products to retail customers through Ally, but Ally is not obligated to offer lease products. Under the Ally Agreement, we are required to repurchase Ally-financed dealer inventory, upon certain triggering events and with certain exceptions, in the event of an actual or constructive termination of a dealer’s franchise agreement (including in certain circumstances when Ally forecloses on all assets of a dealer securing financing provided by Ally). These obligations exclude vehicles that have been damaged or altered, that are missing equipment or that have excessive mileage or an original invoice date that is more than one year prior to the repurchase date.

As of September 30, 2011, the maximum potential amount of future payments required to be made to Ally under this guarantee was approximately $6.8 billion and was based on the aggregate repurchase value of eligible vehicles financed by Ally in our U.S. and Canadian dealer stock. If vehicles are required to be repurchased under this arrangement, the total exposure would be reduced to the extent the vehicles are able to be resold to another dealer. The fair value of the guarantee was less than $0.1 million at September 30, 2011, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made net of the estimated value of inventory that would be reacquired upon the occurrence of such events. The estimate reflects our actual experience.

The Ally Agreement is effective through April 30, 2013, with automatic one-year renewals unless either party elects not to renew.

Other Guarantees

As of September 30, 2011, we had additional guaranteed obligations of others with maximum exposures of $21 million, of which $12 million has been accrued.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 11. Fair Value Measurements

The following summarizes our financial assets and liabilities measured at fair value on a recurring basis (in millions of dollars):

	September 30, 2011
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$9,454	$-	$-	$9,454
Restricted cash	386	-	-	386
Derivatives:
Currency forwards and swaps	-	155	-	155
Commodity swaps	-	1	1	2

Total	$9,840	$156	$1	$9,997

Liabilities:
Derivatives:
Currency forwards and swaps	$-	$9	$-	$9
Commodity swaps	-	89	35	124
Interest rate swaps	-	-	-	-

Total	$-	$98	$35	$133

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$7,347	$-	$-	$7,347
Restricted cash	671	-	-	671
Derivatives:
Commodity swaps	-	54	44	98

Total	$8,018	$54	$44	$8,116

Liabilities:
Derivatives:
Currency forwards and swaps	$-	$78	$-	$78
Commodity swaps	-	6	2	8
Interest rate swaps	-	-	1	1

Total	$-	$84	$3	$87

During the nine months ended September 30, 2011, there were no transfers between Level 1 and Level 2 or into or out of Level 3.

We enter into over-the-counter currency forward and swap contracts to manage our exposure to risk relating to changes in foreign currency exchange rates. We estimate the fair value of currency forward and swap contracts by discounting future net cash flows derived from market-based expectations for exchange rates to a single present value.

We enter into over-the-counter commodity swaps to manage our exposure to risk relating to changes in market prices of various commodities. Swap contracts are fair valued by discounting future net cash flows derived from market-based expectations for commodity prices to a single present value. For certain commodities within our portfolio, market-based expectations of these prices are less observable, and alternative sources are used to develop these inputs. We have classified these commodity swaps as Level 3 within the fair value hierarchy.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 11. Fair Value Measurements — Continued

We enter into over-the-counter interest rate swaps to mitigate interest rate risk exposures. We estimate the fair value of our interest rate swaps using third-party industry standard valuation models. These models project future cash flows and discount the future amounts to a present value using market-based expectations for interest rates and the contractual terms of the derivative instruments, which are less observable. We have classified these interest rate swaps as Level 3 within the fair value hierarchy.

We take into consideration credit valuation adjustments on both assets and liabilities taking into account credit risk of our counterparties and non-performance risk as described in Note 12, Derivative Financial Instruments and Risk Management.

The following summarizes the changes in Level 3 items measured at fair value on a recurring basis (in millions of dollars):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Derivatives Assets (Liabilities):
Balance at beginning of the period	$9	$(13)	$41	$(28)
Total realized and unrealized gains (losses):
Included in Net Income (Loss)	11	7	31	27
Included in Other Comprehensive Income (Loss)	(46)	15	(70)	13
Purchases, issuances and settlements, net	(8)	(2)	(36)	(5)
Transfers into Level 3	-	-	-	-
Transfers out of Level 3	-	-	-	-

	$(34)	$7	$(34)	$7

Changes in unrealized losses relating to instruments held at end of period (1)	$-	$5	$-	$35

(1)	The related unrealized losses are recognized in Cost of Sales in the accompanying Condensed Consolidated Statements of Operations.

The carrying amounts and estimated fair values of our financial instruments were as follows (in millions of dollars):

	September 30, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$9,454	$9,454	$7,347	$7,347
Restricted cash	386	386	671	671
Financial assets	107	107	219	219
Financial liabilities	12,384	10,889	13,731	15,458
Derivatives:
Included in Prepaid Expenses and Other Assets and Advances to Related Parties and Other Financial Assets	157	157	98	98
Included in Accrued Expenses and Other Liabilities	133	133	87	87

The estimated fair values have been determined by using available market information and valuation methodologies as described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 11. Fair Value Measurements — Continued

that we could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair values.

The methods and assumptions used to estimate the fair value of financial instruments are consistent with the definition presented in the accounting guidance for fair value measurements and are as follows:

Cash and cash equivalents, including restricted cash

The carrying value of cash and cash equivalents approximates fair value due to the short maturity of these instruments and consists primarily of money market funds, certificates of deposit, commercial paper, time deposits and bankers’ acceptances.

Financial assets

The fair values of financial assets were determined using either quoted market prices or valuation models that use observable market data.

Financial liabilities

The fair values of financial liabilities are estimated by discounting future cash flows using market interest rates, adjusted for the non-performance risk associated with the financial liability over the remaining term or using quoted market prices where available.

Derivative instruments

The fair values of derivative instruments are based on pricing models or formulas using current estimated cash flow and discount rate assumptions.

Note 12. Derivative Financial Instruments and Risk Management

All derivative instruments are recognized in the accompanying Condensed Consolidated Balance Sheets at fair value. The fair values of our derivative financial instruments are based on pricing models or formulas using current estimated cash flow and discount rate assumptions. We include an adjustment for non-performance risk in the recognized measure of fair value of derivative instruments. The adjustment is estimated based on the net exposure by counterparty. We use an estimate of the counterparty’s non-performance risk when we are in a net asset position and an estimate of our own non-performance risk when we are in a net liability position. As of September 30, 2011 and December 31, 2010, the adjustment for non-performance risk did not materially impact the fair value of derivative instruments.

The use of derivatives exposes us to the risk that a counterparty may default on a derivative contract. We establish exposure limits for each counterparty to minimize this risk and provide counterparty diversification. Substantially all of our derivative exposures are with counterparties that have long-term credit ratings of single–A or better. The aggregate fair value of derivative instruments in asset positions as of September 30, 2011 and December 31, 2010 was approximately $157 million and $98 million, respectively, representing the maximum loss that we would recognize at that date if all counterparties failed to perform as contracted. We enter into master agreements with counterparties that generally allow for netting of certain exposures; therefore, the actual loss that we would recognize if all counterparties failed to perform as contracted could be significantly lower.

The terms of the agreements with our counterparties for foreign exchange and commodity hedge contracts require us to post collateral when derivative instruments are in a liability position. The majority of these contracts also required us to post collateral at the inception of the trade. In December 2010 and the first quarter of 2011, the majority of our agreements were renegotiated to no longer require us to post collateral at the inception of the

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 12. Derivative Financial Instruments and Risk Management — Continued

trade. During the first quarter of 2011 and the year ended December 31, 2010, this resulted in the release of $61 million and $17 million, respectively, of collateral previously classified as restricted cash. In addition, these agreements contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding net asset or liability positions. These cross-default provisions could be triggered if there was a non-performance event under certain debt obligations. The fair value of the related gross liability positions as of September 30, 2011 and December 31, 2010, which represent our maximum potential exposure, were $133 million and $86 million, respectively. As of September 30, 2011 and December 31, 2010, we posted $31 million and $116 million, respectively, as collateral for foreign exchange and commodity hedge contracts that were outstanding at the respective period ends. The cash collateral is included in Restricted Cash in the accompanying Condensed Consolidated Balance Sheets. After giving consideration to offsetting asset positions for each counterparty, if cross-default provisions were triggered, there would have been an additional settlement liability of $6 million due to the counterparties as of September 30, 2011. No additional settlement liability would have been due to the counterparties as of December 31, 2010.

The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivative instruments, such as interest rates, foreign currency exchange rates or commodity volumes and prices.

Cash Flow Hedges

We use financial instruments designated as cash flow hedges to hedge exposure to foreign currency exchange risk associated with transactions in currencies other than the functional currency in which we operate. We also use financial instruments designated as cash flow hedges to hedge our exposure to commodity price risk associated with buying certain commodities used in the ordinary course of our operations.

Changes in the fair value of designated derivatives that are highly effective as cash flow hedges are recorded in Accumulated Other Comprehensive Income (Loss) (“AOCI”), net of income taxes. These changes in the fair value are then released into earnings contemporaneously with the earnings effects of the hedged items. Cash flows associated with cash flow hedges are reported in Net Cash Provided by Operating Activities in the accompanying Condensed Consolidated Statements of Cash Flows. The ineffective portions of the fair value changes are recognized in the results of operations immediately. Our cash flow hedges mature within 18 months.

We discontinue hedge accounting prospectively and hold amounts in AOCI with future changes in fair value recorded directly in earnings when (i) it is determined that a derivative is no longer highly effective in off-setting changes in cash flows of a hedged item; (ii) the derivative is discontinued as a hedge instrument because it is not probable that a forecasted transaction will occur or (iii) the derivative expires or is sold, terminated or exercised. Those amounts held in AOCI are subsequently reclassified into income over the same period or period during which the forecasted transaction affects income. When hedge accounting is discontinued because it is determined that the forecasted transactions will not occur, the derivative continues to be carried on the balance sheet at fair value, and gains and losses that were recorded in AOCI are recognized immediately in earnings. The hedged item may be designated prospectively into a new hedging relationship with another derivative instrument.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 12. Derivative Financial Instruments and Risk Management — Continued

Cash Flow Hedges — Continued

The following summarizes the fair values of derivative instruments designated as cash flow hedges which were outstanding (in millions of dollars):

	00000000000	00000000000	00000000000
	September 30, 2011
	Notional Amounts	Derivative Assets (1)	Derivative Liabilities (2)
Currency forwards and swaps	$2,194	$141	$(1)
Commodity swaps	277	1	(42)

Total	$2,471	$142	$(43)

	December 31, 2010
	Notional Amounts	Derivative Assets (1)	Derivative Liabilities (2)
Currency forwards and swaps	$2,454	$-	$(72)
Commodity swaps	205	44	(6)

Total	$2,659	$44	$(78)

(1)	The related derivative instruments are recognized in Prepaid Expenses and Other Assets and Advances to Related Parties and Other Financial Assets in the accompanying Condensed Consolidated Balance Sheets.
(2)	The related derivative instruments are recognized in Accrued Expenses and Other Liabilities in the accompanying Condensed Consolidated Balance Sheets.

The following summarizes the gains (losses) recorded in Other Comprehensive Income (Loss) (“OCI”) and reclassified from AOCI to income (in millions of dollars):

	Three Months Ended September 30,
	2011		2010
	Gain (Loss) Recorded in OCI	Gain (Loss) Reclassified from AOCI to Income	Gain (Loss) Recorded in OCI	Gain (Loss) Reclassified from AOCI to Income
Currency forwards and swaps	$226	$10	$(36)	$(1)
Commodity swaps	(40)	12	10	2

Total	$186	$22	$(26)	$1

	Nine Months Ended September 30,
	2011		2010
	Gain (Loss) Recorded in OCI	Gain (Loss) Reclassified from AOCI to Income	Gain (Loss) Recorded in OCI	Gain (Loss) Reclassified from AOCI to Income
Currency forwards and swaps	$74	$(125)	$3	$11
Commodity swaps	(48)	27	6	1

Total	$26	$(98)	$9	$12

We expect to reclassify existing net gains of $83 million from AOCI to income within the next 12 months.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 12. Derivative Financial Instruments and Risk Management — Continued

Derivatives Not Designated as Hedges

We have elected not to apply hedge accounting to certain derivative instruments. We use derivatives to economically hedge our financial and operational exposures. Unrealized and realized gains and losses related to derivatives that are not designated as accounting hedges are included in Revenues, Net or Cost of Sales in the accompanying Condensed Consolidated Statements of Operations as appropriate depending on the nature of the risk being hedged. Cash flows associated with derivatives that are not designated as hedges are reported in Net Cash Provided by Operating Activities in the accompanying Condensed Consolidated Statements of Cash Flows.

The following summarizes the fair values of derivative instruments not designated as hedges (in millions of dollars):

	000000000	000000000	000000000
	September 30, 2011
	Notional Amounts	Derivative Assets (1)	Derivative Liabilities (2)
Currency forwards and swaps	$341	$14	$(8)
Commodity swaps	640	1	(82)
Interest rate swaps	14	-	-

Total	$995	$15	$(90)

	December 31, 2010
	Notional Amounts	Derivative Assets (1)	Derivative Liabilities (2)
Currency forwards and swaps	$145	$-	$(6)
Commodity swaps	212	54	(2)
Interest rate swaps	254	-	(1)

Total	$611	$54	$(9)

(1)	The related derivative instruments are recognized in Prepaid Expenses and Other Assets and Advances to Related Parties and Other Financial Assets in the accompanying Condensed Consolidated Balance Sheets.
(2)	The related derivative instruments are recognized in Accrued Expenses and Other Liabilities in the accompanying Condensed Consolidated Balance Sheets.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 12. Derivative Financial Instruments and Risk Management — Continued

Derivatives Not Designated as Hedges — Continued

The following summarizes the effect of derivative instruments not designated as hedges in the respective financial statement captions of the accompanying Condensed Consolidated Statements of Operations (in millions of dollars):

		Three Months Ended September 30,		Nine Months Ended September 30,
	Financial Statement Caption	2011 Gain (Loss)	2010 Gain (Loss)	2011 Gain (Loss)	2010 Gain (Loss)
Currency forwards and swaps	Revenues, Net	$22	$1	$13	$(2)
Commodity swaps	Cost of Sales	(95)	53	(88)	40
Interest rate swaps	Cost of Sales	-	5	1	24

Total		$(73)	$59	$(74)	$62

Note 13. Employee Retirement and Other Benefits

We sponsor both noncontributory and contributory defined benefit pension plans. The majority of the plans are funded plans. The noncontributory pension plans cover certain of our hourly and salaried employees. Benefits are based on a fixed rate for each year of service. Additionally, contributory benefits are provided to certain of our salaried employees under the salaried employees’ retirement plans. These plans provide benefits based on the employee’s cumulative contributions, years of service during which the employee contributions were made and the employee’s average salary during the five consecutive years in which the employee’s salary was highest in the fifteen years preceding retirement.

We provide health care, legal and life insurance benefits to certain of our hourly and salaried employees. Upon retirement from the Company, employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 13. Employee Retirement and Other Benefits — Continued

Benefit Expense

The components of pension and other postretirement benefits (“OPEB”) (income) expense were as follows (in millions of dollars):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$65	$6	$60	$8	$197	$16	$184	$26
Interest cost	383	32	377	49	1,143	101	1,126	145
Expected return on plan assets	(461)	-	(437)	(1)	(1,369)	-	(1,310)	(2)
Gain on VEBA claims adjustment	-	-	-	-	-	(15)	-	-
Amortization of unrecognized loss	-	3	-	1	-	8	-	3
Amortization of prior service cost	-	-	-	-	-	-	-	-

Net periodic benefit (income) expense	(13)	41	-	57	(29)	110	-	172
Special early retirement costs	46	-	-	-	73	-	-	-

Total benefit expense	$33	$41	$-	$57	$44	$110	$-	$172

Contributions and Payments

In connection with the 363 Transaction, we acquired a $600 million receivable from Daimler to fund contributions to our U.S. pension plans. This receivable was payable to us in three equal annual installments, of which, the third and final $200 million installment was received by us in June 2011.

During the nine months ended September 30, 2011, employer contributions to our funded pension plans amounted to $330 million, which was funded in part with the $200 million payment from Daimler. Employer contributions to our funded pension plans are expected to be $21 million for the remainder of 2011, all of which are anticipated to be made in cash to satisfy minimum funding requirements for our plans in Canada. Employer contributions to our unfunded pension and OPEB plans amounted to $9 million and $170 million, respectively, for the nine months ended September 30, 2011. Employer contributions to our unfunded pension and OPEB plans are expected to be $3 million and $48 million, respectively, for the remainder of 2011, which represents the expected benefit payments to participants.

Note 14. Other Transactions with Related Parties

We engage in transactions with unconsolidated subsidiaries, associated companies and other related parties on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 14. Other Transactions with Related Parties — Continued

VEBA Trust

As of September 30, 2011, the VEBA Trust had a 44.7 percent ownership interest in the Company. Interest expense on the VEBA Trust Note totaled $111 million and $107 million for the three months ended September 30, 2011 and 2010, respectively, and $322 million and $312 million for the nine months ended September 30, 2011 and 2010, respectively.

Fiat

Ownership Interest

As of September 30, 2011, Fiat had a 55.3 percent ownership interest in the Company, of which 20.0 percent was obtained in connection with the 363 Transaction in exchange for rights to intellectual property. Fiat’s ownership interest increased 5.0 percent in January 2011 upon our achievement of the Technology Event, one of three Class B Events outlined in our Amended and Restated Limited Liability Company Operating Agreement (“LLC Operating Agreement”). The Technology Event was achieved as a result of us delivering an irrevocable commitment letter to the U.S. Treasury stating that we had received the appropriate governmental approvals to begin commercial production of our Fully Integrated Robotised Engine in our Dundee, Michigan facility. In April 2011, Fiat’s ownership interest increased an additional 5.0 percent when we delivered a notice to the U.S. Treasury confirming that we had achieved the Non-NAFTA Distribution Event as outlined in our LLC Operating Agreement, under which we attained certain metrics relating to revenue and expansion of sales outside of North America.

On May 24, 2011, and concurrent with our repayment of our U.S. Treasury and EDC credit facilities, Fiat exercised its incremental equity call option and acquired an additional 16 percent fully-diluted ownership interest in the Company pursuant to the terms of our LLC Operating Agreement. We received the entire exercise price of $1,268 million in cash, increasing our contributed capital by the proceeds received, and we issued new Class A Membership Interests to Fiat. Refer to Note 8, Financial Liabilities, for information related to our refinancing transaction and the repayment of our U.S. Treasury and EDC credit facilities.

On July 21, 2011, Fiat acquired all of the Class A Membership Interests in the Company held by the U.S. Treasury, which represented approximately 6 percent of the fully-diluted ownership interest in the Company, for cash consideration of $500 million. On that same day and pursuant to a separate agreement, Fiat paid $125 million in cash to acquire all of the Class A Membership Interests in the Company held by the Canadian Government, which represented approximately 1.5 percent of the fully-diluted ownership interest in the Company.

On July 21, 2011, Fiat also acquired the U.S. Treasury’s rights under the equity recapture agreement between the U.S. Treasury and the VEBA Trust for $75 million, of which $15 million was paid to the Canadian Government pursuant to a separate arrangement between the U.S. Treasury and the Canadian Government. The equity recapture agreement provides rights to the economic benefit associated with the membership interests held by the VEBA Trust in excess of a threshold amount of $4.25 billion plus 9 percent per annum from January 1, 2010. Once the VEBA Trust receives proceeds in such amount, any additional proceeds payable to the VEBA Trust and any membership interests retained by the VEBA Trust are to be transferred to Fiat for no further consideration.

Fiat’s ownership interest will increase by an additional 5.0 percent upon our achievement of the Ecological Event, the last of the Class B Events, which requires the development and regulatory approval of a vehicle based on Fiat technology that has a combined unadjusted fuel efficiency rating of at least 40 miles per gallon to be

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 14. Other Transactions with Related Parties — Continued

Fiat — Continued

Ownership Interest — Continued

produced in the U.S. Taking into account the effects of dilution from the Ecological Event, Fiat will then own 58.5 percent of our outstanding equity. If we do not achieve the Ecological Event by December 31, 2012, Fiat may exercise an option to purchase ownership interests to replace those that were contingent upon the Ecological Event.

Industrial Alliance

Pursuant to our master industrial agreement with Fiat, we established an industrial alliance in which we collaborate with Fiat on a number of fronts, including product and platform sharing and development, global distribution, procurement, information technology infrastructure and process improvement. The alliance is comprised of various commercial arrangements entered into pursuant to the master industrial agreement. As part of the alliance, we have access to certain of Fiat’s platforms, vehicles, products and technology. We are obligated to make royalty payments to Fiat related to the intellectual property that was contributed to us by Fiat. The royalty payments are calculated based on a percentage of the material cost of the vehicle, or portion of the vehicle or component, in which we utilize the Fiat intellectual property. In addition, we have agreed to share costs related to certain engineering and development activities and will reimburse each other for costs in excess of the agreed upon cost sharing arrangement. We have also entered into other transactions with Fiat, including the purchase of goods and services in the ordinary course of business.

During 2010, we executed agreements with Fiat which govern the integration of the operations of our European distribution and dealer network into Fiat’s distribution organization. In 2010, Fiat assumed the management of our distribution and sales operations in select European countries, and in June 2011, Fiat became the general distributor of our vehicles and service parts in Europe, selling our products through a network of newly appointed dealers.

The following summarizes our transactions with Fiat (in millions of dollars):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Sales of vehicles, parts and services provided to Fiat	$581	$119	$1,326	$179
Purchases of vehicles, parts and/or services from Fiat	121	71	450	187
Purchases capitalized in property, plant and equipment, net and other intangible assets, net	20	19	104	94
Reimbursements to Fiat recognized (1)	5	1	21	8
Reimbursements from Fiat recognized (1)	33	5	75	22

(1)	Includes reimbursements recognized for costs related to shared engineering and development activities performed under the product and platform sharing agreement that is part of our industrial alliance.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 14. Other Transactions with Related Parties — Continued

Fiat — Continued

Industrial Alliance — Continued

Royalty fees incurred for the intellectual property contributed by Fiat were $0.2 million and $1 million for the three and nine months ended September 30, 2011, respectively. No royalty fees were incurred during the three and nine months ended September 30, 2010 due to production utilizing the intellectual property not beginning until December 2010.

U.S. Treasury

Effective July 21, 2011, the U.S. Treasury is no longer deemed to be a related party as a result of Fiat acquiring beneficial ownership of all of the membership interests in the Company held by the U.S. Treasury.

Related party transactions with the U.S. Treasury disclosed below are related to transactions through July 21, 2011, and are limited to activities related to individual contractual agreements and not statutory requirements, such as taxes.

In April 2011, we agreed with the U.S. Treasury that in the event that the obligations under the U.S. Treasury loan agreement were repaid in full and the commitment under that agreement terminated, we would, in lieu of the vitality covenants, governance covenant and Troubled Asset Relief Program (“TARP”) covenants, agree to continue to comply with the requirements of TARP as though the Company and our subsidiaries remained a TARP recipient receiving exceptional financial assistance through the date on which the U.S. Treasury sold the Class A Membership Interests it originally acquired in connection with the 363 Transaction. As a result of Fiat acquiring all of the membership interests in the Company held by the U.S. Treasury, we are no longer bound by the requirements of TARP.

In March 2010, we repaid in full, the $123 million outstanding on a loan facility provided by the U.S. Treasury to Chrysler Receivables SPV, LLC (“Receivable SPV”) related to the Auto Supplier Support Program. In April 2010, the Auto Supplier Support Program expired and, in accordance with the terms of the agreement, we paid the U.S. Treasury a $40 million exit fee associated with the program, as well as $5 million, which represented 50 percent of the residual equity of Receivable SPV.

Interest expense on financial resources provided by the U.S. Treasury totaled $146 million for the three months ended September 30, 2010, and $229 million and $433 million for the nine months ended September 30, 2011 and 2010, respectively. Interest expense included PIK interest of $17 million for the three months ended September 30, 2010, and $27 million and $51 million for the nine months ended September 30, 2011 and 2010, respectively. For the three months ended September 30, 2010, $17 million of PIK interest was capitalized as financial liabilities in accordance with the loan agreements, and $17 million and $51 million was capitalized for the nine months ended September 30, 2011 and 2010, respectively. No interest expense or PIK interest was incurred or capitalized during the three months ended September 30, 2011, due to the repayment of the U.S. Treasury credit facilities in May 2011. Refer to Note 8, Financial Liabilities, for additional information.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 14. Other Transactions with Related Parties — Continued

Related Party Summary

Amounts due from and to related parties were as follows (in millions of dollars):

	September 30, 2011
	VEBA Trust	Fiat	Other	Total
Amounts due from related parties (included in Prepaid Expenses and Other Assets)	$-	$755	$8	$763

Amounts due to related parties (included in Accrued Expenses and Other Liabilities)	$110	$314	$12	$436
Financial liabilities to related parties (included in Financial Liabilities)	4,180	-	5	4,185

Total due to related parties	$4,290	$314	$17	$4,621

	December 31, 2010
	VEBA Trust	Fiat	U.S. Treasury	Other	Total
Amounts due from related parties (included in Prepaid Expenses and Other Assets)	$-	$227	$-	$14	$241

Amounts due to related parties (included in Trade Liabilities and Accrued Expenses and Other Liabilities)	$214	$100	$1	$7	$322
Financial liabilities to related parties (included in Financial Liabilities)	4,018	-	5,696	-	9,714

Total due to related parties	$4,232	$100	$5,697	$7	$10,036

Amounts included in “Other” above relate to balances with related unconsolidated companies as a result of transactions in the ordinary course of business.

Note 15. Restructuring Actions

In connection with the 363 Transaction, we assumed certain liabilities related to specific restructuring actions commenced by Old Carco. These liabilities represent costs for workforce reduction actions related to our represented and non-represented hourly and salaried workforce, as well as specific contractual liabilities assumed for other costs, including supplier cancellation claims.

Key initiatives for Old Carco’s restructuring actions included workforce reductions, elimination of excess production capacity, refinements to its product portfolio and restructuring of international distribution operations. To eliminate excess production capacity, Old Carco eliminated manufacturing work shifts, reduced line speeds at certain manufacturing facilities, adjusted volumes at stamping and powertrain facilities and idled certain manufacturing plants. Old Carco’s restructuring actions also included the cancellation of five existing products from the portfolio, discontinued development on certain previously planned product offerings and the closure of certain parts distribution centers in the U.S. and Canada. We will continue to execute the remaining actions under Old Carco’s restructuring initiatives over the next two years. The remaining actions principally include the completion of the activities associated with the idling of three manufacturing facilities and the restructuring of our international distribution operations, the plans of which have been refined, including the integration of the

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 15. Restructuring Actions — Continued

operations of our European distribution and dealer network into Fiat’s distribution organization. Refer to Note 14, Other Transactions with Related Parties, for additional information. Costs associated with these remaining actions include, but are not limited to: employee severance, relocations, plant deactivations and legal claims. The remaining workforce reductions will affect represented and non-represented hourly and salaried employees and will be achieved through a combination of retirements, special programs, attrition and involuntary separations.

We recorded charges, net of discounting, of $9 million for the three months ended September 30, 2010, and $48 million and $75 million for the nine months ended September 30, 2011 and 2010, respectively. There were no additional charges recorded during the three months ended September 30, 2011. During the nine months ended September 30, 2011, the charges primarily included costs associated with employee relocations and plant deactivations for previously announced restructuring initiatives, as well as other transition costs of $20 million resulting from the integration of the operations of our European distribution and dealer network into Fiat’s distribution organization. During the three and nine months ended September 30, 2010, the charges primarily related to workforce reductions, including costs resulting from the integration of our European distribution and dealer network into Fiat’s distribution organization, as well as plant deactivation costs.

We made refinements to existing reserve estimates resulting in net reductions of $22 million for the three months ended September 30, 2010, and $35 million and $30 million for the nine months ended September 30, 2011 and 2010, respectively. There were no additional refinements to existing reserve estimates recorded during the three months ended September 30, 2011. During the nine months ended September 30, 2011, the adjustments related to decreases in the expected workforce reduction costs, as well as legal and supplier cancellation claim reserves as a result of management’s adequacy reviews. These reviews took into consideration the status of the restructuring actions and the estimated costs to complete the actions. During the three and nine months ended September 30, 2010, the adjustments principally represented a decrease in the supplier cancellation claim reserves as a result of the settlement of certain claims and a net increase in the expected workforce reduction costs as a result of management’s adequacy reviews.

Additional charges of approximately $5 million related to employee relocations and plant deactivation costs are expected to be recognized over the remainder of 2011 and 2012. We anticipate that the total costs we will incur related to these restructuring activities, including the initial assumption of the $554 million obligation from Old Carco, will be $608 million, including $366 million related to employee termination benefits and $242 million of other costs.

The restructuring charges, reserve adjustments and interest accretion are included in Restructuring Expenses, Net in the accompanying Condensed Consolidated Statements of Operations and would have otherwise been reflected in Cost of Sales. In connection with these actions, we expect to make payments of approximately $48 million, $97 million and $36 million during the remainder of 2011, 2012 and 2013, respectively. Additional payments of approximately $1 million are expected to be funded through pension and other post-employment benefit plans related to special retirement programs and other benefits.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 15. Restructuring Actions — Continued

Restructuring reserves are included in Accrued Expenses and Other Liabilities in the accompanying Condensed Consolidated Balance Sheets. The following summarizes the restructuring reserves activity (in millions of dollars):

	Nine Months Ended September 30,
	2011			2010
	Workforce Reductions	Other	Total	Workforce Reductions	Other	Total
Balance at beginning of period	$79	$160	$239	$343	$38	$381
Charges	12	16	28	64	11	75
Adjustments to reserve estimates	(8)	(27)	(35)	(16)	(14)	(30)
Payments	(35)	(9)	(44)	(92)	(21)	(113)
Amounts recognized and transferred to employee benefit plans	(2)	-	(2)	(5)	-	(5)
Interest accretion	-	-	-	2	-	2
Other, including currency translation	(6)	(3)	(9)	9	1	10

Balance at end of period	$40	$137	$177	$305	$15	$320

Note 16. Venezuelan Currency Devaluation

The functional currency of Chrysler de Venezuela (“CdV”), our wholly-owned subsidiary in Venezuela, is the USD. Pursuant to certain Venezuelan foreign currency exchange control regulations, the Central Bank of Venezuela centralizes all foreign currency transactions in the country. Under these regulations, the purchase and sale of foreign currency must be made through the Commission for the Administration of Foreign Exchange (“CADIVI”).

Prior to January 1, 2010, the official exchange rate was 2.15 bolivar fuerte (“BsF”) per USD. In January 2010, the Venezuelan government devalued the BsF relative to the USD from the official rate of 2.15 BsF per USD to a dual-rated system regulated by the CADIVI. The dual-rate included (i) an essential rate of 2.60 BsF per USD for food, technology and other items, such as our car kits, and (ii) a nonessential rate of 4.30 BsF per USD for all other transactions. As a result of this devaluation, we recorded a foreign currency translation loss of $20 million in the first quarter of 2010. On December 30, 2010, a further devaluation of the BsF was announced, eliminating the essential rate of 2.60 BsF per USD and requiring all CADIVI-approved transactions, including transactions that were pending CADIVI approval prior to the announcement, to occur at the previous nonessential rate of 4.30 BsF per USD. The new rate was declared effective as of January 1, 2011. The nonessential rate remained unchanged. However, as a result of the announced devaluation of the essential rate on December 30, 2010, we remeasured all BsF denominated balances at that time. No additional events have occurred during the first nine months of 2011 which would further impact the BsF to USD exchange rate.

As of September 30, 2011 and December 31, 2010, the net monetary assets of CdV denominated in BsF were 895 million ($208 million USD) and 348 million ($81 million USD), respectively, which included cash and cash equivalents denominated in BsF of 1,014 million ($236 million USD) and 651 million ($151 million USD), respectively.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 17. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements

On May 24, 2011, we entered into an indenture with CG Co-Issuer Inc. (“CG Co-Issuer”), certain of our U.S. subsidiaries (the “Guarantors”) and Wilmington Trust FSB, as trustee and Citibank, N.A. as collateral agent, paying agent, registrar and authenticating agent, pursuant to which we issued the Notes. Refer to Note 8, Financial Liabilities, for additional information related to the Notes. CG Co-Issuer was formed as a special purpose finance subsidiary to facilitate the offering of the Notes and the Exchange Notes. CG Co-Issuer does not have any operations, assets, liabilities (other than the Notes) or revenues. Each of the Guarantors is a wholly-owned subsidiary of Chrysler Group LLC (the “Parent”). Each of the Guarantors fully and unconditionally guarantee the Notes on a joint and several basis. CG Co-Issuer and each of the Guarantors also guarantee the Senior Credit Facilities. Refer to Note 8, Financial Liabilities, for additional information related to the Senior Credit Facilities.

The following condensed consolidating financial statements present financial data for (i) the Parent; (ii) the combined Guarantors; (iii) the combined Non-Guarantors (all subsidiaries that are Non-Guarantors); (iv) consolidating adjustments to arrive at the information for the Parent, Guarantors and Non-Guarantors on a consolidated basis; and (v) the consolidated financial results for Chrysler Group LLC.

Investments in subsidiaries are accounted for by the Parent and Guarantors using the equity method for this presentation. Results of operations of subsidiaries are therefore classified in the Parent’s and Guarantors’ investments in subsidiaries accounts. The elimination entries set forth in the following condensed consolidating financial statements eliminate investments in subsidiaries, as well as intercompany balances, transactions, income and expense between the Parent, Guarantors and Non-Guarantors.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 17. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Statements of Operations (in millions of dollars):

	Three Months Ended September 30, 2011
	Parent	Guarantors	Non- Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
Revenues, net	$13,113	$1,600	$7,913	$(9,559)	$13,067
Cost of sales	11,522	1,621	7,458	(9,588)	11,013

GROSS MARGIN	1,591	(21)	455	29	2,054
Selling, administrative and other expenses	861	35	128	53	1,077
Research and development expenses, net	438	—	7	—	445
Restructuring expenses (income), net	2	(2)	—	—	—
Interest expense	254	1	38	(11)	282
Interest income	(2)	(1)	(6)	—	(9)

INCOME (LOSS) BEFORE INCOME TAXES	38	(54)	288	(13)	259
Income tax expense	—	—	47	—	47
Equity in net (income) loss of subsidiaries	(174)	(7)	—	181	—

NET INCOME (LOSS)	$212	$(47)	$241	$(194)	$212

	Three Months Ended September 30, 2010
	Parent	Guarantors	Non- Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
Revenues, net	$10,993	$770	$6,541	$(7,286)	$11,018
Cost of sales	9,787	716	6,211	(7,257)	9,457

GROSS MARGIN	1,206	54	330	(29)	1,561
Selling, administrative and other expenses	722	46	142	24	934
Research and development expenses, net	373	—	4	—	377
Restructuring income, net	(11)	—	(2)	—	(13)
Interest expense	270	1	59	(14)	316
Interest income	(4)	—	(4)	—	(8)

INCOME (LOSS) BEFORE INCOME TAXES	(144)	7	131	(39)	(45)
Income tax expense	7	—	33	(1)	39
Equity in net (income) loss of subsidiaries	(67)	(6)	—	73	—

NET INCOME (LOSS)	$(84)	$13	$98	$(111)	$(84)

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 17. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Statements of Operations (in millions of dollars) – Continued:

	Nine Months Ended September 30, 2011
	Parent	Guarantors	Non- Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
Revenues, net	$39,966	$4,113	$24,144	$(28,371)	$39,852
Cost of sales	34,991	4,180	22,752	(28,376)	33,547

GROSS MARGIN	4,975	(67)	1,392	5	6,305
Selling, administrative and other expenses	2,831	114	432	140	3,517
Research and development expenses, net	1,173	—	18	—	1,191
Restructuring expenses, net	—	13	—	—	13
Interest expense	801	2	188	(33)	958
Interest income	(12)	—	(19)	—	(31)
Loss on extinguishment of debt	170	—	381	—	551

INCOME (LOSS) BEFORE INCOME TAXES	12	(196)	392	(102)	106
Income tax expense	7	—	139	2	148
Equity in net (income) loss of subsidiaries	47	(20)	—	(27)	—

NET INCOME (LOSS)	$(42)	$(176)	$253	$(77)	$(42)

	Nine Months Ended September 30, 2010
	Parent	Guarantors	Non- Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
Revenues, net	$30,842	$2,603	$20,568	$(22,830)	$31,183
Cost of sales	27,376	2,546	19,679	(22,838)	26,763

GROSS MARGIN	3,466	57	889	8	4,420
Selling, administrative and other expenses	2,097	85	454	134	2,770
Research and development expenses, net	1,037	—	13	—	1,050
Restructuring expenses (income), net	19	29	(1)	—	47
Interest expense	793	5	174	(32)	940
Interest income	(18)	(1)	(22)	—	(41)

INCOME (LOSS) BEFORE INCOME TAXES	(462)	(61)	271	(94)	(346)
Income tax expense	11	—	97	(1)	107
Equity in net (income) loss of subsidiaries	(20)	(18)	—	38	—

NET INCOME (LOSS)	$(453)	$(43)	$174	$(131)	$(453)

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 17. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Balance Sheets (in millions of dollars):

	September 30, 2011
	Parent	Guarantors	Non- Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$7,519	$184	$1,751	$—	$9,454
Restricted cash	33	—	4	—	37
Trade receivables, net	446	190	365	—	1,001
Inventories	2,935	78	1,575	(156)	4,432
Prepaid expenses and other assets
Due from subsidiaries	—	—	834	(834)	—
Other	434	622	367	—	1,423
Deferred taxes	—	—	25	2	27

TOTAL CURRENT ASSETS	11,367	1,074	4,921	(988)	16,374
PROPERTY AND EQUIPMENT:
Property, plant and equipment, net	8,932	618	4,184	(147)	13,587
Equipment on operating leases, net	1,089	271	403	—	1,763

TOTAL PROPERTY AND EQUIPMENT	10,021	889	4,587	(147)	15,350
OTHER ASSETS:
Advances to related parties and other financial assets
Due from subsidiaries	342	—	104	(446)	—
Other	45	1	12	—	58
Investment in subsidiaries	2,881	91	—	(2,972)	—
Restricted cash	337	—	12	—	349
Goodwill	1,361	—	—	—	1,361
Other intangible assets, net	3,262	27	1,015	(929)	3,375
Prepaid expenses and other assets	259	5	98	—	362
Deferred taxes	—	—	21	—	21

TOTAL OTHER ASSETS	8,487	124	1,262	(4,347)	5,526

TOTAL ASSETS	$29,875	$2,087	$10,770	$(5,482)	$37,250

CURRENT LIABILITIES:
Trade liabilities	$5,900	$265	$2,014	$—	$8,179
Accrued expenses and other liabilities
Due to subsidiaries	1,186	156	—	(1,342)	—
Other	5,134	135	2,459	—	7,728
Current maturities of financial liabilities
Due to subsidiaries	19	—	70	(89)	—
Other	91	—	145	—	236
Deferred revenue	1,443	87	112	—	1,642
Deferred taxes	—	—	84	—	84

TOTAL CURRENT LIABILITIES	13,773	643	4,884	(1,431)	17,869
LONG-TERM LIABILITIES:
Accrued expenses and other liabilities	8,003	178	1,440	—	9,621
Financial liabilities
Due to subsidiaries	—	168	—	(168)	—
Other	10,719	—	1,429	—	12,148
Deferred revenue	423	50	146	—	619
Deferred taxes	25	—	32	4	61

TOTAL LONG-TERM LIABILITIES	19,170	396	3,047	(164)	22,449
MEMBERS’ INTEREST (DEFICIT):
Membership interests	—	—	410	(410)	—
Contributed capital	2,658	1,644	1,930	(3,574)	2,658
Accumulated income (losses)	(4,479)	(596)	480	116	(4,479)
Accumulated other comprehensive income (loss)	(1,247)	—	19	(19)	(1,247)

TOTAL MEMBERS’ INTEREST (DEFICIT)	(3,068)	1,048	2,839	(3,887)	(3,068)

TOTAL LIABILITIES AND MEMBERS’ INTEREST (DEFICIT)	$29,875	$2,087	$10,770	$(5,482)	$37,250

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 17. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Balance Sheets (in millions of dollars) — Continued

	December 31, 2010
	Parent	Guarantors	Non- Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$4,871	$81	$2,395	$—	$7,347
Restricted cash	131	—	173	—	304
Trade receivables, net	267	137	415	—	819
Inventories	2,150	139	1,544	(186)	3,647
Prepaid expenses and other assets
Due from subsidiaries	—	440	392	(832)	—
Other	490	218	1,465	—	2,173
Deferred taxes	—	—	26	4	30

TOTAL CURRENT ASSETS	7,909	1,015	6,410	(1,014)	14,320

PROPERTY AND EQUIPMENT:
Property, plant and equipment, net	9,195	582	4,192	(152)	13,817
Equipment on operating leases, net	404	260	871	—	1,535

TOTAL PROPERTY AND EQUIPMENT	9,599	842	5,063	(152)	15,352

OTHER ASSETS:
Advances to related parties and other financial assets
Due from subsidiaries	—	—	99	(99)	—
Other	136	2	16	—	154
Investment in subsidiaries	2,905	71	—	(2,976)	—
Restricted cash	355	—	12	—	367
Goodwill	1,361	—	—	—	1,361
Other intangible assets, net	3,365	29	1,088	(978)	3,504
Prepaid expenses and other assets	245	3	104	—	352
Deferred taxes	—	—	39	—	39

TOTAL OTHER ASSETS	8,367	105	1,358	(4,053)	5,777

TOTAL ASSETS	$25,875	$1,962	$12,831	$(5,219)	$35,449

CURRENT LIABILITIES:
Trade liabilities	$5,098	$226	$1,704	$—	$7,028
Accrued expenses and other liabilities
Due to subsidiaries	922	—	—	(922)	—
Other	4,527	139	2,928	—	7,594
Current maturities of financial liabilities
Due to subsidiaries	—	—	114	(114)	—
Other	2,139	—	619	—	2,758
Deferred revenue	678	107	103	—	888
Deferred taxes	—	—	85	—	85

TOTAL CURRENT LIABILITIES	13,364	472	5,553	(1,036)	18,353

LONG-TERM LIABILITIES:
Accrued expenses and other liabilities	8,220	165	1,576	—	9,961
Financial liabilities
Due to subsidiaries	249	69	—	(318)	—
Other	8,084	—	2,889	—	10,973
Deferred revenue	424	22	134	—	580
Deferred taxes	23	—	19	29	71

TOTAL LONG-TERM LIABILITIES	17,000	256	4,618	(289)	21,585

MEMBERS’ INTEREST (DEFICIT):
Membership interests	—	—	292	(292)	—
Contributed capital	1,399	1,643	2,045	(3,688)	1,399
Accumulated income (losses)	(4,437)	(410)	326	84	(4,437)
Accumulated other comprehensive income (loss)	(1,451)	1	(3)	2	(1,451)

TOTAL MEMBERS’ INTEREST (DEFICIT)	(4,489)	1,234	2,660	(3,894)	(4,489)

TOTAL LIABILITIES AND MEMBERS’ INTEREST (DEFICIT)	$25,875	$1,962	$12,831	$(5,219)	$35,449

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 17. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Statements of Cash Flows (in millions of dollars):

	Nine Months Ended September 30, 2011
	Parent	Guarantors	Non- Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$2,532	$128	$1,626	$(749)	$3,537

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(1,200)	(99)	(609)	—	(1,908)
Proceeds from disposals of property, plant and equipment	1	8	6	—	15
Proceeds from disposals of equipment on operating leases	—	(14)	619	—	605
Proceeds from sale of equity investment	17	—	—	—	17
Changes in restricted cash	116	—	181	—	297
Changes in loans and notes receivable	2	—	2	—	4
Proceeds from USDART	96	—	—	—	96

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(968)	(105)	199	—	(874)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of U.S. Treasury first lien credit facilities	(5,460)	—	—	—	(5,460)
Repayment of Export Development Canada credit facilities	—	—	(1,723)	—	(1,723)
Proceeds from Senior Secured Notes	3,160	—	—	—	3,160
Proceeds from Tranche B Term Loan	2,933	—	—	—	2,933
Repayment of Tranche B Term Loan	(8)	—	—	—	(8)
Repayments of Gold Key Lease financing	—	—	(562)	—	(562)
Repayment of Canadian Health Care Trust Notes	—	—	(26)	—	(26)
Net repayment of other financial liabilities	(56)	—	(11)	—	(67)
Debt issuance costs	(62)	—	—	—	(62)
Proceeds from Fiat’s incremental equity call option exercise	1,268	—	—	—	1,268
Distribution for state tax withholding obligations on behalf of certain members	(9)	—	—	—	(9)
Dividends issued to subsidiaries	—	(10)	(99)	109	—
Net increase (decrease) in loans to subsidiaries	(682)	90	(48)	640	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,084	80	(2,469)	749	(556)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—

Net change in cash and cash equivalents	2,648	103	(644)	—	2,107
Cash and cash equivalents at beginning of period	4,871	81	2,395	—	7,347

Cash and cash equivalents at end of period	$7,519	$184	$1,751	$—	$9,454

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 17. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Statements of Cash Flows (in millions of dollars) – Continued:

	Nine Months Ended September 30, 2010
	Parent	Guarantors	Non- Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$3,580	$71	$976	$(400)	$4,227

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(1,111)	(92)	(477)	—	(1,680)
Proceeds from disposals of property, plant and equipment	9	—	4	—	13
Proceeds from disposals of equipment on operating leases	—	(15)	928	—	913
Changes in restricted cash	(128)	—	193	—	65
Changes in loans and notes receivable	2	—	35	—	37

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,228)	(107)	683	—	(652)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of Gold Key Lease financing	—	—	266	—	266
Repayments of Gold Key Lease financing	—	—	(1,633)	—	(1,633)
Proceeds from Mexican development banks loan	—	—	400	—	400
Repayment of Chrysler Receivables SPV, LLC loan	—	—	(123)	—	(123)
Net repayment of other financial liabilities	(45)	—	(42)	—	(87)
Dividends issued to subsidiaries	—	(19)	(90)	109	—
Net increase (decrease) in loans to subsidiaries	(64)	2	(229)	291	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(109)	(17)	(1,451)	400	(1,177)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—
Net change in cash and cash equivalents	2,243	(53)	208	—	2,398
Cash and cash equivalents at beginning of period	3,148	131	2,583	—	5,862

Cash and cash equivalents at end of period	$5,391	$78	$2,791	$—	$8,260

Note 18. Subsequent Events

On October 26, 2011, the UAW ratified a new four-year national collective bargaining agreement, covering approximately 26,000 U.S. hourly and salary UAW represented employees. The provisions of this agreement include a $3,500 ratification bonus, $1,750 of which is payable within 30 days of ratification and $1,750 of which is payable upon our achievement of a financial milestone, and performance and quality bonuses totaling $4,000 over the contract period, with the potential of up to an additional $1,000 paid annually based on our achievement of certain metrics. In addition, the agreement provides UAW represented employees with a simplified profit sharing plan that is directly aligned with our profitability. We are currently evaluating the financial impact of the remaining terms of the contract.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

Chrysler Group LLC

Auburn Hills, MI

We have audited the accompanying consolidated balance sheets of Chrysler Group LLC and subsidiaries (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations, members’ deficit, and cash flows for the year ended December 31, 2010 and the period from June 10, 2009 (inception) to December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Chrysler Group LLC and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the year ended December 31, 2010, and the period from June 10, 2009 (inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

February 25, 2011

(May 6, 2011 as to Note 24 and December 20, 2011 as to Note 23)

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of dollars)

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Revenues, net	$41,946	$17,710
Cost of sales	35,886	16,111

GROSS MARGIN	6,060	1,599
Selling, administrative and other expenses	3,797	4,336
Research and development expenses (Note 3)	1,500	626
Restructuring expenses, net (Note 21)	48	34
Interest expense (Note 5)	1,276	470
Interest income	(48)	(111)

LOSS BEFORE INCOME TAXES	(513)	(3,756)
Income tax expense (Note 13)	139	29

NET LOSS	$(652)	$(3,785)

See accompanying notes to consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions of dollars)

	December 31, 2010	December 31, 2009
CURRENT ASSETS:
Cash and cash equivalents	$7,347	$5,862
Restricted cash (Note 14)	304	203
Marketable securities	-	15
Trade receivables, net of allowance for doubtful accounts of $102 and $68	819	1,752
Inventories (Note 6)	3,647	2,783
Prepaid expenses and other assets (Note 10)	2,173	2,283
Deferred taxes (Note 13)	30	56

TOTAL CURRENT ASSETS	14,320	12,954
PROPERTY AND EQUIPMENT:
Property, plant and equipment, net (Note 7)	13,817	13,960
Equipment on operating leases, net (Note 8)	1,535	2,576

TOTAL PROPERTY AND EQUIPMENT	15,352	16,536
OTHER ASSETS:
Advances to related parties and other financial assets	154	183
Restricted cash (Note 14)	367	527
Goodwill (Note 9)	1,361	1,361
Other intangible assets, net (Note 9)	3,504	3,444
Deferred taxes (Note 13)	39	22
Prepaid expenses and other assets (Note 10)	352	396

TOTAL OTHER ASSETS	5,777	5,933

TOTAL ASSETS	$35,449	$35,423

CURRENT LIABILITIES:
Trade liabilities	$7,028	$5,564
Accrued expenses and other liabilities (Note 11)	7,594	12,112
Current maturities of financial liabilities (Note 12)	2,758	1,092
Deferred revenue	888	667
Deferred taxes (Note 13)	85	68

TOTAL CURRENT LIABILITIES	18,353	19,503
LONG-TERM LIABILITIES:
Accrued expenses and other liabilities (Note 11)	9,961	11,084
Financial liabilities (Note 12)	10,973	8,459
Deferred revenue	580	552
Deferred taxes (Note 13)	71	55

TOTAL LONG-TERM LIABILITIES	21,585	20,150
Commitments and contingencies (Note 14)	-	-

MEMBERS' DEFICIT
Membership Interests
Class A Membership Interests - 800,000 units authorized, issued and outstanding	-	-
Class B Membership Interests - 200,000 units authorized, issued and outstanding	-	-
Contributed capital	1,399	409
Accumulated losses	(4,437)	(3,785)
Accumulated other comprehensive loss	(1,451)	(854)

TOTAL MEMBERS' DEFICIT	(4,489)	(4,230)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$35,449	$35,423

See accompanying notes to consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of dollars)

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(652)	$(3,785)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment and intangible assets	2,692	1,428
Depreciation of equipment on operating leases	359	159
Net amortization of favorable and unfavorable lease contracts	13	16
Changes in deferred taxes	55	65
Non-cash interest accretion, primarily related to debt discounts, debt issuance costs and fair value adjustments (Note 5)	244	112
Payable-in-kind interest (Note 5)	68	310
Net loss on disposal of property, plant and equipment, equipment on operating leases and intangible assets	29	8
Non-cash adjustments to restructuring reserve estimates, net (Note 21)	(227)	(8)
Non-cash stock-based compensation expense (Note 17)	35	1
Collection of pension receivable - Daimler (Note 18)	200	200
Pension and OPEB contributions (Note 18)	(662)	(766)
Reimbursements of OPEB contributions resulting from
Canadian Health Care Trust Settlement (Note 18)	53	-
Payments associated with the Canadian Health Care Trust Settlement (Note 18)	(160)	-
Canadian Healthcare Trust Settlement loss (Note 18)	46	-
Loss on remeasurement of VEBA Trust Note and Membership Interests (Note 18)	-	2,051
Collection of tax indemnity recoverable - Daimler (Note 13)	377	-
Changes in accrued expenses and other liabilities	845	1,278
Changes in other operating assets and liabilities (2009 period is net of 363 Transaction):
-inventories	(860)	258
-trade receivables	931	(24)
-trade liabilities	1,469	1,857
-other assets and liabilities	(660)	(825)

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,195	2,335

See accompanying notes to consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

(In millions of dollars)

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,195	2,335

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(2,385)	(1,088)
Proceeds from disposals of property, plant and equipment	13	33
Proceeds from disposals of equipment on operating leases	1,109	738
Change in restricted cash	60	366
Change in loans and notes receivable	36	7
Payment to Old Carco LLC related to 363 Transaction (Note 2)	-	(2,000)
Cash acquired related to 363 Transaction (Note 2)	-	1,694
Proceeds from the USDART (Note 14)	-	500

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,167)	250

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Mexican development banks loan (Note 12)	400	-
Repayment of Chrysler Receivables SPV loan (Note 12)	(123)	-
Repayment of Canadian Health Care Trust Notes (Note 12)	(45)	-
Proceeds from U.S. Treasury (Note 12)	-	4,576
Proceeds from Export Development Canada (Note 12)	-	355
Repayment of Warranty SPV loan (Note 19)	-	(280)
Repayment of Auburn Hills Headquarters loan (Note 12)	(12)	(95)
Proceeds from Gold Key Lease financing (Note 12)	266	-
Repayments of Gold Key Lease financing (Note 12)	(1,903)	(1,248)
Net repayment of other financial liabilities	(109)	(40)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,526)	3,268

Effect of exchange rate changes on cash and cash equivalents	(17)	9

Net change in cash and cash equivalents	1,485	5,862
Cash and cash equivalents at beginning of period	5,862	-

Cash and cash equivalents at end of period	$7,347	$5,862

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, net of capitalized interest	$(1,148)	$(235)
Income tax (payments) refunds, net	(40)	10

SUPPLEMENTAL DISCLOSURES OF NON-CASH FLOW INVESTING AND FINANCING ACTIVITIES:
Reclassification of VEBA Trust Note and related discount from Accrued Expenses and Other Liabilities to Financial Liabilities (Note 18)	3,854	-
Satisfaction of contribution receivable for the VEBA Trust Membership Interests (Note 18)	990	-
Settlement of CAW retiree OPEB obligation in exchange for
Canadian Health Care Trust Notes (Note 18)	1,087	-
Capitalized interest on VEBA Trust Note (Note 12)	123	-

See accompanying notes to consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT

(In millions of dollars)

	Contributed Capital	Accumulated Losses	Comprehensive Loss	Accumulated Other Comprehensive Loss	Total
Balance at June 10, 2009	$-	$-		$-	$-

VEBA Trust contribution, net (a)	-				-
Fiat intellectual property contribution	320				320
United States Department of the Treasury contribution	72				72
Canada CH Investment Corporation contribution	17				17
Net loss		(3,785)	$(3,785)		(3,785)
Other comprehensive loss:
Foreign currency translation adjustments (b)			58
Defined benefit plan adjustments:
Actuarial loss (b)			(913)
Prior service credit (b)			1

Other comprehensive loss			(854)	(854)	(854)

Comprehensive loss			$(4,639)

Balance at December 31, 2009	$409	$(3,785)		$(854)	$(4,230)

VEBA Trust contribution (Note 18)	990				990
Net loss		(652)	$(652)		(652)
Other comprehensive loss:
Unrealized loss on derivatives (b)			(32)
Foreign currency translation adjustments (b)			(107)
Defined benefit plan adjustments:
Actuarial loss (b)			(463)
Prior service credit (b)			5

Other comprehensive loss			(597)	(597)	(597)

Comprehensive loss			$(1,249)

Balance at December 31, 2010	$1,399	$(4,437)		$(1,451)	$(4,489)

(a) The fair value of the VEBA Trust Membership Interests as of June 10, 2009 and December 31, 2009, was $479 million and $990 million, respectively. These amounts were offset by a contribution receivable of an equivalent amount. Refer to Note 18, Employee Retirement and Other Benefits, for additional information.

(b) Net of $0 of taxes.

See accompanying notes to consolidated financial statements.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1.  Background and Nature of Operations

For purposes of these financial statements, unless otherwise specified, the terms “we,” “us,” “our,” “Chrysler Group” or the “Company” refer to Chrysler Group LLC and its consolidated subsidiaries, or any one or more of them, as the context may require, “Old Carco” refers to Old Carco LLC f/k/a Chrysler LLC and its consolidated subsidiaries, or any one or more of them, as the context may require, and “Fiat” refers to Fiat S.p.A, a corporation organized under the laws of Italy, and its consolidated subsidiaries, or any one or more of them, as the context may require.

Background

Chrysler Group LLC was formed on April 28, 2009, as a Delaware limited liability company. On June 10, 2009 (the “Transaction Date”), we purchased the principal operating assets and assumed certain liabilities of Old Carco and its principal domestic subsidiaries, in addition to acquiring the equity of Old Carco’s principal foreign subsidiaries, in exchange for $2.0 billion in cash under the terms of a Master Transaction Agreement among the Company, Fiat and Old Carco and certain of its subsidiaries in a transaction approved by the United States Bankruptcy Court for the Southern District of New York pursuant to section 363 of the United States Bankruptcy Code (the “363 Transaction”). In connection with the closing of the 363 Transaction, we received capital contributions from the United Auto Workers’ Retiree Medical Benefits Trust (the “VEBA Trust”), Fiat, the United States Department of the Treasury (the “U.S. Treasury”) and Canada CH Investment Corporation (“Canada CH”) in exchange for ownership interests in the Company of 67.7 percent, 20.0 percent, 9.8 percent and 2.5 percent, respectively. Canada CH is a wholly-owned subsidiary of Canada Development Investment Corporation. Canada Development Investment Corporation is a Canadian federal Crown Corporation, meaning that it is a business corporation established under the Canada Business Corporations Act, owned by the federal Government of Canada. Refer to Note 12, Financial Liabilities, Note 18, Employee Retirement and Other Benefits, Note 19, Other Transactions with Related Parties, and Note 24, Subsequent Events, for additional information.

Nature of Operations

The nature of our primary operations includes the design, engineering, manufacture and wholesale distribution of passenger cars, utility vehicles, which include sport utility vehicles and crossover vehicles, minivans, pick-up trucks and medium duty trucks under the brand names Chrysler, Jeep, Dodge and Ram. Our vehicles, as well as parts and accessories, including those sold under the Mopar brand name, are primarily produced and distributed in our principal markets of the U.S., Canada and Mexico. Our products are sold in more than 120 countries around the world. The majority of our operations, sales, independent dealers and employees are in North America, primarily in the U.S. Vehicle, parts and accessories sales outside of North America are primarily through our international distribution centers, which in turn sell to local independent dealers. We refer to our international distribution centers, which are wholly-owned subsidiaries that distribute our products in certain countries outside of North America, as national sales companies (“NSCs”). In 2010, Fiat assumed the management of our distribution and sales operations in select European countries, pending Fiat’s appointment as our general distributor in Europe in June 2011. Beginning in October 2010, we assumed responsibility for the distribution of Fiat vehicles and service parts in Mexico. Refer to Note 19, Other Transactions with Related Parties, for additional information.

Retail Financing

In August 2010, we entered into an Auto Finance Operating Agreement with Ally Financial Inc. (“Ally”), which replaced our prior arrangements with Ally. Pursuant to the terms of the agreement, Ally provides wholesale and retail financing to our dealers and retail customers in the U.S., Canada and Mexico in accordance with its usual

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1.  Background and Nature of Operations - Continued

Retail Financing - Continued

and customary lending standards. During 2010, and in an effort to expand financing options for our U.S. retail customers, we entered into agreements with Santander Consumer USA, Inc. for loans to sub-prime retail customers and with U.S. Bank, N.A. for lease financing. Additionally, Chrysler Canada Inc. (“Chrysler Canada”) has arrangements with a number of financial institutions to provide a variety of retail financing programs to our Canadian retail customers. Refer to Note 12, Financial Liabilities, and Note 14, Commitments, Contingencies and Concentrations, for additional information regarding our relationship with Ally.

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting

Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All inter-company transactions have been eliminated in consolidation.

Capitalization

Fiat

We acquired the principal operating assets and assumed certain liabilities of Old Carco and its principal domestic subsidiaries, as well as, acquired the equity of Old Carco’s principal foreign subsidiaries. We issued membership interests to our members in exchange for their contributions, which we valued as follows:

We recorded the intellectual property contributed by Fiat at its fair value of $320 million, which was determined using the relief from royalty method. The significant assumptions used in this method included the following:

•	Forecasts of revenues for vehicles expected to be manufactured in the future utilizing Fiat intellectual property;

•	A royalty rate based on licensing arrangements for the use of technology in the automotive industry and related industries;

•	Estimated costs expected to be incurred to allow the Fiat intellectual property to be used on vehicles sold in North America;

•	Estimated tax expense a market participant would incur on the net royalties; and

•

An after-tax discount rate of 18 percent commensurate with the perceived business risks related to the cash flows attributable to the Fiat intellectual property. This discount rate is lower than the estimated after-tax weighted average cost of capital, or WACC, of 19.5 percent used to value the membership interests issued to the other members. Management believes this is appropriate because the intellectual property represents proven technology that had already been utilized by Fiat in its products.

We determined that a useful life of 10 years for the intellectual property was appropriate and consistent with our intended use of the asset, as well as the average life cycle of the products and platforms that the intellectual property will be used in.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Capitalization - Continued

VEBA Trust

In connection with the 363 Transaction, we entered into the VEBA Settlement Agreement with the UAW whereby the VEBA Trust agreed to assume responsibility for certain health care claims incurred by certain of our retirees. In accordance with the terms of the VEBA Settlement Agreement, we issued to the VEBA Trust the VEBA Trust Note with a face value of $4,587 million as well as membership interests representing an initial 67.7 percent ownership interest in the Company. The terms of the VEBA Settlement Agreement and the recognition and valuation of the VEBA Trust Note and VEBA Trust Membership Interests are discussed in Note 18, Employee Retirement and Other Benefits.

United States Department of the Treasury and the Canada CH Investment Corporation

On June 10, 2009, we issued membership interests to the U.S. Treasury and Canada CH in consideration for the credit facilities and financing provided by the U.S. and Canadian governments. We recorded their membership interests at their fair values of $72 million and $17 million, respectively, which were determined using a discounted cash flow model as discussed below. We recognized these contributions as a deferred charge representing the fair value of the undrawn credit facilities and as a discount to the face value of the financing. Deferred charges of $65 million, of which $48 million related to U.S. Treasury and $17 million related to Canada CH, were recognized in prepaid expenses and other assets for the undrawn credit facilities, which will be amortized on a straight-line basis over the term of the credit facilities. Additionally, $24 million was recognized as a discount to the financing received from the U.S. Treasury, which will be accreted over the term of the loans utilizing the effective interest method.

The fair value of the U.S. Treasury’s and Canada CH’s membership interests was determined by subtracting the face value of the Company’s debt from an enterprise value established using a discounted cash flow model. The key inputs to the model included:

•	Annual projections through 2014 prepared by management that reflect the estimated after-tax cash flows a market participant would expect to generate from operating the business;

•

A terminal value which was determined using a growth model that applied a 2.0 percent long-term growth rate to our projected after-tax cash flows beyond 2014. The long-term growth rate was based on our internal projections as well as industry growth prospects;

•	An estimated after-tax WACC of 19.5 percent; and

•	Projected worldwide factory shipments ranging from 1.6 million vehicles in 2010 to 2.8 million vehicles in 2014.

The fair value of the undrawn credit facilities was estimated considering the probability the facilities would be drawn and the difference between their contractual interest rates and the estimated market rates at June 10, 2009, taking in to account the Company’s estimated creditworthiness.

Membership Interests

Our Amended and Restated Limited Liability Company Operating Agreement, dated as of June 9, 2009, as amended (“LLC Operating Agreement”) governs the rights and privileges associated with the Class A

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Membership Interests - Continued

and Class B Membership Interests held by our members, arrangements for the issuance of additional membership interests in certain circumstances, distributions to holders of our membership interests, management and oversight of our business and operations, restrictions on transferability of membership interests and the periodic reporting of information to our members.

We have two authorized classes of membership interests. Our Class B Membership Interests were originally issued to and are held by Fiat. Our Class A Membership Interests were originally issued to and are held by the U.S. Treasury, a company owned by Canada CH and several special purpose corporations formed and owned by the VEBA Trust. The holders of our membership interests are not liable to us to make any additional capital contributions with respect to such interests (except as otherwise required by Section 18-607 and 18-804 of the Delaware Limited Liability Company Act, or LLC Act).

None of our membership interests benefit from any right to redemption.

Rights to Receive Allocations and Distributions

The holder of our Class B Membership Interests shares proportionately in our net income or loss and is entitled to receive distributions from us proportionately with the Class A Membership Interests. Upon liquidation, the holder of our Class B Membership Interests may be entitled to share ratably with the holders of our Class A Membership Interests in our remaining assets after accounting for: (i) the costs and expenses of any winding up, liquidation and termination of us; (ii) payment to our creditors; and (iii) establishment of the necessary reserves to meet any and all of our contingent and unforeseen liabilities or obligations.

Prior to our repayment in full of our obligations under our credit facilities with the U.S. Treasury and Export Development Canada (“EDC”), no distributions are to be made in respect of membership interests other than distributions made pro rata to members such that no member receives less than such member’s Tax Amount (as defined in the LLC Operating Agreement).

Voting Rights

The holder of our Class B Membership Interests is entitled to vote along with holders of our Class A Membership Interests on any and all matters that would require approval of the members under our LLC Operating Agreement.

Certain holders of our Class A Membership Interests have agreed pursuant to a separate shareholders agreement to vote their membership interests as recommended by our independent directors. Specific provision has been made for election of directors as described below.

Management of the Company

We are managed by a Board which has exclusive and complete authority and discretion to manage our operations and affairs and to make all decisions regarding our business. Any action authorized by the Board will constitute an act of ours and serve to bind us. Authorized actions by the Board require an affirmative vote of a majority of the directors present at a meeting at which at least a majority of the entire Board is present. Certain actions also require approval of at least one director appointed by the holders of our Class B Membership Interests.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Membership Interests - Continued

Ownership

Subject to certain specific exceptions, the rights and privileges of the Class A and Class B Membership Interests are identical. The Class B Membership Interests originally represented a 20 percent ownership interest which we and our members agreed would be subject to increase in certain circumstances, which we refer to as the Class B Events. In particular, upon the occurrence of each of the Class B Events, the ownership interest held by Fiat and represented by the Class B Membership Interests will increase by 5 percent, for an aggregate increase of 15 percent, if all three Class B Events occurred. A Class B Event would occur in the following circumstance:

•

Technology Event: If we receive regulatory approval to produce an engine in the U.S. based on Fiat’s Fully Integrated Robotised Engine, or FIRE, family (or another engine agreed to by Fiat and the U.S. Treasury) and we irrevocably commit to begin commercial production of the engine;

•

Distribution Event: If we record cumulative revenues following June 10, 2009 of $1.5 billion or more attributable to sales outside of Canada, Mexico and the U.S. and we execute franchise agreements covering at least 90 percent of Fiat’s automobile dealers in Latin America pursuant to which such dealers will carry Chrysler Group products; and

•

Ecological Event: If we receive regulatory approval for an automobile based on a Fiat platform or vehicle technology that has a fuel efficiency rating of at least 40 combined miles per gallon and we irrevocably commit to begin assembly in commercial quantities in the U.S.

We are obligated to make commercially reasonable efforts to encourage, facilitate and promote the completion of these Class B Events in a timely and efficient manner, including by providing funding, headcount and other resources needed to achieve them.

If the remaining Class B events do not occur by January 1, 2013, the corresponding increase in the ownership interest represented by the Class B Membership Interests will not be made. At that time, or earlier upon the consummation of an initial public offering (“IPO”) by us, the Class B Membership Interests will convert to Class A Membership Interests at the then-existing percentage ownership interest representing the Class B Membership Interests.

Refer to Note 24, Subsequent Events, for additional information regarding events that have occurred subsequent to December 31, 2010 related to this matter.

Board of Directors

Under the LLC Operating Agreement, we are managed under the oversight and direction of our Board, which consists of nine members. Our Board is required to consist of a majority of independent directors unless Fiat acquires a majority ownership interest in us. Those members were selected as follows:

•	Class B Member:

•

Fiat. Fiat appointed three directors and may continue to do so as long as it retains at least its original Class B Membership Interest. If Fiat’s ownership interest equals or exceeds 35 percent by virtue of completion of the Class B Events, it may designate a fourth director, and if Fiat holds a

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Membership Interests - Continued

Board of Directors - Continued

majority ownership interest it may designate five directors, at least one of whom must be “independent” under New York Stock Exchange rules. Fiat has pledged a portion of its ownership interest in Chrysler Group to the U.S. Treasury to secure certain of our obligations under our loan from the U.S. Treasury. If that pledge is foreclosed, the right to designate one or more directors may become vested in the U.S. Treasury. The pledge terminates if the obligations outstanding and undrawn commitment total less than $4.8 billion.

•	Class A Members:

•

VEBA Trust. For so long as the VEBA Trust or its wholly-owned subsidiaries retain an ownership interest of 15 percent or more, it may designate one director, whose appointment is also subject to the prior written consent of the International Union, United Automobile Aerospace and Agriculture Implement Workers of America (“UAW”).

•

Canada CH. Until the date that all obligations under the EDC credit facility are repaid and all commitments terminated, Canada CH or any transferee that is also wholly-owned by the Canadian government may designate one director who qualifies as an “independent” director.

•

U.S. Treasury. The U.S. Treasury initially designated four directors, at least two of whom were required to be “independent.” If Fiat becomes entitled to designate a fourth director, the term of one director initially designated by the U.S. Treasury shall immediately expire and that director will resign. If Fiat becomes entitled to designate five directors, one of the remaining three directors initially designated by the U.S. Treasury will resign (beginning with the non-independent initial director, if any).

If a member with a continuing right to designate directors (i.e., Fiat, Canada CH or the VEBA Trust) is no longer a member, it shall cause its appointed directors to resign or be removed.

The four directors initially designated by the U.S. Treasury serve one year terms. Our other directors serve an initial term not to exceed three years, and subsequent terms not to exceed one year. Directors may serve an unlimited number of consecutive terms, and shall hold office until a successor is duly elected, or if earlier, until death, resignation or removal from office.

If we have a vacancy in our Board because of the death, resignation or removal of a director designated as described above, or because a director’s term of office has expired, that vacancy will be filled by the member who originally designated such director, except in the case of the U.S. Treasury or if such member is no longer entitled to designate the director, in which case the vacancy shall be filled by a Board committee comprised solely of “independent” directors.

We are required to hold meetings of our Board at least four times during each 12 month period and once during each three-month period. Special Board meetings may be called at the request of our Chairman or any two directors. The presence of a majority of the voting authority of the Board, including one director appointed by each of Fiat, Canada CH, the VEBA Trust and the U.S. Treasury (so long as such member is entitled to appoint a director), is necessary to constitute a quorum. The Board may also act by unanimous written consent in lieu of a meeting.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Membership Interests - Continued

Fiat Rights

Fiat has certain special rights under the LLC Operating Agreement which reflect Fiat’s special role as our industrial partner.

•

Management. In addition to its Board appointment rights, Fiat has the right to appoint an independent director to our Audit Committee and Compensation Committee and has the right to designate the Chairman of our Executive Committee. In addition, for as long as Fiat’s ownership interest in us is at least 20 percent, the appointment of our Chief Executive Officer requires Fiat’s prior consent.

•

Major Decisions: A number of significant matters require approval by the affirmative vote of a majority of our Board, which for so long as Fiat holds at least a 20 percent ownership interest in us, must include the affirmative vote of at least one director selected by Fiat. These “major decisions” are:

•	an initial public offering;

•	any amendment to the LLC Operating Agreement or our other organizational documents;

•	any merger, business combination, consolidation, corporate reorganization or any transaction constituting a change of control of us;

•	any sale, transfer or other disposition of a substantial portion of our assets (together with our subsidiaries, as a whole);

•	a material change in our business purpose;

•	an opening or re-opening of a major production facility;

•	any capital expenditure, investment or commitment (or series of related expenditures, investments or commitments) by us in excess of $250 million;

•	any liquidation proceeding involving us;

•	any proposal or action by us that is not in accordance with our business plan and/or annual operating budget; and

•

any decisions over which we granted approval rights to the U.S. Treasury under the U.S. Treasury loan or any other related agreements with any governmental entity having jurisdiction over us or any of our subsidiaries or our subsidiaries’ property or assets, including the U.S. and Canada.

In accordance with the LLC Operating Agreement, our independent directors have appointed a business dispute designee to work with Fiat from time to time to assist in determining or resolving disputes regarding any of the following matters in which both we and Fiat may be involved:

•	related party transactions and projects with Fiat involving expenditures of more than $100 million;

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Membership Interests - Continued

Fiat Rights - Continued

•	specific vehicle, platform and powertrain programs contemplated by our 2010-2014 business plan prior to the designation of authority to spend with respect to such program; and

•	whether and to what extent any of the principal alliance agreements with Fiat should be amended.

Rights and Duties of Members

Members have no right to take part in our management or operation other than through the Board, nor may a member take action on behalf of us without the prior written approval of our Board. Except as required by law, members are not entitled to any rights of dissent or appraisal rights with respect to any transaction which we may undertake.

The affirmative vote of the holders of a majority of our membership interests is required to:

•

Redeem, purchase or otherwise acquire any of our membership interests, except for the repurchase of membership interests from employees, officers, directors, consultants or other persons performing services that were issued membership interests pursuant to an employment or other agreement, or an equity or similar plan under which we have the option or obligation to repurchase such interests;

•

Authorize any new class of membership interests, increase the size of any class of membership interests or issue any new membership interests, other than those authorized to be issued under the LLC Operating Agreement;

•

Adopt an equity or similar plan or issue membership interests to directors, officers, employees or consultants primarily for compensatory purposes except pursuant to an option approved by a majority of the membership interests then outstanding; and

•	Change our independent auditors or materially change our accounting policies.

Meetings of our members may be called at any time by two directors, our Chairman of the Board or our Chief Executive Officer. Written notice must be given not less than 10 nor more than 30 business days before the meeting. The presence of holders of a majority of outstanding voting membership interests, present in person or represented by proxy, shall constitute a quorum; provided that the presence of Fiat and the U.S. Treasury, for so long as they remain members, is required for a quorum to exist.

Any action that may be taken at any meeting of members may be taken without a meeting by the written consent of the members holding outstanding voting membership interests sufficient to approve such action.

Issuance and Transfer of Membership Interests

In addition to the potential that Fiat’s ownership interest may increase by up to an additional 10 percent upon the occurrence of the remaining Class B Events, we and certain of our members have entered into a number of other arrangements that may affect the ownership of our membership interests. These include a call option we granted to Fiat under the LLC Operating Agreement, options granted by several of our members in favor of Fiat and as provided in an equity recapture agreement between the VEBA Trust and the U.S. Treasury, and preemptive rights under the LLC Operating Agreement.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Rights and Duties of Members - Continued

Issuance and Transfer of Membership Interests - Continued

Call Option from Chrysler. Between January 1, 2013 and June 30, 2016, Fiat may exercise the following call options to acquire Class A Membership Interests:

•

Alternative Call Option: If one or more of the Class B Events has not occurred by January 1, 2013, Fiat may acquire additional Class A Membership Interests such that Fiat’s total interest would increase by 5 percent in the aggregate for each Class B Event that has not occurred.

•

Incremental Equity Call Option: Fiat may acquire additional Class A Membership Interests such that Fiat’s total ownership interest may increase by up to 16 percent in the aggregate. This option is exercisable only so long as the sum of the principal and unfunded commitments under the U.S. Treasury loans and the EDC loans does not exceed approximately $4 billion.

The price of the membership interests acquired in connection with the exercise of either of these options will depend on whether or not we have completed a Chrysler Group IPO at the time the option is exercised. If a Chrysler Group IPO has not occurred, the exercise price for both of these options is determined using a defined market-based multiple, not to exceed Fiat’s multiple, applied to our reported EBITDA for the most recent four quarters less our net industrial debt. If exercised contemporaneously with a Chrysler Group IPO, the exercise price for both options will be equal to the initial public offering price. Subsequent to a Chrysler Group IPO, the exercise price is determined by reference to a volume-weighted average price per share of our common stock. In any of the scenarios described above, Fiat’s ownership interest will increase through dilution of the other members’ ownership interests.

Fiat may exercise these options prior to January 1, 2013 if the U.S. Treasury loans and the EDC loans have been repaid in full. Fiat’s ownership interest cannot exceed 49.9 percent until the government loans have been repaid in full.

Other Call Options and Equity Arrangements. The U.S. Treasury has granted Fiat a call option on the Class A Membership Interests held by U.S. Treasury (including those acquired by the U.S. Treasury under the equity recapture agreement described below). This call option has the same post-IPO pricing terms as the call option under the LLC Operating Agreement. The pre-IPO option price is to be a negotiated price or, absent agreement, a price established by the average of the closest estimated values determined by two of three investment banks. This option is exercisable during the 12-month period following the repayment in full of the U.S. Treasury loans.

The VEBA Trust has granted Fiat a call option on a portion of the Class A Membership Interests held by the VEBA Trust. This call option has the same pricing terms as the call option under the LLC Operating Agreement. It is exercisable from July 1, 2012 to June 30, 2016 provided that it covers 40 percent of the membership interests originally issued to the VEBA Trust and may be exercised for no more than 8 percent of such membership interests in any six month period.

The U.S. Treasury and the VEBA Trust are parties to an equity recapture agreement that is intended to provide to U.S. Treasury the economic benefit associated with the membership interests held by the VEBA Trust in excess of a threshold amount of $4.25 billion plus 9 percent per annum from January 1, 2010. Once the VEBA Trust receives proceeds in such amount, any additional proceeds payable to the VEBA Trust and any membership interests retained by the VEBA Trust are to be transferred to the U.S. Treasury for no further consideration. In

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Rights and Duties of Members - Continued

Issuance and Transfer of Membership Interests - Continued

addition, the equity recapture agreement provides for interim and final settlements of one-third, one-half and 100 percent of the value in 2014, 2016 and 2018, respectively, if the VEBA Trust has not sold a specified amount of our equity by that time.

Transferability. In addition to the right of the VEBA Trust to transfer its membership interests to Fiat pursuant to the call option agreement or to U.S. Treasury pursuant to the equity recapture agreement, permitted transfers by our members include the following:

•	U.S. Treasury and Canada CH may transfer their membership interests if Fiat reasonably determines that the proposed transferee is not a competitor, or an affiliate of a competitor, of Fiat;

•	Any member may transfer its membership interests in connection with a Chrysler Group IPO, preemptive rights or the exercise of registration rights;

•	Any member may transfer its membership interests to one of its own Controlled Affiliates, as defined in the LLC Operating Agreement;

•

Prior to the first anniversary of the repayment of our U.S. Treasury loans or the EDC loans in full, Fiat may transfer its membership interests with the prior written consent of the U.S. Treasury or EDC; and

•	On or after the first anniversary of the repayment of the U.S. Treasury loans and EDC loans in full, Fiat may transfer its membership interests at any time.

Fiat may not terminate its rights as a member prior to June 10, 2011. Fiat must surrender its membership interests in Chrysler Group if we are the terminating party of the master industrial agreement or if Fiat exercises its right to terminate the master industrial agreement at any time after June 10, 2011 and such termination occurs prior to the earlier of the date that the Class B Events are achieved or June 10, 2013. Each other member may resign prior to the dissolution of Chrysler Group only upon the assignment of the entirety of its membership interests.

If the VEBA Trust seeks to transfer its membership interests, it must provide notice to Fiat and Fiat will have an irrevocable non-transferable first option to purchase all or a portion of the offered securities at the same price and on the same terms and conditions as the proposed transfer. If Fiat fails to exercise the first option or exercises the first option in part, the selling member shall give notice to each non-Fiat member and to us. Each of those members will have an irrevocable non-transferable option to purchase all or a portion of the remaining offered securities at the same price and on the same terms and conditions as the proposed transfer.

Fiat has granted co-sale rights to the other members, which shall have the right to include a number of membership interests in any proposed transfer by Fiat if those members exercise their co-sale rights under the LLC Operating Agreement. If the proposed transferee fails to purchase the other member’s offered interests, then Fiat shall not be permitted to make the proposed transfer.

Preemptive Rights. As long as any of our members has an aggregate ownership interest of at least 10 percent, which we refer to as a 10% Member, prior to a Chrysler Group IPO, we may not:

•

issue additional membership interests unless, prior to such issuance we offer such membership interests to each such 10% Member at the same price per interest and upon the same terms and conditions; or

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Rights and Duties of Members - Continued

Issuance and Transfer of Membership Interests - Continued

•

consummate any capital contribution transaction unless, prior to the consummation of such capital contribution, we offer such 10% Member the right to consummate such a capital contribution on the same terms and conditions.

These rights terminate upon the earlier of a Chrysler Group IPO or a liquidation proceeding.

Business Combination Accounting

We accounted for the 363 Transaction utilizing the acquisition method of accounting in accordance with the accounting guidance related to business combinations. We paid $2 billion in cash consideration to Old Carco in connection with the 363 Transaction. This consideration was funded by proceeds from our U.S. Treasury first lien credit agreement. Goodwill of $1,361 million was calculated as the excess of the consideration transferred to the creditors of Old Carco in the 363 Transaction over the June 10, 2009 values recognized for the identifiable assets acquired and the liabilities assumed. Goodwill represents the future economic benefits arising from other assets acquired as part of the 363 Transaction that do not meet the separability criteria of the business combinations accounting guidance.

The following summarizes the estimated values of the assets acquired and liabilities assumed on June 10, 2009 (in millions):

Consideration transferred		$2,000

Cash and cash equivalents	1,694
Restricted cash	1,079
Marketable securities	16
Trade receivables	1,731
Inventories	3,040
Property, plant and equipment	14,242
Equipment on operating leases	3,415
Prepaid expenses and other assets	3,278
Advances to related parties and other financial assets	185
Deferred taxes	120
Other intangible assets	3,219

Total assets acquired	32,019

Trade liabilities	3,782
Accrued expenses and other liabilities	20,557
Financial liabilities	5,659
Deferred revenue	1,262
Deferred taxes	120

Total liabilities assumed	31,380

Value of net assets acquired		639

Goodwill (excess of consideration transferred over value of net assets)		$1,361

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Business Combination Accounting - Continued

In applying the accounting guidance related to business combinations, we recorded the assets acquired and the liabilities assumed from Old Carco at fair value, except for certain pre-acquisition contingent liabilities for which fair value was not determinable, deferred income taxes and certain liabilities associated with employee benefits, which were recorded according to other accounting guidance. These adjustments are final and no determinations of fair value are considered provisional. The significant assumptions related to the valuation of our assets and liabilities recorded in connection with the 363 Transaction are discussed below.

Trade Receivables

We recorded trade receivables with a fair value of $1,731 million, which takes into account the risk that not all contractual amounts owed us will be collected. Contractual amounts due to us for acquired trade receivables amounted to $1,827 million. Due to the short-term nature of the acquired trade receivables, management did not expect cash collections for trade receivables to differ materially from the fair value recognized.

Inventories

We recorded inventories at a fair value of $3,040 million, which was determined as follows:

•

Finished products were determined based on the estimated selling price of finished products on hand less costs to sell, including disposal and holding period costs, as well as a reasonable profit margin on the selling and disposal effort for each specific category of finished products being evaluated;

•

Work in process was determined based on the estimated selling price once completed less total costs to complete the manufacturing process, costs to sell including disposal and holding period costs, as well as a reasonable profit margin on the remaining manufacturing, selling and disposal effort; and

•	Raw materials were determined based on current replacement cost.

Property, Plant and Equipment

We recorded property, plant and equipment, which includes land, buildings, leasehold improvements, machinery, equipment, construction in progress and special tooling, at a fair value of $14,242 million. The fair value was based on the premise of highest and best use.

The cost approach was applied in determining fair value for certain assets related to buildings, leasehold improvements and the majority of our machinery, equipment and special tooling. This method considers the amount required to construct or purchase a new asset of equal utility at current prices, with adjustments in value for physical deterioration, as well as functional and economic obsolescence. Economic obsolescence represents a loss in value due to unfavorable external conditions, such as the economics of the automotive industry as of June 10, 2009. Economic obsolescence was estimated based on expectations of the highest and best use of the property, plant and equipment, which generally contemplated an in-use valuation premise. Land was valued using the comparable sales method, which is a market approach that uses recent transactions for similar types of real property as a basis for estimating the fair value of the land acquired.

Equipment on Operating Leases

We recorded equipment on operating leases for which we are the lessor at a fair value of $3,415 million, which was based on the market value of comparable assets.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Business Combination Accounting - Continued

Intangible Assets

We recorded intangible assets at a fair value of $3,219 million. The following is a summary of the methods used to determine the fair value of our significant intangible assets:

•	The relief from royalty method was used to calculate the fair value of brand names of $2,210 million. The significant assumptions used in this method included:

•	Forecasted revenue for each brand name (Chrysler, Jeep, Dodge, Ram and Mopar);

•	Royalty rates based on licensing arrangements for the use of brands and trademarks in the automotive industry and related industries;

•	Estimated tax expense a market participant would incur on the net royalties;

•	After-tax discount rates ranging from 19 percent to 26 percent based on an estimated WACC and adjusted for perceived business risks related to these intangible assets; and

•	Indefinite economic lives for the acquired brands.

•

The cost approach was used to calculate the fair value of the acquired dealer networks of $384 million. The fair value of the acquired dealer networks was determined based on our estimated costs to re-create the dealer networks, which took into consideration an estimate of an optimal number of dealers.

•	The relief from royalty method was used to calculate the fair value of patented and unpatented technology of $208 million. The significant assumptions used included:

•	Forecasted revenue for each technology category;

•	Royalty rates based on licensing arrangements for similar technologies and obsolescence factors by technology category;

•	Estimated tax expense a market participant would incur on the net royalties;

•	After-tax discount rates ranging from 18 percent to 21 percent based on an estimated WACC and adjusted for perceived business risks related to these developed technologies; and

•	Estimated economic lives, which ranged from 4 to 10 years.

•	We recorded other intangible assets of $417 million, which included $192 million related to operating lease contracts that were favorable relative to available market terms.

Accrued Expenses and Other Liabilities

We recorded accrued expenses and other liabilities of $20,557 million, which included the following:

•

Pension and OPEB liabilities of $3,333 million and $6,506 million, respectively, measured in accordance with the accounting guidance for employee benefits discussed in Note 18. Employee Retirement and Other Benefits;

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Business Combination Accounting - Continued

Accrued Expenses and Other Liabilities - Continued

•

Other employee benefit and nonretirement post employment benefits, including workers’ compensation and supplemental unemployment benefit obligations totaling $959 million, measured in accordance with the accounting guidance for employee benefits;

•

Warranty obligations of $2,310 million measured at fair value. Fair value was determined based on the expected future cash flows to satisfy the obligations, adjusted for a profit margin that would be required by a market participant to assume the obligations and discounted to a single present value using a discount rate that considers the timing of the expected cash flows and the non-performance risk of the obligations ranging from 3.0 percent in 2009 to 18.5 percent in 2012 and later based on the timing of the claims and their relationship to other secured and unsecured obligations of the Company. We used Old Carco’s historical data regarding profit margins on its service contract business as a basis for estimating the profit margin a market participant would expect to earn on the assumed warranty obligations;

•

Various accrued expenses, including accrued sales incentives of $1,820 million; accrued income, property, excise, state, local and other taxes payable of $841 million and other items totaling $3,055 million measured at fair value; and

•

Various pre-acquisition contingencies totaling $1,733 million for which fair value was not determinable, which were measured in accordance with the accounting guidance related to contingencies as discussed below.

Deferred Revenue

We recorded deferred revenue with a fair value of $1,262 million, which primarily related to obligations assumed to fulfill service contracts. Fair value was determined based on the expected future cash flows to satisfy the obligations, adjusted for a profit margin that would be required by a market participant to assume the obligations and discounted to a present value using a discount rate that considers the timing of the expected cash flows and the non-performance risk of the obligations ranging from 3.0 percent in 2009 to 19.0 percent in 2012 and later based on the timing of the claims and their relationship to other secured and unsecured obligations of the Company. We used Old Carco’s historical data regarding profit margins on its service contract business as a basis for estimating the profit margin a market participant would expect to earn on the obligations assumed to fulfill service contracts.

Financial Liabilities

We recorded financial liabilities, including debt and capital leases, at a fair value of $5,659 million. The fair value was calculated using a discounted cash flow methodology utilizing a synthetic credit rating to estimate the non-performance risk associated with our debt instruments, adjusted where appropriate for any security interests. Market observable data for discount rates reflecting the non-performance risk of the obligations was not available at the measurement dates. Appropriate discount rates were estimated by extrapolating market observable debt yields at the measurement dates. Financial liabilities included the following:

•

Assumed obligations to the U.S. Treasury primarily relating to loans originally provided to Old Carco’s parent company, Chrysler Holding LLC (“Chrysler Holding”) with an acquisition date fair value of $716 million. Refer to Note 12, Financial Liabilities, for additional information related to the nature, terms, and amounts of the U.S. Treasury financial liabilities;

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Business Combination Accounting - Continued

Financial Liabilities - Continued

•

Notes payable to EDC with an acquisition date fair value of $695 million. Refer to Note 12, Financial Liabilities, for additional information related to the nature, terms, and amounts of the Export Development Canada financial liabilities;

•

Asset-backed securitization facilities for the Gold Key Lease portfolio with an acquisition date fair value of $3,197 million. Refer to Note 12, Financial Liabilities, for additional information related to the nature, terms, and amounts of the Gold Key Lease asset-backed securitization facilities;

•

Auburn Hills Headquarters Loan with a fair value of $207 million. Refer to Note 12, Financial Liabilities, for additional information related to the nature, terms, and amounts of the Auburn Hills Headquarters Loan; and

•	Other various financial liabilities and capital lease obligations with fair values totaling $844 million.

Pre-acquisition Contingencies for which Fair Value was not Determinable

We recorded $1,733 million relating to certain pre-acquisition contingent liabilities assumed from Old Carco in the 363 Transaction for which fair value was not determinable due to uncertainty in the timing and amount of the liability and the number of variables and assumptions in assessing the possible outcomes. Pre-acquisition contingencies for which fair value was not determinable included $1,203 million for certain warranty obligations and $530 million relating to product liabilities, including various pending legal actions and proceedings arising in connection with Old Carco’s activities as an automotive manufacturer.

Warranty obligations for which fair value was not determinable related to voluntary service actions and recall actions to address various customer satisfaction, safety and emissions issues on past vehicle sales. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective actions. The estimated future costs of these actions are based primarily on historical claims experience for our vehicles.

Fair value was also not determinable for product liabilities and various pending legal actions and proceedings arising from Old Carco’s activities as an automotive manufacturer. These contingencies included various legal proceedings, claims and governmental investigations which were pending on a wide range of topics, including: vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties; and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including airbags, seats, seat belts, brakes, ball joints transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death and in some cases include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require us to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

As the fair value of these liabilities was not determinable, they have been measured in accordance with the accounting guidance related to contingencies.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation, Capitalization and Business Combination Accounting - Continued

Business Combination Accounting - Continued

Pre-acquisition Contingencies for which Fair Value was not Determinable - Continued

We also assessed pre-acquisition contingencies for which we did not record an accrual to determine whether it was reasonably possible that the exposure relating to an individual matter could be material to our consolidated financial statements, thus requiring disclosure. On June 10, 2009, there were no such individual matters where we believed it was reasonably possible that our exposure to loss would be material to our consolidated financial statements.

Refer to Note 14, Commitments, Contingencies and Concentrations, for additional information related to these contingencies.

Note 3.  Summary of Significant Accounting Policies

Consolidation and Financial Statement Presentation

The consolidated financial statements include the accounts of our subsidiaries, certain variable interest entities (“VIEs”) where we are the primary beneficiary and entities controlled by us. Related parties that are 20 percent to 50 percent owned and subsidiaries where control is expected to be temporary are accounted for under the equity method.

We continually evaluate our involvement with VIEs to determine whether we have variable interests and are the primary beneficiary of the VIE. Based on our evaluation, we identified transactions with, or variable interests in, certain VIEs. The financial results of the VIEs in which we are the primary beneficiary are included in the accompanying Consolidated Financial Statements in accordance with the accounting guidance for consolidations. Refer to Note 4, Variable Interest Entities, for additional information regarding our VIEs.

Recent Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued an update to the guidance on the two-step goodwill impairment testing process for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform the second step of the goodwill impairment test if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. This guidance is effective for periods beginning after December 15, 2010 for public entities. We will comply with this guidance in connection with our goodwill impairment testing during 2011.

In May 2010, the FASB issued guidance that expanded the disclosure requirements for an enterprise that interacts with a country with multiple exchange rates. Specifically, in cases when the reported balance differs from the actual U.S. dollar (“USD”) denominated balances, an enterprise should make disclosures that inform users of the financial statements as to the nature of these differences. We adopted this guidance on May 1, 2010. The adoption of this guidance did not have a material effect on our consolidated financial statements.

In January 2010, the FASB issued guidance that expanded the required disclosures about fair value measurements, which is described in further detail below under Fair Value Measurements. In particular, this guidance requires (i) separate disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for such transfers, (ii) information about purchases, sales, issuances and

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Recent Accounting Pronouncements - Continued

settlements to be presented separately in the reconciliation for Level 3 fair value measurements, (iii) fair value measurement disclosures for each class of assets and liabilities and (iv) disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for items that fall in either Level 2 or Level 3. We adopted this guidance as of January 1, 2010 and it did not have a material effect on our consolidated financial statements.

In October 2009, the FASB issued accounting guidance that amends the accounting for multiple-element arrangements. It addresses how to separate deliverables and measure and allocate consideration to one or more units of accounting. The overall consideration is allocated to each deliverable by establishing a selling price for each deliverable based on the following hierarchy of evidence: (i) vendor-specific objective evidence, (ii) other third party evidence or (iii) an estimate of the selling price of each deliverable in the arrangement. This guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We adopted this guidance on January 1, 2011, and we are evaluating the potential impact on our consolidated financial position, results of operations and cash flows.

In June 2009, the FASB issued an amendment to the guidance related to the consolidation of VIEs. It requires periodic reassessments of whether an enterprise is the primary beneficiary of a VIE. Additionally, it amended the analysis a company performs when assessing whether or not it is the primary beneficiary of a VIE, as well as requiring enhanced disclosures about a company’s involvement in VIEs. We adopted this guidance as of January 1, 2010 and it did not have a material effect on our consolidated financial position, results of operations or cash flows. Refer to Note 4, Variable Interest Entities, for additional information regarding our VIEs.

Use of Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, goodwill, long-lived asset and indefinite-lived intangible asset impairment analyses, recoverability of investments in equipment on operating leases, warranty obligations, product liability accruals, sales incentive obligations, restructuring accruals, valuation of derivative instruments, valuation of deferred tax assets, obligations related to income taxes, employee benefit related obligations and the useful lives of property and equipment. Actual results could differ from those estimates. Future changes in economic conditions may have a significant effect on such estimates made by management. Management believes the following significant accounting policies affect its more significant estimates, judgments and assumptions used in the preparation of the consolidated financial statements.

Revenue Recognition

Revenue for sales of vehicles and service parts is recognized when persuasive evidence of an arrangement exists, the risks and rewards of ownership have transferred to the customer, delivery has occurred or services have been rendered, the price of the transaction is fixed and determinable and collectability is reasonably assured. For vehicles, this is generally when the vehicle is released to the carrier responsible for transporting vehicles to dealers. Revenues are recognized net of discounts, including but not limited to, cash sales incentives, customer bonuses and rebates granted. Shipping and handling costs are recorded as cost of sales in the period incurred. Operating lease revenue is recognized over the contractual term of the lease on a straight-line basis.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Revenue Recognition - Continued

We use price discounts to adjust vehicle pricing in response to a number of market and product factors, including: pricing actions and incentives offered by competitors, economic conditions, the amount of excess industry production capacity, the intensity of market competition, consumer demand for the product and to support promotional campaigns. We may offer a variety of sales incentive programs at any given point in time, including: cash offers to dealers and retail customers and subvention programs offered to retail customers or lease subsidies, which reduce the retail customer’s monthly lease payment. Incentive programs are generally brand, model and region specific for a defined period of time, which may be extended.

We record the estimated cost of sales incentive programs offered to dealers and retail customers as a reduction to revenue at the time of sale to the dealer. This estimated cost represents the incentive programs offered to dealers and retail customers, as well as the expected modifications to these programs in order to facilitate sales of the dealer inventory. Subsequent adjustments to incentive programs related to vehicles previously sold to dealers are recognized as an adjustment to revenue in the period the adjustment is determinable. For the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009, incentive expense was $7.0 billion and $3.2 billion, respectively, and is included as a reduction to Revenues, Net in the accompanying Consolidated Statements of Operations.

Vehicle sales through our Guaranteed Depreciation Program (“GDP”), under which we bear residual value risk by guaranteeing or otherwise assuming responsibility for the minimum resale value of the vehicle are accounted for similar to an operating lease and rental income is recognized over the contractual term of the lease on a straight line basis. Gains or losses from the resale of these vehicles are included within gross margin. Cash flows associated with this program are included within Cash Flows From Operating Activities in the accompanying Consolidated Statements of Cash Flows.

In connection with the 363 Transaction, we, through Chrysler Canada, assumed a vehicle lease portfolio known as “Gold Key Lease”. These vehicles are leased to Canadian consumers and are accounted for as operating leases. Operating lease revenue is recognized over the contractual term of the lease on a straight-line basis. Initial direct costs are recorded as an adjustment to the carrying value of the leased assets and are amortized over the term of the lease on a straight-line basis. We are currently winding down our Gold Key Lease vehicle lease program, and do not anticipate to add additional vehicles to the portfolio. Refer to Note 8, Equipment on Operating Leases, Net, and Note 12, Financial Liabilities, for additional information related to this portfolio.

We offer extended, separately priced, warranty and maintenance service contracts for certain products. Revenues from these contracts are deferred and recognized as revenue over the contract period in proportion to the costs expected to be incurred based on historical information. In circumstances where there is insufficient historical information, revenue is recognized using the straight-line method. A loss on these contracts is recognized if the sum of the expected costs for services under the contract exceeds unearned revenue.

Cost of Sales

Cost of sales includes material, labor and overhead costs incurred in the manufacturing and distribution of vehicles and parts. Overhead costs consist primarily of variable and fixed manufacturing costs, including depreciation and amortization expense, as well as wages and fringe benefits. Cost of sales also includes product

-related costs, which are described below under Product-Related Costs, along with interest, depreciation and amortization expense related to the Gold Key Lease portfolio, as well as depreciation expense related to our GDP vehicles.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Stock-Based Compensation

We have various compensation plans that provide for the granting of stock-based compensation to certain employees and directors. Certain of our plans are subject to approval by the U.S. Treasury’s Office of the Special Master for Troubled Asset Relief Program (“TARP”) Executive Compensation (the “Special Master”). We account for stock-based compensation plans in accordance with the accounting guidance set forth for share-based payments, which requires us to recognize stock-based compensation expense based on fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award using a discounted cash flow methodology. For those awards with post-vesting contingencies, we apply an adjustment to account for the probability of meeting the contingencies. Liability-classified awards are remeasured to fair value at each balance sheet date until the award is settled. Compensation expense is recognized over the employee service period with an offsetting increase to contributed capital or accrued expenses and other liabilities depending on the nature of the award. If awards contain certain performance conditions in order to vest, we recognize the cost of the award when achievement of the performance condition is probable. Costs related to plans with graded vesting are generally recognized using the graded vesting method. We record stock-based compensation expense in Selling, Administrative and Other Expenses in the accompanying Consolidated Statements of Operations.

Product-Related Costs

Expenditures for research and development include material and personnel costs and are expensed as incurred. Research and development expenses were $1,500 million and $626 million for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively. Advertising, sales promotion and other product-related costs are also expensed as incurred. For the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, advertising expense was $1,721 million and $677 million, respectively, and is included in Selling, Administrative and Other Expenses in the accompanying Consolidated Statements of Operations.

We periodically initiate voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles we sell. We establish reserves for product warranties, including the estimated cost of these service and recall actions, when the related sale is recognized. Refer to Note 11, Accrued Expenses and Other Liabilities, for additional information related to warranty reserves. The estimated future costs of these actions are based primarily on historical claims experience for our vehicles. Costs associated with these actions are recorded in Cost of Sales in the accompanying Consolidated Statements of Operations.

We reserve for estimated product liability costs arising from personal injuries alleged to be the result of product defects. The valuation of the reserve is actuarially determined on an annual basis based on, among other factors, the number of vehicles sold and product liability claims incurred. The product liability reserve is included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets. Costs associated with this reserve are recorded in Cost of Sales in the accompanying Consolidated Statements of Operations and any subsequent adjustments to the product liability reserve are recorded in the period in which the adjustment is determinable.

Restructuring Actions – Exit and Disposal Activities

We account for employee separation, exit and disposal activities in accordance with the relevant accounting guidance on these topics. Actions associated with restructuring plans include, but are not limited to, workforce

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Restructuring Actions – Exit and Disposal Activities - Continued

reductions, capacity adjustments (plant closure or permanent shift eliminations), product cancellations and international distribution network realignments. Costs associated with these actions may include, but are not limited to, employee severance, accelerated post-employment benefits, relocations, contract terminations, plant deactivations and legal claims.

Post-employment benefits accrued for workforce reductions related to restructuring activities are recorded in the period when it is probable that employees will be terminated, which generally occurs when a plan meets the following criteria and is communicated to employees: (i) management, having authority to approve the action, commits to a plan of termination, (ii) the plan identifies the number of employees to be terminated, their location and job classifications or functions, as well as the expected completion date, (iii) the plan establishes the terms of the benefit arrangement, including the benefits that employees will receive upon termination, in sufficient detail to enable employees to determine the type and amount of benefits they will receive if they are involuntarily terminated and (iv) the actions required to complete the plan indicate that it is unlikely that significant changes to the plan will occur or that the plan will be withdrawn. Other associated costs such as relocations, contract terminations and plant deactivations are recorded when the costs are incurred. Costs associated with actions which will exceed one year are reflected on a discounted basis. Restructuring reserves are included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets and are reviewed quarterly for adequacy and any necessary adjustments are recorded in the period the adjustment is determinable.

Income Taxes

We are a limited liability company classified as a partnership entity for U.S. federal income tax purposes. As such, we are not a taxable entity for U.S. federal income tax purposes. Rather, federal taxable income or loss is included in the respective federal income tax returns of our members. However, our provision for income taxes includes foreign taxes for our corporate subsidiaries, as well as for certain U.S. states which impose income taxes upon non-corporate legal entities.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for net operating loss and tax credit carry forwards and the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are recognized if it is more likely than not that the benefit from the deferred tax asset will not be realized. In addition, current income taxes include adjustments to accruals for uncertain tax positions and related interest expense or income.

Cash and Cash Equivalents

Highly liquid investments with original maturities of three months or less at the date of purchase are classified as cash equivalents.

Marketable Securities

Our investments in marketable securities are classified as available-for-sale based upon management’s intent and are accounted for at fair value. Unrealized gains and losses on available-for-sale securities are included as a

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Marketable Securities - Continued

component of accumulated other comprehensive income (loss) (“AOCI”), net of applicable income taxes, until realized. A decline in value of any available-for-sale security below cost, that is deemed to be other than temporary, results in an impairment charge to earnings that reduces the carrying amount of the security to fair value, establishing a new cost basis. Realized gains or losses are determined on a specific identification basis.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts as a contra asset to our accounts receivable balances. A provision for probable losses is charged against selling, administrative and other expenses to maintain the allowance for doubtful accounts at an amount management believes represents the best estimate of probable losses related to specifically identified receivables as well as probable losses inherent in all other receivables as of the balance sheet date. Management periodically and systematically evaluates the adequacy of the allowance for doubtful accounts by reviewing historical loss experience, delinquency statistics and other factors in the economy that are expected to have an impact on the losses incurred, in addition to specifically identified probable losses.

Inventories

Inventories are stated at the lower of cost or market. The cost for a substantial portion of finished product inventories was determined primarily on a specific identification basis. The cost of other inventories is determined on a first-in, first-out (“FIFO”) basis. The measurement of inventories includes the direct costs of materials, labor, inbound transportation and indirect manufacturing costs.

Property, Plant and Equipment, Net and Equipment on Operating Leases, Net

Property, plant and equipment and equipment on operating leases are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are generally provided using the straight-line method over the estimated useful lives of the assets. Gains and losses upon disposal of leased vehicles and adjustments to reflect impairment of the vehicles’ residual values are also included in depreciation expense. Under the terms of the Canadian Guaranteed Depreciation Program, leased vehicles are repurchased by us prior to being sold at auction. Upon our repurchase, the leased vehicle is reclassified from equipment on operating leases, net to inventory at the lower of cost or estimated fair value. Routine maintenance costs are expensed as incurred.

Residual Values

We have significant investments in the residual values of our vehicle lease portfolios which are included in equipment on operating leases, net. These residual values represent estimates of the fair value of the leased assets at the end of the contract terms and are initially recorded based on industry estimates. Realization of the residual values is dependent on our future ability to market the vehicles for sale under the prevailing market conditions. Throughout the lease term, residual values are reviewed at least quarterly to determine whether the estimates of the fair value of the assets at the end of the lease terms are appropriate. To the extent the expected value of the vehicle at lease termination changes, we record adjustments to the expected residual value. Changes in the expected residual values are adjusted through additional or reduced depreciation or recognition of an impairment loss. These assumptions and related additional or reduced depreciation may change based on market conditions.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Impairment of Long-Lived Assets

Long-lived assets held and used (such as property, plant and equipment, and equipment on operating leases) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of an asset or asset group to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or group of assets. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or group of assets exceeds the fair value of the asset or group of assets. No impairment indicators were identified during the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009. As such, no impairment charges were recognized during the respective periods. When long-lived assets are considered held for sale, they are recorded at the lower of carrying amount or fair value less costs to sell, and depreciation ceases.

Goodwill and Other Intangible Assets

We account for goodwill in accordance with the accounting guidance related to intangibles and goodwill, which requires us to test goodwill for impairment at the reporting unit level at least annually and when significant events occur or there are changes in circumstances that indicate the fair value is less than the carrying value. Such events could include, among others, a significant adverse change in the business climate, an unanticipated change in the competitive environment and a decision to change the operations of the Company. We have one operating segment, which is also our only reporting unit.

Goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test is to compare the fair value of our reporting unit to its carrying value. The fair value is determined by estimating the present value of expected future cash flows for the reporting unit. If the fair value of the reporting unit is greater than its carrying amount, no impairment exists and the second step of the test is not performed. If the carrying amount of the reporting unit is greater than the fair value, there is an indication that an impairment may exist and the second step of the test must be completed to measure the amount of the impairment. The second step of the test calculates the implied fair value of goodwill by assigning the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The implied fair value is then compared to the carrying value. If the implied fair value of goodwill is less than the carrying value, an impairment loss is recognized equal to the difference. Goodwill is evaluated for impairment annually as of October 1, and no impairments have been recognized for the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009.

Intangible assets with a finite useful life are amortized over their respective estimated useful lives, which are reviewed by management each reporting period and whenever changes in circumstances indicate that the carrying value of the assets may not be recoverable. Other intangible assets determined to have an indefinite useful life are not amortized, but are instead tested for impairment annually. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Management estimates fair value through various techniques including discounted cash flow models, which incorporate market based inputs, and third party independent appraisals, as considered appropriate. Management also considers current and estimated economic trends and outlook.

Foreign Currency

The functional currency of our Mexican and Venezuelan subsidiaries is the USD. The functional currency of our other international operations, notably our Canadian subsidiaries and NSCs, is the local currency. The assets and

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Foreign Currency - Continued

liabilities of our foreign operations where the functional currency is the local currency are translated into USD using the exchange rate in effect as of the balance sheet date. Income statement amounts are translated at the average exchange rate prevailing during the period. The resulting translation adjustments are recorded as a component of AOCI. Foreign currency exchange gains and losses arising from fluctuations in currency exchange rates on transactions and balances denominated in currencies other than the functional currency are recorded in earnings as incurred and are included in Revenues, Net in the accompanying Consolidated Statements of Operations. For the year ended December 31, 2010, net foreign currency transaction losses were $30 million. For the period from June 10, 2009 to December 31, 2009, net foreign currency transaction gains were $21 million. Refer to Note 22, Venezuelan Currency Devaluation, for additional information related to the currency devaluation in Venezuela.

Fair Value Measurements

The measurement of fair value is based on a three-tier hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as cash and cash equivalents, restricted cash and marketable securities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument and can be derived from observable data. Instruments in this category include non-exchange-traded derivatives such as over-the-counter currency and commodity forwards and swap contracts.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At each balance sheet date, we perform an analysis of all instruments subject to fair value measurement and include in Level 3 all of those whose fair value is based on significant unobservable inputs. Instruments in this category include non-exchange traded derivatives such as over-the-counter commodity option and swap contracts.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Fair Value Measurements - Continued

Refer to Note 15, Fair Value Measurements, for a detailed discussion of the use of observable and unobservable inputs.

As part of the process of measuring the fair value of liabilities (including liabilities assumed as part of the 363 Transaction), we considered the non-performance risk related to that liability, which includes our credit risk. The effect of our credit risk on the fair value of the liability may differ depending on whether the liability is an obligation to deliver cash versus goods or services, as well as the terms of the credit enhancements related to the liability.

Note 4.  Variable Interest Entities

Consolidated VIEs

Gold Key Lease

We use special purpose entities to securitize future lease payments and vehicle residual values for the portfolio of vehicles under our Gold Key Lease financing program. As of December 31, 2010 and 2009, we were the sole beneficiary of the consolidated assets from these VIEs and we are considered to be the primary beneficiary. We are currently winding down the Gold Key Lease financing program and no vehicles were added to the vehicle lease portfolio during the year ended December 31, 2010.

The following amounts were included in the respective financial statement captions in the accompanying Consolidated Balance Sheets related to these VIEs as of December 31 (in millions of dollars):

	2010	2009
Restricted cash	$172	$192
Equipment on operating leases, net	635	1,828
Financial liabilities	173	1,213

Refer to Note 3, Summary of Significant Accounting Policies, Note 8, Equipment on Operating Leases, Net, and Note 12, Financial Liabilities, for additional information related to our Gold Key Lease program and financing arrangements.

Chrysler Receivables SPV LLC

In connection with the 363 Transaction, we purchased the equity of Chrysler Receivables SPV LLC (“Receivable SPV”) and assumed the terms of the Auto Supplier Support Program, which was established by the U.S. Treasury in 2009 to ensure the payment of qualified automotive receivables to certain automotive suppliers of Old Carco. We also assumed a $1.5 billion loan facility that was previously provided by the U.S. Treasury to Receivable SPV to finance this program, which was subsequently reduced to $1.0 billion. Receivable SPV was formed on April 7, 2009 to facilitate the Auto Supplier Support Program and was a wholly-owned subsidiary of Old Carco. Receivable SPV was determined to be a VIE as its total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, in the form of additional equity contributions from us. We were also the primary beneficiary, as we absorbed the majority of the losses and received the majority of the benefits of Receivable SPV. Receivable SPV was dissolved in December 2010.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4.  Variable Interest Entities - Continued

Consolidated VIEs - Continued

Chrysler Receivables SPV LLC - Continued

At December 31, 2009, we had $172 million of restricted funds which were to be used solely for the Auto Supplier Support Program and $123 million outstanding on the $1.0 billion loan facility. The restricted funds and the related loan balance are classified as current as of December 31, 2009 and are included in Restricted Cash and Financial Liabilities, respectively, in the accompanying Consolidated Balance Sheets.

During March 2010, we repaid the $123 million outstanding on the facility and all accrued and unpaid interest. In April 2010, the Auto Supplier Support Program expired and, in accordance with the terms of the agreement, we paid the U.S. Treasury a $40 million exit fee associated with the program, as well as $5 million, which represented 50 percent of the residual equity of Receivable SPV. Refer to Note 12, Financial Liabilities, and Note 19, Other Transactions with Related Parties, for additional information related to Receivable SPV and the loan.

Nonconsolidated VIEs

ZF Marysville, LLC

We have a commercial agreement with ZF Marysville, LLC (“ZFM”) in which ZFM will produce lightweight axles at one of our new facilities. ZFM was determined to be a VIE as it does not have sufficient equity at risk to finance its activities. We hold no equity interests in ZFM and we do not have the power to direct the activities of ZFM which most significantly affect its economic performance. Therefore, we have determined we are not the primary beneficiary of ZFM.

ZFM began production in July 2010. Upon the start of operations, we recorded capital lease assets and capital lease obligations resulting from an embedded capital lease related to the equipment used to produce the lightweight axles. At December 31, 2010, we had $64 million of capital lease assets and $66 million of capital lease obligations, which are included in Property, Plant and Equipment, Net and Financial Liabilities, respectively, in the accompanying Consolidated Balance Sheets. Our maximum exposure to loss is approximately $38 million through our contractual commitments to ZFM through 2020.

U.S. Dealer Automotive Receivables Transition LLC

As a result of the 363 Transaction, we replaced Old Carco as a party to the Ally Master Transaction Agreement (“Ally MTA”) between Old Carco, U.S. Treasury, Ally and U.S. Dealer Automotive Receivables Transition LLC (“USDART”). The Ally MTA provides for a risk sharing arrangement, in which USDART will reimburse Ally for a majority of certain qualifying losses on loans made to certain dealers prior to November 21, 2009. USDART was determined to be a VIE as it does not have sufficient equity at risk to finance its activities. As of December 31, 2010, we have a variable interest in USDART in the form of a $100 million advance to USDART. However, we do not have the power to direct the activities of USDART which most significantly affect its economic performance, therefore, we determined we were not the primary beneficiary of USDART.

Based on the terms of the Ally MTA, USDART must maintain a minimum balance in its cash account in order to cover potential losses incurred by Ally in conjunction with the Ally MTA. If during the term of the Ally MTA this balance falls below $75 million, we will be required to make a payment to USDART to increase the balance

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4.  Variable Interest Entities - Continued

Nonconsolidated VIEs - Continued

U.S. Dealer Automotive Receivables Transition LLC - Continued

to $100 million. Upon conclusion of the Ally MTA, the unused portion of the $100 million advance to USDART will be transferred to us. In addition, the total losses incurred by Ally and the remaining balance of the advance will reduce our Tranche C Commitments (as described and defined in Note 12, Financial Liabilities).

The Ally MTA will terminate no earlier than May 2013 unless all parties mutually agree to terminate the contract at an earlier date. As of December 31, 2010 and 2009, $96 million and $100 million, respectively, is included in Advances to Related Parties and Other Financial Assets in the accompanying Consolidated Balance Sheets. At December 31, 2010, $4 million is included in Other Assets in the accompanying Consolidated Balance Sheets and represents qualifying loan losses incurred by Ally to date, which will reduce our Tranche C Commitments at the conclusion of the Ally MTA. Refer to Note 12, Financial Liabilities, and Note 14, Commitments, Contingencies and Concentrations, for additional information related to USDART.

Note 5.  Interest Expense

Interest Expense in the accompanying Consolidated Statements of Operations included the following (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Financial interest expense
Related parties (see Note 19)	$934	$3
Other	220	145
Interest accretion, primarily related to debt discounts, debt issuance costs and fair value adjustments	229	103
Payable-in-kind interest – related party (see Note 19)	68	310
Capitalized interest related to capital expenditures	(175)	(91)

Total	$1,276	$470

In addition to the interest amounts included in Interest Expense in the accompanying Consolidated Statements of Operations, we recorded financial interest expense related to Gold Key Lease financing activities of $67 million and $53 million in Cost of Sales for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively. Gold Key Lease financial interest expense includes the effects of interest rate swaps. We also recorded $23 million and $15 million of net interest accretion related to Gold Key Lease financing activities in Cost of Sales in the accompanying Consolidated Statements of Operations for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively. Refer to Note 12, Financial Liabilities, for additional information related to Gold Key Lease.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6.  Inventories

Inventories summarized by major classification as of December 31 were as follows (in millions of dollars):

	2010	2009
Finished products, including service parts	$2,163	$1,768
Work in process	1,355	903
Raw materials and manufacturing supplies	129	112

Total	$3,647	$2,783

Note 7.  Property, Plant and Equipment, Net

Property, plant and equipment summarized by major classification as of December 31 were as follows (in millions of dollars):

	Range of Useful Lives (years)		2010	2009
Land	-		$274	$267
Leasehold improvements and buildings	12 - 40		2,600	2,412
Technical equipment and machinery	3 - 30		6,250	5,244
Factory, office and other equipment	3 - 19		1,263	1,055
Special tooling	5 - 12		5,492	3,981
Construction in progress, including advance payments related to plant and equipment	-		1,676	2,383

			17,555	15,342
Accumulated depreciation and amortization			(3,738)	(1,382)

		Total	$13,817	$13,960

Depreciation and amortization of property, plant and equipment was $2,558 million and $1,356 million for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively.

Note 8.  Equipment on Operating Leases, Net

Equipment on operating leases summarized by major classification as of December 31 were as follows (in millions of dollars):

	Range of Service Lives (years)		2010	2009
Leased vehicles - Gold Key Lease	5 - 15		$813	$1,955
Leased vehicles - Guaranteed Depreciation Program	5 - 15		694	493
Other leased assets	12 - 40		301	283

			1,808	2,731
Accumulated depreciation			(273)	(155)

		Total	$1,535	$2,576

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8.  Equipment on Operating Leases, Net - Continued

Included in Leased vehicles - Gold Key Lease is a portfolio of vehicles that we, through Chrysler Canada, assumed in connection with the 363 Transaction. Refer to Note 3, Summary of Significant Accounting Policies, for additional information. We have multiple securitizations of future lease payments on substantially all of these operating leases and the related vehicles’ residual values. The securitizations have been accounted for as secured borrowings. We use special purpose entities which are considered VIEs for most of the securitizations. As of December 31, 2010 and 2009, we were the sole beneficiary of the consolidated assets from these VIEs. Refer to Note 4, Variable Interest Entities, for additional information.

Collections from the operating leases and proceeds from the sale of leased vehicles are available only for repayment of the debt assumed or other obligations issued or arising in conjunction with the securitization transactions and are not available to pay other obligations or the claims of other creditors. As of December 31, 2010 and 2009, the debt associated with the on-balance sheet lease securitizations was $173 million and $1,213 million, respectively, and is included in Financial Liabilities in the accompanying Consolidated Balance Sheets.

Included in Leased vehicles - Guaranteed Depreciation Program above are vehicles sold to daily rental car companies which are subject to guaranteed minimum resale values.

Depreciation of equipment on operating leases was $359 million and $159 million for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively, and is included in Cost of Sales in the accompanying Consolidated Statements of Operations.

Our future minimum lease payments due from customers for equipment on operating leases as of December 31, 2010 were as follows (in millions of dollars): 2011 - $169; 2012 - $32; 2013 - $14; 2014 - $13; 2015 - $10; 2016 and thereafter - $29.

Note 9.  Goodwill and Other Intangible Assets

In connection with the 363 Transaction we recorded goodwill of $1,361 million. No adjustments to the carrying amount of goodwill were recorded during the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009. We have one operating segment, which is also our only reporting unit.

In connection with the 363 Transaction, we recognized $3,219 million of intangible assets for brand names, dealer networks, favorable operating lease contracts, patented and unpatented technology, software and other intangibles acquired from Old Carco. Also in connection with the 363 Transaction, Fiat provided rights to intellectual property which we valued at $320 million as of June 10, 2009. Our intangible assets subject to amortization primarily represent the dealer networks, intellectual property rights, patented and unpatented technology, favorable operating lease contracts and software. During the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009, additions of $267 million and $41 million, respectively, were recognized with a weighted-average amortization period of 9 years and 5 years, respectively.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9.  Goodwill and Other Intangible Assets - Continued

The components of other intangible assets as of December 31 were as follows (in millions of dollars):

	Range of Useful Lives (years)	2010
		Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets
Brand names	Indefinite	$2,210	$-	$2,210
Dealer networks	20	392	31	361
Fiat contributed intellectual property rights	10	320	50	270
Other intellectual property rights	1 - 12	252	4	248
Patented and unpatented technology	4 - 10	208	53	155
Favorable operating lease contracts	1 - 17	209	158	51
Software and other	1 - 8	277	68	209

Total		$3,868	$364	$3,504

	Range of Useful Lives (years)	2009
		Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets
Brand names	Indefinite	$2,210	$-	$2,210
Dealer networks	20	388	11	377
Fiat contributed intellectual property rights	10	320	18	302
Other intellectual property rights	4 - 6	55	-	55
Patented and unpatented technology	4 - 10	208	19	189
Favorable operating lease contracts	1 - 17	200	76	124
Software and other	1 - 8	211	24	187

Total		$3,592	$148	$3,444

The following presents the amount of intangible asset amortization expense included in the respective financial statement captions of the accompanying Consolidated Statements of Operations (in millions of dollars):

	Financial Statement Caption	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Favorable operating lease contracts	Revenues, Net	$71	$74
Patented and unpatented technology, intellectual property, software and other	Cost of Sales	115	61
Dealer networks and other	Selling, Administrative and Other Expenses	24	11

	Total	$210	$146

Based on the gross carrying amount of other intangible assets as of December 31, 2010, the estimated future amortization expense for the next five years is as follows (in millions of dollars): 2011 - $171; 2012 - $148; 2013 - $145; 2014 - $135 and 2015 - $121.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10.  Prepaid Expenses and Other Assets

The components of prepaid expenses and other assets as of December 31 were as follows (in millions of dollars):

	2010			2009
	Current	Non- Current	Total	Current	Non- Current	Total
Tax indemnity recoverable - Daimler (see Note 13 and 23)	$1,112	$-	$1,112	$1,442	$-	$1,442
Amounts due from related parties (see Note 19)	241	-	241	18	-	18
Pension receivable - Daimler (see Note 18)	198	-	198	198	192	390
Prepaid pension expense (see Note 18)	-	71	71	-	36	36
Other	622	281	903	625	168	793

Total	$2,173	$352	$2,525	$2,283	$396	$2,679

Note 11.  Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities as of December 31 were as follows (in millions of dollars):

	2010			2009
	Current	Non- Current	Total	Current		Non- Current	Total
Pension and postretirement benefit obligations (see Note 18)	$237	$6,442	$6,679	$5,437	(a)	$7,296	$12,733
Product warranty costs	1,187	1,984	3,171	1,111		2,065	3,176
Sales incentives	2,130	-	2,130	1,763		-	1,763
Income and other taxes	933	153	1,086	975		84	1,059
Personnel costs	572	431	1,003	485		439	924
Vehicle residual value guarantees, excluding Gold Key Lease financing	401	-	401	370		-	370
Workers’ compensation	85	224	309	88		246	334
Restructuring actions (see Note 21)	239	-	239	203		178	381
Accrued interest (b)	235	-	235	61		-	61
Amounts due to related parties (see Note 19) (c)	30	-	30	5		-	5
Other	1,545	727	2,272	1,614		776	2,390

Total	$7,594	$9,961	$17,555	$12,112		$11,084	$23,196

(a)	Includes the VEBA Trust Note and Membership Interests issued to the VEBA Trust, which, in total, were valued at $5,077 million, including $233 million of accrued interest. Refer to Note 18, Employee Retirement and Other Benefits, and Note 19, Other Transactions with Related Parties, for additional information.
(b)	Includes $215 million and $40 million of accrued interest due to related parties as of December 31, 2010 and 2009, respectively. Refer to Note 19, Other Transactions with Related Parties, for additional information.
(c)	Excludes amounts due to related parties which are separately discussed in (a) and (b) above.

We issue various types of contractual product warranties under which we generally guarantee the performance of products delivered for a certain period or term. The reserve for product warranties includes the expected costs of

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11.  Accrued Expenses and Other Liabilities - Continued

warranty obligations imposed by law or contract, as well as the expected costs for policy coverage, recall actions and buyback commitments. Estimates are principally based on assumptions regarding the lifetime warranty costs of each vehicle line and each model year of that vehicle line. The changes in accrued product warranty costs (excluding deferred revenue from separately priced extended warranty and maintenance contracts, as well as supplier recoveries) were as follows (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Balance at beginning of period	$3,176	$3,513
Provision for current period warranties	1,342	556
Adjustments to pre-existing warranties	123	(41)
Net warranty settlements	(1,497)	(891)
Interest accretion, translation and other adjustments	27	39

Balance at end of period	$3,171	$3,176

During the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009, we recognized recoveries from suppliers related to warranty claims of $120 million and $95 million, respectively, which are excluded from the change in warranty costs above.

We also offer customers the opportunity to purchase separately priced extended warranty and maintenance contracts. The revenue from these contracts is recorded as a component of Deferred Revenue in the accompanying Consolidated Balance Sheets at the inception of the contract and is recognized into revenue over the contract period in proportion to the costs expected to be incurred based on historical information. The following summarizes the changes in deferred revenue from these contracts (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Balance at beginning of period	$779	$782
Deferred revenues for current period service contracts	433	224
Earned revenues in current period	(444)	(270)
Interest accretion, translation and other adjustments	61	43

Balance at end of period	$829	$779

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities

The components of financial liabilities as of December 31 were as follows (in millions of dollars):

	2010
	Interest Rate		Face Value		Carrying Value
Financial Liabilities Payable Within One Year:
	Effective
U.S. Treasury first lien credit facility - Tranche B (a)	7.22%	(b)	$2,080	(h)	$2,076
Export Development Canada credit facility - Tranche X (a)	20.57%	(c)	500		439
Canadian Health Care Trust Note - Tranche D	5.50%	(d)	25		25

Other:	Weighted Average
Asset-backed notes payable - Gold Key Lease	3.64%	(e)	132		130
Liabilities from capital leases	11.63%		31		23
Other financial obligations	10.50%		76		65

Total other financial liabilities			239		218

Total financial liabilities payable within one year			$2,844		$2,758

	2010
	Maturity	Interest Rate		Face Value		Carrying Value
Financial Liabilities Payable After One Year:
		Effective
VEBA Trust Note	7/15/2023	11.71%		$4,710		$4,018

U.S. Treasury first lien credit facilities:
Tranche C (a)	6/10/2017	12.16%	(f)	3,662	(h)	3,557
Zero coupon note (a)	6/10/2017	14.33%	(g)	100		63

Total U.S. Treasury first lien credit facilities				3,762		3,620

Export Development Canada credit facilities:
Tranche X (a)	6/10/2017	20.57%	(c)	791		453
Tranche X-2 (a)	6/10/2017	7.00%	(c)	395		395

Total Export Development Canada credit facilities				1,186		848

Canadian Health Care Trust Notes:
Tranche A	6/30/2017	7.98%	(i)	432		470
Tranche B	6/30/2024	9.21%	(i)	432		445
Tranche C	6/30/2024	9.68%	(j)	97		79
Tranche D	6/30/2012	5.50%	(d)	25		23

Total Canadian Health Care Trust Notes				986		1,017

Mexican development banks credit facility	7/19/2025	9.65%	(k)	416		416

Other:		Weighted Average
Gold Key Lease credit facility	2012	6.21%		443		438
Asset-backed notes payable - Gold Key Lease	2012	3.05%	(e)	43		43
Liabilities from capital leases	2012-2020	13.99%		246		190
Other financial obligations	2012-2024	12.60%		418		383

Total other financial liabilities				1,150		1,054

Total financial liabilities payable after one year				12,210		10,973

Total				$15,054		$13,731

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

	2009
	Weighted Average Interest Rate		Face Value	Carrying Value
Financial Liabilities Payable Within One Year:
Asset-backed notes payable - Gold Key Lease	5.81	% (e)	$932	$922
Liabilities to U.S. Treasury - Receivable SPV	5.50%		123	123
Liabilities from capital leases	12.96%		23	14
Other financial obligations	9.14%		35	33

Total financial liabilities payable within one year			$1,113	$1,092

	Maturity	Interest Rate		Face Value		Carrying Value
Financial Liabilities Payable After One Year:
		Effective
U.S. Treasury first lien credit facilities:
Tranche B (a)	12/10/2011	7.22	% (b)	$2,080	(h)	$2,072
Tranche C (a)	6/10/2017	12.16	% (f)	3,594	(h)	3,478
Zero coupon note (a)	6/10/2017	14.33	% (g)	100		54

Total U.S. Treasury first lien credit facilities				5,774		5,604

Export Development Canada credit facilities:
Tranche X (a)	6/10/2017	20.57	% (c)	1,224		766
Tranche X-2 (a)	6/10/2017	7.00	% (c)	400		375

Total Export Development Canada credit facilities				1,624		1,141

Other:		Weighted Average
Gold Key Lease credit facility	2011-2012	6.15%		971		953
Asset-backed notes payable - Gold Key Lease	2011-2012	5.88	% (e)	293		291
Liabilities from capital leases	2012-2020	15.98%		211		149
Other financial obligations	2012-2024	13.93%		388		321

Total other financial liabilities				1,863		1,714

Total financial liabilities payable after one year				9,261		8,459

Total				$10,374		$9,551

(a)	Collectively, these loans are referred to as “Government Loans” (see Note 19).
(b)	Loans bear interest at a three month LIBOR + 5.00 percent subject to a 2.00 percent floor and a quarterly reset on LIBOR. Stated interest rate as of December 31, 2010 and 2009 was 7.00 percent.
(c)	Loans bear interest at a three month CDOR + 5.00 percent subject to a 2.00 percent floor and a quarterly reset on CDOR. Stated interest rate as of December 31, 2010 and 2009 was 7.00 percent.
(d)	Canadian Health Care Trust Tranche D Note is non-interest bearing.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

(e)	The weighted-average interest rates include the effects of interest rate swap agreements.
(f)	Loans bear interest at a three month LIBOR + 7.91 percent subject to a 2.00 percent floor and a quarterly reset on LIBOR. Stated interest rate as of December 31, 2010 and 2009 was 9.91 percent plus $17 million per quarter of capitalized Payable-In-Kind (“PIK”) interest as discussed below.
(g)	Zero coupon note shall not bear interest until the Ally MTA expiration date (May 2013) or the date the Ally MTA is terminated by all parties. Upon the termination, the note shall bear interest at LIBOR + 7.91 percent subject to a 2.00 percent floor on LIBOR.
(h)	Includes capitalized PIK interest as discussed below.
(i)	Loan bears interest at a stated rate of 9.00 percent.
(j)	Loan bears interest at a stated rate of 7.50 percent.
(k)	Loan bears interest at the 28 day TIIE + 4.80 percent subject to a quarterly reset on TIIE. Stated interest rate as of December 31, 2010 was 9.65 percent.

As of December 31, 2010, the carrying amounts of our financial obligations were $1,323 million less than the face value, of which $662 million relates to the allocation of fair value in connection with the 363 Transaction, $692 million relates to the discount on the VEBA Trust Note recognized in connection with the VEBA Settlement Agreement (as defined and discussed below) and $31 million relates to the net premium on the Canadian Health Care Trust Notes recognized in connection with the Canadian Health Care Trust Settlement Agreement (as defined and discussed below). These amounts will be accreted as an adjustment to interest expense over the remaining period to maturity. Refer to Note 2, Basis of Presentation, Capitalization and Business Combination Accounting, for further discussion of the allocation of fair value in connection with the 363 Transaction. As of December 31, 2010, aggregate annual contractual maturities of financial liabilities (excluding the $662 million decrease related to business combination accounting from the 363 Transaction and $661 million of discounts net of premiums) were as follows (in millions of dollars): 2011 - $2,844; 2012 - $644; 2013 - $428; 2014 - $431; 2015 - $464 and 2016 and thereafter - $10,243. Included in the annual contractual maturities is $132 million and $486 million due in 2011 and 2012, respectively, related to Gold Key Lease obligations. These obligations are primarily repaid out of collections from the related operating leases and, as a result, they may be repaid prior to their contractual maturity.

VEBA Trust Note

On June 10, 2009, and in accordance with the terms of a settlement agreement between us and the UAW, hereinafter referred to as the VEBA Settlement Agreement, we issued a senior unsecured note (“VEBA Trust Note”) with a face value of $4,587 million to the VEBA Trust.

On January 1, 2010, (the “Implementation Date”) and in accordance with the terms of the VEBA Settlement Agreement, we were discharged of any obligations related to postretirement health care benefits for certain UAW retirees. Refer to Note 18, Employee Retirement and Other Benefits. As a result of this settlement, we recognized a financial liability for the VEBA Trust Note at a fair value of $3,854 million, which included the $4,587 million VEBA Trust Note net of the related discount of $733 million. The VEBA Trust Note has an implied interest rate of 9.0 percent and requires annual payments of principal and interest beginning on July 15, 2010 and continuing to July 15, 2023. As of December 31, 2010, contractual maturities, including principal and interest, for the VEBA Trust Note were as follows (in millions of dollars): 2011 - $300; 2012 - $400; 2013 - $600; 2014 - $650; 2015 - $650 and 2016 and thereafter - $6,246. The principal amounts due on the VEBA Trust Note are also included in the aggregate annual contractual maturities of the total financial liabilities noted above.

Scheduled VEBA Trust Note payments through 2012 do not fully satisfy the interest accrued at the implied rate of 9.0 percent. In accordance with the agreement, the difference between a scheduled payment and the accrued

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

VEBA Trust Note - Continued

interest through June 30 of the payment year will be capitalized as additional debt on an annual basis. In July 2010, we made a scheduled interest payment of $315 million on the VEBA Trust Note and $123 million of accrued interest was capitalized as additional debt.

U.S. Treasury Credit Facilities

On June 10, 2009, and in connection with the 363 Transaction, we entered into a first lien credit agreement with the U.S. Treasury, which includes a $2.0 billion term loan (“Tranche B Loan”) used to acquire substantially all of the net operating assets of Old Carco. The credit agreement also makes various term loans available to us for future working capital needs in an amount not to exceed $4.6 billion (“Tranche C Commitment”) through June 10, 2017, subject to certain conditions precedent, including substantially contemporaneous advances under the credit facility with the EDC described below. In addition, we provided the U.S. Treasury a $288 million note and assumed $500 million of U.S. Treasury loans originally provided to Chrysler Holding for the benefit of Old Carco. We collectively refer to these loans, as well as the amounts drawn on the Tranche C Commitment as “Tranche C Loans”. We also provided the U.S. Treasury a $100 million zero coupon note.

In accordance with the terms of the loan agreement, all interest incurred on the Tranche B Loan and Tranche C Loans for the period from June 10, 2009 to December 31, 2009 was Payable-In-Kind (“PIK”). The Tranche C Commitment will continue to accrue quarterly PIK interest of a maximum of $17 million through June 10, 2017. Quarterly PIK interest will be reduced by a calculated percentage based on any prepayment amounts on the Tranche C Loans. The additional PIK interest will be capitalized as additional debt on a quarterly basis. Accordingly, $68 million and $310 million of PIK interest was capitalized as additional debt during the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009, respectively. Beginning in 2010, interest, excluding PIK interest, is paid quarterly.

On June 10, 2016, the Tranche C Loans are required to be prepaid and the amounts undrawn on the Tranche C Commitment reduced in a certain priority by an amount equal to 50 percent of the total of the Tranche C

Commitment plus assumed debt, less the amount of any prior prepayments or commitment reductions. On that date, the additional note and zero coupon note are also required to be prepaid in the amount of 50 percent of their respective face values. Any amounts repaid on the loans cannot be re-borrowed.

The first lien credit agreement provides that $350 million of the Tranche C Commitment may only be used to fund potential payments to USDART related to the Ally risk sharing arrangement between the Company, U.S. Treasury, Ally and USDART. Any amounts drawn on the Tranche C Commitment in order to fund the USDART would result in the forgiveness of an equivalent amount of the U.S. Treasury debt. As of December 31, 2010, we have not made any payments to USDART related to this risk sharing arrangement.

We have a variable interest in USDART, however we are not deemed to be the primary beneficiary of the VIE. Therefore, the USDART’s operating results are not consolidated in the accompanying Consolidated Financial Statements. Refer to Note 4, Variable Interest Entities, and Note 14, Commitments, Contingencies and Concentrations, for additional information related to USDART and the Ally financing arrangement.

The U.S. Treasury has a first priority security interest in substantially all tangible and intangible assets of the Company and our U.S. subsidiary guarantors.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

U.S. Treasury Credit Facilities - Continued

Our U.S. Treasury first lien credit agreement includes a number of affirmative covenants, many of which are customary, including, but not limited to, the reporting of financial results and other developments, compliance with laws, payment of taxes, maintenance of insurance and similar requirements. In addition, we are subject to a number of other covenants including the following:

•

Vitality Covenant – For each fiscal year, beginning with the fiscal year ending December 31, 2010, until the later of June 10, 2014 or the repayment of the Tranche B Loan, Tranche C Loans and zero coupon note and termination of any unused commitments, we must:

•	cause at least 40 percent of our U.S. vehicle sales volumes to be manufactured in the U.S.; or

•

cause the production volume of our U.S. manufacturing plants to be equal to at least 90 percent of the production volume of the U.S. manufacturing plants of Old Carco for the 2008 fiscal year (90 percent of such production volume is 995 thousand vehicles).

•

If an event beyond our reasonable control renders production in one or more facilities uneconomic or a material adverse change in general economic or industry conditions occurs, then either the volume ratio or the production ratio may be calculated on an adjusted basis to reflect such event. If, after giving effect to such adjustment, we fail to comply with the vitality covenant for any year, such failure will not result in an event of default if we comply with the vitality covenant in the next fiscal quarter (tested on a trailing 12-month basis).

•

Governance Covenant – Until the earlier of December 10, 2011 or an initial public offering, we must consult with U.S. Treasury regarding, and obtain its prior approval of, any nomination or renomination of any director originally nominated by the U.S. Treasury or any renomination of any successor or replacement thereof.

•

Compensation and TARP-related Covenants – We must maintain compensation programs in accordance with the requirements under section 111 of the Emergency Economic Stabilization Act, including limits on executive and incentive compensation, and must also maintain a policy on corporate expenses. Further, we are prohibited from owning or leasing any private passenger airplanes. These covenants will survive until the latest of (i) June 10, 2018, (ii) the one-year anniversary of the repayment of all obligations under the first lien credit agreement, and (iii) the one-year anniversary of the date the U.S. Treasury ceases to own any direct or indirect equity in Chrysler Group, if equity constitutes “outstanding obligations” under EESA section 111.

Refer to Note 24, Subsequent Events, for additional information regarding events that have occurred subsequent to December 31, 2010 related to this matter.

We were also required to adopt a written policy on lobbying, governmental ethics and political activity with respect to the U.S. government, and this policy may not be changed without the prior consent of the U.S. Treasury. Our U.S. Treasury first lien credit agreement also includes various negative covenants which restrict and/or limit our operations in certain respects, including, but not limited to, limitations on asset sales, the incurrence of additional debt, the incurrence of liens and the payment of dividends or the making of distributions to our members or other restricted payments, as well as restrictions on transactions with affiliates that are not in the ordinary course or otherwise on arm’s length terms. As of December 31, 2010, we were in compliance with all covenants under our U.S. Treasury first lien credit agreement.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

U.S. Treasury Credit Facilities - Continued

Our first lien credit facility also provides for a number of possible events of default, including, but not limited to, interest and principal payment defaults, failure to comply with affirmative and negative covenants (subject to certain notice and cure periods), acceleration of other debt obligations in excess of $150 million in the aggregate (including acceleration under the EDC loan agreement for breach of our Canadian vitality covenants described below if the amount outstanding exceeds this threshold), judgments in excess of $100 million individually or $200 million in the aggregate that remain unpaid or unstayed for sixty days, certain change of control transactions, and Fiat holding in excess of 49.9 percent of our voting or nonvoting capital stock. If we fail to comply with the vitality covenants under our first lien credit agreement, the U.S. Treasury may seek specific performance, including the right to seek a court-appointed monitor to ensure our compliance. In addition, the U.S. Treasury may declare all amounts outstanding under the credit agreement immediately due and payable, terminate the Tranche B Loan and Tranche C Commitment and seek to realize the value of the collateral pledged to secure amounts outstanding under the U.S. Treasury first lien credit agreement.

Export Development Canada Credit Facilities

Chrysler Canada entered into a loan and security agreement with the EDC on March 30, 2009, which was subsequently amended on April 29, 2009, pursuant to which the EDC provided a $1,211 million ($1,209 million Canadian dollar (“CAD”)) secured term loan facility known as Tranche X. On June 10, 2009, the EDC loan agreement was amended and restated to increase the secured term loan facility by a CAD equivalent of $909 million USD, up to a maximum of $1,116 million CAD, which can be drawn, subject to certain conditions precedent, during the period ending on the thirty month anniversary of the restatement date. The increase in the loan facility is known as Tranche X-2. In addition to the Tranche X and Tranche X-2 loans, Chrysler Canada provided the EDC additional notes of $80 million ($80 million CAD). The additional notes are included in the Tranche X facility disclosed above. The proceeds from the loans are to be used for general corporate and working capital purposes. Any amounts repaid on the loans cannot be re-borrowed. Borrowings under Tranche X-2 are intended to be made contemporaneously with certain borrowings under Tranche C of the U.S. Treasury first lien credit agreement in a certain ratio.

Chrysler Canada is required to prepay the CAD equivalent of $500 million on December 10, 2011. Chrysler Canada has the option to reduce such prepayment by up to the CAD equivalent of $100 million concurrent with the proportionate extension of up to $400 million of the Tranche B Loan to the Tranche C Loans maturity date. In addition, on June 10, 2016, Chrysler Canada will be required to prepay an amount equal to 50 percent of the Tranche X and Tranche X-2 maximum loan amount, less the amount of previous optional and mandatory prepayments.

The EDC has a security interest in substantially all of the tangible and intangible assets of Chrysler Canada. Chrysler Group LLC provided an unsecured guarantee in support of the EDC loan.

The EDC loan agreement includes a number of covenants that are similar in type and scope to those under our U.S. Treasury first lien credit agreement, including, but not limited to, financial and operating reporting, compliance and similar requirements. The EDC loan agreement also includes covenants that are similar in type and scope to the compensation and TARP-related covenants under our U.S. Treasury first lien credit agreement. The covenants also require that we and Chrysler Canada ensure that (i) the ratio of our production volumes in Canada to production volumes in the NAFTA region is at least 20 percent over specified measurement periods and at least 17 percent for each calendar year during which the EDC loans are outstanding, and (ii) on

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

Export Development Canada Credit Facilities - Continued

December 31, 2014, our aggregate product-related capital investments in Canada will constitute at least 20 percent of our aggregate NAFTA region product-related capital investment. In addition, we must build vehicles in Canada for final consumer sale outside of the NAFTA region, and distribute Fiat-branded vehicles in Canada through our network. We also have agreed under the EDC loan agreement to maintain a minimum average daily cash balance, over the course of each calendar month, of $250 million CAD at Chrysler Canada. Our EDC loan agreement also includes various negative covenants which restrict and/or limit our and Chrysler Canada’s operations in certain respects, including, but not limited to, limitations on asset sales, the incurrence of additional debt and the incurrence of liens, as well as restrictions on transactions with affiliates that are not in the ordinary course or otherwise on arm’s length terms. As of December 31, 2010, we were in compliance with all covenants under the EDC loan agreement.

Our EDC loan agreement provides for a number of possible events of default that are generally similar in scope and effect to the events of default under our U.S. Treasury first lien credit agreement, except that these events of default are applicable primarily to Chrysler Canada and its subsidiaries, including the acceleration of the U.S. Treasury first lien credit agreement for breach of the U.S. vitality covenants, which is described above. If Chrysler Canada fails to comply with its vitality covenants under the EDC loan agreement, the EDC is entitled to seek specific performance. In addition, the EDC may declare all amounts outstanding under the EDC loan agreement immediately due and payable, terminate all commitments under the agreement and seek to realize the value of the collateral pledged to secure amounts outstanding under the EDC loan agreement.

Canadian Health Care Trust Notes

On August 13, 2010, Chrysler Canada and the National Automobile, Aerospace, Transportation and General Workers Union of Canada (“CAW”) entered into a settlement agreement to permanently transfer our responsibility for providing postretirement health care benefits to CAW represented employees, retirees and dependents (“Covered Group”) to a new retiree plan (“Canadian HCT Settlement Agreement”). The new plan will be funded by a new independent Health Care Trust (“HCT”).

On December 31, 2010 (the “HCT Implementation Date”) and in accordance with the Canadian HCT Settlement Agreement, Chrysler Canada was discharged of any obligations related to postretirement health care benefits for the Covered Group, by issuing four unsecured promissory notes (“Canadian HCT Notes”) to the HCT with an initial face value of $976 million ($974 million CAD) with interest accrued from January 1, 2010 of $80 million ($80 million CAD) and a $31 million ($31 million CAD) net premium. On December 31, 2010, we also made a $45 million ($45 million CAD) principal payment on the notes. Refer to Note 18, Employee Retirement and Other Benefits, for additional information related to the Canadian HCT Settlement Agreement.

The scheduled Tranche A and Tranche B Note payments through 2012 do not fully satisfy the interest accrued at the stated rate of 9.0 percent. In accordance with the agreements, the difference between a scheduled payment and the accrued interest through December 31 of the payment year will be capitalized as additional debt on an annual basis. We are not required to make a payment on the Tranche C Note until 2020.

The terms of each of the notes are substantially similar and provide that each note will rank pari passu with all existing and future unsecured and unsubordinated indebtedness for borrowed money of Chrysler Canada, and that Chrysler Canada will not incur indebtedness for borrowed money that is senior in any respect in right of payment to the note.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

Chrysler Receivable SPV Loan

In connection with the 363 Transaction, we purchased the equity of Receivable SPV, a wholly-owned subsidiary of Old Carco, and assumed the terms of the Auto Supplier Support Program, which was established by the U.S. Treasury to ensure the payment of qualified automotive receivables to certain automotive suppliers of Old Carco. We also assumed a $1.5 billion loan facility that was previously provided by the U.S. Treasury to Receivable SPV to finance this program, which was subsequently reduced to $1.0 billion. During March 2010, we repaid the $123 million outstanding on the facility and all accrued and unpaid interest. In April 2010, the Auto Supplier Support Program expired. Refer to Note 19, Other Transactions with Related Parties, for additional information related to Receivable SPV.

Gold Key Lease

Chrysler Canada maintains our Gold Key Lease vehicle lease portfolio. The related vehicles are leased to Canadian consumers and are financed by asset-backed securitization facilities, as well as a $5.0 billion ($5.0 billion CAD) secured revolving credit facility, of which $443 million was outstanding at December 31, 2010. The asset-backed obligations are primarily satisfied out of the collections from the underlying securitized assets. In May 2010, we utilized available operating lease assets under the Gold Key Lease portfolio to borrow additional funds in the amount of $266 million under a certain asset-backed securitization facility. These funds were used to repay a portion of the amount outstanding on the secured revolving credit facility. No vehicles were added to the financing portfolio during the year ended December 31, 2010. We are currently winding down the Gold Key Lease financing program, therefore, we anticipate no additional funding will be required. Refer to Note 8, Equipment on Operating Leases, Net, for additional information related to this portfolio.

Auburn Hills Headquarters Loan

In connection with the 363 Transaction, we acquired the net operating assets of Auburn Hills Owner LLC from Old Carco. Included in the net operating assets was an $18 million cash collateral escrow account and a $225 million mortgage liability. We were required to immediately repay a portion of the outstanding obligation upon consummation of the 363 Transaction utilizing the funds held in the escrow account. In July 2009, we renegotiated the terms of the loan agreement, which included modifications to the payment terms. Accordingly, we repaid $77 million of the obligation in July 2009. The loan is secured by a mortgage on our headquarters and technology center property in Auburn Hills, Michigan and requires monthly principal payments of approximately $1 million and monthly interest payments at an annual rate of 8.0 percent. The monthly principal payments will increase to approximately $4 million effective January 2012. The loan matures in December 2013.

Mexican Development Banks Credit Facility

In July 2010, Chrysler de Mexico, S.A. de C.V. (“Chrysler de Mexico”), our principal operating subsidiary in Mexico, entered into a financing arrangement with certain Mexican development banks which provides for a 15 year amortizing term loan facility equal to the Mexican peso equivalent of $400 million. The facility was fully drawn during July 2010 and was funded in Mexican pesos. The proceeds are being used to finance capital investments and other expenditures related to the vehicle platform on which the Fiat 500 is based. Chrysler de Mexico placed certain of its assets in a special purpose trust to secure repayment of the loan, including certain receivables and property, plant and equipment. As of December 31, 2010, Chrysler de Mexico also has $41 million of cash on deposit with the trust, which is included in Other Assets in the accompanying Consolidated Balance Sheets. The loan requires compliance with certain covenants, including but not limited to, limitations on liens, incurrence of debt and asset sales.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

Summary of Credit Facilities and Available Borrowings

The following presents the total credit facilities, amounts drawn (exclusive of assumed debt, additional notes, PIK interest and fair value allocations) and amounts available to be drawn as of December 31, 2010 (in millions of dollars):

	Total Credit Facility		Facility Amount Drawn		Amounts Available For Borrowing

U.S. Treasury first lien credit facilities:
Tranche B	$2,000		$2,000		$-
Tranche C	4,642		2,576		2,066	(a)

EDC credit facilities:
Tranche X	$1,211		$1,211		$-
Tranche X-2	909		355	(b)	554

Gold Key Lease credit facility	$5,009		$443		$-	(c)

Mexican development banks credit facility	$400	(d)	$400	(d)	$-

(a)	Includes $350 million which may only be used to fund potential payments to the USDART.
(b)	Represents the USD equivalent of the facility amount drawn on June 12, 2009 ($395 million CAD). As of December 31, 2010, the USD equivalent was $395 million.
(c)	We are currently winding down our Gold Key Lease financing program, therefore, no additional funding will be provided.
(d)	The credit facility was fully drawn at the Mexican peso equivalent of $400 million USD. As of December 31, 2010, the USD equivalent was $416 million.

Note 13.  Income Taxes

Income (loss) before income taxes by jurisdiction was as follows (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
United States	$(731)	$(3,990)
Foreign	218	234

Total	$(513)	$(3,756)

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13.  Income Taxes - Continued

Total income tax expense (benefit) consisted of the following (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Current:
United States	$(1)	$(1)
Foreign	78	(28)
State and local	7	1

Total	84	(28)

Deferred:
Foreign	60	50
State and local	(5)	7

Total	55	57

Total	$139	$29

The significant components of deferred tax expense were as follows (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Deferred tax expense (exclusive of the items below)	$81	$57
Benefits of operating loss carryforwards	(21)	-
Adjustment due to changes in enacted tax rates or law	(5)	-

Total	$55	$57

Provisions are made for estimated non-U.S. income taxes, less available tax credits and deductions, which may be incurred on the future repatriation of our share of our subsidiaries’ undistributed cumulative earnings which are not deemed to be permanently reinvested. U.S. income taxes or foreign withholding taxes were not provided on approximately $1.2 billion and approximately $1.3 billion, respectively, of temporary differences related to investments in foreign subsidiaries because these temporary differences are permanent in duration. This amount may become taxable upon a repatriation of assets from the subsidiaries or a sale or liquidation of the subsidiaries. There are no plans to repatriate the retained earnings from these subsidiaries, as the earnings are permanently reinvested. It is not practicable to estimate the amount of unrecognized deferred tax liability.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13.  Income Taxes - Continued

A reconciliation of income tax expense provided using the statutory U.S. rate of 35 percent to actual income taxes was as follows (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Tax benefit at U.S. statutory rate	$(180)	$(1,315)
Limited liability companies (“LLCs”) loss not subject to federal or state taxes	278	1,405
Adjustment to taxes receivable	(165)	-
Valuation allowances	100	(83)
Income tax reserves	61	-
Foreign statutory rate difference	(12)	(16)
Non-deductible expenses	48	12
Tax rate change	11	-
State and local taxes, net of federal tax	2	8
Withholding taxes	3	7
Foreign currency translation	(12)	14
Other	5	(3)

Total	$139	$29

Effective income tax rate	(27)%	(1)%

For the year ended December 31, 2010, the relationship between income tax expense differs from the expected federal statutory rate of 35 percent primarily due to losses generated by our LLCs, which are disregarded for U.S. federal tax purposes, the establishment of additional Canadian income tax receivables for prior year tax refunds and increases in valuation allowances in the U.S., Canada, and other foreign jurisdictions.

For the period from June 10, 2009 to December 31, 2009, the relationship between income tax expense differs from the expected federal statutory rate of 35 percent primarily due to losses in LLCs and increases in valuation allowances in the U.S., Canada, and other foreign jurisdictions.

At December 31, 2010, we had approximately $949 million of total gross unrecognized tax benefits on uncertain tax positions. These are tax contingencies recorded, that if reversed due to a successful outcome, would favorably affect the income tax rate in future periods.

A reconciliation of unrecognized tax benefits was as follows (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Unrecognized tax benefits at beginning of period	$838	$803
Gross increases for tax positions of prior years	84	-
Gross decreases for tax positions of prior years	(16)	-
Exchange rate differences	43	35

Unrecognized tax benefits at end of period	$949	$838

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13.  Income Taxes - Continued

Our practice is to recognize interest and penalties on uncertain tax positions in income tax expense. Accrued interest on uncertain tax positions was $681 million and $666 million at December 31, 2010 and 2009, respectively, of which $15 million and $75 million was recognized during the year ended December 31, 2010 and during the period from June 10, 2009 to December 31, 2009, respectively.

In connection with the 363 Transaction, we acquired a majority of the equity investments of Old Carco’s direct and indirect subsidiaries and assumed liabilities for uncertain tax positions related to those subsidiaries. We file income tax returns in multiple jurisdictions and are subject to examination by taxing authorities throughout the world. Examinations by tax authorities have been completed through 2005 in both Canada and Mexico.

Prior to the 363 Transaction, Chrysler Canada was reassessed additional taxes for the years 1996 through August 3, 2007 by the Canada Revenue Agency (“CRA”) and the Provincial Tax Authorities (together, the “Canadian Tax Authorities”) related to transfer pricing adjustments (the “Canadian Transfer Pricing Reassessment”). Old Carco disputed the Canadian Transfer Pricing Reassessment and requested that the matter be reviewed by the Canadian and U.S. Competent Authorities, which we collectively refer to as Competent Authorities. Competent Authorities interpret the treaty in force to achieve the effect of eliminating double taxation.

Prior to the 363 Transaction, Chrysler Canada was required to provide the Canadian Tax Authorities a deposit or security interest while the dispute was pending and until the amounts owing under the Canadian Transfer Pricing Reassessment had been fully paid. As a result, Chrysler Canada granted a lien against its Canadian manufacturing facilities and related assets in the principal amount of $500 million in favor of the CRA and $700 million in favor of the Ontario government, both of which are subordinated to the working capital loans received from the EDC.

In accordance with the terms of the June 3, 2009, tax settlement agreement between CG Investment Group LLC, Chrysler Holding, Old Carco and an affiliate of Daimler AG (“Daimler”), which was subsequently assigned to and assumed by us in connection with the 363 Transaction, Daimler agreed to indemnify us against specific tax liabilities, including the related penalties and interest, for specific tax matters arising prior to August 3, 2007, including the Canadian Transfer Pricing Reassessment. As a result, we recorded a $1.3 billion tax indemnity recoverable as of June 10, 2009, which increased to $1.4 billion as of December 31, 2009, primarily due to additional accrued interest. The indemnity recoverable is included in Prepaid Expenses and Other Assets in the accompanying Consolidated Balance Sheets.

In addition, the above tax agreement also required Daimler, upon a resolution by the Competent Authorities, to reimburse us for any taxes paid or refunds applied to the Canadian Transfer Pricing Reassessment. During June 2010, Daimler accepted the Canadian and U.S. Competent Authority settlement proposal (“Competent Authority Settlement”) on the transfer pricing matter. Accordingly, in June 2010, we received a $377 million reimbursement from Daimler. The reimbursement was a result of $372 million of Canadian goods and services tax refunds and $5 million of the Province of Alberta income tax refunds being applied against the Canadian Transfer Pricing Reassessment in 2009.

During December 2010, the Canadian Tax Authorities issued the final reassessment (“Final Reassessment”) with respect to the Competent Authority Settlement, which was accepted by both Daimler and us. The Final Reassessment resulted in $1.5 billion of additional taxes and interest associated with this matter payable to the Canadian Tax Authorities. The Canadian Tax Authorities applied $714 million of payments previously made by us against the amount owing under the Final Reassessment. As noted above, $377 million of these payments have been reimbursed by Daimler and we anticipate the remaining $337 million will be reimbursed by Daimler during 2011. We also anticipate that during 2011, Daimler will make all payments to settle the net amount owing to the Canadian Tax Authorities under the Final Reassessment. As of December 31, 2010, our tax indemnity

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13.  Income Taxes - Continued

recoverable associated with this matter was $1.1 billion and is included in Prepaid Expenses and Other Assets in the accompanying Consolidated Balance Sheets. The associated obligation of $765 million, which is net of $337 million of payments referred to above, is included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets as of December 31, 2010.

Refer to Note 24, Subsequent Events, for additional information regarding events that have occurred subsequent to December 31, 2010 related to this matter.

Deferred tax assets and liabilities result from differences between assets and liabilities measured for financial reporting purposes and those measured for income tax return purposes. The significant components of deferred tax assets and liabilities as of December 31 were as follows (in millions of dollars):

	2010		2009
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Accrued expenses	$523	$-	$402	$-
Postretirement health care and life insurance benefits	409	-	379	-
Property, plant and equipment	2	362	1	361
Pension liabilities and intangible assets	109	-	147	-
Foreign net operating loss (“NOL”) carry forwards	81	-	49	-
State and local taxes, including state NOL	60	24	71	29
Tax credit carry forwards	59	-	107	-
Lease transactions	-	6	-	-
Other	49	135	126	136

	1,292	527	1,282	526
Valuation allowance	(852)	-	(801)	-

Total	$440	$527	$481	$526

Deferred tax assets included the following tax credit and NOL carry forwards as of December 31 (in millions of dollars):

		2010		2009
	Expiration	Deferred Tax Asset	Valuation Allowance	Deferred Tax Asset	Valuation Allowance
Tax credit carry forwards:
Canada	2014 - 2029	$6	$(6)	$55	$(55)
Mexico	2011 - 2017	52	(38)	52	(39)
Other Foreign	Indefinite	1	(1)	-	-

Total		$59	$(45)	$107	$(94)

NOL carry forwards:
U.S. NOLs, net	2029	$18	$(18)	$25	$(25)
Foreign NOLs, net
Germany	Indefinite	19	(19)	19	(19)
Mexico	2017 - 2020	32	(32)	27	(27)
Other	2012 - 2014	19	(19)	-	-
	Indefinite	11	(11)	3	(3)

Total		$99	$(99)	$74	$(74)

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13.  Income Taxes - Continued

A valuation allowance on deferred tax assets is required if, based on the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon our ability to generate sufficient taxable income during the carry back or carry forward periods applicable in each applicable tax jurisdiction. In assessing the realizability of deferred tax assets, we consider both positive and negative evidence. Concluding that a valuation allowance is not required is difficult when there is absence of positive evidence and significant negative evidence which is objective and verifiable, such as cumulative losses in recent years.

We concluded that the lack of positive evidence in combination with the negative, objective evidence of the uncertainty of the near-term outlook for the North American automotive industry, financial markets and projected future taxable income were significant and outweighed other factors. Accordingly, for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, the valuation allowance on deferred tax assets increased by $51 million and $72 million, respectively, to reflect the valuation allowance on the net deferred tax assets related to our foreign operations and domestic state operations. Our net deferred tax assets are primarily related to our foreign operations, which are highly dependent on U.S. sourced taxable income.

Note 14.  Commitments, Contingencies and Concentrations

Litigation

Various legal proceedings, claims and governmental investigations are pending against us on a wide range of topics, including vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including airbags, seats, seat belts, brakes, ball joints, transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death and in some cases include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require us to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. We establish an accrual in connection with pending or threatened litigation if a loss is probable and can be reasonably estimated. Since these accruals represent estimates, it is reasonably possible that the resolution of some of these matters could require us to make payments in excess of the amounts accrued. It is also reasonably possible that the resolution of some of the matters for which accruals could not be made may require us to make payments in an amount or range of amounts that could not be reasonably estimated at December 31, 2010. The term “reasonably possible” is used herein to mean that the chance of a future transaction or event occurring is more than remote but less than likely. Although the final resolution of any such matters could have a material effect on our operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, we believe that any resulting adjustment would not materially affect our consolidated financial position or cash flows.

More than 80 purported class action lawsuits alleging violations of antitrust law were filed on various dates in 2003 against several motor vehicle manufacturers, including Chrysler Canada, as well as the National Automobile Dealers Association and the Canadian Automobile Dealers Association. Some complaints were filed in federal courts in various states and others were filed in state courts. The complaints allege that the defendants conspired to prevent the sale to U.S. consumers of vehicles sold by dealers in Canada in order to maintain new

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14.  Commitments, Contingencies and Concentrations - Continued

Litigation - Continued

car prices at artificially high levels in the U.S. The complaints seek injunctive relief and treble damages on behalf of each person who bought or leased a new vehicle in the U.S. since January 1, 2001. The federal court actions were consolidated in the U.S. District Court for the District of Maine and, in July 2009, the District Court granted the defendants’ motion for summary judgment. Chrysler Canada remains a defendant in four of the pending state court actions. In addition, Chrysler Canada is a defendant in a purported class action filed in the Ontario Superior Court of Justice in September 2007 that claims that a similar alleged conspiracy was preventing lower-cost U.S. vehicles from being sold to Canadians.

In December 2009, the U.S. Congress passed legislation allowing 789 automotive dealers, whose dealership franchise agreements were rejected by Old Carco in connection with the 363 Transaction, to commence binding arbitration to determine whether or not the rejected dealerships should be added to our dealer network. The legislation provides that a prevailing dealer is entitled to a letter of intent for a franchise agreement with us which will require the rejected dealer to satisfy certain customary criteria. It does not provide for payment of monetary damages. Approximately 400 of those rejected dealers filed for arbitration, which proceedings have now concluded with most arbitrations having been either withdrawn, settled or decided in our favor. Litigation is pending in several federal and state courts with 18 dealers that prevailed in arbitration regarding the terms of their letters of intent and/or whether federal law preempts the state law rights of existing dealers to block us from granting a franchise to a rejected dealer for a location within a certain proximity to an existing dealer.

Environmental Matters

We are subject to potential liability under government regulations and various claims and legal actions that are pending or may be asserted against us concerning environmental matters. Estimates of future costs of such environmental matters are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which we may have remediation responsibility and the apportionment and collectability of remediation costs among responsible parties. We establish reserves for these environmental matters when a loss is probable and reasonably estimable. It is reasonably possible that the final resolution of some of these matters may require us to make expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. Although the final resolution of any such matters could have a material effect on our operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, we believe that any resulting adjustment would not materially affect our consolidated financial position or cash flows.

Voluntary Service Actions and Recall Actions

We periodically initiate voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles we sell. We establish reserves for product warranty obligations, including the estimated cost of these service and recall actions, when the related sale is recognized. Refer to Note 11, Accrued Expenses and Other Liabilities for additional information. The estimated future costs of these actions are based primarily on historical claims experience for our vehicles. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective action that may result in adjustments to the established reserves. It is reasonably possible that the ultimate cost of these service and recall actions may require us to make expenditures in excess of established reserves, over an extended period of time

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14.  Commitments, Contingencies and Concentrations - Continued

Voluntary Service Actions and Recall Actions - Continued

and in a range of amounts that cannot be reasonably estimated. Although the ultimate cost of these service and recall actions could have a material effect on our operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, we believe that any such adjustment would not materially affect our consolidated financial position or cash flows.

Commercial Commitments

Several major tier one and other automotive suppliers have initiated bankruptcy proceedings, recently emerged from bankruptcy or are having short-term liquidity constraints due to the lack of available credit and reduced production volumes from vehicle manufacturers. In certain circumstances, we have provided financial support to such suppliers to avoid prolonged interruptions in the supply of components to us. Financial support includes, but is not limited to, parts re-pricing, debtor-in-possession loans, bridge loans, inventory financing and capital expenditure advances. In addition to parts re-pricing actions, we have recorded charges of approximately $65 million and $170 million for financing support to suppliers for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively, which are included in Cost of Sales in the accompanying Consolidated Statements of Operations.

Restricted Cash

Restricted cash, which includes cash equivalents, was $671 million at December 31, 2010 and represents amounts held on deposit or otherwise pledged to secure our obligations under various commercial agreements guaranteed by Daimler ($263 million), the Gold Key Lease portfolio ($172 million), foreign exchange and commodity hedge contracts ($116 million), as well as standby letters of credit and other agreements ($120 million).

Concentrations

Employees

In the U.S. and Canada combined, most of the hourly employees and approximately one-quarter of the salaried employees were represented by unions, which represented approximately 61 percent of our total workforce as of December 31, 2010. Substantially all of the hourly represented employees were represented by the UAW or the CAW.

On June 10, 2009, and in connection with the 363 Transaction, we assumed a four-year collective bargaining agreement between Old Carco and the UAW, as well as a three-year collective bargaining agreement and a 2009 Addendum Agreement to the 2008 Production and Maintenance Agreement between Old Carco and the CAW. The UAW and CAW agreements expire in September 2011 and September 2012, respectively.

Other Matters

Ally MTA

In connection with the 363 Transaction, we replaced Old Carco as a party to the Ally MTA between Old Carco, U.S. Treasury, Ally and USDART. The Ally MTA provides for a risk sharing arrangement, in which USDART will reimburse Ally for a majority of certain qualifying losses on loans with third party Chrysler dealerships issued prior to November 21, 2009. Previously, Old Carco provided $600 million to USDART to cover these losses. On June 10, 2009, and in accordance with the Ally MTA, $500 million of these advances were transferred

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14.  Commitments, Contingencies and Concentrations - Continued

Other Matters - Continued

Ally MTA - Continued

from USDART to us. The unused portion of the remaining $100 million advance to USDART will be transferred to us upon conclusion of the Ally MTA. The Ally MTA will terminate no earlier than 2013 unless all parties mutually agree to terminate the contract at an earlier date. As of December 31, 2010 and 2009, $96 million and $100 million, respectively, of the advance is included in Advances to Related Parties and Other Financial Assets in the accompanying Consolidated Balance Sheets. At December 31, 2010, $4 million is included in Prepaid Expenses and Other Assets in the accompanying Consolidated Balance Sheets and represents qualifying loan losses incurred by Ally to date, which will reduce our Tranche C Commitment at the conclusion of the Ally MTA. Refer to Note 4, Variable Interest Entities, and Note 12, Financial Liabilities, for additional information related to USDART and the Ally risk sharing arrangement.

Ally Auto Finance Operating Agreement and Repurchase Obligations

In accordance with the terms of the Ally Auto Finance Operating Agreement, Ally provides wholesale and retail financing to our dealers and retail customers in the U.S., Canada and Mexico in accordance with its usual and customary lending standards. We subsidize interest rates or cash payments required at the inception of the financing arrangement, as a customer incentive, a practice known as “subvention.” Our agreement with Ally is not exclusive. Ally provides consumer and dealer financing to other manufacturers and our dealers and retail customers obtain financing, including some subvented financing from other financing sources. Under the agreement, however, we must offer all subvention programs to Ally, and we are required to ensure that Ally finances a specified minimum percentage of the units we sell in North America under rate subvention programs in which it elects to participate. We may, from time to time, offer lease products to retail customers through Ally, but Ally is not obligated to offer lease products. We have also agreed to repurchase certain Ally financed inventory upon certain triggering events. Under the Ally agreement, we are required to repurchase Ally-financed inventory, with certain exceptions, in the event of an actual or constructive termination of a dealer’s franchise agreement (including in certain circumstances when Ally forecloses on all assets of a dealer securing financing provided by Ally). These obligations exclude vehicles that have been damaged or altered, that are missing equipment or that have excessive mileage or that have an original invoice date that is more than one year prior to the repurchase date.

As of December 31, 2010, the maximum potential amount of future payments required to be made to Ally under this guarantee is approximately $5.2 billion and is based on the aggregate repurchase value of eligible vehicles financed by Ally in our U.S. dealer stock. If vehicles are required to be repurchased under this arrangement, the total exposure would be reduced to the extent the vehicles are able to be resold to another dealer. The fair value of the guarantee was less than $1 million at December 31, 2010, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made net of the estimated value of inventory that would be reacquired upon the occurrence of such events. This estimate reflects our actual experience.

The Auto Finance Operating Agreement extends through April 30, 2013, with automatic one-year renewals unless either party elects not to renew. Refer to Note 12, Financial Liabilities, for additional information regarding our relationship with Ally.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14.  Commitments, Contingencies and Concentrations - Continued

Other Matters - Continued

Other Guarantees

As of December 31, 2010, we had additional guaranteed obligations of others with maximum exposures of $37 million, of which $10 million has been accrued for.

Arrangements with Key Suppliers

From time to time in the ordinary course of our business, we enter into various arrangements with key suppliers in order to establish strategic and technological advantages. A limited number of these arrangements contain unconditional purchase obligations to purchase a fixed or minimum quantity of goods and/or services with fixed and determinable price provisions. Purchases under these obligations were $295 million and $95 million, respectively, for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009. Future obligations under these contracts as of December 31, 2010 were as follows (in millions of dollars): 2011 - $286; 2012 - $313; 2013 - $154; 2014 - $75; 2015 - $7; 2016 and thereafter - $3.

Additionally, we also enter into similar arrangements containing unconditional purchase obligations to purchase a minimum quantity of goods for which pricing is variable, and therefore do not have fixed and determinable future payment streams. Under these arrangements we are obligated to make payments or receive reimbursements if our purchase volumes are outside a specified range of values. Purchases under these obligations were $116 million and $50 million, respectively, for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009.

Lease Commitments

The majority of our lease payments are for operating leases. As of December 31, 2010, the future minimum rental commitments under operating leases with noncancelable lease terms in excess of one year are as follows (in millions of dollars): 2011 - $128; 2012 - $102; 2013 - $84; 2014 - $75; 2015 - $64; and 2016 and thereafter - $249. Future minimum lease commitments have not been reduced by minimum sublease rental income of $84 million due in the future under noncancelable subleases. Rental expense under operating leases was $168 million and $251 million for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively. We received sublease rentals of $28 million and $63 million during the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15.  Fair Value Measurements

The following summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31 (in millions of dollars):

	2010
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$7,347	$-	$-	$7,347
Restricted cash	671	-	-	671
Derivatives:
Currency forwards and swaps	-	-	-	-
Commodity swaps	-	54	44	98

Total	$8,018	$54	$44	$8,116

Liabilities:
Derivatives:
Currency forwards and swaps	$-	$78	$-	$78
Commodity swaps	-	6	2	8
Interest rate swaps	-	-	1	1

Total	$-	$84	$3	$87

	2009
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$5,862	$-	$-	$5,862
Restricted cash	730	-	-	730
Marketable securities	15	-	-	15

Total	$6,607	$-	$-	$6,607

Liabilities:
Derivatives:
Currency forwards and swaps	$-	$1	$-	$1
Interest rate swaps	-	-	28	28

Total	$-	$1	$28	$29

In accordance with the related guidance, the Gold Key Lease portfolio was impaired by $28 million during the period from June 10, 2009 to December 31, 2009. The fair value used to determine the impairment was measured by discounting the contractual payments and estimated auction proceeds. The discount rate reflected hypothetical market assumptions regarding borrowing rates, credit loss patterns and residual value risk. No impairments were recognized on the Gold Key Lease portfolio during 2010.

We enter into over-the-counter currency forward and swap contracts to manage our exposure to risk relating to changes in foreign currency exchange rates. We estimate the fair value of currency forward and swap contracts by discounting future net cash flows derived from market-based expectations for exchange rates to a single present value.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15.  Fair Value Measurements - Continued

We enter into over-the-counter commodity swaps to manage our exposure to risk relating to changes in market prices of various commodities. Swap contracts are fair valued by discounting future net cash flows derived from market-based expectations for commodity prices to a single present value. For certain commodities within our portfolio, market-based expectations of these prices are less observable, and alternative sources are used to develop these inputs. We have classified these commodity swaps as Level 3 within the fair value hierarchy.

We enter into over-the-counter interest rate swaps to mitigate interest rate risk exposures. We estimate the fair value of our interest rate swaps using third-party industry standard valuation models. These models project future cash flows and discount the future amounts to a present value using market-based expectations for interest rates and the contractual terms of the derivative instruments, which are less observable. We have classified these interest rate swaps as Level 3 within the fair value hierarchy.

We take into consideration credit valuation adjustments on both assets and liabilities taking into account credit risk of our counterparties and non-performance risk as described in Note 16, Derivative Financial Instruments and Risk Management.

The following summarizes the changes in Level 3 items measured at fair value on a recurring basis (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Derivatives Assets (Liabilities):
Balance at beginning of the period	$(28)	$(57)
Total realized and unrealized gains (losses):
Included in Net Loss	33	29
Included in Other Comprehensive Loss	46	-
Purchases, issuances and settlements, net	(10)	-
Transfers in or out of Level 3	-	-

Fair value at end of the period	$41	$(28)

Changes in unrealized losses relating to instruments held at end of period	$27	$29

During the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009 there were no transfers between Level 1 and Level 2 or into or out of Level 3.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15.  Fair Value Measurements - Continued

The carrying amounts and estimated fair values of our financial instruments as of December 31 were as follows (in millions of dollars):

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$7,347	$7,347	$5,862	$5,862
Restricted cash	671	671	730	730
Marketable securities	-	-	15	15
Financial assets	219	219	252	252
Financial liabilities	13,731	15,458	9,551	10,749
Derivatives:
Included in Prepaid Expenses and Other Assets and Advances to Related Parties and Other Financial Assets	98	98	-	-
Included in Accrued Expenses and Other Liabilities	87	87	29	29

The estimated fair values have been determined by using available market information and valuation methodologies as described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair values.

The methods and assumptions used to estimate the fair value of financial instruments are consistent with the definition presented in the accounting guidance for fair value measurements and are as follows:

Cash and cash equivalents, including restricted cash

The carrying value of cash and cash equivalents approximates fair value due to the short maturity of these instruments and consists primarily of money market funds, certificates of deposit, commercial paper, time deposits and bankers’ acceptances.

Marketable securities and financial assets

The fair values of marketable securities and financial assets were determined using either quoted market prices or valuation models that use observable market data.

Financial liabilities

The fair values of financial liabilities are estimated by discounting future cash flows using market interest rates, adjusted for the non-performance risk associated with the financial liability over the remaining term or using quoted market prices where available.

Derivative instruments

The fair values of derivative instruments are based on pricing models or formulas using current estimated cash flow and discount rate assumptions.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16.  Derivative Financial Instruments and Risk Management

All derivative instruments are recognized in the accompanying Consolidated Balance Sheets at fair value. The fair values of our derivative financial instruments are based on pricing models or formulas using current estimated cash flow and discount rate assumptions. We include an adjustment for non-performance risk in the recognized measure of fair value of derivative instruments. The adjustment is estimated based on the net exposure by counterparty. We use an estimate of the counterparty’s non-performance risk when we are in a net asset position and an estimate of our own non-performance risk when we are in a net liability position. As of December 31, 2010 and 2009, the adjustment for non-performance risk did not materially impact the fair value of derivative instruments.

The use of derivatives exposes us to the risk that a counterparty may default on a derivative contract. We establish exposure limits for each counterparty to minimize this risk and provide counterparty diversification. Substantially all of our derivative exposures are with counterparties that have long-term credit ratings of single–A or better. The aggregate fair value of derivative instruments in asset positions on December 31, 2010 was approximately $98 million, representing the maximum loss that we would recognize at that date if all counterparties failed to perform as contracted. We did not have any derivative instruments in asset positions at December 31, 2009. We enter into master agreements with counterparties that generally allow for netting of certain exposures; therefore, the actual loss that we would recognize if all counterparties failed to perform as contracted could be significantly lower.

The terms of the majority of our agreements with counterparties for foreign exchange and commodity hedge contracts require us to post collateral at the inception of the trade, as well as when derivative instruments are in a liability position. In addition, these agreements contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding net asset or liability positions. These cross-default provisions could be triggered if there was a non-performance event under certain debt obligations. The fair value of the related gross liability positions as of December 31, 2010 and 2009, which represent our maximum potential exposure, were $86 million and $1 million, respectively. As of December 31, 2010 and 2009, we posted $116 million and $2 million, respectively, as collateral for foreign exchange and commodity hedge contracts that were outstanding at the respective year ends. The cash collateral is included in Restricted Cash in the accompanying Consolidated Balance Sheets. If cross-default provisions were triggered, there would be no additional settlement liability due to the counterparties as of December 31, 2010 and 2009.

The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivative instruments, such as interest rates, foreign currency exchange rates or commodity volumes and prices.

Cash Flow Hedges

We use financial instruments designated as cash flow hedges to hedge exposure to foreign currency exchange risk associated with transactions in currencies other than the functional currency in which we operate. We also use financial instruments designated as cash flow hedges to hedge our exposure to commodity price risk associated with buying certain commodities used in the ordinary course of our operations.

Changes in the fair value of designated derivatives that are highly effective as cash flow hedges are recorded in AOCI, net of income taxes. These changes in the fair value are then released into earnings contemporaneously with the earnings effects of the hedged items. Cash flows associated with cash flow hedges are reported in Net Cash Provided by Operating Activities in the accompanying Consolidated Statements of Cash Flows. The ineffective portions of the fair value changes are recognized in the results of operations immediately. Our cash flow hedges mature within 18 months.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16.  Derivative Financial Instruments and Risk Management - Continued

Cash Flow Hedges - Continued

We discontinue hedge accounting prospectively and hold amounts in AOCI with future changes in fair value recorded directly in earnings when (i) it is determined that a derivative is no longer highly effective in off-setting changes in cash flows of a hedged item; (ii) the derivative is discontinued as a hedge instrument because it is not probable that a forecasted transaction will occur; or (iii) the derivative expires or is sold, terminated or exercised. Those amounts held in AOCI are subsequently reclassified into income over the same period or period during which the forecasted transaction affects income. When hedge accounting is discontinued because it is determined that the forecasted transactions will not occur, the derivative continues to be carried on the balance sheet at fair value, and gains and losses that were recorded in AOCI are recognized immediately in earnings. The hedged item may be designated prospectively into a new hedging relationship with another derivative instrument.

We did not have any derivative instruments designated as cash flow hedges outstanding as of December 31, 2009. The following summarizes the fair values of derivative instruments designated as cash flow hedges which were outstanding as of December 31, 2010 (in millions of dollars):

	Notional Amounts	Derivative Assets (a)	Derivative Liabilities (b)
Derivatives designated as hedging instruments:
Commodity swaps	$205	$44	$(6)
Currency forwards and swaps	2,454	-	(72)

Total	$2,659	$44	$(78)

(a)	The related derivative instruments are recognized in the accompanying Consolidated Balance Sheets in Prepaid Expenses and Other Assets.
(b)	The related derivative instruments are recognized in the accompanying Consolidated Balance Sheets in Accrued Expenses and Other Liabilities.

The following summarizes the gains (losses) recorded in Other Comprehensive Income (Loss) (“OCI”) and reclassified from AOCI to income (in millions of dollars):

		Year Ended December 31, 2010
		Gain (Loss) Recorded in OCI	Gain (Loss) Reclassified from AOCI to Income
Commodity swaps		$41	$(1)
Currency forwards and swaps		(74)	-

	Total	$(33)	$(1)

We expect to reclassify existing net losses of $39 million from AOCI to income within the next 12 months.

Derivatives Not Designated as Hedges

We have elected not to apply hedge accounting to certain derivative instruments. We use derivatives to economically hedge our financial and operational exposures. Unrealized and realized gains and losses related to derivatives that are not designated as accounting hedges are included in Revenues, Net or Cost of Sales in the accompanying Consolidated Statements of Operations as appropriate depending on the nature of the risk being

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16.  Derivative Financial Instruments and Risk Management - Continued

Derivatives Not Designated as Hedges - Continued

hedged. Cash flows associated with derivatives that are not designated as hedges are reported in Net Cash Provided by Operating Activities in the accompanying Consolidated Statements of Cash Flows.

The following summarizes the fair values of derivative instruments not designated as hedges as of December 31 (in millions of dollars):

	2010
	Notional Amounts	Derivative Assets (a)	Derivative Liabilities (b)
Derivatives not designated as hedging instruments:
Commodity swaps	$212	$54	$(2)
Currency forwards and swaps	145	-	(6)
Interest rate swaps	254	-	(1)

Total	$611	$54	$(9)

	2009
	Notional Amounts	Derivative Assets	Derivative Liabilities (b)
Derivatives not designated as hedging instruments:
Currency forwards and swaps	$40	$-	$(1)
Interest rate swaps	1,272	-	(28)

Total	$1,312	$-	$(29)

(a)	The related derivative instruments are recognized in the accompanying Consolidated Balance Sheets in Prepaid Expenses and Other Assets.
(b)	The related derivative instruments are recognized in the accompanying Consolidated Balance Sheets in Accrued Expenses and Other Liabilities.

The following summarizes the effect of derivative instruments in the respective financial statement captions of the accompanying Consolidated Statements of Operations (in millions of dollars):

	Financial Statement Caption	Year Ended December 31, 2010 Gain (Loss)	Period from June 10, 2009 to December 31, 2009 Gain (Loss)
Derivatives not designated as hedging instruments:
Currency forwards and swaps	Revenues, Net	$(5)	$-
Commodity swaps	Cost of Sales	68	-
Interest rate swaps	Cost of Sales	27	29

Total		$90	$29

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17.  Stock-Based Compensation

Restricted Stock Plans

During 2009 the Special Master approved the Chrysler Group LLC Restricted Stock Unit Plan (“RSU Plan”), which authorized the issuance of 18,000,000 Restricted Stock Units (“RSUs”) to certain key employees, and our Compensation Committee approved the RSU Plan and then granted 1,300,512 RSUs. In 2010 an additional 602,124 RSUs were granted under the RSU Plan. RSUs represent a contractual right to receive a payment in an amount equal to the fair market value of one Chrysler unit, as defined in the RSU plan.

The fair value of each RSU is based on the fair value of our Company’s membership interests. Each RSU represents a unit, or a Chrysler Group Unit, equal to 1/600th of the value of a Class A Membership Interest on a fully diluted basis after conversion of the Class B Membership Interests assuming that Fiat’s ownership interest does not increase as a result of the occurrence of the Class B Events, which equates to 600 million Chrysler Group Units.

Since there is no publicly observable trading price for our membership interests, fair value was determined using a discounted cash flow methodology. We use this approach to estimate our enterprise value which is based on our projected cash flows. We then deduct the fair value of our outstanding interest bearing debt as of the measurement date from our enterprise value to arrive at the fair value of equity. This amount is then divided by 600 million to estimate the fair value of a single Chrysler Group Unit. The significant assumptions used in the calculation of fair value at each issuance date and for each period included the following:

•	Annual projections through 2014 prepared by management that reflect the estimated after-tax cash flows a market participant would expect to generate from operating the business;

•

A terminal value which was determined using a growth model that applied a 2.0 percent long-term growth rate to our projected after-tax cash flows beyond 2014. The long-term growth rate was based on our internal projections as well as industry growth prospects;

•	An estimated after-tax WACC ranging from 15.3 percent to 15.0 percent in 2010 and from 19.5 percent to 15.3 percent in 2009; and

•	Projected worldwide factory shipments ranging from 1.6 million vehicles in 2010 to 2.8 million vehicles in 2014.

Based on these calculations, we estimated that the per unit fair value of a Chrysler Group Unit was $7.95 and $2.98 at December 31, 2010 and 2009, respectively.

RSUs granted to employees vest in two tranches. In the first tranche, representing 25 percent of the RSUs, vesting occurs if the participant is continuously employed through the third anniversary of the grant date, and the Modified Earnings Before Interest, Taxes, Depreciation and Amortization (“Modified EBITDA”) threshold for 2010 is achieved. This target was achieved for 2010. These awards are classified as liabilities and included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets. The liability is remeasured and adjusted to fair value at the end of each reporting period until the awards are fully-vested and paid to the employees. The value of these awards is recorded as compensation expense over the requisite service periods. The settlement of these awards will be in cash; however, upon completion of an Initial Public Offering (“IPO”), we have the option to settle the awards in Company stock. Should we elect to settle the awards in Company stock, the awards would then be accounted for as a modification from a liability to an equity award. Settlement of the awards is contingent upon our repayment of a minimum of 25 percent of the outstanding U.S. Treasury debt obligations (for additional details, see “U.S. Treasury First Lien Credit Facilities” in Note 12, Financial Liabilities).

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17.  Stock-Based Compensation - Continued

Restricted Stock Plans - Continued

In the second tranche, representing 75 percent of the RSUs, vesting occurs at the later of (i) the participant’s continuous employment through the third anniversary of the grant date or (ii) the date on which we complete an IPO. The settlement of these awards will be at our discretion, in the form of cash or Company stock, and will therefore be classified as equity in the accompanying Consolidated Balance Sheets. Settlement of the awards is contingent upon our repayment of all of the outstanding U.S. Treasury debt obligations. Given the second tranche’s equity classification, it is valued as of the grant date and not remeasured until the awards are fully-vested and paid to the employees. No expense will be recognized related to these awards until an IPO is determined to be probable. As the ability to complete an IPO is subject to outside market conditions that are beyond our control, the IPO event is not considered probable under U.S. GAAP until it occurs.

During 2009 we also established the Chrysler Group LLC 2009 Directors’ Restricted Stock Unit Plan (“Directors’ RSU Plan”) which has authorized the issuance of 3,253,014 RSUs to our Board of Directors to date. We have granted 2,891,568 RSUs to our non-employee directors. For non-employee directors, RSUs vest ratably, in one-third increments on the anniversary of the Director’s service date, over a period of three years. These awards are classified as liabilities and included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets. The liability is remeasured and adjusted to fair value at the end of each reporting period until the awards are fully-vested and paid to the directors. The value of the awards is recorded as compensation expense over the requisite service periods. Settlement of the awards will be made within 60 days of the Director’s cessation of service on our Board and will be paid in cash; however, upon completion of an IPO, we have the option to settle the awards in cash or Company stock. Should we elect to settle the awards in Company stock, the awards would then be accounted for as a modification from a liability to an equity award.

Compensation expense of $16 million was recognized for these plans during the year ended December 31, 2010. For the period from June 10, 2009 to December 31, 2009, compensation expense was less than $1 million for these plans. The corresponding tax benefit in both periods was insignificant. Total unrecognized compensation expense at December 31, 2010 was $22 million, which will be recognized over the remaining service periods and based upon our assessment of performance conditions and post-vesting contingencies being achieved.

The following summarizes the activity related to RSUs issued to our employees and non-employee directors:

	Year Ended December 31, 2010		Period from June 10, 2009 to December 31, 2009
	Restricted Stock Units	Weighted Average Grant Date Fair Value	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested at beginning of period	4,139,669	$1.66	-	$-
Granted	602,124	1.66	4,192,080	1.66
Vested	(963,856)	1.66	-	-
Forfeited	-	-	(52,411)	1.66

Non-vested at end of period	3,777,937	1.66	4,139,669	1.66

Deferred Phantom Share Plan

During 2009 the Special Master approved the Chrysler Group LLC Deferred Phantom Share Plan (“DPS Plan”) which authorized the issuance of phantom shares of the Company (“Phantom Shares”) and our Compensation

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17.  Stock-Based Compensation - Continued

Deferred Phantom Share Plan - Continued

Committee approved the DPS Plan. Under the DPS Plan, Phantom Shares are granted to certain key employees, vest immediately on the grant date and will be settled in cash. Phantom Shares are redeemable in three equal, annual installments beginning on the second anniversary of grant; however, each installment is redeemable one year earlier if we repay our U.S. Treasury debt obligations. There is no limit on the number of Phantom Shares authorized for the DPS Plan. These awards are classified as liabilities and included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets, and remeasured to fair value at each balance sheet date until settled. Phantom shares are generally payable in three installments of one-third each at the end of the quarters in which the second, third and fourth anniversaries of the grant occur.

The fair value of each Phantom Share is based on the fair value of our Company’s membership interests. Each Phantom Share represents a Chrysler Group Unit, equal to 1/600th of the value of a Class A Membership Interest on a fully diluted basis after conversion of the Class B Membership Interests assuming that Fiat’s ownership interest does not increase as a result of the occurrence of the Class B Events.

Since there is no observable publicly traded price for our membership interests, the calculation of fair value is determined using a discounted cash flow methodology. We use this approach to estimate our enterprise value which is based on our projected cash flows. We then deduct the fair value of our outstanding interest bearing debt as of the measurement date from our enterprise value to estimate the fair value of our membership interests. Based on these calculations, we estimated that the per unit fair value of a Chrysler Group Unit was $7.95 and $2.98 as of December 31, 2010 and 2009, respectively.

Phantom Shares granted to certain key employees and vested for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009 were 2,253,046 shares and 633,068 shares, respectively.

Compensation expense of $19 million and $1 million, respectively, was recognized for the DPS Plan during the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009. The corresponding tax benefit was insignificant in both periods. No distributions have been made to the holders of the Phantom Share awards.

The following summarizes the activity related to the Phantom Shares issued to our employees:

	Year Ended December 31, 2010		Period from June 10, 2009 to December 31, 2009
	Deferred Phantom Shares	Weighted Average Grant Date Fair Value	Deferred Phantom Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	633,068	$1.66	-	$-
Granted and vested	2,253,046	2.08	633,068	1.66

Outstanding at end of period	2,886,114	1.99	633,068	1.66

Note 18.  Employee Retirement and Other Benefits

We sponsor both noncontributory and contributory defined benefit pension plans. The majority of the plans are funded plans. The noncontributory pension plans cover certain of our hourly and salaried employees. Benefits are

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

based on a fixed rate for each year of service. Additionally, contributory benefits are provided to certain of our salaried employees under the salaried employees’ retirement plans. These plans provide benefits based on the employee’s cumulative contributions, years of service during which the employee contributions were made and the employee’s average salary during the five consecutive years in which the employee’s salary was highest in the fifteen years preceding retirement.

We provide health care, legal and life insurance benefits to certain of our hourly and salaried employees. Upon retirement from the Company, employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically.

We also sponsor defined contribution plans for certain of our U.S. and non-U.S. hourly and salaried employees. During the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, contribution expense related to these plans was $5 million and $2 million, respectively.

Significant Plan Events

Transfer of VEBA Trust Assets and Obligations to the UAW Retiree Medical Benefits Trust

In connection with the 363 Transaction, we entered into the VEBA Settlement Agreement with the UAW, which provided for certain postretirement health care benefits to vested retirees. Under the VEBA Settlement Agreement, we created the UAW Postretirement Health Care Plan, which was responsible for paying all health care claims incurred by our UAW vested retirees (“Covered Retirees”) from June 10, 2009 through January 1, 2010. On January 1, 2010, the VEBA Trust assumed responsibility for all claims incurred by our UAW retirees subsequent to January 1, 2010, with the exception of claims incurred by retirees who participated in an early retirement program offered by Old Carco during the period from April 28, 2009 through May 25, 2009 (“Window Period”). For these individuals, we have an obligation to pay all claims incurred for 24 months from the date the individual retired. The VEBA Trust will assume responsibility for all claims incurred after that date.

On June 10, 2009, and in accordance with the terms of the VEBA Settlement Agreement, we issued the VEBA Trust Note with a face value of $4,587 million and a 67.7 percent ownership interest in the Company. Refer to Note 12, Financial Liabilities, and Note 19, Other Transactions with Related Parties, for additional information. The VEBA Trust Note has an implied interest rate of 9 percent. The fair value of the VEBA Trust Note and Membership Interests at June 10, 2009 were estimated to be $2,277 million and $479 million, respectively. The assumptions used to estimate the fair value of the VEBA Trust Note and Membership Interests are discussed below—under Assumptions.

The health care OPEB obligation related to UAW represented employees and retirees at June 10, 2009 and December 31, 2009 was included in accrued expenses and other liabilities. As of December 31, 2009, the obligation included the following items as a result of the VEBA Settlement Agreement: (i) the VEBA Trust Note and membership interests issued to the VEBA Trust, which, in total, were valued at $5,077 million, including $233 million of accrued interest, (ii) an obligation equal to the existing VEBA Trust assets to be transferred to the UAW along with an off-setting amount for the value of the existing VEBA Trust assets and (iii) an obligation for anticipated claims to be incurred by the Covered Retirees through January 1, 2010 or during the Window Period for participating retirees. During the year ended December 31, 2010, we recognized a $35 million gain associated with these claims as a result of the actual claims incurred by the Covered Retirees being less than anticipated.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Significant Plan Events - Continued

Transfer of VEBA Trust Assets and Obligations to the UAW Retiree Medical Benefits Trust - Continued

Our policy is to utilize the 10 percent corridor approach, which is in accordance with accounting guidance related to OPEB plans. For OPEB plans that are short-term in nature and under which our obligation is capped, our policy is to immediately recognize actuarial gains or losses. On the measurement date of December 31, 2009, the OPEB obligation increased primarily due to a change in discount rate, resulting in a loss. Therefore, we immediately recognized a loss of $2,051 million in the net periodic benefit costs, as a result of the increases in the fair values of the VEBA Trust Note and Membership Interests, calculated as follows:

	June 10, 2009	Interest Expense and Accretion for the Period from June 10, 2009 to December 31, 2009	Remeasurement Loss for the Period from June 10, 2009 to December 31, 2009	December 31, 2009
VEBA Trust Note	$2,277	$37	$1,540	$3,854
Accrued Interest	-	233	-	$233
VEBA Trust Membership Interests	479	-	511	990

Total	$2,756	$270	$2,051	$5,077

The loss is included in Selling, Administrative, and Other Expenses in the accompanying Consolidated Statements of Operations.

On January 1, 2010, and in accordance with the terms of the VEBA Settlement Agreement, we transferred $1,972 million of plan assets to the VEBA Trust and thereby were discharged of $7,049 million of benefit obligations related to postretirement health care benefits for certain UAW retirees. As a result of this settlement, we derecognized the associated OPEB obligation of $5,077 million, which was included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets as of December 31, 2009. Separately, we recognized a financial liability for the VEBA Trust Note at a fair value of $3,854 million, which included the $4,587 million VEBA Trust Note net of the related discount of $733 million, along with accrued interest of $233 million. In addition, the contribution receivable for the VEBA Trust Membership Interests of $990 million was satisfied.

Canadian HCT Settlement Agreement

On August 13, 2010, Chrysler Canada entered into the Canadian HCT Settlement Agreement with the CAW to permanently transfer the responsibility for providing postretirement health care benefits to the Covered Group to a new retiree plan. The new retiree plan will be funded by the HCT.

On December 31, 2010, and in accordance with the Canadian HCT Settlement Agreement, Chrysler Canada issued the Canadian HCT Notes to the HCT with a fair value of $1,087 million ($1,085 million CAD) and made a cash contribution of $104 million to the HCT in exchange for settling its retiree health care obligations for the Covered Group. In accordance with the Canadian HCT Settlement Agreement, the cash contribution was determined based on an initial payment of $175 million which was adjusted for the following: (i) reduced by $53 million for benefit payments made by us for claims incurred by the Covered Group from January 1, 2010 through December 31, 2010, (ii) reduced by $22 million for required taxes associated with the transaction and administrative costs and (iii) increased by $4 million for interest charges and retiree contributions received by us

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Significant Plan Events - Continued

Canadian HCT Settlement Agreement - Continued

during the same period. In addition, on December 31, 2010, we paid $3 million to the HCT for taxes incurred related to this transaction. As of December 31, 2010, $19 million of obligations associated with this transaction were outstanding and are scheduled to be paid in 2011.
During the year ended December 31, 2010, we recognized a $46 million loss as a result of the Canadian HCT Settlement Agreement, which was calculated as follows (in millions):

OPEB obligation settled	$1,213
Recognition of actuarial losses included in AOCI	(46)
Fair value of Canadian HCT Notes issued to HCT	(1,087)
Cash contribution to HCT	(104)
Tax obligations associated with the Canadian HCT Settlement Agreement	(22)

Net loss on Canadian HCT Settlement Agreement	$(46)

On December 31, 2010, and in accordance with the Canadian HCT Settlement Agreement, we made a $45 million (CAD $45 million) principal payment on the Canadian HCT Notes. Refer to Note 12, Financial Liabilities, for additional information related to the Canadian HCT Notes.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

The following summarizes the changes in the benefit obligations and related plan assets, as well as the status of the plans at year end (in millions of dollars):

	Year Ended December 31, 2010			Period from June 10, 2009 to December 31, 2009
	Pension Benefits	OPEB		Pension Benefits	OPEB
Change in benefit obligation:
Benefit obligation at beginning of period	$28,595	$10,842		$25,950	$8,280
VEBA Settlement	-	(7,049)		-	-
Canadian HCT Settlement	-	(1,213)		-	-
Service cost	242	34		106	83
Interest cost	1,526	194		930	465
Employee contributions	10	-		5	-
Amendments and benefit changes	-	(5)		-	(1)
Actuarial (gain)/loss	1,006	(17)		8	669
Gain on VEBA claims adjustment	-	(35)		-	-
Discount rate change	635	77		2,653	1,808
Benefits paid	(2,446)	(272	)(a)	(1,265)	(526)
Special early retirement programs	26 (b)	-		12	-
Other, primarily currency translation	280	80		196	64

Benefit obligation at end of period	$29,874	$2,636		$28,595	$10,842

Change in plan assets:
Fair value of plan assets at beginning of period	$24,731	$2,009		$22,629	$1,774
VEBA Settlement	-	(1,972)		-	-
Actual return on plan assets	2,929	-		2,934	235
Employee contributions	10	-		5	-
Company contributions – to pension trust	358	-		228	-
Company contributions – directly to pay benefits	32	272		12	526
Benefits paid	(2,446)	(272)		(1,265)	(526)
Other, primarily currency translation	251	-		188	-

Fair value of plan assets at end of period	$25,865	$37		$24,731	$2,009

Funded status of plans	$(4,009)	$(2,599)		$(3,864)	$(8,833)

Amounts recognized on the balance sheet:
Non-current assets	$71	$-		$36	$-
Current liabilities	(22)	(215)		(22)	(5,415)
Non-current liabilities	(4,058)	(2,384)		(3,878)	(3,418)

Total	$(4,009)	$(2,599)		$(3,864)	$(8,833)

Amounts recognized in accumulated other comprehensive loss:
Unrealized actuarial net loss	$(1,106)	$(270)		$(648)	$(265)
Unrealized prior service credit	-	6		-	1

Total	$(1,106)	$(264)		$(648)	$(264)

Pension plans in which accumulated benefit obligation (“ABO”) exceeds plan assets at December 31:
ABO	$28,961			$27,717
Fair value of plan assets	25,330			24,246

ABO at December 31	$29,410			$28,166

Pension plans in which projected benefit obligation (“PBO”) exceeds plan assets at December 31:
PBO	$29,410			$28,146
Fair value of plan assets	25,330			24,246

(a)	Includes $53 million of benefit payments made during 2010 related to claims incurred by the Covered Group from January 1, 2010 through December 31, 2010.
(b)	Includes $27 million of special early retirement costs, partially offset by $1 million recognized in other comprehensive loss.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

The components of benefit expense and other changes in plan assets and benefit obligations recognized in other comprehensive loss were as follows (in millions of dollars):

	Year Ended December 31, 2010		Period from June 10, 2009 to December 31, 2009
	Pension Benefits	OPEB	Pension Benefits	OPEB
Net periodic benefit cost:
Service cost	$242	$34	$106	$83
Interest cost	1,526	194	930	465
Expected return on plan assets	(1,741)	-	(914)	(74)
Loss on Canadian HCT Settlement	-	46	-	-
Remeasurement loss on VEBA Trust Note and Membership Interests	-	-	-	2,051
Gain on VEBA claims adjustment	-	(35)	-	-
Amortization of unrecognized loss	-	6	-	-
Amortization of prior service cost	-	-	-	-

Net periodic benefit costs	27	245	122	2,525
Special early retirement cost	27	-	12	-

Total benefit costs	$54	$245	$134	$2,525

Other comprehensive loss:
Net loss	$458	$22	$648	$2,316
Recognition of loss on Canadian HCT Settlement	-	(46)	-	-
Recognition of loss on VEBA Trust Note and Membership Interests remeasurement	-	-	-	(2,051)
Recognition of gain on VEBA claims adjustment	-	35	-	-
Amortization of unrecognized loss	-	(6)	-	-
Prior service cost (credit)	-	(5)	-	(1)
Amortization of prior service cost	-	-	-	-

Total recognized in other comprehensive loss	458	-	648	264

Total recognized in total benefit costs and other comprehensive loss	$512	$245	$782	$2,789

In 2011, $14 million of unrealized actuarial net losses are expected to be amortized into expense. Additionally, the charges from unrealized prior service cost are expected to be less than $1 million in 2011.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Assumptions

Assumptions used to determine the benefit obligation and expense were as follows:

	Year Ended December 31, 2010		Period from June 10, 2009 to December 31, 2009
	Pension Benefits	OPEB	Pension Benefits	OPEB
Weighted-Average Assumptions Used to Determine Benefit Obligations at December 31:
Discount rate – ongoing benefits	5.33%	5.57%	5.54%	5.38%
Discount rate – VEBA Trust Note	N/A	N/A	N/A	11.69%
Rate of compensation increase	4.08%	4.50%	4.08%	4.50%

Weighted-Average Assumptions Used to Determine Periodic Costs:
Discount rate – ongoing benefits	5.54%	5.38%	6.60%	5.81%
Discount rate – VEBA Trust Note	N/A	N/A	N/A	21.02%
Expected return on plan assets	7.41%	-	7.42%	7.50%
Rate of compensation increase	4.08%	4.50%	4.08%	4.50%

We currently sponsor OPEB plans in the U.S. and Canada only. The annual rate of increase in the per capita cost of covered U.S. health care benefits assumed for 2010 was 6.5 percent. The annual rate was assumed to decrease gradually to 5.0 percent in 2015 and remain at that level thereafter. The annual rate of increase in the per capita cost of covered Canadian health care benefits assumed for 2010 was 3.9 percent. The annual rate was assumed to remain at 3.9 percent thereafter.

The assumed health care cost trend rate has a significant effect on the amounts reported for postretirement health care and life insurance benefits. A one percentage point change in the assumed health care cost trend rate for U.S. and Canada combined would have the following effects as of December 31, 2010 (in millions of dollars):

	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost components	$5	$(4)
Effect on postretirement benefit obligation	61	(54)

The expected long-term rate of return on plan assets assumption is developed using a consistent approach across all plans. This approach primarily considers various inputs from a range of advisors for long-term capital market returns, inflation, bond yields and other variables, adjusted for specific aspects of our investments strategy.

The discount rates for the plans were determined as of December 31 of each year. The rates are based on yields of high-quality (AA-rated or better) fixed income investments for which the timing and amounts of payments match the timing and amounts of the projected pension and postretirement health care, legal and life insurance benefit payments.

The fair values and yields of the VEBA Trust Note at June 10, 2009 and December 31, 2009 and the Canadian HCT Notes at December 31, 2010 were determined based on the estimated price to transfer the note to a market participant at the respective measurement dates, taking into account our non-performance risk and market

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Assumptions - Continued

conditions at those dates. The fair value of the VEBA Trust Note and the Canadian HCT Notes was estimated using a discounted cash flow methodology utilizing the contractual cash flows per the note agreements discussed in Note 12, Financial Liabilities and a synthetic credit rating to estimate the non-performance risk associated with our debt instruments. Market observable data for discount rates reflecting the non-performance risk of the obligations was not available at the measurement dates. Appropriate discount rates were estimated by extrapolating market observable debt yields at the measurement dates. The discount rates used to estimate the fair value of the VEBA Trust Note, which has a final maturity date of July 2023, were 21.0 percent and 11.7 percent at June 10, 2009 and December 31, 2009, respectively. The change in discount rates was due to a significant improvement in the credit markets from June 10, 2009 to December 31, 2009. This improvement resulted in a significant decrease in the extrapolated yield curve used to estimate the fair value of the VEBA Trust Note. The discount rates used to estimate the fair value of the four Canadian HCT Notes ranged from 5.81 percent to 9.75 percent at December 31, 2010. These discount rates reflect the contractual payment terms and maturities of the Canadian HCT Notes, which, as discussed in Note 12, Financial Liabilities, range from a final maturity of June 2012 for Tranche D to June 2024 for Tranches B and C. Generally, the non-performance risk of an obligation increases with the term of the obligation. As such, shorter-term obligations tend to have a lower non-performance risk, and therefore a lower discount rate than longer-term obligations, which is reflected in the range of rates used to fair value the Canadian HCT Notes and the VEBA Trust Note. Additionally, the discount rates used to measure the fair value of the Canadian HCT Notes as of December 31, 2010 reflect continued improvements in the extrapolated yield curve derived from observable market data as compared to December 31, 2009, which was the measurement date for the VEBA Trust Note.

The fair value of the VEBA Trust Membership Interests at June 10, 2009 and December 31, 2009 was determined using a discounted cash flow model that discounts the expected future cash flows of the Company by an estimated WACC and subtracting the face value of the Company’s debt at the measurement date. Key inputs used in the model included:

•	Annual projections through 2014 prepared by management that reflect the estimated after-tax cash flows a market participant would expect to generate from operating the business;

•

A terminal value which was determined using a growth model that applied a 2.0 percent long-term growth rate to our projected after-tax cash flows beyond 2014. The long-term growth rate was based on our internal projections as well as industry growth prospects;

•

The estimated after-tax WACC used as of June 10, 2009 and December 31, 2009 was 19.5 percent and 15.3 percent, respectively. The decrease in the WACC was primarily attributable to the improvements in the credit markets noted above, which resulted in a decrease in the estimated cost of debt; and

•	Projected worldwide factory shipments ranging from 1.6 million vehicles in 2010 to 2.8 million vehicles in 2014.

Refer to Note 3, Summary of Significant Accounting Policies, and Note 15, Fair Value Measurements, for discussions of the principles applied to measure fair value.

Plan Assets

Our investment strategies and objectives for pension assets reflect a balance of liability-hedging and return-seeking considerations. Our investment objectives are to minimize the volatility of the value of the pension assets relative to pension liabilities and to ensure pension assets are sufficient to pay plan benefits. Our objective of

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Plan Assets - Continued

minimizing the volatility of assets relative to liabilities is addressed primarily through asset diversification, partial asset-liability matching and hedging. Assets are broadly diversified across many asset classes to achieve risk-adjusted returns that, in total, lower asset volatility relative to the liabilities. In order to minimize pension asset volatility relative to the pension liabilities, a portion of the pension plan assets are allocated to fixed income investments.

The weighted-average target asset allocations for all of our plan assets are currently 46 percent fixed income, 27 percent equity, 24 percent alternative investments and 3 percent other investments. Our policy, which rebalances investments regularly, ensures actual allocations are in line with target allocations as appropriate.

All assets are actively managed by external investment managers. Investment managers are not permitted to invest outside of the asset class or strategy for which they have been appointed. We use investment guidelines to ensure investment managers invest solely within the mandated investment strategy. Certain investment managers use derivative financial instruments to mitigate the risk of changes in interest rates and foreign currencies impacting the fair values of certain investments. Derivative financial instruments may also be used in place of physical securities when it is more cost effective and/or efficient to do so.

Sources of potential risk in the pension plan assets relate to market risk, interest rate risk and operating risk. Market risk is mitigated by diversification strategies and as a result, there are no significant concentrations of risk in terms of sector, industry, geography, market capitalization, manager or counterparty. Interest rate risk is mitigated by partial asset-liability matching. Our fixed income target asset allocation partially matches the bond-like and long-dated nature of the pension liabilities. Interest rate increases generally will result in a decline in fixed income assets while reducing the present value of the liabilities. Conversely, interest rate decreases will increase fixed income assets, partially offsetting the related increase in the liabilities. Operating risks are mitigated through ongoing oversight of external investment managers’ style adherence, team strength, firm health and internal controls.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Plan Assets - Continued

The fair values of our pension plan assets as of December 31 by asset class are as follows (in millions of dollars):

	2010
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Pension plan assets:
Cash and cash equivalents	$631	$20	$611	$-
Equity securities:
U.S. companies	2,871	2,857	14	-
Non-U.S. companies	2,531	2,531	-	-
Common collective trusts	1,570	130	1,440	-
Fixed income securities:				-
Government securities	4,616	1,047	3,569	-
Corporate bonds	4,684	-	4,684	-
Convertible and high yield bonds	855	-	855	-
Other fixed income	488	-	488	-
Other investments:
Private equity funds	2,826	-	-	2,826
Real estate funds	1,503	-	994	509
Hedge funds	2,741	-	1,600	1,141
Insurance contracts	434	-	434	-
Other	21	(21)	26	16

Total	$25,771	$6,564	$14,715	$4,492

Other Assets (Liabilities):
Cash and cash equivalents	4
Accounts receivable	1,221
Accounts payable	(1,131)

Total fair value of pension assets	$25,865

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Plan Assets - Continued

	2009
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Pension plan assets:
Cash and cash equivalents	$974	$167	$807	$-
Equity securities:
U.S. companies	2,647	2,639	8	-
Non-U.S. companies	2,355	2,353	-	2
Common collective trusts	1,571	110	1,461	-
Fixed income securities:
Government securities	4,273	1,373	2,900	-
Corporate bonds	4,805	-	4,805	-
Convertible and high yield bonds	968	-	965	3
Other fixed income	378	-	378	-
Other investments:
Private equity funds	2,330	-	-	2,330
Real estate funds	1,252	-	169	1,083
Hedge funds	2,612	-	1,564	1,048
Insurance contracts	404	-	404	-
Other	57	9	28	20

Total	$24,626	$6,651	$13,489	$4,486

Other Assets (Liabilities):
Cash and cash equivalents	2
Accounts receivable	1,066
Accounts payable	(963)

Total fair value of pension assets	$24,731

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Plan Assets - Continued

A reconciliation of Level 3 pension plan assets held by us is as follows (in millions of dollars):

	Year Ended December 31, 2010
	January 1, 2010	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Purchases, Issuances and Settlements	Transfers Into (Out of) Level 3		December 31, 2010
Equity securities:
Non-U.S. companies	$2	$(1)	$(1)	$-	$-		$-
Fixed income securities:
Corporate bonds	-	-	-	-	-		-
Convertible and high yield bonds	3	-	-	(3)	-		-
Other investments:
Private equity funds	2,330	263	(5)	238	-		2,826
Real estate funds	1,083	25	121	67	(787	) (a)	509
Hedge funds	1,048	104	4	(15)	-		1,141
Other	20	-	(3)	(1)	-		16

Total	$4,486	$391	$116	$286	$(787)		$4,492

(a)	During 2010, investments in real estate funds valued at approximately $787 million were transferred from Level 3 to Level 2. At December 31, 2009, these funds were classified as Level 3 due to restrictions on the redemption of these funds. During 2010, the restrictions on the redemptions were removed and the funds were transferred to Level 2 accordingly.

	Period from June 10, 2009 to December 31, 2009
	June 10, 2009	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Purchases, Issuances and Settlements	Transfers Into (Out of) Level 3	December 31, 2009
Equity securities:
Non-U.S. companies	$-	$-	$-	$2	$-	$2
Fixed income securities:
Corporate bonds	2	-	-	(2)	-	-
Convertible and high yield bonds	5	1	-	(3)	-	3
Other investments:
Private equity funds	1,961	323	(14)	60	-	2,330
Real estate funds	1,240	(182)	-	25	-	1,083
Hedge funds	1,167	147	(49)	(217)	-	1,048
Other	29	(7)	2	(4)	-	20

Total	$4,404	$282	$(61)	$(139)	$-	$4,486

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Plan Assets - Continued

The fair values of our other postretirement health care and life insurance benefit plan assets as of December 31 by asset class are as follows (in millions of dollars):

	2010
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

OPEB plan assets:
Cash and cash equivalents	$37	$-	$37	$-

Total	$37	$-	$37	$-

	2009
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

OPEB plan assets:
Cash and cash equivalents	$136	$2	$134	$-
Equity securities:
U.S. companies	218	218	-	-
Non-U.S. companies	197	197	-	-
Common collective trusts	688	-	688	-
Fixed income securities:
Government securities	338	152	186	-
Corporate bonds	358	-	358	-
Other fixed income	80	-	80	-

Total	$2,015	$569	$1,446	$-

Other Assets (Liabilities):
Accounts receivable	$152
Accounts payable	(158)

Total fair value of OPEB assets	$2,009

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Plan Assets - Continued

Plan assets are recognized and measured at fair value in accordance with the accounting guidance related to fair value measurements, which specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques (Level 1, 2 and 3). A variety of inputs are used, including independent pricing vendors, third party appraisals, and fund net asset value (“NAV”) provided by the investment manager or a third party administrator. Plan assets valued using NAV are classified as Level 3 if redemption at the measurement date is not available. Transfers into and out of fair value hierarchy levels are recognized as of the end of the reporting period. Refer to Note 3, Summary of Significant Accounting Policies, for a discussion of the fair value hierarchy.

Cash and cash equivalents are primarily invested in short-term, high quality government securities and are valued at their outstanding balances, which approximate fair value.

Equity investments are invested broadly in U.S., developed international and emerging market equity securities and are generally valued using quoted market prices. Common collective trust funds are valued at their NAV, which is based on the percentage ownership interest in the fair value of the underlying assets.

Fixed income investments are comprised primarily of long duration U.S. Treasury and global government bonds, as well as U.S., developed international and emerging market companies’ debt securities diversified by sector, geography and through a wide range of market capitalizations. Fixed income securities are valued using quoted market prices. If quoted market prices are not available, prices for similar assets and matrix pricing models are used.

Other investments include private equity, real estate and hedge funds which are generally valued based on the NAV. Private equity investments include those in limited partnerships that invest primarily in operating companies that are not publicly traded on a stock exchange. Our private equity investment strategies include leveraged buyouts, venture capital, mezzanine and distressed investments. Real estate investments include those in limited partnerships that invest in various commercial and residential real estate projects both domestically and internationally. Hedge fund investments include those seeking to maximize absolute returns using a broad range of strategies to enhance returns and provide additional diversification. Investments in limited partnerships are valued at the NAV, which is based on audited financial statements of the funds when available, with adjustments to account for partnership activity and other applicable valuation adjustments.

Contributions and Payments

In connection with the 363 Transaction, we acquired a $600 million receivable from Daimler to fund contributions to our U.S. pension plans. We received $200 million of this receivable in both June 2009 and June 2010 and the remaining $200 million is due to us in June 2011. The carrying value of the receivable at December 31, 2010 was $198 million and is included in Prepaid Expenses and Other Assets in the accompanying Consolidated Balance Sheets.

Employer contributions to our funded pension plans are expected to be approximately $338 million in 2011. Of the employer contributions, $200 million will be made to the U.S. plans upon receipt of the Daimler receivable noted above and $138 million is anticipated to be made in cash to satisfy minimum funding requirements for our plans in Canada. Employer contributions to our unfunded pension and OPEB plans are expected to be $12 million and $231 million, respectively, in 2011, which represents the expected benefit payments to participants.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18.  Employee Retirement and Other Benefits - Continued

Contributions and Payments - Continued

Estimated future pension and OPEB benefits payments, and the Medicare Prescription Drug Improvement and Modernization Act of 2003 subsidy expected to be received for the next ten years are as follows (in millions of dollars):

	Pension Benefits	OPEB	Medicare Part D Subsidy Receipts
2011	$2,375	$231	$2
2012	2,302	179	2
2013	2,241	177	2
2014	2,186	176	2
2015	2,140	176	2
2016 – 2020	10,123	875	8

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively the “Acts”) were enacted. The primary focus of the Acts is to significantly reform health care in the U.S., however several provisions of the Acts do not take effect for several years. Based on our initial assessment, we do not believe that the Acts will have a significant impact on our future period financial results.

Note 19.  Other Transactions with Related Parties

We engage in transactions with unconsolidated subsidiaries, associated companies and other related parties on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved.

VEBA Trust

In connection with the 363 Transaction, we issued a senior unsecured note and a 67.7 percent ownership interest in the Company to the VEBA Trust in lieu of assuming certain UAW retiree health care benefit obligations owed by Old Carco. Interest expense on the VEBA Trust Note totaled $420 million and $233 million for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively. Interest expense on the VEBA Trust Note is included in Interest Expense in the accompanying Consolidated Statements of Operations for the year ended December 31, 2010 and Selling, Administrative and Other Expenses for the period from June 10, 2009 to December 31, 2009, in accordance with the classification of the VEBA Trust Note during the applicable periods.

Refer to Note 12, Financial Liabilities, and Note 18, Employee Retirement and Other Benefits, for further discussion of the VEBA Trust, VEBA Trust Note and Membership Interests.

Fiat

In connection with the 363 Transaction, Fiat received a 20.0 percent ownership interest in the Company in exchange for rights to intellectual property we valued at $320 million as of June 10, 2009. Fiat’s ownership stake will increase by an additional 15 percent, in 5 percent increments, upon our achievement of the following Class B Events: (i) developing a 40 mpg vehicle with Fiat technology or platform to be produced in the U.S., (ii) developing a fuel-efficient engine family to be produced in the U.S. and (iii) certain metrics relating to

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19.  Other Transactions with Related Parties - Continued

Fiat - Continued

revenue and sales growth outside of North America. If we are unable to achieve these events, Fiat may exercise options to purchase these same interests. Separately, Fiat holds an option to acquire an additional 16 percent interest in the Company; however, this option may not be exercised until the aggregate principal amount of our Government Loans falls below $4.0 billion. All options discussed above are exercisable between January 1, 2013 and June 30, 2016, assuming the conditions discussed above are met. The exercise price for both of these options prior to the completion of an IPO is determined using a defined market-based multiple, not to exceed Fiat’s multiple, applied to our reported EBITDA for the most recent four quarters less our net industrial debt. Subsequent to an IPO, the exercise price is determined by reference to a volume-weighted average price per share of our common stock. In any of the scenarios described above, Fiat’s ownership interest will increase through dilution of the other members’ ownership interests. Fiat also holds call options to purchase a portion of the membership interests held by the VEBA Trust, and the entirety of the membership interests held by the U.S. Treasury. These options may be exercised at exercise prices determined in a manner consistent with those described above, except that the pre-IPO price of the option covering the membership interests held by the U.S. Treasury is to be a negotiated price or, absent agreement, a price established by the average of the closest estimated values determined by two of three investment banks. Prior to the repayment of the Government Loans, Fiat’s ownership interest cannot exceed 49.9 percent. Refer to Note 24, Subsequent Events, for additional information related to an increase in Fiat’s ownership stake subsequent to December 31, 2010.

On June 10, 2009, and in connection with the 363 Transaction, we entered into a master industrial agreement with Fiat pursuant to which we established an industrial alliance in which the parties collaborate on a number of fronts, including product and platform sharing and development, global distribution, procurement, information technology infrastructure and process improvement. The alliance is comprised of various commercial arrangements entered into pursuant to the master industrial agreement. As part of the alliance, we have access to certain of Fiat’s platforms, vehicles, products and technology. We are obligated to make royalty payments to Fiat related to the intellectual property that was contributed to us by Fiat. The royalty payments are calculated based on a percentage of the material cost of the vehicle, or portion of the vehicle or component, in which we utilize the Fiat intellectual property. We have also entered into other transactions with Fiat, including the purchase of goods and services in the ordinary course of business.

During 2010, we executed agreements with Fiat which govern the anticipated integration of the operations of our European distribution and dealer network into Fiat’s distribution organization. In 2010, Fiat assumed the management of our distribution and sales operations in select European countries, pending Fiat’s appointment as our general distributor in Europe in June 2011. Once appointed, Fiat will distribute our vehicles and service parts in Europe through a network of newly selected dealers. Beginning in October 2010, we assumed responsibility for the distribution of Fiat vehicles and service parts in Mexico.

During the year ended December 31, 2010, we sold vehicles and vehicle parts to Fiat, as well as provided services related to various agreements totaling $485 million. During the period from June 10, 2009 to December 31, 2009, we did not sell any vehicles or vehicle parts to Fiat, however, we provided services totaling $10 million related to various agreements. For the year ended December 31, 2010, purchases from Fiat of vehicles, vehicle parts and services related to various agreements totaled $310 million. For the period from June 10, 2009 to December 31, 2009, purchases from Fiat of vehicle parts and services totaled $57 million. Approximately $110 million and $20 million of the purchases from Fiat for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively, have been capitalized in Property, Plant and Equipment, Net in the accompanying Consolidated Balance Sheets.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19.  Other Transactions with Related Parties - Continued

Fiat - Continued

During the year ended December 31, 2010, royalty fees incurred for the intellectual property contributed were less than $1 million because production utilizing the intellectual property did not begin until December 2010. No royalty fees were incurred in 2009.

U.S. Treasury

In connection with the 363 Transaction, the U.S. Treasury received a 9.8 percent ownership interest in the Company in exchange for loan commitments. Refer to Note 12, Financial Liabilities, for further discussion of the loan commitments. Related party transactions with the U.S. Treasury disclosed below are limited to activities related to individual contractual agreements and not statutory requirements, such as taxes.

In connection with the 363 Transaction, we purchased the equity of Receivable SPV and assumed a $1.5 billion loan facility provided by the U.S. Treasury, which was subsequently reduced to $1.0 billion. The Receivable SPV for the Auto Supplier Support Program was established by the U.S. Treasury to facilitate payment of qualified automotive receivables to certain automotive suppliers. As of December 31, 2009, we had $123 million outstanding on the facility, which was repaid in March 2010. In April 2010, the Auto Supplier Support Program expired, and in accordance with the terms of the agreement, we paid the U.S. Treasury a $40 million exit fee associated with the program, as well as $5 million, which represented 50 percent of the residual equity of Receivable SPV. Refer to Note 12, Financial Liabilities, for further discussion of Receivable SPV and the loan.

Also, in connection with the 363 Transaction, we purchased the equity of Chrysler Warranty SPV LLC (“Warranty SPV”), which was party to an Administration Agreement and Account Control Agreement with the U.S. Treasury in connection with the Warranty Commitment Program. The Warranty Commitment Program was established by the U.S. Government to ensure warranty claims submitted to domestic automakers would be paid to consumers regardless of the automakers’ existence. Restricted cash of $318 million was acquired and the liability to repay the U.S. Treasury $280 million plus interest was assumed in the 363 Transaction. The Warranty Commitment Program was terminated in July 2009, at which time we repaid the U.S. Treasury the $280 million loan plus all accrued and unpaid interest.

Interest expense on financial resources provided by the U.S. Treasury totaled $582 million and $313 million for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively, of which $68 million and $310 million, respectively, was capitalized as financial liabilities in accordance with the loan agreements. Refer to Note 12, Financial Liabilities, for further discussion.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19.  Other Transactions with Related Parties - Continued

Related Party Summary

Amounts due from and to related parties as of December 31 were as follows (in millions of dollars):

	2010
	VEBA Trust	Fiat and Related Parties	U.S. Treasury	Other	Total
Amounts due from related parties (included in Prepaid Expenses and Other Assets)	$-	$227	$-	$14	$241

Amounts due to related parties
(included in Trade Liabilities and Accrued Expenses and Other Liabilities)	$214	$100	$1	$7	$322
Financial liabilities to related parties
(included in Financial Liabilities)	4,018	-	5,696	-	9,714

Total due to related parties	$4,232	$100	$5,697	$7	$10,036

	2009
	VEBA Trust	Fiat and Related Parties	U.S. Treasury	Other	Total
Amounts due from related parties (included in Prepaid Expenses and Other Assets)	$-	$10	$-	$8	$18

Amounts due to related parties
(included in Trade Liabilities and Accrued Expenses and Other Liabilities)	$5,077	$37	$40	$5	$5,159
Financial liabilities to related parties
(included in Financial Liabilities)	-	-	5,727	-	5,727

Total due to related parties	$5,077	$37	$5,767	$5	$10,886

Amounts included in “Other” above relate to balances with a related unconsolidated company as a result of transactions in the ordinary course of business.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 20.  Geographic Information

Information concerning principal geographic areas was as follows (in millions of dollars):

	Year Ended December 31, 2010		Period from June 10, 2009 to December 31, 2009
	Long-lived Assets (a)	Total Revenues (b)	Long-lived Assets (a)	Total Revenues (b)
North America
United States	$10,442	$28,369	$10,568	$11,215
Canada	2,479	6,539	3,662	3,082
Mexico	2,289	1,634	2,092	934

Total North America	15,210	36,542	16,322	15,231
Rest of World	142	5,404	214	2,479

Total	$15,352	$41,946	$16,536	$17,710

(a)	Consists of property, plant and equipment (see Note 7) and equipment on operating leases (see Note 8), net of accumulated depreciation and amortization.
(b)	Revenue is allocated based on the customer location.

Note 21.  Restructuring Actions

In connection with the 363 Transaction, we assumed certain liabilities related to specific restructuring actions commenced by Old Carco. These liabilities represent costs for workforce reduction actions related to our represented and non-represented hourly and salaried workforce, as well as specific contractual liabilities assumed for other costs, including supplier cancellation claims.

Key initiatives for Old Carco’s restructuring actions included workforce reductions, elimination of excess production capacity, refinements to its product portfolio and restructuring of international distribution operations. To eliminate excess production capacity, Old Carco eliminated manufacturing work shifts, reduced line speeds at certain manufacturing facilities, adjusted volumes at stamping and powertrain facilities and idled certain manufacturing plants. Old Carco’s restructuring actions also included the cancellation of five existing products from the portfolio, discontinued development on certain previously planned product offerings and the closure of certain parts distribution centers in the U.S. and Canada. We will continue to execute the remaining actions under Old Carco’s restructuring initiatives over the next two years. The remaining actions principally include the completion of the activities associated with the idling of three manufacturing facilities and the restructuring of our international distribution operations, the plans of which have been refined, including the integration of the operations of our European distribution and dealer network into Fiat’s distribution organization. Refer to Note 19, Other Transactions with Related Parties, for additional information. Costs associated with these remaining actions include, but are not limited to: employee severance, relocations, plant deactivations, contract cancellations and legal claims. The remaining workforce reductions will affect represented and non-represented hourly and salaried employees and will be achieved through a combination of retirements, special programs, attrition and involuntary separations.

During the year ended December 31, 2010, we recorded charges of $273 million, net of discounting. These charges primarily related to costs resulting from the integration of the operations of our European distribution and dealer network into Fiat’s distribution organization, which included, but were not limited to, workforce reductions, contract cancellations and legal claim costs, as well as other transition costs of $35 million. The

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 21.  Restructuring Actions - Continued

charges also related to costs associated with workforce reductions and plant deactivations for previously announced restructuring initiatives. During the period from June 10, 2009 to December 31, 2009, we recorded charges of $39 million, net of discounting. These charges related to costs associated with workforce reductions and plant deactivation costs.

During the year ended December 31, 2010, we made refinements to existing reserve estimates resulting in net reductions of $227 million. These reserve adjustments were primarily the result of the cancellation of a previously announced plant closure. During 2010, we announced that our Sterling Heights, Michigan assembly plant, which was scheduled to close after 2012, would remain open in connection with the granting of certain tax incentives by local and state governments. The adjustments also related to decreases in supplier cancellation claim reserves as a result of the settlement of certain claims and a net decrease in the expected workforce reduction costs as a result of management’s adequacy reviews, which took into consideration the actual acceptances and the composition of the remaining estimated costs. During the period from June 10, 2009 to December 31, 2009, we made refinements to existing reserve estimates resulting in net reductions of $8 million. These reserve adjustments principally represented a net decrease in the expected workforce reduction costs as a result of management’s adequacy reviews.

Interest accretion associated with the restructuring reserves was $2 million and $3 million for the year ended December 31, 2010 and for the period from June 10, 2009 to December 31, 2009, respectively. The charges, reserve adjustments and interest accretion are included in Restructuring Expenses, Net in the accompanying Consolidated Statements of Operations and would have otherwise been reflected in Cost of Sales.

Additional charges of approximately $38 million related to employee relocations and plant deactivation costs, as well as interest accretion, are expected to be recognized in total during 2011 and 2012. We anticipate that the total costs we will incur related to these restructuring activities, including the initial assumption of the $554 million obligation, will be $648 million, including $392 million related to employee termination benefits and $256 million of other costs.

In connection with these actions, we made payments of approximately $145 million and $171 million during the year ended December 31, 2010 and the period from June 10, 2009 to December 31, 2009, respectively. We expect to make payments of approximately $271 million and $2 million during 2011 and 2012, respectively. Additional payments of approximately $4 million are expected to be funded through pension and other post-employment benefit plans related to special retirement programs and other benefits.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 21.  Restructuring Actions - Continued

The following summarizes the restructuring reserves activity included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets (in millions of dollars):

	Year Ended December 31, 2010			Period from June 10, 2009 to December 31,2009
	Workforce Reductions	Other	Total	Workforce Reductions	Other	Total
Balance at beginning of period	$343	$38	$381	$472	$82	$554
Charges	76	162	238	21	18	39
Adjustments to reserve estimates	(213)	(14)	(227)	(6)	(2)	(8)
Payments	(120)	(25)	(145)	(112)	(59)	(171)
Amounts recognized and transferred to employee benefit plans	(19)	-	(19)	(34)	-	(34)
Interest accretion	2	-	2	3	-	3
Other, including currency translation	10	(1)	9	(1)	(1)	(2)

Balance at end of period	$79	$160	$239	$343	$38	$381

Other Voluntary Separation Actions

In connection with the 363 Transaction, we assumed a $48 million obligation for previously offered voluntary employee separation programs as part of Old Carco’s initiatives to reduce the represented workforce. These programs had been extended to all represented hourly and salary employees throughout the organization and, therefore, did not meet the accounting criteria to be recorded as exit or disposal activities. The costs associated with these actions are recognized upon acceptance by the affected employee and are included in Cost of Sales in the accompanying Consolidated Statements of Operations.

The following summarizes the other voluntary separation actions reserve activity included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets (in millions of dollars):

	Year Ended December 31, 2010	Period from June 10, 2009 to December 31, 2009
Balance at beginning of period	$24	$48
Charges	23	66
Payments	(46)	(90)

Balance at end of period	$1	$24

Note 22.  Venezuelan Currency Devaluation

The functional currency of Chrysler de Venezuela (“CdV”), our wholly-owned subsidiary in Venezuela, is the USD. Pursuant to certain Venezuelan foreign currency exchange control regulations, the Central Bank of Venezuela (“BCV”) centralizes all foreign currency transactions in the country. Under these regulations, the purchase and sale of foreign currency must be made through the Commission for the Administration of Foreign Exchange (“CADIVI”).

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 22.  Venezuelan Currency Devaluation - Continued

Prior to January 1, 2010, the official exchange rate was 2.15 bolivar fuerte (“BsF”) per USD. Accordingly, this rate was used to remeasure all BsF denominated balances as of December 31, 2009. During 2010, the Venezuelan government made several changes to the regulations around foreign currency exchange, as summarized below:

•

In January 2010, the Venezuelan government devalued the BsF relative to the USD from the official rate of 2.15 BsF per USD to a dual-rated system regulated by the CADIVI. The dual-rate included (i) an essential rate of 2.60 BsF per USD for food, technology and other items, such as our car kits, and (ii) a nonessential rate of 4.30 BsF per USD for all other transactions. As a result of this devaluation, we recorded a foreign currency translation loss of $20 million in the first quarter of 2010.

•

In June 2010, the Venezuelan government introduced a new regulated system, the Transaction System for Foreign Currency Denominated Securities (“SITME”), whereby entities domiciled in Venezuela can buy limited amounts of USD denominated securities through banks authorized by the BCV. The SITME eliminated the previously existing “parallel” foreign currency exchange market in Venezuela that enabled entities to use brokers to obtain foreign currency without having to purchase the currency from the CADIVI at the official rate. The SITME rate is a government determined rate fixed at 5.30 BsF per USD for 2010.

•

On December 30, 2010, a further devaluation of the BsF was announced, eliminating the essential rate of 2.60 BsF and requiring all CADIVI-approved transactions, including transactions that were pending CADIVI approval prior to the announcement, to occur at the previous nonessential rate of 4.30 BsF per USD. The new rate was declared effective as of January 1, 2011. The nonessential rate remained unchanged.

During 2010, we exchanged BsF for USD through the CADIVI to settle our Venezuelan subsidiary’s USD denominated liabilities, which have historically taken up to 260 days from invoice date. The majority of these payments were at the essential rate of 2.60 BsF per USD, therefore, this rate was used to remeasure all BsF denominated balances during the period. However, as a result of the announced devaluation of the essential rate on December 30, 2010, we remeasured all BsF denominated balances as of December 31, 2010 using the new rate of 4.30 BsF per USD. The remeasurement resulted in a loss of $80 million.

At December 31, 2010 and 2009, the net monetary assets of CdV denominated in BsF were 348 million ($81 million USD) and 234 million ($109 million USD), respectively. In addition, cash and cash equivalents denominated in BsF were 651 million ($151 million USD) and 333 million ($155 million USD) at December 31, 2010 and 2009, respectively.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 23.  Supplemental Parent and Guarantor Condensed Consolidating Financial Statements

On May 24, 2011, we entered into an indenture with CG Co-Issuer Inc. (“CG Co-Issuer”), a wholly-owned subsidiary of Chrysler Group LLC (the “Parent”), certain of our U.S. subsidiaries (the “Guarantors”) and Wilmington Trust FSB, as trustee and Citibank, N.A. as collateral agent, paying agent, registrar and authenticating agent, pursuant to which we issued $1.5 billion of 8.00 percent senior secured notes due 2019 and $1.7 billion of 8.25 percent senior secured notes due 2021, collectively referred to as “the Notes.” The Notes mature on June 15 of the respective year the notes are due. The Notes were issued at par and were sold in a private placement to (i) qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) outside the United States to persons who are not U.S. persons (as defined in Rule 902 of Regulation S under the Securities Act) in compliance with Regulation S under the Securities Act. We have agreed to register notes (“Exchange Notes”) having substantially identical terms as the Notes with the SEC as part of an offer to exchange freely tradable exchange notes for the Notes.

CG Co-Issuer was formed as a special purpose finance subsidiary to facilitate the offering of the Notes and the Exchange Notes. CG Co-Issuer does not have any operations, assets, liabilities (other than the Notes) or revenues. Each of the Guarantors is a wholly-owned subsidiary of the Parent. Each of the Guarantors fully and unconditionally guarantee the Notes on a joint and several basis.

The indenture includes affirmative covenants, including, the reporting of financial results and other developments. The indenture also contains negative covenants related to our ability and, in certain instances, the ability of certain of our subsidiaries to, (i) pay dividends or make distributions on the Company’s capital stock or repurchase the Company’s capital stock; (ii) make restricted payments; (iii) create certain liens to secure indebtedness; (iv) enter into sale and leaseback transactions; (v) engage in transactions with affiliates; (vi) merge or consolidate with certain companies and (vii) transfer and sell assets.

The indenture provides for customary events of default, including but not limited to, (i) nonpayment; (ii) breach of covenants in the indenture; (iii) payment defaults or acceleration of other indebtedness; (iv) a failure to pay certain judgments and (v) certain events of bankruptcy, insolvency and reorganization. If certain events of default occur and are continuing, the trustee or the holders of at least 25 percent in principal amount of the Notes outstanding under one of the series may declare all of the Notes of that series to be due and payable immediately, together with accrued interest, if any.

In addition on May 24, 2011, we entered into a $4.3 billion senior secured credit agreement with a syndicate of private sector lenders which includes a $3.0 billion senior secured Tranche B term loan (the “Tranche B Term Loan”) due May 24, 2017, and a $1.3 billion senior secured revolving credit facility (the “Revolving Facility”), which may be borrowed and repaid from time to time until the maturity date on May 24, 2016. The Tranche B Term Loan and the Revolving Facility are collectively referred to as the “Senior Credit Facilities.” CG Co-Issuer and each of the Guarantors also guarantee the Senior Credit Facilities.

The following condensed consolidating financial statements present financial data for (i) the Parent; (ii) the combined Guarantors; (iii) the combined Non-Guarantors (all subsidiaries that are Non-Guarantors); (iv) consolidating adjustments to arrive at the information for the Parent, Guarantors and Non-Guarantors on a consolidated basis; and (v) the consolidated financial results for Chrysler Group LLC.

Investments in subsidiaries are accounted for by the Parent and Guarantors using the equity method for this presentation. Results of operations of subsidiaries are therefore classified in the Parent’s and Guarantors’ investments in subsidiaries accounts. The elimination entries set forth in the following condensed consolidating financial statements eliminate investments in subsidiaries, as well as intercompany balances, transactions, income and expense between the Parent, Guarantors and Non-Guarantors.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 23. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Statements of Operations (in millions of dollars):

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
Revenues, net	$41,537	$3,658	$26,533	$(29,782)	$41,946
Cost of sales	36,770	3,522	25,380	(29,786)	35,886

GROSS MARGIN	4,767	136	1,153	4	6,060
Selling, administrative and other expenses	2,891	127	614	165	3,797
Research and development expenses	1,480	—	20	—	1,500
Restructuring (income) expenses, net	(157)	206	(1)	—	48
Interest expense	1,073	5	241	(43)	1,276
Interest income	(19)	(1)	(28)	—	(48)

INCOME (LOSS) BEFORE INCOME TAXES	(501)	(201)	307	(118)	(513)
Income tax expense	5	—	134	—	139
Equity in net (income) loss of subsidiaries	146	(26)	—	(120)	—

NET INCOME (LOSS)	$(652)	$(175)	$173	$2	$(652)

	Period from June 10, 2009 to December 31, 2009
	Parent	Guarantors	Non-Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
Revenues, net	$16,578	$1,211	$12,426	$(12,505)	$17,710
Cost of sales	15,537	1,347	11,687	(12,460)	16,111

GROSS MARGIN	1,041	(136)	739	(45)	1,599
Selling, administrative and other expenses	3,869	85	355	27	4,336
Research and development expenses	609	4	13	—	626
Restructuring (income) expenses, net	37	—	(3)	—	34
Interest expense	369	4	120	(23)	470
Interest income	(70)	(4)	(37)	—	(111)

INCOME (LOSS) BEFORE INCOME TAXES	(3,773)	(225)	291	(49)	(3,756)
Income tax expense	12	3	18	(4)	29
Equity in net (income) loss of subsidiaries	—	(14)	—	14	—

NET INCOME (LOSS)	$(3,785)	$(214)	$273	$(59)	$(3,785)

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 23. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Balance Sheets (in millions of dollars):

	December 31, 2010
	Parent	Guarantors	Non-Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$4,871	$81	$2,395	$—	$7,347
Restricted cash	131	—	173	—	304
Trade receivables, net	267	137	415	—	819
Inventories	2,150	139	1,544	(186)	3,647
Prepaid expenses and other assets
Due from subsidiaries	—	440	392	(832)	—
Other	490	218	1,465	—	2,173
Deferred taxes	—	—	26	4	30

TOTAL CURRENT ASSETS	7,909	1,015	6,410	(1,014)	14,320
PROPERTY AND EQUIPMENT:
Property, plant and equipment, net	9,195	582	4,192	(152)	13,817
Equipment on operating leases, net	404	260	871	—	1,535

TOTAL PROPERTY AND EQUIPMENT	9,599	842	5,063	(152)	15,352
OTHER ASSETS:
Advances to related parties and other financial assets
Due from subsidiaries	—	—	99	(99)	—
Other	136	2	16	—	154
Investment in subsidiaries	2,905	71	—	(2,976)	—
Restricted cash	355	—	12	—	367
Goodwill	1,361	—	—	—	1,361
Other intangible assets, net	3,365	29	1,088	(978)	3,504
Deferred taxes	—	—	39	—	39
Prepaid expenses and other assets	245	3	104	—	352

TOTAL OTHER ASSETS	8,367	105	1,358	(4,053)	5,777

TOTAL ASSETS	$25,875	$1,962	$12,831	$(5,219)	$35,449

CURRENT LIABILITIES:
Trade liabilities	$5,098	$226	$1,704	$—	$7,028
Accrued expenses and other liabilities
Due to subsidiaries	922	—	—	(922)	—
Other	4,527	139	2,928	—	7,594
Current maturities of financial liabilities
Due to subsidiaries	—	—	114	(114)	—
Other	2,139	—	619	—	2,758
Deferred revenue	678	107	103	—	888
Deferred taxes	—	—	85	—	85

TOTAL CURRENT LIABILITIES	13,364	472	5,553	(1,036)	18,353
LONG-TERM LIABILITIES:
Accrued expenses and other liabilities	8,220	165	1,576	—	9,961
Financial liabilities
Due to subsidiaries	249	69	—	(318)	—
Other	8,084	—	2,889	—	10,973
Deferred revenue	424	22	134	—	580
Deferred taxes	23	—	19	29	71

TOTAL LONG-TERM LIABILITIES	17,000	256	4,618	(289)	21,585
MEMBERS’ INTEREST (DEFICIT):
Membership interests	—	—	292	(292)	—
Contributed capital	1,399	1,643	2,045	(3,688)	1,399
Accumulated income (losses)	(4,437)	(410)	326	84	(4,437)
Accumulated other comprehensive income (loss)	(1,451)	1	(3)	2	(1,451)

TOTAL MEMBERS’ INTEREST (DEFICIT)	(4,489)	1,234	2,660	(3,894)	(4,489)

TOTAL LIABILITIES AND MEMBERS’ INTEREST (DEFICIT)	$25,875	$1,962	$12,831	$(5,219)	$35,449

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 23. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Balance Sheets (in millions of dollars) – Continued:

	December 31, 2009
	Parent	Guarantors	Non-Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$3,148	$131	$2,583	$—	$5,862
Restricted cash	—	—	203	—	203
Marketable securities	—	—	15	—	15
Trade receivables, net	969	142	641	—	1,752
Inventories	1,376	192	1,459	(244)	2,783
Prepaid expenses and other assets Due from subsidiaries	—	585	—	(585)	—
Other	569	30	1,684	—	2,283
Deferred taxes	1	—	52	3	56

TOTAL CURRENT ASSETS	6,063	1,080	6,637	(826)	12,954
PROPERTY AND EQUIPMENT:
Property, plant and equipment, net	9,659	468	3,994	(161)	13,960
Equipment on operating leases, net	199	244	2,133	—	2,576

TOTAL PROPERTY AND EQUIPMENT	9,858	712	6,127	(161)	16,536
OTHER ASSETS:
Advances to related parties and other financial assets
Due from subsidiaries	—	3	14	(17)	—
Other	141	1	41	—	183
Investment in subsidiaries	3,496	45	—	(3,541)	—
Restricted cash	354	—	173	—	527
Goodwill	1,361	—	—	—	1,361
Other intangible assets, net	3,233	30	1,108	(927)	3,444
Deferred taxes	—	—	26	(4)	22
Prepaid expenses and other assets	331	2	63	—	396

TOTAL OTHER ASSETS	8,916	81	1,425	(4,489)	5,933

TOTAL ASSETS	$24,837	$1,873	$14,189	$(5,476)	$35,423

CURRENT LIABILITIES:
Trade liabilities	$3,741	$217	$1,606	$—	$5,564
Accrued expenses and other liabilities
Due to subsidiaries	477	—	15	(492)	—
Other	9,124	(65)	3,053	—	12,112
Current maturities of financial liabilities Due to subsidiaries	—	—	296	(296)	—
Other	27	—	1,065	—	1,092
Deferred revenue	439	102	126	—	667
Deferred taxes	—	—	68	—	68

TOTAL CURRENT LIABILITIES	13,808	254	6,229	(788)	19,503
LONG-TERM LIABILITIES:
Accrued expenses and other liabilities	8,662	189	2,233	—	11,084
Financial liabilities Due to subsidiaries	237	—	—	(237)	—
Other	5,896	—	2,563	—	8,459
Deferred revenue	435	—	117	—	552
Deferred taxes	29	—	2	24	55

TOTAL LONG-TERM LIABILITIES	15,259	189	4,915	(213)	20,150
MEMBERS’ INTEREST (DEFICIT):
Membership interests	—	—	364	(364)	—
Contributed capital	409	1,644	2,096	(3,740)	409
Accumulated income (losses)	(3,785)	(214)	264	(50)	(3,785)
Accumulated other comprehensive income (loss)	(854)	—	321	(321)	(854)

TOTAL MEMBERS’ INTEREST (DEFICIT)	(4,230)	1,430	3,045	(4,475)	(4,230)

TOTAL LIABILITIES AND MEMBERS’ INTEREST (DEFICIT)	$24,837	$1,873	$14,189	$(5,476)	$35,423

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 23. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Statements of Cash Flows (in millions of dollars):

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantors	Consolidating Adjustments	Chrysler Group LLC Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$3,568	$98	$985	$(456)	$4,195

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(1,545)	(158)	(682)	—	(2,385)
Proceeds from disposals of property, plant and equipment	11	—	2	—	13
Proceeds from disposals of equipment on operating leases	—	(19)	1,128	—	1,109
Change in restricted cash	(132)	—	192	—	60
Change in loans and notes receivable	2	—	34	—	36

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,664)	(177)	674	—	(1,167)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Mexican development banks loan	—	—	400	—	400
Repayment of Chrysler Receivables SPV loan	—	—	(123)	—	(123)
Repayment of Canadian Health Care Trust Notes	—	—	(45)	—	(45)
Repayment of Auburn Hills Headquarters loan	—	—	(12)	—	(12)
Proceeds from Gold Key Lease financing	—	—	266	—	266
Repayments of Gold Key Lease financing	—	—	(1,903)	—	(1,903)
Net repayment of other financial liabilities	(73)	—	(36)	—	(109)
Dividends issued to subsidiaries	—	(21)	(111)	132	—
Net increase (decrease) in loans to subsidiaries	(108)	50	(266)	324	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(181)	29	(1,830)	456	(1,526)

Effect of exchange rate changes on cash and cash equivalents	—	—	(17)	—	(17)
Net change in cash and cash equivalents	1,723	(50)	(188)	—	1,485
Cash and cash equivalents at beginning of period	3,148	131	2,583	—	5,862

Cash and cash equivalents at end of period	$4,871	$81	$2,395	$—	$7,347

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 23. Supplemental Parent and Guarantor Condensed Consolidating Financial Statements – Continued

Condensed Consolidating Statements of Cash Flows (in millions of dollars) - Continued:

	Period from June 10, 2009 to December 31, 2009
					Chrysler
	Parent	Guarantors	Non-Guarantors	Consolidating Adjustments	Group LLC Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(40)	$277	$1,429	$669	$2,335

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(705)	(28)	(355)	—	(1,088)
Proceeds from disposals of property, plant and equipment	1	—	32	—	33
Proceeds from disposals of equipment on operating leases	—	25	713	—	738
Change in restricted cash	(9)	—	375	—	366
Change in loans and notes receivable	2	—	5	—	7
Payment to Old Carco LLC related to 363 Transaction	(2,000)	—	—	—	(2,000)
Cash acquired related to 363 Transaction	95	—	1,599	—	1,694
Proceeds from the USDART	500	—	—	—	500
Change in investments in subsidiaries	(64)	(64)	—	128	—

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(2,180)	(67)	2,369	128	250

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from U.S. Treasury	4,576	—	—	—	4,576
Proceeds from Export Development Canada	—	—	355	—	355
Repayment of Warranty SPV loan	—	—	(280)	—	(280)
Repayment of Auburn Hills Headquarters loan	—	—	(95)	—	(95)
Repayments of Gold Key Lease financing	—	—	(1,248)	—	(1,248)
Net repayment of other financial liabilities	(12)	—	(28)	—	(40)
Capital contributions to subsidiaries	—	64	64	(128)	—
Dividends issued to subsidiaries	—	—	(9)	9	—
Net increase (decrease) in loans to subsidiaries	804	(143)	17	(678)	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	5,368	(79)	(1,224)	(797)	3,268

Effect of exchange rate changes on cash and cash equivalents	—	—	9	—	9
Net change in cash and cash equivalents	3,148	131	2,583	—	5,862
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$3,148	$131	$2,583	$—	$5,862

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 24.  Subsequent Events

Fiat Ownership Interest

In January 2011, we delivered an irrevocable commitment letter to the U.S. Treasury stating that we had received the appropriate governmental approvals to begin commercial production of our Fully Integrated Robotised Engine in our Dundee, Michigan facility. As a result, Fiat’s percentage ownership interest in the Company increased from 20 percent to 25 percent as a result of achieving the first of three Class B Events as outlined in our LLC Operating Agreement. In accordance with our LLC Operating Agreement, Fiat’s ownership interest increased through dilution of the other members’ ownership interests.

In April 2011, we delivered a notice to the U.S. Treasury confirming that we had achieved the Non-NAFTA Distribution Event in our LLC Operating Agreement. As a result, Fiat’s percentage ownership interest increased to 30 percent pursuant to our LLC Operating Agreement.

After these events and the proportional dilution of the ownership of our other members, the current ownership interests of our members is as follows: VEBA Trust: 59.2 percent; Fiat: 30 percent; U.S. Treasury: 8.6 percent and Canada CH: 2.2 percent.

On April 20, 2011, Fiat agreed with us and our other members that Fiat would increase its ownership interest in us by exercising in full its call option to acquire an additional 16 percent ownership interest in us pursuant to the terms of our LLC Operating Agreement. Fiat has agreed that it would acquire the additional ownership interest for a payment of $1,268 million, concurrently with the repayment in full of our U.S. Treasury first lien credit agreement and EDC credit agreement, provided that these repayments are completed by June 30, 2011. As described below, we announced on May 2, 2011 that we were pursuing a refinancing transaction that, if completed would enable us to repay in full our U.S. Treasury first lien credit agreement and EDC credit agreement.

Upon the closing of this call option exercise, we will receive the entire exercise price in cash, increasing our contributed capital by the net proceeds of the option exercise, and will issue new membership interests to Fiat, increasing Fiat’s aggregate fully-diluted ownership interest by 16 percent.

On May 2, 2011, we announced that we intended to pursue a refinancing of our U.S. Treasury first lien credit agreement and EDC credit agreement, through a new senior secured term loan and revolving credit facility of up to $5 billion and an expected issuance of secured debt securities. The net proceeds of these transactions, together with the proceeds from Fiat’s exercise of its call option, will be used to repay our outstanding loans under the U.S. Treasury first lien credit agreement and EDC credit agreement and to pay related fees and expenses. The terms and timing of these transactions remain subject to market conditions and agreement between the Company and prospective lenders and investors, and there can be no assurance that we can complete these transactions on terms acceptable to us.

Canadian Transfer Pricing Reassessment

During January 2011, we received reimbursements from Daimler of $319 million related to the Final Reassessment. Daimler also made payments of $183 million to the CRA and payments of $350 million to the Provincial Tax Authorities related to this matter. In addition, the $500 million CRA tax lien against our Canadian manufacturing facilities and related assets was discharged.

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 24.  Subsequent Events - Continued

Fiat Ownership Interest - Continued

During February 2011, the Canadian Tax Authorities applied an additional $48 million of payments previously made by us against the amount owing under the Final Reassessment, thereby increasing the amount we are to be reimbursed by Daimler related to the Final Reassessment by $48 million. In February 2011, we received additional reimbursements from Daimler of $54 million related to the Final Reassessment and Daimler made additional payments of $123 million to the Provincial Tax Authorities. In addition, the remaining $700 million Ontario government tax liens against our Canadian manufacturing facilities and related assets was discharged.

Daimler is expected to make additional settlement payments to the Provincial Tax Authorities in the first quarter of 2011, with the remainder of the obligation being settled prior to the end of 2011. Refer to Note 13, Income Taxes, for additional information related to the Canadian Transfer Pricing Reassessment.

TARP Covenants

On April 20, 2011, we agreed with U.S. Treasury that in the event that the obligations under the U.S. Treasury loan agreement were repaid in full and the commitment under that agreement terminated, we would, in lieu of the vitality covenants, governance covenant and TARP covenants described in Note 12, Financial Liabilities, agree to continue to comply with the requirements of TARP as though the Company and its subsidiaries remained a TARP recipient receiving exceptional financial assistance through the date on which the U.S. Treasury has sold the Class A membership interest it originally acquired in connection with the 363 Transaction (the “TARP Restricted Period”). Specifically, we agreed to comply with the vitality covenant and covenants substantially similar to the TARP covenants during the TARP Restricted Period. The agreement expressly confirms that these restrictions will not be applicable to Fiat or any of its affiliates (other than Chrysler Group and its subsidiaries) in the event Fiat acquires majority ownership in us.

Other

In preparing our accompanying audited consolidated financial statements for the year ended December 31, 2010, we have evaluated for potential recognition and disclosure, events and transactions that have occurred subsequent to December 31, 2010 and through the date of the original issuance of these financial statements on February 25, 2011 and have updated this evaluation through the date of the reissuance of these financial statements on May 6, 2011.

Report of Independent Registered Public Accounting Firm

The Board of Managers

Old Carco LLC (f/k/a Chrysler LLC):

We have audited the accompanying consolidated balance sheets of Old Carco LLC and subsidiaries (the Company), formerly known as Chrysler LLC, as of June 9, 2009 and December 31, 2008, and the related consolidated statements of operations, member’s deficit, and cash flows for the period from January 1, 2009 through June 9, 2009 and the year ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited financial statement Schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Old Carco LLC and subsidiaries as of June 9, 2009 and December 31, 2008, and the results of their operations and their cash flows for the period from January 1, 2009 through June 9, 2009 and the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company would continue as a going concern. As discussed in notes 1, 2, and 23 to the consolidated financial statements, the Company filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on April 30, 2009. Further, on June 10, 2009, Chrysler Group LLC acquired the principal operating assets and assumed certain liabilities of the Company. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in notes 1, 2, and 23 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these events or uncertainties.

/s/ KPMG LLP

Detroit, Michigan

November 3, 2010

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of dollars)

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Revenues, net	$11,082	$48,477
Cost of sales	13,016	46,549

GROSS MARGIN	(1,934)	1,928
Selling, administrative and other expenses	1,599	3,991
Research and development expenses (Note 3)	452	1,525
Restructuring expense (income), net (Note 21)	(230)	1,306
Gain on NSC settlement (Note 19)	(684)	-
Gain on Daimler pension contribution (Note 19)	(600)	-
Impairment of goodwill (Note 8)	-	7,507
Impairment of brand name intangible assets (Note 8)	844	2,857
Interest expense (Note 4)	615	1,080
Interest income	(31)	(284)
Reorganization expense, net (Note 22)	843	-

LOSS BEFORE INCOME TAXES	(4,742)	(16,054)
Income tax expense (benefit) (Note 14)	(317)	790

NET LOSS	$(4,425)	$(16,844)

See accompanying notes to consolidated financial statements.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS

(In millions of dollars)

	June 9, 2009	December 31, 2008
CURRENT ASSETS:
Cash and cash equivalents	$1,829	$1,898
Restricted cash (Note 15)	533	142
Marketable securities	16	-
Trade receivables, net of allowance for doubtful accounts of $94 and $67	1,607	1,638
Inventories (Note 5)	3,120	4,671
Prepaid expenses and other current assets (Note 9)	3,780	2,802
Deferred taxes (Note 14)	74	20

TOTAL CURRENT ASSETS	10,959	11,171
PROPERTY AND EQUIPMENT:
Property, plant and equipment, net (Note 6)	14,609	15,869
Equipment on operating leases, net (Note 7)	3,871	5,092

TOTAL PROPERTY AND EQUIPMENT	18,480	20,961
OTHER ASSETS:
Advances to related parties and other financial assets
Note receivable - Chrysler CA Lease Depositor LLC (Note 19)	-	1,000
Other (Note 19)	284	293
Restricted cash (Note 15)	600	1,213
Intangible assets, net (Note 8)	2,619	3,496
Deferred taxes (Note 14)	61	146
Other assets (Note 9)	574	1,056

TOTAL OTHER ASSETS	4,138	7,204

TOTAL ASSETS	$33,577	$39,336

CURRENT LIABILITIES NOT SUBJECT TO COMPROMISE:
Trade liabilities	$873	$5,739
Accrued expenses and other current liabilities (Note 10)	4,387	12,095
Current maturities of financial liabilities (Note 12)	2,694	11,308
Debtor-in-possession financing (Note 13)	3,344	-
Deferred revenue	820	1,516
Deferred taxes (Note 14)	44	6

TOTAL CURRENT LIABILITIES	12,162	30,664
LONG-TERM LIABILITIES NOT SUBJECT TO COMPROMISE:
Accrued expenses and other liabilities (Note 10)	5,309	20,859
Financial liabilities (Note 12)	1,900	2,599
Deferred revenue	922	957
Deferred taxes (Note 14)	115	154

TOTAL LONG-TERM LIABILITIES	8,246	24,569
Liabilities subject to compromise (Note 11)	29,731	-

TOTAL LIABILITIES	50,139	55,233
Commitments and contingencies (Note 15)	-	-
MEMBER’S DEFICIT
Contributed capital	6,707	2,471
Accumulated losses	(21,908)	(17,483)
Accumulated other comprehensive loss	(1,361)	(885)

TOTAL MEMBER’S DEFICIT	(16,562)	(15,897)

TOTAL LIABILITIES AND MEMBER’S DEFICIT	$33,577	$39,336

See accompanying notes to consolidated financial statements.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of dollars)

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,425)	$(16,844)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment and intangible assets	1,179	3,216
Depreciation of equipment on operating leases	358	1,592
Impairment of goodwill (Note 8)	-	7,507
Impairment of brand name intangible assets (Note 8)	844	2,857
Impairment of property, plant and equipment (Note 6)	391	-
Net amortization of favorable and unfavorable operating lease contracts	(80)	(66)
Amortization of debt discounts and debt issuance costs	51	25
Interest accretion related to fair value adjustments	86	311
Net loss (gain) on disposal of property, plant and equipment, equity investments and intangible assets	112	(25)
Capitalized interest on Second Lien Credit Facility	47	-
Gain on NSC settlement (Note 19)	(684)	-
Non-cash gain on Daimler pension contribution (Notes 1, 16 and 19)	(600)	-
Non-cash impact of Daimler tax settlement (Notes 14 and 19)	(196)	-
Non-cash adjustments to restructuring reserve estimates, net	(600)	180
Non-cash pension and OPEB income, net	(520)	(530)
Non-cash troubled supplier concessions	-	106
Other non-cash expense	-	47
VEBA withdrawal (Note 16)	-	500
Changes in deferred taxes	10	656
Daimler trade receivable and payable settlement (Note 19)	(140)	-
Changes in accrued expenses and other liabilities	(3,265)	(1,438)
Changes in other operating assets and liabilities:
-inventories	1,537	1,330
-trade receivables	164	(291)
-trade liabilities	(2,100)	(2,794)
-other assets and liabilities	173	(1,642)
Operating cash flows related to reorganization items:
Gain on extinguishment of certain financial liabilities and accrued interest related to the Second Lien Credit Agreement (Notes 19 and 22)	(519)	-
Loss on extinguishment of Chrysler CA Lease Depositor LLC note receivable and accrued interest (Notes 19 and 22)	1,025	-
Amortization of debt issuance costs on debtors-in-possession financing	220	-
Cash payment related to reorganization items	(500)	-
Other reorganization items (Note 22)	302	-

NET CASH USED IN OPERATING ACTIVITIES	(7,130)	(5,303)

See accompanying notes to consolidated financial statements.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

(In millions of dollars)

NET CASH USED IN OPERATING ACTIVITIES	(7,130)	(5,303)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(239)	(2,765)
Proceeds from disposals of property, plant and equipment	21	281
Purchases of equipment on operating leases	(170)	(4,045)
Proceeds from disposals of equipment on operating leases	448	2,552
Proceeds from sale of equity investment	-	112
Proceeds from sale of preferred stock and note	-	89
Net change in restricted cash	220	1,136
NSC settlement (Notes 1 and 19)	(99)	-
Acquisitions of available for sale securities	-	(5,322)
Proceeds from sales and maturities of available for sale securities	-	5,322
Issuance of note receivable - related party	-	(1,000)
Collection of note receivables - related party	-	34
Collections of notes receivables - third party	15	-
Other	-	(26)
Investing cash flows related to reorganization item:
Funding to USDART (Notes 1 and 13)	(600)	-

NET CASH USED IN INVESTING ACTIVITIES	(404)	(3,632)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from EDC credit facility (Note 12)	995	-
Proceeds from U.S. Treasury - Receivable SPV (Note 12)	123	-
Proceeds from second lien credit facility	-	2,000
Repayment of borrowings under First Lien Credit Agreement	(18)	-
Change in financial liabilities - third party	(61)	(65)
Proceeds from vehicle lease portfolio securitization - third party	-	715
Repayments of borrowings from vehicle lease portfolio securitization - third party	(646)	(1,886)
Net proceeds from (repayments of) vehicle lease portfolio borrowings - related party	(44)	87
Net proceeds from (repayments of) automotive borrowings - related party	(69)	207
Capital contribution from parent company (Notes 2 and 19)	4,275	-
Dividend to parent company (Note 19)	(52)	-
Financing cash flows related to reorganization item:
Proceeds from DIP credit facility (Note 13)	3,014	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,517	1,058

Effect of exchange rate changes on cash and cash equivalents	(52)	244

Net change in cash and cash equivalents	(69)	(7,633)
Cash and cash equivalents at beginning of period	1,898	9,531

Cash and cash equivalents at end of period	$1,829	$1,898

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, net of capitalized interest	$(222)	$(1,091)
Income tax payments, net	(43)	(274)
Non-cash:
Derivative settlement (Notes 12 and 18)	(86)	-
Additional note - DIP Facilities (Note 13)	330	-
Additional note - EDC Facility (Note 12)	67	-

See accompanying notes to consolidated financial statements.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF MEMBER’S DEFICIT

(In millions of dollars)

	Contributed Capital	Accumulated Losses	Comprehensive Loss	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2008	$2,454	$(639)		$(102)	$1,713

Net loss		(16,844)	$(16,844)		(16,844)
Other comprehensive income (loss):
Unrealized losses on available for sale securities			(6)
Unrealized gains on derivatives (Note 18) (a)			150
Defined benefit plan adjustments (Note 16)
Actuarial loss (a)			(1,360)
Prior service cost (a)			433

Other comprehensive loss			(783)	(783)	(783)

Comprehensive loss			$(17,627)

Equity based compensation	6				6
Non-cash dividend to related party (Note 16)	(101)				(101)
Capital contribution from related party (Note 16)	112				112

Balance at December 31, 2008	$2,471	$(17,483)		$(885)	$(15,897)

Net loss		(4,425)	$(4,425)		(4,425)
Other comprehensive income (loss):
Unrealized loss on derivatives (Note 18) (a)			(147)
Foreign currency translation adjustments (a)			(74)
Defined benefit plan adjustments (Note 16)
Actuarial loss (a)			(253)
Prior service cost (a)			(2)

Other comprehensive loss			(476)	(476)	(476)

Comprehensive loss			$(4,901)

Capital contribution from parent company (Note 19)	4,275				4,275
Dividend to parent company (Note 19)	(52)				(52)
Capital contribution from related party (Note 16)	13				13

Balance at June 9, 2009	$6,707	$(21,908)		$(1,361)	$(16,562)

(a) Net of $0 of taxes.

See accompanying notes to consolidated financial statements.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 1.  Background and Nature of Operations

Background

Old Carco LLC (the “Company”), formerly known as Chrysler LLC, is a Delaware limited liability company which was initially organized as a corporation in Delaware on March 1, 1986. The Company is the surviving entity following mergers with a number of its operating subsidiaries, including a predecessor corporation originally incorporated in 1925. From November 12, 1998 through August 3, 2007, the Company was an indirect wholly-owned subsidiary of Daimler AG, formerly DaimlerChrysler AG. In May 2007, Chrysler LLC was contributed to Chrysler Holding LLC (“Holding”) and was an indirect wholly-owned subsidiary. On August 3, 2007, CG Investment Group, LLC (“CGI”), a private equity investment fund affiliated with Cerberus Capital Management L.P. (“Cerberus”), made a capital contribution to acquire an 80.1 percent Class A membership interest (the “Cerberus Acquisition”) in Holding. Related parties of Daimler retained a 19.9 percent membership interest in Holding after the Cerberus Acquisition, which was represented by Class A and Class B membership interests.

On March 31, 2009, Daimler transferred its ownership of 23 international distribution centers (“NSCs”), which were being operated for the benefit of the Company to Holding, who simultaneously transferred its ownership of these NSCs to the Company. In connection with the transfer, the Company paid Daimler $99 million in exchange for the settlement of obligations related to the NSCs and other obligations. Refer to Note 19, Other Transactions with Related Parties, for additional information related to the settlement.

Chapter 11 Reorganization Proceedings

On April 30, 2009 (the “Petition Date”), the Company and 24 of its affiliates filed petitions for relief under Chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”). On May 19, 2009, an affiliate of the Company, Alpha Holding LP filed a petition for relief under Chapter 11 of the Bankruptcy Code in the Court. The filing of petitions for relief under Chapter 11 of the Bankruptcy Code are hereinafter referred to as “Chapter 11 Proceedings.” The Company and these 25 affiliates (collectively, the “Debtors”) are authorized to operate their businesses and manage their properties as “Debtors-in-Possession” (“DIP”) under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. On May 5, 2009, the Office of the United States Trustee for the Southern District of New York appointed a statutory committee of unsecured creditors (the “Official Unsecured Creditors Committee”).

At hearings held in May 2009, the Court granted final approval of the Debtors’ “first day” orders for authority to pay certain pre-petition claims in designated categories and subject to certain terms and conditions. This relief generally was designed to preserve the value of the Debtors’ businesses and assets pending consummation of the Fiat Transaction (as defined and described below). Among other things, the Court authorized the Debtors to pay certain pre-petition claims relating to employees, suppliers, customers, dealers, taxes and cash management.

The Chapter 11 Proceedings triggered defaults on several debt obligations of the Debtors. However, under Section 363 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Court, substantially all pre-petition liabilities are subject to settlement under a plan of reorganization.

Refer to Note 23, Subsequent Events, for a discussion of subsequent events.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 1.  Background and Nature of Operations - Continued

Fiat Transaction

In connection with the commencement of the Chapter 11 Proceedings, Old Carco and certain of its subsidiaries, Fiat S.p.A and New Chrysler (as defined below) entered into a master transaction agreement dated as of April 30, 2009 (as amended and collectively with other ancillary and supporting documents, the “Purchase Agreement”). The Purchase Agreement provided, among other things, that: (i) the Debtors would transfer the majority of their operating assets and equity in their principal foreign subsidiaries, to New CarCo Acquisition LLC (n/k/a Chrysler Group LLC) (“New Chrysler”), a newly established Delaware limited liability company formed by Fiat North America LLC (“Fiat”), an indirect wholly-owned subsidiary of Fiat S.p.A.; and (ii) in exchange for those assets, New Chrysler would assume certain of the Debtors’ liabilities, including, but not limited to, certain accounts payable, personnel costs, warranty obligations, sales incentive obligations, restructuring and employee retirement and other benefit obligations, and pay to the Debtors $2.0 billion in cash (collectively with the other transactions contemplated by the Purchase Agreement, the “Fiat Transaction”). The principal assets not acquired by New Chrysler represent certain property and plant locations, while the principal liabilities not assumed by New Chrysler represent the First and Second Lien Credit Agreements, the Second Lien Secured Priming Superiority Debtor-in-Possession Credit Agreement (as amended and modified, the “DIP Credit Agreement”), as well as certain other postretirement benefit obligations (“OPEB”) and legal liabilities.

On May 31, 2009, the Court issued: (i) an Opinion Granting the Debtors’ Motion Seeking Authority to Sell, Pursuant to Section 363 of the Bankruptcy Code, Substantially All of the Debtors’ Assets (the “Sale Opinion”); and (ii) an Opinion and Order Regarding Emergency Economic Stabilization Act of 2008 and Troubled Asset Relief Program (together with the Sale Opinion, the “Opinions”). On June 1, 2009 and consistent with the Sale Opinion, this Court entered an Order authorizing the Fiat Transaction (the “Sale Order”). On June 5, 2009, the United States Court of Appeals for the Second Circuit affirmed the Opinions and the Sale Order. Consistent with the Sale Order, the Fiat Transaction was consummated on June 10, 2009 (the “Closing”).

Refer to Note 23, Subsequent Events, for a discussion of subsequent events.

Nature of Operations

The Company’s primary operations include the research, design, manufacture, assembly and wholesale distribution of passenger cars and trucks under the brand names Chrysler, Jeep® and Dodge. The Company’s vehicles, as well as parts and accessories, including those sold under the MOPAR® brand name, are primarily produced and distributed in the Company’s principal markets of the U.S., Canada and Mexico (“NAFTA”). The majority of NAFTA vehicle sales are to independent dealers, who in turn sell to consumers. Vehicle, parts and accessories sales outside of the NAFTA region are primarily through the Company’s NSCs, which in turn sell to local independent dealers. The Company also provides lease financing for vehicles leased by Canadian consumers. The Company suspended its production operations upon the filing of the Chapter 11 Cases and had not resumed production as of June 9, 2009.

Relationship with Cerberus and Daimler

On June 5, 2009, the Company, Holding, certain affiliates of Cerberus, Daimler AG and certain of its affiliates (collectively, “Daimler”) and the Pension Benefit Guaranty Corporation (“PBGC”) entered into a signed binding agreement (the “Daimler Settlement”) settling various matters. Under the agreement, Holding redeemed Daimler’s 19.9 percent ownership interest in Holding in exchange for the settlement of various claims between Daimler and Holding. This transaction did not impact the Company’s financial statements. In addition, Daimler

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 1.  Background and Nature of Operations - Continued

Relationship with Cerberus and Daimler - Continued

agreed to make three equal cash payments to the Company totaling $600 million, which are to be used to fund contributions into the Company’s U.S. pension plans over the next three years. In addition and pursuant to the terms of the agreement, Cerberus surrendered its ownership in Holding and Cerberus and Daimler agreed to forgive and extinguish debt owing under a $2.0 billion Second Lien Credit Agreement, subject to certain conditions.

On August 17, 2009, the Official Unsecured Creditors Committee filed an Adversary Proceeding against Daimler causing the conditions to the forgiveness and extinguishment of Daimler’s portion of the debt under the Second Lien Credit Agreement (totaling $1.5 billion) to not be satisfied. As such, Daimler informed the Debtors that it had not released its lien on the Debtors’ assets and was reserving its rights with respect to its portion of the debt under the Second Lien Credit Agreement. Refer to Note 12, Financial Liabilities, and Note 19, Other Transactions with Related Parties, for additional information related to the Second Lien Credit Agreement.

Relationship with GMAC/Ally

On April 30, 2009, the Company announced an agreement between the Company and GMAC LLC (n/k/a Ally Financial Inc.) (“Ally”), in which Ally will provide automotive financing products and services to the Company’s NAFTA dealers and consumers, including wholesale, retail, fleet, remarketing and other services. In May 2009, subject to Ally’s credit policies, Ally began providing financing and funding for the financial services offered to dealers and retail consumers and bears a portion of the related financial risks including, but not limited to, credit risk and residual value risk on its lease portfolio. However, Ally is not obligated to offer leasing products. Under the agreement, the Company must offer all subvention programs to Ally, and is required to ensure that Ally finances a specified minimum percentage of the vehicles the Company sells in North America under rate subvention programs in which it elects to participate.

The United States Department of the Treasury (the “U.S. Treasury”) supported the automotive restructuring initiative by promoting the availability of credit financing for dealers and consumers, including liquidity and capitalization that would be available to Ally, and by providing capitalization that Ally required to support the Company’s business. On May 21, 2009, the Ally Master Transaction Agreement (“Ally MTA”) between the Company, the U.S. Treasury, Ally and Dealer Automotive Receivables Transition LLC (“USDART”) was executed. The U.S. Treasury funded $600 million to the Company, under the DIP Credit Agreement, which was immediately transferred to USDART for the sole purpose of reimbursing Ally for any losses incurred on unsecured Chrysler dealership loans. Ally is the sole member of USDART. Refer to Note 13, Debtors-in-Possession Financing, Note 15, Commitments, Contingencies and Concentrations, and Note 23, Subsequent Events, for additional information related to Ally and USDART.

Relationship with Chrysler Financial

On May 6, 2009, the Company and Chrysler Financial Services Americas LLC (“Chrysler Financial”) entered into an agreement in which the Company agreed to transfer $500 million of cash collateral and a $1.0 billion note receivable to Chrysler Financial in exchange for a reduction in Chrysler Financial’s pre-petition claims, as well as Chrysler Financial’s waiver of any provisions in its Master Auto Finance Agreement (the “MAFA”) with the Company or its loan agreements with dealers that would have been breached by arrangements between the Company or its dealers and Ally. Chrysler Financial also agreed to cooperate in transitioning the Company’s dealers to Ally financing.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 1.  Background and Nature of Operations - Continued

Relationship with Chrysler Financial - Continued

Prior to the agreement, Chrysler Financial had historically provided a significant portion of retail and lease financing of dealer sales of the Company’s vehicles to consumers. Chrysler Financial also provided wholesale financing to a significant number of the Company’s dealers. In response to restrictions on the availability of liquidity, Chrysler Financial was constrained in its ability to provide wholesale and retail financing support to dealers and consumers in the U.S., Canada and Mexico, the Company’s primary markets, and could not obtain funding to continue lease financing in the U.S. subsequent to July 31, 2008.

Refer to Note 19, Other Transactions with Related Parties, for additional information related to Chrysler Financial.

Note 2.  Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements present the financial results of the Company as of June 9, 2009 and December 31, 2008 and for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008. The statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant inter-company transactions have been eliminated in consolidation.

Going Concern

The Company’s consolidated financial statements as of June 9, 2009 and December 31, 2008 and for the period from January 1, 2009 through June 9, 2009 and the year ended December 31, 2008, have been prepared assuming that the Company will continue as a going concern and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to comply with financial and other covenants contained in its debt agreements and successfully consummate a plan of reorganization, among other things. As a result of the Chapter 11 Proceedings, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as Debtors-in-Possession under Chapter 11, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Court or as otherwise permitted in the ordinary course of business, for amounts other than those reflected in the accompanying Consolidated Financial Statements. The accompanying Consolidated Financial Statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern or as a consequence of the Chapter 11 Proceedings.

Due to the significant uncertainties inherent in the bankruptcy process, as well as events that have occurred subsequent to June 9, 2009, which are disclosed in Note 23, Subsequent Events, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a reasonable period of time.

Financial Reporting in Reorganization

As a result of the Chapter 11 Proceedings, the Company adopted accounting standards pertaining to financial reporting by entities in reorganization under the Bankruptcy Code. These accounting standards do not change the application of U.S. GAAP with respect to the preparation of the Company’s consolidated financial statements. Rather, these accounting standards do require that financial statements for periods including and subsequent to a

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation - Continued

Financial Reporting in Reorganization - Continued

Chapter 11 filing, distinguish between transactions and events that are directly associated with the reorganization proceedings from the ongoing operations of the business. Additional disclosures are also required. Revenues, expenses, gains and losses directly associated with the reorganization proceedings are reported as Reorganization Expense, Net in the accompanying Consolidated Statements of Operations for the period from January 1, 2009 to June 9, 2009. In addition, liabilities subject to compromise in the Chapter 11 Proceedings are distinguished separately from liabilities not subject to compromise and post-petition liabilities in the accompanying Consolidated Balance Sheets as of June 9, 2009. Liabilities subject to compromise are reported at amounts expected to be allowed, even if they settled for reduced amounts. For further information on liabilities subject to compromise, see Note 11, Liabilities Subject to Compromise.

Consolidation and Financial Statement Presentation

The consolidated financial statements of the Company include the accounts of all material majority-owned subsidiaries, certain variable interest entities (“VIEs”) where the Company is the primary beneficiary and entities controlled by the Company. Related parties that are 20 percent to 50 percent owned and subsidiaries where control is expected to be temporary are accounted for under the equity method. Certain foreign subsidiaries are not consolidated and are accounted for under the cost method as a result of government imposed uncertainties that limit the Company’s ability to control and manage their operations.

The Company has elected to consolidate a majority of its NSCs on a one-month lag; therefore, the accompanying Consolidated Financial Statements for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008 present the results of operations for the NSCs as of April 30, 2009 and November 30, 2008, respectively, and for the period from December 1, 2008 to April 30, 2009 and the twelve months ended November 30, 2008, respectively. However, the Company accrues for the NSCs’ estimated results of operations for the last month in the Company’s consolidated financial results (i.e. month of December for a calendar year end reporting period). This accrual is reversed in the subsequent month when the actual results are reported. There were no significant events that occurred subsequent to April 30, 2009 and November 30, 2008 for the NSCs which would have materially impacted the accompanying Consolidated Financial Statements for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

Variable Interest Entities

The Company has transactions with, or variable interests in, VIEs. The financial results of the VIEs in which the Company is the primary beneficiary are included in the accompanying Consolidated Financial Statements in accordance with the accounting guidance for consolidations.

U.S. Treasury Loan Agreement with Holding

On December 31, 2008, Holding entered into a loan agreement with the U.S. Treasury, which was subsequently amended on January 2, 2009, pursuant to which the U.S. Treasury agreed to provide Holding with a $4.0 billion, secured term loan facility (the “U.S. Treasury Loan Agreement”). Holding borrowed $4.0 billion under the facility on January 2, 2009. The proceeds of the advance were contributed to the Company simultaneously with the funding of the advance. The proceeds were to be used for general corporate and working capital purposes. On

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation - Continued

U.S. Treasury Loan Agreement with Holding - Continued

April 29, 2009, and in accordance with the Warranty Commitment Program, the U.S. Treasury Loan Agreement was amended to increase the facility by $280 million for the Warranty SPV (as defined below). As additional consideration for the borrowings, the U.S. Treasury required Holding to provide a total of $285 million of senior secured notes as a cost of borrowing. The secured term loan and senior secured notes are hereinafter referred to as the “Facility”.

The U.S. Treasury Loan Agreement matures on January 2, 2012, however, the maturity may be accelerated, at the option of the U.S. Treasury, upon the occurrence of an event of default. The loan bears interest on the unpaid principal balance at a rate per annum equal to the three month LIBOR rate (which will be no less than 2 percent) plus 3 percent. Effective March 31, 2009, interest payments are required quarterly.

The U.S. Treasury has a security interest in substantially all tangible and intangible assets of Holding and certain of its U.S. subsidiaries including, but not limited to, intellectual property, individual property, cash and cash equivalents, receivables and inventory, provided that recourse under the Facility to the assets of Holding, other than the membership interests in Holding, is limited to $2.0 billion. The U.S. Treasury has a first lien security interest on the U.S. MOPAR parts inventory and certain real estate and other assets. It has a lien that is junior to that of the First and Second Lien Holders (See Note 12, Financial Liabilities) with respect to the remaining assets. The U.S. Treasury Loan Agreement contains a number of representations, warranties and covenants that limit the ability of the Company to take certain actions, including limitations on asset sales, investments and incurrence of debt.

Refer to Note 19, Other Transactions with Related Parties and Note 23, Subsequent Events, for further information on the U.S. Treasury Loan Agreement.

U.S. Warranty Commitment Program

On March 30, 2009, the U.S. Government announced the establishment of a Warranty Commitment Program, to ensure warranty claims submitted to domestic automakers would be paid to consumers regardless of the automakers existence. The Warranty Commitment Program mandates that a reserve is established equal to 125 percent of the estimated warranty costs for each new U.S. vehicle sold by the Company during the period from March 31, 2009 through June 30, 2009. The Company is required to contribute 15 percent of the estimated warranty costs and the U.S. Treasury is responsible for the remaining 110 percent. On April 21, 2009, Chrysler Warranty SPV LLC (“Warranty SPV”) was formed as a bankruptcy-remote special purpose vehicle, wholly-owned by the Company, to facilitate the program.

On April 29, 2009, and in accordance with the Warranty Commitment Program, $318 million of capital contributions were made to the Warranty SPV, of which $38 million were from the Company and $280 million were from the U.S. Treasury via loans to Holding under the U.S. Treasury Loan Agreement.

In connection with the Fiat Transaction, New Chrysler purchased the equity of Warranty SPV.

Canadian Warranty Commitment Program

On April 7, 2009, the federal government of Canada announced the establishment of the Canadian Warranty Commitment Program, an initiative backed by the Canadian federal government to ensure that consumer warranties were honored on new vehicles purchased from the Company’s Canadian subsidiary and another Canada based automaker. On April 30, 2009, the Company’s Canadian subsidiary entered into an escrow

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 2.  Basis of Presentation - Continued

Canadian Warranty Commitment Program - Continued

agreement with the Export Development Canada (“EDC”) with respect to this program whereby the Company’s Canadian subsidiary advanced $10 million to an escrow agent while the details of the warranty program were being finalized. Following the Fiat Transaction, this escrow account was transferred to New Chrysler.

Auto Supplier Support Program

On April 3, 2009, Chrysler Receivables SPV LLC (“Receivable SPV”) was formed as a bankruptcy-remote, wholly-owned subsidiary of the Company to facilitate the Auto Supplier Support Program (the “Receivable Program”) established by the U.S. Treasury. The Receivable Program was created to facilitate payment of certain receivables to automotive suppliers, including provisions for the sale of such receivables to one or more bankruptcy-remote special purpose vehicles established by the original equipment manufacturers (“OEMs”), including the Company. The Receivable Program is only available to U.S. incorporated suppliers that manufacture and assemble parts in the U.S. and are designated by the Company for enrollment in the Receivable Program.

Designated suppliers may submit eligible receivables for purchase by Receivable SPV. There are several criteria which must be met for a receivable to be deemed eligible, including but not limited to, the following: (i) it constitutes a trade receivable that arose for goods shipped or delivered or services rendered to the OEM; (ii) the receivable originated subsequent to March 19, 2009 and for all receivables purchased after May 4, 2009, receivables must have originated not more than 20 days prior to the receivable purchase date and (iii) the receivable has a due date at least 30 days after the date of its origination and not later than the earlier of (a) the date occurring 90 days after the date of its origination; and (b) the date two business days prior to the maturity date. The designated supplier may elect to have payment of the receivable due (i) immediately; or (ii) at maturity. Eligible receivables sold under the immediate payment election will be purchased at the face amount less a 3 percent discount. Eligible receivables sold under the payment at maturity election will be purchased at the face amount less a 2 percent discount.

In April 2009, and in accordance with the Receivable Program, the Company made a $50 million cash capital contribution to Receivable SPV. In addition, the U.S. Treasury provided the Receivable SPV with a $1.5 billion loan facility (“Receivable SPV Facility”) for the purchase of eligible receivables from suppliers. For additional information regarding the Receivable SPV Facility, see Note 12, Financial Liabilities. In connection with the Fiat Transaction, New Chrysler purchased the equity of Receivable SPV and assumed the terms of the Receivable Program and the $1.5 billion loan facility.

Note 3.  Summary of Significant Accounting Policies

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the Hierarchy of Generally Accepted Accounting Principles was completed. The ASC is the single source of authoritative U.S. GAAP, other than guidance put forth by the Securities and Exchange Commission. All other accounting literature not included in the codification is considered non-authoritative. The Company adopted this standard which did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued an amendment to the accounting guidance that requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. Additionally, it requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Recently Adopted Accounting Pronouncements - Continued

involvement in variable interest entities. This amendment is effective for the Company on January 1, 2010. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2009, the FASB issued an amendment to the accounting guidance that requires entities to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. These requirements are disclosed in Note 23, Subsequent Events.

Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, long-lived asset and indefinite-lived intangible asset impairment analyses, recoverability of investments in equipment on operating leases, warranty obligations, product liability accruals, sales incentive obligations, restructuring accruals, valuation of derivative instruments, assets and obligations related to income taxes, employee benefits, the useful lives of property and equipment and the analysis of going concern. Actual results could differ from those estimates. Future changes in economic conditions may have a significant effect on such estimates made by management. Management believes the following significant accounting policies, among others, affect its more significant judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition

Revenue for sales of vehicles and service parts is recognized when persuasive evidence of an arrangement exists, the risks and rewards of ownership have transferred to the customer, delivery has occurred or services have been rendered, the price of the transaction is fixed and determinable and collectability is reasonably assured. For vehicles, this is generally when the vehicle is released to the carrier responsible for transporting vehicles to dealers. Revenues are recognized net of discounts, cash sales incentives, customer bonuses and rebates granted. Shipping and handling costs are recorded as cost of sales in the period incurred. Operating lease revenue is recognized over the contractual term of the lease on a straight-line basis.

The Company uses price discounts to adjust vehicle pricing in response to a number of market and product factors, including: pricing actions and incentives offered by competitors, economic conditions, the amount of excess industry production capacity, the intensity of market competition and consumer demand for the product. The Company may offer a variety of sales incentive programs at any given point in time, including: cash offers to dealers and consumers, lease subsidies which reduce the consumer’s monthly lease payment or reduced financing rate programs offered to consumers. Lease subsidies and reduced financing programs have historically been offered to consumers through Chrysler Financial (see Note 19, Other Transactions with Related Parties).

The Company records the estimated cost of sales incentives programs offered to dealers and consumers as a reduction to revenue at the time of sale to the dealer. This estimated cost represents the incentive programs offered to dealers and consumers, as well as the expected modifications required to these programs in order for

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Revenue Recognition - Continued

the dealers to sell their inventory. Subsequent adjustments to incentive programs related to vehicles previously sold to dealers are recognized as a reduction to revenue in the period the adjustment is determinable. For the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, incentive expense was $2.6 billion and $8.7 billion, respectively, and is included as a reduction to Revenues in the accompanying Consolidated Statements of Operations.

Sales under which the Company guarantees the minimum resale value of the product, such as in sales to certain rental car company customers, are accounted for similar to an operating lease in accordance with accounting guidance for revenue recognition on sales with a guaranteed minimum resale value. The guarantee of the resale value may take the form of an obligation by the Company to pay any deficiency between the proceeds the customer receives upon resale in an auction and the guaranteed amount or an obligation by the Company to reacquire the vehicle after a certain period of time at a set price. Gains or losses from resale of these vehicles are included in gross margin. The average guarantee period for these vehicles is approximately eight months.

The Company, through one of its Canadian subsidiaries has a vehicle lease portfolio known as “Gold Key Lease.” These vehicles are leased to Canadian consumers and are accounted for as operating leases. Operating lease revenue is recognized over the contractual term of the lease on a straight-line basis. Initial direct costs are recorded as an adjustment to the carrying value of the leased assets and are amortized over the term of the lease on a straight-line basis. Refer to Note 7, Equipment on Operating Leases, Net, and Note 12, Financial Liabilities, for additional information regarding this portfolio.

The Company offers extended, separately priced warranty contracts for certain products. Revenues from these contracts are deferred and recognized in income over the contract period in proportion to the costs expected to be incurred based on historical information. In circumstances where there is insufficient historical information, income is recognized using the straight-line method. A loss on these contracts is recognized if the sum of expected costs for services under the contract exceeds unearned revenue.

Cost of Sales

Cost of sales includes material, labor and overhead costs incurred in the manufacturing and distribution of vehicles and parts. Overhead costs consist primarily of variable and fixed manufacturing costs, including depreciation and amortization expense, as well as wages and fringe benefits. Cost of sales also includes interest, depreciation and amortization expense related to the Gold Key Lease portfolio.

Stock Based Compensation

The Company has various compensation plans that provide for the granting of stock-based compensation to certain employees. The Company accounts for stock-based compensation plans in accordance with the accounting provisions set forth for share-based payments which require the Company to recognize stock-based compensation expense based on fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the equity award using an option-pricing model. Liability-classified awards are remeasured to fair value at each balance sheet date until the award is settled. Compensation expense is recognized over the employee service period with an offsetting increase to contributed capital or accrued expenses and other liabilities depending on the nature of the award. The Company records stock-based compensation expense in selling, administrative and other expenses. No compensation expense was recognized for the Company’s plans during the period from January 1, 2009 to June 9, 2009 and $8 million was recognized for the year ended December 31, 2008.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Product-Related Costs

Expenditures for research and development include material and personnel costs and are expensed as incurred. Research and development expenses were $452 million and $1,525 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. Advertising, sales promotion and other product-related costs are expensed as incurred. For the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, advertising expense was $376 million and $1,380 million, respectively, which is included in Selling, Administrative and Other Expenses in the accompanying Consolidated Statements of Operations. The Company periodically initiates voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles it sells. The Company establishes reserves for product warranty, including the estimated cost of these service and recall actions, when the related sale is recognized. Costs associated with these actions are recorded in Cost of Sales in the accompanying Consolidated Statements of Operations. The estimated future costs of these actions are based primarily on prior experience. Refer to Note 10, Accrued Expenses and Other Liabilities, for additional information related to warranty reserves.

The Company reserves for estimated product liability costs arising from personal injuries alleged to be the result of product defects. The valuation of the reserve is actuarially determined based on, among other factors, the number of vehicles sold and previous product liability claims. The product liability reserve is included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets. Costs associated with this reserve are recorded in Cost of Sales in the accompanying Consolidated Statements of Operations and any subsequent adjustments to the product liability reserve are recorded in the period in which the adjustment is determinable.

Restructuring Actions - Exit and Disposal Activities

The Company accounts for employee separation, exit and disposal activities in accordance with the relevant accounting guidance on these topics. Actions associated with restructuring plans include, but are not limited to, workforce reductions, capacity adjustments (plant closure or permanent shift eliminations) and product cancellations. Costs associated with these actions may include, but are not limited to, employee severance, accelerated post-employment benefits, relocation, contract termination and plant deactivation costs.

Post-employment benefits accrued for workforce reductions related to restructuring activities are recorded in the period when it is probable that employees will be laid off, which generally occurs when a plan meets the following criteria and is communicated to employees; (i) management, having authority to approve the action, commits to a plan of termination, (ii) the plan identifies the number of employees to be terminated, their location and job classifications or functions, as well as the expected completion date, (iii) the plan establishes the terms of the benefit arrangement, including the benefits that employees will receive upon termination, in sufficient detail to enable employees to determine the type and amount of benefits they will receive if they are involuntarily terminated and (iv) the actions required to complete the plan indicate that it is unlikely that significant changes to the plan will occur or that the plan will be withdrawn. Other associated costs such as relocation, contract termination and plant deactivations are recorded when the costs are incurred. However, in connection with the Recovery and Transformation Plan (“RTP”) II, these types of costs were accrued at the time of the Cerberus Acquisition in accordance with the applicable purchase accounting guidance. Refer to Note 21, Restructuring Actions, for further discussion. Costs associated with actions which will exceed one year are reflected on a discounted basis. Restructuring reserves are included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets and are reviewed quarterly for adequacy and any necessary adjustments are recorded in the period the adjustment is determinable.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Income Taxes

The Company is a single member limited liability company. As such, the Company is not a taxable entity for U.S. federal income tax purposes. Rather, federal taxable income or loss is included in its member’s federal income tax returns. However, the Company’s provision for income taxes includes federal, state and foreign income taxes for its corporate subsidiaries, as well as for certain U.S. states which impose income taxes upon non-corporate legal entities.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for net operating losses and tax credit carry forwards and the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities as a result of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are recognized if it is more likely than not that the benefit from the deferred tax asset will not be realized. In addition, current income taxes include adjustments to accruals for uncertain tax positions and related interest expense or income.

Cash and Cash Equivalents

Highly liquid investments with original maturities of three months or less at the date of purchase are classified as cash equivalents.

Marketable Securities

The Company’s investments in marketable securities are classified as either available-for-sale or trading, based upon management’s intent and are accounted for at fair value. Unrealized gains and losses on trading securities, representing securities bought and held principally for the purpose of near term sales, are included in earnings. Unrealized gains and losses on available-for-sale securities are included as a component of accumulated other comprehensive income (loss) (“AOCI”), net of applicable income taxes, until realized. A decline in value of any available-for-sale security below cost, that is deemed to be other than temporary results in an impairment charge to earnings that reduces the carrying amount of the security to fair value establishing a new cost basis. Realized gains or losses are determined using the first-in, first-out (“FIFO”) basis.

Allowance for Doubtful Accounts and Credit Losses

The Company maintains an allowance for doubtful accounts receivable. A provision for credit losses is charged against Selling, administrative and other expenses to maintain the allowance for doubtful accounts at an amount management believes adequate to absorb inherent credit losses that have been incurred as of the balance sheet date on the Company’s receivables and retail vehicle leasing portfolio. Management periodically and systematically evaluates the adequacy of the allowance for doubtful accounts by reviewing historical credit loss experience, the value of the underlying collateral, delinquency statistics and other factors in the economy that are expected to have a specific impact on the credit losses incurred.

In determining the allowance and the related provision for credit losses, management considers four principal elements: (i) specific reserves based upon probable losses identified during the review of the portfolio, (ii) reserves established for other adversely rated receivables and vehicles and equipment leased, based on

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Allowance for Doubtful Accounts and Credit Losses - Continued

management’s internal credit quality rating system, (iii) reserves for losses on homogeneous portfolios, which are established based principally on historical credit loss experience and (iv) additional reserves based on observable evidence, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the portfolio.

Inventories

Inventories are stated at the lower of cost or market. The cost of approximately 50 percent and 40 percent of inventories as of June 9, 2009 and December 31, 2008, respectively, was determined on a Last-In, First-Out (“LIFO”) basis. The remainder of the cost of inventories was determined primarily on a specific identification basis. The measurement of inventories includes the direct costs of materials, labor, inbound transportation and indirect manufacturing costs.

Property, Plant and Equipment, Net and Equipment on Operating Leases, Net

Property, plant and equipment and equipment on operating leases are stated at cost less accumulated depreciation and amortization. The Company’s fixed asset capitalization policy includes a $3,000 threshold for capitalization of individual assets. Depreciation and amortization is generally provided using the straight-line method over the estimated useful lives of the assets. Gains and losses upon disposal of leased vehicles and adjustments to reflect impairment of the vehicles’ residual values are also included in depreciation expense. Under the terms of the Canadian Guaranteed Depreciation Program, leased vehicles are returned to the Company prior to being sold at auction. Upon return to the Company, the leased vehicle is reclassified from equipment on operating leases, net to inventory at the lower of cost or estimated fair value. Routine maintenance costs are expensed as incurred.

Residual Values

The Company has significant investments in the residual values of its vehicle leasing portfolios, which are included in equipment on operating leases, net. These residual values represent estimates of the fair value of the leased assets at the end of the contract terms and are initially recorded based on industry estimates. Realization of the residual values is dependent on the Company’s future ability to market the vehicles for sale under the prevailing market conditions. Throughout the lease term, residual values are reviewed at least quarterly to determine that the estimates of the fair value of the assets at the end of the lease terms are appropriate. To the extent the expected value of the vehicle at lease termination changes, the Company will record adjustments to the expected residual value. Changes in the expected residual values are adjusted through additional or reduced depreciation or recognition of an impairment loss. These assumptions and related additional or reduced depreciation may change based on market conditions.

Impairment of Long-Lived Assets

Long-lived assets held and used (such as property, plant and equipment, equipment on operating leases and amortizable intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of an asset or asset group to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or group of assets. If the carrying

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Impairment of Long-Lived Assets - Continued

amount of an asset or group of assets exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or group of assets exceeds the fair value of the asset or group of assets. When long-lived assets are considered held for sale, they are recorded at the lower of carrying amount or fair value less costs to sell, and depreciation ceases.

Goodwill and Intangible Assets

The Company accounts for goodwill in accordance with accounting guidance for goodwill and other intangible assets, which requires the Company to test goodwill for impairment at the reporting unit level at least annually or when significant events occur or when there are changes in circumstances that indicate the fair value is less than the carrying value. Such events could include, among others, a significant adverse change in the business climate, an unanticipated change in the competitive environment and a decision to change the operations of the Company. Goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test is to compare the fair value of each of the Company’s reporting units to the respective carrying value. The fair value is determined by estimating the present value of expected future cash flows for each of the reporting units in which goodwill is allocated. If the fair value of the reporting unit is greater than its carrying amount, no impairment exists and the second step of the test is not performed. If the carrying amount of the reporting unit is greater than the fair value, there is an indication that an impairment may exist and the second step of the test must be completed to measure the amount of the impairment. The second step of the test calculates the implied fair value of goodwill by deducting the fair value of assets and liabilities, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in the first step. The implied fair value of goodwill is then compared to the carrying value. If the implied fair value of goodwill is less than the carrying value, an impairment loss is recognized equal to the difference. Goodwill is evaluated for impairment annually as of July 1.

Intangible assets, other than goodwill, with a finite useful life are amortized over their respective estimated useful lives, which are reviewed by management each reporting period and whenever changes in circumstances indicate that the carrying value of the assets may not be recoverable. Any other recognized intangible assets determined to have an indefinite useful life are not amortized, but are instead tested for impairment. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Fair value is determined through various techniques including discounted cash flow models, which incorporate market based inputs and third party independent appraisals, as considered appropriate. Management also considers current and estimated economic trends and outlook.

Foreign Currency

The functional currency of the Company’s Canadian and Mexican subsidiaries is the Canadian dollar and U.S. dollar, respectively. The functional currency of the majority of the Company’s other international operations, notably the NSC’s, is the local currency. The assets and liabilities of the Company’s foreign operations where the functional currency is the local currency are translated into U.S. dollars using the exchange rate in effect as of the balance sheet date. Income statement amounts are translated at the average exchange rate prevailing during the period. The resulting translation adjustments are recorded as a component of AOCI. Translation gains and losses are included in earnings for those foreign subsidiaries where the functional currency is the U.S. dollar. Transaction gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recorded in earnings as incurred. Net foreign currency

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Foreign Currency - Continued

transaction gains were approximately $236 million and $48 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, and are included in Revenues in the accompanying Consolidated Statements of Operations.

Derivative Financial Instruments

On January 1, 2009, the Company adopted the amended accounting guidance requiring enhanced disclosures regarding (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under existing U.S. GAAP and (iii) how derivative instruments and related hedged items affect an entity’s financial position, performance and cash flows.

The Company uses derivative financial instruments to economically manage its exposure to global market risks, including the risk of changes in interest rates, foreign currency exchange rates and certain commodity prices. These financial exposures are managed in accordance with corporate policies and procedures. At the inception of a hedging relationship, the Company designates the derivative as a fair value hedge, a cash flow hedge or a non-hedging derivative instrument. The Company does not use derivative financial instruments for trading purposes. The Company has elected to apply the normal purchase and sales classification to certain physical commodity supply contracts which are entered into for use in production within a reasonable period of time during the normal course of business.

Fair value hedges include hedges of the fair value of a recognized asset or liability and certain foreign currency hedges. Cash flow hedges include hedges of the variability of cash flows to be received or paid related to forecasted transactions. Changes in the fair value of derivatives designated as fair value hedges, along with the change in fair value on the hedged asset or liability are recorded in earnings. Changes in the fair value of derivatives that are designated as cash flow hedges are recorded as a component of AOCI, net of income taxes. These amounts are subsequently reclassified into earnings as a component of the value of the forecasted transactions, in the same periods that the forecasted transactions affect earnings. The ineffective portions of fair value changes are recognized in the results of operations immediately.

For derivative instruments designated as hedges, the Company formally documents all relationships between hedging instruments and hedged items. This documentation includes the Company’s risk management objective and strategy for undertaking various hedge transactions, as well as how hedge effectiveness will be assessed and how ineffectiveness will be measured. This process includes linking derivatives to specific assets and liabilities on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on a quarterly basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. This assessment is conducted using statistical regression analysis. When as a result of the quarterly assessment, it is determined that a derivative has ceased to be a highly effective hedge, the Company discontinues hedge accounting as of the beginning of the quarter in which such determination was made.

The Company discontinues hedge accounting prospectively when: (i) it is determined that a derivative is no longer highly effective in off-setting changes in cash flows of a hedged item, (ii) the derivative is discontinued as a hedge instrument because it is not probable that a forecasted transaction will occur or (iii) the derivative expires or is sold, terminated or exercised. When hedge accounting is discontinued because it is determined that the

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 3.  Summary of Significant Accounting Policies - Continued

Derivative Financial Instruments - Continued

forecasted transactions will not occur, the derivative continues to be carried on the balance sheet at fair value, and gains and losses that were recorded in AOCI are recognized immediately in earnings. When a derivative instrument designated as a cash flow hedge is sold or terminated, the gain or loss included in AOCI at the date of sale or termination remains in AOCI. This amount is subsequently reclassified into income over the same period or periods during which the forecasted transaction affects income. The hedged item may be designated prospectively into a new hedging relationship with another derivative instrument. Refer to Note 18, Derivative Financial Instruments and Risk Management, for additional information.

Fair Value Measurements

Effective January 1, 2008, the Company adopted the accounting guidance for fair value measurements, with the exception of the Company electing to defer the adoption of provisions related to certain non-financial assets and non-financial liabilities measured at fair value except for those items that are recognized on a non-recurring basis until January 1, 2009. This guidance clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about fair value measurements. In determining fair value, the Company uses various valuation techniques and prioritizes the use of observable inputs. The availability of observable inputs varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded and other characteristics particular to the transaction. For many financial instruments, pricing inputs are readily available in the market, the valuation methodology used is widely accepted by market participants and the valuation does not require significant management judgment. For other financial instruments, pricing inputs are less observable in the marketplace and require management judgment. Unobservable inputs are inputs that reflect the Company’s own assumption about the assumptions market participants would use in pricing the asset or liability that are developed based on the best information available in the marketplace. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 – Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 – Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Valuations based on unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Refer to Note 17, Fair Value Measurements, for a detailed discussion of the use of observable and unobservable inputs.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 4.    Interest Expense

Interest Expense, in the accompanying Consolidated Statements of Operations includes the following (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Financial interest expense	$258	$744
Amortization of debt issuance costs on DIP financing	220	-
Amortization of debt discounts and other debt issuance costs	51	25
Accretion of fair value adjustments	86	311

Total	$615	$1,080

Interest Expense is net of $32 million and $85 million of capitalized interest related to capital expenditures for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

In addition to the interest amounts included in Interest Expense in the accompanying Consolidated Statements of Operations, the Company recorded $62 million and $380 million of financial interest expense related to Gold Key Lease financing activities in Cost of Sales for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

Contractual Interest Expense

Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise, for which interest expense is not recognized in accordance with the accounting guidance related to financial reporting while a company is in bankruptcy. For the period from April 30, 2009 through June 9, 2009, contractual interest expense was $57 million.

Note 5.    Inventories

Inventories summarized by major classification were as follows (in millions of dollars):

	June 9, 2009	December 31, 2008
Finished products, including service parts	$2,208	$3,488
Work in process	825	1,094
Raw materials and manufacturing supplies	139	141

Total inventories under FIFO method	3,172	4,723
Less: LIFO allowance	(52)	(52)

Total	$3,120	$4,671

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 6.   Property, Plant and Equipment, Net

In accordance with the accounting guidance for long-lived assets, the Company evaluates long-lived assets for possible impairment whenever changes in circumstances indicate long-lived assets may be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. As a result of the Chapter 11 Proceedings, the continuing deterioration of the Company’s revenues and the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, the Company completed an evaluation as of June 9, 2009, of its’ long-lived assets which were not anticipated to be acquired by New Chrysler. The Company tested the recoverability of its long-lived assets not expected to be acquired by New Chrysler using projected future undiscounted cash flows based on the expected proceeds upon liquidation of the long-lived assets. As a result, during the period from January 1, 2009 to June 9, 2009, the Company recorded a non-cash long-lived asset impairment charge of $391 million. The impairment charge relates to the Automotive segment and is included in Cost of Sales in the accompanying Consolidated Statements of Operations. The Company did not record a similar charge during the year ended December 31, 2008.

Property, plant and equipment summarized by major classification were as follows (in millions of dollars):

	Range of Service Lives		June 9, 2009	December 31, 2008
	(years)
Land	-		$435	$424
Leasehold improvements and buildings	12-40		3,581	3,481
Technical equipment and machinery	3-30		6,920	6,842
Factory, office and other equipment	3-19		1,303	1,286
Special tooling	5-12		5,770	5,638
Construction in progress, including advance payments related to plant and equipment	-		2,207	2,165

			20,216	19,836

Accumulated depreciation and amortization			(5,607)	(3,967)

		Total	$14,609	$15,869

Depreciation and amortization of property, plant and equipment was $1,105 million and $2,962 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

Note 7.   Equipment on Operating Leases, Net

Equipment on operating leases summarized by major classification were as follows (in millions of dollars):

	Range of Service Lives		June 9, 2009	December 31, 2008
	(years)
Leased vehicles – Gold Key Lease	5-15		$4,304	$4,334
Leased vehicles – Guaranteed Depreciation Program	5-15		614	1,797
Other leased assets	12-40		404	438

			5,322	6,569
Accumulated depreciation			(1,403)	(1,439)
Allowance for credit losses			(48)	(38)

		Total	$3,871	$5,092

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 7.   Equipment on Operating Leases, Net - Continued

Included in Leased vehicles – Gold Key Lease above are vehicles sold to dealers in Canada and subsequently leased by Canadian consumers. The Company has multiple securitizations of future lease payments on these operating leases and the related vehicles’ residual values. According to the accounting guidance for leases, the securitizations have been accounted for as secured borrowings. The Company uses special purpose entities which are considered VIEs for most of the securitizations. As of June 9, 2009 and December 31, 2008, the Company was the sole beneficiary of the consolidated assets from these VIEs, including $2,922 million and $3,293 million, respectively, of leased vehicles, net of accumulated depreciation.

Collections from the operating leases or proceeds from the sale of leased vehicles are available only for repayment of the debt assumed or other obligations issued or arising in conjunction with the securitization transactions and are not available to pay other obligations or the claims of other creditors. As of June 9, 2009 and December 31, 2008, the debt associated with the on-balance sheet lease securitizations was $2,141 million and $2,574 million, and is included in Financial Liabilities in the accompanying Consolidated Balance Sheets.

Included in Leased vehicles – Guaranteed Depreciation Program above are vehicles sold to daily rental car companies which are subject to guaranteed minimum resale values.

Changes in the allowance for doubtful accounts for equipment on operating leases were as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Balance at beginning of period	$38	$43
Provision for credit losses	20	48
Credit losses, net of recoveries	(10)	(53)

Balance at end of period	$48	$38

Depreciation of equipment on operating leases was $358 million and $1,592 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, and is included in Cost of Sales in the accompanying Consolidated Statements of Operations.

The Company’s future minimum lease payments due from customers for equipment on operating leases as of June 9, 2009 were as follows (in millions of dollars): the remainder of 2009 - $492; 2010 - $536; 2011 - $190; 2012 - $37; 2013 - $12; 2014 and thereafter - $23.

Note 8.  Goodwill and Intangible Assets, Net

The accounting guidance for goodwill requires the Company to evaluate goodwill for possible impairment at least annually or whenever changes in circumstances indicate goodwill may be impaired. If the book value of the Company’s reporting unit exceeds its estimated fair value, the Company must compare the implied fair value of goodwill to its book value to determine if impairment is required. The Company completes its annual evaluation of goodwill as of July 1.

The Company completed its evaluation of goodwill as of July 1, 2008 and again in the fourth quarter of 2008 as a result of the deterioration in the Company’s revenues and the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, using a two-step process. The first step of the impairment test

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 8.  Goodwill and Intangible Assets, Net - Continued

compared the fair value of the Automotive reporting unit to its carrying value. The fair value of the reporting unit was determined using a discounted cash flow methodology based on its projected financial results considering the deteriorating economic conditions and the weakening U.S. automotive market. The Company concluded that the carrying values of the net assets of the Automotive reporting unit exceeded the estimated fair value of the unit as of July 1, 2008 and in the fourth quarter of 2008, indicating a potential impairment. As a result, the Company proceeded to the second step of the impairment test, and performed a preliminary calculation as of July 1, 2008, of the implied fair value of goodwill by deducting the fair value of all assets and liabilities, excluding goodwill, of the Automotive reporting unit from the fair value of the unit as determined in the first step. The Company concluded that the preliminary calculation of the implied fair value of goodwill was less than the carrying value as of July 1, 2008 and recorded a non-cash goodwill impairment charge of $1,195 million during the third quarter of 2008. In the fourth quarter of 2008, the Company calculated the implied fair value of goodwill based on independent third party appraisals and determined that the implied fair value was less than the carrying value and recorded an additional non-cash goodwill impairment charge of $6,312 million during the fourth quarter of 2008 to write off the remainder of the goodwill balance. The impairment charges are included in Impairment of Goodwill in the accompanying Consolidated Statements of Operations. There were no additions or adjustments to goodwill for the period from January 1, 2009 to June 9, 2009.

Changes in the carrying amount of goodwill for the year ended December 31, 2008 were as follows (in millions of dollars):

Balance at beginning of period	$7,094

Adjustments to fair value allocations	641

Adjustments to accruals established in purchase accounting, primarily restructuring and tax	(228)

Balance before impairment charge	7,507

Impairment	(7,507)

Balance at end of period	$-

The Company completes its annual evaluation of indefinite-lived brand name intangible assets as of July 1, in accordance with the guidance for indefinite-lived intangible assets. Each brand name is its own unit of account and is therefore tested for impairment separately. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Consistent with its goodwill impairment test, the Company completed its evaluation of indefinite-lived brand name intangible assets as of July 1, 2008 and again in the fourth quarter of 2008 as a result of the deterioration in the Company’s revenues. In addition, as a result of the Company’s Chapter 11 Proceedings, the continuing deterioration in the Company’s revenues and the ongoing volatility in the U.S. economy, in general, and in the automotive industry in particular, the Company completed an evaluation of its indefinite-lived intangible assets as of June 9, 2009.

The relief from royalty method was used to calculate the fair value of brand names. The significant assumptions used in this method included (i) royalty rates based on licensing arrangements for the use of brands and trademarks in the automotive industry and related industries and (ii) forecasted revenue for each brand name (Chrysler, Jeep, Dodge and MOPAR), considering the current economic conditions and the weakening U.S. automotive market. As a result, during the year ended December 31, 2008, the Company recorded total non-cash brand name intangible asset impairment charges of $1,749 million and $1,108 million related to the July 1, 2008 and fourth quarter 2008 evaluation dates,

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 8.  Goodwill and Intangible Assets, Net - Continued

respectively. In addition, during the period from January 1, 2009 to June 9, 2009, the Company concluded that the carrying value of certain brand name intangible assets exceeded their estimated fair values as of June 9, 2009. Accordingly, the Company recorded a non-cash brand name intangible asset impairment charge of $844 million. The impairment charges relate to the Automotive segment and are included in Impairment of Brand Name Intangible Assets in the accompanying Consolidated Statements of Operations.

The Company’s intangible assets include its indefinite-lived brand names, as well as intangible assets with finite useful lives subject to amortization. The assets subject to amortization primarily represent the dealer network, favorable purchasing arrangements and operating lease contracts, patented and unpatented technology and software. For the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, additions of $52 million and $250 million, respectively, were recognized with a weighted-average amortization period of seven years and eight years, respectively.

The components of the Company’s intangible assets, which include the favorable/(unfavorable) effects of net foreign currency translations of $9 million and ($29) million as of June 9, 2009 and December 31, 2008, respectively, are summarized below (in millions of dollars):

	Range of Useful lives (years)	June 9, 2009
		Gross Carrying Amount	Accumulated Amortization	Impairment	Net Intangible Assets
Brand names	Indefinite	$2,283	$-	$844	$1,439
Dealer network	23	645	50	-	595
Patented and unpatented technology	1 – 15	234	101	-	133
Favorable operating lease contracts	5 – 18	207	175	-	32
Software and other	1 – 15	671	251	-	420

Total		$4,040	$577	$844	$2,619

	Range of Useful lives (years)	December 31, 2008
		Gross Carrying Amount	Accumulated Amortization	Impairment	Net Intangible Assets
Brand names	Indefinite	$5,141	$-	$2,857	$2,284
Dealer network	23	638	39	-	599
Patented and unpatented technology	1 – 15	234	79	-	155
Favorable operating lease contracts	5 – 18	189	141	-	48
Software and other	1 – 15	621	211	-	410

Total		$6,823	$470	$2,857	$3,496

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 8.  Goodwill and Intangible Assets, Net - Continued

The following presents the amount of intangible asset amortization expense included in the respective financial statement captions of the accompanying Consolidated Statements of Operations (in millions of dollars):

	Financial Statement Caption	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Favorable operating lease contracts	Revenues, net	$18	$165
Patented and unpatented technology, intellectual property, software and other	Cost of sales	62	207
Dealer network	Selling, administrative & other expenses	12	47

	Total	$92	$419

Based on the gross carrying amount of intangible assets as of June 9, 2009, the estimated future amortization expense for the next five years is as follows (in millions of dollars): remainder of 2009 - $135 ; 2010 - $175 ; 2011 - $129 ; 2012 - $87 and 2013 - $72.

Note 9.  Prepaid Expenses and Other Assets

Prepaid expenses and other assets were as follows (in millions of dollars):

	June 9, 2009			December 31, 2008
	Current	Non- Current	Total	Current	Non- Current	Total
Tax indemnity recoverable - Daimler (See Note 14)	$1,320	$-	$1,320	$649	$415	$1,064
USDART receivable (a)	500	-	500	-	-	-
Pension receivable - Daimler (See Note 16)	400	200	600	-	-	-
Amounts due from related parties	325	-	325	653	-	653
Other	1,235	374	1,609	1,500	641	2,141

Total	$3,780	$574	$4,354	$2,802	$1,056	$3,858

(a)	As of June 9, 2009, an additional $100 million non-current receivable from the USDART is included in Advances to Related Parties and Other Financial Assets in the accompanying Consolidated Balance Sheets.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 10.  Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities were as follows (in millions of dollars):

	June 9, 2009			December 31, 2008
	Current	Non- Current	Total	Current	Non- Current	Total
Pension and postretirement benefit obligations (See Note 16)	$4,002	$11,702	$15,704	$237	$15,498	$15,735
Product warranty costs	1,340	2,019	3,359	1,479	2,271	3,750
Sales incentives	1,862	-	1,862	3,032	140	3,172
Income and other taxes (See Note 14)	618	610	1,228	1,101	567	1,668
Personnel costs	606	271	877	582	427	1,009
Restructuring actions (See Note 21)	635	215	850	1,357	735	2,092
Residual value guarantees, excluding Gold Key Lease financing	438	-	438	1,042	-	1,042
Workers’ compensation	83	278	361	93	264	357
Accrued interest	177	-	177	80	-	80
Amounts due to related parties (See Note 19)	32	-	32	966	-	966
Other	1,708	866	2,574	2,126	957	3,083

	$11,501	$15,961	$27,462	$12,095	$20,859	$32,954

Less: Liabilities subject to compromise (a)	(7,114)	(10,652)	(17,766)	-	-	-

Total	$4,387	$5,309	$9,696	$12,095	$20,859	$32,954

(a)	As of June 9, 2009, and in connection with the Chapter 11 Proceedings, certain liabilities are classified as subject to compromise. See Note 11, Liabilities Subject to Compromise, for further discussion.

The Company issues various types of contractual product warranties under which it generally guarantees the performance of products delivered for a certain period or term. The accrued liability for product warranties includes the expected costs for legally and contractually obligated warranties, as well as the expected costs for policy coverage, recall actions and buyback commitments. The changes in accrued product warranty costs (excluding deferred revenue from extended, separately priced product warranties and supplier recoveries) were as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Balance at beginning of period	$3,750	$4,243
Provision for current period warranties	359	1,858
Adjustments to pre-existing warranties	(50)	(213)
Net warranty settlements	(791)	(2,114)
Interest accretion, translation and other adjustments	91	(24)

Balance at end of period	$3,359	$3,750

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 10.  Accrued Expenses and Other Liabilities - Continued

During the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, the Company received reimbursements from suppliers related to warranty claims of $47 million and $199 million, respectively, which are excluded from the change in warranty costs above.

The Company also offers customers the opportunity to purchase separately priced extended warranty and maintenance contracts. The revenue from these contracts is recorded as a component of Deferred Revenue in the accompanying Consolidated Balance Sheets at the inception of the contract and is recognized into income over the contract period in proportion to the costs expected to be incurred based on historical information. The following summarizes the changes in deferred revenue from these contracts (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Balance at beginning of period	$1,078	$1,096
Deferred revenues for current period service contracts	193	562
Earned revenues in current period	(208)	(541)
Interest accretion, translation and other adjustments	13	(39)

Balance at end of period	$1,076	$1,078

Note 11.  Liabilities Subject to Compromise

As a result of the Chapter 11 Proceedings, the payment of pre-petition indebtedness is subject to compromise or other treatment under a Chapter 11 plan. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. Although payment of pre-petition claims generally is not permitted, at hearings held in May 2009, the Court granted final approval of the Debtors’ “first day” orders for authority to pay certain pre-petition claims in designated categories and subject to certain terms and conditions. This relief generally was designed to preserve the value of the Debtors’ businesses and assets pending consummation of the Fiat Transaction. Among other things, the Court authorized the Debtors to pay certain pre-petition claims relating to employees, suppliers, customers, dealers, taxes and cash management.

The Debtors have been paying and intend to continue to pay undisputed post-petition claims (to the extent that they are not liabilities assumed by New Chrysler) in the ordinary course of business. In addition, the Debtors have rejected, and expect to continue to reject, pre-petition executory contracts and unexpired leases with respect to the Debtors’ operations to the extent not assumed and assigned to New Chrysler, with the approval of the Court. Any damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and will be classified as liabilities subject to compromise. Differences between liability amounts estimated by the Debtors and claims filed by creditors will be investigated and, if necessary, the Court will make a final determination of the allowed amount and treatment of the claim. No amounts have been estimated for claims (rejection or otherwise) as the ultimate amount of such liabilities is not determinable at this time.

Accounting guidance related to financial reporting while an entity is in bankruptcy requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 11.  Liabilities Subject to Compromise - Continued

the secured status of certain claims, the values of any collateral securing such claims or other events. The Debtors expect that certain amounts currently classified as liabilities subject to compromise may in fact be paid in the ordinary course as they come due.

Liabilities subject to compromise as of June 9, 2009 were as follows (in millions of dollars):

Financial liabilities (See Note 12)		$9,105
Trade liabilities		2,860
Accrued expenses and other liabilities (See Note 10):
Pension and other post retirement benefit obligations	$13,829
Restructuring liabilities	151
Accrued interest	94
Residual value guarantees	101
Other	3,591

		17,766

Total liabilities subject to compromise		$29,731

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities

Financial liabilities consisted of the following (in millions of dollars):

	June 9, 2009
	Weighted- Average Interest Rate		Carrying Value		(c) Subject to Compromise	Not Subject to Compromise
Financial Liabilities Payable Within One Year:

First lien credit facility	4.65%		$6,808		$6,808	$-
Second lien credit facility	7.65%		1,535		1,535	-
Asset-backed notes payable - Gold Key Lease	5.75	% (a)	1,435		-	1,435
EDC credit facility	5.00%		1,124	(b)	-	1,124
Liabilities to related parties	9.81%		350		350	-
Liabilities to U.S. Treasury - Receivable SPV	5.50%		123		-	123
Liabilities from capital leases	6.79%		18		15	3
Notes and bonds	0.05%		9		-	9
Other financial obligations	6.36%		6		6	-

Total financial liabilities payable within one year			$11,408		$8,714	$2,694

	Maturity	Weighted- Average Interest Rate		Carrying Value	(c) Subject to Compromise	Not Subject to Compromise
Financial Liabilities Payable After One Year:

Liabilities to related parties	2011-2012	6.12%		$1,134	$-	$1,134
Asset-backed notes payable - Gold Key Lease	2011	5.93	% (a)	706	-	706
Liabilities from capital leases	2012-2020	6.74%		200	163	37
Notes and bonds	2012-2020	9.45%		52	29	23
Other financial obligations	2014-2024	7.76%		199	199	-

Total financial liabilities payable after one year				$2,291	$391	$1,900

Total				$13,699	$9,105	$4,594

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

	December 31, 2008
	Weighted- Average Interest Rate		Carrying Value
Financial Liabilities Payable Within One Year:

First lien credit facility	6.20%		$6,904
Second lien credit facility	9.20%		2,000
Asset-backed notes payable - Gold Key Lease	5.59	% (a)	1,450
Liabilities to related parties	8.53%		930
Liabilities from capital leases	6.79%		17
Other financial obligations	7.28%		7

Total financial liabilities payable within one year			$11,308

	Maturity	Weighted- Average Interest Rate		Carrying Value
Financial Liabilities Payable After One Year:

Asset-backed notes payable - Gold Key Lease	2011-2012	6.09	% (a)	$1,124
Liabilities to related party	2011-2012	8.35%		1,015
Liabilities from capital leases	2010-2020	6.74%		207
Notes and bonds	2012-2020	9.33%		51
Other financial obligations	2014-2027	7.33%		202

Total financial liabilities payable after one year				$2,599

Total				$13,907

(a)	The weighted-average interest rates include the effects of interest rate swap agreements.

(b)	The carrying value of the EDC Credit Facility includes the EDC additional note, the related discount and fluctuation in foreign exchange rates as of June 9, 2009.

(c)	As of June 9, 2009, certain financial liabilities have been classified as being subject to compromise as a result of the Chapter 11 Proceedings. See Note 11, Liabilities Subject to Compromise, for further discussion.

The carrying amounts of certain of the Company’s financial obligations were reduced as a result of the allocation of fair value in connection with the Cerberus Acquisition. As of June 9, 2009 and December 31, 2008, the reduction was $69 million and $72 million, respectively, which is accreted as interest expense over the remaining period to maturity. As of June 9, 2009, aggregate annual contractual maturities of financial liabilities (excluding a $43 million discount on the EDC Credit Facility (as defined below) and the $69 million decrease related to purchase accounting from the Cerberus Acquisition) were as follows (in millions of dollars): the remainder of 2009 - $10,756; 2010 - $1,110; 2011 - $401; 2012 - $1,142; 2013 - $32 and 2014 and thereafter - $370. Included in the annual contractual maturities is $869 million, $946 million, $371 million and $1,055 million due in the remainder of 2009, 2010, 2011 and 2012, respectively, related to Gold Key Lease obligations. These obligations are primarily repaid out of collections from the related operating leases.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

First and Second Lien Credit Facilities

The Company has a First Lien Credit Agreement with a syndicate of banks for a term loan facility maturing on August 3, 2013 with borrowings totaling $6.8 billion and $6.9 billion at June 9, 2009 and December 31, 2008, respectively. The lenders under the facility have a first priority security interest in substantially all tangible and intangible domestic automotive assets of the Company and its material domestic subsidiaries including, but not limited to, intellectual property, receivables, inventory, certain owned real property and all stock of the Company’s direct and indirect major U.S. subsidiaries and 65% of the stock of each of its direct foreign subsidiaries.

The Company previously entered into a Second Lien Credit Agreement, with related parties of Daimler and Cerberus, which provided for a $2.0 billion term loan facility ($1.5 billion from Daimler related parties and $500 million from Cerberus related parties). The facility was fully drawn in June 2008. The lenders under the facility have a second priority security interest in substantially all tangible and intangible domestic automotive assets of the Company and its material domestic subsidiaries including, but not limited to, intellectual property, receivables, inventory, certain owned real property and all stock of the Company’s direct and indirect major U.S. subsidiaries and 65% of the stock of each of its direct foreign subsidiaries.

On January 2, 2009, the First and Second Lien Credit Agreements were amended in connection with the U.S. Treasury Loan Agreement. The amendments primarily modified the borrowing base calculation, the permitted indebtedness definition to include guarantees of the U.S. Treasury Loan Agreement, as well as modified the priority of the security interest of the First and Second lien holders on certain assets of the Company and its material domestic subsidiaries.

During the first quarter of 2009, the Company obtained a waiver from certain loan parties to forgo $47 million of interest payments due under the Second Lien Credit Agreement. The interest was capitalized as additional debt on February 28, 2009.

Pursuant to the terms of the Daimler Settlement, Cerberus and Daimler agreed to forgive and extinguish debt owing under the $2.0 billion Second Lien Credit Agreement, subject to certain conditions. As explained in Note 1, Background and Nature of Operations, as a result of the Adversary Proceeding filed on August 17, 2009, Daimler informed the Debtors that it had not released its lien on the Debtors’ assets and was reserving its rights with respect to its portion of the debt under the Second Lien Credit Agreement. As a result, as of June 9, 2009, approximately $1.5 billion remained outstanding under the Second Lien Credit Agreement, which matures on February 3, 2014. For the period from January 1, 2009 to June 9, 2009, the Company recorded a gain on extinguishment of debt and related accrued interest totaling $519 million on the Second Lien Credit Agreement. This gain is included in Reorganization Expense, Net in the accompanying Consolidated Statements of Operations (See Note 22, Reorganization Expense, Net).

As further discussed in Note 18, Derivative Financial Instruments and Risk Management, the Company settled its derivative instruments in May 2009. Approximately, $86 million of these derivative settlements were applied to reduce the principal balance outstanding under the First Lien Credit Agreement.

The First and Second Lien Credit Agreements require compliance with certain covenants including; a requirement that borrowings will not exceed the calculated borrowing base; limitations on dividends and distributions to subsidiaries; and restrictions on incurrence of debt, liens, asset sales and investments. At June 9, 2009 and December 31, 2008, the Company was in violation of certain affirmative covenants of the First and

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

First and Second Lien Credit Facilities - Continued

Second Lien Credit Agreements, as well as a covenant included in an agreement with a related party. As a result, amounts outstanding under the First and Second Lien Credit Agreements, as well as $312 million and $313 million as of June 9, 2009 and December 31, 2008, respectively, of other financial obligations to a related party are currently due and payable, and accordingly, are classified as Current Maturities of Financial Liabilities in the accompanying Consolidated Balance Sheets.

Refer to Note 23, Subsequent Events, for a discussion of subsequent events related to the First and Second Lien Credit Agreements.

Export Development Canada Credit Facility

Chrysler Canada Inc. (“Chrysler Canada”), the Company’s principal operating subsidiary in Canada, entered into a loan and security agreement with the EDC (“EDC Loan Agreement”) on March 30, 2009, which was subsequently amended on April 29, 2009, pursuant to which the EDC provided a $1.2 billion CAD secured term loan facility. During April and May 2009, the Company fully drew on the facility and received total cash proceeds of $995 million. As additional consideration for the borrowings, the EDC required the Company to provide senior secured notes equal to 6.67 percent of the amounts drawn on the facility as a cost of borrowing. The proceeds from the loan are to be used for general and working capital purposes. Any amounts repaid on the loan cannot be re-borrowed. The secured term loan and senior secured notes are hereinafter referred to as the “EDC Credit Facility”.

The EDC has a security interest in substantially all of the tangible and intangible assets of the Company’s Canadian subsidiaries. The Company provided an unsecured guarantee in support of the EDC loan.

The EDC Credit Facility requires compliance with certain covenants including, but not limited to, limitations on dividends and distributions to subsidiaries, as well as restrictions on the incurrence of debt, liens, asset sales and investments. As a result of the Chapter 11 Proceedings in April 2009, an event of default occurred under the EDC Loan Agreement. Accordingly, amounts outstanding under the EDC Credit Facility are currently due and payable at the discretion of the respective creditor, and have been classified as Current Maturities of Financial Liabilities in the accompanying Consolidated Balance Sheets.

Chrysler Receivable SPV Loan

As discussed in Note 2, Basis of Presentation, the U.S. Treasury provided Receivable SPV with a $1.5 billion loan facility for the purchase of eligible receivables from suppliers. The facility may be reduced to $1.0 billion if the aggregate borrowings under the facility are less than $1.0 billion and the U.S. Treasury elects to do so. The Receivable SPV Facility matures on the program end date, April 7, 2010. Advances under the Receivable SPV Facility bear interest at a floating per annum rate equal to the three month LIBOR rate (which will be no less than 2 percent) plus 3.5 percent and is payable monthly. Any amount repaid on the loan cannot be reborrowed. The U.S. Treasury received a contingent payment note comprised of (i) an exit fee equal to 4 percent of the ending commitment amount, and (ii) 50 percent of the residual equity of Receivable SPV at the program end date. The Company pledged its ownership interest in Receivable SPV as collateral for the obligations under the loan facility and the U.S. Treasury has a lien on all the assets of Receivable SPV. Outstanding amounts under the Receivable SPV Facility require compliance with certain covenants, including but not limited to, restrictions on the use of proceeds, as well as limitations on liens, incurrence of debt and asset sales. As a result of the Chapter

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 12.  Financial Liabilities - Continued

Chrysler Receivable SPV Loan - Continued

11 Proceedings in April 2009, an event of default occurred under the Receivable SPV Agreement. The Company obtained a Forbearance Letter from the U.S. Treasury that allowed the Company to continue the program while in default. As of June 9, 2009, the Company had $123 million outstanding under the facility. The Company also had a reserve of $40 million related to the exit fee included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets as of June 9, 2009. Refer to Note 23, Subsequent Events, for subsequent events related to Receivable SPV’s loan facility.

Gold Key Lease

As discussed in Note 3, Summary of Significant Accounting Policies, and Note 7, Equipment on Operating Leases, Net, the Company, through one of its Canadian subsidiaries, maintains the Gold Key Lease portfolio. These vehicles are leased to Canadian consumers and are financed by asset-backed securitization facilities, as well as a $4.5 billion ($5.0 billion CAD) secured revolving credit facility, of which $1.1 billion and $1.0 billion were outstanding at June 9, 2009 and December 31, 2008, respectively. The asset-backed obligations are satisfied only out of the collections from the underlying securitized assets. Minimal vehicles were added to the financing portfolio during the period from January 1, 2009 to June 9, 2009.

Note 13.  Debtors-in-Possession Financing

On May 1, 2009, the Debtors filed a motion with the Court seeking approval to enter into a DIP Credit Agreement. The Court granted interim approval of the DIP Credit Agreement on May 4, 2009. Based on such interim approval, on May 5, 2009, the Debtors entered into the DIP Credit Agreement. An amendment to the DIP Credit Agreement was entered into on May 15, 2009. Final approval of the DIP Credit Agreement was granted by the Court on May 20, 2009.

The DIP Credit Agreement provides for borrowings up to an aggregate committed amount of $4,960 million, consisting of a $3,800 million loan facility with the U.S. Treasury, and a $1,160 million loan facility with the EDC (“DIP Credit Facilities”). As additional consideration for the commitments, the Company provided the U.S. Treasury and EDC additional notes equal to $253 million and $77 million, respectively.

The use of proceeds under the DIP Credit Agreement is limited to working capital needs, capital expenditures, the payment of warranty claims and other general corporate purposes of the Debtors, including payments of expenses associated with the administration of the Chapter 11 Proceedings. In addition, $600 million of the funds advanced by the U.S. Treasury under the DIP Credit Agreement were used by the Debtors to make a payment to the USDART pursuant to and in accordance with the Ally MTA, dated as of May 21, 2009, among the U.S. Treasury, the Debtors, Ally and the USDART. Refer to Note 1, Background and Nature of Operations, and Note 23, Subsequent Events, for additional information related to USDART.

The DIP Credit Agreement specifies that interest will accrue at the eurodollar rate, as defined in the DIP Credit Agreement, plus three percent. As of June 9, 2009, the interest rate was five percent. If an event of default occurs and the lenders elect to prohibit the continuation of eurodollar loans, the interest rate shall be the sum of (i) the greater of (a) the prime rate, as published by JPMorgan Chase, (b) the federal funds effective rate, as published by the Federal Reserve Bank of New York, plus one half of one percent or (c) the last available calculation of the eurodollar rate plus one percent, (ii) a two percent increment and (iii) a default premium of five percent.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 13.  Debtors-in-Possession Financing - Continued

Borrowings under the DIP Credit Agreement are guaranteed by the Debtors and are secured by security interests in and liens on all presently owned and subsequently acquired assets of the Debtors. Furthermore, the U.S. Treasury and EDC have been allowed a super-priority administrative expense claim.

As of June 9, 2009, the Company had received cash proceeds of $3,014 million from the DIP Credit Facilities. The total amount of principal, including the additional notes, and accrued interest outstanding under the DIP Credit Facilities was $3,344 million and $9 million, respectively as of June 9, 2009. All amounts outstanding on the DIP Credit Facilities, including interest, are due on June 29, 2009.

A subsequent amendment to the DIP Credit Agreement was entered into on June 10, 2009. Refer to Note 23, Subsequent Events, for a discussion of subsequent events.

Note 14.  Income Taxes

Income (loss) before income taxes by jurisdiction was as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
United States	$(3,663)	$(16,354)
Foreign	(1,079)	300

Total	$(4,742)	$(16,054)

Total income tax expense (benefit) for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, consisted of the following (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Current:
United States	$(207)	$59
Foreign	(121)	71
State and local	1	4

	(327)	134

Deferred:
United States	6	27
Foreign	10	626
State and local	(6)	3

	10	656

Total	$(317)	790

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 14.  Income Taxes - Continued

The significant components of deferred tax expense were as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Deferred tax expense (exclusive of the items below)	$19	$73
Increase to beginning-of-the-year valuation allowances	-	594
Adjustments due to changes in enacted tax rates or law	(9)	(11)

Total	$10	$656

The Company does not provide for U.S. income taxes or foreign withholding taxes on approximately $1.3 billion and $2.1 billion, respectively, of temporary differences related to investments in foreign subsidiaries because these temporary differences are essentially permanent in duration. This amount may become taxable upon a repatriation of assets from the subsidiaries or a sale or liquidation of the subsidiaries. It is not practicable to estimate the amount of unrecognized deferred tax liability.

A reconciliation of income tax expense provided using the statutory U.S. rate of 35 percent to actual income taxes provided was as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Tax benefit at U.S. statutory rate	$(1,660)	$(5,619)
Limited liability companies (“LLCs”) loss not subject to federal or state taxes	1,328	5,623
Increase in tax indemnity	(196)	-
Valuation allowances	118	703
Adjustment to taxes receivable	78	-
Federal and foreign tax reserves, principally interest	12	(6)
Foreign currency translation	24	69
Other	(21)	20

Total	$(317)	$790

Effective income tax rate	7%	(5%)

For the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, the relationship between income tax expense (benefit) differs from the expected federal statutory rate primarily due to losses in limited liability companies, which are disregarded for U.S. federal tax purposes, and by changes in valuation allowances in the U.S. federal, Canada, and other foreign jurisdictions.

At June 9, 2009 and December 31, 2008, the Company had approximately $1,077 million and $1,015 million of total gross unrecognized tax benefits. Of this total, $894 million and $832 million at June 9, 2009 and December 31, 2008, respectively, represent the amount of unrecognized tax benefits that, if reversed due to a successful outcome, would favorably affect the income tax rate in future periods.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 14.  Income Taxes - Continued

A reconciliation of unrecognized tax benefits was as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Unrecognized tax benefits at beginning of period	$1,015	$1,105
Gross increases for tax positions of prior years	59	12
Gross decreases for tax positions of prior years	(46)	(48)
Settlements	(1)	6
Exchange rate differences	50	(60)

Unrecognized tax benefits at end of period	$1,077	$1,015

The Company files income tax returns in multiple jurisdictions and is subject to examination by taxing authorities throughout the world. Examinations by tax authorities have been completed through 1998 in the United States, 1995 in Canada and 2001 in Mexico.

The Company’s continuing practice is to recognize interest and penalties on uncertain tax positions in income tax expense (benefit). Accrued interest on uncertain tax positions was $562 million and $552 million at June 9, 2009 and December 31, 2008, respectively.

The Company’s Canadian subsidiary has been reassessed additional taxes for the years 1996 through 1999 by the Canada Revenue Agency (“CRA”) and the Provincial Tax Authorities which it is currently disputing. The tax authorities require a combined deposit or security interest of approximately $1.2 billion while the dispute is pending. No payments have been made, however, the Company’s Canadian subsidiary has granted a lien against the Canadian manufacturing facilities and related assets in the principal amount of approximately $1.0 billion in favor of the CRA and Ontario Provincial Tax Authorities. Approximately $453 million of this lien is in favor of the Ontario government and is subordinated to the working capital loans received from the EDC. In addition, there are unclaimed goods and services tax credits in the amount of $359 million the CRA has set off against the amount owing. The Company’s Canadian subsidiary has submitted requests for U.S. and Canadian Competent Authority assistance on the transfer pricing matter. Competent Authorities interpret the treaty in force to achieve the effect of eliminating double taxation.

On April 17, 2009, the Company, Holding and Daimler signed a binding agreement related to the settlement of a majority of the outstanding tax issues between the parties. In accordance with the agreement, Daimler would have no indemnity obligations to the Company or Holding for taxes other than for those associated with Canadian income tax disputes between the Company and the CRA for taxable periods ending on or before August 3, 2007, various IRS audit issue obligations arising prior to August 3, 2007 and other less significant Daimler tax obligations. On June 3, 2009, the Company and certain of its subsidiaries entered into an agreement with Holding and Daimler which modified the above tax agreement to resolve certain issues raised in connection with the Canadian income tax dispute. In addition, Daimler waived its right to certain tax refunds for periods prior to August 3, 2007. As a result, in June 2009, the Company recognized a reduction in income tax expense of $196 million and a corresponding increase in the amount of the tax indemnity. In connection with the Fiat Transaction, these agreements were subsequently assigned to and assumed by New Chrysler. As of June 9, 2009 and December 31, 2008, the tax indemnity receivable was $1.3 billion and $1.1 billion, respectively. The Company’s assessment of the tax liability related to the above noted transfer pricing matter is fully indemnified by Daimler and is included in this tax indemnity receivable. However, Daimler has indicated it will not settle the

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 14.  Income Taxes - Continued

indemnity until the ultimate determination of the transfer pricing matter has been resolved. Refer to Note 19, Other Transactions with Related Parties, for additional information related to this matter.

Deferred tax assets and liabilities result from differences between assets and liabilities measured for financial reporting purposes and those measured for income tax return purposes. The significant components of deferred tax assets and liabilities were as follows (in millions of dollars):

	June 9, 2009		December 31, 2008
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Accrued expenses	$708	$-	$672	$-
Postretirement health care and life insurance benefits	476	-	410	-
Property, plant and equipment	26	420	18	327
Net operating loss (“NOL”) carry forwards	132	-	62	-
Pension liabilities and intangible assets	-	106	-	127
Tax credit carry forwards	84	-	115	-
State and local taxes	60	-	45	-
Other	82	131	193	121

	1,568	657	1,515	575
Valuation allowance	(935)	-	(934)	-

Total	$633	$657	$581	$575

Tax credit and NOL carry forwards included the following (in millions of dollars):

		June 9, 2009		December 31, 2008
	Expiration	Deferred Tax Asset	Valuation Allowance	Deferred Tax Asset	Valuation Allowance
Tax credit carry forwards:
U.S. general business tax credits	2022-2024	$3	$3	$3	$3
U.S. foreign tax credits	2012-2018	33	15	37	19
Foreign subsidiary tax credits	2011-2018	32	32	75	62
Foreign subsidiary tax credits	Indefinite	16	3	-	-

	Total	$84	$53	$115	$84

NOL carry forwards:
U.S. NOLs (net)	2026-2029	$105	$73	$53	$51
Foreign NOLs (net)	Indefinite	27	27	9	9

	Total	$132	$100	$62	$60

A valuation allowance on deferred tax assets is required if, based on the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate sufficient taxable income during the carry back or carry forward periods applicable in each applicable tax jurisdiction. In assessing the realizability of deferred tax assets, the Company considers both positive and negative evidence. Concluding that a valuation allowance is not

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 14.  Income Taxes - Continued

required is difficult when there is absence of positive evidence and significant negative evidence which is objective and verifiable, such as cumulative losses in recent years.

The Company’s net deferred tax assets are primarily related to its foreign operations, which are highly dependent on U.S. sourced taxable income. The Company concluded that the lack of positive evidence in combination with the negative, objective evidence of the uncertainty of the near-term outlook for the North American automotive industry and financial markets, were significant and outweighed other factors. Accordingly, for the year ended December 31, 2008, the valuation allowance on deferred tax assets increased by $802 million, to reflect the valuation allowance on the net deferred tax assets related to the foreign operations and certain taxable U.S. corporations. For the period from January 1, 2009 to June 9, 2009, the valuation allowance on deferred tax assets increased minimally.

The remaining deferred tax assets that are recognized as of June 9, 2009, represent the Company’s assessment that it is more likely than not that it will be able to generate future taxable income to offset deferred tax assets through the use of loss carry backs in Canada and the U.S.

Note 15. Commitments, Contingencies and Concentrations

Litigation

Various legal proceedings, claims and governmental investigations are pending against the Company on a wide range of topics, including vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties; asbestos exposure; and environmental matters. Some of these proceedings allege defects in various components (including occupant restraints, seats, brakes, tires, ball joints, transmissions, engines and fuel systems) in several different vehicle models or allege design defects relating to vehicle stability (rollover propensity), pedal misapplication (sudden acceleration), brakes (vibration and brake transmission shift interlock) or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death. Adverse decisions in one or more of these proceedings could require the Company to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

More than 80 purported class action lawsuits alleging violations of antitrust law are pending against the Company, several other motor vehicle manufacturers, the National Automobile Dealers Association and the Canadian Automobile Dealers Association. Some complaints were filed in federal courts in various states and others were filed in state courts. The complaints allege that the defendants conspired to prevent the sale to U.S. consumers of vehicles sold by dealers in Canada in order to maintain new car prices at artificially high levels in the U.S. They seek injunctive relief and treble damages on behalf of everyone who bought or leased a new vehicle in the U.S. since January 1, 2001. The federal court actions have been consolidated in the U.S. District Court for the District of Maine for purposes of pretrial proceedings, and the state cases filed in California have been consolidated in the California Superior Court in San Francisco County. In 2006, the federal court certified a nationwide class of buyers and lessees for injunctive relief, and, in 2007, certified damages classes in 20 individual state classes. The Court of Appeals reversed the court’s certification of the injunctive class and has dismissed the claim, as well as reversed and remanded the certification of the damage class. The federal court has retained supplemental jurisdiction over the state cases and is considering the defendants’ summary judgment motions. In September 2007, a purported class action was filed in the Ontario Superior Court of Justice claiming that a similar alleged conspiracy was now preventing lower-cost U.S. vehicles from being sold to Canadians. The Company does not believe that it has been engaged in any unlawful conduct and continues to defend itself vigorously.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 15. Commitments, Contingencies and Concentrations - Continued

Litigation - Continued

Like other companies in the automotive industry, the Company has experienced a large number of lawsuits which seek compensatory and punitive damages for illnesses alleged to have resulted from direct and indirect exposure to asbestos used in some vehicle components, principally brake pads. Typically, these suits name many other corporate defendants and may also include claims of exposure to a variety of non-automotive asbestos products. A single lawsuit may include claims by multiple plaintiffs alleging illness in the form of asbestosis, mesothelioma or other cancer or illness. These lawsuits involve several thousand claims. In the majority of these cases, plaintiffs do not specify their alleged illness and provide little detail about their alleged exposure to components in the Company’s vehicles. Some plaintiffs do not exhibit current illness, but seek recovery based on potential future illness. The Company believes that many of these lawsuits involve unsubstantiated illnesses or assert only tenuous connections with components in its vehicles, and that there is credible scientific evidence to support the dismissal of these claims. Although the Company’s expenditures to date in connection with such claims have not been material to its financial condition, it is possible that the Company could incur significant costs in the future in connection with these lawsuits.

Getrag Transmission Manufacturing LLC (“GG LLC”), Getrag Getriebe-und Zahnradfabrik Hermann Hagenmeyer GmbH & Cie KG (“Getrag”) and the Company signed several agreements providing for the construction and operation of a plant in Indiana to build dual clutch transmissions. The agreements required GG LLC and Getrag to obtain up to $300 million in debt financing for the project. GG LLC and Getrag did not obtain the necessary financing. In October 2008, the Company filed suit against the defendants alleging breach of contract, material misrepresentation and fraud. GG LLC and Getrag filed a breach of contract counterclaim against the Company, seeking reimbursement of $500 million for costs and expenses allegedly incurred with respect to the Indiana plant. GG LLC filed a petition for relief under Chapter 11 of the Bankruptcy Code, and GG LLC and Getrag filed an adversary complaint against the Company in the bankruptcy court, alleging that the parties’ agreements require the Company to assume certain post-termination obligations and reimburse the defendants for costs and expenses allegedly incurred for the Indiana plant. That complaint was remanded to Oakland County Circuit Court in Michigan.

In February 2009, Faurecia, an automotive supplier, filed a lawsuit against the Company seeking recovery of engineering, research and development costs with respect to certain vehicle programs due to lower volumes than expected and other damages. Faurecia alleges that the Company owes it approximately $130 million. The lawsuit was dismissed in connection with the Company filing bankruptcy on April 30, 2009, and the related supplier cure payment process.

Numerous suppliers have threatened to stop shipping vehicle parts in connection with claims for price increases, recovery of allegedly unamortized engineering, development and investment costs, and seeking assurances under UCC 2-609 that the Company will perform its financial obligations. The Company has received a number of claims alleging that it repudiated its supply agreements by allegedly failing to provide adequate assurances of its ability to perform its financial obligations under those supply agreements. A disruption in supply of vehicle parts could result in a shutdown of one or more plants. In addition, some supplier claims could result in litigation or significant monetary settlements.

Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. The Company establishes an accrual in connection with pending or threatened litigation if a loss is probable and can be reasonably estimated. Since these accruals, which are reflected in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets, represent estimates, it is reasonably possible

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 15. Commitments, Contingencies and Concentrations - Continued

Litigation - Continued

that the resolution of some of these matters could require the Company to make payments in excess of the amounts accrued. It is also reasonably possible that the resolution of some of the matters for which accruals could not be made may require the Company to make payments in an amount or range of amounts that could not be reasonably estimated at June 9, 2009. The term “reasonably possible” is used herein to mean that the chance of a future transaction or event occurring is more than remote but less than likely. Although the final resolution of any such matters could have a material effect on the Company’s operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, the Company believes that any resulting adjustment would not materially affect its consolidated financial position or cash flow.

Environmental Matters

The Company is subject to potential liability under government regulations and various claims and legal actions that are pending or may be asserted against the Company concerning environmental matters. Estimates of future costs of such environmental matters are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which the Company may have remediation responsibility and the apportionment and collectability of remediation costs among responsible parties. The Company establishes reserves for these environmental matters when a loss is probable and reasonably estimable. It is reasonably possible that the final resolution of some of these matters may require the Company to make expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. Although the final resolution of any such matters could have a material effect on the Company’s operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, the Company believes that any resulting adjustment would not materially affect its consolidated financial position or cash flow.

Voluntary Service Actions and Recall Actions

The Company periodically initiates voluntary service actions and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles it sells. The Company establishes reserves for product warranty, including the estimated cost of these service and recall actions, when the related sale is recognized (See Note 10, Accrued Expenses and Other Liabilities). The estimated future costs of these actions are based primarily on prior experience. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective action that may result in adjustments to the established reserves. It is reasonably possible that the ultimate cost of these service and recall actions may require the Company to make expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. Although the ultimate cost of these service and recall actions could have a material effect on the Company’s operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, the Company believes that any such adjustment would not materially affect its consolidated financial position or cash flow.

Commercial Commitments

Several major tier one and other automotive suppliers have initiated bankruptcy proceedings, have indicated they may do so in the near term, have recently emerged from bankruptcy or are having short term liquidity constraints due to the lack of available credit and reduced production volumes from vehicle manufacturers. In certain

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 15. Commitments, Contingencies and Concentrations - Continued

Commercial Commitments - Continued

circumstances, the Company has provided financial support to such suppliers to avoid prolonged interruptions in the supply of components to the Company. Financial support includes, but is not limited to, parts re-pricing, debtor-in-possession loans, bridge loans, inventory financing and capital expenditure advances. In addition to parts re-pricing actions, the Company has recorded charges of approximately $103 million and $78 million for financing support to suppliers for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, which is included in Cost of Sales in the accompanying Consolidated Statements of Operations.

Restricted Cash

Restricted cash, which includes cash equivalents, amounted to approximately $1,133 million and $1,355 million at June 9, 2009 and December 31, 2008, respectively. Restricted cash as of June 9, 2009, consisted of the following: (i) $302 million held on deposit as security in the event of a default or failure by the Company to comply with various commercial agreements guaranteed by Daimler, (ii) $318 million related to Warranty SPV, (iii) $192 million related to Receivable SPV, (iv) $10 million related to the Canadian Warranty SPV, (v) $200 million related to the Canadian Gold Key Lease portfolio and (vi) $111 million held on deposit with certain banks and agencies to collateralize standby letters of credit and other agreements. Restricted cash as of December 31, 2008, consisted of the following: (i) $802 million held on deposit as security in the event of default or failure by the Company to comply with various commercial agreements guaranteed by Chrysler Financial ($500 million) and Daimler ($302 million), (ii) $217 million related to the Canadian Gold Key Lease portfolio and (iii) $336 million held on deposit with certain banks and agencies to collateralize standby letters of credit and other agreements.

Concentrations

Employees

In the U.S. and Canada, all of the hourly employees and 25 percent of the salaried employees were represented by unions, which represents 68 percent of the Company’s total workforce as of June 9, 2009. Substantially all of the hourly represented employees were represented by the United Automobile, Aerospace, and Agricultural Implement Workers of America (“UAW”) or the National Automobile, Aerospace, Transportation and General Workers Union of Canada (“CAW”).

Suppliers

The Company purchases a significant portion of production materials through certain suppliers. The Company would be vulnerable to a significant disruption in its operations if any of its suppliers were to cease production in the next twelve months and the Company was unable to resource the material in a timely manner. The Company actively monitors and assesses the risk level of its suppliers for the possibility of financial distress or production interruptions. As of June 9, 2009, the Company does not believe there to be a high risk of a significant or prolonged disruption to its production schedule as a result of the financial distress of a key supplier.

UAW & CAW Agreement and Modifications

In May 2008, the Company and the CAW agreed, and later ratified, a new three-year collective bargaining agreement. The provisions of the agreement remain substantially the same as the previous agreement, but do allow for lump sum Canadian dollar payments to each eligible employee of $2,200 in 2008 and $3,500 in 2009 and allow for reductions in paid time off. The new agreement was effective in September 2008 and expires in September 2011.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 15. Commitments, Contingencies and Concentrations - Continued

UAW & CAW Agreement and Modifications - Continued

On April 27, 2009, and in accordance with the EDC Loan Agreement, the Company and the CAW agreed to certain modifications to the 2008 collective bargaining agreement, including extending the expiration of the agreement by one year to September 2012. The modifications to the bargaining agreement primarily related to the suspension of base wage increases for CAW employees for the remainder of the agreement. In addition, cost sharing arrangements for active and retiree health care and other insurance benefits were increased while certain other active and retiree benefits were discontinued.

On April 29, 2009, and in accordance with the U.S. Treasury Loan Agreement, the Company and the UAW agreed to certain modifications to the 2007 UAW-Chrysler National Agreement (“2007 UAW Agreement”). The modifications to the 2007 UAW Agreement primarily related to the suspension of base wage increases, performance bonuses and other benefits for UAW employees that will continue until the expiration of the agreement in September 2011 unless other expiration dates were mutually agreed to by the parties.

Other Matters

Ally MTA

As discussed in Note 1, Background and Nature of Operations, on May 21, 2009, the Ally MTA between the Company, the U.S. Treasury, Ally and USDART was executed. The Ally MTA provides for a risk sharing arrangement, in which USDART will reimburse Ally for a majority of certain qualifying losses or loans with third party Chrysler dealerships issued through November 21, 2009. The U.S. Treasury funded $600 million to the Company under the DIP Credit Agreement, which was immediately transferred to USDART to cover these losses. The Ally MTA will terminate no earlier than 2013 unless all parties mutually agree to terminate the contract at an earlier date. At June 9, 2009, $500 million of the advance is included in Prepaid Expenses and Other Current Assets and $100 million is included in Advances to Related Parties and Other Financial Assets in the accompanying Consolidated Balance Sheets. Refer to Note 23, Subsequent Events, for additional information related to USDART and the Ally risk sharing arrangement.

Lease Commitments

The majority of the Company’s lease payments are for operating leases. As of June 9, 2009, the Company had the following minimum rental commitments under operating leases with noncancelable lease terms in excess of one year (in millions of dollars): remainder of 2009—$236; 2010—$201; 2011—$159; 2012—$167; 2013—$145; and 2014 and thereafter—$967. Future minimum lease commitments have not been reduced by minimum sublease rental income of $178 million due in the future under noncancelable subleases. Rental expense under operating leases was $177 million and $509 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. Sublease rentals of $47 million and $143 million were received for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. As of June 9, 2009, the Company had commitments for capital expenditures, including commitments for assets currently under construction of $523 million.

Guarantees

As of June 9, 2009, the Company had additional guaranteed obligations of others in the amount of $4,824 million, including approximately $4,787 million related to obligations of affiliates. Approximately $4,549 million of these obligations were a result of a loan agreement between Holding and the U.S. Treasury, $225

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 15. Commitments, Contingencies and Concentrations - Continued

Other Matters - Continued

Guarantees - Continued

million were a result of a loan agreement between Auburn Hills Owner LLC (“Auburn Hills Owner”), an indirect wholly-owned subsidiary of Holding, and a bank and $13 million of other obligations to affiliates. As of June 9, 2009, the Company has determined that there were no amounts required to be accrued under these guarantees.

Note 16. Employee Retirement and Other Benefits

The Company sponsors both noncontributory and contributory defined benefit pension plans. The majority of the plans are funded plans. The noncontributory pension plans cover certain of the hourly and salaried employees of the Company. Benefits are based on a fixed rate for each year of service. Additionally, contributory benefits are provided to certain of the salaried employees under the salaried employees’ retirement plans. These plans provide benefits based on the employee’s cumulative contributions, years of service during which the employee contributions were made and the employee’s average salary during the five consecutive years in which the employee’s salary was highest in the fifteen years preceding retirement.

The Company provides health care, legal and life insurance benefits to certain of its hourly and salaried employees. Upon retirement from the Company, employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically.

The Company also sponsors defined contribution plans for certain of its U.S. and non-U.S. hourly and salaried employees. During the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, contribution expense related to these plans was $2 million and $34 million, respectively.

Significant Plan Events

In March 2008, the Company changed the terms of its postretirement benefits and no longer extends Company sponsored group life insurance to certain retirees. The change was treated as a settlement in accordance with the accounting guidance for postretirement benefits. As a result, during the year ended December 31, 2008 the Company recorded a net reduction to its postretirement health care and life insurance benefits obligations and recognized a net gain of approximately $375 million.

Chrysler Financial Services U.S. and Canadian Pension and OPEB Plans

U.S.

Historically, employees of Chrysler Financial participated in certain of the Company’s pension, defined contribution benefit and postretirement health care and life insurance plans. The Company charged Chrysler Financial for its portion of the benefits under these plans. The charge for pension benefits was based on the specific current period pension expense for each Chrysler Financial participant. The charge for postretirement health care and life insurance benefits was based on an average actuarial determined cost for Chrysler Financial participants. For the year ended December 31, 2008, the Company charged Chrysler Financial $14 million for its portion of these benefits. There were no charges from the Company to Chrysler Financial related to these plans for the period from January 1, 2009 to June 9, 2009.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Significant Plan Events - Continued

U.S. - Continued

Effective March 1, 2008, and March 20, 2008, Chrysler Financial established new defined contribution benefit plans and new defined benefit pension plans, respectively, for its employees, former employees and retirees in order to transfer the Company’s existing plan assets and liabilities related to Chrysler Financial’s employees, former employees and retirees in the U.S. The assets allocated to the Chrysler Financial participants from the Chrysler LLC Salaried Employees Saving Plan were transferred to Chrysler Financial’s new defined contribution retirement savings plan, during March 2008. The initial transfer of a substantial portion of the assets for Chrysler Financial participants in the Company’s defined benefit pension plans occurred on December 1, 2008, based on an effective date of March 1, 2008. Accordingly, the Company transferred from the defined benefit pension plans to Chrysler Financial, pension obligations of $492 million, pension assets of $576 million and the related AOCI of $17 million. The non-cash transfer was consummated through an equity transaction, resulting in a decrease in member’s interest. The initial amount of assets that were transferred to Chrysler Financial’s pension trust in December 2008 totaled $363 million. The remaining assets that were transferred to Chrysler Financial’s pension trust during the period from January 1, 2009 to June 9, 2009 totaled $104 million.

Effective January 1, 2008, Chrysler Financial established new postretirement health and life insurance plans for its employees, former employees and retirees. On December 31, 2008, the Company transferred the full postretirement health and life insurance obligation related to the Chrysler Financial participants to Chrysler Financial. The non-cash transfer was consummated through an equity transaction and resulted in a $94 million reduction of the Company’s benefit obligation, a $3 million reduction in the related AOCI and a $97 million increase in the Company’s member’s interest. There were no corresponding postretirement health and life insurance plan assets transferred to Chrysler Financial. In connection with this transfer, the Company also transferred to Chrysler Financial a $7 million obligation for certain disability benefits related to Chrysler Financial’s employees. The non-cash transfer was consummated through an equity transaction and resulted in a $7 million increase in the Company’s member’s interest.

Canada

On August 3, 2007, Chrysler Financial Services Canada, Inc. (“CFSC”) established new pension plans for its employees, former employees and retirees in order to transfer the Company’s existing plan assets and liabilities related to CFSC’s employees, former employees and retirees from the Company’s plans to CFSC’s plans. During the first quarter of 2009, after fiscal approval was obtained, the Company transferred pension obligations of $38 million and pension assets of $34 million and derecognized the related accumulated other comprehensive loss of $5 million to the pension plans of CFSC. The non-cash transfer was consummated through an equity transaction, resulting in a decrease in member’s interest.

Effective January 1, 2009, CFSC established new postretirement health and life insurance plans for its employees, former employees and retirees. During the first quarter of 2009, the Company transferred postretirement health and life insurance obligations of $11 million and derecognized the related accumulated other comprehensive income of $3 million to CFSC. The non-cash transfer was consummated through an equity transaction, resulting in an increase in member’s interest.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Significant Plan Events - Continued

UAW Settlement Agreement for Retiree Health Care Benefits

On March 30, 2008 the Company and the UAW entered into a settlement agreement (“Settlement Agreement”) to permanently transfer the responsibility of providing postretirement health care benefits for UAW represented employees, retirees and dependents (“Covered Group”) from the Company to a new retiree plan (the “Plan”). The Plan will be funded by an Independent Voluntary Employees’ Beneficiary Association (“VEBA”) trust (the “VEBA Trust”), which will be funded in part by future Company contributions as provided by the Settlement Agreement. Under the terms of the Settlement Agreement, on January 1, 2010 (the “Implementation Date”) the Company will terminate the 2003 Chrysler-UAW Health Care Program for the Covered Group and the obligation for retiree medical claims incurred on or after such date will be the responsibility of the Plan and the VEBA Trust. In addition, the Settlement Agreement provided for amendments to the 2003 Chrysler-UAW Health Care Plan (“2003 Amendment”) to implement immediate cost sharing initiatives. The 2003 Chrysler – UAW Health Care plan previously established a VEBA trust (“Existing VEBA Trust”). In connection with the 2003 Amendment the assets associated with the existing VEBA Trust were to be transferred to the newly established VEBA Trust. On July 31, 2008, the United States District Court for the Eastern District of Michigan approved the Settlement Agreement. On September 2, 2008, the judgment became final.

In accordance with the Settlement Agreement and the 2003 Amendment, the Company recognized net actuarial gains and prior service credits in AOCI of approximately $4,683 million related to its postretirement health care and life insurance benefits for the year ended December 31, 2008. In addition, the Company recognized prior service costs in AOCI of approximately $730 million related to its pension benefits for the year ended December 31, 2008. The prior service credits recognized in accordance with the postretirement health care and life insurance benefit plan amendment will be amortized over a seventeen month period through December 31, 2009. The other actuarial gains and prior service costs will be amortized over the remaining service years.

The Company recognized a plan curtailment, and therefore re-measured its existing UAW retiree medical plan (“UAW Retiree Medical Plan”) obligation at August 1, 2008 to reflect the required payments and discount rate implicit in the Settlement Agreement. The change in the postretirement health care liability was recognized as an actuarial gain in AOCI and will be amortized into earnings using the 10 percent corridor approach over the average remaining service life of active plan participants. The Company will continue to recognize expense related to the UAW Retiree Medical Plan pursuant to the accounting guidance for postretirement benefits until the Implementation Date. On the Implementation Date, the Company will record a plan settlement to reflect the responsibility for providing postretirement medical benefits to the Covered Group shifting from the Company to the Plan and the VEBA Trust. All amounts recorded on the Company’s balance sheet related to the UAW Retiree Medical Plan will be recognized through earnings with the exception of the liability representing the fair value of the consideration the Company is to contribute to the VEBA Trust after the Implementation Date.

In accordance with the Settlement Agreement, effective January 1, 2008, the Existing VEBA Trust assets were divided into two accounts. One account consists of the percentage of assets in the Existing VEBA Trust as of January 1, 2008 which were equal to the estimated percentage of the hourly OPEB liability covered by the existing VEBA assets attributable to Non-UAW represented employees and retirees, their eligible spouses, surviving spouses and dependents (“Non-UAW Related Account”) which had a balance of approximately $41 million. The second account consists of the remaining percentage of the assets in the Existing VEBA Trust as of January 1, 2008 (“UAW Related Account”) which had a balance of approximately $2,677 million. The Company

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Significant Plan Events - Continued

UAW Settlement Agreement for Retiree Health Care Benefits - Continued

withdrew $500 million from the UAW Related Account in the first quarter of 2008 for reimbursement of claims incurred by the Company under the UAW Retiree Medical Plan. No additional amounts are expected to be withdrawn from the UAW Related Account, including its investment returns, until transfer to the VEBA Trust.

Pursuant to the Settlement Agreement, the Company will issue $1,211 million of senior unsecured debt securities due January 1, 2016 (“Chrysler Note”) prior to the Implementation Date. Interest on the Chrysler Note is payable on January 15 and July 15 of each year at 9 percent per annum until January 1, 2010 and 11 percent per annum thereafter. Interest on the Chrysler Note is payable to a Temporary Asset Account, as if the Chrysler Note had been issued on January 1, 2008, until the Settlement Agreement is implemented. After the Implementation Date, the Chrysler Note will be issued to, and interest will be paid to the VEBA Trust.

In addition, CarCo Intermediate Holdco I LLC (“CarCo HoldCo I”), which indirectly owns the investment in the Company and is a wholly-owned subsidiary of Holding, will issue a Warrant to the VEBA Trust with a strike price of $5.6 billion in total equity value at the Implementation Date. The Warrant matures on March 30, 2018, the tenth anniversary of the Settlement Agreement date. The total equity value of CarCo HoldCo I will determine how many common shares, representing indirect ownership, will be issued with ranges between 6.73 percent and 20.18 percent of fully diluted Class A shares of the Company.

As allowed by the Settlement Agreement, the Company is deferring approximately $434 million of payments, including interest on the Chrysler Note, which would have been payable to the Temporary Asset Account in 2008 and 2009. These payments are deferred until the Implementation Date and will accrue interest from the payment due date at 9 percent per annum.

Beginning in 2009, the Company may be required to make additional contributions of $50 million per year, limited to a maximum of 19 payments, to either the Temporary Asset Account or the VEBA Trust. Such contributions are contingent and will be required only if annual cash flow projections show that the VEBA Trust will become insolvent on a rolling twenty-five year basis. The Company has the option to prepay the remaining contingent contributions on January 1 of each year. During the period from January 1, 2009 to June 9, 2009, the Company did not make any additional contributions to the Temporary Asset Account or the New VEBA.

At the Implementation Date, the Company will be required to transfer $3,570 million, including the deferred amounts discussed above, to the VEBA Trust. In addition, at that time the Company has the option to make a lump sum transfer of $2,654 million, adjusted for the passage of time, to the VEBA Trust or elect to make annual contributions of varying amounts between $65 million and $1,554 million through 2020.

In connection with the Fiat Transaction on June 10, 2009, New Chrysler entered into a new settlement agreement with the UAW (“New Settlement Agreement”), which superseded the Settlement Agreement between the Company and the UAW. Refer to Note 23, Subsequent Events, for further discussion.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Financial Summary of Plans

The status of these plans was as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009		Year Ended December 31, 2008
	Pension Benefits	OPEB	Pension Benefits	OPEB
Change in benefit obligation:
Benefit obligation at beginning of period	$27,674	$13,265	$28,437	$20,161
Service cost	79	70	271	197
Interest cost	738	535	1,651	1,160
Employee contributions	4	-	14	-
Amendments and benefit changes	(128)	(273)	945	(4,817)
Actuarial (gain) loss	274	(165)	68	(1,479)
Discount rate change	(845)	(8)	(523)	(137)
Benefits paid	(1,351)	(476)	(2,718)	(1,038)
Settlements	-	-	-	(412)
Special early retirement programs and curtailment	239	-	938	73
Transfer to Chrysler Financial	-	-	(492)	(94)
Transfer to CFSC	(38)	(11)	-	-
Currency translation	373	140	(917)	(349)

Benefit obligation at end of period	$27,019	$13,077	$27,674	$13,265

Change in plan assets:
Fair value of plan assets at beginning of period	$23,528	$1,686	$31,323	$2,718
Actual return (loss) on plan assets	71	88	(3,749)	(532)
Employee contributions	4	-	14	-
Withdrawals	-	-	-	(500)
Transfer to Chrysler Financial	-	-	(576)	-
Transfer to CFSC	(34)	-	-	-
Company contributions – to pension trust	31	-	44	-
Company contributions – directly to pay benefits	46	476	62	1,038
Benefits paid	(1,351)	(476)	(2,718)	(1,038)
Currency translation	334	-	(872)	-

Fair value of plan assets at end of period	$22,629	$1,774	$23,528	$1,686

Funded status of plans	$(4,390)	$(11,303)	$(4,146)	$(11,579)

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Financial Summary of Plans - Continued

	June 9, 2009		December 31, 2008
	Pension Benefits	OPEB	Pension Benefits	OPEB
Amounts recognized on the balance sheet:
Non-current assets	$11	$-	$10	$-
Current liabilities (a)	(30)	(3,972)	-	(237)
Non-current liabilities (a)	(4,371)	(7,331)	(4,156)	(11,342)

Total	$(4,390)	$(11,303)	$(4,146)	$(11,579)

Pension and OPEB liabilities subject to compromise (a)	$(3,857)	$(9,972)	$-	$-

	June 9, 2009		December 31, 2008
	Pension Benefits	OPEB	Pension Benefits	OPEB
Amounts recognized in accumulated other comprehensive income (loss):
Unrealized actuarial net gain (loss)	$(5,220)	$4,551	$(4,876)	$4,460
Unrealized prior service cost	(1,507)	936	(1,720)	1,151

Total	$(6,727)	$5,487	$(6,596)	$5,611

	June 9, 2009	December 31, 2008
Pension plans in which accumulated benefit obligation (“ABO”) exceeds plan assets:
ABO	$25,265	$23,442
Fair value of plan assets	21,193	19,611

ABO	$26,667	$27,291

Pension plans in which projected benefit obligation (“PBO”) exceeds plan assets:
PBO	$26,957	$27,541
Fair value of plan assets	22,559	23,436

(a)	As of June 9, 2009, and in connection with the Chapter 11 Proceedings, certain of the current and non-current pension and OPEB liabilities are subject to compromise. See Note 11, Liabilities Subject to Compromise, for further discussion.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Financial Summary of Plans - Continued

The components of benefit expense and other changes in plan assets and benefit obligations recognized in other comprehensive loss were as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009		Year Ended December 31, 2008
	Pension Benefits	OPEB	Pension Benefits	OPEB
Net periodic benefit cost:
Service cost	$79	$70	$271	$197
Interest cost	738	535	1,651	1,160
Expected return on plan assets	(863)	(56)	(2,109)	(172)
Amortization of prior service cost	84	(486)	191	(455)
Amortization of actuarial loss	-	(118)	1	(108)
Settlements	-	-	-	(412)
Other costs	-	-	(10)	3

Net periodic benefit costs	38	(55)	(5)	213
Special early retirement cost and curtailment	106	-	574	24

Total benefit costs	$144	$(55)	$569	$237

Other comprehensive loss:
Net (gain) loss	$344	$(209)	$5,368	$(4,115)
Amortization of actuarial loss	-	118	(1)	108
Prior service cost (credit)	(129)	(271)	920	(1,617)
Amortization of prior service cost	(84)	486	(191)	455

Total recognized in other comprehensive loss	131	124	6,096	(5,169)

Total recognized in total benefit costs and other comprehensive loss	$275	$69	$6,665	$(4,932)

During the remainder of 2009, approximately $148 million of unrealized actuarial net gains are expected to be amortized into expense. Additionally, the net gains from unrealized prior service cost are expected to be approximately $507 million for the remainder of 2009, which includes the gains from the VEBA amendment of $570 million.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Assumptions

Assumptions used to determine the benefit obligation and expense were as follows:

	Period from January 1, 2009 to June 9, 2009		Year Ended December 31, 2008
	Pension Benefits	OPEB	Pension Benefits	OPEB
Weighted-Average Assumptions Used to Determine Benefit Obligations:
Discount rate – ongoing benefits	6.60%	6.65%	6.25%	6.25%
Rate of compensation increase	4.08%	4.50%	4.00%	4.50%

Weighted-Average Assumptions Used to Determine Periodic Costs:
Discount rate – ongoing benefits	6.25%	6.25%	6.09%	6.38%
Expected return on plan assets	7.42%	7.50%	7.43%	7.50%
Rate of compensation increase	4.00%	4.50%	4.00%	4.50%

The annual rate of increase in the per capita cost of covered U.S. health care benefits assumed for 2009 was 7.0 percent. The annual rate was assumed to decrease gradually to 5.0 percent in 2015 and remain at that level thereafter. The annual rate of increase in the per capita cost of covered Canadian health care benefits assumed for 2009 was 4.4 percent. The annual rate was assumed to decrease to 3.9 percent in 2010 and remain at that level thereafter.

The assumed health care cost trend rate has a significant effect on the amounts reported for postretirement health care and life insurance benefits. A one percentage point change in the assumed health care cost trend rate for U.S. and Canada combined would have the following effects as of June 9, 2009 (in millions of dollars):

	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost components	$15	$(13)
Effect on postretirement benefit obligation	183	(163)

The expected rate of return on plan assets for pension and postretirement health care, legal and life insurance plans is based on long-term actual portfolio results, historical total market returns and an assessment of the expected future returns for the asset classes in the portfolios. The assumptions of future market returns over the next ten years are based on surveys of large investment managers and other experts. Accordingly, actual returns which significantly differ from expected returns during a one or two year period may not significantly change the historical long-term rate of return such as to necessitate or warrant revision of the expected long-term rate of return.

The discount rates for the plans were determined as of June 9, 2009 and December 31, 2008. The rates are based on yields of high-quality (AA-rated or better) fixed income investments and an indicative AA-rated yield curve for which the timing and amounts of payments match the timing and amounts of the projected pension and postretirement health care, legal and life insurance benefit payments.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Plan Assets

The Company invests pension and postretirement health care, legal and life insurance plan assets using a disciplined and consistent strategy in an attempt to maximize the long-term rate of return given an acceptable level of risk while minimizing costs. The primary method used to minimize risk is through diversification of asset categories. These asset classes include equity, fixed income and alternative investments.

Investment policies and strategies are defined by the Company’s investment committee, which includes senior financial management. The investment committee meets regularly to approve asset allocations, review the risks and investment returns achieved on plan assets and approve the selection and retention of external investment managers. Investment managers are retained for the purpose of managing specific investment strategies within contractual investment guidelines. Certain investment managers are permitted to use derivative instruments for investment purposes, as well as for hedging and rebalancing.

Periodically, the Company conducts asset/liability studies which use Modern Portfolio Theory to determine an optimal long-term model asset allocation. The model portfolio represents a passive investment in four major asset categories: U.S. equity, international equity, fixed income and cash. The model portfolio provides the basis for establishing a further refined benchmark portfolio. Using efficient frontier modeling, the model portfolio is expanded to include additional sub-asset classes. This benchmark portfolio is designed to add value by improving the risk/return profile over the model portfolio through the addition of sub-asset classes. Actual asset return performance is measured against the benchmark portfolio. The investment committee annually establishes and implements a target portfolio that is a one-year tactical view of the benchmark portfolio. The target portfolio is designed to outperform the benchmark portfolio given an acceptable level of risk.

While target asset allocation percentages will vary over time, the Company’s overall investment strategy is to achieve a mix of assets, which allows the Company to meet projected benefit payments while minimizing cash contributions from the Company over the life of the plans. The weighted-average target asset allocations for all pension plan assets are currently 47 percent fixed income, 27 percent equity, and 26 percent alternative investments. The weighted-average target asset allocations for all OPEB plan assets are currently 65 percent equity and 35 percent fixed income. As a result of the Company’s diversification strategies, there are no significant concentrations of risk, in terms of sector, industry, geography or counterparty.

The Company has contributed assets to the VEBA for payment of non-pension employee benefits. As of June 9, 2009, the Company had total VEBA assets of $1,774 million, which were designated and restricted for the payment of postretirement health care benefits. As of December 31, 2008, the VEBA trust had a total balance of $1,691 million, of which $1,686 million was designated and restricted for the payment of postretirement health care benefits.

Contributions and Payments

In connection with the Daimler Settlement, the Company has a $600 million receivable from Daimler to fund contributions to the Company’s U.S. pension plans. The receivable is due to the Company in three equal installments in June 2009, 2010 and 2011. In connection with the Fiat Transaction, this receivable and certain pension plans were transferred to New Chrysler. Refer to Note 19, Other Transactions with Related Parties, for additional details of the settlement and receivable.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 16. Employee Retirement and Other Benefits - Continued

Contributions and Payments - Continued

Employer contributions to the Company’s pension plans are expected to be approximately $502 million for the remainder of 2009, all of which are estimated to be needed to satisfy minimum funding requirements. Of the employer contributions, $200 million will be funded upon receipt of the Daimler receivable noted above and $302 million is anticipated to be in cash. Employer contributions to the Company’s unfunded pension and OPEB plans are expected to be $30 million and $527 million, respectively for the remainder of 2009, which represents expected benefit payments to participants.

Estimated future pension and postretirement health care, legal and life insurance benefits payments, and the Medicare Prescription Drug Improvement and Modernization Act of 2003 subsidy expected to be received for the next ten years are as follows (in millions of dollars):

	Pension Benefits	OPEB	Health Care Subsidy Receipts (a)
Remainder of 2009	$1,283	$527	$30
2010	2,546	173	2
2011	2,423	169	2
2012	2,338	166	2
2013	2,264	164	2
2014	2,202	163	2
2015 – 2019	10,156	816	8

(a)	Represents Medicare Part D Subsidy

Note 17.  Fair Value Measurements

Refer to Note 3, Summary of Significant Accounting Policies, for an overview of fair value measurements.

The measurement of fair value is based on a three-tier hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

The Company uses prices and inputs that are current at the measurement date, including periods of market dislocation, such as those experienced during 2009. In periods of market dislocation, the observability of prices and inputs may be reduced for certain financial instruments. This condition could result in a financial instrument being reclassified from Level 1 to Level 2 or Level 2 to Level 3. The Company’s fair value processes are designed to ensure that fair values are appropriate. The processes include model validation, review of key model inputs, analyses of period over period fluctuations and reviews by senior management.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 17. Fair Value Measurements - Continued

The following summarizes the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis (in millions of dollars):

	June 9, 2009
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$1,829	$-	$-	$1,829
Restricted cash	1,133	-	-	1,133
Marketable Securities	16	-	-	16

Total	$2,978	$-	$-	$2,978

Liabilities:
Interest rate swap derivatives	$-	$-	$(55)	$(55)

Total	$-	$-	$(55)	$(55)

	December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$1,898	$-	$-	$1,898
Restricted cash	1,355	-	-	1,355
Derivatives:
Currency forwards and swaps	-	239	-	239
Commodity swaps and options	-	-	10	10

Total	$3,253	$239	$10	$3,502

Liabilities:
Derivatives:
Currency forwards and swaps	$-	$(45)	$-	$(45)
Commodity swaps and options	-	(33)	(69)	(102)
Interest rate swap	-	-	(80)	(80)

Total	$-	$(78)	$(149)	$(227)

The Company enters into over-the-counter currency forward and swap contracts to manage its exposure to risk relating to changes in foreign currency exchange rates. The Company estimates the fair value of currency forward and swap contracts by discounting future net cash flows derived from market-based expectations for exchange rates to a single present value.

The Company enters into over-the-counter commodity swaps to manage its exposure to risk relating to changes in market prices of various commodities. Swap contracts are fair valued by discounting future net cash flows derived from market-based expectations for commodity prices to a single present value.

The Company enters into over-the-counter interest rate swaps to mitigate interest rate risk exposures. The Company estimates the fair value of its interest rate swaps using third-party industry standard valuation models. These models project future cash flows and discount the future amounts to a present value using market-based

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

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Notes to Consolidated Financial Statements

Note 17. Fair Value Measurements - Continued

expectations for interest rates and the contractual terms of the derivative instruments. The Company adjusts for non-performance risk in the determination of future net cash flows as described in Note 18, Derivative Financial Instruments and Risk Management.

The following summarizes the changes in Level 3 items measured at fair value on a recurring basis from January 1, 2009 to June 9, 2009 (in millions of dollars):

Derivatives Assets (Liabilities)
Balance at beginning of the period	$(139)
Total realized and unrealized gains
Included in Net Loss	13
Included in Other Comprehensive Loss	-
Purchases, issuances and settlements, net	71
Transfers in or out of Level 3	-

Balance at end of period	$(55)

Changes in unrealized losses relating to instruments held at end of period	$9

There was no activity related to available for sale securities for the period from January 1, 2009 to June 9, 2009.

The following summarizes the changes in Level 3 items measured at fair value on a recurring basis as of the year ended December 31, 2008 (in millions of dollars):

	Available for Sale Securities	Derivatives Assets (Liabilities)	Total
Balance at beginning of the period	$196	$(16)	$180
Total realized and unrealized gains
Included in Net Loss	(130)	(181)	(311)
Included in Other Comprehensive Loss	-	(41)	(41)
Purchases, issuances and settlements, net	(66)	99	33
Transfers in or out of Level 3	-	-	-

Balance at end of period	$-	$(139)	$(139)

Changes in unrealized losses relating to instruments held at end of period	$(28)	$(111)	$(139)

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 17. Fair Value Measurements - Continued

The following summarizes the Company’s assets measured at fair value on a nonrecurring basis subsequent to initial recognition (in millions of dollars):

	June 9, 2009	Level 1	Level 2	Level 3	January 1, 2009 through June 9, 2009 Total Impairment Losses
Brand name intangibles (a)	$850	$-	$-	$850	$(844)

(a)	For the period from January 1, 2009 to June 9, 2009, the Company recorded impairment charges of $844 million to write down certain of its brand name intangibles to their fair value.

	December 31, 2008	Level 1	Level 2	Level 3	Year Ended December 31, 2008 Total Impairment Losses
Goodwill	$-	$-	$-	$-	$7,507
Brand name intangibles	2,284	-	-	2,284	2,857

Fair Value of Financial Instruments

The carrying amounts and estimated fair values of the Company’s financial instruments were as follows (in millions of dollars):

	June 9, 2009			December 31, 2008
	Carrying Amount		Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$1,829		$1,829	$1,898	$1,898
Restricted cash	1,133		1,133	1,355	1,355
Financial assets	792		792	1,578	1,289
Financial liabilities (including DIP Financing)	17,043	(a)	7,237	13,907	8,162
Derivatives:
Included in Prepaid Expenses and Other Current Assets and Advances to Related Parties and Other Financial Assets	-		-	249	249
Included in Accrued Expenses and Other Liabilities	55		55	227	227

(a)	Does not reflect the exclusion of the amounts subject to compromise. See Note 12, Financial Liabilities, for further discussion.

The estimated fair values have been determined by using available market information and valuation methodologies as described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair values.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 17. Fair Value Measurements - Continued

The methods and assumptions used to estimate the fair value of financial instruments are consistent with the definition presented in the accounting guidance for fair value measurements and are as follows:

Cash and cash equivalents, including restricted cash

The carrying value of cash and cash equivalents approximates fair value due to the short maturity of these instruments and consists primarily of money market funds and bankers acceptances.

Marketable securities and financial assets

The fair values of marketable securities and financial assets are determined using either quoted market prices or valuation models that use observable market data.

Financial liabilities

The fair values of financial liabilities are estimated by discounting future cash flows using market interest rates over the remaining term or using quoted market prices where available.

Derivative instruments

The fair values of derivative instruments are based on pricing models or formulas using current estimated cash flow and discount rate assumptions.

Note 18. Derivative Financial Instruments and Risk Management

Refer to Note 3, Summary of Significant Accounting Policies, for an overview of derivative financial instruments.

The Company has elected to not present prior periods for comparative purposes in this initial year of adoption, consistent with the FASB’s new standard on disclosures for derivative instruments and hedging activities effective January 1, 2009.

All derivative instruments are recognized in the consolidated balance sheets at fair value and are included in accrued expenses and other liabilities. Fair values of the Company’s derivative financial instruments are based on pricing models or formulas using current estimated cash flow and discount rate assumptions. The Company includes an adjustment for non-performance risk in the recognized measure of fair value of derivative instruments. The adjustment is estimated based on the net exposure by counterparty. The Company uses an estimate of the counterparty’s non-performance risk when the Company is in a net asset position and an estimate of the Company’s own non-performance risk when the Company is in a net liability position. As of June 9, 2009, the adjustment for non-performance risk did not materially impact the fair value of derivative instruments.

The use of derivatives exposes the Company to the risk that a counterparty may default on a derivative contract. The Company establishes exposure limits for each counterparty to minimize this risk and provide counterparty diversification. Historically all of the Company’s derivative exposures have been with counterparties that have long-term credit ratings of single-A or better. The Company typically enters into master agreements with counterparties that generally allow for netting of certain exposures; therefore, the actual loss that the Company would recognize if all counterparties failed to perform as contracted would be reduced.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 18. Derivative Financial Instruments and Risk Management - Continued

Cash Flow Hedges

During the first quarter of 2009, the Company discontinued hedge accounting on its hedge designated derivative instruments because the Company could no longer conclude that the occurrence of the forecasted transactions was probable. In addition, the Company also concluded that it was probable that forecasted transactions would not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. As such, the Company reclassified $147 million of net gains from AOCI to earnings during the period from January 1, 2009 to June 9, 2009 as detailed below (in millions of dollars):

	Financial Statement Caption		Gain/(Loss) Recorded in OCI	Gain/(Loss) Reclassified from AOCI to Income

Currency forwards and swaps	Revenues, Net		$-	$191
Commodity swaps	Cost of Sales		-	(44)

		Total	$-	$147

Derivatives Not Designated as Hedges

The Company has elected not to apply hedge accounting to certain derivative instruments. The Company uses derivatives to economically hedge its financial and operational exposures. Unrealized and realized gains and losses related to derivatives that are not designated as accounting hedges are included in Revenues, Net or Cost of Sales in the accompanying Consolidated Statements of Operations depending on the nature of the risk being hedged.

The following summarizes the fair values of derivative instruments not designated as hedges, which were outstanding as of June 9, 2009 (in millions of dollars):

		Notional Amounts	Derivative Assets	Derivative Liabilities

Interest rate contracts		$ 2,091	$ -	$ (55)

	Total	$ 2,091	$ -	$ (55)

The following summarizes the effect of derivative instruments in the respective financial statement captions of the accompanying Consolidated Statements of Operations for the period from January 1, 2009 to June 9, 2009 (in millions of dollars):

	Financial Statement Caption		Gain/(Loss)

Derivatives not designated as hedging instruments:
Currency forwards and swaps	Revenues, Net		$(42)
Commodity swaps	Cost of Sales		20
Interest rate contracts	Cost of Sales		9
		Total	$(13)

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 18. Derivative Financial Instruments and Risk Management - Continued

In connection with the Company’s bankruptcy filing on April 30, 2009, the Company was required to settle all foreign currency and commodity derivative instruments during May 2009. As a result of these settlements, the Company had realized gains of $99 million, $86 million of which were immediately applied as a reduction to the First Lien Credit Agreement’s outstanding principal balance. Refer to Note 12, Financial Liabilities, for additional information related to the First Lien Credit Agreement.

Note 19. Other Transactions with Related Parties

The Company engages in transactions with unconsolidated subsidiaries, associated companies and other related parties on commercial terms that are normal in the respective markets, considering the characteristics of the goods and services involved.

Cerberus, Daimler and Holding

U.S. Treasury Loan Agreement with Holding

As described in Note 2, Basis of Presentation, on December 31, 2008, Holding entered into the U.S. Treasury Loan Agreement, which was subsequently amended on January 2, 2009, pursuant to which the U.S. Treasury agreed to provide Holding with a $4.0 billion secured term loan facility. On January 2, 2009, Holding borrowed $4.0 billion under the facility and simultaneously contributed the proceeds to the Company. On April 29, 2009, and in accordance with the Warranty Commitment Program, the U.S. Treasury Loan Agreement was amended to increase the Facility by $280 million for the Warranty SPV. As additional consideration for the borrowings, the U.S. Treasury required Holding to provide a total of $285 million of senior secured notes as a cost of borrowing.

In March 2009, the Company paid $5 million of debt issuance costs on behalf of Holding in connection with the U.S. Treasury Loan Agreement, which has been reflected as a reduction in the total proceeds received from Holding related to this agreement.

Effective March 31, 2009, interest payments are required quarterly. On March 31, 2009, the Company returned $52 million of capital to Holding and Holding made the required $52 million interest payment to the U.S. Treasury.

Settlements

On March 31, 2009, Daimler transferred its ownership of 23 NSCs to Holding, which simultaneously transferred its ownership of the NSCs to the Company. Prior to March 31, 2009, the financial results of the NSCs were consolidated by the Company as the primary beneficiary of these VIEs. The accompanying Consolidated Balance Sheets and Consolidated Statements of Operations for the year ended December 31, 2008 include total assets and revenues for the NSCs of approximately $2,595 million and $3,850 million, respectively. In connection with the transfer, the Company paid Daimler $99 million in exchange for the settlement of $415 million of trade payables and other international obligations due to Daimler and $368 million of the NSCs financial liabilities to Daimler and recognized a net gain of $684 million during the period from January 1, 2009 to June 9, 2009. The gain is included in Gain on NSC Settlement in the accompanying Consolidated Statements of Operations.

On April 17, 2009, the Company, Holding and Daimler signed a binding agreement related to the settlement of a majority of the outstanding tax issues between the parties. In accordance with the agreement, Daimler would have no indemnity obligations to the Company or Holding for taxes other than for those associated with

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 19. Other Transactions with Related Parties - Continued

Cerberus, Daimler and Holding - Continued

Settlements - Continued

Canadian income tax disputes between the Company and the CRA for taxable periods ending on or before August 3, 2007, various IRS audit issue obligations arising prior to August 3, 2007 and other less significant Daimler tax obligations. On June 3, 2009, the Company and certain of its subsidiaries entered into an agreement with Holding and Daimler which modified the above tax agreement to resolve certain issues raised in connection with the Canadian income tax dispute. In addition, Daimler waived its right to certain tax refunds for periods prior to August 3, 2007. As a result, in June 2009, the Company recognized a reduction in income tax expense of $196 million and a corresponding increase in the amount of the tax indemnity. In connection with the Fiat Transaction, these agreements were subsequently assigned to and assumed by New Chrysler. Refer to Note 14, Income Taxes, for additional information related to the tax agreements.

On April 17, 2009, the Company, Holding and Daimler signed a binding agreement related to the settlement of certain trade receivables and payables resulting in a net payment of $140 million by the Company to Daimler, as well as the transfer of all membership interests of MBTech Autodie LLC from Daimler to the Company.

On June 5, 2009, the Company, Holding, Cerberus, Daimler and the PBGC entered into a binding agreement settling various matters. Pursuant to the terms of the Daimler Settlement agreement, Cerberus surrendered its ownership in Holding and Cerberus and Daimler agreed to forgive and extinguish debt owing under the $2.0 billion Second Lien Credit Agreement, subject to certain conditions. As explained in Note 1, Background and Nature of Operations, as a result of the Adversary Proceeding filed on August 17, 2009, Daimler informed the Debtors that it had not released its lien on the Debtors’ assets and was reserving its rights with respect to its portion of the debt under the Second Lien Credit Agreement. As a result, the amount outstanding under the Second Lien Credit Agreement was approximately $1.5 billion at June 9, 2009. For the period from January 1, 2009 to June 9, 2009, the Company recorded a gain on extinguishment of debt and related accrued interest totaling $519 million on the Second Lien Credit Agreement. This gain is included in Reorganization Expense, Net in the accompanying Consolidated Statements of Operations (See Note 22, Reorganization Expense, Net).

Pursuant to the terms of the June 5, 2009 Daimler Settlement Agreement, Daimler also agreed to make three equal cash payments to the Company totaling $600 million, which are to be used to fund contributions into the Company’s U.S. pension plans over the next three years. This receivable and certain pension plans were subsequently transferred to New Chrysler as a result of the Fiat Transaction. The Company recognized a $600 million gain related to this settlement during the period from January 1, 2009 to June 9, 2009, which is included in Gain on Daimler Pension Contribution in the accompanying Consolidated Statements of Operations.

In addition, on June 5, 2009, Daimler’s 19.9 percent ownership interest in Holding was redeemed in exchange for the settlement of various claims between Daimler and Holding. This transaction did not impact the Company’s financial statements.

Warranty SPV

As described in Note 2, Basis of Presentation, the Warranty Commitment Program, established by the U.S. Government, ensures warranty claims submitted to domestic automakers will be paid to consumers regardless of the automakers existence. The Warranty Commitment Program mandates that a reserve is established equal to 125 percent of the estimated warranty costs for each new U.S. vehicle sold by the Company during the period

Note 19. Other Transactions with Related Parties - Continued

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Cerberus, Daimler and Holding - Continued

Warranty SPV - Continued

from March 31, 2009 through June 30, 2009. The Company is required to contribute 15 percent of the estimated warranty costs and the U.S. Treasury is responsible for the remaining 110 percent. On April 29, 2009, and in accordance with the Warranty Commitment Program, $318 million of capital contributions were made to the Warranty SPV, of which $38 million were from the Company and $280 million were from the U.S. Treasury via loans to Holding under the U.S. Treasury Loan Agreement. See Note 23, Subsequent Events, for additional information related to the Warranty SPV.

Other Transactions with Cerberus

Cerberus has historically retained consultants that specialize in operations management and support and who provide management and operational consulting services to Cerberus concerning portfolio companies in which funds and accounts managed by Cerberus or its related parties have invested. From time to time, Cerberus has made the services of these consultants available to Cerberus portfolio companies. The Company incurred $1 million and $2 million of expense during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, in connection with Cerberus consulting services and believes that these transactions were on an arms’ length basis. Interest expense on the Second Lien Credit Agreement provided by Cerberus totaled $7 million and $26 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

Other Transactions with Daimler

The Company had routine transactions with Daimler in the ordinary course of business, which included the purchase of certain vehicles, the purchase and sale of certain vehicle parts, as well as transition services, which included, but were not limited to, financial, information technology and operational services. Daimler also provided the Company manufacturing and engineering related services. In addition, financial resources were provided to the Company via financing arrangements under the Second Lien Credit Agreement (see Note 12, Financial Liabilities) and cash sweep arrangements with the NSCs. Interest expense on financial resources provided by Daimler, primarily related to the Second Lien Credit Agreement, totaled $29 million and $103 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. The Company also had derivative financial instruments with a Daimler affiliate to manage its exposure to the variability of future cash flows from forecasted commodity transactions during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008.

During the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, the Company sold vehicles and parts, as well as provided transition services to Daimler totaling $46 million and $708 million, respectively. Purchases of vehicles, parts and manufacturing and engineering related services from Daimler totaled $86 million and $876 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 19. Other Transactions with Related Parties - Continued

Chrysler Financial

The Company is party to the MAFA with Chrysler Financial and the principal terms of the MAFA include the following:

•

Provides exclusivity for Chrysler Financial with respect to certain vehicle and leasing incentives offered by the Company to consumers including interest free periods, finance charge subsidies, lease pull ahead programs, capitalized cost reductions, waivers of security deposit, lease or financing pre-approval programs or down payment assistance programs, as well as Chrysler Financial’s ability to provide dealer and fleet financing, including exclusive access to subvention programs offered to dealers.

•

Provides for approval targets related to average credit scores and the number and percentage of retail contracts purchased from dealers for consumer financing by Chrysler Financial, as well as wholesale penetration targets related to dealer inventory financing provided by Chrysler Financial, in order to maintain exclusivity. If Chrysler Financial fails to meet the consumer financial approval targets or wholesale penetration targets, exclusivity can be revoked by the Company under certain specific conditions. The MAFA contains a capital markets disruption clause whereby exclusivity related to retail financing cannot be terminated by the Company for failure to achieve approval targets if credit is not available on commercially reasonable terms to other borrowers with credit standing similar to that of Chrysler Financial for a period of three months or longer.

•

Includes a residual risk sharing agreement which covers all Chrysler Financial operating leases, all Chrysler Financial plus balloon note contracts and all business vehicle finance leases and balloon notes that were acquired on or after August 4, 2007, through and including July 31, 2008. Chrysler Financial is responsible for one-half of the residual loss up to 1 percent of gross capitalized cost, and losses beyond that threshold are borne by the Company. Conversely, Chrysler Financial is entitled to one-half of gains up to 1 percent of gross capitalized cost, with remaining gains being returned to the Company.

•

The Company participates with Chrysler Financial in joint programs to sell used vehicles owned by either the Company or Chrysler Financial, to share the skills and strengths at both companies, to operate efficiently, minimize duplication and permit both parties to benefit from the volume of vehicles sold.

In October 2008, Chrysler Financial registered and was approved to participate in the U.S. Federal Reserve’s Commercial Paper Funding Facility (“CPFF”), which allows for the issuance of commercial paper to the Federal Reserve by certain of Chrysler Financial’s asset-backed securitization facilities. In January 2009, Chrysler Financial received a loan of $1.5 billion under the Troubled Asset Relief Program (“TARP”) to fund retail loans for the purchase of the Company’s vehicles.

Transactions in Accordance with the MAFA and other Agreements

On August 1, 2008, the Company and Chrysler Financial amended their MAFA, in order to permit the Company to utilize previously restricted cash in the aggregate amount of $1.0 billion to pre-fund the Company’s potential exposure to Chrysler Financial for residual value risk sharing obligations. The residual value risk sharing is associated with vehicle leases financed by Chrysler Financial between August 3, 2007 and July 31, 2008. To facilitate the pre-funding of this potential exposure, a wholly-owned foreign subsidiary of the Company

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 19. Other Transactions with Related Parties - Continued

Transactions in Accordance with the MAFA and other Agreements - Continued

purchased interest bearing income notes in the amount of $1.0 billion due in 2013 from a wholly-owned foreign subsidiary of Chrysler Financial. As of December 31, 2008, this note was included in Advances to Related Parties and Other Financial Assets in the accompanying Consolidated Balance Sheets and is classified in the table below accordingly. The restricted cash balance is expected to be replenished as the income notes are repaid.

On May 6, 2009, the Company and Chrysler Financial entered into an agreement in which the Company agreed to transfer $500 million of cash collateral and the above referenced $1.0 billion note receivable, including accrued interest, to Chrysler Financial in exchange for a reduction in Chrysler Financial’s pre-petition claims, primarily representing potential claims under lease vehicle residual loss sharing agreements and rate subvention agreements, as well as Chrysler Financial’s waiver of any provisions in the MAFA or its loan agreements with the Company’s dealers that would have been breached by arrangements between the Company or its dealers and Ally. As a result, the Company recognized a loss of approximately $1 billion, which represented the cash collateral and note receivable transferred to Chrysler Financial less the value of the potential claims against Old Carco under lease vehicle residual loss sharing agreements and rate subvention agreements. This loss is included in Reorganization Expense, Net, in the accompanying Consolidated Statements of Operations.

The Company historically offered residual value enhancement (“RVE”) through Chrysler Financial. Under the RVE arrangement, the consumer’s contract payments are based on residual values that are equal to or greater than the Automotive Lease Guide published residual values. The Company accrues the amount required to adjust the contractual residual value from the Automotive Lease Guide published residual value at lease inception. The residual value support payments accrued at lease inception are paid to Chrysler Financial over the original term of the lease. Chrysler Financial is responsible for losses in excess of the residual value support equal to one-half of up to one percent of gross capitalized cost, with any remaining loss being the responsibility of the Company. Unused residual value support up to one percent of gross capitalized cost is shared equally with the Company and Chrysler Financial with any excess being retained by the Company. The Company paid Chrysler Financial $36 million and $77 million under this program for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

The Company sponsors interest rate support programs for its vehicles in order to lower the retail consumer’s monthly payment. The Company accounts for these programs as sales incentives. Under the interest rate support program, the Company pays Chrysler Financial, at the inception of the purchase contract, or lease agreement, an amount required to adjust the interest rate implicit in the contract from the standard Chrysler Financial interest rate. For the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, the Company paid Chrysler Financial $129 million and $897 million, respectively, under these agreements.

The Company charged Chrysler Financial $1 million and $3 million for transition services and $13 million and $20 million for interest on financing provided to Chrysler Financial during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. Interest expense on financial obligations with Chrysler Financial, other than the Gold Key Lease credit facility discussed below, was $2 million and $10 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

Chrysler Financial - Continued

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 19. Other Transactions with Related Parties - Continued

Chrysler Financial - Continued

Gold Key Lease

Chrysler Financial administers the Company’s Gold Key Lease portfolio. The Company has a $4.5 billion ($5.0 billion CAD) secured revolving credit facility from Chrysler Financial to fund this portfolio. As of June 9, 2009 and December 31, 2008, the Company had $1.1 billion and $1.0 billion, respectively, outstanding under the facility and incurred interest expense of $31 million and $105 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. During the year ended December 31, 2008, the Company made unscheduled payments of approximately $410 million under the secured facility, $76 million of which was reborrowed by the Company in 2008. The Company also incurred credit approval, acquisition and other lease administration fees associated with the Gold Key Lease portfolio of $30 million and $71 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. Refer to Note 3, Summary of Significant Accounting Policies, and Note 12, Financial Liabilities, for additional information related to this portfolio.

Auburn Hills Owner

The Company participates in a lease of facilities and equipment from Auburn Hills Owner. At the date of the Cerberus Acquisition, the facilities and equipment were sold by the Company to Auburn Hills Owner; however, that transaction did not qualify for sale treatment. Therefore, the accompanying Consolidated Balance Sheets include the related facilities and equipment, as well as a financial obligation to Auburn Hills Owner of $312 million and $313 million as of June 9, 2009 and December 31, 2008, respectively. The financial obligation is included in the table below as “Financial Liabilities to Related Parties.” Interest expense incurred on the financial obligation with Auburn Hills Owner totaled $15 million and $25 million for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively.

Other Transactions with Related Parties

Interest income from financing provided to related parties other than those discussed above was $1 million in both the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, and was primarily from unconsolidated subsidiaries. During the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, the Company sold vehicles and parts to related parties other than those discussed above, primarily unconsolidated subsidiaries, totaling $122 million and $367 million, respectively.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 19. Other Transactions with Related Parties - Continued

Summary of Related Party Balances

Amounts due from and to related parties were as follows (in millions of dollars):

	June 9, 2009
	Chrysler Financial and Related Parties	Auburn Hills Owner	Other	Total
Amounts due from related parties (included in Prepaid Expenses and Other Assets)	$114	$-	$204	$318
Notes receivable from related parties (included in Prepaid Expenses and Other Current Assets and Advances to Related Parties and Other Financial Assets)	39	-	12	51

Total due from related parties	$153	$-	$216	$369

Amount due to related parties (included in Accrued Expenses and Other Current Liabilities)	$17	$-	$15	$32
Financial liabilities to related parties (included in Financial Liabilities)	1,165	312	7	1,484

Total due to related parties	$1,182	$312	$22	$1,516

	December 31, 2008
	Daimler and Related Parties	Chrysler Financial and Related Parties	Auburn Hills Owner	Cerberus and Related Parties	Other	Total
Amounts due from related parties (included in Prepaid Expenses and Other Assets)	$1,326	$81	$-	$-	$269	$1,676
Notes receivable (included in Prepaid Expenses and Other Current Assets and Advances to Related Parties and Other Financial Assets)	-	1,152	-	-	27	1,179

Total due from related parties	$1,326	$1,233	$-	$-	$296	$2,855

Amount due to related parties (included in Accrued Expenses and Other Liabilities)	$779	$177	$-	$-	$10	$966
Derivative liabilities with related parties (included in Accrued Expenses and Other Liabilities)	12	-	-	-	-	12
Financial liabilities to related parties (included in Financial Liabilities) (a)	1,976	1,128	313	500	28	3,945

Total due to related parties	$2,767	$1,305	$313	$500	$38	$4,923

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 19. Other Transactions with Related Parties - Continued

Summary of Related Party Balances - Continued

(a)	Includes amounts owed by the NSCs to Daimler.

Included in the amount due from Daimler as of December 31, 2008 is a tax indemnity receivable of approximately $1.1 billion as a result of Daimler agreeing to indemnify the Company against tax liabilities arising prior to August 3, 2007, as well as against tax liabilities resulting from the Cerberus Acquisition (see Note 14, Income Taxes).

As of June 9, 2009, Cerberus and Daimler are no longer related parties of the Company. Therefore, amounts due to or from Cerberus and Daimler as of June 9, 2009, have been excluded from the above table. As of June 9, 2009, the Company did not have any amounts due to or from Holding. Amounts included in “Other” above, primarily relate to balances with related unconsolidated companies as a result of transactions in the ordinary course of business.

Note 20. Segment Reporting and Geographic Information

The Company’s business is comprised of two reporting segments, Automotive and Retail Lease Financing. These two segments are managed and evaluated separately due to the inherent differences in the nature of operations for each segment. The Automotive segment includes activities related to the research, design, manufacture, assembly and wholesale distribution of passenger cars and trucks mainly under the brand names Chrysler, Jeep® and Dodge, as well as related parts and accessories, including those sold under the MOPAR® brand name. The Retail Lease Financing segment provides lease financing for vehicles in Canada. The Company has allocated certain reserves against assets of the Gold Key Lease vehicle portfolio to the Automotive segment.

The Company measures the performance of its operating segments using Modified Earnings Before Interest, Taxes, Depreciation and Amortization (“Modified EBITDA”). Modified EBITDA is computed starting with net loss and then adjusting the amount to (i) add back the provision for income taxes and exclude income tax benefits, (ii) add back net interest expense, (iii) add back depreciation and amortization expense (excluding depreciation and amortization of vehicles held for lease), (iv) add back restructuring expense and exclude restructuring income, (v) add back reorganization expense and (vi) add back certain other costs, charges and expenses. The Company believes that Modified EBITDA is useful to determine the operational profitability of its segments to determine resource allocations within the Company. Modified EBITDA is not a U.S. GAAP financial measure and it should not be considered an alternative to, or more meaningful than, net loss as determined in accordance with U.S. GAAP.

Revenues are allocated to countries based on the location of the customer. Long-lived assets are disclosed according to the physical location of these assets. Capital expenditures represent the purchase of property, plant and equipment and equipment on operating leases.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 20. Segment Reporting and Geographic Information - Continued

Segment information was as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009			Year Ended December 31, 2008
	Automotive Segment	Retail Lease Financing Segment	Combined	Automotive Segment	Retail Lease Financing Segment	Combined
Revenues, net	$10,701	$381	$11,082	$47,387	$1,090	$48,477
Modified EBITDA	(2,463)	58	(2,405)	(138)	(35)	(173)
Capital expenditures	353	4	357	4,904	1,656	6,560
Depreciation and amortization expense (excluding impairment charges)	1,239	298	1,537	3,937	871	4,808
Impairment of goodwill	-	-	-	7,507	-	7,507
Impairment of brand name intangible assets	844	-	844	2,857	-	2,857
Impairment of property, plant and equipment	391	-	391	-	-	-
Interest income	28	3	31	272	12	284
Interest expense (see Note 4)	(615)	-	(615)	(1,080)	-	(1,080)

	June 9, 2009				December 31, 2008
	Automotive Segment	Retail Lease Financing Segment	Combined		Automotive Segment	Retail Lease Financing Segment	Combined
Equipment on operating leases, net	$767	$3,104	$3,871		$1,640	$3,452	$5,092
Total assets	30,260	3,317	33,577		35,638	3,698	39,336
Current maturities of financial liabilities (including DIP Financing)	13,317	1,435	14,752	(a)	9,858	1,450	11,308
Long term financial liabilities	485	1,806	2,291	(a)	460	2,139	2,599
Total liabilities	46,733	3,406	50,139		51,357	3,876	55,233

(a)	Does not reflect the exclusion of the amounts subject to compromise. See Note 12, Financial Liabilities, for further discussion.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 20. Segment Reporting and Geographic Information - Continued

The reconciliation of Net Loss to Modified EBITDA was as follows (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009	Year Ended December 31, 2008
Net loss	$(4,425)	$(16,844)
Plus:
Income tax expense (benefit)	(317)	790
Net interest expense	584	796
Depreciation and amortization expense (excluding impairment charges)	1,537	4,808
Restructuring expense (income), net	(230)	1,306
Reorganization expense, net	843	-
Impairment of goodwill and brand name intangible assets	844	10,364
Impairment of property, plant and equipment	391	-
Certain troubled supplier concessions	-	106
Other financial expense	6	82
Gain on NSC settlement	(684)	-
Gain on Daimler pension contribution	(600)	-
Less:
Depreciation and amortization expense for vehicles held for lease	(354)	(1,581)

Modified EBITDA	$(2,405)	$(173)

Information concerning principal geographic areas was as follows (in millions of dollars):

	June 9, 2009	Period from January 1, 2009 to June 9, 2009	December 31, 2008	Year Ended December 31, 2008
	Long-lived Assets (a)	Total Revenues	Long-lived Assets (a)	Total Revenues
North America
United States	$11,387	$6,986	$13,303	$32,765
Canada	4,769	1,774	5,088	6,615
Mexico	2,074	871	2,294	2,521

Total North America	18,230	9,631	20,685	41,901
All other	250	1,451	276	6,576

Total	$18,480	$11,082	$20,961	$48,477

(a)	Consists of property, plant and equipment (see Note 6) and equipment on operating leases (see Note 7), net of accumulated depreciation and amortization.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 21. Restructuring Actions

Recovery and Transformation Plan I

On February 14, 2007, the Company announced its three-year Recovery and Transformation Plan (“RTP I Plan”). Key initiatives for the RTP I Plan included a workforce reduction of 13,000 individuals over the period from 2007 through 2009, and an elimination of production capacity by eliminating work shifts and idling facilities. The workforce reduction was achieved by a combination of retirements, special programs and attrition, and affected represented and non-represented hourly and salaried employees. Other costs related to the restructuring include supplier contract cancellation costs, plant closure costs and the impact of asset write-downs. The total costs expected to be incurred in connection with the RTP I Plan are estimated to reach approximately $1,327 million, including $1,284 million related to employee termination benefits and $43 million of other costs.

Charges of $17 million, net of discounting, were recorded during the period from January 1, 2009 to June 9, 2009 and no charges were recorded for the year ended December 31, 2008 related to the RTP I Plan. The charges during the 2009 period included costs related to workforce reductions, supplier contract cancellation costs and other charges. Interest accretion of $7 million and $25 million related to the RTP I Plan were recorded during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. During the period from January 1, 2009 to June 9, 2009, the Company recorded a $36 million net reduction to existing reserve estimates as a result of a decrease in the expected costs of the related programs associated with workforce reductions as a result of management’s adequacy reviews, which take into consideration the actual acceptances and the composition of the remaining estimated costs, as well as decreases in estimated costs for supplier contract cancellation claims and other costs. During the year ended December 31, 2008, the Company recorded a $93 million net increase to existing reserve estimates primarily due to an increase in the expected costs of the related programs associated with workforce reductions as a result of management’s adequacy reviews, as well as a decrease in the estimated costs for supplier contract cancellation claims. The charges, interest accretion and reserve adjustments are included in Restructuring Expense (Income), Net in the accompanying Consolidated Statements of Operations, and would have otherwise been reflected in Cost of Sales. Additional charges of approximately $1 million related to employee relocations are expected to be recognized during the remainder of 2009 and beyond.

In connection with these actions, the Company made payments of approximately $145 million and $191 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, and expects to make payments of approximately $31 million, $7 million and $1 million during the remainder of 2009, 2010 and 2011 and beyond, respectively.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 21. Restructuring Actions - Continued

Recovery and Transformation Plan I - Continued

The following summarizes the RTP I Plan activity in the restructuring reserves, which are included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009
	Workforce Reductions	Other Costs	Total
Balance at beginning of period	$182	$44	$226
Charges	3	14	17
Interest accretion	2	5	7
Adjustments to reserve estimates	(22)	(14)	(36)
Payments	(126)	(19)	(145)
Amounts recognized and transferred to employee benefit plans	(24)	-	(24)
Other, including currency translation	1	(8)	(7)

Balance at end of period	$16	$22	$38

	Year Ended December 31, 2008
	Workforce Reductions	Other Costs	Total
Balance at beginning of period	$387	$66	$453
Charges	-	-	-
Interest accretion	22	3	25
Adjustments to reserve estimates	97	(4)	93
Payments	(173)	(18)	(191)
Amounts recognized and transferred to employee benefit plans, reducing prepaid expenses and other assets and/or accrued expenses and other liabilities	(148)	(3)	(151)
Other, including currency translation	(3)	-	(3)

Balance at end of period	$182	$44	$226

Recovery and Transformation Plan II

In conjunction with the Cerberus Acquisition, the Company developed a multi-year plan to further restructure the business (“RTP II Plan”). The RTP II Plan aimed to right size the business to reflect a smaller market and refocus product offerings to reflect the Company’s new customer-driven philosophy and allow the Company to focus its resources on new, more profitable and appealing products. Key initiatives included a workforce reduction, elimination of excess production capacity, refinements to the product portfolio and restructuring of international distribution operations. The workforce reduction will affect represented and non-represented hourly and salaried employees and will be achieved by a combination of retirements, special programs and attrition. To eliminate excess production capacity, the Company has eliminated shifts and reduced line speeds at certain manufacturing facilities and adjusted volumes at stamping and powertrain facilities. Additionally, the Company will idle certain manufacturing plants. The Company has cancelled five existing products from its portfolio and has ceased

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 21. Restructuring Actions - Continued

Recovery and Transformation Plan II - Continued

development on certain other previously planned product offerings. The total costs expected to be incurred in connection with the RTP II Plan are estimated to reach approximately $2,591 million, including $2,307 million related to employee termination benefits and $284 million of other costs.

Charges of $12 million, net of discounting, were recorded during the period from January 1, 2009 to June 9, 2009 and no charges were recorded for the year ended December 31, 2008 related to the RTP II Plan. The charges during the 2009 period included costs related to the workforce reductions. During the period from January 1, 2009 to June 9, 2009, the Company recorded a $606 million net reduction to existing reserve estimates primarily related to reductions in the estimated costs for supplier contract cancellation claims as a result of settlements of certain anticipated claims in connection with the bankruptcy proceedings, as well as decreases in the expected cost of workforce reductions as a result of management’s adequacy reviews, which take into consideration the actual acceptances and the composition of the remaining cost. For the year ended December 31, 2008, the Company recorded a $63 million net increase to existing reserve estimates primarily related to increases due to a pension curtailment loss as a result of the salaried and hourly workforce reductions and an increase in the estimated costs for supplier contract cancellation claims. The charges and reserve adjustments are included in Restructuring Expense (Income), Net in the accompanying Consolidated Statements of Operations, and would have otherwise been reflected in Cost of Sales. Additional charges of $33 million and $150 million related to interest accretion were recorded for the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, and are included in Interest Expense in the accompanying Consolidated Statements of Operations. As the initial costs of implementing the RTP II Plan were recorded in conjunction with the Cerberus Acquisition, interest accretion is excluded from restructuring expenses. Additional charges of approximately $26 million related to interest accretion are expected to be recognized during the remainder of 2009 and beyond.

In connection with these actions, the Company made payments of approximately $430 million and $378 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, and expects to make payments of approximately $146 million, $252 million and $44 million during the remainder of 2009, 2010 and 2011 and beyond, respectively. Additional payments of approximately $23 million are expected to be funded through pension and other post employment benefit plans related to special retirement programs and other benefits.

The following summarizes the RTP II Plan activity in the restructuring reserves, which are included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009
	Workforce Reductions	Other Costs	Total
Balance at beginning of period	$821	$632	$1,453
Charges	12	-	12
Interest accretion	16	17	33
Adjustments to reserve estimates	(163)	(443)	(606)
Payments	(386)	(44)	(430)
Amounts recognized and transferred to employee benefit plans	(20)	-	(20)
Other, including currency translation	-	(3)	(3)

Balance at end of period	$280	$159	$439

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 21. Restructuring Actions - Continued

Recovery and Transformation Plan II - Continued

	Year Ended December 31, 2008
	Workforce Reductions	Other Costs	Total
Balance at beginning of period	$1,542	$464	$2,006
Final adjustment to initial reserves recognized in purchase accounting	240	165	405
Adjustments to reserve balance, charged to goodwill	(159)	(15)	(174)
Charges	-	-	-
Interest accretion	96	54	150
Adjustments to reserve estimates (a)	50	13	63
Payments	(329)	(49)	(378)
Amounts recognized and transferred to employee benefit plans, reducing prepaid expenses and other assets and/or accrued expenses and other liabilities	(593)	5	(588)
Other, including currency translation	(26)	(5)	(31)

Balance at end of period	$821	$632	$1,453

(a)	Includes $50 million related to a curtailment loss as a result of the salaried and hourly workforce reductions during the year ended December 31, 2008.

Recovery and Transformation Plan III

During 2008, the Company developed a multi-year plan to further restructure its business (“RTP III Plan”). Key initiatives for the RTP III Plan included salaried workforce reductions of approximately 5,500 individuals by the first quarter of 2009, and elimination of manufacturing work shifts to align with a market shift towards smaller, more fuel-efficient vehicles by the end of 2009. The Company also restructured its parts distribution operations, which included the closing of four parts distribution centers in the U.S. and Canada. The remaining workforce reductions will be achieved through a combination of retirements, special voluntary programs, attrition and involuntary separations and will affect represented and non-represented hourly and salary employees. Other costs related to restructuring included supplier contract cancellation costs related to the reduction of production capacity and the cancellation of construction in process at one of its plants. The total costs expected to be incurred in connection with the RTP III Plan are estimated to reach approximately $1,254 million, including $1,203 million related to employee termination benefits and $51 million of other costs.

Charges of $114 million and $1,061 million, net of discounting, and interest accretion of $8 million and $40 million related to the RTP III Plan were recorded during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. For the period from January 1, 2009 to June 9, 2009 the charges included costs related to workforce reductions. For the year ended December 31, 2008, the charges included costs related to workforce reductions, including a curtailment loss as a result of the salaried and hourly workforce reductions, as well as supplier contract cancellation costs and other costs. The Company also made refinements to existing reserve estimates resulting in net increases of $42 million and $24 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively. For the period January 1, 2009 to June 9, 2009, these adjustments primarily represented increases in the estimated costs of workforce reductions as a result of management’s adequacy reviews, which take into consideration the actual acceptances

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 21. Restructuring Actions - Continued

Recovery and Transformation Plan III - Continued

and the composition of the remaining costs, offset by decreases in the estimated costs for contract cancellations and other costs. For the year ended December 31, 2008, these adjustments primarily related to increases in the expected costs of the related programs associated with workforce reductions as a result of management’s adequacy reviews. During the period from January 1, 2009 to June 9, 2009, currency translation of $15 million was also recorded. The charges, currency translation, interest accretion and reserve adjustments are included in Restructuring Expense (Income), Net in the accompanying Consolidated Statements of Operations, and would have otherwise been reflected in Cost of Sales. Additional charges of approximately $94 million related to employee relocation costs, supplier contract cancellations, plant closures and interest accretion are expected to be recognized during the remainder of 2009 and beyond.

In connection with these actions, the Company made payments of approximately $356 million and $273 million during the period from January 1, 2009 to June 9, 2009 and the year ended December 31, 2008, respectively, and expects to make payments of approximately $166 million, $37 million and $67 million during the remainder of 2009, 2010 and 2011 and beyond, respectively.

The following summarizes the RTP III Plan activity in the restructuring reserves, which are included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets (in millions of dollars):

	Period from January 1, 2009 to June 9, 2009
	Workforce Reductions	Other Costs	Total
Balance at beginning of period	$357	$56	$413
Charges	114	-	114
Interest accretion	7	1	8
Adjustments to reserve estimates	60	(18)	42
Payments	(336)	(20)	(356)
Amounts recognized and transferred to employee benefit plans	(62)	-	(62)
Other, including currency translation	16	1	17

Balance at end of period	$156	$20	$176

	Year Ended December 31, 2008
	Workforce Reductions	Other Costs	Total
Balance at beginning of period	$-	$-	$-
Charges (a)	1,005	56	1,061
Interest accretion	40	-	40
Adjustments to reserve estimates	24	-	24
Payments	(273)	-	(273)
Amounts recognized and transferred to employee benefit plans	(438)	-	(438)
Other, including currency translation	(1)	-	(1)

Balance at end of period	$357	$56	$413

(a)	Includes $112 million related to a curtailment loss as a result of the salaried and hourly wokforce reductions during the year ended December 31, 2008.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 21. Restructuring Actions - Continued

Recovery and Transformation Plan IV

On April 30, 2009, and in conjunction with the Chapter 11 Proceedings, the Company announced a multi-year plan to further restructure its business (“RTP IV Plan”). Key initiatives for the RTP IV Plan included a workforce reduction of approximately 2,500 individuals by December 31, 2010, in response to volume deteriorations and the significant decline in the seasonally adjusted annual rate (“SAAR”) of U.S. vehicle sales. The RTP IV Plan also includes the continued restructuring of the Company’s parts distribution operations, which includes the closure of three additional parts distribution centers in the U.S. The workforce reductions will be achieved through a combination of retirements, special voluntary programs, attrition, and involuntary separations and will affect represented and non-represented hourly and salary employees. The Company has also eliminated a work shift at a facility and idled operations at an additional three facilities. Other costs related to the restructuring include plant closure and supplier contract cancellation costs. The total costs expected to be incurred in connection with the RTP IV Plan are estimated to reach approximately $396 million, including $341 million related to employee termination benefits and $55 million of other costs.

Charges of $197 million related to the RTP IV plan were recorded during the period from January 1, 2009 to June 9, 2009. The charges included costs related to the workforce reductions. These charges are included in Restructuring Expense (Income), Net in the accompanying Consolidated Statements of Operations, and would have otherwise been reflected in Cost of Sales. Additional charges of approximately $199 million related to employee relocation, plant closure costs and interest accretion are expected to be recognized during the remainder of 2009 and beyond.

In connection with these actions, the Company made no payments during the period from January 1, 2009 to June 9, 2009. The Company expects to make payments of approximately $104 million, $23 million and $213 million during the remainder of 2009, 2010, and 2011 and beyond, respectively. Additional payments of approximately $56 million are expected to be funded through pension and other employee benefit plans related to special retirement and other benefits.

RTP IV Plan restructuring reserves as of June 9, 2009 were $197 million and are included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets.

Other Voluntary Separation Actions

In March 2009, the Company began offering voluntary employee separation programs as part of an initiative to reduce the represented workforce. These programs were extended to all represented hourly and salary employees throughout the organization and, therefore, did not meet the accounting criteria to be recorded as exit or disposal activities. The costs associated with these actions are recognized upon acceptance by the affected employee.

In connection with these programs, the Company recorded charges of $371 million in Cost of Sales in the accompanying Consolidated Statements of Operations and made payments of approximately $309 million during the period from January 1, 2009 to June 9, 2009. As of June 9, 2009, reserves of approximately $62 million related to these actions are included in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 22. Reorganization Expense, Net

In accordance with accounting guidance related to financial reporting when an entity is in bankruptcy, reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under Chapter 11 are required to be separately disclosed. These items are presented as Reorganization Expense, Net in the Consolidated Statements of Operations.

Reorganization expenses for the period from January 1, 2009 to June 9, 2009 consisted of the following (in millions of dollars):

Loss on extinguishment of Chrysler CA Lease Depositor LLC Note Receivable and accrued interest (See Note 19)	$1,025
Gain on extinguishment of certain financial liabilities and accrued interest related to the Second Lien Credit Agreement (See Note 19)	(519)
Professional fees	35
Other	302

Total	$843

Professional fees directly related to the Chapter 11 Proceedings include fees and reimbursable expenses associated with advisors to the Debtors, the Official Unsecured Creditors Committee and secured creditors.

Note 23. Subsequent Events

Fiat Transaction

On June 10, 2009, New Chrysler acquired the principal operating assets and assumed certain liabilities of the Debtors, in addition to acquiring the equity of the Company’s foreign subsidiaries, in exchange for $2.0 billion in cash under the terms of the Purchase Agreement among the Company, New Chrysler and Fiat S.p.A in a transaction approved by the Court pursuant to Section 363 of the Bankruptcy Code. As of June 9, 2009, the carrying values of the total assets acquired and liabilities assumed by New Chrysler were approximately $33 billion and $29 billion, respectively.

The liabilities assumed by New Chrysler include, but are not limited to, certain accounts payable balances, accruals for personnel costs, warranty obligations, product liability accruals, sales incentive obligations, restructuring accruals and employee retirement and other benefit obligations. The principal liabilities not assumed by New Chrysler include the First and Second Lien Credit Agreements, the DIP Credit Agreement and certain OPEB and legal liabilities. Refer to Note 1, Background and Nature of Operations, for additional information related to the Fiat Transaction.

In connection with the Purchase Agreement and the Closing (see Note 1, Background and Nature of Operations), the Debtors and New Chrysler entered into a Transition Services Agreement dated June 10, 2009 (the “TSA”). As part of the TSA, New Chrysler has agreed to provide certain services to the Debtors, including, but not limited to, administrative services, corporate accounting services, benefits administration, information technology, in-house legal services, insurance and risk management, operations management, real estate, security, tax, treasury and finance, and workers’ compensation. Similarly, the Debtors have agreed to provide certain services to New Chrysler, including, but not limited to, services with respect to dealer matters, company cars and corresponding insurance coverage. Such services are currently being provided by such parties in accordance with the TSA.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 23. Subsequent Events - Continued

Fiat Transaction - Continued

Additionally, as part of the TSA, the Debtors have granted New Chrysler licenses to occupy and use eight owned premises and various leased premises (collectively, the “Premises”) for the operations of the New Chrysler business. During the periods of occupancy beginning June 10, 2009 and with license termination dates ranging from August 15, 2009 to April 30, 2011, all licenses are “net,” and, accordingly, New Chrysler is responsible for all costs and obligations in connection with the operation of the Premises, including, but not limited to, (i) paying real estate taxes and assessments, (ii) maintaining and repairing the Premises, (iii) paying for the cost of all utility services for the Premises, (iv) obtaining and paying for all insurance and (v) with respect to the leased premises, paying for all rental amounts, common area maintenance charges or other similar charges imposed on the tenant under the lease. Aside from New Chrysler taking over the responsibilities for the costs and obligations, no other consideration will be given to the Debtors for the use of these Premises. Upon termination of the license agreements with New Chrysler, the Company becomes responsible for the carrying costs of the previously licensed facilities until disposal.

First Lien Credit Agreement

The $2.0 billion received in connection with the Fiat Transaction was immediately used to pay down a portion of the outstanding principal on the First Lien Credit Agreement. Approximately, $199 million of additional payments have been made to the First Lien debt holders through April 30, 2010, the effective date of the Liquidation Plan (as described and defined below under “Chapter 11 Reorganization Proceedings”).

U.S. Warranty Commitment Program

In connection with the Fiat Transaction on June 10, 2009, New Chrysler acquired the Company’s investment in the Warranty SPV and assumed Holding’s $280 million loan.

UAW Settlement Agreement for Retiree Health Care Benefits

The Settlement Agreement related to the UAW retiree health care benefits discussed in Note 16, Employee Retirement and Other Benefits, was not assumed by New Chrysler. Rather, New Chrysler entered into the New Settlement Agreement with the UAW, which provided for certain postretirement health care benefits to vested retirees covered under the Company’s plans, along with other stipulated forms of payment to the United Auto Workers’ Retiree Medical Benefits Trust, a voluntary employees’ beneficiary association trust and certain of its wholly-owned subsidiaries (“New VEBA TRUST”).

Under the New Settlement Agreement, New Chrysler created the UAW Postretirement Health Care Plan, which was responsible for paying all health care claims incurred through January 1, 2010 by its UAW vested retirees. New Chrysler is responsible for claims incurred by retirees who participated in an early retirement program offered by the Company during the period April 28, 2009 through May 25, 2009. For these individuals, New Chrysler has an obligation to pay all claims incurred for 24 months from the date the individual retired. The New VEBA Trust will assume responsibility for all claims incurred after that date.

U.S. Treasury Loan Agreement

In connection with the Fiat Transaction on June 10, 2009, New Chrysler assumed an obligation for $500 million of the $4.0 billion Holding borrowed under the U.S. Treasury Loan Agreement.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 23. Subsequent Events - Continued

Canadian Government Loan and Tax Dispute

The Company’s Canadian subsidiary has granted a lien against the Canadian manufacturing facilities and related assets in the principal amount of approximately $1.0 billion in favor of the CRA and Ontario Provincial Tax Authorities. Approximately $453 million of this lien is in favor of the Ontario government and is subordinated to the working capital loans received from the EDC (see Note 14, Income Taxes). In connection with the Fiat Transaction on June 10, 2009, all assets subject to these liens were acquired by New Chrysler.

As a result of the Fiat Transaction on June 10, 2009, the EDC Loan Agreement and EDC Credit Facility were transferred to New Chrysler. No interest or principal amounts were paid by the Company and all outstanding amounts owed were assumed by New Chrysler.

Auto Supplier Support Program

In connection with the Fiat Transaction on June 10, 2009, New Chrysler assumed the terms of the Auto Supplier Support Program, which was established by the U.S. Treasury to ensure the payment of qualified automotive receivables to certain automotive suppliers of the Company. New Chrysler also assumed the $1.5 billion loan facility that was previously provided by the U.S. Treasury to Receivable SPV to finance this program. As of June 9, 2009, $123 million was outstanding on the Receivable SPV Facility.

Ally Master Transaction Agreement

As a result of the Transaction, New Chrysler replaced the Company as a party to the Ally MTA between the Company, U.S. Treasury, Ally and USDART. The Ally MTA provides for a risk sharing arrangement, in which USDART will reimburse Ally for a majority of certain qualifying losses on loans with third party Chrysler dealerships issued prior to November 21, 2009. Previously, the Company provided $600 million to USDART to cover these losses. On June 10, 2009, and in accordance with the Ally MTA, $500 million of these advances were transferred from USDART to New Chrysler. The unused portion of the remaining $100 million advance to USDART will be transferred to New Chrysler upon conclusion of the Ally MTA. The Ally MTA will terminate no earlier than 2013 unless all parties mutually agree to terminate the contract at an earlier date.

Debtors-in-Possession Financing

The outstanding amount of principal and accrued interest under the DIP Credit Facilities were due and payable on June 29, 2009. As of August 13, 2009, the Debtors had not made any payments on amounts outstanding under the DIP Credit Agreement and, as a result, the U.S. Treasury formally provided the Debtors with a “Notice of Default and Reservation of Rights”. No further borrowings are permitted under the DIP Credit Agreement.

On November 19, 2009, the Court entered an agreed order (the “DIP Lenders Winddown Order”) that, among other things, provides for consensual use of the U.S. Treasury and EDC as the DIP Lenders’ (“Government DIP Lenders”) cash collateral to fund the Debtors’ winddown activities and the consummation of the Plan (defined below), subject to the terms and conditions of the DIP Lenders Winddown Order. As of the effective date of the Plan, the DIP Credit Agreement was deemed extinguished, provided that the rights of the Government DIP Lenders under the DIP Credit Agreement shall be enforceable against the Old Carco Liquidation Trust established under the Plan only as and to the extent set forth in the Plan and the DIP Lenders Winddown Order.

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

Notes to Consolidated Financial Statements

Note 23. Subsequent Events - Continued

Daimler Settlements

On August 17, 2009, the Official Unsecured Creditors Committee filed an Adversary Proceeding against Daimler in the Court alleging various causes of action relating to, among other things, Daimler’s sale of its controlling interest in the Debtors to Cerberus. As a result of the filing of the Adversary Proceeding, the conditions to the forgiveness and extinguishment of Daimler’s portion of the debt under the Second Lien Credit Agreement (totaling $1.5 billion) were not satisfied. As such, Daimler has informed the Debtors that it has not released its lien on the Debtors’ assets and is reserving its rights with respect to its portion of the debt under the Second Lien Credit Agreement.

Chapter 11 Reorganization Proceedings

On December 14, 2009, the Debtors filed the Joint Plan of Liquidation of Debtors and Debtors-in-Possession (as amended on January 19, 2010 and January 22, 2010 and as modified on April 13, 2010, April 23, 2010 and April 28, 2010, the “Liquidation Plan”). On December 15, 2009, the Debtors filed the related Disclosure Statement with respect to the Liquidation Plan (as amended on January 19, 2010 and January 22, 2010, the “Disclosure Statement”). The Disclosure Statement was approved by the Court on January 21, 2010. The Plan was confirmed by an order of the Court dated April 23, 2010 and became effective in accordance with its terms on April 30, 2010. As of the effective date of the Plan, the Debtors were dissolved (subject to certain restructuring transactions) and assets of the Debtors’ estates were transferred to a liquidation trust to be administered consistent with the Liquidation Plan.

Change of Management

Following the Fiat Transaction, the Company’s Chief Financial Officer assumed the position of Chief Executive Officer of the Company and was the only employee. Effective December 1, 2009, the Company retained this individual as an independent consultant to serve as its Chief Executive Officer. As of the issuance date of the accompanying Consolidated Financial Statements, the Company had no employees.

Other

In accordance with the guidance for subsequent events, the Company evaluated all subsequent events for recognition or disclosure through November 3, 2010, the date of issuance of the financial statements.

Chrysler Group LLC

Offers to Exchange

up to $1,500,000,000 aggregate principal amount of new 8% Secured Senior Notes due 2019 registered under the Securities Act of 1933, for any and all of our outstanding 8% Secured Senior Notes due 2019, and up to $1,700,000,000 aggregate principal amount of new 8¼% Secured Senior Notes due 2021 registered under the Securities Act of 1933, for any and all of our outstanding 8¼% Secured Senior Notes due 2021

PROSPECTUS

                    , 2011

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offers is:

CITIBANK, N.A.

By Facsimile for Eligible Institutions:

(212) 816-5527

Attention:

Confirm by telephone:

(212) 816-5614

By Mail/Overnight Courier/Hand:

Citibank, N.A.

Attention: Global Transaction Services–Chrysler Group LLC Exchange Offer

388 Greenwich Street, 14th Floor

New York, NY 10013

Telephone: (212) 816-5614

Facsimile: (212) 816-5527

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Each of Chrysler Group LLC, Chrysler Group International LLC, Chrysler Group International Services LLC, Chrysler Group Realty Company LLC, Chrysler Group Transport LLC, Chrysler Group Service Contracts LLC and Global Engine Manufacturing Alliance LLC is a limited liability company formed under the laws of the state of Delaware.

CG Co-Issuer Inc. is incorporated under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify any member or manager or other person against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in its limited liability company agreement. Chrysler Group LLC’s LLC Operating Agreement provides that it will indemnify, to the fullest extent permitted by the Delaware Limited Liability Company Act and to the extent of its assets available for such purpose, each person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was Chrysler Group LLC’s director or officer, or is or was serving at Chrysler Group LLC’s request as a manager, director, officer, employee, fiduciary or agent of another entity against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by such person) or liability actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Chrysler Group LLC.

Termination of a proceeding by judgment, order, settlement, conviction or upon a plea of no contest will not, of itself, create a presumption that such person did not act in good faith or in a manner such person reasonably believed to be in or not opposed to the best interests of Chrysler Group LLC. The foregoing indemnity will not apply in respect of any claim, issue or matter as to which a director or officer has been adjudged to be liable to Chrysler Group LLC, except to the extent the court in which such action or suit was brought determines such person is fairly and reasonably entitled to indemnity as such court deems proper. Chrysler Group LLC also will not be required to indemnify any director or officer in connection with a proceeding that was initiated by such person against Chrysler Group LLC or any of its subsidiaries, unless such proceeding was authorized by Chrysler Group LLC’s Board. Chrysler Group LLC will pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by a director or officer who is named or threatened to be named in a proceeding, provided that such person will agree to repay Chrysler Group LLC if such person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification.

Chrysler Group LLC has also entered into separate indemnification agreements with its directors. Each indemnification agreement provides that Chrysler Group LLC will indemnify its directors against all expenses (including reasonable attorneys’ or witness fees), judgments, penalties, losses, damages, liabilities, fines and amounts paid in settlement actually and reasonably incurred by a director or on his behalf in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal, or any other proceeding, to which any such director may be a party or threatened to be made a party or otherwise involved in as a witness by reason of such director’s status serving (i) as Chrysler Group LLC’s director, officer, employee, or agent or (ii) as a director, partner, trustee, officer, employee or agent of any other entity at Chrysler Group LLC’s request, or by reason of such director’s taking of any action or of any inaction on his or her part while acting in either of these capacities, including proceedings in the right of Chrysler Group LLC.

The indemnification agreements also require Chrysler Group LLC to advance expenses incurred by such persons within 15 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification under the agreements and that Chrysler Group (or any other parties challenging indemnification) have the burden of proof to overcome that presumption in reaching any contrary determination.

Chrysler Group LLC is not required to provide indemnification under the agreements for certain matters, including indemnification and advancement of expenses for any action initiated by such person without the consent of Chrysler Group LLC’s board of directors (except actions to establish or enforce a right under such an indemnification agreement, the LLC Operating Agreement or a directors’ and officers’ insurance policy). Chrysler Group LLC believe that the terms of the agreements were reasonable and comparable to terms of agreements negotiated on an arm’s-length basis.

The rights to indemnification conferred in the LLC Operating Agreement and the separate indemnifications agreements are not exclusive of any other rights that such person may have or acquire under any law, agreement, vote of our members or disinterested directors or otherwise.

Chrysler Group LLC maintain directors’ and officers’ liability insurance for its officers and directors.

The limited liability company agreements of each of Chrysler Group International LLC, Chrysler Group International Services LLC, Chrysler Group Realty Company LLC, Chrysler Group Transport LLC and Global Engine Manufacturing Alliance LLC provide that each of them will indemnify, to the fullest extent permitted by the Delaware Limited Liability Company Act, each member and each officer, and each affiliate, agent, advisor, officer, partner, employee, member, representative, director, or shareholder of each such member or officer, from and against any and all losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines and settlements sustained or incurred by such person as a result of any act, decision or omission concerning the business or activities of, or that otherwise is related to, the applicable company, including losses arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to or arise in connection with the operations or business of the companies or arise out of or are based upon in whole or part such person’s relationship to the applicable company, in which such person may be involved or is threatened to be involved, as a party or otherwise. Such persons shall not be entitled to indemnification for losses that are determined by a court of competent jurisdiction in a final, non-appealable decision to have resulted from the gross negligence or willful misconduct of such person. Reasonable expenses incurred in advance of the final disposition of the proceeding shall be paid or reimbursed by the applicable company upon receipt by such company of an undertaking by or on behalf of the person seeking indemnification to repay such amount if it shall be determined that such person is not entitled to be indemnified under the terms of such company’s limited liability company agreement.

The limited liability company agreement of Chrysler Group Service Contracts LLC provides that it will indemnify, to the extent of the company’s assets available for such purpose, each member, director and officer for any loss, damage or claim incurred by such person in by reason of any act or omission performed or omitted by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such person by the limited liability company agreement, except that no such person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such person by reason of gross negligence or willful misconduct with respect to such acts or omissions. No member of the company will have personal liability on account of the company’s indemnification obligations.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). CG Co-Issuer Inc.’s by-laws provide that it must indemnify its directors and officers to the fullest extent permitted by Delaware law.

Section 102(6)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in god faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. CG Co-Issuer Inc.’s certificate of incorporation provides for such limitation of liability.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Documents

2.1	Master Transaction Agreement, dated as of April 30, 2009, among Fiat S.p.A., Chrysler Group LLC, Old Carco LLC and the other subsidiaries of Old Carco LLC identified therein (incorporated by reference to Exhibit 2.1 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

2.2	First Amendment, dated as of May 31, 2009, to the Master Transaction Agreement, dated as of April 30, 2009, among Fiat S.p.A., Chrysler Group LLC, Old Carco LLC and the other subsidiaries of Old Carco LLC identified therein (incorporated by reference to Exhibit 2.2 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

2.3	Second Amendment, dated as of June 5, 2009, to the Master Transaction Agreement, dated as of April 30, 2009, among Fiat S.p.A., Chrysler Group LLC, Old Carco LLC and the other subsidiaries of Old Carco LLC identified therein (incorporated by reference to Exhibit 2.3 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

2.4	Third Amendment, dated as of June 10, 2009, to the Master Transaction Agreement, dated as of April 30, 2009, among Fiat S.p.A., Chrysler Group LLC, Old Carco LLC and the other subsidiaries of Old Carco LLC identified therein (incorporated by reference to Exhibit 2.4 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

2.5	Fourth Amendment, dated as of October 29, 2009, to the Master Transaction Agreement, dated as of April 30, 2009, among Fiat S.p.A., Chrysler Group LLC, Old Carco LLC and the other subsidiaries of Old Carco LLC identified therein (incorporated by reference to Exhibit 2.5 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

3.1	Certificate of Formation of Chrysler Group LLC, as amended (incorporated by reference to Exhibit 3.1 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

3.2	Amended and Restated Limited Liability Company Operating Agreement of Chrysler Group LLC, dated as of June 10, 2009 (incorporated by reference to Exhibit 3.2 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

Exhibit Number	Description of Documents

3.3	First Amendment to the Amended and Restated Limited Liability Company Operating Agreement of Chrysler Group LLC, dated as of August 7, 2009 (incorporated by reference to Exhibit 3.3 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

3.4	Second Amendment to the Amended and Restated Limited Liability Company Operating Agreement of Chrysler Group LLC, dated as of January 29, 2010 (incorporated by reference to Exhibit 3.3 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

3.5	Third Amendment to the Amended and Restated Limited Liability Company Operating Agreement of Chrysler Group LLC, dated as of April 5, 2011 (incorporated by reference to Exhibit 3.5 of Chrysler Group LLC’s Amendment No. 3 to Registration Statement on Form 10, filed with the SEC on April 25, 2011, File No. 000-54282)

3.6	Certificate of Incorporation of CG Co-Issuer Inc.

3.7	Bylaws of CG Co-Issuer Inc.

3.8	Certificate of Formation of Chrysler Group International LLC

3.9	Amended and Restated Limited Liability Company Agreement of Chrysler Group International LLC, dated as of June 10, 2009

3.10	Certificate of Formation of Chrysler Group International Services S.A. LLC

3.11	Certificate of Amendment of the Certificate of Formation of Chrysler Group International Services S.A. LLC changing its name to Chrysler Group International Services LLC

3.12	Amended and Restated Limited Liability Company Operating Agreement of Chrysler Group International Services LLC, dated as of June 10, 2009

3.13	Certificate of Formation of Chrysler Group Realty Company LLC

3.14	Second Amended and Restated Limited Liability Company Agreement of Chrysler Group Realty Company LLC, dated as of June 22, 2009

3.15	Certificate of Formation of Chrysler Group Service Contracts LLC

3.16	Limited Liability Company Agreement of Chrysler Group Service Contracts LLC, dated as of September 24, 2009

3.17	Certificate of Formation of Chrysler Group Transport LLC

3.18	Amended and Restated Limited Liability Company Agreement of Chrysler Group Transport LLC, dated as of June 10, 2009

3.19	Certificate of Formation of Global Engine Manufacturing Alliance LLC

3.20	Second Amended and Restated Limited Liability Company Agreement of Global Engine Manufacturing Alliance LLC, dated as of March 23, 2010

4.1	Indenture, dated as of June 10, 2009, between Chrysler Group LLC, as issuer, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

4.2	First Supplemental Indenture, dated as of March 9, 2010, to the Indenture, dated as of June 10, 2009, between Chrysler Group LLC, as issuer, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

Exhibit Number	Description of Documents

4.3	Registration Rights Agreement, dated as of June 10, 2009 by and between Chrysler Group LLC and UAW Retiree Medical Benefits Trust (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

4.4	Indenture, relating to the Notes, dated as of May 24, 2011, among the Company, the Co-Issuer, the guarantors named on the signature pages thereto and Wilmington Trust FSB, as trustee and Citibank, N.A., as collateral agent, paying agent, registrar and authenticating agent (incorporated by reference to Exhibit 4.2 of Chrysler Group LLC’s Current Report on Form 8-K, filed with the SEC on May 24, 2011, File No. 000-54282)

4.5	Form of First Supplemental Indenture, relating to the Notes, among the Company, the Co-Issuer, the guarantors named on the signature pages thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and Citibank, N.A., as collateral agent, paying agent, registrar and authenticating agent

4.6	Registration Rights Agreement, dated as of May 24, 2011, among the Company, the Co-Issuer, the guarantors named on the signature pages thereto, Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc. and Morgan Stanley & Co. Inc. (incorporated by reference to Exhibit 4.2 of Chrysler Group LLC’s Current Report on Form 8-K, filed with the SEC on May 24, 2011, File No. 000-54282)

5.1	Opinion of Sullivan & Cromwell LLP

10.1	The Agreement to Open a Line of Credit, dated as of July 1, 2010, entered into by Banco Nacional de Comercio Exterior and Nacional Financiera, as lenders, and Chrysler de Mexico, S.A. de C.V., as borrower (incorporated by reference to Exhibit 10.10 of Amendment No. 3 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on April 25, 2011, File No. 000-54282)*

10.2	Irrevocable Trust Agreement on the Management, Guarantee and Source of Payment with Rights of Reversion, entered into between Chrysler de Mexico, S.A., Banco Nacional de Comercio Exterior, Sociedad Nacional de Credito, a Development Banking Institution, and Nacional Financiera, Sociedad Nacional de Crédito, a Development Banking Institution, Party of the First Part, and Nacional Financiera, Sociedad Nacional de Crédito, a Development Banking Institution, Fiduciary Administration, Party of the Second Part (incorporated by reference to Exhibit 10.11 of Amendment No. 3 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on April 25, 2011, File No. 000-54282)*

10.3	Assignment and Assumption and Consent Agreement, dated as of June 10, 2009, by and among UAW Retiree Medical Benefits Trust and Chrysler Group LLC (incorporated by reference to Exhibit 10.12 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

10.4	Shareholders Agreement, dated as of June 10, 2009, by and among Fiat North America LLC, The U.S. Department Of The Treasury, 7169931 Canada Inc., the UAW Retiree Medical Benefits Trust (VEBA), the VEBA holding companies identified therein and Chrysler Group LLC (incorporated by reference to Exhibit 10.13 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

10.5	UAW Retiree Settlement Agreement, dated June 10, 2009, between Chrysler Group LLC and the International Union, United Automobiles, Aerospace and Agricultural Implement Workers of America (incorporated by reference to Exhibit 10.14 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

Exhibit Number	Description of Documents

10.6	Unsecured Promissory Note—Tranche A, dated December 31, 2010, between Chrysler Canada Inc., as promissor, and Auto Sector Retiree Health Care Trust, as holder (incorporated by reference to Exhibit 10.15 of Amendment No. 3 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on April 25, 2011, File No. 000-54282)

10.7	Unsecured Promissory Note—Tranche B, dated December 31, 2010, between Chrysler Canada Inc., as promissor, and Auto Sector Retiree Health Care Trust, as holder (incorporated by reference to Exhibit 10.16 of Amendment No. 3 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on April 25, 2011, File No. 000-54282)

10.8	Unsecured Promissory Note—Tranche C, dated December 31, 2010, between Chrysler Canada Inc., as promissor, and Auto Sector Retiree Health Care Trust, as holder (incorporated by reference to Exhibit 10.17 of Amendment No. 3 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on April 25, 2011, File No. 000-54282)

10.9	Unsecured Promissory Note—Tranche D, dated December 31, 2010, between Chrysler Canada Inc., as promissor, and Auto Sector Retiree Health Care Trust, as holder (incorporated by reference to Exhibit 10.18 of Amendment No. 3 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on April 25, 2011, File No. 000-54282)

10.10	Senior Credit Agreement, dated as of May 24, 2011, among the Company, the guarantors named on the signature pages thereto, the lenders named therein, and Citibank, N.A. as administrative agent and collateral agent (incorporated by reference to Exhibit 4.1 of Chrysler Group LLC’s Current Report on Form 8-K, filed with the SEC on May 24, 2011, File No. 000-54282)

10.11	Master Industrial Agreement, dated as of June 10, 2009, by and among Fiat Group Automobiles S.p.A., Fiat Powertrain Technologies S.p.A, Fiat North America LLC and Chrysler Group LLC (incorporated by reference to Exhibit 10.19 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

10.12	Auto Finance Operating Agreement, dated as of April 30, 2009, by and between Ally Financial Inc. and Chrysler Group LLC (incorporated by reference to Exhibit 10.20 of Amendment No. 5 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on May 11, 2011, File No. 000-54282)*

10.13	Letter Agreement between Chrysler Group LLC and Holly E. Leese (incorporated by reference to Exhibit 10.21 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

10.14	Letter Agreement between Chrysler Group LLC and Nancy A. Rae (incorporated by reference to Exhibit 10.22 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

10.15	Chrysler Group LLC Supplemental Executive Retirement Plan, as amended (incorporated by reference to Exhibit 10.23 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.16	Chrysler Group LLC Executive Employees’ Supplemental Managed Retirement Plan (incorporated by reference to Exhibit 10.24 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.17	Chrysler Group LLC Restricted Stock Unit Plan, as amended (incorporated by reference to Exhibit 10.25 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

Exhibit Number	Description of Documents

10.18	Form of Award Notice under the Chrysler Group LLC Restrict Stock Unit Plan dated November 12, 2009 (incorporated by reference to Exhibit 10.26 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.19	Form of Award Notice under the Chrysler Group LLC Restricted Stock Unit Plan dated March 12, 2010 (incorporated by reference to Exhibit 10.27 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.20	Form of Award Notice under the Chrysler Group LLC Restricted Stock Unit Plan dated January 20, 2011 (incorporated by reference to Exhibit 10.27 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.21	Chrysler Group LLC Deferred Phantom Share Plan, as amended (incorporated by reference to Exhibit 10.29 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.22	Chrysler Group LLC Directors’ Restricted Stock Unit Plan (incorporated by reference to Exhibit 10.30 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.23	Form of Award Notice under the Chrysler Group LLC Directors’ Restricted Stock Unit Plan dated November 12, 2009 (incorporated by reference to Exhibit 10.31 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.24	Termination Allowance Plan (incorporated by reference to Exhibit 10.32 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

10.25	Letter Agreement, dated as of April 20, 2011, between Chrysler Group LLC and the U.S. Department of the Treasury (incorporated by reference to Exhibit 10.33 of Amendment No. 4 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on May 6, 2011, File No. 000-54282)

12.1	Computation of Ratio of Earnings to Fixed Charges

15.1	Letter of Deloitte & Touche LLP regarding unaudited interim financial information

21.1	List of Subsidiaries of Chrysler Group LLC (incorporated by reference to Exhibit 21.1 of Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on February 25, 2011, File No. 000-54282)

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2	Consent of KPMG LLP, an independent registered public accounting firm

23.3	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Powers of Attorney (included on signature pages hereto)

25.1	Statement of Eligibility of Trustee on Form T-1 under Trust Indenture Act of 1939

99.1	Call Option Agreement Regarding Equity Securities of Chrysler Group LLC, dated as of June 10, 2009, by and among Fiat North America LLC, The U.S. Department Of The Treasury, and the UAW Retiree Medical Benefits Trust (incorporated by reference to Exhibit 99.1 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

99.2	Equity Recapture Agreement, dated June 10, 2009, by and among The U.S. Department Of The Treasury, UAW Retiree Medical Benefits Trust (VEBA), and the VEBA holding companies identified therein (incorporated by reference to Exhibit 99.3 of Amendment No. 1 to Chrysler Group LLC’s Registration Statement on Form 10, filed with the SEC on March 25, 2011, File No. 000-54282)

Exhibit Number	Description of Documents

99.3	Form of Letter of Transmittal

99.4	Form of Notice of Guaranteed Delivery

101.INS†ø	XBRL Instant Document

101.SCH†ø	XBRL Taxonomy Extension Schema Document

101.CAL†ø	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB†ø	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†ø	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF†ø	XBRL Taxonomy Extension Definition Linkbase Document

*	Confidential Treatment has been requested or previously granted to portions of this exhibit by the SEC.
†	Furnished herewith
ø	Submitted electronically herewith

(b) Financial Statement Schedules.

1.	The consolidated financial statements required to be filed as part of this Registration Statement are included in the prospectus.

2.	Chrysler Group LLC and Consolidated Subsidiaries Schedule II

3.	Old Carco LLC (f/k/a Chrysler LLC) and Consolidated Subsidiaries Schedule II

CHRYSLER GROUP LLC AND CONSOLIDATED SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In millions of dollars)

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
For the Year Ended December 31, 2010
Allowances deducted from assets:
Allowance for doubtful accounts on trade receivables	$68	$34	$—	$102
Valuation allowance on deferred tax assets	801	51	—	852
For the Period From June 10, 2009 to December 31, 2009
Allowances deducted from assets:
Allowance for doubtful accounts on trade receivables	—	68	—	68
Valuation allowance on deferred tax assets	729	72	—	801

OLD CARCO LLC (f/k/a CHRYSLER LLC) AND CONSOLIDATED SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In millions of dollars)

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts		Deductions		Balance at End of Period
For the Period From January 1, 2009 to June 9, 2009
Allowances deducted from assets:
Allowance for doubtful accounts on trade receivables	$67	$56	$—		$(29	)(1)	$94
Valuation allowance on deferred tax assets	934	1	—		—		935
For the year Ended December 31, 2008
Allowances deducted from assets:
Allowance for doubtful accounts on trade receivables	29	42	—		(4	)(1)	67
Valuation allowance on deferred tax assets	132	736	66	(2)	—		934

(1)	Trade receivable write-offs.
(2)	Amounts charged to Accumulated Other Comprehensive Loss.

Item 22. Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on December 20, 2011.

CHRYSLER GROUP LLC

By:	/s/ Richard K. Palmer
Richard K. Palmer
Senior Vice President and Chief Financial Officer

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard K. Palmer and Holly E. Leese as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Sergio Marchionne	By:	/s/ Léo W. Houle
	Name: Sergio Marchionne		Name: Léo W. Houle
	Title: Chief Executive Officer, Chief Operating Officer, President and Director		Title: Director Date: December 20, 2011
Date: December 20, 2011

By:	/s/ Richard K. Palmer	By:	/s/ John B. Lanaway
	Name: Richard K. Palmer		Name: John B. Lanaway
	Title: Senior Vice President and Chief Financial Officer		Title: Director Date: December 20, 2011
Date: December 20, 2011

By:	/s/ Alessandro Gili	By:	/s/ Douglas M. Steenland
	Name: Alessandro Gili		Name: Douglas M. Steenland
	Title: Chief Accounting Officer and Corporate Controller		Title: Director
	Date: December 20, 2011		Date: December 20, 2011

By:	/s/ Alfredo Altavilla	By:	/s/ Ronald L. Thompson
	Name: Alfredo Altavilla		Name: Ronald L. Thompson
	Title: Director		Title: Director
	Date: December 20, 2011		Date: December 20, 2011

By:	/s/ James J. Blanchard	By:	/s/ Stephen M. Wolf
	Name: James J. Blanchard		Name: Stephen M. Wolf
	Title: Director		Title: Director
	Date: December 20, 2011		Date: December 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on December 20, 2011.

CG CO-ISSUER INC.

By:	/s/ Richard K. Palmer
Richard K. Palmer
President

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard K. Palmer and Holly E. Leese and either of them as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Richard K. Palmer
	Name:	Richard K. Palmer
	Title:	President and Director (principal executive, financial and accounting officer)
	Date:	December 20, 2011

By:	/s/ Holly E. Leese
	Name:	Holly E. Leese
	Title:	Director
	Date:	December 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on December 20, 2011.

CHRYSLER GROUP INTERNATIONAL LLC

By:	/s/ Michael Manley
Michael Manley
President

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard K. Palmer and Holly E. Leese and either of them as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Michael Manley
	Name:	Michael Manley
	Title:	President (principal executive officer)
	Date:	December 20, 2011

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Vice President & Treasurer (principal financial and accounting officer)
	Date:	December 20, 2011

CHRYSLER GROUP LLC, as sole Member

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Treasurer
	Date:	December 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on December 20, 2011.

CHRYSLER GROUP INTERNATIONAL SERVICES LLC

By:	/s/ Walter P. Bodden, Jr.
Walter P. Bodden, Jr. Vice President & Treasurer

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard K. Palmer and Holly E. Leese and either of them as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Vice President & Treasurer (principal executive, financial and accounting officer)
	Date:	December 20, 2011

CHRYSLER GROUP LLC, as sole Member

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Treasurer
	Date:	December 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on December 20, 2011.

CHRYSLER GROUP REALTY COMPANY LLC

By:	/s/ Walter P. Bodden, Jr.
Walter P. Bodden, Jr. Vice President & Treasurer

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard K. Palmer and Holly E. Leese and either of them as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Vice President & Treasurer (principal executive and financial officer)
	Date:	December 20, 2011

By:	/s/ Patrick White
	Name:	Patrick White
	Title:	Vice President (principal accounting officer)
	Date:	December 20, 2011

CHRYSLER GROUP LLC, as sole Member

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Treasurer
	Date:	December 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on December 20, 2011.

CHRYSLER GROUP SERVICE CONTRACTS LLC

By:	/s/ Alan D’Agostini
Alan D’Agostini
President

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard K. Palmer and Holly E. Leese and either of them as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Alan D’Agostini
	Name:	Alan D’Agostini
	Title:	President and sole Director (principal executive officer)
	Date:	December 20, 2011

By:	/s/ Thomas L. Richards
	Name:	Thomas L. Richards
	Title:	Chief Financial Officer (principal financial and accounting officer)
	Date:	December 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on December 20, 2011.

CHRYSLER GROUP TRANSPORT LLC

By:	/s/ Martin C. Difiore
Martin C. Difiore
President

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard K. Palmer and Holly E. Leese and either of them as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Martin C. Difiore
	Name:	Martin C. Difiore
	Title:	President (principal executive officer)
	Date:	December 20, 2011

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Vice President & Treasurer (principal financial officer)
	Date:	December 20, 2011

By:	/s/ Donna J. Stawarz
	Name:	Donna J. Stawarz
	Title:	Controller (principal accounting officer)
	Date:	December 20, 2011

CHRYSLER GROUP LLC, as sole Member

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Treasurer
	Date:	December 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on December 20, 2011.

GLOBAL ENGINE MANUFACTURING ALLIANCE LLC

By:	/s/ Antonino C. Ferrante
Antonino C. Ferrante
Acting Managing Director

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard K. Palmer and Holly E. Leese and either of them as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Antonino C. Ferrante
	Name:	Antonino C. Ferrante
	Title:	Acting Managing Director (principal executive officer)
	Date:	December 20, 2011

By:	/s/ Diane Tischler
	Name:	Diane Tischler
	Title:	Chief Financial Officer (principal financial officer)
	Date:	December 20, 2011

By:	/s/ Walter P. Bodden, Jr.
	Name:	Walter P. Bodden, Jr.
	Title:	Vice-President & Treasurer (principal accounting officer)
	Date:	December 20, 2011

By:	/s/ Brian Harlow
	Name:	Brian Harlow
	Title:	Director
	Date:	December 20, 2011